As filed with the Securities and Exchange Commission on April 10, 2003

Registration No. 333-104383

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BHP Billiton Finance (USA) Limited	BHP Billiton Plc	BHP Billiton Limited
(ABN 49 057 525 505) (Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)	(ABN 49 004 028 077) (Exact name of Registrant as specified in its charter)

Victoria, Australia	England and Wales	Victoria, Australia
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

Not Applicable	Not Applicable	Not Applicable
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

600 Bourke Street Melbourne, Victoria 3000, Australia Tel. No. 011-61-3-9609-3333	Neathouse Place, Victoria, London SW1V 1BH United Kingdom Tel. No.: 011-44-20-7802-4000	600 Bourke Street Melbourne, Victoria 3000, Australia Tel. No.: 011-61-3-9609-3333
(Address and telephone number of Registrant’s principal executive offices)	(Address and telephone number of Registrant’s principal executive offices)	(Address and telephone number of Registrant’s principal executive offices)

Earl K. Moore

1360 Post Oak Boulevard

Suite 55

Houston, Texas 77056

(713) 961-8414

(Name, address and telephone number of agent for service)

Copies to:

Jeffrey F. Browne, Esq. John E. Estes, Esq. Sullivan & Cromwell Level 32, 101 Collins Street Melbourne, Victoria 3000, Australia Tel. No.: 011-61-3-9635-1500	John N. Chrisman, Esq. Andrew S. Reilly, Esq. Jones Day Level 38, Governor Phillip Tower, 1 Farrer Place, Sydney, New South Wales 2000, Australia Tel. No.: 011-61-2-9210-6921

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the registration statement is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 10, 2003

Prospectus

US$750,000,000

    % Senior Notes due 2013

BHP Billiton Finance (USA) Limited

Fully and unconditionally guaranteed by

BHP Billiton Plc

and

BHP Billiton Limited

BHP Billiton Finance (USA) Limited is selling US$750,000,000 aggregate principal amount of     % senior notes due 2013. BHP Billiton Finance will pay interest on the notes on      and      of each year, beginning on     , 2003. BHP Billiton Finance will make payments of principal, premium, if any, and interest on the notes free and clear of, and without withholding or deduction for, any Australian and United Kingdom taxes. In the event that payments of principal, premium, if any, and interest on the notes become subject to Australian or United Kingdom withholding tax, BHP Billiton Finance will pay additional amounts so that the amount received by holders of notes after withholding tax will equal the amount that would have been received had no withholding tax been applicable, subject to some exceptions described in this prospectus. In the event that changes in withholding tax law, treaties or interpretations require BHP Billiton Finance to pay these additional amounts, it may redeem the notes before their stated maturity at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

The notes will be issued by BHP Billiton Finance and will be guaranteed by each of BHP Billiton Limited, an Australian corporation, and BHP Billiton Plc, an English public limited company. The notes will rank equally in right of payment with all the issuer’s other senior, unsecured debt obligations. The guarantees will rank equally in the right of payment with each of all BHP Billiton Limited’s and BHP Billiton Plc’s other senior, unsecured debt obligations. As of the date of this prospectus, we have no notes outstanding which would rank junior to the notes offered under this prospectus.

We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page 14 for a discussion of material risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Investors	Underwriters’ Discount	Proceeds to the Issuer (before expenses)

Per note	%	%	%
Total

The interest on the notes will accrue from     , 2003 to the date of delivery.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes in book-entry form through the facilities of The Depositary Trust Company, Clearstream, Luxembourg or the Euroclear System on or about     , 2003.

Citigroup	JPMorgan

    , 2003

In this prospectus, the terms we, our, us, BHP Billiton and BHP Billiton Group refer to BHP Billiton Limited and BHP Billiton Plc, together with their respective subsidiaries (including the issuer). BHP Billiton Plc Group refers to the group that is BHP Billiton Plc and its subsidiary companies. BHP Billiton Limited Group refers to the group that is BHP Billiton Limited and its subsidiary companies. BHP Billiton Plc refers to the parent entity that was formerly Billiton Plc before the implementation of the DLC structure and BHP Billiton Limited refers to the parent entity that was formerly BHP Limited before the DLC structure. We refer to BHP Billiton Finance (USA) Limited as BHP Billiton Finance or the issuer. We refer to BHP Billiton Limited and BHP Billiton Plc together as the guarantors.

Until       2003, all dealers that effect transactions in these notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

We operate under a dual listed companies structure created through a series of contractual arrangements between BHP Billiton Limited and BHP Billiton Plc. The BHP Billiton Limited Group and the BHP Billiton Plc Group are run by a unified board and management team and the shareholders of both companies effectively have an interest in a single group that combines the assets and is subject to all the liabilities of both companies.

We are one of the world’s largest diversified resources groups with a combined market capitalization of approximately US$35.0 billion at December 31, 2002 and had combined revenues of approximately US$17.8 billion for the year ended June 30, 2002. We hold industry leader or near-leader positions in a range of products, including:

•	world’s largest exporter of energy coal

•	world’s largest exporter of metallurgical coal for the steel industry

•	world’s third largest producer of iron ore

•	world’s fourth largest producer of copper

•	western world’s fourth largest producer of primary aluminium

•	world’s largest producer of manganese, chrome and ferroalloys

We also have substantial interests in oil, gas, liquefied natural gas, nickel, diamonds, silver and titanium minerals.

We group our major operating assets into the following customer sector groups:

•	Aluminium (aluminium and alumina)

•	Base Metals (copper, silver, zinc and lead)

•	Carbon Steel Materials (metallurgical coal, iron ore and manganese)

•	Stainless Steel Materials (chrome, nickel and ferroalloys)

•	Energy Coal (energy coal)

•	Diamonds and Specialty Products (diamond and titanium minerals)

•	Petroleum (oil, gas and liquefied natural gas)

The diversity of the BHP Billiton Group is illustrated by reference to product diversity, geographic diversity and market diversity.

The table below sets forth the contribution to the BHP Billiton Group’s turnover and profit (before tax) of each of these customer sector groups for the three years ended June 30, 2002, and for the six months ended December 31, 2002 and 2001.

	Turnover
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Group including share of joint ventures and associates

Aluminium	1,535	1,371	2,857	2,971	2,357
Base Metals	897	817	1,821	1,719	1,933
Carbon Steel Materials	1,747	1,660	3,306	3,349	2,826
Stainless Steel Materials	491	449	868	994	1,156
Energy Coal	947	1,045	1,919	1,982	1,597
Diamonds and Specialty Products	716	752	1,480	1,318	500
Petroleum	1,511	1,434	2,815	3,361	2,971
Steel (discontinued operations)(1)	—	1,245	2,550	3,214	4,889
Group and Unallocated Items(1)	424	378	730	755	833
Intersegment	(220)	(257)	(568)	(584)	(660)

Total	8,048	8,894	17,778	19,079	18,402

	Profit before tax
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)

Group including share of joint ventures and associates

Aluminium	266	191	492	523	438
Base Metals	83	69	200	462	465
Carbon Steel Materials	506	565	1,084	918	548
Stainless Steel Materials	61	(36)	3	72	204
Energy Coal	124	350	536	382	137
Diamonds and Specialty Products	150	138	272	188	167
Petroleum	660	576	1,073	1,407	1,061
Steel (discontinued operations)(1)	—	55	86	240	396
Group and Unallocated Items(1)	(191)	(257)	(558)	(565)	(389)
Exceptional Items	(19)	—	(212)	(1,088)	(760)
Net interest	(245)	(29)	(249)	(476)	(489)

Total	1,395	1,622	2,727	2,063	1,778

(1)	The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. Comparatives have been stated accordingly.

The table below sets forth the contribution to the BHP Billiton Group’s turnover and profit (before tax and net interest) by geographic origin for the three years ended June 30, 2002, and for the six months ended December 31, 2002 and 2001.

	Turnover
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Geographic origin

Australia	3,048	2,925	5,842	5,854	4,887
Europe	1,046	1,052	2,049	1,907	1,147
North America	1,011	1,072	2,143	1,909	1,264
South America	1,228	1,031	2,255	2,350	2,078
Southern Africa	1,503	1,340	2,696	3,107	3,319
Rest of World	212	229	243	738	818
Discontinued operations(1)	—	1,245	2,550	3,214	4,889

Total	8,048	8,894	17,778	19,079	18,402

	Profit before tax and net interest
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Geographic origin

Australia	930	872	1,655	1,456	447
Europe	108	115	127	191	265
North America	85	66	22	127	133
South America	216	128	301	444	644
Southern Africa	323	339	712	498	483
Rest of World	(3)	76	73	(395)	52
Discontinued operations(1)	(19)	55	86	218	243

Total	1,640	1,651	2,976	2,539	2,267

(1)	The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. Comparatives have been stated accordingly.

The table below sets forth the analysis of the BHP Billiton Group’s turnover by geographic market for the three years ended June 30, 2002, and for the six months ended December 31, 2002 and 2001.

	Turnover
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Geographic market

Australia	935	670	1,618	1,434	1,220
Europe	2,272	2,198	4,295	4,139	3,130
Japan	1,087	997	2,078	2,531	2,270
South Korea	585	428	1,068	906	954
Other Asia	958	1,121	1,830	1,857	1,691
North America	1,295	1,250	2,344	2,603	1,994
Southern Africa	418	407	1,239	1,159	1,337
Rest of World	498	578	756	1,236	917
Discontinued operations(1)	—	1,245	2,550	3,214	4,889

Total	8,048	8,894	17,778	19,079	18,402

(1)	The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. Comparatives have been stated accordingly.

Aluminium

Our Aluminium group operates in every stage of the primary aluminium production process, including bauxite mining, alumina refining and aluminium smelting. We are one of the world’s major producers of alumina and aluminium, with our principal assets located in Australia, Brazil, Mozambique, South Africa and Suriname. Approximately half of our current alumina capacity of just over four million tonnes per annum covers the requirements of our own smelters, with substantial tonnages available for sale to third parties. Our smelters, with just over one million tonnes per annum current capacity, principally produce ingots for international markets in addition to supplying value-added products, such as rod and alloy, to domestic markets in South Africa and Brazil.

Base Metals

Our Base Metals group is one of the world’s top four producers of copper and a top five producer of silver, lead and zinc. We provide base metals concentrates to smelters worldwide and copper cathodes to rod and brass mills and casting plants. We have a portfolio of large, low-cost mining operations. Our Escondida mine in Chile is the world’s largest and one of the lowest-cost sources of copper. Our other key copper assets include the Cerro Colorado mine in northern Chile and the Tintaya and Antamina operations in Peru. We also have a number of greenfield and brownfield expansion opportunities that we believe will enable us to expand copper production substantially over the next five years, if market conditions permit. In addition, our Cannington mine in Australia is one of the world’s largest and lowest-cost silver mines.

Carbon Steel Materials

Our Carbon Steel Materials group is a leading supplier of core raw materials and services to the global steel industry. The key raw materials for steel-making are iron in various forms, metallurgical coal and manganese. We supply global markets, including the growing Asia-Pacific market, which is geographically close to our operations in Australia and South Africa. Our world-class mining operations include Western Australian iron ore, Queensland metallurgical coal and manganese ore from the Northern Territory, Australia and South Africa. Our metallurgical coal operations in New South Wales, Australia, are cost competitive and strategically located close to BHP Steel Limited’s Port Kembla steelworks. We also supply iron briquettes from our Boodarie Iron HBI plant in Western Australia, manganese alloy from plants in South Africa and Tasmania, Australia and we are a partner in Samarco, an iron pellet and concentrates producer in Brazil.

Stainless Steel Materials

Our Stainless Steel Materials group is the world’s fourth-largest nickel producer and the second-largest producer of ferrochrome. We supply nickel and ferrochrome to the stainless steel industry, our principal customer. We also supply nickel, ferrochrome, chrome ores and cobalt to customers in the specialty alloy, chemicals and refractory material industries. Our primary nickel assets are the Cerro Matoso mine and smelter in Colombia, and the Yabulu refinery in Queensland, Australia. Cerro Matoso is the world’s largest ferronickel producer with a high-quality ore body. The recent completion of a second production line will increase our capacity and help Cerro Matoso maintain its cost competitiveness. The Yabulu refinery is a major lateritic nickel-cobalt processing plant. We are planning a low-cost expansion of the refinery to process feed from our new laterite mine developments. Samancor Limited, in which we hold a 60% interest, is the second-largest producer of ferrochrome. Samancor has two mining centers and three integrated ferrochrome plants in South Africa.

Energy Coal

Our Energy Coal group is the world’s largest producer and marketer of export energy coal. Our Energy Coal customers are primarily involved in electric power generation. The business is structured around a portfolio of assets that provide a unique multi-sourcing capability to service the major power markets of Europe, Asia and the United States. Our large, low-cost mining operations, as well as favorable infrastructure positions and a global logistics capability, underpin our market competitiveness. Our Ingwe operation in South Africa is a major export producer and supplies over 20% of the coal consumed in South Africa’s domestic power industry. Our interests in Australia’s Hunter Valley are well positioned to supply Asian markets and we expect our recently approved Mount Arthur North project in Australia to contribute 12.1 million tonnes per annum of saleable coal by 2006. Our New Mexico operations have a profitable supply niche in the Western United States power market, and our ability to supply Atlantic Basin markets has been enhanced by the recent acquisition of production capacity in Colombia.

Diamonds and Specialty Products

The Diamonds and Specialty Products group is our newest Customer Sector Group and encompasses the existing businesses of Diamonds, Titanium Minerals, Integris and Exploration & Technology. Our Ekati™ Diamond Mine, of which we own 80%, is located in the Canadian Northwest Territories and currently produces approximately four million carats of rough gem-quality diamonds annually. Ekati™ Diamond Mine’s annual production represents approximately 3% of current world diamond production by weight and 6% by value. Richards Bay Minerals, of which we own 50%, is a heavy mineral sands mine and smelter based in South Africa. Integris is a 50% owned metals distributor with branches throughout Canada and the United States. We actively pursue exploration and development opportunities and utilize and develop the latest mining technology to continually grow the company and optimize our current operations.

Petroleum

Our Petroleum group is a significant oil and gas explorer and producer, with major producing assets in Australia, the United Kingdom, the Gulf of Mexico (US), Pakistan and Bolivia. We believe that our oil and gas business provides us with further commodity diversity. Australia is currently our main production base. We have a 50% interest in the Bass Strait oil and gas fields in offshore southern Australia, one of the country’s largest energy sources. We are also a participant in Australia’s largest resources development, the North West Shelf Project in Western Australia, producing liquefied natural gas, natural gas, liquefied petroleum gas, condensate and crude oil. Liquefied natural gas, or LNG, is supplied to customers in Japan under long-term take-or-pay contracts and in August 2002 the North West Shelf project was selected to supply LNG to Phase One of the Guangdong LNG Project, China’s first LNG import project. Natural gas is also supplied from the North West Shelf to domestic consumers in Western Australia. Our operations in the North Sea and Irish Sea, Gulf of Mexico and Bolivia produce oil, gas and condensate, and we produce gas in Pakistan. Our exploration and development portfolio comprises acreage in ten countries and is centered on our strong acreage holding in the Gulf of Mexico.

Steel

In March 2001, BHP Billiton Limited announced its intention to spin-off its entire steel flat and coated products business. We completed the spin-off in July 2002.

Dual Listed Companies Structure

In March 2001, BHP Billiton Limited and BHP Billiton Plc formed a Dual Listed Companies structure, to establish a diversified global resource group called BHP Billiton. The implementation of the DLC structure was completed on June 29, 2001. For a description of the DLC structure refer to “DLC Structure” in this prospectus.

BHP Billiton Limited and BHP Billiton Plc are now run by a unified Board and management team, with headquarters in Melbourne, Australia, and a significant corporate management center in London. The existing primary listings on the London and Australian stock exchanges continue to be maintained, as are the secondary listings of BHP Billiton Plc on the Johannesburg and Paris stock exchanges and an American Depositary Receipt listing of BHP Billiton Limited on the New York Stock Exchange.

If either BHP Billiton Limited or BHP Billiton Plc proposes to pay a dividend to its shareholders, then the other company must pay a matching cash dividend of an equivalent amount per share to its shareholders. If either company is prohibited by law, or is otherwise unable to declare, pay or otherwise make all or any portion of such a matching dividend, then BHP Billiton Limited or BHP Billiton Plc will, so far as is practicable to do so, enter into such transactions with each other as the Boards agree to be necessary or desirable so as to enable both companies to pay dividends as nearly as practicable at the same time.

The shareholders of BHP Billiton Limited and BHP Billiton Plc take key decisions on matters affecting the combined group through a procedure in which the shareholders of both companies have equal voting rights per share. Accordingly, shareholders of BHP Billiton Limited and BHP Billiton Plc effectively have an interest in a single group combining all of the assets of both companies with a unified Board of Directors and management. As part of the DLC merger, each company entered into a deed poll guarantee which guarantees debt and other contractual obligations of the other company and the obligations of other persons which are guaranteed by the other company, subject to some limited exceptions.

The Issuer

BHP Billiton Finance (USA) Limited, a corporation organized under the laws of the Commonwealth of Australia, is a wholly-owned finance subsidiary of BHP Billiton Limited. BHP Billiton Finance (USA) Limited was formed for the purpose of borrowing on behalf of the BHP Billiton Group and advancing the net proceeds of such borrowings to members of the BHP Billiton Group. The principal executive offices of BHP Billiton Finance (USA) Limited are located at 600 Bourke Street, Melbourne, Victoria 3000, Australia. The issuer’s telephone number is 011-61-3-9609-3333.

The Offering

Notes being offered	% notes due 2013.

Issuer	BHP Billiton Finance (USA) Limited.

Guarantors	BHP Billiton Plc and BHP Billiton Limited.

Principal amount	US$750,000,000 aggregate principal amount.

Issue Price	% of principal amount thereof plus accrued interest, if any, from , 2003.

Maturity date	2013

Interest rate	The notes will bear interest at the rate of % per year from , 2003, based upon a 360-day year consisting of 12 30-day months.

Interest payment dates	Interest on the notes will be payable semi-annually on and of each year, commencing , 2003.

Ranking

The notes will be unsecured obligations of BHP Billiton Finance (USA) Limited and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of BHP Billiton Finance (USA) Limited, and the guarantees will be unsecured obligations of BHP Billiton Plc and BHP Billiton Limited and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of BHP Billiton Plc and BHP Billiton Limited, except, in each case, indebtedness given preference by applicable law.

Use of proceeds

We anticipate the net proceeds from the issue and sale of the notes will be approximately US$     and intend to use the proceeds from the offering of the debt securities to repay US$360 million of indebtedness US$132 million of which has varying maturities from June 2003 to June 2005 and an effective interest rate of LIBOR plus 1% and US$228 million of which is commercial paper maturing in April 2003 with an effective interest rate of LIBOR. The remaining proceeds from the offering of the debt securities we intend to use for general corporate purposes. The short-term indebtedness we incurred that will be repaid with the proceeds from the offering of the debt securities was used for general corporate purposes.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects, as described more fully in “Description of Notes and Guarantees—Further Issues”.

Additional amounts	In the event that certain Australian or United Kingdom withholding taxes are required to be withheld or deducted from payments on the notes or guarantees, we will, subject to some exceptions, pay such additional amounts as will result, after deduction or withholding of such taxes, in the payment of the amounts which would have been payable in respect of the notes or guarantees had no such withholding or deduction been required. See “Description of the Notes and Guarantees—Payment of Additional Amounts”.

Optional redemption for tax reasons

The notes may be redeemed at our option in whole but not in part, at the principal amount thereof plus accrued interest and any additional amounts due on the date fixed for redemption if certain events occur that would cause us to become obligated to pay additional amounts as described under “Description of Notes and Guarantees—Payments of Additional Amounts”.

Form, denomination and registration of notes

We will issue the notes as global notes registered in the name of The Depository Trust Company or its nominee. Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Book-entry interests in the global notes and all transfers relating to the global notes will be reflected in the book-entry records of DTC or its nominee.

Clearance and Settlement

The distribution of the notes will be cleared through DTC. Any secondary market trading of book-entry interests in the notes will take place through DTC participants, including Euroclear and Clearstream, Luxembourg and will settle in same-day funds through DTC’s same-day funds settlement system. The CUSIP number for the notes is     .

Listing	We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

Restrictive covenants

We have agreed to observe covenants, including, covenants as to limitation on the incurrence of liens and limitations on sale and leaseback transactions. See “Description of the Notes and Guarantees—Restrictive Covenants”.

Trustee	Citibank, N.A. is the trustee under the indenture, dated as of , 2003.

Governing law	The notes, guarantees and indenture will be governed by New York law.

Risk factors

Prospective purchasers of the notes should consider carefully all of the information set forth in this prospectus and, in particular, the information set forth under “Risk Factors” before making an investment in the notes.

Summary Consolidated Financial Information

The summary financial information set forth below consists of (i) summary financial information for the BHP Billiton Group, which reflects the combined operations of both the BHP Billiton Limited Group and the BHP Billiton Plc Group, and (ii) the BHP Billiton Plc Group as a separate, stand-alone group. BHP Billiton Limited and BHP Billiton Plc each report, as its primary financial statements under the requirements of the US Securities and Exchange Commission, the BHP Billiton Group’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United Kingdom and presented in US dollars. These financial statements account for the dual listed company structure as a business combination and accordingly consolidate BHP Billiton Limited, BHP Billiton Plc and their respective subsidiaries for all the periods presented. Under UK GAAP, the DLC structure has been accounted for under the “pooling-of-interests” method as though the DLC structure had been effective and the two groups had operated as one enterprise throughout the periods presented. The selected consolidated financial information for the BHP Billiton Plc Group on a stand-alone basis has been derived from the BHP Billiton Plc Group Consolidated Financial Statements, presented in US dollars and prepared in accordance with accounting policies that are in compliance with UK GAAP, except that these financial statements have been prepared as if the DLC structure had not occurred.

Under UK GAAP, the DLC structure has been accounted for as a merger (pooling of interests) in accordance with UK Financial Reporting Standard 6: Acquisitions and Mergers. Under US GAAP, the DLC merger is accounted for as a purchase business combination with the BHP Billiton Limited Group acquiring the BHP Billiton Plc Group on June 29, 2001. In a merger or a combination, the assets, liabilities and equity of the BHP Billiton Plc Group and the BHP Billiton Limited Group are combined at their respective book values as determined under UK GAAP. Under US GAAP, the reconciliation of shareholders’ equity includes the purchase adjustments required under US GAAP to recognize the BHP Billiton Plc Group assets and liabilities at their fair values, and to record goodwill.

BHP Billiton Group

The summary consolidated financial information for the BHP Billiton Group set forth below should be read in conjunction with, and is qualified in its entirety by reference to the audited BHP Billiton Group Annual Financial Statements and the accompanying notes included in this prospectus. The summary interim financial information for the BHP Billiton Group set forth below should be read in conjunction with and is qualified in its entirety by reference to the unaudited BHP Billiton Group interim financial information and the accompanying notes included in this prospectus.

	Six Months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Consolidated Profit and Loss Account
Amounts in accordance with UK GAAP
Group turnover—total	7,071	8,079	15,906	17,789	17,415
Group turnover—from continuing operations	7,071	6,926	13,562	14,771	12,744
Operating profit (including share of profit of joint ventures and associates)
—excluding exceptional items—total	1,637	1,569	3,054	3,519	2,877
—including exceptional items—total	1,637	1,569	2,943	2,825	2,182
—excluding exceptional items—from continuing operations	1,637	1,531	2,984	3,284	2,485
—including exceptional items—from continuing operations	1,637	1,531	2,873	2,612	1,790
Net profit before minority interests
—excluding exceptional items	948	1,220	1,981	2,214	1,764
—including exceptional items	929	1,220	1,737	1,252	1,527
Net profit attributable to members
—excluding exceptional items	931	1,198	1,934	2,189	1,743
—including exceptional items	912	1,198	1,690	1,529	1,506
Ratio of earnings to fixed charges	6.4	5.4	5.1	4.2	3.1

Amounts in accordance with US GAAP(1)
Sales revenue—from continuing operations	7,071	6,926	13,552	8,100	7,467
Other income—from continuing operations	91	130	321	516	268
Operating income—from continuing operations	1,094	1,458	2,532	1,120	270
Net income—total	725	982	1,249	882	400
Net income—from continuing operations	720	937	1,513	718	257
Net (loss)/income—from discontinued operations	5	45	(264)	136	143

Statement of Cash Flows

Amounts in accordance with UK GAAP
Net cash inflow from Group operating activities	1,899	2,065	4,641	4,805	4,444
Net cash outflow from capital expenditure and financial investment	(1,200)	(1,108)	(2,621)	(3,635)	(1,379)
Net cash inflow/(outflow) for acquisitions and disposals	272	43	(38)	(1,428)	458

Amounts in accordance with US GAAP
Net cash provided by operating activities	1,060	1,247	3,357	3,563	3,051
Net cash used in investing activities	(773)	(863)	(2,147)	(4,693)	(660)
Net cash provided by financing activities	(937)	(999)	(1,001)	(1,101)	(1,851)

	At December 31,		At June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Balance Sheet

Amounts in accordance with UK GAAP
Total assets	26,980	27,313	29,552	28,028	27,335
Total non-current portion of interest bearing liabilities(1)	6,080	6,748	5,534	6,521	5,040
Contributed equity	3,511	4,817	4,895	4,791	5,356
Equity attributable to members	11,456	12,179	12,356	11,340	11,036
Gearing ratio (net debt/[net debt + net assets])	37.5%	37.6%	35.0%	38.4%	34.2%
Ratio of current assets to creditors	102%	127%	90%	109%	110%

Amounts in accordance with US GAAP(2)
Total assets—total	33,534	35,507	35,775	35,232	17,698
Total assets—of continuing operations	33,534	32,919	33,003	32,562	13,046
Total non-current portion of interest bearing liabilities—total	6,645	6,781	6,350	6,607	3,501
Total non-current portion of interest bearing liabilities—of continuing operations	6,645	6,718	6,296	6,544	3,412
Equity attributable to members	16,508	17,247	17,147	16,602	6,333

(1)	Includes limited recourse finance and finance leases not repayable within 12 months.
(2)	The following US GAAP consolidated financial information for the BHP Billiton Group set forth below as at and for the years ended May 31, 1999 and 1998 has been derived from the audited consolidated financial statements, prepared in Australian dollars, of the BHP Billiton Limited Group (the predecessor to the BHP Billiton Group) and converted to US dollars from Australian dollars at US$/A$ rates of 0.6232 and 0.6938 for the years ended May 31, 1999 and 1998, respectively, and rates of 0.6509 and 0.6217 at May 31, 1999 and 1998, respectively.

	Year ended May 31,
	1999	1998
	(US$ millions)
Sales Revenue	11,984	14,701
Net loss attributable to members	(1,165)	(407)
Total assets	21,271	23,529
Total non-current portion of interest bearing liabilities	6,471	7,919
Equity attributable to members	6,509	7,787

BHP Billiton Plc Group

The summary consolidated financial information for the BHP Billiton Plc Group for the period July 1, 2000 to June 28, 2001 and the years ended June 30, 2000 and 1999 set forth below has been derived from the audited consolidated financial statements for the BHP Billiton Plc Group included in this prospectus and should be read in conjunction with, and is qualified in its entirety by reference to, those financial statements, including the accompanying notes. The summary consolidated financial information for the BHP Billiton Plc Group for the year ended June 30, 1998 set forth below has been derived from the audited consolidated financial statements of the BHP Billiton Plc Group, which are not included in this prospectus.

	Period ended June 28, 2001	Year ended June 30,
		2000	1999	1998
	(US$ millions)
Consolidated Profit and Loss Account

Amounts in Accordance with UK GAAP

Group turnover	7,333	5,550	5,174	6,060
Net profit before minority interest
—excluding exceptional items	706	607	430	560
—including exceptional items	587	607	430	560
Net profit attributable to members
—excluding exceptional items	693	566	382	429
—including exceptional items	608	566	382	429

Amounts in Accordance with US GAAP

Sales revenue	7,333	5,550	5,174	6,060
Net profit attributable to members	482	528	341	433

Ratio of Earnings to Fixed Charges

We have shown the combined ratios of earnings to fixed charges for each of the years ended June 30, 2000, 2001 and 2002 and each of the six month periods ended December 31, 2001 and 2002 for the BHP Billiton Group. This information has been calculated in accordance with UK GAAP and US GAAP. The consolidated ratios of earnings to fixed charges for each of the fiscal years ended June 30, 1998 through 2000, and the period July 1, 2000 to June 28, 2001 are shown in the tables below for the BHP Billiton Plc Group. This information has been calculated in accordance with UK GAAP and US GAAP.

BHP Billiton Group

	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
In accordance with UK GAAP	6.4	5.4	5.1	4.2	3.1
In accordance with US GAAP	5.3	4.9	4.3	4.8	1.0

BHP Billiton Plc Group

	Period ended June 28, 2001	Year ended June 30,
		2000	1999	1998
In accordance with UK GAAP	3.6	4.2	3.6	4.2
In accordance with US GAAP	3.1	4.0	3.4	3.9

We computed the ratio of earnings to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio, we have calculated earnings by adding pre-tax income before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges and distributed income of equity investees. Interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges were subtracted from the total of the added items. Fixed charges consist of interest costs, both expensed and capitalized, a reasonable approximation of the interest component of rental expense and pre-tax earnings required to cover any preferred stock dividend requirements.

RISK FACTORS

Investing in notes offered by this prospectus involves risk. You should consider carefully the risks described below before you decide to buy the notes. If any of the following risks actually occurs, our business, financial condition and results of operations would likely suffer. In this case, the trading price of the notes could decline, and you may lose all or part of your investment.

Risks relating to the BHP Billiton Group

We believe that, because of the international scope of our operations and the industries in which we are engaged, numerous factors have an effect on our results and operations. The following describes the material risks that could affect us.

Fluctuations in commodity prices may negatively impact the BHP Billiton Group’s results

The prices we obtain for our oil, gas, minerals and other commodities are determined by, or linked to, prices in world markets, which have historically been subject to substantial variations because of fluctuations in supply and demand. We expect that volatility in prices for most of our commodities will continue for the foreseeable future. This volatility creates the risk that our operating results will be materially and adversely affected by unforeseen declines in the prevailing prices of our products.

Our profits may be negatively affected by currency exchange rate fluctuations

Our assets, earnings and cash flows are influenced by a wide variety of currencies due to the geographic diversity of the countries in which we operate. Fluctuations in the exchange rate of those currencies may have a significant impact on our financial results. The US dollar is the currency in which the majority of our sales are denominated. Operating costs are influenced by the currencies of those countries where our mines and processing plants are located and also by those currencies in which the costs of imported equipment and services are determined. The Australian dollar, South African rand and US dollar are the most important currencies influencing our operating costs. Given the dominant role of the US currency in our affairs, the US dollar is the currency in which the BHP Billiton Group measures its financial performance. It is also the natural currency for borrowing and for holding surplus cash. An exception to this is our borrowings denominated in South African rand, which at December 31, 2002 was 4% of our total debt on a UK GAAP basis. This view-based strategy is based on the historical depreciation of the South African rand against the US dollar and the interest rate differential between the two currencies. We do not generally believe that active currency hedging provides long-term benefits to our shareholders. Currency protection measures may be deemed appropriate in specific commercial circumstances and are subject to strict limits established by our Boards. Therefore, in any particular year, currency fluctuations may have a significant impact on our financial results.

Our losses due to legacy foreign currency hedging amounted to US$95 million for the half-year ended December 31, 2002 compared with losses of US$176 million for the half-year ended December 31, 2001, and we had losses of US$331 million, US$360 million and US$175 million in the years ended June 30, 2002, 2001 and 2000, respectively.

Failure to discover new reserves or enhance existing reserves could negatively affect the BHP Billiton Group’s results and financial condition

Because a substantial portion of our revenues and profits are related to our oil and gas and minerals operations, our results and financial conditions are directly related to the success of our exploration efforts and our ability to replace existing reserves. A failure in our ability to discover new reserves or enhance existing reserves in sufficient quantities to maintain or grow the current level of our reserves could negatively affect our results and financial conditions.

We may have fewer mineral reserves than our estimates indicate

Our reserves estimations may change substantially if new information subsequently becomes available. Fluctuations in the price of commodities, variation in production costs or different recovery rates may ultimately result in our estimated reserves being revised. If such a revision were to indicate a substantial reduction in proven or probable reserves at one or more of our major projects, it could negatively affect our results, financial condition and prospects.

Compliance with health, safety and environment regulations may impose burdensome costs

The nature of the industries in which we operate means that our activities are highly regulated by health, safety and environmental laws. As regulatory standards and expectations are constantly developing, we may be exposed to increased litigation, compliance costs and unforeseen environmental remediation expenses. The December 1997 Kyoto Protocol established a set of emission targets for developed countries ratifying the Protocol. It is uncertain at this stage how the Kyoto Protocol will affect our operations and our customers. There is a risk that the Kyoto Protocol may negatively impact our operations and our financial results. We may also be exposed to increased operational costs due to the costs and lost worker’s time associated with the HIV/AIDS infection rate of our Southern African workforce. These compliance costs, litigation expenses, remediation expenses and operational costs could negatively affect our financial results.

Land tenure disputes may negatively impact the BHP Billiton Group’s operations

We operate in several countries where ownership of land is uncertain, and where disputes may arise in relation to ownership. These disputes cannot always be predicted, and hence there is a risk that this may cause disruption to some of our mining projects and prevent our development of new projects.

In Australia, the Native Title Act 1993 provides for the establishment and recognition of native title under certain circumstances. Like land ownership disputes, native title could materially and adversely affect our new or existing projects.

In South Africa, the Extension of Security of Tenure Act (1997) prevents evictions from taking place in the absence of a court order. Occupiers who reside on the owner’s land, with the requisite consent of the owner, have rights to remain in occupation unless they breach their statutory obligations as occupiers. A process exists for long-term occupiers to enjoy life long tenure. However, the legislation provides for the option of provision of suitable alternative land for occupation. Furthermore, the Restitution of Land Rights Act (1994) permits dispossessed communities to reclaim land but only where such dispossession occurred after 1913 and as a consequence of a discriminatory practice or law. Both these Acts could materially and adversely affect our new or existing projects.

Actions by governments in the countries in which we operate could have a negative impact on our operations and results

Our operations could be adversely affected by government actions such as controls on imports, exports and prices, new forms of taxation and increased government regulation in the countries in which we operate or service customers.

Additional risks associated with emerging markets may negatively impact some of the BHP Billiton Group’s operations

We operate in emerging markets, which may involve additional risks that could have an adverse impact upon the profitability of an operation. Such risks could include civil unrest, nationalization, re-negotiation or nullification of existing contracts, leases, permits or other agreements, and changes in laws and policy as well as other unforeseeable risks. If one or more of these risks occurs at one of our major projects, it could have a negative effect on our operating results or financial condition.

We may not be able to integrate successfully our acquired businesses

We have grown our business in part through acquisitions and expect that some of our future growth will stem from acquisitions. There are numerous risks encountered in business combinations and we may not be able to successfully integrate acquired businesses or generate the cost savings and synergies anticipated, which could negatively affect our financial condition and results of operations.

We may not recover its investments in exploration and new mining and oil and gas projects

There is a risk that we will not be able to recoup the funds we spend identifying new mining and oil and gas properties through our exploration program. Increasing requirements relating to regulatory, environmental and social approvals can potentially result in significant delays in construction and may adversely impact upon the economics of new mining and oil and gas properties, the expansion of existing operations and our results of operations.

Risks in Relation to the Notes

Since BHP Billiton Plc and BHP Billiton Limited are holding companies and currently conduct their operations through subsidiaries, your right to receive payments on the guarantees is subordinated to the other liabilities of their subsidiaries other than BHP Billiton Finance.

BHP Billiton Plc and BHP Billiton Limited are organized as holding companies, and substantially all of their operations are carried on through subsidiaries. Their principal source of income is the dividends and distributions they receive from their subsidiaries. The ability of BHP Billiton Plc and BHP Billiton Limited to meet their financial obligations is dependent upon the availability of cash flows from their subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. These subsidiaries and affiliated companies are not required and may not be able to pay dividends to BHP Billiton Plc and BHP Billiton Limited. Claims of the creditors of the subsidiaries of BHP Billiton Plc and of the subsidiaries of BHP Billiton Limited have priority as to the assets of such subsidiaries over the claims of BHP Billiton Plc or BHP Billiton Limited. Consequently, holders of notes issued by the issuer and guaranteed by BHP Billiton Plc and BHP Billiton Limited are structurally subordinated, on the insolvency of BHP Billiton Plc and BHP Billiton Limited and their respective subsidiaries, to the prior claims of the creditors of subsidiaries of BHP Billiton Plc and BHP Billiton Limited other than the issuer.

In addition, some of these subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. English and Australian law prohibits those subsidiaries incorporated in the United Kingdom and Australia from paying dividends unless these payments are made out of distributable profits. Other statutory and general law obligations also affect the ability of directors of these subsidiaries to declare dividends and the ability of these subsidiaries to make payments to BHP Billiton Plc or BHP Billiton Limited on account of intercompany loans.

Since the notes are unsecured, your right to receive payments may be adversely affected

The notes that BHP Billiton Finance is offering will be unsecured. As of December 31, 2002, BHP Billiton Plc Group had US$525 million aggregate principal amount of secured indebtedness outstanding and BHP Billiton Limited Group had US$33 million aggregate principal amount of secured indebtedness outstanding. If

BHP Billiton Finance defaults on the notes or BHP Billiton Limited or BHP Billiton Plc default on the guarantees, or after the bankruptcy, liquidation or reorganization of any of them, then, to the extent that the issuer or the guarantors have granted security over their assets, the assets that secure these debts will be used to satisfy the obligations under that secured debt before payment on the notes or the guarantees can be made. There may only be limited assets available to make payments on the notes or the guarantees in the event of an acceleration of the notes. If there is not enough collateral to satisfy the obligations of the secured debt then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

If the issuer defaults on the notes, or the guarantors default on the guarantees, your right to receive payments on the guarantees may be adversely affected by English or Australian insolvency laws

BHP Billiton Plc is incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to BHP Billiton Plc would be likely to proceed under, and be governed by, English insolvency law. The procedural and substantive provisions of English insolvency laws generally are more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for the guarantors, the issuer or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

BHP Billiton Limited and BHP Billiton Finance are incorporated under the laws of Australia and, therefore, insolvency proceedings with respect to them would be likely to proceed under, and be governed by, Australian insolvency law. The procedural and substantive provisions of Australian insolvency laws are also generally more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for the guarantors, the issuer or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

There is no established trading market for the notes that BHP Billiton Finance is offering and one may not develop

The notes will be new securities for which there currently is no established trading market. There is a risk regarding the future development of a market for the notes or the ability of holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be lower than the initial public offering price depending on many factors, including prevailing interest rates, BHP Billiton Group’s operating results and the market for similar securities. Therefore, there is a risk as to the liquidity of any trading market for the notes or that an active public market for the notes will not develop.

Since the issuer and the guarantors reside outside the United States and a substantial portion of their assets is located outside the United States, there is a risk that service of process, enforcement of judgments and bringing of original actions will be more difficult.

The issuer and BHP Billiton Limited are corporations organized under the laws of the Commonwealth of Australia. BHP Billiton Plc is a public limited company incorporated under the laws of England and Wales. Substantially all the directors and officers of these companies, and some of the experts named in this document, reside outside the United States, principally in Australia. A substantial portion of the assets of these companies, and the assets of the directors, officers and experts, is located outside the United States. Therefore, you may not be able to effect service of process within the United States upon these companies or persons so that you may enforce judgments of United States courts against them based on the civil liability provisions of the United States federal securities laws. In addition, you may have difficulty bringing an original action in an Australian or United Kingdom court to enforce liabilities against us or any person based on US federal securities laws.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements regarding:

•	estimated reserves;

•	plans, strategies and objectives of management;

•	closure or divestment of certain operations or facilities (including associated costs);

•	anticipated production or construction commencement dates;

•	expected costs or production output;

•	the anticipated productive lives of projects, mines and facilities;

•	contingent liabilities; and

•	the combination of the operations of BHP Billiton Plc and BHP Billiton Limited through the implementation of the DLC structure.

These forward-looking statements are not guarantees or predictions of future performance, and involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and which may cause actual results to differ materially from those expressed in the statements contained in this prospectus.

For example, our future revenues from our operations, projects or mines described in this prospectus will be based, in part, upon the market price of the minerals, metals or petroleum produced, which may vary significantly from current levels. Such variations, if materially adverse, may impact the timing of the feasibility of the development of a particular project, or the expansion of certain facilities or mines. Other factors that may affect the actual construction or production commencement dates, costs or production output and anticipated lives of operations, mines or facilities include our ability to profitably produce and transport the minerals, petroleum and/or metals extracted to applicable markets, the impact of foreign currency exchange rates on the market prices of the minerals, petroleum or metals we produce, activities of government authorities in certain of the countries where we are exploring or developing these projects, facilities or mines, including increases in taxes, changes in environmental and other regulations and political uncertainty and other factors identified in the risk factors listed above. We cannot assure you that our estimated reserve figures, closure or divestment of such operations or facilities, including associated costs, actual production or commencement dates, cost or production output, or anticipated lives of the projects, mines and facilities discussed in this prospectus will not differ materially from the statements contained in this prospectus.

USE OF PROCEEDS

We anticipate the net proceeds from the issue and sale of the notes will be approximately US$     and intend to use the proceeds from the offering of the debt securities to repay US$360 million of indebtedness US$132 million of which has varying maturities from June 2003 to June 2005 and an effective interest rate of LIBOR plus 1% and US$228 million of which is commercial paper maturing in April 2003 with an effective interest rate of LIBOR. The remaining proceeds from the offering of the debt securities we intend to use for general corporate purposes. The short term indebtedness we incurred that will be repaid with the proceeds from the offering of the debt securities was used for general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE BHP BILLITON GROUP

BHP Billiton Limited files, and following the date of this prospectus BHP Billiton Plc will file, annual and special reports and other information with the SEC. You may read and copy any document that either BHP Billiton Limited or BHP Billiton Plc files at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. American depositary shares representing ordinary shares of BHP Billiton Limited are listed on the New York Stock Exchange, and its ordinary shares are listed on the Australian Stock Exchange. The ordinary shares of BHP Billiton Plc are admitted to the Official List of the Financial Services Authority in its capacity as competent authority under the Financial Services Act 1986, referred to as the UK Listing Authority, and the London Stock Exchange Plc for trading on the London Stock Exchange’s market for listed securities. You can consult reports and other information about BHP Billiton Limited that it has filed pursuant to the rules of the New York Stock Exchange and the Australian Stock Exchange, and about BHP Billiton Plc that it has filed pursuant to the rules of the UK Listing Authority, at those exchanges or authority.

We will make available to the holders of the notes, at the corporate trust office of the trustee under the indenture governing the notes, copies of the indenture as well as our annual report on Form 20-F, including a review of operations, and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles the United Kingdom, or UK GAAP. These annual audited consolidated financial statements will include a reconciliation to US generally accepted accounting principles of the material variations in the generally accepted accounting principles in the United Kingdom. We will also make available at the office of the trustee semi-annual consolidated financial statements, prepared in accordance with UK GAAP.

ENFORCEMENT OF CIVIL LIABILITIES

The issuer is a corporation organized under the laws of the Commonwealth of Australia. BHP Billiton Plc is a public limited company incorporated under the laws of England and Wales. BHP Billiton Limited is a corporation organized under the laws of the Commonwealth of Australia. Substantially all the directors and officers of these companies, and some of the experts named in this document, reside outside the United States, principally in Australia. A substantial portion of the assets of these companies, and the assets of the directors, officers and experts, is located outside the United States. Therefore, you may not be able to effect service of process within the United States upon these companies or persons so that you may enforce judgments of United States courts against them based on the civil liability provisions of the United States federal securities laws. In addition, there are doubts as to the ability of an investor to bring an original action in an Australian or United Kingdom court to enforce liabilities against us or any person based on US federal securities laws.

THE ISSUER

General

BHP Billiton Finance (USA) Limited (ABN 49 057 525 505) is a corporation organized under the laws of the Commonwealth of Australia. BHP Billiton Finance was incorporated on September 25, 1992. On October 12, 2001, the issuer changed its name from BHP Finance (USA) Limited to BHP Billiton Finance (USA) Limited.

BHP Billiton Finance is a wholly-owned finance subsidiary of BHP Billiton Limited. All of BHP Billiton Finance’s issued ordinary shares are held by BHP Billiton Limited. BHP Billiton Finance was formed for the primary purpose of borrowing on behalf of the BHP Billiton Group and advancing the net proceeds of such borrowings to members of the BHP Billiton Group. The principal executive offices of BHP Billiton Finance are located at Level 45, 600 Bourke Street, Melbourne, Victoria 3000, Australia and its telephone number is  011-61-3-9609 3333.

BHP Billiton Finance is empowered under its Memorandum of Association to carry on the business of financier and to borrow or raise money in such manner as it sees fit and in particular by the issue of debentures or other securities, such as the notes, charged upon all or any of its property and assets.

Directors

The current directors of BHP Billiton Finance (USA) Limited, their respective positions within the BHP Billiton Group and their business addresses are as follows:

Name	Position within the BHP Billiton Group	Business Address
Christopher J. Lynch	Chief Financial Officer	600 Bourke Street, Melbourne, Victoria 3000 Australia

Willem J. Murray	Treasurer and Vice President Corporate Finance	Verheeskade 25 2521 Den Haag The Netherlands

Trevor Boyle	Vice President Corporate Finance	600 Bourke Street, Melbourne, Victoria 3000 Australia

Capitalization and Indebtedness of BHP Billiton Finance (USA) Limited

The following table sets out the capitalization and indebtedness of BHP Billiton Finance (USA) Limited at December 31, 2002.

At December 31, 2002
(in A$ thousands)
Long-term debt	1,853,159
Short-term debt	595,252

Shareholders’ funds:
Share capital(1)	—
Retained profit	36,313

Total capitalization and indebtedness(2)	2,484,724

(1)	At December 31, 2002, the issued share capital of BHP Billiton Finance was A$33. BHP Billiton Finance’s issued share capital comprises three ordinary shares of A$1 each (all three ordinary shares are held by BHP Billiton Limited), one special L class share of A$10 (held by Tavela Pty Ltd, a direct wholly-owned subsidiary of BHP Billiton Limited) and one special M class share of A$20 (held by Keithen Ltd, an indirect wholly-owned subsidiary of BHP Billiton Limited). The issued share capital of BHP Billiton Finance is 100% fully paid.
(2)	There has been no material change in the capitalization or indebtedness of BHP Billiton Finance since December 31, 2002.

CAPITALIZATION AND INDEBTEDNESS

BHP Billiton Group capitalization at December 31, 2002

The following tables set out the capitalization of the BHP Billiton Group at December 31, 2002 and as adjusted to give effect to this offering, the application of the proceeds thereof and any significant events affecting our capitalization through the date of this prospectus, in accordance with UK GAAP.

There has been no material change in short and long-term debt and no material reduction in shareholders funds since December 31, 2002.

	At December 31, 2002
	Actual	As Adjusted(1)
	(in US$ millions unaudited)
Amounts in Accordance with UK GAAP

Short-term debt	1,857	1,580

Long-term debt
Unsecured	5,568	6,235
Secured	512	512

Total long-term debt	6,080	6,747

Shareholders’ funds
Share capital(2)
—BHP Billiton Limited	1,759	1,759
—BHP Billiton Plc	1,752	1,752
Profit and loss account	7,945	7,945

Total shareholders’ funds	11,456	11,456

Total capitalization	19,393	19,783

Amounts in Accordance with US GAAP

Short-term debt	1,269	992

Long-term debt
Unsecured	6,133	6,800
Secured	512	512

Total long-term debt	6,645	7,312

Shareholders’ funds
Share capital(2)
—BHP Billiton Limited	1,236	1,236
—BHP Billiton Plc	7,449	7,449
Other equity items	229	229
Retained profits	7,594	7,594

Total shareholders’ funds	16,508	16,508

Total capitalization	24,422	24,812

(1)	Assumes US$750 million aggregate principal amount of the notes are sold in the offering.
(2)	The amount of issued capital yet to be paid at December 31, 2002 was US$12 million for BHP Billiton Limited and nil for BHP Billiton Plc.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected consolidated financial information for (i) the BHP Billiton Group, which reflects the combined operations of both the BHP Billiton Limited Group and the BHP Billiton Plc Group, and (ii) the BHP Billiton Plc Group as a separate, stand-alone group. BHP Billiton Limited and BHP Billiton Plc each report, as its primary financial statements under the requirements of the US Securities and Exchange Commission, the BHP Billiton Group’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United Kingdom and presented in US dollars. These financial statements account for the dual listed company structure as a business combination and accordingly consolidate BHP Billiton Limited, BHP Billiton Plc and their respective subsidiaries for all the periods presented. The selected consolidated financial information for the BHP Billiton Plc Group on a stand-alone basis has been derived from the BHP Billiton Plc Group Consolidated Financial Statements, presented in US dollars and prepared in accordance with accounting policies that are in compliance with UK GAAP, except that these financial statements have been prepared as if the DLC merger had not occurred.

Under UK GAAP, the DLC structure has been accounted for as a merger (pooling of interests) in accordance with UK Financial Reporting Standard 6: Acquisitions and Mergers. Under US GAAP, the DLC structure is accounted for as a purchase business combination with the BHP Billiton Limited Group acquiring the BHP Billiton Plc Group on June 29, 2001. In a merger or a combination, the assets, liabilities and equity of the BHP Billiton Plc Group and the BHP Billiton Limited Group are combined at their respective book values as determined under UK GAAP and Australian GAAP. Under US GAAP, the reconciliation of shareholders’ equity includes the purchase adjustments required under US GAAP to recognize the BHP Billiton Plc Group assets and liabilities at their fair values, and to record goodwill.

BHP Billiton Limited’s independent chartered accountant in Australia for the two years ended June 30, 2001 was Arthur Andersen. On June 15, 2002, Arthur Andersen LLP, Arthur Andersen’s US affiliated firm, was convicted by a jury in Houston, Texas on a single charge of obstructing justice in connection with its actions regarding Enron Corp. As of August 31, 2002, Arthur Andersen LLP has ceased to practice before the SEC. As a US listed company, BHP Billiton Limited is required to file with the SEC annual financial statements audited by its independent certified public accountant. The SEC has said that it will continue accepting financial statements audited or reviewed by Arthur Andersen so long as Arthur Andersen is able to make certain representations to us. Although the financial statements of BHP Billiton Limited for two years ended June 30, 2001 are not included in this prospectus, we have included the audit opinion of Arthur Andersen in this prospectus because the audit opinion of PricewaterhouseCoopers for the BHP Billiton Group for the two years ended June 30, 2001 insofar as it relates to amounts included in respect of BHP Billiton Limited has expressed reliance on the audit opinion of Arthur Andersen. In connection with the audit of the BHP Billiton Limited’s financial statements for the two years ended June 30, 2002 and the revision to note 50 of such financial statements, which is dated March 22, 2002, Arthur Andersen has made the representations to us that are required by the SEC. In the future, our access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen or if Arthur Andersen becomes unable to make the required representations. Further, it is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen to satisfy any claims arising from its provision of auditing and other services to us, including claims that may arise out of Arthur Andersen’s prior audit of our financial statements.

BHP Billiton Group

The selected consolidated financial information for the BHP Billiton Group set forth below as at and for the fiscal years ended June 30, 2002, 2001 and 2000 should be read in conjunction with, and is qualified in its entirety by reference to, the audited BHP Billiton Group Annual Financial Statements and the accompanying notes included in this prospectus. The selected interim financial information for the BHP Billiton Group set forth below as at and for the six months ended December 31, 2001 and 2002 should be read in conjunction with and is qualified in its entirety by reference to the unaudited BHP Billiton Group interim financial information and the accompanying notes included in this prospectus.

	Six months ended December 31,				Year ended June 30,
	2002		2001		2002		2001		2000
	(US$ millions except per share data)
Consolidated Profit and Loss Account

Amounts in accordance with UK GAAP
Group turnover—total		7,071		8,079		15,906		17,789		17,415
Group turnover—from continuing operations		7,071		6,926		13,562		14,771		12,744
Operating profit (including share of profit of joint ventures and associates)
—excluding exceptional items—total		1,637		1,569		3,054		3,519		2,877
—including exceptional items—total		1,637		1,569		2,943		2,825		2,182
—excluding exceptional items—from continuing operations		1,637		1,531		2,984		3,284		2,485
—including exceptional items—from continuing operations		1,637		1,531		2,873		2,612		1,790
Net profit before minority interests
—excluding exceptional items		948		1,220		1,981		2,214		1,764
—including exceptional items		929		1,220		1,737		1,252		1,527
Net profit attributable to members
—excluding exceptional items		931		1,198		1,934		2,189		1,743
—including exceptional items		912		1,198		1,690		1,529		1,506

Dividends provided for or paid		434		392		784		754		788

Number of Ordinary Shares (millions)(a)
—at period end		6,210		6,026		6,044		6,023		5,817
—weighted average		6,201		6,024		6,029		5,944		5,725
—weighted average diluted		6,219		6,040		6,042		5,973		5,736

Per Ordinary Share:(a)
—Net profit attributable to members
Excluding exceptional items(c)
—Basic	US$	0.15	US$	0.20	US$	0.32	US$	0.37	US$	0.30
—Diluted	US$	0.15	US$	0.20	US$	0.32	US$	0.37	US$	0.30
Including exceptional items
—Basic	US$	0.15	US$	0.20	US$	0.28	US$	0.26	US$	0.26
—Diluted	US$	0.15	US$	0.20	US$	0.28	US$	0.26	US$	0.26
—Dividends provided for or paid—BHP Billiton Plc	US$	0.070	US$	0.065	US$	0.130	US$	0.120	US$	0.113
—Dividends provided for or paid—BHP Billiton Limited	US$	0.070	US$	0.065	US$	0.130	A$	0.247	A$	0.247

	Six months ended December 31,				Year ended June 30,
	2002		2001		2002		2001		2000
	(US$ millions except per share data)
Consolidated Profit and Loss Account

Amounts in accordance with US GAAP(d)
Sales revenue—from continuing operations		7,071		6,926		13,552		8,100		7,467
Other income—from continuing operations		91		130		321		516		268
Operating income—from continuing operations		1,094		1,458		2,532		1,120		270
Net income—total		725		982		1,249		882		400
Net income—from continuing operations		720		937		1,513		718		257
Net (loss)/income—from discontinued operations		5		45		(264)		136		143
Per Ordinary Share(a):
Net income attributable to members
—Basic—from continuing operations	US$	0.12	US$	0.16	US$	0.25	US$	0.20	US$	0.07
—Diluted—from continuing operations	US$	0.12	US$	0.16	US$	0.25	US$	0.20	US$	0.07
—Basic—from discontinued operations	US$	0.00	US$	0.00	US$	(0.04)	US$	0.04	US$	0.04
—Diluted—from discontinued operations	US$	0.00	US$	0.00	US$	(0.04)	US$	0.04	US$	0.04
—Basic—total	US$	0.12	US$	0.16	US$	0.21	US$	0.24	US$	0.11
—Diluted—total	US$	0.12	US$	0.16	US$	0.21	US$	0.24	US$	0.11
Per ADS:
Net income attributable to members
—Basic—total	US$	0.24	US$	0.32	US$	0.42	US$	0.48	US$	0.22
—Diluted—total	US$	0.24	US$	0.32	US$	0.42	US$	0.48	US$	0.22

	At December 31,				At June 30,
	2002		2001		2002		2001		2000
	(US$ millions)
Balance Sheet

Amounts in accordance with UK GAAP
Total assets		26,980		27,313		29,552		28,028		27,335
Total non-current portion of interest bearing liabilities(b)		6,080		6,748		5,534		6,521		5,040
Contributed equity		3,511		4,817		4,895		4,791		5,356
Equity attributable to members		11,456		12,179		12,356		11,340		11,036

Amounts in accordance with US GAAP(d)
Total assets—total		33,534		35,507		35,775		35,232		17,698
Total assets—of continuing operations		33,534		32,919		33,003		32,562		13,046
Total non-current portion of interest bearing liabilities—total		6,645		6,781		6,350		6,607		3,501
Total non-current portion of interest bearing liabilities—of continuing operations		6,645		6,718		6,296		6,544		3,412
Equity attributable to members		16,508		17,247		17,147		16,602		6,333

(a)

The calculation of the number of ordinary shares used in the computation of basic earnings per share is the aggregate of the weighted average number of ordinary shares outstanding during the period of BHP Billiton

Plc and BHP Billiton Limited after deduction of the number of shares held by the Billiton share repurchase scheme and the Billiton Employee Share Ownership Trust and adjusting for the BHP Billiton Limited bonus share issue. Included in the calculation of fully diluted earnings per share are the BHP Billiton Limited options and partly paid shares and the BHP Billiton Plc executive share awards.

(b)	Includes limited recourse finance and finance leases not repayable within 12 months.
(c)	Whilst the presentation of earnings per share excluding exceptional items is acceptable under UK GAAP, this presentation is not permitted under US GAAP. Profit and earnings per share before exceptional items are not measures of financial performance under US GAAP and should not be considered an alternative to, or more meaningful than income from operations, net income or cash flows as defined by US GAAP as a measurement of the BHP Billiton Group’s profitability or liquidity. All registrants do not calculate profit and earnings per share before exceptional items in the same manner, and accordingly, profit and earnings per share before exceptional items may not be comparable with other registrants. Refer to note 2 of the BHP Billiton Group’s financial statements for details of exceptional items that have been excluded.
(d)	The following US GAAP consolidated financial information for the BHP Billiton Group set forth below as at and for the years ended May 31, 1999 and 1998 has been derived from the audited consolidated financial statements, prepared in Australian dollars, of the BHP Billiton Limited Group (the predecessor to the BHP Billiton Group) and converted to US dollars from Australian dollars at US$/A$ rates of 0.6232 and 0.6938 for the years ended May 31, 1999 and 1998, respectively, and rates of 0.6509 and 0.6217 at May 31, 1999 and 1998, respectively.

	Year ended May 31,
	1999		1998
	(US$ millions)
Sales revenue		11,984		14,701
Net loss attributable to members		(1,165)		(407)
Per ordinary share:
—Net loss attributable to members
—Basic	US$	(0.33)	US$	(0.12)
—Diluted	US$	(0.33)	US$	(0.12)
—Dividends provided for or paid
—As declared	US$	0.318	US$	0.354
—As declared, adjusted for the bonus issue	US$	0.154	US$	0.171
Per ADS:
—Net loss attributable to members
—Basic	US$	(0.66)	US$	(0.24)
—Diluted	US$	(0.66)	US$	(0.24)
—Dividends provided for or paid
—As declared	US$	0.636	US$	0.708
—As declared, adjusted for the bonus issue	US$	0.308	US$	0.342

	At May 31,
	1999		1998
	(US$ millions)
Total assets		21,271		23,529
Total non-current portion of interest bearing liabilities		6,471		7,919
Equity attributable to members		6,509		7,787

BHP Billiton Plc Group

The selected consolidated financial information for the BHP Billiton Plc Group for the period July 1, 2000 to June 28, 2001 and the two years ended June 30, 2000 set forth below has been derived from the audited consolidated financial statements for the BHP Billiton Plc Group included in this prospectus and should be read in conjunction with, and is qualified in its entirety by reference to, those financial statements, including the accompanying notes. The selected consolidated financial information for the BHP Billiton Plc Group for the year ended June 30, 1998 set forth below has been derived from the audited consolidated financial statements of the BHP Billiton Plc Group, which are not included in this prospectus.

	Period ended June 28, 2001		Year ended June 30,
			2000		1999		1998
	(US$ millions)
Consolidated Profit and Loss Account

Amounts in Accordance with UK GAAP
Group turnover		7,333		5,550		5,174		6,060
Net profit before minority interest
—excluding exceptional items		706		607		430		560
—including exceptional items		587		607		430		560
Net profit attributable to members of BHP Billiton Plc
—excluding exceptional items		693		566		382		429
—including exceptional items		608		566		382		429

Dividends provided for or paid		278		232		218		225

Number of Ordinary Shares (millions)
—at period end		2,319		2,138		2,138		2,138
—weighted average		2,255		2,076		2,108		2,105
—weighted average diluted		2,269		2,076		2,108		2,105

Per Ordinary Share(a):
—Net profit attributable to members of BHP Billiton Plc
Excluding exceptionals(b)
—Basic	US$	0.31	US$	0.27	US$	0.18	US$	0.20
—Diluted	US$	0.31	US$	0.27	US$	0.18	US$	0.20
Including exceptionals
—Basic	US$	0.27	US$	0.27	US$	0.18	US$	0.20
—Diluted	US$	0.27	US$	0.27	US$	0.18	US$	0.20
Dividends provided for or paid
—US$ per share—as declared	US$	0.120	US$	0.113	US$	0.105	US$	0.105

	Period ended June 28, 2001		Year ended June 30,
			2000		1999		1998
	(US$ millions)

Amounts in Accordance with US GAAP
Sales revenue		7,333		5,550		5,174		6,060
Profit from ordinary activities before taxation and borrowing costs		988		927		675		1,000
Net profits, attributable to members of BHP Billiton Plc		482		528		341		433

Per Ordinary Share:
—Net profit, attributable to members
—Basic	US$	0.21		$0.25		$0.16		$0.21
—Diluted	US$	0.21		$0.25		$0.16		$0.21
Dividends provided for or paid
—US$ per share—as declared	US$	0.120	US$	0.113	US$	0.105	US$	0.105

(a)	Based upon the weighted average number of shares on issue.
(b)	While the presentation of earnings per share excluding exceptional items is acceptable under UK GAAP, this presentation is not permitted under US GAAP. Profit and earnings per share before exceptional items are not measures of financial performance under US GAAP and should not be considered an alternative to, or more meaningful than income from operations, net income or cash flows as defined by US GAAP as a measurement of the BHP Billiton Group’s profitability or liquidity. All registrants do not calculate profit and earnings per share before exceptional items in the same manner, and accordingly, profit and earnings per share before exceptional items may not be comparable with other registrants. Refer to note 2 of the BHP Billiton Group’s financial statements for details of exceptional items that have been excluded.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Introduction

Following the implementation of the DLC structure, BHP Billiton Limited and BHP Billiton Plc remain separate publicly listed companies, but are now run by a unified Board and management team. The implementation of the DLC structure did not involve any transfers of assets or shares between the two companies. However, through a series of contractual and constitutional arrangements, the shareholders of BHP Billiton Limited and BHP Billiton Plc take key decisions on matters affecting the combined group through a procedure in which the shareholders of both companies have equal voting rights per share and a 1:1 equalization ratio has been agreed, which means that the amount of cash dividends by BHP Billiton Limited will normally be matched by BHP Billiton Plc. If one company has insufficient profits or is otherwise unable to pay the agreed dividend, the other company will, as far as practical, enter into such transactions as are necessary to enable both companies to pay the equivalent dividends. In addition, if one company takes an action that would affect the ratio of the economic returns or voting rights on one company’s shares relative to the other company’s shares, then a matching action may be implemented or the equalization ratio adjusted to restore the equitable treatment of the two shareholder groups. Accordingly, shareholders of both BHP Billiton Limited and BHP Billiton Plc effectively have an interest in a single group combining all of the assets of both companies.

BHP Billiton Limited and BHP Billiton Plc each report, as its primary financial statements under the requirements of the US Securities and Exchange Commission, the BHP Billiton Group’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United Kingdom and presented in US dollars. These financial statements account for the dual listed company structure as a business combination and accordingly consolidate BHP Billiton Limited, BHP Billiton Plc and their respective subsidiaries. For purposes of this prospectus, the operating and financial review and prospects discussions consists of a discussion for the combined BHP Billiton Group based on the consolidated financial statements prepared in accordance with UK GAAP for the BHP Billiton Group, which reflect the combined operations of the BHP Billiton Plc Group and the BHP Billiton Limited Group for the six months to December 31, 2002 compared with the six months to December 31, 2001 and for the 2002, 2001 and 2000 fiscal years. Under UK GAAP, the DLC structure is accounted for under the “pooling of interests” method as though the DLC structure had been effective and the two groups had operated as one enterprise throughout the periods presented. The currency of presentation is the United States dollar.

Under UK GAAP, the DLC structure has been accounted for as a merger (pooling of interests) in accordance with UK Financial Reporting Standard 6: Acquisitions and Mergers. Under US GAAP, the DLC structure is accounted for as a purchase business combination with the BHP Billiton Limited Group acquiring the BHP Billiton Plc Group on June 29, 2001. In a merger or a combination, the assets, liabilities and equity of the BHP Billiton Plc Group and the BHP Billiton Limited Group are combined at their respective book values as determined under UK GAAP. Under US GAAP, the reconciliation of shareholders’ equity includes the purchase adjustments required under US GAAP to recognize the BHP Billiton Plc assets and liabilities at their fair values, with the excess recorded as goodwill.

BHP Billiton Limited’s independent chartered accountant in Australia for the two years ended June 30, 2001 was Arthur Andersen. On June 15, 2002, Arthur Andersen LLP, Arthur Andersen’s US affiliated firm, was convicted by a jury in Houston, Texas on a single charge of obstructing justice in connection with its actions regarding Enron Corp. As of August 31, 2002, Arthur Andersen LLP has ceased to practice before the SEC. As a US listed company, BHP Billiton Limited is required to file with the SEC annual financial statements audited by its independent certified public accountant. The SEC has said that it will continue accepting financial statements audited or reviewed by Arthur Andersen so long as Arthur Andersen is able to make certain representations to us. Although the financial statements of BHP Billiton Limited for two years ended June 30, 2001 are not included in this prospectus, we have included the audit opinion of Arthur Andersen in this prospectus because the audit opinion of PricewaterhouseCoopers for the BHP Billiton Group for the two years ended June 30, 2001 insofar as it relates to amounts included in respect of BHP Billiton Limited has expressed reliance on the audit opinion of Arthur Andersen. In connection with the audit of the BHP Billiton Limited’s financial statements for the two years ended June 30, 2002 and the revision to note 50 of such financial statements, which is dated March 22, 2002, Arthur Andersen has made the representations to us that are required by the SEC. In the future, our access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen or if Arthur Andersen becomes unable to make the required representations. Further, it is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen to satisfy any claims arising from its provision of auditing and other services to us, including claims that may arise out of Arthur Andersen’s prior audit of our financial statements.

General factors affecting our operating results

The following describes some of the material factors that have an impact on our financial condition and results of operations.

Commodity prices

The prices we obtain for our commodities are determined by, or linked to, prices in world commodity markets which, particularly in the petroleum industry and certain sectors of the minerals industry, have historically been subject to substantial variations because of fluctuations in supply and demand. We expect that volatility in prices for most of our commodities will continue for the foreseeable future. This volatility has an impact on our revenues and profits from period to period. We seek to manage these risks under a portfolio management approach, which uses the effects of diversification rather than individual price risk management programs as the primary means of managing risk.

Our main commodities are aluminium, alumina, copper, iron ore, chrome, nickel, ferroalloys, coking and energy coal, oil, gas and liquefied petroleum gas. Metals such as aluminium and copper are generally sold under contract, often long-term, at prices determined by reference to prevailing market prices on terminal markets, such as the London Metal Exchange, usually at the time of delivery. Prices fluctuate widely in response to changing levels of supply and demand but, in the long run, prices are related to the marginal cost of supply. Since mid-2000, alumina and aluminium prices have fallen significantly and market surplus conditions currently exist. Over the last five years, copper prices have declined steadily, primarily reflecting the economic slowdown. Historically, nickel prices have been more volatile than most other metals. During the 1990’s the nickel price weakened from the collapse of the FSU nickel consumption and the redirection of surplus production to world markets. This excess production has now been fully absorbed and world nickel producers are operating close to full capacity, with a consequent increase in the nickel price. In recent years, the chrome price has mostly been falling due to a lack of producer entry barriers to this industry. Coking and energy coal prices generally are also driven by supply and demand. Coking coal demand is expected to remain steady in the short to near term and demand for energy coal continues to grow in absolute terms as world electricity fuel demand increases, with prices fluctuating in the short-term based on supply demand fundamentals but continuing to be consistently below oil and gas prices on an energy equivalent basis. With respect to iron ore, the outlook in the short-term is for very mild softening of demand, with declining Japanese demand countered by continued strong Chinese imports. Generally, the iron ore price outlook is uncertain given the poor financial state of the world’s steel industry and current low steel prices. Oil and gas prices are dominated by global supply and demand conditions, linked to industrial production and political factors with OPEC. The prices of several of our main commodities, including our oil and gas prices, may also be affected by changes in economic and political conditions around the world as a result of acts of terrorism or hostilities or war. You should refer to the “BHP Billiton Group Annual Financial Statements—Note 30” for details of the BHP Billiton Group’s hedge transactions outstanding at June 30, 2002.

Exchange rates

We are exposed to exchange rate transaction risk on foreign currency sales and purchases. For example, our products are predominantly priced in United States dollars. As a result, fluctuations in the Australian dollar or South African rand, which account for a substantial portion of our operating expenses, relative to the United States dollar could have a material impact (positive or negative) on our financial condition and results of operations. We manage these risks under a portfolio management approach, which uses the effects of diversification rather than individual price risk management programs, as the primary means of managing risk. You should refer to the “BHP Billiton Group Annual Financial Statements—Note 30” for details of the BHP Billiton Group’s hedge transactions outstanding at June 30, 2002.

We are also exposed to exchange rate translation risk in relation to our foreign currency denominated monetary assets and liabilities including debt and long-term liabilities (other than site restoration provisions). We manage our foreign currency translation exposures so that our foreign currency net assets provide a natural hedge against the effect of variations in the exchange rate. An exception to this is our borrowings denominated in South African rand, which at December 31, 2002, was 4% of our total debt on a UK GAAP basis. This view-based strategy is based on the historical depreciation of the South African rand against the US dollar and the interest rate differential between the two currencies.

Our losses due to legacy foreign currency hedging amounted to US$95 million for the half-year ended December 31, 2002 compared with losses of US$176 million for the half-year ended December 31, 2001, and we had losses of US$331 million, US$360 million and US$175 million in the years ended June 30, 2002, 2001 and 2000, respectively.

Interest rates

We are exposed to interest rate risk on our outstanding borrowings and investments. We manage these risks under a portfolio management approach, which uses the effects of diversification rather than individual price risk management programs, as the primary means of managing risk. You should refer to the “BHP Billiton Group Annual Financial Statements—Note 30”, for details of the BHP Billiton Group’s interest rate and cross currency swaps outstanding at June 30, 2002.

For a discussion of other factors that may affect our operating results and financial performance, you should refer to “Risk Factors”.

Critical Accounting Policies

The preparation of the BHP Billiton Group’s combined financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported turnover and costs during the reported period. On an ongoing basis, our management evaluates its estimates and judgements in relation to assets, liabilities, contingent liabilities, turnover and costs. Management bases its estimates and judgements on historical experience and on other various factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Our management has identified the following critical accounting polices under UK GAAP:

Foreign currencies

The BHP Billiton Group’s reporting currency is US dollars as this is the dominant currency in which BHP Billiton Group companies operate.

Transactions denominated in foreign currencies (currencies other than the functional currency of the entity) are recorded using the exchange rate ruling at the date of the transactions, or if hedged forward, at the rate of exchange under the related forward currency contract. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the balance sheet date and the gains or losses on foreign currency provisions for site restoration which are capitalized in tangible fixed assets.

Profit and loss accounts of subsidiaries and joint ventures that have functional currencies other than US dollars are translated to US dollars at average rates for the relevant reporting period, other than material exceptional items, which are translated at the rate at the date of the transaction. Assets and liabilities are translated at exchange rates prevailing at the relevant balance sheet date. Exchange variations resulting from the retranslation at closing rate of the net investment in such subsidiaries and joint ventures together with differences between their profit and loss accounts translated at average and closing rates, are shown as a movement in reserves and in the consolidated statement of total recognized gains and losses. Exchange differences arising on long-term foreign currency borrowings used to finance such investments, together with any related and realized taxation effects, are also shown as a movement in reserves and in the consolidated statement of total recognized gains and losses.

Turnover

Turnover from the sale of goods and disposal of other assets is recognized when persuasive evidence, usually in the form of an executed sales agreement, of an arrangement exists indicating there has been a transfer of title, risks and rewards to the customer, no further work or processing is required by the BHP Billiton Group, the quantity and quality of the goods has been determined with reasonable accuracy, the price is fixed or determinable, and collectibility is reasonably assured.

In the majority of sales for most commodities, sales agreements specify that title passes on the bill of lading date, which is the date the commodity is delivered to the shipping agent. Revenue is recognized on the bill of lading date. For certain sales (principally coal sales to adjoining power stations and diamonds), title passes and revenue is recognized when the goods have been received.

In cases where the terms of the executed sales agreement allows for an adjustment to the sales price based on a survey of the goods by the customer (e.g., an assay for mineral content), recognition as revenue of a portion of the sales price may be deferred at the time of shipment until a final adjustment is determined. Historically, these adjustments have been insignificant.

Exploration, evaluation and development expenditure

In respect of minerals, exploration and evaluation expenditure is charged to the profit and loss account as incurred except in respect of cost centers where:

•	it is expected that the expenditure will be recouped by future exploitation or sale; or

•	substantial exploration and evaluation activities have identified a mineral resource but these activities have not reached a stage which permits a reasonable assessment of the existence of commercially recoverable reserves, in which case the expenditure is capitalized.

In respect of petroleum, exploration expenditure is accounted for in accordance with the successful efforts method on an area of interest basis. Exploration license acquisition costs pertaining to new unexplored areas are expensed as incurred, except in the case of established exploration areas which are amortized over the term of the license. Expenditure on general seismic data and other costs not directly related to a specific area of interest are expensed in the year in which they are incurred. All exploration expenditure is charged against the profit and loss account, except where the expenditure relates to an area of interest and it is expected that the expenditure will be recouped by future exploitation or sale, or, at balance date, exploration and evaluation activities have not reached a stage which permits a reasonable assessment of the existence of economically recoverable reserves. Exploratory wells that find oil and gas in an area requiring major capital expenditure before production can begin are continually evaluated to assure that commercial quantities of reserves have been found or that additional exploration work is underway or planned. To the extent it is considered that the relevant expenditure will not be recovered, it is written-off. When proved reserves of oil and natural gas are determined and development is sanctioned and completed, the relevant expenditure is amortized on the units-of-production method.

Decommissioning, site restoration and environmental costs

BHP Billiton Group companies are generally required to restore mine and processing sites at the end of their producing lives to a condition acceptable to the relevant authorities and consistent with the BHP Billiton Group’s environmental policies. The expected cost of any approved decommissioning or restoration program, discounted to its net present value, is provided when the related environmental disturbance occurs, based on the BHP Billiton Group’s interpretation of environmental and regulatory requirements and its own environmental policies where these are more onerous. The cost is capitalized where it gives rise to future benefits. The capitalized cost is amortized over the life of the operation and the increase in the net present value of the provision for the expected cost is included with interest and similar items. Expected decommissioning and restoration costs are based on the estimated current cost of detailed plans prepared for each site.

The provisions referred to above do not include any amounts related to remediation costs associated with unforeseen circumstances. Such costs are recognized where environmental contamination as a result of oil and chemical spills, seepage or other contingent events gives rise to a loss which is probable and reliably estimable.

We charge the cost of ongoing programs to prevent and control pollution and to rehabilitate the environment to the profit and loss account as incurred.

Tangible assets—Valuation

Fixed assets are generally included in the financial statements at historical cost. Fixed assets and goodwill are assessed to ensure carrying values do not exceed estimated recoverable amounts.

The carrying value of each income generating unit is reviewed bi-annually to evaluate whether the carrying amount is recoverable. Assets may be reviewed more regularly if an event or change in circumstances indicates that the carrying amount of an asset may not be recoverable. If the asset is determined to be impaired, an impairment loss will be recorded, and the asset written down, based upon the amount by which the asset carrying amount exceeds the higher of net realizable value and value in use. Value in use is generally determined by discounting expected future cash flows using a risk-adjusted pre-tax discount rate appropriate to the risks inherent in the asset. For 2001-2002, the rates applied were between 12.9% and 15.0%. Future cash flows are estimated based on production and sales plans, commodity prices (considering current and historical prices, price trends and related factors), recoverable reserves, operating costs, reclamation costs and planned capital costs. These estimates are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter these projections, which may impact the recoverability of these assets.

Taxation

Full provision is made for deferred taxation on all timing differences which have arisen but not reversed at the balance sheet date, except as follows:

•	Tax payable on the future remittance of the past earnings of subsidiaries, associates and joint ventures is provided only to the extent that dividends have been accrued as receivable or a binding agreement to distribute all past earnings exists;

•	Deferred tax is not recognized on the difference between book values and fair values of non-monetary assets arising on acquisitions or purchased fixed assets which have subsequently been revalued unless there is a binding agreement to sell such an asset and the gain or loss expected to arise has been recognized; and

•	Deferred tax assets are recognized only where it is more likely than not that they will be recovered.

Resource rent taxes and royalties are charges to operating profit; full provision is made for all timing differences which have arisen but not reversed at the balance sheet date except that carried forward resource rent tax benefits are recognized only to the extent that it is more likely than not that they will be recovered.

BHP Billiton Group

The following discussion is based on the BHP Billiton Group’s consolidated financial statements. These consolidated financial statements account for the DLC structure on a “pooling-of-interests” basis as though the two companies had been operating as a single enterprise from the beginning of the periods presented. As a single economic enterprise, we now operate principally seven segments, consisting of Aluminium, Base Metals, Carbon Steel Materials, Stainless Steel Materials, Energy Coal, Diamonds and Specialty Products and Petroleum. In addition, we operated a steel business which we have now spun-off. The following table sets forth the contribution to combined turnover and profit before taxation for each of the customer sector groups for the three years ended June 30, 2002, and for the six months ended December 31, 2002 and 2001.

	Turnover
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Group including share of joint ventures and associates

Aluminium	1,535	1,371	2,857	2,971	2,357
Base Metals	897	817	1,821	1,719	1,933
Carbon Steel Materials	1,747	1,660	3,306	3,349	2,826
Stainless Steel Materials	491	449	868	994	1,156
Energy Coal	947	1,045	1,919	1,982	1,597
Diamonds and Specialty Products	716	752	1,480	1,318	500
Petroleum	1,511	1,434	2,815	3,361	2,971
Steel (discontinued operations)(1)	—	1,245	2,550	3,214	4,889
Group and Unallocated Items(1)	424	378	730	755	833
Intersegment	(220)	(257)	(568)	(584)	(660)

Total	8,048	8,894	17,778	19,079	18,402

	Profit before tax
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Group including share of joint ventures and associates

Aluminium	266	191	492	523	438
Base Metals	83	69	200	462	465
Carbon Steel Materials	506	565	1,084	918	548
Stainless Steel Materials	61	(36)	3	72	204
Energy Coal	124	350	536	382	137
Diamonds and Specialty Products	150	138	272	188	167
Petroleum	660	576	1,073	1,407	1,061
Steel (discontinued operations)(1)	—	55	86	240	396
Group and Unallocated Items(1)	(191)	(257)	(558)	(565)	(389)
Exceptional Items	(19)	—	(212)	(1,088)	(760)
Net interest	(245)	(29)	(249)	(476)	(489)

Total	1,395	1,622	2,727	2,063	1,778

(1)	The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. Residual elements of the former Steel segment which were retained by the BHP Billiton Group are now disclosed in Group and unallocated. Comparatives have been stated accordingly.

The table below sets forth the contribution to combined turnover and net profit (before tax and net interest) by geographic origin for the three years ended June 30, 2002, and for the six months ended December 31, 2002 and 2001.

	Turnover
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Geographic origin

Australia	3,048	2,925	5,842	5,854	4,887
Europe	1,046	1,052	2,049	1,907	1,147
North America	1,011	1,072	2,143	1,909	1,264
South America	1,228	1,031	2,255	2,350	2,078
Southern Africa	1,503	1,340	2,696	3,107	3,319
Rest of World	212	229	243	738	818
Discontinued operations(1)	—	1,245	2,550	3,214	4,889

Total	8,048	8,894	17,778	19,079	18,402

	Profit before tax and net interest
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Geographic origin

Australia	930	872	1,655	1,456	447
Europe	108	115	127	191	265
North America	85	66	22	127	133
South America	216	128	301	444	644
Southern Africa	323	339	712	498	483
Rest of World	(3)	76	73	(395)	52
Discontinued operations(1)	(19)	55	86	218	243

Total	1,640	1,651	2,976	2,539	2,267

(1)	The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. Comparatives have been stated accordingly.

The table below sets forth the analysis of combined turnover by geographic market for the three years ended June 30, 2002, and for the six months ended December 31, 2002 and 2001.

	Turnover
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Geographic market

Australia	935	670	1,618	1,434	1,220
Europe	2,272	2,198	4,295	4,139	3,130
Japan	1,087	997	2,078	2,531	2,270
South Korea	585	428	1,068	906	954
Other Asia	958	1,121	1,830	1,857	1,691
North America	1,295	1,250	2,344	2,603	1,994
Southern Africa	418	407	1,239	1,159	1,337
Rest of World	498	578	756	1,236	917
Discontinued operations(1)	—	1,245	2,550	3,214	4,889

Total	8,048	8,894	17,778	19,079	18,402

(1)	The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. Comparatives have been stated accordingly.

Six months ended December 31, 2002 compared with six months ended December 31, 2001

The following discussion and analysis is based on BHP Billiton Plc’s interim accounts, which reflect the combined operations of the BHP Billiton Plc Group and the BHP Billiton Limited Group for the six months ended December 31, 2002 and December 31, 2001 as prepared in conformity with UK laws and accounting standards.

In this analysis, all references to the 2002 half-year or the current period are to the six months ended December 31, 2002 and all references to the 2001 half-year or the corresponding period are to the six months ended December 31, 2001.

Results of operations

Consolidated

Profit after taxation (before equity minority interests) for the 2002 half-year was US$0.9 billion compared with US$1.2 billion for the Group in the 2001 half-year. The 2002 half-year Group profit after taxation included the loss of US$19 million on the sale of the remaining 6% interest in the Group’s Steel business following demerger of that business in July 2002, which has been disclosed as an exceptional item in the 2002 half-year. No exceptional items were included in the 2001 half-year results.

Turnover (including share of joint ventures and associates) was US$8.0 billion during the 2002 half-year compared with US$8.9 billion for the Group (including Steel) in the corresponding period. For information relating to turnover, refer below under Petroleum, Aluminium, Base Metals, Carbon Steel Materials, Diamonds and Specialty Products, Energy Coal, Stainless Steel Materials and Group and Unallocated Items.

The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. In order to provide meaningful comparison the following discussion in this section, unless otherwise stated, is based on the Group’s continuing operations, excluding exceptional items and the Group’s Steel business.

Profit before taxation for the 2002 half-year was US$1.4 billion compared with US$1.6 billion for the 2001 half-year. Profit before interest and taxation for the 2002 half-year was US$1.7 billion compared with US$1.6 billion for the 2001 half-year. There were a number of factors that affected the profit before interest and taxation for the 2002 half-year including:

•	higher sales volumes of iron ore, energy coal, diamonds and aluminium, partly offset by lower sales volumes of petroleum products, resulted in a positive net volume impact on profit of approximately US$130 million;

•	higher prices for petroleum products, nickel, copper, manganese, metallurgical coal and chrome increased turnover by approximately US$290 million. This increase was partly offset by lower prices for export energy coal, diamonds, iron ore and aluminium, which decreased turnover by approximately US$230 million;

•	new and acquired operations increased profits by approximately US$20 million. This increase was due to the commencement of commercial production at Antamina in Peru in October 2001 and the higher ownership interest in Cerrejon Zona Norte in Colombia from February 2002;

•	reduced losses on legacy A$/US$ currency hedging compared with the corresponding period had a favorable effect on profit of approximately US$80 million. In addition, the lower average rand/US$ and Colombian peso/ US$ exchange rates had a favorable impact on operating costs (approximately US$50 million). This was partly offset by the impact of stronger A$/US$ exchange rates on operating costs (approximately US$65 million) and the conversion of A$ and rand denominated monetary assets and liabilities (approximately US$40 million) at balance sheet date; and

•	lower exploration expense, down by approximately US$90 million in the 2002 half-year compared with the corresponding period. The prior period included the write off of exploration expenditure previously capitalized at La Granja in Peru of US$38 million, and higher exploration expense in Petroleum.

These factors were mostly offset by the following factors:

•	higher costs in the 2002 half-year. Factors affecting our costs were as follows:

•	inflationary pressures, principally in South Africa, increased costs by approximately US$140 million;

•	price linked costs were approximately US$50 million higher during the 2002 half-year, mainly due to higher royalties and taxes for petroleum products; and

•	favorable operating cost performance, which increased profit before interest and taxation by approximately US$80 million, compared with the corresponding period. The Group’s cost reduction initiatives and reduced maintenance costs at Hillside in South Africa (due mainly to the timing of pot relining) lowered costs by approximately US$190 million. These factors were partially offset by higher costs at Escondida in Chile due to voluntary restraints on production, maintenance outages and higher depreciation charges from the start-up of Phase IV. Higher operating costs at Bass Strait in Australia, increased depreciation charges in Energy Coal, as a result of a review of asset lives, and higher depreciation charges in Petroleum also had an unfavorable impact on operating costs;

•	ceased and sold businesses decreased profit before taxation by approximately US$80 million, mainly due to the inclusion in the corresponding period of profits from PT Arutmin in Indonesia which was divested in November 2001, and Rietspruit energy coal mine in South Africa, which was closed in May 2002; and

•	a decrease in asset sales of US$40 million in the 2002 half-year compared with the corresponding period, which mainly reflected the inclusion of the divestment of PT Arutmin in the 2001 half-year.

Refer below to the discussions relating to the relevant businesses for other factors affecting the 2002 half-year results.

Depreciation and amortization expense decreased by US$7 million to US$792 million in the 2002 half-year. This was mainly attributable to reduced depreciation charges from ceased or sold operations (Reitspruit and PT Arutmin) and lower production across various Petroleum businesses. These factors were partly offset by higher depreciation charges in Energy Coal due to a review of asset lives, higher depreciation charges in Base Metals due to higher depreciation at Escondida in Chile resulting from the start up of Phase IV and higher Petroleum depreciation charges arising from Laminaria Phase 2 coming on line during the 2002 half-year and reserve revisions at Bruce in June 2002.

Net interest and similar items payable was a loss of US$245 million in the 2002 half-year compared with a loss of US$23 million in the corresponding period. Excluding exchange gains, capitalized interest and discounting on provisions, net interest payable decreased from US$262 million in the 2001 half-year to US$200 million in the 2002 half-year, mainly due to lower market interest rates and lower average net debt levels. Exchange losses on net debt were US$58 million in the 2002 half-year compared with a gain in the 2001 half-year of US$242 million, primarily arising on the period end translation of rand denominated debt of companies which account in US dollars as their functional currency. The rand appreciated by 16% during the 2002 half-year compared with depreciation of 47% in the corresponding period.

The tax charge was US$466 million for the 2002 half-year, representing an effective rate of 33.0% compared with 25.4% in the 2001 half-year. Excluding the impacts on tax of non tax-effected foreign currency, translation of tax balances and other functional currency translation adjustments, the effective rate was 32.4% in the 2002 half-year, compared with 34.6% in the 2001 half-year. This varies from the nominal rate of 30% due mainly to non tax-effected losses in the 2002 half-year and non deductible depreciation, partly offset by the tax benefit of prior period losses.

The demerger of the Group’s Steel business was completed in July 2002. The contribution of the Group’s Steel business of US$43 million profit after taxation (and minority interests) in the corresponding period has been disclosed as discontinued operations. The 6% interest in BHP Steel retained by BHP Billiton was sold in July 2002 for US$75 million and the loss of US$19 million (no tax effect) associated with this sale has been recognised in the half year and is disclosed as an exceptional item in relation to discontinued operations. The demerger was effected through a Court approved capital reduction of A$0.69 per BHP Billiton Limited share totalling US$1.5 billion (A$2.6 billion) via the transfer of BHP Steel Limited shares to BHP Billiton Limited shareholders. Consequently, BHP Billiton Plc shareholders received 149 million equalisation shares in BHP Billiton Plc.

After including discontinued operations and exceptional items, the attributable profit for the current period was US$0.9 billion, US$0.3 billion lower than the attributable profit of US$1.2 billion for the corresponding period.

Petroleum

Turnover (including share of joint ventures and associates and inter-segment turnover) was US$1.5 billion during the 2002 half-year, an increase of US$0.1 billion or 5% over the 2001 half-year.

Turnover was favorably affected by higher average realized oil prices of US$27.19 per barrel in the 2002 half-year compared with US$22.54 per barrel in the corresponding period.

Oil and condensate production of 34,948,000 barrels in the 2002 half-year was 11% lower than the corresponding period due to natural field decline at Bass Strait and Laminaria in Australia and lower production volumes at Liverpool Bay in the United Kingdom due to scheduled maintenance. These were partly offset by higher volumes at North West Shelf in Australia due to the timing of shipments and increased production.

Natural gas production of 141 billion cubic feet in the 2002 half-year was 4% lower than the corresponding period due to seasonal conditions at Bass Strait in Australia, scheduled shutdowns at Liverpool Bay and adverse weather conditions at Typhoon in the Gulf of Mexico.

Liquid petroleum gas (LPG) production of 377,000 tonnes in the 2002 half-year was 6% higher than the corresponding period mainly as a result of higher production at Bass Strait and ethane production of 48,000 tonnes was 12% higher than the corresponding period.

Profit before interest and taxation for the 2002 half-year was US$660 million, an increase of US$84 million compared with the 2001 half-year result, mainly as a result of higher average oil prices. No exceptional items were included in either the 2001 half-year or the 2002 half-year results.

In addition to the price and volume factors mentioned above, the 2002 half-year result was affected unfavorably by higher price-linked costs consisting of higher royalties and taxes for petroleum products.

Exploration expenditure incurred in the 2002 half-year was US$95 million. The amount charged to profit was US$50 million, reflecting capitalized expenditure of US$45 million. In the 2001 half-year, the expenditure incurred was US$143 million and the amount charged to profit was US$74 million, reflecting capitalized expenditure of US$69 million.

Depreciation and amortization expense was US$264 million in the 2002 half-year, a decrease of US$19 million compared with the 2001 half-year. The lower charge for the 2002 half-year mainly reflected decreased production, partly offset by higher depreciation charges arising from Laminaria Phase 2 coming on line during the 2002 half-year and reserve revisions at Bruce in June 2002.

Aluminium

Turnover (including share of joint ventures and associates and inter-segment turnover) was US$1.5 billion during the 2002 half-year, an increase of US$0.2 billion or 12% compared with the corresponding period.

Turnover was unfavourably affected by a 1% or US$17 per tonne decrease in the average London Metal Exchange price for aluminium (including value-added products) from US$1,349 per tonne in the 2001 half-year to US$1,332 per tonne.

Aluminium smelters produced 534,000 tonnes of metal in the 2002 half-year, an increase of 11% compared with the corresponding period mainly due to higher production in Brazil and at Hillside. Production in Brazil increased due to the end of power restrictions and production at Hillside and Worsley was higher mainly as a result of the success of projects to improve operating performance. Alumina production increased by 100,000 tonnes to 2,029,000 tonnes, a 5% increase on the corresponding period mainly reflecting increased production at Alumar in Brazil and Worsley in Australia.

Profit before interest and taxation was US$266 million for the 2002 half-year compared with US$191 million in the corresponding period. No exceptional items were included in either the 2001 half-year or the 2002 half-year results.

In addition to the price and volume factors mentioned above, the 2002 half-year result was favorably affected by lower maintenance costs at Hillside resulting from a lower number of pots being relined in the current period, combined with the absence of costs associated with the September 2001 power outage. The weakening of the rand/US$ and Brazilian Real/US$ average exchange rates also had a favorable impact on operating costs. These factors were partially offset by the strengthening of A$/US$ exchange rate.

Depreciation and amortization expense was US$121 million in the 2002 half-year, an increase of US$6 million compared with the 2001 half-year. The higher charge for the 2002 half-year mainly reflected higher sustaining capital expenditure.

Base Metals

Turnover (including share of joint ventures and associates and inter-segment turnover) was US$897 million during the 2002 half-year, an increase of US$80 million or 9.8% compared with the corresponding period.

Turnover was favorably affected by a 4.6% increase in the average realized copper price in the 2002 half-year, which increased to US$0.68 per pound compared with US$0.65 per pound in the corresponding period.

Production of payable copper in concentrate decreased by 5% in the 2002 half-year compared with the corresponding period mainly due to production cutbacks at Escondida and Tintaya, which were partially offset by the completion of the Phase IV expansion at Escondida in October 2002. Refined production (copper cathode) increased by 2,000 tonnes or 2% in the 2002 half-year compared with the corresponding period.

Zinc production was 93,000 tonnes in the 2002 half-year, an increase of 21% compared with the corresponding period. This increase was mainly due to the inclusion of a full six months of production at Antamina. Commercial production at Antamina commenced in October 2001.

Silver production was 21,000,000 ounces and lead production was 122,000 tonnes in the 2002 half-year, increases of 14% and 13%, respectively, compared with the corresponding period, mainly reflecting better operational performance at Cannington in Australia.

Gold production was 124,000 ounces in the 2002 half-year, a decrease of 18% compared with the corresponding period. This decrease was mainly due to a decrease in sulphide production at Escondida and Tintaya.

Profit before interest and taxation was US$83 million in the 2002 half-year, an increase of US$14 million or 20% compared with the corresponding period. This increase was mainly a result of lower exploration expense, with US$38 million relating to the write off of La Granja included in the corresponding period, along with the increase in the copper price.

Exploration expenditure incurred in the 2002 half-year was US$5 million, all of which was charged to profit. In the 2001 half-year, exploration expenditure incurred was US$18 million and the amount charged to profit was US$52 million, reflecting the US$38 million write off of La Granja.

Depreciation and amortization expense in the 2002 half-year was US$125 million, an increase of US$7 million compared with the 2001 half-year. The higher charge for the 2002 half-year mainly reflected the increased charges arising from the start-up of Phase IV at Escondida.

Carbon Steel Materials

Turnover (including share of joint ventures and associates and inter-segment turnover) was US$1.7 billion during the 2002 half-year, an increase of US$0.1 billion or 5% compared with the 2001 half-year. This increase was mainly due to higher production volumes of iron ore, metallurgical coal, manganese ore and manganese alloy partly offset by lower prices for iron ore following the renegotiation of contracts in May 2002.

Western Australian iron ore operations sold 40.4 million wet tonnes in the 2002 half-year, an increase of 9% compared with the corresponding period mainly due to increased demand from Asian markets. Samarco iron ore production was 4.0 million tonnes, which was 86% higher than the corresponding period. The increase reflected increased customer demand.

Queensland coal shipments were 13.3 million tonnes in the 2002 half-year, 1% less than the corresponding period. This decrease was mainly due to the adverse roof conditions in the first quarter of the current period at the Crinum mine, which were resolved by the end of the 2002. Illawarra coal despatches were 3.6 million tonnes, an increase of 9% compared with the corresponding period, due to lower maintenance activity in the 2002 half-year.

Manganese alloy production was 365,000 tonnes in the 2002 half-year, an increase of 29% compared to the corresponding period due to strong market conditions. Manganese ore production was 2.2 million tonnes in the 2002 half-year, an increase of 16% compared with the corresponding period, again due to strong market conditions for manganese alloy.

HBI Western Australia Iron shipments were 666,000 tonnes in the 2002 half-year, an increase of 6,000 tonnes compared with the corresponding period.

Profit before interest and taxation was US$506 million for the 2002 half-year compared with US$565 million in the corresponding period. No exceptional items were included in either the 2002 half-year or the 2001 half-year results.

In addition to the price and volume factors mentioned above, the 2002 half-year result was unfavorably affected by the impact of higher exchange rates on Australian dollar related operating costs.

Exploration expenditure incurred and charged to profit was US$2 million in the 2002 half-year and US$1 million in the 2001 half-year.

Depreciation and amortization expense was US$96 million in the 2002 half-year, an increase of US$9 million compared with the 2001 half-year. This increase was due to increased production in the current period, which lead to higher production-related depreciation charges.

Diamonds and Specialty Products

Turnover (including share of joint ventures and associates and including inter-segment turnover) was US$716 million during the 2002 half-year, a decrease of US$36 million over the 2001 half-year.

The 2002 half-year result was adversely affected by lower average realized diamond prices (down 28%) as a result of a change in product mix compared with the corresponding period.

Ekati™ diamond production was 2,025,000 carats in the 2002 half-year, an increase of 330,000 carats or 19% compared with the corresponding period. This increase was mainly due to benefits of operational improvement programs and mining of higher ore grades at the Misery pit.

Profit before interest and taxation was US$150 million in the 2002 half-year, an increase of US$12 million compared with the corresponding period. No exceptional items were included in either the 2001 half-year or the 2002 half-year results.

In addition to the price and volume factors mentioned above, during the 2002 half-year, Integris’ volumes were adversely affected by market conditions in North America. This was more than offset by cost efficiencies achieved by Integris subsequent to the merger of BHP Billiton’s and Alcoa Metal’s metals distribution businesses on November 1, 2001.

Minerals Exploration expenditure incurred in the 2002 half-year was US$24 million all of which was charged to profit in the 2002 half-year. In the 2001 half-year, the exploration expenditure incurred was US$34 million and the amount charged to profit was US$33 million, reflecting capitalized exploration expenditure of US$1 million.

Depreciation and amortization expense was US$35 million, a decrease of US$5 million compared with the 2001 half-year.

Energy Coal

Turnover (including share of joint ventures and associates and inter-segment turnover) was US$0.9 billion during the 2002 half-year, a decrease of US$0.1 billion or 9% over the 2001 half-year.

Energy coal production was 40.1 million tonnes in the 2002 half-year, a decrease of 7% compared with the corresponding period. This decrease was mainly due to lower production in South Africa following the closure of the Rietspruit colliery in May 2002 and reduced production in Indonesia following sale of PT Arutmin in November 2001, partially offset by higher sales at Ingwe in South Africa and Hunter Valley in Australia. The 2002 half-year result was unfavorably affected by a significant decline in export market prices.

Profit before interest and taxation was US$124 million for the 2002 half-year compared with a profit US$350 million in the corresponding period. No exceptional items were included in either the 2001 half-year or the 2002 half-year results. In addition to the volume and price factors mentioned above, the conversion of rand denominated net monetary liabilities at balance date, higher depreciation charges as a result of a review of asset lives and inflationary pressure on costs in South Africa and Colombia also had an unfavorable impact on profit before interest and taxation. In addition, the 2001 half-year result included the profit on the sale of PT Arutmin. These factors were partially offset by the inclusion of profits from the additional share of the Cerrejon Zona Norte operation acquired in the 2002 half-year and a decrease in costs through the implementation of cost-saving initiatives across all Energy Coal operations.

Exploration expenditure incurred in the 2002 half-year was US$2 million. The amount charged to profit was US$nil, reflecting capitalized expenditure of US$2 million. In the 2001 half-year, exploration expenditure incurred was US$3 million and the amount charged to profit was US$nil million, reflecting capitalized expenditure of US$3 million.

Depreciation and amortization expense was US$84 million in the 2002 half-year, a decrease of US$5 million compared with the 2001 half-year.

Stainless Steel Materials

Turnover (including share of joint ventures and associates and inter-segment turnover) was US$491 million during the 2002 half-year, an increase of US$42 million or 9% over the 2001 half-year.

Nickel production was 38,500 tonnes in the 2002 half-year, an increase of 15% compared with the corresponding period. This increase mainly reflected the ramp-up of production at Cerro Matoso Line 2 and benefits from ongoing improvement programs at both Cerro Matoso and QNI Yabulu Refinery in Australia.

Ferrochrome production was 468,000 tonnes in the 2002 half-year, an increase of 13% compared with the corresponding period. Chrome ore production was 1,427,000 tonnes, an increase of 15% compared with the corresponding period. Both of these increases were due to an increase in market demand, which prompted the restarting of idle furnaces.

Realized prices for nickel increased by 29% in the 2002 half-year compared to the 2001 half-year.

Profit before interest and taxation was US$61 million for the 2002 half-year compared with a loss of US$36 million before interest and taxation in the corresponding period. No exceptional items were included in either the 2001 half-year or the 2002 half-year results.

In addition to the volume and price factors mentioned above, the increase in profit before tax was a result of benefits from ongoing improvement programs at both Cerro Matoso and QNI and the impact of the weaker average rand/US$ exchange rates on operating costs.

Exploration expenditure incurred in the 2002 half-year was US$2 million. The amount charged to profit was US$2 million, reflecting the write off of previously capitalized expenditure of US$nil million. In the 2001 half-year, exploration expenditure incurred was US$3 million and the amount charged to profit was US$12 million, reflecting the write-off of previously capitalized expenditure of US$9 million.

Depreciation and amortization expense was US$50 million in the 2002 half-year, a decrease of US$1 million compared with the 2001 half-year.

Group and Unallocated Items

This category represents corporate activities, including Group Treasury operations. The result for the 2002 half-year was a loss of US$191 million before interest and taxation compared with a loss of US$257 million before interest and taxation in the corresponding period. No exceptional items were included in either the 2001 half-year or the 2002 half-year results.

The net costs of Group and Unallocated Items, excluding losses from legacy A$/US$ currency hedging, were US$96 million in the 2002 half-year, an increase of US$17 million compared with the corresponding period. Group and Unallocated Items includes losses on legacy A$/US$ currency hedging of approximately US$95 million in the 2002 half-year compared with losses of approximately US$176 million in the corresponding period. The losses in the 2002 half-year mainly reflect the lower value of hedge settlement rates compared with hedge contract rates for currency hedging contracts settled during the 2002 half-year.

Equity Minority Interests

The share of net profit or loss attributable to equity minority interests was US$17 million compared with US$22 million in the corresponding period.

Dividends

On December 4, 2002, a dividend of 7.0 US cents per share was paid to BHP Billiton Limited and BHP Billiton Plc shareholders, which represents an increase of 7.7% compared with the corresponding period. The BHP Billiton Limited dividend was fully franked for Australian taxation purposes. Franked dividends are those paid out of profits which have borne Australian corporate tax (i.e., to which franking credits have been allocated) while unfranked dividends are paid out of untaxed profits. Generally, franking credits are generated by income tax paid by the company. Shareholders who receive franked dividends are generally entitled to some form of relief from Australian tax in respect of those dividends. Dividends paid to non-Australian resident shareholders are exempt from Australian dividend withholding tax to the extent the dividends are franked. Dividends paid to Australian resident shareholders would entitle those shareholders to an Australian tax credit to the extent the dividends are franked.

Dividends for the BHP Billiton Group are determined and declared in US dollars. However, BHP Billiton Limited dividends are mainly paid in Australian dollars and BHP Billiton Plc dividends are mainly paid in sterling to shareholders on the UK section of the register and South African rand to shareholders on the South African section of the register.

Liquidity and Capital Resources

Net cash flow from Group operating activities in the 2002 half-year was US$1.9 billion before dividends received from joint ventures and associates of US$70 million, and taxation paid of US$540 million.

Returns on investments and servicing of finance resulted in a net cash outflow of US$170 million. Interest paid of US$158 million, dividends paid on redeemable preference shares of US$12 million and dividends paid to minorities of US$20 million were partly offset by interest received of US$6 million and other dividends received of US$14 million.

Net cash outflow from capital expenditure and financial investment totaled US$1.2 billion. US$1.2 billion was used for purchases of tangible fixed assets, US$52 million for purchases of investments and funding of joint ventures, and US$130 million for exploration expenditure. These items were partly offset by the proceeds from disposals of tangible fixed assets of US$33 million and US$165 million generated from the sale or redemption of investments (including US$75 million from the sale of the 6% of the Group’s Steel business).

Net cash inflow from acquisitions and disposals totaled US$272 million including proceeds on demerger of the Group’s Steel business. While not included in cash flows, US$232 million of debt was retained by BHP Steel upon demerger.

These factors together with equity dividends paid of US$835 million resulted in a net cash outflow before management of liquid resources and financing of US$504 million.

Funds totalling US$183 million were raised from borrowings, which together with US$72 million raised through the issue of shares in BHP Billiton Limited represented a total net cash inflow from financing of US$255 million.

These factors, together with a cash outflow from money market deposits of US$6 million, resulted in a net decrease in the cash holdings of the BHP Billiton Group of US$255 million.

Net debt at December 31, 2002 was US$7.1 billion, an increase of US$0.2 billion for the half-year. Gearing, which is the ratio of net debt to net debt plus net assets, was 37.5% at December 31, 2002, compared with 35.0% at June 30, 2002.

The financial liabilities at December 31, 2002 (including overdrafts) were US$7.9 billion, a decrease of US$0.4 billion from June 30, 2002.

The ratio of current assets (excluding debtors due after one year) to creditors (amounts falling due within one year) was 102% at December 31, 2002 compared with 90% at June 30, 2002.

Closing cash at bank and in hand and overdrafts at December 31, 2002 were US$451 million compared with US$690 million at June 30, 2002. In addition, the BHP Billiton Group had money market deposits at December 31, 2002 of US$307 million compared with US$300 million at June 30, 2002, and undrawn borrowing facilities amounting to US$2.2 billion at December 31, 2002 compared with US$1.7 billion at June 30, 2002.

The Group’s inaugural Eurobond issue, under the US$1.5 billion Euro Medium Term Note program established in June 2002, took place in early October 2002 with the issue of €750 million five-year notes. The proceeds of the notes were swapped into US dollars.

The US$1.25 billion 364 day revolving credit component of the US$2.5 billion syndicated multi-currency revolving credit facility that was due for expiry in September 2002 was extended for a further period of 364 days to September 2003.

In October 2002, Moody’s Investor Services upgraded the Group’s long-term credit rating to A2 from A3 and short-term credit rating to P-1 from P-2. Standard & Poor’s rating for the Group remains on positive watch after being upgraded in September 2001 to its current long-term credit rating of A and short-term credit rating of A-1.

Capital expenditures and financial investment totaled US$1,200 million in the 2002 half-year, a US$92 million increase compared with the 2001 half-year. In the 2002 half-year expenditure on growth projects and investments was US$1,020 million including Petroleum projects in the Gulf of Mexico, the Mount Arthur North energy coal project in Australia, the ROD oil and Ohanet wet gas projects in Algeria, the Mining Area C, Yandi and Port and Capacity Expansion (PACE) iron ore projects in Australia, the Hillside 3 expansion in South Africa and the Mozal II expansion in Mozambique. In the 2002 half-year, maintenance capital expenditure was US$248 million and exploration expenditure was US$130 million.

During the 2002 half-year, the BHP Billiton Group did not commit to any significant new growth projects. During the 2001 half-year, the BHP Billiton Group committed approximately US$600 million to significant new growth projects, including US$411 million on Mount Arthur North (Energy Coal), US$170 million on the Dendrobium metallurgical coal mine (Carbon Steel Materials), and US$50 million on the Bream Gas Pipeline (Petroleum).

Comparison to results under US Generally Accepted Accounting Principles

Under UK GAAP, attributable profit for the 2002 half-year was US$912 million compared to US$725 million under US GAAP, a decrease of US$187 million. The difference includes estimated adjustments of US$40 million (after tax) for increased depreciation of the fair value adjustment on acquisition of the BHP Billiton Plc Group, a US$83 million (after tax) loss for fair value accounting for derivatives and a US$61 million income tax expense for deferred tax accounts restatements for a tax rate charge.

Under UK GAAP, attributable profit for the 2001 half-year was US$1,198 million compared to US$982 million under US GAAP, a decrease of US$216 million, mainly being estimated adjustments of US$232 million (after tax) for increased depreciation and amortization of the fair value adjustment on acquisition of the BHP Billiton Plc Group.

For a description of the material differences which ordinarily apply to the BHP Billiton Group between UK GAAP and the estimated result under US GAAP, refer “Note 10. US Generally Accepted Accounting Principles Disclosures” in the attached BHP Billiton Group—Interim Financial Information—December 31, 2002.

Year ended June 30, 2002 compared with year ended June 30, 2001

The following discussion and analysis is based on BHP Billiton Group’s Annual Financial Statements, which reflect the combined operations of the BHP Billiton Plc Group and the BHP Billiton Limited Group for the two years ended June 30, 2002 as prepared in conformity with UK laws and accounting standards.

In this analysis, all references to 2001-2002 or the current period are to the year ended June 30, 2002 and all references to 2000-2001 or the corresponding period are to the year ended June 30, 2001.

A new segment, Diamonds and Specialty Products, has been created encompassing Diamonds, Titanium Minerals, Integris (metals distribution) and Exploration & Technology. As a consequence, the former

Exploration, Technology and New Business and Other Activities segments ceased to exist and any remaining portions have been included in Group and Unallocated Items. In addition, HBI Venezuela and Ok Tedi, previously reported in Carbon Steel Materials and Base Metals, respectively, are now included in Group and Unallocated Items and Columbus Stainless Steel, previously reported in Other Activities, is now included in Stainless Steel Materials. Comparatives have been restated accordingly.

With effect from July 1, 2001, the majority of the BHP Billiton Limited Group’s businesses changed their functional currency to US dollars, the functional currency of the combined BHP Billiton Group. This is consistent with the BHP Billiton Plc Group and is the basis on which the combined BHP Billiton Group manages it businesses and records its transactions.

With effect from July 1, 2001, the BHP Billiton Group has changed its accounting policy regarding the treatment of foreign exchange gains or losses on local currency site restoration provisions held in the accounts of entities using US dollar functional currencies. Under the previous policy, the foreign exchange gains and losses on site restoration provisions were recognized in the profit and loss account. Under the revised policy, such foreign exchange gains and losses are treated as part of the revision to the estimated future restoration cost and are included in the cost of tangible fixed assets. The revised policy has been adopted as it better matches the ultimate cost of site restoration charged in the profit and loss account to the profit earned. The impact in the year ended June 30, 2002 has been capitalization to tangible fixed assets of foreign exchange losses of US$40 million. The application of the revised policy to prior periods does not have a material impact on the comparative profit and loss account or balance sheet and no prior period adjustments have been made.

Results of operations

Consolidated

Profit after taxation (before equity minority interests) for the year ended June 30, 2002 was US$1.7 billion compared with US$1.3 billion for the corresponding period. Excluding exceptional items, profit after taxation (before equity minority interests) was US$2.0 billion compared with a profit of US$2.2 billion for the year ended June 30, 2001.

Turnover (including share of joint ventures and associates) was US$17.8 billion for 2001-2002 compared with US$19.0 billion for the corresponding period. For information relating to turnover, refer below under Aluminium, Base Metals, Carbon Steel Materials, Stainless Steel Materials, Energy Coal, Petroleum, Steel, Diamonds and Specialty Products and Group and Unallocated Items.

Profit before taxation was US$2.7 billion for 2001-2002 compared with a profit of US$2.1 billion for 2000-2001. Excluding exceptional items, profit before taxation was US$2.9 billion for 2001-2002 compared with a profit of US$3.2 billion for 2000-2001. The exceptional items in 2001-2002 included:

•	DLC merger related restructuring costs (organizational restructuring costs) of US$80 million (comprising redundancies and costs associated with the restructuring, the closure of world-wide offices and systems and processes alignment and improvement); and

•	in Base Metals, a loss of US$132 million (excluding US$13 million recognized for merger related restructuring costs). The loss included a charge to profit of US$101 million, following a reassessment of the Group’s asset disposal and closure plans relating to its South West Copper business in the US (where the Group ceased operations in 1999). This comprised US$171 million for impairment provisions, principally related to the San Manuel smelter, partly offset by a reduction of US$70 million in provisions relating to the expected timing of site restoration expenditure. In addition, a loss of US$31 million recognized the costs of the suspension and a write-down of obsolete equipment for sulphide operations at Tintaya in Peru, which have been suspended until at least mid-2003.

The 2000-2001 profit before tax included exceptional items that resulted in a charge to profit of US$1.1 billion, comprising losses from the termination of operations and write-down of assets (principally Ok Tedi, HBI Venezuela and Columbus), provision for closure and restructuring costs, merger transaction costs, and merger related restructuring costs, partly offset by profits from the sale of fixed assets and expansion rights.

Excluding exceptional items, there were a number of factors that affected our results for 2001-2002, including:

•	the unfavorable effect of prices decreased profit before taxation by approximately US$665 million compared with the corresponding period, mainly due to lower prices for crude oil, aluminium, copper, nickel, chrome, alumina, diamonds, silver and zinc, which decreased turnover by approximately US$1,035 million. This decrease was partly offset by higher prices for metallurgical coal, energy coal, and gas prices, which increased turnover by approximately US$370 million;

•	the unfavorable effect of volumes decreased profit before taxation by approximately US$165 million compared with the corresponding period, mainly due to lower sales volumes from Base Metals, Carbon Steel Materials, petroleum products, Energy Coal and Titanium Minerals businesses, partly offset by higher sales volumes from the Stainless Steel Materials businesses;

•	Steel profits (excluding OneSteel Limited) decreased by approximately US$130 million compared with the corresponding period. The corresponding period included contribution to profit before taxation of approximately US$125 million from a higher ownership interest in metallurgical coal in Queensland, the sale of Buffalo oilfield in Australia, spun-off steel operations (OneSteel Limited), and the Ok Tedi copper mine in Papua New Guinea, partly offset by losses from HBI Venezuela. The current period included a lower contribution from PT Arutmin Indonesian energy coal operations due to sale of the business in November 2001; and

•	exploration charged to profit was approximately US$45 million higher than the corresponding period mainly due to the write-off of La Granja copper exploration activities in Peru, together with increased petroleum activity in the Gulf of Mexico.

These factors were partly offset by the following factors:

•	cost reductions increased profit before taxation by approximately US$350 million compared with the corresponding period. Lower price-linked costs of approximately US$270 million were mainly due to lower royalties and taxes for petroleum products together with lower costs for London Metals Exchange listed commodities, partly offset by increased royalty costs at metallurgical coal operations mainly reflecting higher metallurgical coal prices. Merger benefit initiatives generated net cost savings of approximately US$110 million during the year. Costs increased at Escondida in Chile, mainly reflecting the decision to reduce production in response to weaker base metals markets, and increased costs at metallurgical coal operations in Australia and energy coal operations in New Mexico were due to operational issues. These factors were partly offset by lower operating costs at Liverpool Bay in the United Kingdom and Hillside in South Africa, primarily reflecting higher maintenance activities in the corresponding period, cost reductions at the Gulf of Mexico in the US petroleum operations, mainly due to increased productivity, and savings at WA Iron Ore operations in Australia due to lower port and rail costs. Inflation increased costs by approximately US$210 million;

•

new and acquired operations increased profit before taxation by approximately US$185 million compared with the corresponding period, mainly due to commencement of production of petroleum from Typhoon in America, Zamzama in Pakistan and Keith in the North Sea, increased ownership interests in the Worsley alumina refinery in Australia together with the fully commissioned Mozal aluminium smelter in Mozambique, the acquisition of an additional 29% interest in the Ekati™ diamond business, a full year’s contribution from Rio Algom base metals businesses and the first full year contribution from Carbones del Cerrejon and Cerrejon Zona Norte Coal in Colombia. These factors were partially offset by a downturn in the Integris (formerly Metals Distribution) (US) business compared with the corresponding period;

•	foreign currency fluctuations had a favourable effect of approximately US$375 million, mainly due to the impact of lower rand/US$ (US$265 million) and A$/US$ (US$85 million) exchange rates on related operating costs and the conversion of monetary assets and liabilities, including provision balances, and reduced losses on legacy A$/US$ currency hedging;

•	profits from asset sales were approximately US$45 million higher than the corresponding period, mainly due to the profit on the sale of PT Arutmin Energy Coal operations in Indonesia; and

•	variations in stripping ratios have not had a material impact on the reported results of the 2001-2002 period as compared to the corresponding period.

Depreciation and amortization expense increased US$55 million to US$1,727 million in 2001-2002. This mainly reflected the additional 29% interest acquired in Ekati™ (Diamonds and Specialty Products), the additional 56% interest in the Worsley alumina refinery (Aluminium) acquired in January 2001, a full year’s contribution from the Rio Algom operations (Cerro Colorado, Antamina and Highland Valley) (Base Metals), which were acquired in October 2000, and the commissioning of Cerro Matoso Line 2 (Stainless Steel Materials). Increased production across various petroleum businesses also contributed to the higher charge compared with the corresponding period. These factors were partly offset by reduced depreciation charges from ceased, sold and discontinuing operations, including the effect on depreciation of the write-off in the year ended June 30, 2001 of Ok Tedi (Group and Unallocated items).

Net interest expense (before exchange gains on net debt) fell to US$429 million in 2001-2002 from US$625 million in the corresponding period. Net interest including capitalized interest and excluding discounting on provisions, fell from US$625 million in 2000-2001 to US$445 million in 2001-2002. That reduction of US$180 million (28.8%) was principally driven by an improved credit rating, lower average debt levels, which was mainly due to robust cash flows allowing for net debt repayment, and lower market interest rates.

Exchange gains on net debt were US$180 million in 2001-2002 compared with US$149 million in the corresponding period, arising primarily on the year-end translation of rand denominated debt of companies which account in US dollars as their functional currency.

Including exceptional items, the tax charge for 2001-2002 was US$990 million compared with US$811 million for 2000-2001, representing an effective taxation rate for 2001-2002 of 36.3% compared with 39.3% in 2000-2001. In June 2002, a change in legislation increased the corporation taxation rate for oil and gas companies in the United Kingdom from 30% to 40%, resulting in deferred taxation balances being restated, with an adverse impact of US$56 million on the 2001-2002 results. This item has been disclosed as an exceptional item. The tax effects of other exceptional items were a benefit of US$24 million in 2001-2002.

Excluding exceptional items, the tax charge for 2001-2002 was US$958 million, representing an effective rate of 32.6%. Excluding the impact on tax of non tax-effected foreign currency gains and other functional currency translation adjustments, the effective rate was 32.7%. This rate is above the UK nominal rate of 30% mainly due to non tax-effected losses in 2001-2002, non-deductible accounting depreciation and amortization, and secondary taxes on dividends paid and payable by South African entities, partly offset by the recognition of prior year tax losses.

The share of net profit or loss attributable to outside equity interests share of profit after taxation increased from a loss of US$277 million in 2000-2001 to a gain of US$47 million in 2001-2002. The loss in the corresponding period was mainly due to the impact of the Ok Tedi write-off adjustment of US$262 million reflecting outside equity interest’s share of Ok Tedi’s net assets at June 30, 2001.

Aluminium

Turnover, including share of joint ventures and associates and inter-segment turnover, was US$2.9 billion during 2001-2002, a decrease of US$0.1 billion or 4% compared with the corresponding period.

Turnover was unfavorably affected by a lower average LME price for aluminium, down US$180 per tonne or 11.7% to US$1,359 per tonne in 2001-2002 compared with US$1,539 per tonne in the corresponding period, and the decline in production from Alumar and Valesul in Brazil due to power curtailments, partly offset by higher alumina production from Worsley in Australia together with increased production from the fully commissioned Mozal aluminium smelter in Mozambique.

Aluminium smelter production was 992,000 tonnes in 2001-2002 compared with 984,000 tonnes in the corresponding period. Increased metal production from Mozal of 127,000 tonnes (93,000 tonnes in 2000-2001) was largely offset by lower production from the Brazilian operations of 189,000 tonnes (215,000 tonnes in 2000-2001). Hillside production of 502,000 tonnes was slightly higher (498,000 tonnes in 2000-2001) mainly due to its capacity improvement program, with an additional 10,300 tonnes achieved in the latter half of the year. This was offset by one-off production losses of 12,500 tonnes, incurred as a result of a power outage in September 2001. Alumina production increased from 2.9 million tonnes in 2000-2001 to 3.9 million tonnes in 2001-2002. This increase was mainly attributable to the acquisition in January 2001 of an additional 56% interest in Worsley, taking our stake to 86%.

Profit before taxation for 2001-2002 was US$488 million compared with a profit of US$576 million in the corresponding period. The 2001-2002 result included an exceptional item of US$4 million before taxation for merger related restructuring costs. The 2000-2001 result included exceptional items of US$53 million before taxation, comprising a US$61 million gain from the sale of expansion rights at Mozal II offset by a US$8 million charge for employee share awards accelerated by the DLC merger.

Excluding exceptional items, Aluminium’s profit before taxation was US$492 million in 2001-2002, a decrease of US$31 million or 6% compared with 2000-2001. Offsetting the price and volume factors mentioned above, the 2001-2002 result was favorably affected by lower operating costs, mainly due to the decrease in LME linked production costs together with the favorable effect on related operating costs due to US dollar exchange rate movements against the South African rand and Brazilian Real.

Exploration expenditure incurred and charged to profit in 2001-2002 was US$nil compared with US$1 million in 2000-2001.

Depreciation and amortization expense was US$234 million in 2001-2002, an increase of US$36 million compared with 2000-2001. The higher charge for 2001-2002 mainly reflected the additional 56% interest in Worsley and the newly commissioned Mozal I.

Base Metals

Turnover, including share of joint ventures and associates and inter-segment turnover, was US$1.8 billion during 2001-2002, an increase of US$0.1 billion or 6% compared with the corresponding period.

Turnover was unfavorably affected by a significant decline in the average realized copper price to US$0.69 per pound compared to US$0.78 per pound in the corresponding period, together with lower sales volumes at Escondida and Tintaya. These factors were partly offset by a full year’s contribution from the Rio Algom operations, as well as higher silver and lead volumes shipped from our Cannington mine. The increase in volumes from our Cannington mine resulted from an upwards revision of the mine’s production strategy driven by incremental mine capacity increases during the period.

Production of payable copper increased by 1.5% to 586,600 tonnes in 2001-2002 compared with 578,000 tonnes in the corresponding period, mainly due to the commencement of commercial production at Antamina and a full year’s contribution from the Rio Algom operations. These factors were partly offset by lower volumes at Escondida and Tintaya following the decision to temporarily reduce production in response to the global deterioration of base metals markets.

Zinc production was 162,520 tonnes in 2001-2002, an increase of 33% compared with 121,749 tonnes in the corresponding period. This increase was mainly due to the commencement of commercial production at Antamina.

Silver production was 40,750,000 ounces and lead production was 236,066 tonnes in 2001-2002, increases of 28% and 14%, respectively, compared with 31,279,000 ounces and 206,194 tonnes, respectively, in the corresponding period. These increases mainly reflected higher silver and lead volumes from our Cannington mine resulting from a revision of the mine’s production strategy, together with the commencement of commercial silver production from Antamina.

Profit before taxation for 2001-2002 was US$55 million compared with a profit of US$454 million in the corresponding period. The 2001-2002 result included an exceptional loss of US$145 million, including a charge to profit of US$101 million following a reassessment of the Group’s asset disposal and closure plans relating to its South West Copper business in the US (where the Group ceased operations in 1999). This included US$171 million for impairment provisions, principally related to the San Manuel smelter, partly offset by a reduction of US$70 million in provisions relating to the expected timing of site restoration expenditure. In addition, a charge of US$31 million recognized the costs of the suspension and a write-down of obsolete equipment for sulphide operations at Tintaya in Peru, which have been suspended until at least mid-2003, and a loss of US$13 million, was recognized for merger related restructuring costs. The 2000-2001 result included exceptional items of US$8 million before taxation, which comprised a US$7 million for DLC merger related restructuring costs and a US$1 million charge for employee share awards accelerated by the DLC merger.

Excluding exceptional items, Base Metal’s profit before taxation was US$200 million in 2001-2002, a decrease of US$262 million or 57% compared with 2000-2001. In addition to the price and volume factors mentioned above, the 2001-2002 result was unfavorably affected by the write-off of the La Granja exploration activities in Peru.

Exploration expenditure incurred in 2001-2002 was US$20 million. The amount capitalized was US$2 million. The amount charged to profit was US$53 million, mainly reflecting the write-off of previously capitalized expenditure of US$35 million relating to the La Granja project in Peru following a reassessment of the future economic value of this asset during the current period. This reassessment led us to the conclusion that the future value of the asset to BHP Billiton was zero and the related mining leases were returned to the government of Peru. In 2000-2001, exploration expenditure incurred was US$56 million and the amount charged to profit was US$19 million, reflecting capitalized expenditure of US$37 million (again, mainly La Granja).

Depreciation and amortization expense in 2001-2002 was US$233 million, an increase of US$17 million compared with 2000-2001. The higher charge for 2001-2002 mainly reflects the additional depreciation charge in respect of the full year of Rio Algom operations.

Carbon Steel Materials

Turnover, including share of joint ventures and associates and inter-segment turnover, was US$3.3 billion during 2001-2002, a decrease of 1% compared with 2000-2001. This decrease was mainly due to lower manganese alloy and ore prices and manganese ore volumes, partly offset by higher metallurgical coal and iron ore prices and volumes.

Attributable Western Australian iron ore production was 62.3 million wet tonnes, an increase of 7% compared with the corresponding period. This increase was due mainly to increased demand for fines in China and Japan. Production of Samarco pellets, pellet feed and sinter fines was 5.6 million tonnes in 2001-2002, a decrease of 25% compared with the corresponding period. This decrease was due mainly to lower demand for pellets.

Queensland coal production was 28.4 million tonnes in 2001-2002, a decrease of 7% compared with the corresponding period. This decrease was due mainly to the sell-down of our interest in the Central Queensland Coal Associates (CQCA) and Gregory joint ventures in June 2001 to form the BHP Billiton Mitsubishi Alliance. Illawarra Coal production was 7.1 million tonnes in 2001-2002, an increase of 8% compared with 2000-2001. This increase in production resulted in higher sales in 2001-2002 compared with 2000-2001. The Tower mine was closed in December 2002 (as announced in February 2002).

Manganese alloy production was 619,000 tonnes in 2001-2002, a decrease of 4% compared with 2000-2001. This decrease was mainly due to furnace shutdown and relining activities. Manganese ore production was 3.5 million tonnes, a decrease of 6% compared with 2000-2001. This decrease was due to reduced demand for high-grade ore.

Boodarie™ Iron production was 1.047 million tonnes. On March 26, 2002, we declared “force majeure” on sales contracts and some supply contracts at the BoodarieTM Iron Plant. The declaration followed the temporary suspension of work at the plant following a tube failure in a gas re-heating furnace. Production re-commenced in one train on July 18, 2002, with the remaining three trains progressively put back on-line between July and October 2002. Ramp-up to forecast production levels is continuing.

Profit before taxation for 2001-2002 was US$1,078 million compared with a profit of US$1,044 million in the corresponding period. The 2001-2002 result included an exceptional item of US$6 million before taxation for merger related restructuring costs. The 2000-2001 result included a profit from exceptional items of US$126 million before taxation, comprising a US$128 million profit from sale of interests in the Central Queensland Coal Associates and Gregory joint ventures to Mitsubishi, partly offset by a charge to profit of US$2 million for employee share awards accelerated by the DLC merger.

Excluding exceptional items, Carbon Steel Materials’ profit before taxation was US$1,084 million in 2001-2002, an increase of US$166 million or 18% compared with 2000-2001. In addition to the price and volume factors mentioned above, the 2001-2002 result was favorably affected by lower operating costs at Mt Whaleback iron ore operations in Australia due to improved waste ore ratios, and improved operating performance over the year and lower capital expenditure (which is charged to profit) at BoodarieTM Iron in Australia. Operating costs across Western Australian iron ore operations were further reduced by improved ship loading rates at Port Hedland in Australia. The favorable effect of the lower A$/US$ and rand/US$ exchange rates reduced related operating costs. These factors were partly offset by higher costs at metallurgical coal operations in Queensland due to increased stripping costs at Goonyella, Blackwater, Saraji and Peak Downs, adverse roof conditions at Crinum between August 2001 and December 2001, together with higher royalty costs and higher demurrage costs.

Exploration expenditure incurred and charged to profit was US$8 million in 2001-2002 and US$5 million in 2000-2001.

Depreciation and amortization expense was US$183 million in 2001-2002, a decrease of US$3 million compared with 2000-2001.

Agreement was reached in May 2002 with Nippon Steel Corporation (Japan) and Kawasaki Steel Corporation (Japan) for the prices of Mt Newman (West Australia) Iron Ore for the one year period commencing April 1, 2002. The agreed prices are:

•	Mt Newman Fines–28.28 US cents per dry long ton unit, a decrease of 2.4%.

•	Mt Newman Lump–36.13 US cents per dry long ton unit, a decrease of 5.0%.

Commercial terms have been settled for the majority of annually priced coking coal contracts relating to the BHP Billiton Mitsubishi Alliance (BMA) and BHP Billiton Mitsui coal operations in Queensland in Australia and the BHP Billiton Illawarra coal operations in Australia:

FOB prices for premium hard coking coals across all markets increased to a range of US$48.00-US$50.00 per tonne in 2001-2002, reflecting strong supply/demand fundamentals following the reduction in export volumes from a number of US operations in 2001-2002.

FOB prices for semi-soft and PCI coals have decreased across all markets to a range of US$32.00-US$33.00 per tonne in 2001-2002. The lower prices largely reflect pressure from Chinese supply and a weaker thermal coal market.

The majority of prices settled with customers are retrospective to April 1, 2002.

Stainless Steel Materials

Turnover, including share of joint ventures and associates and inter-segment turnover, was US$868 million in 2001-2002, a decrease of US$126 million over 2000-2001. The decrease was mainly driven by lower realized prices for nickel, down 17% to US$2.69 per pound, together with lower prices for ferrochrome products due to producers liquidating stock holdings to reduce inventory levels. Ferrochrome prices were also adversely impacted by the devaluation of the South African rand against the US dollar.

Nickel production was 68,900 tonnes in 2001-2002, an increase of 13% compared with 60,800 tonnes in the corresponding period mainly reflecting the production from Cerro Matoso Line 2, which commenced production on January 1, 2001. Production at Yabulu refinery was in line with the corresponding period.

Ferrochrome production was 837,000 tonnes in 2001-2002, a decrease of 8% compared with 908,000 tonnes in the corresponding period, and chrome ore production was 2,451,000 tonnes in 2001-2002, a decrease of 22% compared with 3,158,000 tonnes in the corresponding period. These decreases were due to production cut backs that were initiated in response to weakness in the ferrochrome market.

Profit before taxation for 2001-2002 was US$nil compared with a loss of US$51 million in the corresponding period. The 2001-2002 result included an exceptional item of US$3 million before taxation for merger related restructuring costs. The 2000-2001 result included exceptional items of US$123 million before taxation, including a US$114 million loss from the write-down in the Columbus joint venture and a US$9 million charge for employee share awards accelerated by the DLC merger.

Excluding exceptional items, Stainless Steel Material’s profit before taxation was US$3 million in 2001-2002, a decrease of US$69 million compared with 2000-2001. In addition to the price and volume factors mentioned above, the 2001-2002 result was unfavorably affected by costs associated with the closure of Palmiet Ferrochrome in South Africa in November 2001, partly offset by the impact of the lower rand/US$ exchange rate on related operating costs.

The closure of the Palmiet Ferrochrome operation followed the closure of the plant’s two submerged arc furnaces in September 2000, which were closed as a result of decreased global demand for ferrochrome and associated low ferrochrome prices. Due to the availability of other specialist technology elsewhere within the BHP Billiton Group, the production and delivery of the specialty products previously produced at Palmiet has been continued from the BHP Billiton Group’s other furnaces.

Exploration expenditure incurred in 2001-2002 was US$7 million. The amount charged to profit was US$16 million, mainly reflecting the write-off of previously capitalized expenditure of US$9 million. In 2000-2001, exploration expenditure incurred was US$7 million and the amount charged to profit was US$4 million, reflecting capitalized expenditure of US$3 million.

Depreciation and amortization expense was US$89 million in 2001-2002, an increase of US$7 million compared with 2000-2001. The higher charge for 2000-2001 mainly reflected the expansion of operations at Cerro Matoso.

Energy Coal

Turnover, including share of joint ventures and associates and inter-segment turnover, was US$1.9 billion during 2001-2002, a decrease of US$0.1 billion over 2000-2001.

Energy coal production was 82.8 million tonnes in 2001-2002, a decrease of 11% compared with 92.8 million tonnes in the corresponding period. This decrease was mainly due to lower production in South Africa following the sale of the Matla and Glisa collieries, the scaling down of the Rietspruit colliery, and reduced demand from Eskom, together with reduced US, Indonesian and Australian production. These factors were partly offset by the full half-year contribution of the Carbones del Cerrejon and Cerrejon Zona Norte SA operations in Colombia.

Profit before taxation for 2001-2002 was US$531 million compared with US$348 million in the corresponding period. The 2001-2002 result included an exceptional item of US$5 million before taxation, for merger related restructuring costs. The 2000-2001 result included exceptional items of US$34 million before taxation, including a US$26 million loss from the write-down of Lake Mines and a US$8 million charge for employee share awards accelerated by the DLC merger.

Excluding exceptional items, Energy Coal’s profit before taxation was US$536 million in 2001-2002, an increase of US$154 million compared with 2000-2001. The 2001-2002 result was favorably affected by a significant increase in export market prices during the first six months of the year, with annual average prices well above prior periods despite a downturn in market conditions in the second half of the year. The benefit of higher priced longer term contracts offset the weakness in spot prices. 2001-2002 included the profit on disposal of PT Arutmin in Indonesia effective November 30, 2001 together with the inclusion of profits from the Cerrejon operations in Colombia. An overall reduction in unit cash costs were achieved through cost improvement initiatives despite inflationary pressures in South Africa, and reduced production volumes predominantly in South Africa and the United States. In addition, a benefit was derived from the favorable effect of lower rand/US$ exchange rates on related operating costs and net monetary liabilities. These factors were partly offset by lower export volumes due to the disposal of PT Arutmin together with weakening of European markets after an unseasonably warm winter and low natural gas prices.

Exploration expenditure incurred in 2001-2002 was US$5 million. The amount charged to profit was US$nil, reflecting capitalized expenditure of US$5 million. In 2000-2001, exploration expenditure incurred was US$6 million and the amount charged to profit was US$2 million, reflecting capitalized expenditure of US$4 million.

Depreciation and amortization expense was US$176 million in 2001-2002, a decrease of US$8 million compared with 2000-2001.

Petroleum

Turnover, including share of joint ventures and associates and inter-segment turnover, was US$2.8 billion during 2001-2002, a decrease of US$0.6 billion over 2000-2001. Turnover was unfavorably affected in

2001-2002 by a lower average realized oil price of US$22.58 per barrel compared with US$28.04 per barrel in the corresponding period together with a lower average realized liquefied petroleum gas (LPG) price of US$214.62 per tonne compared with US$299.18 per tonne in the corresponding period. You should refer to the “Glossary of terms” section of this prospectus for conversions between tonnes and barrels or cubic feet.

Total production in 2001-2002 was 133.8 million barrels of oil equivalent, comprising 65% liquids (crude oil, condensate and LPG) and 35% gas.

Oil and condensate production was 78.5 million barrels in 2001-2002, a decrease of 1% compared with 79.1 million barrels in 2000-2001. During the year, production commenced from the Typhoon oilfield, which has substantially increased our production levels in the Gulf of Mexico.

Gas production (excluding LNG) was 223.9 billion cubic feet in 2001-2002, an increase of 9% compared with 205.1 billion cubic feet in 2000-2001 that was mainly due to higher volumes from Liverpool Bay and the commencement of production at Zamzama and Typhoon.

LNG production from the North West Shelf was 59.6 billion cubic feet in 2001-2002, an increase of 5% compared with 56.7 billion cubic feet in 2000-2001.

Profit before taxation for 2001-2002 was US$1,069 million, a decrease of 24% compared with a profit of US$1,407 million in the corresponding period. The 2001-2002 result included an exceptional item of US$4 million before taxation for merger related restructuring costs. No exceptional items were included in 2000-2001.

Excluding exceptional items, Petroleum’s profit before taxation was US$1,073 million in 2001-2002, a decrease of US$334 million or 24% compared with 2000-2001.

Depreciation and amortization expense was US$571 million in 2001-2002, an increase of US$71 million compared with 2000-2001. The higher charge for 2001-2002 mainly reflected increased production across several petroleum operations.

Exploration expenditure incurred in 2001-2002 was US$288 million. The amount charged to profit was US$151 million, reflecting capitalized expenditure of US$137 million. In 2000-2001, exploration expenditure incurred was US$206 million and the amount charged to profit was US$144 million, reflecting capitalized expenditure of US$62 million.

Steel

At June 30, 2002, Steel was a segment of the BHP Billiton Group and its 2001-2002 and comparative financial results are reflected in BHP Billiton Group’s results. BHP Steel Limited comprises the majority of the Steel segment. BHP Steel Limited legally separated from the BHP Billiton Group on July 22, 2002, having listed on the Australian Stock Exchange on July 15, 2002.

Turnover, including share of joint ventures and associates and inter-segment turnover, was US$2.8 billion during 2001-2002, a decrease of US$1.0 billion compared with 2000-2001.

Raw steel production for 2001-2002 of 5.3 million tonnes was 2% less than 5.4 million tonnes in 2000-2001, reflecting production down-time associated with industrial action, planned maintenance and the re-line of the New Zealand Steel smelter.

Steel’s profit before taxation was US$101 million in 2001-2002, a decrease of US$147 million or 59% compared with the corresponding period. No exceptional items were included in 2001-2002. The 2000-2001 result included a loss from exceptional items of US$22 million before taxation for organization restructuring costs and provisions.

Excluding exceptional items, Steel’s profit before taxation was US$101 million, a decrease of US$169 million or 63% compared with 2000-2001. This decrease was mainly due to lower international prices for steel products and the exclusion of operating profits from disposed businesses (primarily OneSteel Limited) which were included in the corresponding period. These factors were partly offset by stronger Australian domestic demand for value added coated products and the profit on sale of the Australian and US strapping businesses.

Depreciation and amortization expense was US$137 million, a decrease of US$37 million compared with 2000-2001. The lower charge for 2001-2002 mainly reflected the spin-off of OneSteel Limited during the corresponding period.

Diamonds and Specialty Products

Turnover, including share of joint ventures and associates and including inter-segment turnover, was US$1.5 billion during 2001-2002, an increase of US$0.2 billion over 2000-2001. This increase mainly resulted from increased diamond production from Ekati™, partly offset by lower diamond prices that was mainly due to a general downturn in the global economy.

Ekati™ diamond production was 3,650,000 carats in 2001–2002, an increase of 2,221,000 carats or 155% compared with 1,429,000 carats in the corresponding period. This increase mainly reflected the acquisition of an additional 29% interest in Ekati™, higher carat grade on core production and higher recoveries of lower quality diamonds. The increase in carat production was driven by the introduction of the Misery Pipe (higher grade and lower value stones) and the continued optimization of the process plant.

Diamonds and Specialty Products’ profit before taxation for 2001-2002 was US$266 million compared with a profit of US$175 million in the corresponding period. The 2001-2002 result included an exceptional item of US$6 million before taxation for merger related restructuring costs. The 2000-2001 result included a loss from exceptional items of US$13 million before taxation comprising DLC merger related organizational restructuring costs and provisions of US$7 million and US$6 million for employee share awards accelerated by the DLC merger.

Excluding exceptional items, Diamonds and Specialty Products’ profit before taxation was US$272 million in 2001-2002, an increase of US$84 million or 45% compared with 2000-2001. In addition to the price and volume factors mentioned above, the 2001-2002 result was unfavorably affected by lower volumes from the titanium minerals operations primarily reflecting weaker market conditions in the US and Japan.

Exploration expenditure incurred in 2001-2002 was US$62 million. The amount charged to profit was US$59 million in 2001-2002, reflecting capitalized expenditure of US$3 million. In 2000-2001, the exploration expenditure incurred was US$63 million and the amount charged to profit was US$75 million, reflecting the write-off of previously capitalized expenditure of US$18 million and capitalized exploration expenditure of US$6 million.

Depreciation and amortization expense was US$76 million in 2001-2002, an increase of US$38 million compared with 2000-2001. This increase mainly reflected the acquisition of an additional 29% interest in Ekati™.

Group and Unallocated Items

This category represents corporate activities, including Group Treasury operations and certain workout assets including HBI Venezuela, Ok Tedi, Hartley Platinum mine, which was sold in January 2001, and the Beenup Mineral sands operations, which was closed in March 2001.

Group and Unallocated Items’ profit before taxation for 2001-2002 was a loss of US$612 million compared with a loss of US$1,662 million in the corresponding period. The 2001-2002 result included an exceptional item of US$39 million before taxation for merger related restructuring costs.

The 2000-2001 result included a loss from exceptional items of US$1,067 million before taxation comprising a charge to profit of US$520 million from the write-off of the BHP Billiton Group’s equity investment in the HBI project in Venezuela and the establishment of provisions for financial obligations to banks and other associated costs; a US$430 million charge to profit from the write-off of the BHP Billiton Group’s interest in the Ok Tedi copper mine in Papua New Guinea; a charge to profit of US$92 million for DLC merger transaction costs; a charge to profit of US$22 million for organizational restructuring costs related to the DLC merger; and a charge to profit of US$3 million for employee share awards accelerated by the DLC merger.

Excluding exceptional items, Group and Unallocated Items’ profit before taxation was a loss of US$573 million in 2001-2002, a decrease of US$22 million or 4% compared with 2000-2001.

Group and Unallocated Items includes losses on legacy A$/US$ currency hedging of approximately US$331 million in 2001-2002 compared with losses of US$360 million in the corresponding period. These losses mainly reflect the lower value of hedge settlement rates compared with hedge contract rates for currency hedging contracts settled during the year.

The net costs of Group and Unallocated Items, excluding losses from legacy A$/US$ currency hedging, was US$242 million in 2001-2002 compared with US$235 million in the corresponding period.

Dividends

An interim dividend of 6.5 US cents per fully paid ordinary share was paid in December 2001 and a final dividend of 6.5 US cents per fully paid ordinary share was paid in July 2002, bringing the total for 2001-2002 to 13.0 US cents. The BHP Billiton Limited dividends were fully franked for Australian taxation purposes. Franked dividends are those paid out of profits which have borne Australian corporate tax (i.e., to which franking credits have been allocated) while unfranked dividends are paid out of untaxed profits. Generally, franking credits are generated by income tax paid by the company. Shareholders who receive franked dividends are generally entitled to some form of relief from Australian tax in respect of those dividends. Dividends paid to non-Australian resident shareholders are exempt from Australian dividend withholding tax to the extent the dividends are franked. Dividends paid to Australian resident shareholders would entitle those shareholders to an Australian tax credit to the extent the dividends are franked.

The corresponding period for BHP Billiton Limited shareholders included an unfranked interim dividend of 12.1 Australian cents per fully paid share (adjusted for merger bonus issue) and a fully franked final dividend of 12.6 Australian cents per fully paid share (adjusted for merger bonus issue), bringing the total for 2000-2001 to 24.7 Australian cents.

The corresponding period for BHP Billiton Plc shareholders included an interim dividend of 4.0 US cents per share and a final dividend of 8.0 US cents per share, bringing the total for 2000-2001 to 12.0 US cents.

Dividends for the BHP Billiton Group are determined and declared in US dollars. However, BHP Billiton Limited dividends are mainly paid in Australian dollars and BHP Billiton Plc dividends are mainly paid in pounds sterling to shareholders on the UK section of the register and South African rand to shareholders on the South African section of the register. The rates of exchange applicable two business days before the declaration date were used for conversion.

Liquidity and Capital Resources

Net cash flow from Group operating activities in 2001-2002 was US$4.6 billion before dividends received from joint ventures and associates of US$149 million, and taxation paid of US$515 million.

Returns on investments and servicing of finance resulted in a net cash outflow of US$357 million in 2001-2002. Interest paid of US$496 million, dividends paid on redeemable preference shares of US$35 million and dividends paid to minorities of US$20 million were partly offset by interest received of US$156 million and other dividends received of US$38 million.

Net cash outflow from capital expenditure and financial investment totaled US$2.6 billion. US$2.5 billion was used for purchases of tangible fixed assets, US$182 million for purchases of investments and funding of joint ventures, and US$390 million for exploration expenditure. These items were partly offset by the US$200 million proceeds from disposals of tangible fixed assets and US$232 million generated from the sale or redemption of investments and repayments by joint ventures.

Net cash outflow from acquisitions and disposals totaled US$38 million including US$45 million for investment in subsidiaries, US$45 million for cash transferred on disposal and US$208 million for investment in joint ventures. This was offset by proceeds from the sale of subsidiaries of US$190 million (mainly the sale of PT Arutmin) and the disposal of joint ventures of US$70 million.

These factors together with equity dividends paid of US$811 million resulted in a net cash outflow before management of liquid resources and financing of US$448 million in 2001-2002.

A net repayment of borrowings totalling US$542 million together with US$85 million raised through the issue of shares/share buy-back scheme represented a total net cash inflow from financing of US$457 million in 2001-2002.

These factors together with an increase in money market deposits of US$157 million resulted in a net increase in the cash holdings of the BHP Billiton Group of US$148 million in 2001-2002.

Net debt at June 30, 2002 was US$6.8 billion, a decrease of US$0.5 billion for the year. Gearing, which is the ratio of net debt to net debt plus net assets, was 35.0% at June 30, 2002, compared with 38.4% at June 30, 2001.

Our financial liabilities at June 30, 2002, including overdrafts, were US$8.3 billion, a decrease of US$0.3 billion from the previous year. The following table sets forth our debt obligations at June 30, 2002 broken down by varying maturities:

	Bank loans, debentures and other loans	Obligations under finance leases	Subsidiary preference shares	Other creditors	Total
	(US$ millions)
In one year or less or on demand	2,785	2	—	—	2,787
In more than one year but not more than two years	127	33	150	14	324
In more than two years but not more than five years	3,000	—	300	3	3,303
In more than five years	1,924	—	—	—	1,924

	7,836	35	450	17	8,338	(1)

(1)	Includes US$86 million in relation to petroleum development in Algeria. There are no other amounts specifically related to petroleum development.

The ratio of current assets (excluding debtors due after one year) to creditors, which represents amounts falling due within one year, was 90% at June 30, 2002 compared with 109% at June 30, 2001.

Closing cash at bank and in hand and overdrafts at June 30, 2002 were US$690 million compared with US$549 million at June 30, 2001. In addition, the BHP Billiton Group had money market deposits at June 30, 2002 of US$300 million compared with US$449 million at June 30, 2001. The following table sets forth the maturity profile of the BHP Billiton Group’s undrawn committed facilities as at June 30, 2002:

Undrawn committed facilities
(US$ millions)
Expiring in one year or less	1,281
Expiring in more than two years	401

1,682

None of the BHP Billiton Group’s general borrowing facilities are subject to financial covenants. Certain specific financing facilities in relation to specific businesses are the subject of financial covenants which vary from facility to facility but which would be considered normal for such facilities.

We currently have a US$2.5 billion revolving credit facility where finance subsidiaries of the BHP Billiton Group are borrowers and BHP Billiton Limited and BHP Billiton Plc are guarantors. The revolving credit facility comprises two tranches: tranche A of US$1.25 billion and tranche B of US$1.25 billion. Tranche A is a 364-day revolving credit facility with a termination date of September 2003 and Tranche B is a five-year revolving credit facility with a termination date of September 2006. The pricing of the revolving credit facility is in-line with what would be expected of a credit facility to a company with our credit rating. A negative pledge applies to the credit facility and there are no financial covenants.

In October 2001, we increased our Australian dollar Commercial Paper Program limit from A$1 billion to A$2 billion. During November 2001, we issued A$1 billion in debt securities in two tranches: A$750 million of 7-year, 6.25% notes maturing August 2008, and A$250 million of 3-year, floating rate notes maturing November 2004. In addition, a US$1.5 billion Euro Medium Term Note program was established during June 2002.

In accordance with the announced share buyback program, BHP Billiton Limited re-purchased 4,134,622 shares during 2001-2002 at a weighted average price of A$8.83 per share. The buyback program allows for the purchase of either BHP Billiton Limited or BHP Billiton Plc shares, up to a limit of 186 million shares.

Contractual commitments for capital expenditure outstanding at June 30, 2002 amounted to US$1.6 billion. These commitments relate mainly to Petroleum in connection with developments in Algeria (US$0.3 billion), Gulf of Mexico (US$0.2 billion), North West Shelf (US$0.1 billion), and Minerva (US$0.1 billion); Aluminium in connection with Hillside 3 (US$0.2 billion) and Mozal II (US$0.1 billion); Base Metals in connection with Escondida Phase IV (US$0.1 billion); Energy coal in connection with Mount Arthur North (US$0.1 billion); and Carbon Steel Materials in relation to Mining Area C (US$0.1 billion). Of the total of US$1.6 billion, US$1.3 billion is expected to be expended in the year ending June 30, 2003. We expect that these contractual commitments for expenditure, together with other expenditure and liquidity requirements, will be met from internal cash flow and, to the extent necessary, from external sources.

Capital expenditures and financial investment totaled US$2,621 million in 2001-2002, a US$1,014 million decrease compared with 2000-2001. Expenditure on growth projects including Escondida Phase IV, the ROD oil and Ohanet wet gas projects in Algeria, Mozal II and Petroleum projects in the Gulf of Mexico amounted to US$1,590 million. Maintenance capital expenditure was US$891 million. Exploration expenditure was US$390 million in 2001-2002, an increase of US$49 million compared with 2000-2001.

During 2001-2002, we committed approximately US$2.5 billion to new growth projects, including: US$790 million on Gulf of Mexico oil and gas developments (Maddog, Atlantis and the transportation system); US$123 million on the Minerva gas field and US$50 million on the Bream Gas Pipeline (Petroleum); US$449 million on the Hillside 3 expansion (Aluminium); US$411 million on Mount Arthur North (Energy Coal); US$480 million on the Mining Area C and Port Capacity expansion projects and US$170 million on the Dendrobium metallurgical coal mine (Carbon Steel Materials).

The following table sets forth our operating lease obligations as of June 30, 2002 broken down by varying maturities.

Obligations under operating leases
(US$ millions)
Due not later than one year	169
Due later than one year and not later than five years	375
Due later than five years	274

Total commitments under operating leases	818

The following table sets forth our contingent liabilities (not otherwise provided for in the accounts) as of June 30, 2002.

Contingent liabilities
(US$ millions)
Joint ventures and associates—guarantees of borrowings (unsecured)	429
Other (unsecured, including guarantees)	498

Total contingent liabilities(a)	927

(a)	Excludes US$145 million of other unsecured contingent liabilities where there is either a possible or present obligation, but the likelihood of the transfer of future economic benefits is remote.

There are no material arrangements which give rise to “off-balance sheet” financial obligations for the BHP Billiton Group other than those reported in the financial statements, such as derivatives, contingent liabilities, commitments for capital expenditure, commitments for other expenditure or commitments under operating leases.

Comparison to results under US Generally Accepted Accounting Principles

Under UK GAAP, attributable profit for 2001-2002 was US$1.7 billion compared to US$1.2 billion under US GAAP, a decrease of US$0.5 billion. The difference includes estimated adjustments of US$322 million (after tax) for increased depreciation and amortization of the fair value adjustment on acquisition of the BHP Billiton Plc Group and US$333 million (no tax effect) for losses associated with the BHP Steel demerger, partly offset by US$195 million (after tax) gain for fair value accounting for derivatives.

The following information is provided in respect of the losses associated with the BHP Steel demerger referred to above. Under UK GAAP, the BHP Steel demerger will be treated in two components in the year ending June 30, 2003—a distribution to BHP Billiton Limited shareholders of 94 per cent of BHP Steel shares (accounted for as a capital reduction) and a sale of 6 per cent of BHP Steel shares (accounted for as a sale of assets). Under US GAAP, the BHP Steel demerger is classified as a non pro-rata distribution to shareholders and is required to be accounted for as a 100 per cent sale of assets. The implied consideration for the sale of the additional 94 per cent of BHP Steel shares is based on the market price of BHP Steel shares used in determining the bonus issue of BHP Billiton Plc shares to BHP Billiton Plc shareholders. The remaining 6 per cent is measured at the respective sale price. The implied consideration, when compared to the book value of the BHP Steel net assets to be demerged, indicates a shortfall, which is required to be recognized in the result for the period ended June 30, 2002 for US GAAP. The calculation of the book value of the BHP Steel net assets to be demerged includes US GAAP net asset adjustments attributable to BHP Steel.

Under UK GAAP, attributable profit for 2000-2001 was US$1,529 million compared to US$882 million under US GAAP, a decrease of US$647 million, mainly being a decrease of US$565 million representing the exclusion of the BHP Billiton Plc Group’s pre-acquisition profit attributable to shareholders under UK GAAP.

For a detailed description of material differences between UK GAAP and the estimated result under US GAAP refer ‘Note 35. US Generally Accepted Accounting Principles disclosures’ in the attached 2002 BHP Billiton Group Annual Financial Statements.

Year ended June 30, 2001 compared with year ended June 30, 2000

In this analysis, all references to 2000-2001 are to the year ended June 30, 2001 and all references to 1999-2000 or the corresponding period are to the year ended June 30, 2000.

Results of operations

Consolidated

Profit after taxation (before equity minority interests) for 2000-2001 was US$1.3 billion compared with US$1.5 billion for 1999-2000. Excluding exceptional items, profit after taxation (before equity minority interests) was US$2.2 billion for 2000-2001 compared with a profit of US$1.8 billion for 1999-2000.

Turnover (including share of joint ventures and associates) for 2000-2001 was US$19.1 billion and represented an increase of US$0.7 billion or 3.7% compared with 1999-2000. For information relating to turnover, you should refer to the customer sector group discussions under Aluminium, Base Metals, Carbon Steel Materials, Stainless Steel Materials, Energy Coal, Petroleum, Steel, Diamonds and Specialty Products, and Group and Unallocated Items below.

Profit before taxation was US$2.1 billion for 2000-2001 compared with a profit of US$1.8 billion for 1999-2000. Excluding exceptional items, profit before taxation was US$3.2 billion for 2000-2001 compared with a profit of US$2.5 billion for 1999-2000. These exceptional items in 2000-2001 included:

•	in Group and Unallocated Items, a net loss of US$1,067 million, which comprised a US$430 million charge to profit from the write-off of the BHP Billiton Group’s interest in the Ok Tedi copper mine in Papua New Guinea; a charge to profit of US$340 million from provisions for financial obligations to banks and other provisions related to the decision to cease further investment in the HBI project in Venezuela; a charge to profit of US$180 million from the write-off of the BHP Billiton Group’s equity investment in the HBI project in Venezuela and the establishment of provisions and other associated costs, a charge to profit of US$92 million for DLC merger transaction costs; a charge to profit of US$22 million for organizational restructuring costs related to the DLC merger; and a charge to profit of US$3 million for employee share awards accelerated by the merger;

•	in Base Metals, a net loss of US$8 million, which comprised a charge to profit of US$7 million for organizational restructuring costs related to the DLC merger; and a US$1 million charge to profit for employee share awards accelerated by the DLC merger;

•	in Carbon Steel Materials, a net gain of US$126 million, which comprised a profit of US$128 million from the sale of part of our interests in the Central Queensland Coal Associates and Gregory joint ventures, partly offset by a US$2 million charge to profit for employee share awards accelerated by the DLC merger;

•	in Aluminium, a net gain of US$53 million, which comprised a US$61 million credit to profit for the sale of expansion rights at Mozal II, partly offset by a US$8 million charge to profit for employee share awards accelerated by the DLC merger;

•	in Energy Coal, a net loss of US$34 million, which comprised a US$26 million charge to profit from the write-off of the Group’s interest in Lakes Mines, Australia and a US$8 million charge to profit for employee share awards accelerated by the DLC merger;

•	in Steel, a charge to profit of US$22 million for organizational restructuring costs and provisions;

•	in Diamonds and Specialty Products, a net loss of US$13 million, which comprised a charge to profit of US$7 million for organizational restructuring costs related to the DLC merger and a charge to profit of US$6 million for employee share awards accelerated by the DLC merger;

•	in net interest, a charge to profit of US$6 million (no taxation effect) for organizational restructuring costs related to the DLC merger; and

•	in Stainless Steel Materials, a loss of US$123 million, which comprised a charge to profit of US$114 million from the write-down of the BHP Billiton Group’s interest in the Columbus Stainless Steel joint venture, a charge to profit of US$9 million for employee share awards accelerated by the DLC merger.

The 1999-2000 profit before tax included exceptional items that resulted in a net charge to profit of US$760 million, comprising losses from the write-down of assets; provision for closure and restructuring costs; and losses from asset sales, partly offset by taxation benefits from the finalization of funding arrangements; the restatement of deferred taxation balances following the change in the Australian company taxation rate; and profits from asset sales.

Excluding exceptional items, there were a number of factors that affected our results for 2000-2001, including:

•	the favorable effect of higher prices for our products in 2000-2001 compared with 1999-2000, mainly for petroleum products, energy coal, aluminium and iron ore;

•	the favorable effect of new and acquired operations, mainly due to the acquisition of Rio Algom; higher profits from the Laminaria/Corallina oil fields in North West Australia; equity accounted profits from QCT Resources Limited; the acquisition of the additional 56% interest in Worsley; and the acquisition of equity interests in the Carbones del Cerrejon and Cerrejon Zona Norte SA operations in Colombia; and

•	favorable exchange rates for Australian dollar, South African rand and Brazilian real related operating costs.

These factors were partially offset by:

•	lower prices for nickel, steel and chrome in 2000-2001 compared to 1999-2000;

•	the unfavorable effect of ceased, sold and discontinuing businesses, mainly due to increased equity accounted losses from HBI Venezuela; lower operating profits from discontinued steel operations; and operating profits from the Kutubu, Gobe and Moran producing fields in Papua New Guinea and the Buffalo oil field in North West Australia, which were included in 1999-2000 but have now been sold;

•	higher exploration expenditure charged to profit, mainly reflecting petroleum exploration activity in the Gulf of Mexico, Latin America and Algeria, and the write-off of previously capitalized exploration expenditure for the Agua Rica copper project in Argentina; and

•	variations in stripping ratios have not had a material impact on the reported results of the current period as compared to the corresponding period.

Depreciation and amortization expense decreased by US$0.1 billion to US$1.7 billion in 2000-2001. This decrease mainly reflected the impact of depreciation in 1999-2000 on businesses that have been sold. These factors were partly offset by higher depreciation on newly commissioned operations, the acquisition of Rio Algom and the additional 56% ownership interest in Worsley.

Net interest and similar items payable decreased by US$13 million to US$476 million in 2000-2001, and included an exceptional charge to profit of US$6 million (no taxation effect) for organizational restructuring costs related to the DLC merger. Refer to Note 7 to BHP Billiton Group’s Annual Financial Statements for more information regarding these costs. Excluding exceptional items, net interest and similar items payable were US$470 million in 2000-2001, a decrease of US$19 million or 4% compared with the corresponding period. This decrease was mainly due to exchange rate differences on South African rand-denominated debt, partly offset by higher interest rates and an increase in average net debt relative to 1999-2000.

The tax charge for 2000-2001 was US$811 million compared with US$251 million for 1999-2000. The effective taxation rate for 2000–2001 was 39.3% compared with 14.1% in 1999-2000. The nominal UK taxation rate was 30% for 2000-2001. The effective taxation rate was higher than the nominal rate in 2000-2001, primarily due to the taxation effect of exceptional and one-off items noted above and a loss of US$33 million due to non-deductibility of financing costs as a consequence of an income tax audit. Excluding exceptional items, the tax charge for 2000-2001 was US$943 million compared with US$774 million for 1999-2000, representing an effective taxation rate for 2000-2001 of 29.9% compared with 30.5% in 1999-2000.

Aluminium

Turnover (including share of joint ventures and associates and inter-segment turnover) was US$3.0 billion during 2000-2001, an increase of US$0.6 billion compared with 1999-2000. Turnover was favorably affected by a 2% increase in the average realized metal price for aluminium, including value-added products, from US$1,542 per tonne in 1999-2000 to US$1,573 per tonne during 2000-2001.

Aluminium smelters produced 984,000 tonnes of metal in 2000-2001 compared with 883,000 tonnes produced in the corresponding period, with the then newly commissioned Mozal I in Mozambique contributing 93,000 tonnes of metal in 2000-2001. Alumina output was 2,938,000 tonnes in 2000-2001, an increase of 1,060,000 tonnes compared with 1999-2000. Of the total production amount, 1,632,000 tonnes was attributable to Worsley in Australia, with the additional 56% interest in Worsley purchased in January 2001 contributing 720,000 tonnes.

Profit before taxation for 2000-2001 was US$576 million compared with a profit of US$438 million in the previous year. The 2000-2001 result included exceptional items of US$53 million before taxation, including a US$61 million gain from the sale of expansion rights at Mozal II, partly offset by a US$8 million charge for employee share awards accelerated by the DLC merger. No exceptional items were included in the 1999-2000 result.

Excluding exceptional items, Aluminium’s profit before taxation was US$523 million in 2000-2001, an increase of US$85 million or 19% compared with 1999-2000. In addition to the price and volume factors mentioned above, the 2000-2001 result was favorably affected by the receipt of a break fee on the proposed acquisition of Gove Alumina, and favorable exchange rates for Australian dollar, South African rand and Brazilian real related operating costs. These factors were partially offset by increased pot relining costs at Hillside in South Africa, and an increase in London Metal Exchange, or LME, aluminium price linked costs.

Exploration expenditure incurred and charged to profit in 2000-2001 were US$1 million compared with US$nil in 1999-2000.

Depreciation and amortization expense was US$198 million in 2000-2001, an increase of US$50 million compared with 1999-2000. The higher charge for 2000-2001 mainly reflected the newly commissioned Mozal I and the additional 56% interest in Worsley.

Base Metals

Turnover (including share of joint ventures and associates and inter-segment sales) was US$1.7 billion during 2000-2001, a decrease of US$0.2 billion over 1999-2000. Lower average silver, gold and zinc prices were partially offset by higher copper prices and higher copper production. This increase in copper production was mainly due to the inclusion of the various Rio Algom operations beginning in October 2000. Excluding exceptional items, Base Metals’ profit before taxation was US$462 million in 2000-2001, a decrease of US$3 million or 1% compared with 1999-2000.

Production of total copper contained in concentrate and cathode in 2000-2001 was 20% higher than the previous year, reflecting the Rio Algom acquisition, partly offset by lower head grade at Escondida. Production of silver, lead and zinc increased for the period, mainly reflecting higher output from Cannington as a result of the improvement of the production processes of the mill.

Profit before taxation for 2000-2001 was US$454 million compared with a profit of US$465 million in 1999-2000. The 2000-2001 result included a loss from exceptional items of US$8 million before taxation, which comprised US$7 million for DLC merger related organizational restructuring costs and provisions and US$1 million for employee share awards accelerated by the DLC merger. No exceptional items were included in the 1999-2000 result.

Exploration expenditure incurred in 2000-2001 was US$56 million. The amount charged to profit was US$19 million, reflecting capitalized expenditure of US$37 million. The amount capitalized primarily represented the La Granja and Escondida Norte projects. In 1999-2000, exploration expenditure incurred was US$11 million and the amount charged to profit was US$8 million, reflecting capitalized expenditure of US$3 million.

Depreciation and amortization expense was US$216 million in 2000-2001, an increase of US$40 million compared with 1999-2000. The higher charge for 2000-2001 mainly reflected the additional depreciation charge in respect of the Rio Algom operations.

Carbon Steel Materials

Turnover (including share of joint ventures and associates and inter-segment sales) was US$3.3 billion during 2000-2001, an increase of US$0.5 billion or 19% over 1999-2000. This increase was mainly due to higher iron ore and metallurgical coal prices and increased volumes.

Iron ore operations shipped 67.6 million wet tonnes in 2000-2001, an increase of 6.7 million wet tonnes or 11% compared with 1999-2000. This increase was mainly due to shipments from Western Australia, which increased by 13% compared with 1999-2000. Our share of Queensland metallurgical coal production was 30.6 million tonnes in 2000-2001, which was 25% higher than in 1999-2000 mainly due to the acquisition of QCT Resources Limited. Metallurgical coal production from Illawarra was 6.6 million tonnes, which was 5% higher than in 1999-2000 mainly due to higher production at Appin mine. Total manganese alloy production of 642,000 tonnes in 2000-2001 was 5% lower than in 1999-2000 following lower demand. Manganese ore production of 3.8 million tonnes in 2000-2001 was 5% higher than the previous year following higher demand. Hot briquetted iron production was 80% higher than the previous year, mainly reflecting continued production ramp-up at our Western Australia plant.

Profit before taxation for 2000-2001 was US$1,044 million compared with a loss of US$147 million in the previous year. The 2000-2001 result included a gain from exceptional items of US$126 million before taxation, including a US$128 million profit from sale of interests in the Central Queensland Coal Associates and Gregory Joint Ventures to Mitsubishi, partly offset by a US$2 million charge to profit for employee share awards accelerated by the DLC merger. The 1999-2000 result included a loss from exceptional items of US$695 million before taxation from the write-off of HBI Western Australia.

Excluding exceptional items, Carbon Steel Materials’ profit before taxation was US$918 million, an increase of US$370 million or 68% compared with the corresponding period. In addition to the price and volume factors mentioned above, the 2000-2001 result was affected by favorable exchange rates for Australian dollar and South African rand related operating costs, and lower operating losses from HBI Western Australia, partly offset by higher costs at Queensland coal operations due to the impact of industrial action and dragline maintenance shutdowns, and higher costs at our Western Australia iron ore operations due to higher royalty and diesel costs.

Exploration expenditure incurred and charged to profit in 2000-2001 was US$5 million. In 1999–2000, the exploration expenditure incurred was US$4 million and the amount charged to profit was US$3 million, reflecting capitalized exploration expenditure of US$1 million.

Depreciation and amortization expense was US$186 million in 2000-2001, a decrease of US$69 million compared with 1999-2000. The lower charge for 2000-2001 mainly reflected no depreciation on HBI Western Australia following the write-down in the corresponding period.

Stainless Steel Materials

Turnover (including share of joint ventures and associates and inter-segment turnover) was US$994 million during 2000-2001, a decrease of US$162 million over 1999-2000 reflecting lower prices partly offset by improved volumes.

Total nickel production increased to 60,725 tonnes of contained nickel in 2000-2001 from 54,100 tonnes in 1999-2000, an increase of 12% over the previous year due to the Line 2 expansion at Cerro Matoso in Colombia and the rehabilitation program at the Yabulu refinery in Australia. Chrome alloy production for 2000-2001 was 908,000 tonnes, a reduction of 14% on the corresponding period. Chrome ore production was 3,158,000 tonnes in 2000-2001, a reduction of 15% compared with 1999-2000. This decrease mainly reflected Samancor Chrome accelerating its program of furnace upgrades and the cut back of production over the year.

Loss before taxation for 2000-2001 was US$51 million compared with a profit before taxation of US$204 million for 1999-2000. The 2000-2001 result included a loss from exceptional items of US$123 million, which comprised a charge to profit of US$114 million from the write-down of BHP Billiton Group’s interest in the Columbus Stainless Steel joint venture and US$9 million before taxation for employee share awards accelerated by the DLC merger. No exceptional items were included in the 1999-2000 result.

Excluding exceptional items, Stainless Steel Materials’ profit before taxation was US$72 million in 2000-2001, a decrease of US$132 million or 65% compared with 1999-2000. Lower prices for nickel cobalt by-product and ferrochrome all contributed unfavorably to the result for 2000-2001 and increased operating losses from the Columbus joint venture. These factors were partially offset by higher nickel production, and lower unit costs at Cerro Matoso and Yabulu.

Exploration expenditure incurred in 2000-2001 was US$7 million. The amount charged to profit was US$4 million, reflecting capitalized expenditure of US$3 million. In 1999-2000, exploration expenditure incurred and charged to profit was US$13 million.

Depreciation and amortization expense was US$82 million in 2000-2001, an increase of US$15 million compared with 1999-2000. The higher charge for 2000-2001 reflects the expansion of operations at Cerro Matoso.

Energy Coal

Turnover (including share of joint ventures and associates and inter-segment turnover) was US$2.0 billion during 2000-2001, an increase of US$0.4 million over 1999-2000.

Total energy coal production was 92.9 million tonnes in 2000-2001, 1% lower than in 1999-2000. This decrease was mainly due to lower production in South Africa following the sale of the Matla and Glisa collieries and the cutback in production at Koornfontein due to restructuring initiatives. These decreases were partly offset by the acquisition of interests in the Carbones del Cerrejon and Cerrejon Zona Norte SA operations in Colombia and increased production in the United States, Australia and Indonesia.

Profit before taxation for 2000-2001 was US$348 million compared with a profit of US$137 million in 1999-2000. The 2000-2001 result included a loss from exceptional items of US$34 million before taxation, including US$26 million from the write-off of our interest in Lakes Mines following a reassessment of the future economic value of this asset and US$8 million for employee share awards accelerated by the DLC merger. The write-off of our interest in Lakes Mines followed a reassessment of this asset and a decision taken to sell the asset with the write-off reflecting the proceeds anticipated from the sale. No exceptional items were included in the 1999-2000 result.

Excluding exceptional items, Energy Coal’s profit before taxation was US$382 million in 2000-2001, an increase of US$245 million or 179% compared with 1999-2000. Higher export energy coal prices, cost savings and efficiencies and favorable exchange rates for South African rand and Australian dollar related operating costs all contributed favorably to the result for 2000-2001.

Exploration expenditure incurred in 2000-2001 was US$6 million. The amount charged to profit was US$2 million, reflecting capitalized expenditure of US$4 million. In 1999-2000, exploration expenditure incurred was US$8 million and the amount charged to profit was US$4 million, reflecting capitalized expenditure of US$4 million.

Depreciation and amortization expense was US$184 million in 2000-2001, an increase of US$21 million compared with 1999-2000. The higher charge for 2000-2001 mainly reflected higher charges at Ingwe in South Africa.

Petroleum

Turnover (including share of joint ventures and associates and inter-segment sales) was US$3.4 billion during 2000-2001, an increase of US$0.4 billion over 1999-2000. Turnover was favorably affected by the higher average realized oil price of US$29.39 per barrel in 2000-2001 compared with US$25.21 per barrel in 1999-2000.

Oil and condensate production was 1% lower in 2000-2001 than in 1999-2000 due to natural field decline at Bass Strait in Australia; the sale of the Buffalo oil field in Australia in 2000-2001; and lower production at the Bruce field in the United Kingdom due to shut-ins for repairs. These decreases were partly offset by higher volumes at the Laminaria/Corallina oil fields in Australia in their first full year of production; higher volumes at Liverpool Bay in the United Kingdom due to strong performance following a major maintenance shutdown; and higher volumes at Griffin in North West Australia due to the impact of the infill wells and favorable weather conditions for operations.

Natural gas production was 15% higher in 2000-2001 compared with 1999-2000, which was largely attributable to higher volumes from Bass Strait, Bruce and Griffin, and the commencement of production at the Zamzama field in Pakistan late in March 2001. Liquefied natural gas production at the North West Shelf in Western Australia was 5% lower in 2000-2001 compared with 1999-2000 mainly due to longer than planned maintenance shut-downs in October 2000.

Profit before taxation for 2000-2001 was US$1.4 billion compared with a profit of US$1.1 billion in 1999-2000. No exceptional items were included in the 2000-2001 result. The 1999-2000 result included a net credit to profit of US$81 million before taxation, comprising profits of US$93 million on the sale of Papua New Guinea petroleum assets and the Bolivia-to-Brazil pipeline, partly offset by a charge to profit of US$12 million for restructuring costs and provisions.

Excluding exceptional items, Petroleum’s profit before taxation for 2000-2001 was US$1.4 billion, an increase of US$0.3 billion compared with 1999-2000. In addition to the price and volume factors mentioned above, the 2000-2001 result was affected by higher natural gas, LNG and LPG prices, and higher profits from the Laminaria/Corallina oil fields, which commenced operations in November 1999. These factors were partly offset by lower Bass Strait oil sales volumes and higher exploration expenditure charged to profit reflecting exploration activity in the Gulf of Mexico, Latin America and Algeria.

Exploration expenditure incurred in 2000-2001 was US$206 million. The amount charged to profit was US$144 million, reflecting capitalized expenditure of US$62 million. In 1999-2000, the expenditure incurred was US$153 million and the amount charged to profit was US$118 million, reflecting capitalized expenditure of US$41 million and the write-off of US$6 million previously capitalized expenditure. The increase in exploration expenditure incurred and charged to profit reflected exploration activities in the Gulf of Mexico, Latin America and Algeria.

Depreciation and amortization expense was US$500 million in 2000-2001, a decrease of US$28 million compared with 1999-2000. The lower charge for 2000-2001 mainly reflected higher depreciation on recently commissioned operations.

Steel

Turnover (including share of joint ventures and associates and inter-segment sales) was US$3.8 billion during 2000-2001, a decrease of US$1.6 billion compared with 1999-2000.

Steel dispatches from all operations were 5.34 million tonnes in 2000-2001, 10% higher than the 1999-2000 dispatches of 4.86 million tonnes. Australian domestic dispatches were 2.09 million tonnes, which was 9% higher compared with 1999-2000. This increase was mainly due to the inclusion of dispatches to OneSteel Limited in 2000-2001 (previously treated as dispatches within the BHP Billiton Limited Group), partly offset by lower sales volumes of coated products in 1999-2000. Export dispatches were 2.36 million tonnes in 2000-2001, which was 15% higher compared with 1999-2000. This increase was mainly due to a planned ramp-down in production in 1999-2000. Dispatches from BHP New Zealand Steel were 0.54 million tonnes in 2000-2001, which was 3% lower compared with 1999-2000. This decrease was mainly due to furnace repairs during the first half of 2000-2001, partly offset by stronger domestic demand. Dispatches from other overseas plants were 0.36 million tonnes in 2000-2001, which was 9% higher compared with 1999-2000. This increase was mainly due to a rise in domestic sales volumes in Thailand and Malaysia.

Profit before taxation for 2000-2001 was US$248 million compared with US$249 million in 1999-2000. The 2000-2001 result included a loss from exceptional items of US$22 million before taxation for organization restructuring costs and provisions. The 1999-2000 result included a charge to profit of US$153 million before taxation, comprising a US$135 million loss on the sale of the US west coast steel businesses and US$18 million for restructuring costs and provisions.

Excluding exceptional items, Steel’s profit before taxation was US$270 million, a decrease of US$132 million or 33% compared with 1999-2000. Lower international prices, lower sales volumes of coated products to the Australian market, a decrease in operating profits from discontinued businesses and the impact of industrial action at Port Kembla steelworks in New South Wales all contributed unfavorably in 2000-2001. These factors were partly offset by the favorable effect of the lower A$/US$ exchange rate, improved operating performance from the Asian businesses and one-off benefits realized on the spin-off of OneSteel Ltd.

Depreciation and amortization expense was US$174 million in 2000-2001, a decrease of US$114 million compared with 1999-2000. The lower charge for 2000-2001 mainly reflects the spin-off of OneSteel Ltd during 2000-2001.

Diamonds and Specialty Products

Turnover (including share of joint ventures and associates and including inter-segment sales) was US$1,318 million during 2000-2001, an increase of US$818 million over 1999-2000. This increase was due to Ekati™ diamond production in Canada being 10% higher than in 1999-2000, which was mainly due to higher recoveries of lower quality diamonds, and the acquisition of the metals distribution business of Rio Algom, partly offset by a decline in Richards Bay Minerals’ titanium slag sales volumes, reflecting a reduction in pigment production marginally offset by higher sales prices.

Profit before taxation for 2000-2001 was US$175 million compared with a profit of US$167 million in 1999-2000. The 2000-2001 result included a loss from exceptional items of US$13 million before taxation, representing a US$7 million charge to profit for merger related organizational restructuring costs and provisions, and US$6 million for employee share awards accelerated by the merger. No exceptional items were included in the 1999-2000 result.

Excluding exceptional items, Diamonds and Specialty Products profit before taxation was US$188 million, an increase of US$21 million compared with 1999-2000. This increase was mainly due to inclusion of profits from the newly acquired metals distribution business and an increase in profit from Richards Bay minerals, partly offset by an increase in exploration charged to profit and lower profits from the Ekati™ diamond mine.

Exploration expenditure incurred in 2000-2001 was US$63 million. The amount charged to profit was US$75 million, reflecting capitalized expenditure of US$6 million and the write-off of US$18 million previously capitalized expenditure. In 1999-2000, the expenditure incurred was US$72 million and the amount charged to profit was US$70 million, reflecting capitalized expenditure of US$2 million.

Depreciation and amortization expense was US$38 million, an increase of US$9 million compared with 1999-2000, mainly due to the acquisition of the Metals Distribution business.

Group and Unallocated Items

In 1999-2000 and 2000-2001, this category represented corporate activities, including group treasury operations and certain workout assets including HBI Venezuela, Ok Tedi, Hartley platinum mine, which was sold in January 2001, and the Beenup mineral sands operations, which was closed in March 2001. Loss before taxation for 2000-2001 was US$1,662 million compared with a loss before taxation of US$388 million in 1999-2000. The result for 2000-2001 included exceptional items that resulted in a net loss of US$1,067 million before taxation, which comprised a US$430 million charge to profit from the write-off of the BHP Billiton Group’s interest in the Ok Tedi copper mine in Papua New Guinea; provisions for financial obligations to banks and other provisions related to the decision to cease further investment in HBI Venezuela totalling US$340 million; a charge to profit of US$180 million from the write-off of the BHP Billiton Group’s equity investment in the HBI project in Venezuela and the establishment of provisions and other associated costs; US$22 million for organizational restructuring costs and provisions; US$3 million for employee share awards accelerated by the DLC merger; and US$92 million for DLC merger transaction costs. The result for 1999-2000 included an exceptional item that resulted in a charge to profit of US$31 million before taxation for restructuring costs and provisions, together with a profit of US$38 million before taxation on the sale of BHP Information Technology.

During 2000-2001, we negotiated with other shareholders on the terms and conditions related to our exit from Ok Tedi. Following conclusions of these negotiations it was decided to write-off our share of Ok Tedi’s net assets. From July 1, 2001, no profit was recognized for Ok Tedi except to the extent that dividends were received. Our exit from OK Tedi was completed on February 8, 2002 with the transfer of our 52% equity stake to PNG Sustainable Development Program Limited, a development fund that will operate for the benefit of the Papua New Guinean people.

The decision to cease further investment in HBI Venezuela was announced in the third quarter of 2000-2001 following a detailed review of the future economic value of this asset. The review identified that, in the context of changed operating and market conditions, we would not expect the plant to meet our operational and financial performance targets necessary to justify any further investment in the project, nor would it satisfy bank completion requirements for project financing. These factors coupled with possible partner funding issues influenced the decision.

Excluding exceptional items, the result for 2000-2001 was a loss of US$595 million compared with a loss of US$395 million in 1999-2000. This additional loss was mainly due to losses of approximately US$360 million before taxation in 2000-2001 from external foreign currency hedging compared with losses of approximately US$175 million before taxation in 1999-2000. This increase in foreign currency hedging losses reflected the lower value of the Australian dollar relative to the US dollar for currency hedging contracts settled during 2000-2001.

Equity Minority Interests

The share of net profit or loss attributable to outside equity interests decreased from a gain of US$21 million in 1999-2000 to a loss of US$277 million in 2000-2001. This loss was mainly due to the impact of the Ok Tedi write-off adjustment of US$268 million reflecting outside equity interest’s share of Ok Tedi’s net assets at June 30, 2001.

Liquidity and Capital Resources

Net cash flow from operating activities in 2000-2001 was US$4.8 billion, an increase of US$0.4 billion compared with 1999-2000, before dividends received from joint ventures and associates of US$154 million and taxation paid of US$587 million.

Returns on investments and servicing of finance resulted in a net cash outflow of US$535 million in 2000-2001. Interest paid of US$587 million, dividends paid on redeemable preference shares of US$69 million and dividends paid to minorities of US$50 million were offset by interest received of US$132 million and other dividends received of US$39 million.

Net cash outflow from capital expenditure and financial investment totalled US$3.6 billion in 2000-2001 of which US$3.0 billion was used for purchases of tangible fixed assets, US$677 million was used for purchases of investments, and US$341 million was used for exploration expenditure. In 2000-2001, proceeds from disposals of tangible fixed assets were US$339 million and sale or redemption of investments generated US$82 million.

Net cash outflow from acquisitions and disposals totalled US$1.4 billion in 2000-2001, including US$1.6 billion for investment in subsidiaries (including US$1.2 billion to acquire Rio Algom) and US$482 million for investment in joint ventures, partially offset by proceeds from sale of subsidiaries of US$372 million, including US$344 million from the OneSteel Limited spin-off, and investment in joint ventures of US$193 million. These factors together with equity dividends paid of US$751 million resulted in a net cash outflow before management of liquid resources and financing of US$2.0 billion in 2000-2001.

Funds totalling US$826 million were raised from borrowings, which together with US$937 million raised through the issue of shares/share repurchase scheme represented a total net cash inflow from financing of US$1.8 billion in 2000-2001. These factors together with a decrease in money market deposits of US$242 million resulted in a net increase in our cash holdings of US$28 million compared with 1999-2000.

Net debt at June 30, 2001 was US$7.3 billion, an increase of US$1.2 billion for the year. Gearing, which is the ratio of net debt to net debt plus net assets, was 38.4% at June 30, 2001, compared with 34.2% at June 30, 2000.

Our financial liabilities at June 30, 2001, including overdrafts, were US$8.6 billion, an increase of US$1.1 billion for the year. The following table sets forth our debt obligations as of June 30, 2001 broken down by varying maturities.

	Bank loans, debentures and other loans	Obligations under finance leases	Subsidiary preference shares	Other creditors	Total
	(US$ millions)

In one year or less or on demand	1,719	10	356	—	2,085
In more than one year but not more than two years	1,007	8	86	15	1,116
In more than two years but not more than five years	3,361	12	448	7	3,828
In more than five years	1,566	33	—	2	1,601

Total	7,653	63	890	24	8,630

Of our financial liabilities at June 30, 2001, the amount repayable within one year or less was US$2.1 billion, of which 63% was effectively payable in US dollars.

The ratio of current assets (excluding debtors due after one year) to creditors (amounts falling due within one year) was 109% at June 30, 2001, compared with 110% at June 30, 2000.

Closing cash at bank and in hand and net of overdrafts at June 30, 2001 were US$549 million compared with US$550 million at June 30, 2000. In addition, BHP Billiton Group had money market deposits at June 30, 2001 of US$449 million, compared with US$723 million at June 30, 2000 and undrawn borrowing facilities amounting to US$2.8 billion at June 30, 2001 compared with US$2.5 billion at June 30, 2000.

Contractual commitments for capital expenditure outstanding at June 30, 2001 amounted to US$1.4 billion. These commitments related mainly to Petroleum in connection with developments in Algeria (US$0.6 billion), Gulf of Mexico (US$0.1 billion) and North West Shelf (US$0.1 billion); Base Metals in connection with Escondida Phase IV (US$0.3 billion) and Aluminium in connection with Mozal II (US$0.2 billion); and Energy coal in connection with Ingwe (US$0.1 billion).

During 2000-2001, we committed approximately US$2.1 billion to new growth projects, including US$405 million on the Mozal II expansion (Aluminium), US$148 million on San Juan Underground (Energy Coal), US$600 million on Escondida Phase IV (Base Metals), US$138 million on Tintaya Oxide (Base Metals), US$32 million on the metallurgical coal Blackwater expansion (Carbon Steel Materials), US$430 million on Ohanet Wet Gas Field Development (Petroleum), US$260 million on North West Shelf Train 4 expansion (Petroleum), US$23 million on Laminaria II Oil Field Development (Petroleum) and US$18 million on Echo Yodel Condensate Development (Petroleum).

Capital expenditure for the BHP Billiton Group was US$2.3 billion higher in 2000-2001 than in 1999-2000 mainly due to US$1.5 billion expenditure on the additional 56% of Worsley, together with increased expenditure at Escondida of US$0.2 billion, Gulf of Mexico of US$0.2 billion and Algeria of US$0.1 billion.

The following table sets forth our operating lease obligations as of June 30, 2001 broken down by varying maturities.

Obligations under operating leases
(US$ millions)
In one year or less	286
In more than one year but not more than five years	475
In more than five years	373

Total	1,134

Comparison to results under US Generally Accepted Accounting Principles

Under UK GAAP, attributable profit for 2000-2001 was US$1,529 million compared to US$882 million under US GAAP, a decrease of US$647 million, mainly being a decrease of US$565 million representing the exclusion of the BHP Billiton Plc Group’s pre-acquisition profit attributable to shareholders under UK GAAP.

Under UK GAAP, attributable profit for 1999-2000 was US$1,506 million compared to US$400 million under US GAAP, a decrease of US$1,106 million, mainly due to a decrease of US$566 million representing the exclusion of the BHP Billiton Plc Group’s pre-acquisition profit attributable to shareholders under UK GAAP, together with an adjustment of US$571 (after tax) million reflecting the additional write-off of the West Australian HBI plant for US GAAP.

For a detailed description of material differences between UK GAAP and the estimated result under US GAAP refer ‘Note 35. US Generally Accepted Accounting Principles Disclosures’ in the attached 2002 BHP Billiton Group Annual Financial Statements.

Research and Development, Patents and Licenses, etc

We operate two industrial research and development laboratories, in Newcastle, Australia and Johannesburg, South Africa, which serve the needs of our customer sector groups. The tasks of the laboratories are to:

•	assure optimal technology is employed at our operations;

•	support our marketing programs, especially in carbon steel, with predictive modeling of various material sources when used by our customers in their products; and

•	develop new technology to provide growth for BHP Billiton.

The first two activities mentioned above form the bulk of our work and to ensure alignment with the customer sector groups, are paid for by the business groups. Our proprietary Falcon® gravity gradiometry is a good example of the type of new technology development we are seeking. The number of staff directly employed on these activities is approximately 180.

The two research laboratories have as their main activities:

•	Newcastle—mining, ferrous and non-ferrous minerals processing, hydrometallurgy, pyrometallurgy, mineralogy, process control, product performance, and sustainability.

•	Johannesburg—non-ferrous minerals processing, bio-mining, remediation, process engineering, chemistry, microbiology and mineralogy.

BUSINESS DESCRIPTION

The following business description is of the BHP Billiton Limited Group and the BHP Billiton Plc Group as a combined enterprise following the completion of the DLC merger in June 2001.

Overview of our business

We are one of the world’s largest diversified resources groups with a combined market capitalization of approximately US$32.9 billion as of June 30, 2002 and combined revenues of US$17.8 billion for the year ended June 30, 2002. We hold industry leader or near-leader positions in a range of products, including:

•	world’s largest exporter of energy coal;

•	world’s largest exporter of metallurgical coal for the steel industry;

•	world’s third-largest producer of iron ore;

•	world’s fourth-largest producer of copper;

•	Western world’s fourth largest producer of primary aluminium; and

•	world’s largest producer of manganese, chrome and ferroalloys.

We also have substantial interests in oil, gas, liquefied natural gas, nickel, diamonds, silver and titanium minerals.

On March 19, 2001, we announced that the Directors of BHP Limited and Billiton Plc had agreed to form a Dual Listed Companies structure, to establish a diversified global resource group, to be called BHP Billiton. The implementation of the DLC structure was completed on June 29, 2001. BHP Limited changed its name to BHP Billiton Limited and Billiton Plc changed its name to BHP Billiton Plc.

BHP Billiton Limited and BHP Billiton Plc are now run by a unified Board and management team, with headquarters in Melbourne, Australia, and with a significant corporate management center in London. The existing primary listings on the London and Australian stock exchanges continue to be maintained, as is the secondary listing of BHP Billiton Plc on the Johannesburg and Paris stock exchanges and an American Depositary Receipt listing of BHP Billiton Limited on the New York Stock Exchange.

If either BHP Billiton Limited or BHP Billiton Plc proposes to pay a dividend to its shareholders, then the other company must pay a matching cash dividend of an equivalent amount per share to its shareholders. If either company is prohibited by law, or is otherwise unable to declare, pay or otherwise unable to declare, pay or otherwise make all or any portion of such a matching dividend, then BHP Billiton Limited or BHP Billiton Plc will, so far as is practicable to do so, enter into such transactions with each other as the Boards agree to be necessary or desirable so as to enable both companies to pay dividends as nearly as practicable at the same time.

The shareholders of BHP Billiton Limited and BHP Billiton Plc take key decisions on matters affecting the combined group through a procedure in which the shareholders of both companies have equal voting rights per share. Accordingly, shareholders of BHP Billiton Limited and BHP Billiton Plc effectively have an interest in a single group combining all of the assets of both companies with a unified Board of Directors and management. Should any future corporate action benefit shareholders in only one of the two companies, an appropriate action will be taken to ensure parity between BHP Billiton Limited and BHP Billiton Plc shares.

We have grouped our major operating assets into the following customer sector groups:

•	Aluminium (aluminium and alumina);

•	Base Metals (copper, silver, zinc and lead);

•	Carbon Steel Materials (metallurgical coal, iron ore and manganese);

•	Stainless Steel Materials (chrome, nickel and ferroalloys);

•	Energy Coal (energy coal);

•	Diamonds and Specialty Products (diamond and titanium minerals); and

•	Petroleum (oil, gas and liquefied natural gas).

The table below sets forth the contribution to combined turnover and profit (before tax) of each of these customer sector groups for the three years ended June 30, 2002, and for the six months ended December 31, 2002 and 2001.

	Turnover
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Group including share of joint ventures and associates

Aluminium	1,535	1,371	2,857	2,971	2,357
Base Metals	897	817	1,821	1,719	1,933
Carbon Steel Materials	1,747	1,660	3,306	3,349	2,826
Stainless Steel Materials	491	449	868	994	1,156
Energy Coal	947	1,045	1,919	1,982	1,597
Diamonds and Specialty Products	716	752	1,480	1,318	500
Petroleum	1,511	1,434	2,815	3,361	2,971
Steel (discontinued operations)(1)	—	1,245	2,550	3,214	4,889
Group and Unallocated Items(1)	424	378	730	755	833
Intersegment	(220)	(257)	(568)	(584)	(660)

Total	8,048	8,894	17,778	19,079	18,402

	Profit before tax
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Group including share of joint ventures and associates

Aluminium	266	191	492	523	438
Base Metals	83	69	200	462	465
Carbon Steel Materials	506	565	1,084	918	548
Stainless Steel Materials	61	(36)	3	72	204
Energy Coal	124	350	536	382	137
Diamonds and Specialty Products	150	138	272	188	167
Petroleum	660	576	1,073	1,407	1,061
Steel (discontinued operations)(1)	—	55	86	240	396
Group and Unallocated Items(1)	(191)	(257)	(558)	(565)	(389)
Exceptional Items	(19)	—	(212)	(1,088)	(760)
Net interest	(245)	(29)	(249)	(476)	(489)

Total	1,395	1,622	2,727	2,063	1,778

(1)	The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. Comparatives have been stated accordingly.

The table below sets forth the contribution to combined turnover and net profit (before tax and net interest) by geographic origin for the three years ended June 30, 2002, and for the six months ended December 31, 2002 and 2001.

	Turnover
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Geographic origin

Australia	3,048	2,925	5,842	5,854	4,887
Europe	1,046	1,052	2,049	1,907	1,147
North America	1,011	1,072	2,143	1,909	1,264
South America	1,228	1,031	2,255	2,350	2,078
Southern Africa	1,503	1,340	2,696	3,107	3,319
Rest of World	212	229	243	738	818
Discontinued operations(1)	—	1,245	2,550	3,214	4,889

Total	8,048	8,894	17,778	19,079	18,402

	Profit before tax and net interest
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Geographic origin

Australia	930	872	1,655	1,456	447
Europe	108	115	127	191	265
North America	85	66	22	127	133
South America	216	128	301	444	644
Southern Africa	323	339	712	498	483
Rest of World	(3)	76	73	(395)	52
Discontinued operations(1)	(19)	55	86	218	243

Total	1,640	1,651	2,976	2,539	2,267

(1)	The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. Comparatives have been stated accordingly.

The table below sets forth the analysis of combined turnover by geographic market for the three years ended June 30, 2002, and for the six months ended December 31, 2002 and 2001.

	Turnover
	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(US$ millions)
Geographic market

Australia	935	670	1,618	1,434	1,220
Europe	2,272	2,198	4,295	4,139	3,130
Japan	1,087	997	2,078	2,531	2,270
South Korea	585	428	1,068	906	954
Other Asia	958	1,121	1,830	1,857	1,691
North America	1,295	1,250	2,344	2,603	1,994
Southern Africa	418	407	1,239	1,159	1,337
Rest of World	498	578	756	1,236	917
Discontinued operations(1)	—	1,245	2,550	3,214	4,889

Total	8,048	8,894	17,778	19,079	18,402

(1)	The Group’s Steel business was demerged in July 2002 and is disclosed as discontinued operations. Comparatives have been stated accordingly.

The ore reserves tabulated are all held within existing, fully permitted mining tenements. The BHP Billiton Group’s minerals leases are of sufficient duration (or convey a legal right to renew for sufficient duration) to enable all reserves on the leased properties to be mined in accordance with current production schedules. Ore reserves are presented in the accompanying tables subdivided for each of the Customer Sector Groups.

All of the ore reserve figures presented are reported in 100% terms, and represent estimates at June 30, 2002. All tonnes and grade information has been estimated more precisely than the rounded numbers that are reported, hence small differences may be present in the totals.

As the reported reserves contained in this prospectus have been reported based on historical average commodity prices in accordance with Industry Guide 7, they differ in some respects from the reserves we report in our home jurisdictions of Australia and the UK. Those jurisdictions require the use of the Australasian Code for reporting of Mineral Resources and Ore Reserves, September 1999 (the JORC Code), which contemplates the use of reasonable investment assumptions in calculating reserve estimates.

Reserves are estimated based on prices reflecting current economic conditions determined by reference to the three year historical average for each commodity. The prices used to estimate the reserves contained in this prospectus are as follows:

Price
Copper	$0.75/lb
Zinc	$0.45/lb
Nickel	$2.92/lb
Aluminium (used for Alumina)	$1,477/t
Silver	$4.45/oz
Lead	$0.22/lb

Contractual commitments for capital expenditure outstanding at June 30, 2002 amounted to US$1.6 billion. These commitments relate mainly to Petroleum in connection with developments in Algeria (US$0.3 billion),

Gulf of Mexico (US$0.2 billion), North West Shelf (US$0.1 billion), and Minerva (US$0.1 billion); Aluminium in connection with Hillside 3 (US$0.2 billion) and Mozal II (US$0.1 billion); Base Metals in connection with Escondida Phase IV (US$0.1 billion); Energy coal in connection with Mount Arthur North (US$0.1 billion); and Carbon Steel Materials in relation to Mining Area C (US$0.1 billion). Of the total of US$1.6 billion, US$1.3 billion is expected to be expended in the year ending June 30, 2003. We expect that these contractual commitments for expenditure, together with other expenditure and liquidity requirements, will be met from internal cash flow and, to the extent necessary, from external sources.

Capital expenditures and financial investment totaled US$2,621 million in 2001-2002, a US$1,014 million decrease compared with 2000-2001. Expenditure on growth projects amounted to US$1,590 million, including Escondida Phase IV, the ROD oil and Ohanet wet gas projects in Algeria, Mozal II and Petroleum projects in the Gulf of Mexico. Maintenance capital expenditure was US$891 million. Exploration expenditure was US$390 million in 2001-2002, an increase of US$49 million, compared with 2000-2001. Capital expenditures and financial investment totaled US$1,200 million in the six months end December 31, 2002, a US$92 million increase compared to the six months ended December 31, 2001. Expenditure on growth projects and investments was US$1,020 million including Petroleum projects in the Gulf of Mexico, the Mt Arthur North energy coal project in Australia, the ROD oil and Ohanet wet gas projects in Algeria, the Mining Area C, Yandi and Part and Capacity Expansion (PACE) iron ore projects in Australia, the Hillside 3 expansion in South Africa and the Mozal II expansion in Mozambique. Maintenance capital expenditure was US$248 million and exploration expenditure was US$130 million.

During 2001-2002, we committed approximately US$2.5 billion to new significant growth projects, including: US$790 million on Gulf of Mexico oil and gas developments (Maddog, Atlantis and the transportation system); US$123 million on the Minerva gas field and US$50 million on the Bream Gas Pipeline (Petroleum); US$449 million on the Hillside 3 expansion (Aluminium); US$411 million on Mount Arthur North (Energy Coal); US$480 million on the Mining Area C and Port Capacity expansion projects and US$170 million on the Dendrobium metallurgical coal mine (Carbon Steel Materials). During the six months ended December 31, 2002, we did not commit to any new significant growth projects.

Aluminium

Our Aluminium customer sector group is principally involved in the production of aluminium and alumina. The map below sets forth the geographic locations of our key aluminium assets.

Hillside

We own the Hillside aluminium smelter, which we commissioned between July 1995 and June 1996. Hillside is located in Richards Bay, 200 kilometers north of Durban, KwaZulu-Natal, South Africa. Hillside currently produces approximately 500,000 tonnes of aluminium per year using the Aluminium Pechiney AP30 technology. In February 2002, the Board of Directors approved an increase in Hillside’s production capacity by adding a third (half-size) potline, which is expected to add a further 132,000 tonnes per annum of primary aluminium capacity. The cost of this expansion is estimated at US$449 million with full production expected for mid-2004.

We mostly produce primary aluminium. We sell most of our primary aluminium in standard ingot form, principally to export markets in the Far East, Northern Europe and the United States. We also sell aluminium in liquid metal form to our Bayside operations, which casts it into products for the manufacture of aluminium value-added products such as alloy wheels.

We own all of Hillside’s property, plant and equipment, including the land on which it is located. In addition, we own silos, buildings and overland conveyors at Richards Bay Port which sit on leased land. Our lease is for ten years, which expires in 2009 and we have extension options. We have to reline the pots we use in our reduction process every five to six years. Our first relining cycle at Hillside is complete.

The principal raw materials required for our aluminium production operations at Hillside are alumina, petroleum coke, liquid pitch and electricity. Alumina requirements are sourced 50% from our Worsley business and 50% from Alcoa. We import approximately 195,000 tonnes per year of calcined petroleum coke from American suppliers and approximately 45,000 tonnes of liquid pitch each year primarily from Deza and D.C. Chemicals. We purchase our electricity from Eskom, the local state-owned power generation company under a long-term contract with pricing linked to the aluminium price on the London Metal Exchange.

Bayside

We own the Bayside aluminium smelter, which was commissioned in 1971. Bayside is located at Richards Bay, KwaZulu Natal, South Africa. Bayside currently produces approximately 180,000 tonnes of aluminium per year. We have upgraded our smelter to bring its air emissions within our permit limits set for 2003. The smelter uses Alusuisse pre-bake and Soderberg self-bake technologies.

We generate approximately 85% of our sales revenue from the domestic market, which consists of South Africa and the surrounding countries. Our main products include wheel rim alloy, for use in the manufacturing of vehicle rims, extrusion billets, for use in the building industry, rods, for use mainly as electrical cables, and rolling ingot, for use mainly in the production of aluminium sheeting.

The principal raw materials required for our aluminium production at Bayside are alumina, petroleum coke, liquid pitch and electricity. Our alumina is sourced approximately 50% from Worsley and 50% from Alcoa. We purchase approximately 70,000 tonnes per year of calcined petroleum coke from American suppliers. We purchase most of our liquid pitch requirements from Suprachem (Pty) Ltd and we purchase our electricity from Eskom under a power supply agreement which links the cost of electricity to the aluminium price on the London Metal Exchange.

Mozal

We own a 47% interest in the Mozal aluminium smelter, which was commissioned in June 2000. The remaining interest in Mozal is owned by Mitsubishi, which owns a 25% interest, Industrial Development Company of South Africa Limited, which owns a 24% interest, and the government of Mozambique, which owns a 4% interest. The smelter is located in southern Mozambique, on the east coast of Southern Africa, 17 kilometers from Maputo. It is located approximately 5 kilometers from the nearest port facilities. The smelter uses the Aluminium Pechiney AP30 technology.

Mozal produced its first metal in June 2000 and has a nameplate design capacity of 250,000 tonnes per year. Our share of production for 2001-2002 was 127,000 tonnes. The joint venture has approved an increase in Mozal’s production capacity by adding a second potline, which is expected to double Mozal’s production capacity. The cost of this expansion is estimated at US$860 million. Under the project agreements relating to this expansion, it is intended that the ownership interest in this expansion will remain the same as the current ownership in Mozal.

The joint venture produces standard ingot. Based on our ownership interest, we are allocated 47% of Mozal’s total production. We export most of our share of Mozal’s production to Europe.

The principal raw materials required for the aluminium production operations at Mozal are alumina, petroleum coke, liquid pitch and electricity. We furnish approximately 480,000 tonnes of alumina per year to Mozal, which represents its entire alumina requirements. We purchase most of our petroleum coke requirements from American suppliers. The joint venture purchases its electricity from the South African grid from Motraco, a joint venture between Elecricidade de Mozambique, Eskom and the Swaziland Electricity Board, under a power supply agreement which in the first 12 years is at a fixed tariff and thereafter is linked to the aluminium price on the London Metal Exchange.

Worsley

We increased our interest in the Worsley joint venture from 30% to 86% in January 2001. The Worsley joint venture is an integrated bauxite mining and alumina refining operation located in Western Australia. The other participants in the venture are Nissho Iwai Alumina Pty. Limited, which owns a 4% interest, and Kobe Alumina Associates (Australia) Pty Limited, which owns a 10% interest. The refinery is located approximately 55 kilometers southwest of Bunbury and the bauxite mining operation is linked to the refinery via a 51 kilometers overland conveyor.

The mine produces approximately 11 million tonnes of bauxite per year from extensive near surface deposits. The venture operates its mine on a 2,600 square kilometre mining lease. The joint venture was granted an initial 21-year lease by the government of Western Australia in 1983, with two 21-year renewal options. The joint venture may also benefit from a third 21-year renewal under renegotiated terms. At current production rates, the venture expects the mining life of the reserves at Worsley to be approximately 30 years.

The refinery, utilizing the Bayer process, currently produces approximately 3.1 million tonnes of alumina per year, having reached this design output in April 2001 following the completion of a major expansion. The joint venture produces mostly metallurgical grade alumina, which is used as feedstock for aluminium smelting. Our share of alumina production at the refinery is approximately 2.7 million tonnes per year. Our alumina is railed to a shared berth facility at the port of Bunbury, and dispatched from there by ship directly to end-use customers.

The principal raw materials required for alumina production at Worsley, apart from bauxite, are caustic soda and coal for the power station. We currently source our caustic soda requirements from the Middle East and Japan. Supply agreements are usually negotiated for periods of two to three years, with pricing linked to industry published data as opposed to fixed prices. The power and steam needed by the refinery is provided by a venture owned onsite coal fired power station and a non-venture owned onsite gas fired power station. Coal for the power station is supplied from the nearby Collie colliery under a medium term contract at competitive rates.

Suriname

We own a 76% interest in a mining joint venture with Suriname Aluminium Company, L.L.C. (Suralco), a subsidiary of Alcoa. We are the operator of the joint venture. We also own a 45% interest in a refining joint venture with Suralco, in which Suralco is the operator. Both are unincorporated joint ventures.

The mining joint venture exploits the Lelydorp deposit, an open pit mine located in the coastal plain of Suriname, approximately 25 kilometers south of Paramaribo. The mining joint venture produces metallurgical grade bauxite, which is processed by the refining joint venture’s alumina plant at Paranam, located 17 kilometers east of the Lelydorp III mine. The Lelydorp deposit has a nominal production capacity of 2.25 million tonnes per annum. The refining joint venture owns and operates port facilities located at Paranam, at the Suriname River. Alumina exports take place from the Paranam port.

Suralco holds the exploitation license to the Lelydorp III mine, and has made it available to the mining joint venture. The Lelydorp III bauxite reserves are expected to be depleted by 2007. We hold exploitation licenses with respect to the Para and Kankantrie deposits. These deposits are being reevaluated as the bauxite remnants at these earlier mined deposits could potentially provide additional bauxite supply to the refinery. In addition to these exploitation licenses, we hold title to 70,123 acres of terrain under three exploration licenses. Our exploration licenses expired in 2001. An extension has been filed with the relevant authorities and we are awaiting approval. In the meantime, exploration is continuing. We hold an option on two two-year renewals of these licenses provided the terrain is reduced by 25% for each two-year period and that our planned exploration expenditures are met.

The mining joint venture completed its engineering study and development plans for Lelydorp III in 1993, after which time it started developing the mine. The development was completed in 1997. The mining joint venture’s stripping and mining equipment, excavator and conveying system and dragline are all in good condition. The stripping equipment is powered by electricity. Suralco supplies the mine with electricity.

The refining joint venture’s alumina plant is a low temperature plant which uses standard Bayer plant technology. We deliver our share of the mining joint venture bauxite to the refinery and Suralco supplements its share of the mining joint venture bauxite, with material from its own mine in eastern Suriname. The refinery produces approximately 1.9 million tonnes of alumina per year. Our share was 850,000 tonnes in 2001–2002.

All alumina produced is exported to Europe. The refinery has three thermal generators, which provide the steam necessary for the process and the electricity supplementary to the hydro electric energy provided by Suralco. The generators are run on fuel oil supplied by the local state oil company. Caustic soda used in the refinery process is imported from the United States.

Alumar

The Alumar Consortium (Alumar) is an unincorporated joint venture comprised of an alumina refinery, an aluminium smelter and support facilities. We own a 46.3% interest in the aluminium smelter and Alcoa Aluminio S.A. (Alcoa) owns the remaining 53.7%. We own a 36% interest in the alumina refinery, an affiliate of Alcan Aluminium Limited (Alcan) owns 10%, Alcoa owns 35.1% and Abalco S.A. (owned 60% by Alcoa and 40% by Alumina Limited) owns the remaining 18.9%. The alumina and aluminium plants are integrated, located in the industrial district of São Luís, the capital of the state of Maranhão, in northern Brazil.

Total annual smelter production, using Alcoa technology, is approximately 370,000 tonnes of aluminium per year. Alumina arrives by conveyor from the adjoining refinery and electricity generated at the Tucuruí hydroelectric dam arrives via two transmission lines. We purchase our electric power requirements from Central Electricas de Norte under a long-term contract that will expire in 2004. Most of the production is standard ingots and we sell a quarter of our share of the ingots to domestic customers with the balance sold on the export market.

The refinery began production in 1984. Subsequently it has been expanded several times. Total production has now reached approximately 1.3 million tonnes per year. The required raw materials, caustic soda, coal, and bauxite, are delivered by ship to the Alumar port. Our share of the alumina is allocated to the Alumar smelter and to the Valesul smelter. Approximately 10% of our production share is sold on the export market.

We own 14.8% of Mineraçao Rio Norte S.A. (MRN), a Brazilian mining company jointly owned by affiliates of Alcoa, Alcan, Companhia Brasileira de Aluminio, Companhia Vale do Rio Doce (CVRD) and Norsk Hydro. MRN was incorporated and began its operations in 1967. MRN extracts, processes and supplies bauxite to the Alumar refinery under a long-term contract. In March 2000, the MRN board approved a US$220 million expansion of bauxite mining production from 11 million tonnes to 16.3 million tonnes per annum. The additional production started at the beginning of 2003. Currently, MRN has estimated reserves that would allow it to produce 16.3 million tonnes of bauxite per annum for approximately 10 years. The mine is actively pursuing an evaluation program of bauxite plateaus within the remaining lease area to establish the overall life of the project. MRN holds valid mining rights to all its reserves until exhaustion of the reserves.

During 2001-2002, we joined two consortia with the objective of participating in auctions being held by the Brazilian Electricity Regulatory Agency for concession to build and operate a series of proposed Hydropower Plants. The first is a consortium made up of affiliates of Alcoa, CRVD, Companhia Brasileira de Alumino and Camargo Correa Energia S.A. We own a 20.6% interest in this consortium. In the past year the consortium won the auction for the Santa Isabel Baixa concession and has recently signed the concession contract. Our partners in the second consortium are affiliates of Alcoa, CRVD, Tractebel and Camargo Correa Energia S.A. We own a 16.5% interest in this consortium. This consortium won the auction for the Estreito concession in July 2002 and the Estreito concession contract was signed in December 2002. We intend to participate in further auctions.

Valesul Aluminio SA

We own a 45.5% joint venture interest in Valesul Aluminio SA, an aluminium smelter located in Rio de Janeiro, Brazil. The balance is held by the CVRD group. The port of Sepetiba is less than 40 kilometers away and the Port of Rio de Janeiro is less than 60 kilometers away.

Valesul began production in 1981. It currently produces approximately 93,000 tonnes of aluminium per year based on P19 Reynolds technology. The Valesul cast house can supply a wide range of aluminium products for the extrusion, cable and automotive industries. The vast majority of alloys, ingots and billets are sold domestically to independent fabricators. A small portion is exported. With respect to required raw materials, alumina arrives by ship while petroleum coke and liquid pitch arrive by truck. Valesul owns four small hydroelectric stations and has an 8% effective participation in the Maesa hydroelectric consortium which operates the Machadinho hydroelectric plant. Since Machadinho reached full operation in 2002, Valesul only draws power from the grid outside of the peak power period.

Reserves and Production

The table below details our bauxite-ore reserves in metric tonnes, and are presented in 100% terms as estimated at June 30, 2002.

	Proved Ore Reserve(1)(2)(3)(4)(7)		Probable Ore Reserve(1)(2)(3)(4)		Total Ore Reserve		BHP Billiton Interest %
Deposit	Tonnes (millions)	Grade % Alumina	Tonnes (millions)	Grade % Alumina	Tonnes (millions)	Grade % Alumina
Australia(5)
Worsley	305	30.7	12	30.9	317	30.7	86

Suriname(5)
Lelydorp	11.4	52.5	0	—	11.4	52.5	76

Brazil(6)
MRN Crude	36.2	—	172.7	—	208.9	—	—
MRN Washed	25.7	48.8	125.4	50.9	151.1	50.6	14.8

(1)	Mine dilution and recovery are included in the reserve statements for each deposit.
(2)	Alumina as available alumina.
(3)	Approximate drill hole spacings used to classify the reserves are:

	Proven Ore Reserves	Probable Ore Reserves
Worsley	100m or less grid spacing	200m or less grid spacing

Lelydorp	61.5m x 61.5m	No reserve quoted in this category

MRN	200m grid spacing or less with mining and metallurgical characterization (test pit/bulk sample) plus a reliable suite of chemical and size distribution data	<400m grid spacing or 400m spaced grid with a 200m offset fill-in plus a reliable suite of chemical and size distribution data

(4)	Third party reserve audits have not been conducted on our reserves for the purposes of this prospectus.
(5)	Worsley Alumina Pty Ltd (Worsley) and Lelydorp reserve tonnages are quoted on a dry basis.
(6)	Mineracao Rio de Norte washed reserve tonnages and grades are quoted on a nominal 5% moisture content basis.
(7)	Aluminium price used to test the economic viability of the ore reserves is US$1,477 per tonne.

The table below details our alumina and aluminium production for the three years ended June 30, 2002 and the six months ended December 31, 2001 and 2002. Production data shown is our share unless otherwise stated.

	BHP Billiton Group Interest	BHP Billiton Group Share of Production
		Six months ended December 31,		Year ended June 30,
		2002	2001	2002	2001	2000
		(thousands of tonnes)
Alumina(1)
—Worsley(2)	86%	1,360	1,333	2,696	1,632	592
—Suriname	45%	434	428	850	852	857
—Alumar	36%	235	168	396	454	429

Total		2,029	1,929	3,942	2,938	1,878

Aluminium(1)
—Hillside	100%	269	242	502	498	494
—Bayside	100%	91	89	174	178	177
—Mozal(3)	47%	64	64	127	93	—
—Alumar	46.3%	88	67	152	172	171
—Valesul	45.5%	22	17	37	43	41

Total		534	479	992	984	883

(1)	These were operations of the BHP Billiton Plc Group prior to the DLC merger with the BHP Billiton Limited Group on June 29, 2001.
(2)	Our interest in Worsley increased from 30% to 86% effective January 2001.
(3)	Mozal produced its first metal in June 2000 and achieved full commissioning of its 250,000 tonnes per annum capacity in December 2000.

Regulatory and Fiscal Terms

Australia—Western Australia

In Western Australia, minerals in the ground belong to the government, and rights to mine are granted by the state. The Worsley joint venture operates under a State Agreement made under the Alumina Refinery (Worsley) Agreement Act 1973 (as amended). The Worsley joint venturers are permitted, under the State Agreement, to explore for and mine bauxite and to refine it into alumina.

South African Mining Charter

For a discussion of the South African mining charter you should see “Business Description—Carbon Steel Materials—Regulatory and Fiscal Terms—South African Mining Charter”.

Market Conditions

At the beginning of calendar 2003 the aluminium market remained in surplus, which has been reflected in a weak LME aluminium price generally within the range $1,300-1,400 per tonne. A number of credible market estimates of the 2003 primary aluminium surplus fall within the range of 0.5-1.0 million tonnes.

Surpluses remain despite some favorable demand and supply factors. There has been a reasonable year-on-year recovery in consumption in the key economies of the US, Europe and Japan, albeit from very weak levels, and strong Chinese consumption. Supply remains substantially curtailed in the Pacific North West of the US. In addition, modest production cutbacks are in place in China, New Zealand and Europe due to low rainfall leading to increased power prices.

The aluminium market looks set to remain in oversupply for the remainder of 2003 and also in 2004. Chinese primary aluminium capacity growth should continue unabated, despite the hitherto modest effect of regional power shortages and rising alumina prices. Despite its strong ongoing consumption growth, China is likely to continue its transition to a large net aluminium exporter in the ensuing years.

In contrast to primary aluminium, the smelter grade alumina market has shown significant improvement in the past six months. The Metal Bulletin spot alumina price has risen from US$145 per tonne at the end of September 2002 to US$245 per tonne in mid-March 2003. Many of the fundamental factors that have led to a weak aluminium market are correspondingly favorable for alumina. The strong growth in both Chinese and non-Chinese aluminium capacity growth translates directly into improved demand for alumina. This spot price development should progressively be reflected in the pricing of longer-term contracts.

Alumina industry capacity utilisation has risen almost to its limit. Some idle high cost refining capacity might remain idled due to specific local cost factors.

The diverging prospects for aluminium and alumina reflect their different industry structures and underlying economics.

Base metals

Our Base Metals customer sector group is comprised of our assets and interests in copper, lead, zinc, silver, gold and uranium. We provide base metals concentrates to smelters worldwide and copper cathodes to rod and brass mills and casting plants. The map below sets forth the geographic locations of Base Metals’ key assets.

Copper

We are one of the world’s top three producers of copper. The Escondida mine is the world’s largest and one of the lowest-cost sources of copper. Our other key copper assets include the Cerro Colorado mine in northern Chile, the Tintaya and Antamina operations in Peru, and Alumbrera operation in Argentina. We also have a number of greenfield and brownfield expansion opportunities.

In December 2002, we announced we would continue our program of demand-based production in the Base Metals Group originally announced in November 2001. During calendar year 2003, we will target an annualized production rate of 1.05 million tonnes of copper at our Escondida mine (150,000 tonnes of cathode and 900,000 tonnes of copper contained in concentrate), and 34,000 tonnes of cathode at our Tintaya mine. We will continue to maintain our Pinto Valley and Robinson mines in the Southwest United States on standby status. As a consequence, we should produce 390,000 tonnes of copper (305,000 tonnes representing our share) below installed capacity in calendar year 2003 on an annualized basis. Production from our other copper mines are not planned to be affected.

Escondida

We hold a 57.5% interest in Escondida, an open-pit copper mine accessible by road and located in northern Chile’s Atacama Desert, at an altitude of approximately 3,100 meters, 160 kilometers southeast of the port city of Antofagasta. The other owners are affiliates of Rio Tinto plc, which hold a 30% interest, JECO which holds a 10% interest, (Mitsubishi Corporation, 6%, Mitsubishi Materials Corporation, 1%, Nippon Mining and Metals Company Limited, 2%), and the International Finance Corporation, which holds a 2.5% interest.

Escondida has committed its forecast annual concentrate production under long-term sales contracts ranging in duration from 5 to 10 years. Expiration of these contracts varies from contract to contract with the earliest being at the end of calendar 2003 and the latest in 2012. Forecast production is fully committed (though not 100% priced) through the end of calendar year 2004, under long-term contract arrangements. Approximately 70% of annual cathode production is sold under annual contracts to end-users and traders located primarily in Europe, the Far East and Brazil and the remainder of production is sold on a spot basis.

Original construction of the operation was completed in 1990 at a cost of US$836 million and the project has since undergone three phases of expansions and additions at an additional cost of US$1,181 million plus US$451 million for the construction of an oxide plant. The operation has two conventional processing streams, with high quality copper concentrate being extracted from sulphide ore through a flotation extraction process and pure copper cathode obtained in a plant applying leaching and subsequent solvent extraction and electro-winning to oxide ores. An open pit mine services both operations, with a current total movement of approximately 310 million tonnes of material each year, while dedicated pipeline and port facilities as well as a private railway are used to transport output.

Escondida’s past annual production has exceeded 900,000 tonnes of copper contained in concentrate and cathode. However, the total production for 2001–2002 was 762,000 tonnes due to the lower grade ore being fed to the concentrator and as a result of the curtailment in production described below. The average grade of these ores is expected to be approximately 1.6% of contained copper in 2004, before declining further after 2008. Based on a current ore feed grade of 1.6% of contained copper, the existing mine equipment and mill facilities are expected to produce 2.1 million tonnes of concentrate in 2002–2003, containing approximately 770,000 tonnes of copper. The oxide leach plant, commissioned December 1, 1998, and debottlenecked in 2001, has an annual capacity of 150,000 tonnes of copper cathode.

As ore grades decline further, annual copper production in concentrate was expected to decrease to below 600,000 tonnes. The Phase IV expansion is expected to offset this decrease by increasing production capacity of the operation to over 1 million tonnes of copper contained in concentrate beginning in 2003. Development works for the project commenced in late 2000. The Phase IV expansion is budgeted at a total cost of US$1,045 million. The funding for the Phase IV expansion has been completed through a non-recourse syndicated bank loan, two non-recourse export credit agency loans and a subordinated shareholder loan.

The Phase IV Expansion Project consists of the following equipment and facilities, some of which will be integrated with the existing operations:

•	a new in-pit ore crusher and conveyor to a new concentrator, which is planned to expand concentrating capacity by 110,000 tonnes per day to 235,000 tonnes per day;

•	a new concentrate slurry pipeline from the new concentrator to the existing concentrator and refurbishment of an existing pipeline to the port at Coloso;

•	additional concentrate filtration and storage capacity at Coloso;

•	increases to the mining fleet to conduct the mining and related materials movements necessary to supply ore feed to the new Phase IV plant;

•	modifications to the Coloso port facilities; and

•	a new tailings disposal site.

The plant commenced commissioning in September 2002. The plant is projected to ramp-up to full capacity of 110,000 tonnes per day in the second half of 2002-2003. The estimated remaining mine life after the completion of the Phase IV Expansion Project is in excess of 20 years.

Escondida is a large porphyry copper deposit with current mine dimensions of 2.2 kilometers in an east-west direction, 3.2 kilometers in a north-south direction and a depth of 464 meters. The ultimate pit limits are estimated to be 3.5 kilometers by 4.8 kilometers, with a depth of 750 meters.

Escondida has the right of indefinite exploitation (mining) concessions for the mining of the Escondida ore body as well as exploration rights for some territory surrounding the existing operation. Exploitation concessions allow the concession holder to mine the area indefinitely contingent upon the annual payment of corresponding license fees.

Separate transmission circuits provide power for the Escondida mine complex. These transmission lines, which are connected to Chile’s northern power grid, are company-owned and are sufficient to supply Escondida post Phase IV. Electricity is purchased under three contracts with local generating companies, Norgener and Nopel.

On November 8, 2001, Escondida announced its decision to temporarily reduce copper production at Escondida by 80,000 tonnes per annum, effective as of that date. This decision was taken in response to the serious fall in demand for copper, arising from unfavorable global economic conditions. In May 2002, Escondida decided to continue these cuts in production until the end of 2002. In December 2002, it was announced that Escondida will operate at a production level of 1.05 million tonnes of copper during calendar 2003, approximately 200,000 tonnes below its installed production capacity of 1.25 million tonnes. This is being achieved through the combination of mining lower grade ores and maintenance shutdowns in the older Los Colorados concentrator facility. The ramp-up of the Phase IV Expansion facility is continuing as planned.

Tintaya

Tintaya is an open-pit copper mine located in the Andes at an altitude of approximately 4,000 meters in southern Peru. We hold a 99.9% interest in Tintaya and the remaining interest is held by Peruvian shareholders. The mine site is accessible by road and is located near a public daylight airstrip that we maintain. The deposit is a copper gold skarn system associated with a low grade porphyry copper body and is approximately 3 kilometers long by 2.5 kilometers wide. We hold mining rights over 3,600 hectares and surface rights over 4,097 hectares on which the Tintaya mine and operations are located. These rights can be held indefinitely. Mine operations consist of conventional truck and shovel operations from multiple pit locations. Electricity for the Tintaya operations is sourced from the Peruvian power grid and supplied under contract with two Peruvian power companies.

Production commenced in 1984 and currently consists of a conventional flotation extraction process producing copper in concentrate from sulphide ore. Tintaya’s total annual production capacity is 90,000 tonnes of copper contained in concentrate along with gold and silver credits. An acid leach plant for oxide ore commenced commercial operation in June 2002 and is designed to produce 34,000 tonnes of copper cathode per year. This plant is projected to increase production to 40,000 tonnes of copper cathode per year. We expect annual production to remain stable until 2010 and then decrease as sulphide ore mining ceases and low grade stockpiles are processed to the end of the life of the mine, which we estimate will be in 2012-2014. As part of our work to improve mining operation efficiencies, we have moved the majority of the Robinson Mine equipment fleet to Tintaya. This equipment is now assembled at Tintaya replacing the old mining fleet.

In January 2002, we temporarily curtailed all copper concentrate production at Tintaya. This decision was taken in response to the fall in demand for copper, arising from unfavorable global economic conditions. This decision was reviewed in April 2002 and the decision was made to continue with the suspension of concentrate operations until the market improves. Tintaya Copper operations will remain on standby until at least mid-2003. Operation of the oxide leach plant is continuing as planned.

All copper cathode production is committed for sale to BMAG, a marketing and sales company, which is one of our subsidiaries.

Cerro Colorado

Cerro Colorado is wholly-owned through our subsidiary, Rio Algom Limited. It is an open-pit copper mine located in the Atacama Desert at an altitude of 2,600 meters, approximately 125 kilometers by road, east of Iquique, Chile. Cerro Colorado holds mineral rights over 16,664 hectares and surface rights over approximately 1,305 hectares on which the plant is located. These rights can be held indefinitely. We operate the mine.

At Cerro Colorado, we produce finished cathode copper by crushing, agglomeration and heap leaching followed by a solvent extraction-electrowinning process. The electrowinning process produces copper cathode.

We source water requirements from an underground aquifer at Pampa Lagunillas, the rights to which we hold by grant from the state. Two suppliers under long-term contracts supply power to the facilities through the northern Chile power grid.

Rio Algom completed construction of the facilities in 1994 at a total cost of US$287 million and began commercial production in June 1994. Rio Algom completed an expansion of annual production capacity to 60,000 tonnes in 1995 at a cost of US$49 million and in 1998, Rio Algom completed the second expansion of Cerro Colorado at a cost of US$214 million increasing the mine’s annual production to a nominal 100,000 tonnes of refined copper.

The Cerro Colorado deposit is approximately 2 kilometers long east-west and 1.5 kilometers wide north-south. Two main zones are present. Mineralization is from 50 meters to 250 meters thick and is covered with 50 meters to 150 meters of leached cap and post-mineral rocks. The east deposit contains multiple layers of oxide and sulphide mineralization with complex shapes. The west deposit generally consists of one oxide layer overlying one sulphide layer, but locally exhibits some of the complexities present in the east deposit.

We are implementing plant modifications at Cerro Colorado which include increases in the mine’s crushing capacity, leach pad area and mine fleet in order to maintain annual production capacity at a level of 120,000 tonnes per year for the next five years. The estimated cost of the modifications is US$15.6 million. With these modifications, we estimate that the remaining mine life will be 14 years.

Under current sales contracts that expire December 31, 2008, we are committed to deliver a total of 60,000 tonnes of cathode copper annually to two customers, one in Japan and the other in Germany. We sell the remaining production under annual and spot contracts to various international purchasers. Prices under all contracts are based on the monthly average London Metal Exchange cash settlement price in or around the month of delivery.

In May 1999, the London Metal Exchange approved the registration of Cerro Colorado cathodes. The London Metal Exchange registration enables Cerro Colorado to obtain full premium on its sales and to deliver copper directly to London Metal Exchange warehouses. The New York Commodity Exchange approved the Cerro Colorado cathodes in 2001.

Alumbrera

Through Rio Algom we hold 50% and Rio Tinto holds the other 50% interest in Musto Explorations (Bermuda) Limited, which itself holds a 50% interest in Minera Alumbrera Limited. M.I.M. Holdings Limited holds the remaining 50% interest in Minera Alumbrera Limited. Rio Tinto announced on January 15, 2003 that it had signed a non-binding letter of intent under which Rio Tinto would sell its 25 per cent interest in Minera Alumbrera Limited, Argentina to Wheaton River Minerals Ltd.

We have an effective 25% interest in Minera Alumbrera Limited, the company responsible for developing and operating the Alumbrera project. The Alumbrera mine is located in the Province of Catamarca, in the Argentine Andes at an altitude of 2,600 meters, approximately 1,100 kilometers northwest of Buenos Aires, 60 kilometers northwest of Andalgalá and 100 kilometers northeast of Belén. It is accessible by road or by propeller aircraft using an airstrip which was constructed for the project at Campo del Arenal, approximately 35 kilometers from the mine. The Alumbrera deposit lies below a bowl-shaped depression, 1,900 meters long in the northeast-southwest direction and 1,200 meters in the northwest-southeast direction.

Minera Alumbrera is responsible for developing and operating the Alumbrera project pursuant to an agreement with Yacimientos Mineros de Agua de Dionisio, the owner of the 600-hectare property over which Minera Alumbrera holds exploitation rights. The term of the agreement coincides with the useful life of the deposit. Yacimientos is entitled to a 20% net profits interest, after cost recovery, in the Alumbrera project. The Province of Catamarca is entitled to a 3% royalty on the value of production after deducting all processing costs, excluding mining costs, and transportation charges. Surface rights are held in fee simple and by legal easements, private easements and usufructs.

Minera Alumbrera substantially completed construction of the project in 1997 and the first concentrate shipment took place in October 1997. The operation attained commercial production on February 1, 1998. Total project costs were US$1.2 billion. Ore from the open-pit is crushed and ground, with copper-gold concentrate produced by the flotation process. Some free gold is recovered by gravity methods to produce gold doré, which contains approximately 90% gold and other metals like silver and copper. The design capacity of the mill is 80,000 tonnes per day. Copper-gold concentrate produced in the mill is pumped through a 316-kilometer pipeline to a filter plant and load out facility at Cruz del Norte where water is removed, and filtered concentrate is shipped 830 kilometers by rail to Minera Alumbrera’s port facility near the city of Rosario. Most of the mine’s power needs are supplied under a long-term contract with Hidroelectrica CHACON, with the remainder purchased on the spot market.

In 1997, a US$670 million financing arrangement provided by a consortium of international lenders was arranged to partially finance the project, with the balance being provided by the project sponsors. At December 31, 2002, the outstanding balance owed to the lenders was US$263 million. Substantially all the assets of Minera Alumbrera have been pledged to the lenders as security for the loans. As the project has satisfied completion test criteria, the loans are now, subject to certain limited exceptions, non-recourse to our subsidiary, Rio Algom.

Minera Alumbrera has commissioned a third line mill and pebble crushing circuit, which was recently installed at a cost of US$26.1 million. These expansions were funded from project cashflows and are designed to increase the mine’s processing capacity to 100,000 tonnes per day. The mine’s annual average production is expected to increase to 190,000 tonnes of copper in concentrate and 600,000 ounces of gold in concentrate and doré over eight years, before declining as low grade stockpiled ore is processed.

Minera Alumbrera has eight long-term concentrate sales contracts with purchasers located in Europe and Asia and one in North America covering approximately 60% of expected annual concentrate production with remaining terms ranging from two to seven years. The balance of the concentrate produced is sold under contracts that expire in one or two years and on a spot basis. Contract prices are based on monthly average London Metal Exchange copper cash settlement prices, generally two to three months after shipment.

We announced on March 26, 2003 that our fully owned subsidiary Rio Algom has agreed to sell its 25% stake in Minera Alumbrera to Wheaton River Minerals Ltd. for a purchase price of US$180 million. Not less than US$130 million of the purchase price will be payable on closing. Payment of up to US$50 million of the purchase price may be deferred by Wheaton until May 30, 2005. Any deferred payment will bear interest at LIBOR plus 2% and will be secured by the interests in Minera Alumbrera acquired by Wheaton. Closing is anticipated in June, 2003. The transaction is subject to the receipt of required regulatory and other consents, approvals and releases, including from the lenders to Minera Alumbrera.

Highland Valley Copper

Through Rio Algom, we own a 33.6% interest in Highland Valley Copper, a partnership with Teck Cominco Limited and its subsidiary, which hold a 61.4% interest, and Highmont Mining Company, which holds a 5% interest in the venture. Rio Algom shares management responsibility of the venture equally with Teck Cominco. Although the partnership was formed in 1986, with Highmont joining in 1988, production from the Lornex pit commenced in 1972.

The Highland Valley venture holds and operates large scale, open-pit copper-molybdenum mining and milling operations in the Highland Valley area near Logan Lake, British Colombia, Canada. These mining and milling operations produce copper and molybdenum in concentrates. The operation is accessible by highway and is located approximately 80 kilometers southwest of Kamloops and 200 kilometers northeast of Vancouver. The mine operates throughout the year. B.C. Hydro supplies power to the operations through a 138 kilovolt line. The venture’s property interests consist of mineral claims and leases, government grants and some properties in fee simple. Included in these property interests are 33,128 hectares of mineral rights and 2,698 hectares of surface rights. These rights can be held indefinitely.

Facilities include the Highland mill and the Lornex and Valley open-pit mines, which are adjacent to the concentrator. The Lornex pit is approximately 2.5 kilometers long and 1.5 kilometers wide and contains mainly chalcopyrite ore. The Valley pit is round in shape and approximately 2 kilometers in diameter. It contains mainly bornite ore. Both deposits are porphyry type. The mill uses semi-autogenous grinding and conventional flotation and has a nominal milling capacity of 120,000 tonnes per day. The venture transports crushed ore from the Valley mine, which comprises approximately 89% of the mill feed, via two 6,000 tonne per hour inclined conveyor belt systems. Two 60 x 89 gyratory semi-mobile crushers, located in the pit, feed the inclined conveyors. Ore from the Lornex mine is trucked to a third fixed gyratory crusher and conveyor system. The three conveyor systems are integrated to allow blending of ore to three mill stockpiles. The venture expects to remain in production for approximately eight years.

The venture sells more than 75% of its production under long-term contracts. The remaining terms of these contracts range from approximately two to seven years. The venture sells the remaining production on a spot basis. Contract prices are based on the monthly average London Metal Exchange cash settlement price, generally three months after delivery.

Ok Tedi Mine

On February 8, 2002, we announced the completion of our withdrawal from the Ok Tedi copper and gold mine in Papua New Guinea and transferred our 52% interest to the PNG Sustainable Development Program Limited, an independent company, which now holds such interest for the benefit of the Western Province and the

Independent State of Papua New Guinea. The other equity participants, and their interests, in this project are the Independent State of Papua New Guinea, which holds a 30% interest, and Inmet Mining Corporation, which holds an 18% interest. The interest held by the Independent State of Papua New Guinea is held in defined parcels for each of Papua New Guinea, the Western Province of Papua New Guinea and mine area landowners.

As part of the agreement for our withdrawal from this project, we agreed to provide financial support to PNG Sustainable Development Program, if required, for three years. The facility is for US$100 million in the first year, US$85 million in the second year and US$70 million in the third year. The facility is not cumulative, which means that any amount drawn in one year reduces the amount available in subsequent years, with repayment arrangements if such funds are used. In addition, we have agreed to pre-purchase copper concentrate up to an agreed level if Ok Tedi Mining should so request in a drought situation. The agreement also provides us with protection from legal liability arising from operations after our withdrawal.

Also, as part of the withdrawal process, Mine Continuation Agreements between Ok Tedi Mining and communities affected by the mine’s operations were negotiated and executed.

Spence

In January 1997, Rio Algom announced the discovery of the Spence copper deposit in northern Chile. We hold 100% of the mineral rights in approximately 26,000 hectares and surface rights in approximately 16,000 hectares.

We conducted a feasibility study to develop a project for an open pit mine with facilities capable of processing approximately 50,000 tonnes per day of ore through a combination of chemical and bio-leaching processes to produce 200,000 tonnes per year of electrowon copper cathode. A feasibility study independent peer review was conducted during August 2002. This review focused on the technical core of the Spence project. Further study work has been commenced to ensure that recent advances that have proven successful in other operations are incorporated in the project. A revised feasibility study will be produced and reviewed by year end, prior to submission to the Board.

North American copper assets

Our North American copper assets, other than Highland Valley Copper described above and the San Manuel smelting facilities located in Arizona, continue on care and maintenance while producing a minor amount of cathode copper at some locations for a transitional period while various alternatives are evaluated.

In June 1999, we announced the cessation of these North American copper operations would occur in the August quarter of 1999 and recorded a charge to profit of A$1,800 million (no tax effect) for asset writedowns (net of estimated realization values attributed to the remaining assets) and provisions. The provisions relate mainly to site remediation, which will take place over a significant number of years, together with provisions for other closure costs.

Formal closure plans are being developed and are planned to be submitted in accordance with local regulatory timetables. We expect that the expenditure will be incurred after the closure plans have been approved. Approval is anticipated in the next 3-5 years.

In January 2002, we announced the closure of the San Manuel mining facilities and we are currently in the process of closing such facilities.

In the year ended June 30, 2002, a further charge to profit of US$101 million was recorded, following a reassessment of the Group’s asset disposal and closure plans relating to its South West Copper business in the US

(where the Group ceased operations in 1999). This comprised US$171 million for impairment provisions, principally related to the San Manuel smelter partly offset by a reduction of US$70 million in provisions relating to the expected timing of site restoration expenditure.

Copper-Zinc

Antamina

The Antamina copper-zinc deposit is owned by Compania Minera Antamina S.A., in which our wholly-owned subsidiary, Rio Algom Limited, owns a 33.75% interest. Noranda Inc. holds a 33.75% interest, Teck Cominco Limited holds a 22.5% interest and Mitsubishi Corporation holds the remaining 10% interest in the Antamina project. The deposit was previously owned by Empresa Minera del Centro del Peru S.A. and was auctioned by CEPRI-Centromin, an agency of the Peruvian Government. The deposit is located in the Peruvian Andes at an altitude of 4,300 meters, approximately 270 kilometers north of Lima, Peru.

A feasibility study based on conventional open-pit mining, milling and flotation technology was completed in March 1998 on the potential of the Antamina deposit to produce 270,000 tonnes of copper and 160,000 tonnes of zinc annually over a 20-year mine life.

In September 1998, the venture participants elected to proceed with development of the project. The agreement with Centromin required the owners to invest US$2.5 billion in the project by June 6, 2002 or pay 30% of the shortfall to Centromin in lieu of further expenditures. In June 1999, the project company signed definitive documentation with a group of lenders for US$1.32 billion of financing for the project. On August 2, 2002, a payment of US$111.5 million was made to Centromin in lieu of the expenditure shortfall making the total development cost, including financing costs, working capital, payments to Centromin and sunk costs US$2,228 million.

Substantially all the assets of the project company have been pledged to the lenders as security for the loans. Rio Algom has guaranteed its 33.75% pro rata share of the loans until such time as the project achieves completion, which involves the project satisfying certain financial, legal and operating tests prior to February 29, 2004 or, under certain circumstances, by February 28, 2005. Upon completion, the loans will be non-recourse to Rio Algom.

The property comprising the Antamina mine area consists of mining concessions, mining claims and surface rights covering an area of approximately 14,000 hectares. The project company also owns sufficient surface rights for mining infrastructure, the port facility at Huarmey and an electrical substation located at Huallanca. In addition, the project company holds title to all easements and rights of way required for the concentrate pipeline from the mine to the project company’s port at Huarmey. All of the rights can be held indefinitely.

The Antamina deposit is a large copper skarn with zinc, silver, molybdenum and bismuth mineralization. It has a southwest to northeast strike length of more than 2,500 meters and a width of up to 1,000 meters. The deposit sits at the bottom of a U-shaped glacial valley surrounded by limestone ridges.

Power to the mine site is being supplied under long-term contracts with individual power producers through a 58 kilometer, 220 kilovolt transmission line constructed by the project company which is connected to the Peru national energy grid.

The project company has entered into 19 long-term copper and zinc concentrate sales contracts with 16 smelting companies, which, in aggregate, cover approximately 75% of the project’s expected annual production. All but two of the contracts are for terms extending to 2012 or 2013. The balance of production is expected to be sold on an annual or spot basis.

The Antamina project achieved mechanical completion in May 2001. The principal project facilities include a 115-kilometer access road, a truck-shovel pit operation, a 70,000 tonnes per day concentrator, a 300-kilometer concentrate pipeline with a single stage pumping station to transport concentrates in slurry form from the mine to the de-watering, drying, and port facilities at Huarmey, and housing for operating employees and their families in the City of Huaraz, located approximately 200 kilometers by road from the mine.

The Antamina project achieved commercial production in October 2001. Since the start of commercial production and as of June 30, 2002, approximately 19.9 million tonnes of ore had been milled, producing more than 242,500 tonnes of payable copper and 143,260 tonnes of payable zinc.

Selbaie

The wholly-owned Selbaie open-pit mine is situated 250 kilometers north of Rouyn-Noranda in northwestern Quebec, Canada. Selbaie produces zinc and copper concentrates by means of conventional flotation, with gold and silver as by-products in the copper concentrate. Nominal capacity at Selbaie is 11,000 tonnes per day (or 4 million tonnes per year), and mill throughput is 10,800 tonnes per day (or 3.9 million tonnes per year). Power is supplied by Hydro-Quebec. The estimated remaining mine life is approximately one year. Leases at Selbaie are renewable as and when they expire. The most recent renewal extends to 2012.

Silver, Lead and Zinc

Cannington

Cannington is a mining and concentrating facility 100% owned and operated by us. The Cannington silver, lead and zinc deposit is located in northwest Queensland, Australia, and is accessible by sealed road 300 kilometers southeast of Mount Isa. The Cannington deposit is entirely contained within mining leases granted to us in 1994 and which expire in 2029 and 2044. The deposit consists of a shallow, low grade northern zone and a deeper, higher grade and more extensive southern zone. The southern zone contains a broadly zoned and faulted sequence of silver-lead-zinc, zinc and silver-lead lodes.

We use transverse, long hole open stoping for the extraction of the main, thicker, hanging wall orebodies of the deposit and we use predominantly new Tamrock underground mining equipment. Production commenced in October 1997 at a cost of US$250 million. Underground mine production for the year ended June 30, 2002 was 2.24 million tonnes. The annual production reflected the benefits of the mine optimisation and equipment purchase program which had been undertaken during the year. Work also continued during the year to improve mill throughput and increase metal recovery, and we are continuing an ongoing program of mill improvement. Nominal capacity was 1.5 million tonnes per annum at the time of commissioning. A total of 518,022 wet metric tonnes of concentrate were shipped from the Townsville port facility or sold within Queensland during the year ended June 30, 2002, and 263,071 tonnes were sold for the six months ended December 31, 2002. A 19 megawatt gas-fired power station located at Cannington is operated under contract to supply power solely to Cannington.

Cannington’s lead concentrate production for the year ending June 30, 2003, is fully committed under long-term contracts with smelters in Australia, Korea, Japan and Europe. Approximately 90% of the zinc concentrate production is similarly committed over the same period, with the balance being allocated to the spot market.

The reserve as currently stated along with non-reserve mineralization is expected to support a remaining mine life of approximately 14 years.

Surface exploration is continuing on a number of geophysical and geochemical anomalies in the mine lease area. During 2000, a major airborne gravity survey was completed over the mine lease and areas held by us to the south of the mine lease. A substantial surface drilling program is underway to test these anomalies.

Zinc-Lead

Pering

The wholly-owned Pering mine is a zinc mine producing lead as a by-product. The mine is situated in the Northwest Province of South Africa. The ore minerals are sphalerite and galena, both of which are associated with zinc and lead non-sulphide minerals in varying proportions and are generally fine grained. The operation comprised conventional open-pit, shovel and truck mining. Crushing and ball mill comminution was followed by conventional flotation. After filtering and air drying, the concentrates were transported by rail and road and sold to two smelters in South Africa. Pering had a nominal production capacity of 1.2 million dry metric tonnes per year. Pering owns the mineral rights, thus it does not have mineral leases. In June 2002, we announced that we would be closing Pering when the economically mineable reserve was depleted. Mining ceased on November 30, 2002. The mill was stopped on February 16, 2003.

Uranium

In June 2002, we announced the sale of our Smith Ranch uranium mine, subject to approval by various regulatory authorities, to Cameco Corporation of Canada. That sale was completed in July 2002. The operation phase of the remaining parts of Rio Algom Mining (RAM), our wholly-owned subsidiary, namely the Ambrosia Lake and Lisbon facilities, have ceased and RAM is now in the reclamation and remediation phase of the mine closure program for each facility. Both facilities consisted of mining and processing of uranium to produce uranium oxide for sale to the nuclear electricity generating industry. The Ambrosia Lake facility is located approximately 32 kilometers north of Grants, New Mexico and the Lisbon facility is located approximately 48 kilometers southeast of Moab, Utah.

Reserves and Production

The table below details our copper, zinc, silver and lead reserves in metric tonnes, and are presented in 100% terms as estimated at June 30, 2002.

Base Metals(1)(2)(3)(4)(9)		Proved Ore Reserve				Probable Ore Reserve				Total Ore Reserves				BHP Billiton Group Interest%
Deposit	Ore type	Tonnes (millions)	Grade			Tonnes (millions)	Grade			Tonnes (millions)	Grade
			% TCu(5)	% SCu(5)	g/tAu		% TCu	% SCu	g/tAu		% TCu	% SCu	g/tAu
Copper
Escondida(6)	Sulphide	681	1.52	—	—	485	1.11	—	—	1,167	1.35	—	—	57.5
	Low grade float	32	0.67	—	—	48	0.67	—	—	80	0.67	—	—	57.5
	Mixed	18	1.60	0.48	—	2	1.75	0.71	—	20	1.62	0.50	—	57.5
	Oxide	149	—	0.76	—	44	—	0.55	—	193	—	0.71	—	57.5

Tintaya(7)	Sulphide	56	1.41	—	0.25	3	1.30	—	0.21	59	1.40	—	0.25	99.9
	Oxide	23	1.68	1.37	—	11	1.29	0.96	—	34	1.55	1.24	—	99.9

Cerro Colorado	Oxide & Sulphide	20	0.71	0.34	—	202	0.79	0.41	—	222	0.78	0.40	—	100

Alumbrera(8)	Sulphide	274	0.56	—	0.65	38	0.58	—	0.68	312	0.56	—	0.65	25

			% TCu	% Mo			% TCu	% Mo			% TCu	% Mo
Highland Valley	Sulphide	270	0.41	0.0084	—	53	0.44	0.006	—	323	0.41	0.008	—	33.6

Copper – Zinc			% TCu	% Zn	g/tAg		% TCu	% Zn	g/tAg		% TCu	% Zn	g/tAg
Antamina	Sulphide	297	1.29	1.05	14.2	246	1.15	0.98	13.1	543	1.22	1.02	13.7	33.75

			g/t Au	g/t Ag	% Cu		g/t Au	g/t Ag	% Cu		g/t Au	g/t Ag	% Cu
Selbaie(10)	Pit and Stockpile	6.2	0.24	22	0.3	—	—	—	—	6.2	0.24	22	0.3	100

Silver Lead Zinc			g/tAg	% Pb	% Zn		g/tAg	% Pb	% Zn		g/tAg	% Pb	%Zn
Cannington	Sulphide	7.5	487	10.96	5.27	18.7	469	10.5	3.51	26.2	474	10.63	4.02	100

(1)	All reserves quoted are diluted and include mining recovery.
(2)	Metallurgical recoveries for the operations are:

	% Metallurgical Recovery
	TCu	SCu	Zn	Pb	Ag	Au	Other
Escondida	87	85	—	—	—	—	—
Tintaya Sulphide	87.2	—	—	—	59.4	65.7	—
Oxide	—	78.0	—	—	—	—	—
Cerro Colorado	80.0	—	—	—	—	—	—
Alumbrera	Variable	—	—	—	—	—	—
Highland Valley	90.0	—	—	—	—	—	—
Antamina	88.5 – 95.1	—	0 –86.4	—	65 –90	—	Mo 0-70%
Selbaie	76.4	—	73.5	—	62.8	65.6	—
Cannington	—	—	71.0	88.0	88.0	—	—

(3)	Approximate drill hole spacings used to classify the reserves are:

	Proven Ore Reserves	Probable Ore Reserves
Escondida	61 x 61m to 153 x 153m depending on geological domain	96 x 96m to 240 x 240m depending on geological domain
Tintaya Sulphide	30m to 34m drill spacing, minimum 2 holes	45m to 51m drill spacing
Cerro Colorado	35m grid spacing	77m to 105m grid spacing depending on domain
Alumbrera	100m drill spacing or less	150m drill spacing or less
Highland Valley	Valley area 110m spacing Lornex area 104m spacing Overall 108m spacing	Valley area 136m spacing Lornex area 117m spacing Overall 127m spacing
Antamina	55m drill spacing or less	55m-110m drill spacing depending on geological domain
Selbaie	25m x 50m drill spacing, and within 20m of a mined area	25m x 50m drill spacing
Cannington	12.5m x 15m spacing or less	25m x 25m spacing

(4)	Third party reserve audits have not been conducted on our reserves for purposes of this prospectus.
(5)	%TCu means percent total copper and %SCu means percent soluble copper.
(6)	Change in the ore reserve tonnage compared to the previous statement results from the depletion through production, changes in the geological model, more rigorous resource classification, change in recovery factors due to the implementation of new long-term metallurgical performance predictive models and recalculation of economic pit shells and associated cut-off grades, using current prices and costs. Previously reported low grade ore is now renamed “LG Float Ore”, a mixed ore reserve is reported for the first time, reflecting inclusion of this ore stream in the mine. The “LG Float Ore” has not already been mined and stockpiled; it is still in the ground. Mixed ore initially will be processed through the existing oxide leach facilities. The ultimate pit has been obtained by the use of proven and probable reserves only, excluding a large quantity of inferred resources from the pit optimization.
(7)	Tintaya sulphide production was temporarily halted in November 2001 as a reaction to oversupply in the global copper market, and the oxide operation was commissioned during the year.
(8)	The proved reserve includes 65 million tonnes at 0.4% Cu, 0.5 g/t Au of medium grade material stockpiled for future treatment.
(9)	Prices for the screen-traded metals used for ore reserves estimation are based on “current economics” defined as an average of the spot price over the last three years, including copper US$0.75 per pound, zinc US$0.45 per pound, lead US$0.22 per pound, silver US$4.45 per troy ounce and gold US$276 per troy ounce.
(10)	The proved reserve includes 5.7 million tonnes at 0.25 g/t Au, 20.72 g/t Ag and 0.3% Cu of material stockpiled for future treatment.

The table below sets forth the BHP Billiton Group copper, gold, silver, lead and zinc production for the three years ended June 30, 2002 and for the six months ended December 31, 2001 and 2002. Production data shown is the BHP Billiton Group share unless otherwise stated.

	June 30, 2002	BHP Billiton Group Share of Production(1)
	BHP Billiton Group interest %	Six months ended December 31,		Year ended June 30,
		2002	2001	2002	2001	2000
Copper (‘000 tonnes)
Escondida (Chile)	57.5	211.0	213.3	425.6	486.1	529.9
Tintaya (Peru)(2)	99.9	17.3	43.8	46.2	84.9	87.3
Cerro Colorado (Chile)(3)(4)	100	65.6	68.2	130.8	96.7	—
Alumbrera (Argentina)(3)(4)	25	24.5	23.5	48.5	32.6	—
Highland Valley (Canada)(3)(4)	33.6	29.2	31.7	62.1	44.9	—
Antamina (Peru)(3)(4)	33.75	52.1	26.2	81.9	—	—
Selbaie (Canada)(4)(5)	100	4.9	5.1	10.2	12.8	13.5
Ok Tedi (Papua New Guinea)(6)	—	—	—	—	216.1	185.4
North American Copper(7)	100	5.5	11.4	19.1	26.7	31.3

Total		410.1	423.2	824.3	1,000.8	847.4

Gold (‘000 ounces)
Escondida (Chile)	57.5	26.0	22.8	52.3	49.6	75.8
Tintaya (Peru)(2)	99.9	—	21.8	22.3	24.4	39.5
Alumbrera (Argentina)(3)(4)	25	86.2	92.4	192.9	106.3	—
Selbaie (Canada)(4)(5)	100	9.6	11.4	22.2	38.6	33.6
Ok Tedi (Papua New Guinea)(6)	—	—	—	—	521.1	440.2

Total		121.8	148.4	289.8	740.0	589.1

Silver (‘000 ounces)
Cannington (Australia)(8)	100	17,938	15,720	35,964	29,488	29,664
Antamina (Peru)(3)(4)	33.75	1,093	617	1,586	—	—
Alumbrera (Argentina)(4)	25	125	114	237	145	—
Highland Valley (Canada)(4)	33.6	321	357	709	545	—
Selbaie (Canada)(4)(5)	100	962	1,045	2,073	1,550	2,646

Total		20,439	17,853	40,569	31,728	32,310

Lead (‘000 tonnes)
Cannington (Australia)(8)	100	119.3	104.8	231.8	200.3	200.5
Pering (South Africa)	100	2.3	2.4	4.3	5.9	6.4

Total		121.6	107.2	236.1	206.2	206.9

Zinc (‘000 tonnes)
Cannington (Australia)(8)	100	29.9	31.3	58.9	64.2	61.8
Antamina (Peru)(3)(4)	33.75	33.6	16.0	48.3	—	—
Selbaie (Canada)(4)(5)	100	16.4	17.6	34.2	36.6	44.6
Pering (South Africa)(4)	100	12.8	11.5	21.1	20.9	20.7

Total		92.7	76.4	162.5	121.7	127.1

Uranium (‘000 pounds)
Rio Algom Mining(3)(4)	100	54	403	974	1,238	—

Notes to the minerals production tables

(1)	Mine production figures for minerals refer to the total quantity of payable metal produced.
(2)	As production at Tintaya is driven by ore grade and hardness, the decrease in production from 2000 to 2001 was due to lower grades and softer ores in 2001.

(3)	Included from October 6, 2000, the effective date of the acquisition of Rio Algom Limited. Antamina commenced commercial production on October 1, 2001. For Rio Algom Mining, the full year’s production is included. In July 2002, we completed the sale of our Smith Ranch uranium mine and ceased operations at the remaining parts of Rio Algom Mining.
(4)	These were operations of the BHP Billiton Plc Group prior to the DLC merger with the BHP Billiton Limited Group on June 29, 2001.
(5)	The decrease in production is mainly due to the decrease in head grades as the mine approaches the end of its life.
(6)	On February 8, 2002, we announced the completion of our withdrawal from the Ok Tedi copper and gold mine in Papua New Guinea and transferred our 52% interest to the PNG Sustainable Development Program Limited, an independent company, which now holds such interest for the benefit of the Western Province and the Independent State of Papua New Guinea.
(7)	The North American copper assets were placed on care and maintenance in June 1999. These assets, other than the San Manuel, Arizona mining facilities, continue on care and maintenance while producing a minor amount of copper cathode at some locations for a transitional period while various alternatives are evaluated. In January 2002, we announced the closure of the San Manuel, Arizona mining facilities and we are currently in the process of closing such facilities.
(8)	Cannington commenced concentrate production on October 17, 1997. The increases in production for all metals reflect de-bottlenecking improvements carried out over the period.

Regulatory and Fiscal Terms

Chile

The Mining Code of Chile provides for two kinds of mining concessions, namely the exploration concession and the exploitation concession. A concession is defined as an immovable real right that grants the holder the exclusive authority to explore, or explore and exploit, mineral substances within the concession, and become the owner of any extracted substances, in the case of an exploitation concession. As provided by the Mining Code and the Constitution of Chile, mining concessions are established by court ruling. An exploitation concession is of indefinite duration, provided that yearly license fees are paid. An exploration concession is granted for two years and may be renewed for another two-year period, provided that at least half of the concession area is surrendered. License fees are also applicable. Mining concessions are distinct from surface rights and the legislation provides for the ability to request mining easements in the case where the owner of the mining concession is not the same owner as that of the land surface. Mining easements may be established by mutual consent of the owners or by court ruling.

The Decree Law 600 provides the main legal framework for foreign investment in Chile. This law covers types of capital contributions, taxes, foreign exchange, repatriation of profits and capital and administrative procedures. It is based on economic and legal principles found in the Constitution of Chile, with economic equality between foreign investors and nationals being the most important. It offers all foreign investors on a most favored nation basis the same treatment as nationals and guarantees a stable framework by means of an investment contract between foreign investors and the State of Chile. Such contracts cannot be modified unilaterally and are not affected by the passage of new laws. Investment can be made through convertible currencies, tangible assets, technologies that can be capitalized and loans tied to foreign investment projects. Repatriation of capital and profits is guaranteed through the formal currency market.

Peru

Minerals in Peru are legally owned by the State. The exclusive right to exploit mineral deposits is granted to individuals and private sector companies through mining concessions. Three types of concessions that have been established under the General Mining Law are mining, processing and transportation concessions. Mining concessions give rights to explore and extract minerals, but are distinct from property rights over the land surface. Miners must obtain the necessary rights of way to access mineral deposits from surface rights holders.

The processing concession grants the holder the exclusive right to construct and operate the facilities necessary to transform minerals into a marketable product. A transportation concession would, for example, cover the construction and operation of a concentrate pipeline. Concessions under the General Mining Law are irrevocable provided that the nominal mining good standing fees are paid.

The General Mining Law provides qualifying mining companies with a stability regime covering taxation, foreign exchange and trade regulations. Companies that invest at least US$20 million in the development of an operation of not less that 5,000 tonnes per day, or expand an existing operation by such amount, can enter into a contract with the State that guarantees the stability of the tax laws for a period of 15 years. Free disposition of foreign currency and repatriation of capital and profits are also guaranteed, as is conversion of foreign exchange at the most favorable rate of exchange available at the time of conversion. We also obtain the benefit of accelerated depreciation for machinery, equipment and all other fixed assets.

Argentina

In 1993, a foreign exchange stability regime was enacted under Argentina’s Mining Investment Law, guaranteeing a 30-year foreign exchange stability to companies registered under such regime. The foreign exchange regime allows for the free disposal of export proceeds by exporters such as Minera Alumbrera Limited, in which until recently we held a 25% interest. Minera Alumbrera has complied with all the Mining Investment Law conditions and as a consequence has enjoyed fiscal and foreign exchange stability since March 10, 1995.

Following the collapse of the Argentine economy, the Government enacted a number of emergency Executive Decrees (ED) commencing in December 2001, including ED 1606/01, which re-imposed a former obligation on exporters to repatriate all export proceeds and exchange them for local currency.

The Argentine Central Bank, based on ED 1606/01, issued a Request for Information to Minera Alumbrera regarding the repatriation by it of export proceeds from 32 export operations since February 2002. Minera Alumbrera has responded to the Argentine Central Bank’s Request for Information alleging that as a consequence of its rights under the Mining Investment Law the current exchange regime (obligation on exporters to repatriate export proceeds) is not applicable to the company. Subsequently, the Government confirmed, by Executive Decree, that the beneficiaries under a foreign exchange stability regime enacted under the Mining Investment Law are not subject to ED 1606/01.

Market Conditions

We produce four primary products, namely copper concentrates, copper cathodes (metal), lead concentrates and zinc concentrates. In addition, since they are contained within these concentrates, we also receive payment credits for silver and gold recovered during the smelting and refining process.

We sell most of our copper, lead and zinc concentrates to third party smelters. The remainder of our production is mostly sold to merchants. We sell most of our copper cathodes to rod and brass mills and casting plants. Our customers are located around the world.

We compete against other mining companies producing copper, lead and zinc concentrates and other producers of copper cathode. Merchants can also provide short-term competition, but will not fundamentally affect supply and demand.

For the 12 month period ended December 31, 2002, the London Metal Exchange cash settlement price averaged US$0.71 per pound. Copper prices rallied strongly in early 2002, building on the recovery that started in late 2001. Prices hit their high for the year in early June, peaking at US$0.766 per pound, before concerns about the economic recovery, and evidence of the slow pace of demand saw prices slipping through the third quarter. Prices then rallied again in October and November of 2002 on the back of firmer US economic indicators, buoyant equity markets and the possibility of additional mine cuts, with prices rising from a low of US$0.651 per pound on October 7, 2002 to reach a peak of US$0.748 per pound on December 2, 2002 (an increase of US$0.10 per pound in two months). Towards the end of 2002 the market was dominated by persistent fund liquidation against a background of weak prospects for copper demand and the likelihood of war in Iraq, with copper price closing the calendar year 2002 at US$0.697 per pound despite further production cutbacks announced by us and Asarco.

According to the International Copper Study Group (ICSG), the global refined copper surplus for the calendar year 2002 amounted to 245,000 tonnes. This compares with a surplus of 781,000 tonnes in calendar 2001. Nevertheless, the refined copper market entered 2003 in fairly good shape, with supply restraint from major producers, and strong demand from China having brought the market back into balance, despite little improvement in demand in much of the rest of the world. A supply deficit may be expected for calendar 2003.

During calendar 2002 total refined copper supplies reached 15.33 million tonnes down 1.6% compared with 2001. Copper demand reached 15.09 million tonnes, up 2.0% from the previous year.

Carbon Steel Materials

Our Carbon Steel Materials group is a leading supplier of core raw materials and services to the global steel industry. The key raw materials for steel making are iron in various forms, metallurgical coal and manganese. The map below sets forth the geographic locations of our key carbon steel materials assets.

Iron Ore

Mount Newman Joint Venture Mines

We hold an 85% joint venture interest in the Mount Newman project, located in the Pilbara region of Western Australia. We manage the project. Other participants in this venture are Mitsui-Itochu Iron Pty Ltd, which holds a 10% interest, and CI Minerals Australia Pty Ltd, which holds a 5% interest in the joint venture. The joint venture was granted a mineral lease in April 1967 under the Iron Ore (Mount Newman) Agreement Act 1964. This lease expires in 2009 with the right for successive renewals of 21 years.

The venture began production in 1969 at the Mount Whaleback orebody. Today, production continues to be sourced from the major Mount Whaleback orebody and is complemented by production from other ore bodies, namely Orebody 25, 29 and 30. At current price assumptions, blend grades and production rates, reserves from Mount Whaleback are expected to support production for at least 25 years.

The facilities at Mount Whaleback include primary and secondary crushing plants with a nominal capacity of 35 million tonnes product per year, a heavy media beneficiation plant with a capacity of eight million tonnes per year and a train-loading facility. The mining plant and port facilities were originally built in the late 1960’s and have been maintained and enhanced many times since then. An additional primary and secondary crushing plant is present at Orebody 25 with a nominal capacity of eight million tonnes per year.

All of the joint venture’s production is transported 426 kilometers on its own railway to the Nelson Point shipping facility at Port Hedland, Western Australia. Facilities at the port include three car dumpers, crushing and screening plants, stockpile reclaimers and ship loading equipment. We can load vessels of 250,000 deadweight tonnes in the sheltered harbor.

In 1998, an under-harbor tunnel between the Nelson Point and Finucane Island facilities was commissioned by the joint venture. The tunnel allows us to transport ore to our Boodarie Iron HBI plant and to ship ore directly by using the Finucane Island ship loading facilities. The current capacity of the Port Hedland facilities is in excess of 70 million tonnes per annum. This should be increased to 81 million tonnes per annum by 2004 and is expected to exceed 90 million tonnes per annum by 2011.

The venture mainly sells iron ore into Asia with minor sales to Australia and Europe. During 2001 and 2002, 33% of the project’s total dispatches were to Japan. Approximately 9% of shipments from Mount Newman were to BHP Steel Limited and our hot briquetted iron operations.

Yandi Joint Venture Mines

We hold an 85% joint venture interest in the Yandi project located 92 kilometers north of Newman in the Pilbara region of Western Australia. We manage the Yandi project. The other participants in the joint venture are CI Minerals Australia Pty Ltd, which holds an 8% interest, and Mitsui Iron Ore Corporation Pty Ltd, which holds a 7% interest in the venture.

The Yandi mine was granted a mining lease in September 1991 under the Iron Ore (Marillana Creek) Agreement Act 1991. This lease expires in 2012 with the right to extend for a further 42 years if required.

Development of the orebody began in 1991. This included construction of a rail spur to the existing Newman/Hedland rail line, crushing and screening facilities with a capacity of 10 million tonnes per annum, ore stacker, mine load-out tunnel, and on-site administration infrastructure. The project’s first shipment of iron ore was in March 1992. With minor modifications undertaken in 1994, the capacity of the plant was expanded to 15 million tonnes per annum.

In October 1995, the joint venture expanded the capacity of the Yandi mine by 10 million tonnes per annum to 25 million tonnes per annum. The expansion involved the construction of a new mine at Central Mesa 1, processing plant, train loading facilities and an additional 10-kilometer railway spur. The joint venture began railing of the first ore from the new mine in September 1996.

The joint venture completed pre-stripping activities at another mine called Central Mesa 5 during 2000-2001 with ore from this deposit now being handled through an existing processing plant and train loading facilities. Again with minor modifications, the total capacity at Yandi was increased to approximately 30 million tonnes per annum. At current price assumptions, blend grades and production rates, it is expected that production from the Yandi mine will continue for at least 20 years.

On March 3, 2002, we announced that we would deliver up to four million tonnes per annum of a new lump product which will command a premium price over the existing fines. Additional infrastructure was added to the existing Ore Handling Plant 2 to support the on-site production of fine and lump ores, without affecting the quality of the two distinct products. Commissioning took place in June 2002 and has increased overall capacity from 30 million tonnes per annum to approximately 40 million tonnes per annum, in accordance with the terms of the Iron Ore (Marillana Creek) Agreement Act 1991.

The Yandi mine has produced lump on a trial basis since 1999, already shipping more than two million tonnes to customers. These trials indicated that Yandi lump performance is suitable for the iron-making process and provided strong support for its permanent addition to our product range. We are currently undertaking feasibility studies on a further expansion of the Yandi mine capacity.

During 2001-2002, 49% of the venture’s shipments by volume went to Japan and 26% went to Korea. The Yandi deposits are mined by an independent contract mining company on behalf of the joint venture.

Jimblebar Mine

We own 100% of the Jimblebar mine, which is located approximately 40 kilometers east of Newman and is mined by an independent contract mining company on our behalf. We were granted a mining lease at Jimblebar in October 1988 under the Iron Ore (McCamey’s Monster) Agreement Authorization Act 1972. Our lease expires in 2009 with the right of renewal for successive 21-year periods. The ore we produce at the Jimblebar mine is blended with ore produced from the Mount Newman project’s Mount Whaleback and satellite orebodies. The primary and secondary crushing plant has a nominal capacity of eight million tonnes per year. At current price assumptions, blend grades and production rates, reserves from Jimblebar are expected to support production for at least 30 years.

Mount Goldsworthy Joint Venture Mines

We hold an 85% joint venture interest in the Mount Goldsworthy Mining Associates project, located at Yarrie, 210 kilometers east of Port Hedland in the Pilbara region of Western Australia. While we manage the project, mining operations are carried out by an independent contractor on the project’s behalf. The other participants in the joint venture are CI Minerals Australia Pty Ltd, which holds an 8% interest, and Mitsui Iron Ore Corporation Pty Ltd, which holds a 7% interest in the project. Mount Goldsworthy was commissioned in 1966. The original Goldsworthy mine was closed in 1982 and mining operations ceased at Shay Gap in 1993. Since then, mining has continued from the adjacent Nimingarra mine and Yarrie, 30 kilometers to the southeast.

The Mount Goldsworthy mines are covered by four separate mineral leases under the Iron Ore (Mount Goldsworthy) Agreement Act 1964 and the Iron Ore (Goldsworthy – Nimingarra) Agreement Act 1972. These leases were granted between 1965 and 1974 and the last one expires in 2014. We have the right of renewal over these leases for successive 21-year periods.

All production from the Mount Goldsworthy mines is transported on a venture-owned railway to Port Hedland. From there, the venture ships the ore through the Finucane Island facility, which has a capacity of approximately 12 million tonnes per annum. During 2001-2002, 47% of the venture’s sales by volume were to Japan. At current price assumptions, blend grades and production rates, reserves at the Mount Goldsworthy mines are sufficient to support mining activities until at least 2005.

Mining Area C and Products and Capacity Expansion Projects

During April 2002, we announced approval for the development of a new iron ore mine at Mining Area C and an expansion of the Port Hedland port and rail facilities, both in the Pilbara region of north Western Australia.

Mining Area C represents the largest undeveloped Marra Mamba resource in the Pilbara region. The project involves developing mine infrastructure and a rail spur link to the existing Yandi/Newman railway. Capital costs are expected to be US$213 million for development of the new mine (our share is US$181 million). As part of the Mining Area C development we have entered into an arrangement with POSCO to develop the ‘C Deposit’ section of Mining Area C.

Mining Area C, which is located 37 kilometers from our existing Yandi mine, is covered by the Iron Ore (Mount Goldsworthy) Agreement Act 1964. We hold a mineral lease for Mining Area C that expires on August 4, 2007 and is renewable for periods of 21 years.

‘C Deposit’, the initial deposit to be mined at Mining Area C, has an estimated mine life of 17 years. Production at Mining Area C will ramp up to the installed capacity of approximately 15 million tonnes per annum, with first railing expected to begin in the fourth quarter of calendar 2003.

The Products and Capacity Expansion Project involves a staged development of rail and port facilities to increase system capacity in line with market forecasts. The total capital costs are expected to be US$351 million

(our share is US$299 million). The project comes under the Mount Newman and the Mount Goldsworthy Agreement Acts.

Western Australian Iron Ore – State Government Agreements

On March 31, 1994, the Western Australian government agreed to delete all of our secondary processing obligations in respect of the Mount Goldsworthy, McCamey’s Monster and Marillana Creek Agreement Acts and to remove all limits on production from Mining Area C, the Yandi and Jimblebar mines in exchange for a new secondary processing obligation.

The new secondary processing obligation required us, alone, or in association with others, to spend A$400 million on the further processing of iron ore or on an alternative investment approved by the Minister for Resources Development. Further processing is defined to include the production of iron, steel, hot briquetted iron, iron carbide sinter or pellets.

The completion of the Boodarie Iron hot briquetted iron plant at Port Hedland on February 18, 1999, satisfied our obligations with the Western Australian Government on February 18, 1999.

Samarco

We own 50% of Samarco Mineração S.A., a Brazilian company. The remaining 50% interest in Samarco is held by Companhia Vale do Rio Doce (CVRD).

Utilizing long-term mining concessions from the Brazilian Government, Samarco operates a complex of open-pit iron ore mines called the Samarco Alegria Complex, in the state of Minas Gerais, a concentrator at a site called Germano and pelletizing operations and a port at Ponta Ubu in the state of Espirito Santo, Brazil. Mining concessions were granted to Samarco for so long as it mines the Alegria Complex. Alegria and Germano are both located approximately 100 kilometers by road from Belo Horizonte. Samarco began production at the Germano mine in 1977. Except for minor trial cargoes and pellet screenings, all sales are under multi-year contracts.

Samarco commenced production at the Alegria Complex in 1992. The Alegria Complex has now replaced the depleted Germano mine. Ore is transported from the Alegria mine to the Germano concentrator plant via a five-kilometer conveyer belt. The concentrator plant has a capacity of 15 million tonnes per annum of iron ore concentrates. From Germano, the concentrates are transported to Ponta Ubu through a 396-kilometer slurry pipeline. At Ponta Ubu, Samarco’s two pelletizing plants have a production capacity of 12.8 million tonnes per annum of pellets and up to two million tonnes per annum of concentrate and screens product. At current price assumptions and production rates, reserves at the Alegria mine are sufficient for approximately 20 years.

Other

On December 30, 2002, we announced that Sweet River Investments Limited (Sweet River), a company in which BHP Billiton holds a 66.97% interest, announced its intention to sell its 11.56% interest in Valepar SA to Companhia Siderurgica Nacional. Valepar SA is a major shareholder in Brazil’s Companhia Valo do Rio Doce (CVRD), the largest iron ore producer in the world. Prior to the sale, our interest in Sweet River corresponded to approximately 2.1% of CVRD’s total capital.

Coal

Queensland Coal

With Mitsubishi Development Pty. Ltd., we own six open-pit coal mines, one underground coal mine and a port in the Bowen Basin, Queensland, Australia. These mines are separated into two joint venture structures, namely the Central Queensland Coal Associates (CQCA) joint venture in which we own a 50% interest and the

Gregory joint venture in which we also own a 50% interest. In addition, we operate two other Bowen Basin mines for BHP Mitsui Coal Pty Ltd in which we own an 80% interest. The majority of our production is high quality metallurgical coal used for steel making. Some energy coal is also produced from three of these mines.

In November 2000, we jointly acquired effective control of QCT Resources Ltd with Mitsubishi. QCT Resources owned the South Blackwater mine as well as interests in the CQCA and Gregory joint ventures. Following this acquisition, our interest in the CQCA joint venture was 68.29% and our interest in the Gregory joint venture was 80.33%. On June 28, 2001, Mitsubishi acquired shares in QCT Resources from us to move to equal ownership interests in the CQCA and Gregory joint ventures. In this transaction, we transferred 18.29% of the CQCA joint venture and 30.33% of the Gregory joint venture to Mitsubishi for the sum of A$1,005 million. After completion of this transaction, our interest in the CQCA and Gregory joint ventures is now 50%. Together with Mitsubishi, we control operations through a jointly owned entity, BM Alliance Coal Operations Pty Ltd, and jointly market the coal produced.

Most of the coal from the CQCA northern area mines and some coal from the Gregory mine is shipped through the venture’s owned and operated Hay Point coal terminal. The CQCA joint venture participants and the Gregory joint venture participants have entered into a rail transport agreement with Queensland Rail providing for the transportation of coal from their mines until June 30, 2006. Hay Point port, located at Mackay, handles around 34 million tonnes per annum of coal and can accommodate bulk carriers of up to 230,000 deadweight tonnes. The port has two berths with loading capacities of 6,000 and 4,500 tonnes per hour. Most of the coal from the Blackwater mine and Gregory joint venture mines is shipped through the R.G. Tanna Coal Terminal at Gladstone, which is owned by the Gladstone Port Authority. All of the coal from the CQCA and the Gregory joint venture mines is transported to ports on railroads owned and operated by the State of Queensland.

The ventures sell most of their metallurgical coal to the global steel industry. In 2001-2002, approximately 47% of the metallurgical coal sales were to north Asia, 10% to south Asia, 31% to western Europe and approximately 13% elsewhere. Virtually all of the sales are under annually priced term contracts with minimal spot sales.

In December 2001, the Queensland Competition Authority handed down its determination on a rail undertaking which will govern the terms and conditions for access to existing monopoly controlled rail infrastructure. This undertaking includes reduced rail access charges from January 1, 2002 and will also pave the way for the introduction of third-party operators to the rail network with the resultant competition expected to provide the opportunity for future savings in rail costs. An access agreement for the entry of competition was finalized during calendar 2002 to underpin negotiation of individual company agreements.

Central Queensland Coal Associates Joint Venture

Through our 50% interest in the CQCA joint venture, we operate five open-pit mines, namely Blackwater, Goonyella, Peak Downs, Saraji and Norwich Park and the Hay Point coal terminal. The adjacent South Blackwater and Blackwater mines were integrated into a single 14 million tonnes per annum operation in mid-2002. These mines are all located in Queensland, Australia.

Goonyella mine commenced operations in 1971 and has a capacity to produce eight million tonnes per annum. Goonyella merged operationally with the adjoining Riverside mine in 1989 and is operated as the Goonyella Riverside mine. At current price assumptions and production rates, reserves from the Goonyella mine can support operations for approximately 70 years. Peak Downs mine produced its first coal in 1972 and has a capacity to produce eight million tonnes per annum. At current price assumptions and production rates, reserves from the Peak Downs mine can also support operations for approximately 70 years.

Saraji mine commenced production in 1974 and has a capacity of five million tonnes per annum. At current price assumptions and production rates, reserves from the Saraji mine are expected to be depleted in approximately 20 years. First coal was mined from the Norwich Park mine in 1979 and it has a production capacity of four million tonnes per annum. At current price assumptions and production rates, reserves from the Norwich Park mine are expected to be depleted in approximately 10 years. Blackwater mine commenced production in 1967 and has a production capacity of 14 million tonnes each year. At current price assumptions and production rates, reserves from the Blackwater mine are expected to be depleted in approximately 20 years.

The leases for the CQCA mines, except for the Blackwater mine, generally expire in 2010, with some expiring in 2004 and 2012. Some of the venture’s leases are renewable for two periods of 21 years each. The venture’s remaining leases are renewable for such further periods as the Queensland Governor-in-Council allows in each particular case. The venture’s leases for the Blackwater mine expire in 2008, 2009, 2011 and 2021 and are renewable. Leases for the South Blackwater mine expire in 2003, 2012, 2015, 2020, 2021 and 2023 and are renewable for periods of 21 years.

Gregory Joint Venture

Through our 50% interest in the Gregory joint venture, we operate an open-pit mine called Gregory and an underground mine called Crinum.

The Gregory mine became operational in 1979 and has a capacity to produce 1.25 million tonnes per year. At current price assumptions and production rates, reserves from the Gregory mine are expected to be depleted in approximately 2014. Crinum mine, which commenced longwall production in 1997, has a capacity of 4.25 million tonnes per year. At current price assumptions and production rates, reserves from the Crinum mine are also expected to be depleted in approximately 2014. All coals are beneficiated, using heavy media processes, to marketable specifications.

The venture’s leases for the Gregory and Crinum mines expire in 2006, 2014, 2018 and 2019 and, except for one lease, are renewable for periods of 21 years.

BHP Mitsui Coal

We have an 80% interest in BHP Mitsui Coal Pty Ltd. Mitsui & Co. Ltd Group owns the remaining 20% interest in BHP Mitsui Coal. Until June 28, 2001, we managed BHP Mitsui Coal’s coal mines at Riverside and South Walker Creek, located in central Queensland, Australia. BHP Mitsui Coal’s coal mines are now managed by the BHP Billiton Mitsubishi Alliance (BMA).

The joint venture commissioned Riverside, an open-pit mine producing metallurgical coal, in 1983. Riverside has a production capacity of three million tonnes per year. At current price assumptions and production rates, reserves from Riverside are expected to be depleted in 2004. South Walker Creek became operational in 1998. It is an open-pit mining operation, producing pulverized coal injection fuel and minor quantities of by-product energy coal. South Walker Creek has a production capacity of 4.3 million tonnes per year. At current price assumptions and production rates, reserves from South Walker Creek are expected to be depleted in approximately 2016. The venture contracted substantially all of the operations at South Walker Creek to Thiess Contractors for two years from November 30, 2000. Contract renewal discussions began in mid-2002. BHP Mitsui Coal has entered into a rail transport agreement with Queensland Rail providing for the transportation of coal from the Riverside and South Walker Creek mines until June 30, 2006. The principal markets for the coal are Europe, Japan, Korea and Brazil.

BHP Mitsui Coal’s mining leases expire in 2003, 2005 and 2020 and are renewable for such further periods as the Queensland Governor-in-Council allows in each particular case.

BHP Mitsui Coal holds significant undeveloped leases in the Bowen Basin (principally, Wards Well, Poitrel, Kemmis, Nebo-West).

Illawarra Coal

We wholly-own and operate four underground coal mines, namely Appin, Elouera, West Cliff and Dendrobium, in the Illawarra region of New South Wales, Australia. These mines produce coking coal primarily used for steel production. We produce coal under leases expiring in 2010 and 2011. These leases have renewal rights under the New South Wales Mining Act 1992. Our current production capacity is 7.9 million tonnes of clean wet coal per year.

Appin was founded in 1962 with longwall mining starting in 1969. Appin currently produces approximately three million tonnes of clean wet coal each year and, at current price assumptions and production rates, its reserves are expected to be depleted in approximately 2024.

Elouera officially opened in 1993 with the amalgamation of the Nebo, Kemira and Wongawilli coal mining leases. Elouera currently produces approximately 2.1 million tonnes of clean wet coal per year and, at current price assumptions and production rates, its reserves are expected to be depleted during 2004-2005. West Cliff was commissioned in 1976 and currently produces approximately 2.5 million tonnes of clean wet coal per year. At current price assumptions and production rates, reserves from West Cliff are expected to be depleted in approximately 2019.

Our Board approved construction of the new Dendrobium mine in the Illawarra in December 2001. This mine will replace the Elouera mine when its reserves are depleted. The Dendrobium mine will be a modern longwall mine producing up to 5.2 million tonnes of raw coal per annum with a capital expenditure requirement of approximately US$170 million. Reserves at the Dendrobium mine are expected to support production for at least 20 years.

We also own a 16.7% shareholding interest in the lease of the Port Kembla Coal Terminal Limited, which operates a coal loading facility at Port Kembla in New South Wales, Australia. We manage the terminal under contract, on behalf of the shareholding companies.

The majority of metallurgical coal we produce at Illawarra Coal is consumed at BHP Steel Limited’s Port Kembla steelworks, New South Wales and One Steel Limited’s steelworks at Whyalla, South Australia. We export the remainder of our production and also sell a middlings by-product into the export energy market.

Manganese

Our 60% owned global manganese ore and alloy business comprises operations in South Africa and Australia and is the world’s largest integrated producer of manganese units. Our South African operations are held through Samancor Limited, while the Australian assets are owned through a local subsidiary. Anglo American Corporation holds the remaining 40% in both entities.

Manganese ore is produced by Hotazel Manganese Mines, located in the Kalahari Basin in South Africa, and the Groote Eylandt Mining Company (GEMCO) in Australia’s Northern Territory. Approximately 60% of the ore production is sold to alloyers across the world, while the remaining 40% is converted into alloys at two plants, namely Metalloys in Meyerton, South Africa and the Tasmanian Electro Metallurgical Co. (TEMCO) in Tasmania, Australia. Through Samancor, we also hold a 50% interest in Advalloy, a refined manganese alloy joint venture, and a 51% interest in the Manganese Metal Company. With a production capacity of 44,000 tonnes per annum through its Nelspruit and Krugersdorp facilities, the Manganese Metal Company is the world’s leading producer of electrolytic manganese metal.

Hotazel Manganese Mines encompasses two mines in South Africa’s Northern Cape Province. Mamatwan, first commissioned in the mid 1960s, is an open-cut, medium grade ore producer, while Wessels, commissioned in the early 1970s, is a high-grade underground mechanized mine. The mines at Hozatel have a combined annual production capacity of 3.4 million tonnes of ore, which includes 1.1 million tonnes used for sinter production. All of the mineral leases will be affected by the new South African Mining Charter. Refer “Business Description—Carbon Steel Materials—Regulatory and Fiscal Terms—South African Mining Charter”.

At GEMCO, a high-grade manganese ore is extracted using open-cut, strip mining methods. The mine was first commissioned in 1965 and has a current production capacity of 2.4 million tonnes per annum. All of the GEMCO mineral leases are situated on Aboriginal land held under the Aboriginal Land Rights (Northern Territory) Act 1976. The current mineral leases, other than MLN 2 and MLN 3, are renewal leases of the original mineral leases granted for a term of 21 years. GEMCO leases are subject to renegotiations in 2006 and 2010. At current price assumptions and production rates, GEMCO’s reserves are expected to be depleted in approximately 22 years.

Our two manganese alloy plants, Metalloys in Gauteng, South Africa and TEMCO in Tasmania, Australia have a combined annual production capacity of some 700,000 tonnes of alloy, which is exported to steelmakers across the globe.

Manganese production for 2001-2002 was 3.5 million tonnes of manganese ore and 619,000 tonnes of manganese alloy. Our products include manganese ore, high and medium carbon ferro manganese, silico manganese and electrolytical manganese metal. In 2001-2002, approximately 30% of sales were to Asia, 24% to Europe and 22% to Northern America. The remainder of sales were mainly to Australia, the Middle East, South Africa and South America. Prices are determined through periodic client negotiations.

Hot Briquetted Iron

Boodarie Iron Western Australia

Our wholly-owned Boodarie Iron plant in Western Australia undertakes secondary processing of raw iron ore, purchased from the Mount Newman joint venture. We use Finmet technology to convert iron ore into hot iron briquettes for use in electric-arc furnace and integrated steelmaking operations. The North West Shelf supplies gas to the plant under a take-or-pay contract expiring in October 2013. We mainly export our briquettes to China, South Korea and Taiwan. We also provide briquettes to BHP Steel Limited’s operations at Port Kembla.

Following the commencement of trials on train 1, the remaining three trains (2-4) were brought on stream progressively from April 1999. The plant encountered process difficulties during 1999-2000, its first full year of operation. Technical problems during the processing of iron ore fines caused blockages and limited production. We have written-off the full value of the plant, which is approximately A$2.5 billion before taxes, because of the capital cost overruns during construction and commissioning, the difficulties we faced during production ramp-up and the significant deterioration of market conditions. The final write-down occurred in March 2000.

From April to December 2000, we carried out process development trials, which demonstrated solutions to overcome our major technology problems. In December 2000, we approved the continued operation of the plant, subject to key performance indicators being achieved, and authorized capital expenditure of A$110 million over 18 months. In October 2001, we successfully operated all four trains simultaneously for the first time and a monthly production record of 152,565 tonnes of briquettes was set in December 2001.

On March 26, 2002, we announced that “force majeure” had been declared on sales contracts and some supply contracts at Boodarie Iron. The declaration followed the temporary suspension of work at the plant following a tube failure in a gas re-heating furnace. Production re-commenced in one train in July. The remaining three trains were progressively brought back on line between July and October 2002.

Boodarie Iron is continuing its ramp up and is making step changes in production levels each quarter.

HBI Venezuela

In 1997, we entered into a joint venture agreement with International Briquettes Holding (IBH), a subsidiary of Siderurgica Venezolana SACA, pursuant to which we became a 50% shareholder in Orinoco Iron, Operaciones RDI and Brifer.

Orinoco Iron constructed a new hot briquetted iron facility in Peurto Ordaz, Venezuela using Finmet technology at a cost of approximately US$915 million. The plant commenced operations in May 2000 and is continuing its production ramp-up. Production was initially constrained by commissioning difficulties and, in more recent times, a shortage of operating funds to allow multiple train operation. From July 2001 to June 2002, the facility produced 557,000 tonnes of hot briquetted iron.

Operaciones RDI operated a plant in Puerto Ordaz that produced hot briquetted iron using Fior based technology, but the plant ceased operations in March 2001 following significant deterioration in market conditions.

Brifer is a Barbados-based technology company that co-owns the Finmet technology jointly with Voest Alpine Industrieanlagenbau GmbH.

In March 2001, we announced we would write-off our equity investment in HBI Venezuela, cease any further investment and raise provisions to support our total financial obligations in relation to the assets following a detailed review of the future economic value of the asset. As a result of the write-off, we took an after tax charge to profit of US$410 million in the quarter ended March 31, 2001.

In March 2001, Orinoco Iron defaulted on an interest payment and in April 2001, the lenders to Orinoco Iron accelerated the maturity of the principal and interest outstanding under the bank credit facility and made demands on the guarantors. As one of Orinoco Iron’s guarantors, we paid 50% of the amounts due. We are working with the bank syndicates, the Venezuelan government and IBH to secure a financial restructuring package to enable the operation to continue. Negotiations are ongoing.

Reserves and Production

The tables below detail our iron ore, metallurgical coal and manganese reserves in metric tonnes, and are presented in 100% terms as estimated at June 30, 2002.

Iron Ore Reserves(9)

Deposit(1)(2)(3)(4)(5)(6)(7)	Ore Type(8)	Proved Ore Reserve			Probable Ore Reserve			Total Ore Reserve			BHP Billiton Group Interest (%)
		Tonnes	Grade		Tonnes	Grade		Tonnes	Grade
		(millions)	%Fe	%P	(millions)	%Fe	%P	(millions)	%Fe	%P
Western Australia:
Mt. Newman JV	BKM	863	62.9	0.07	250	62.1	0.07	1,113	62.7	0.07	85
	MM	61	62.0	0.07	19	61.2	0.05	80	61.8	0.07	85
Jimblebar	BKM	203	62.0	0.06	66	61.8	0.09	269	62.0	0.07	100
Mt. Goldsworthy JV
Northern Areas	NIM	24	63.3	0.05	5	60.4	0.04	28	62.9	0.05	85
Mining Area C	MM	189	62.7	0.06	19	62.8	0.06	209	62.7	0.06	85
Yandi JV	CID	546	58.3	0.04	141	58.1	0.04	687	58.3	0.04	85
Brazil:
Samarco		292	47.3	0.04	182	45.8	0.04	474	46.7	0.04	50

(1)	The reserves presented for each joint venture include a combination of high grade (direct crusher feed) and low grade (usually requiring beneficiation). All tonnages are in wet metric tonnes except for Samarco, which is in dry metric tonnes.

(2)	The reserve grades listed refer to in-situ head grades, iron (Fe) and phosphorus (P). Western Australia Iron ore is marketed as lump (direct blast furnace feed) and fines (sinter plant feed). Samarco is marketed predominantly as direct reduction and blast furnace pellets.
(3)	Mining dilution has been taken into account in the estimation of reserves for all Western Australian iron ore operations. Mining recovery (not included in the reserve estimate) is variable from deposit to deposit but in general is around 95% except for Yandi JV, which is 100%. For Samarco the mine recovery is 96.5% (not included in the reserve estimate) of the stated diluted reserve and beneficiation plant recovery is 57 to 59%.
(4)	Metallurgical recovery is 100% for all of the West Australian iron ores except for the low-grade part of the Mt Newman JV (350 million tonnes) where the beneficiation plant recovery is 65%. For both Mt Newman JV and Jimblebar the recovery of screened low-grade lump is 70% and 55%, respectively
(5)	Third party reserve audits have not been conducted on our reserves for purposes of this prospectus.
(6)	Drill spacings used to classify proven and probable reserves for the West Australian Iron Ore deposits are between 100m by 50m and 200m by 100m. For Samarco the drill spacings used are 50m by 50m and 150m by 100m for proven and probable reserves, respectively.
(7)	The reserves presented for Mining Area C have been updated with the results from the feasibility study (February 2002). The project was approved for development on April 3, 2002.
(8)	Ore types are BKM—Brockman, MM—Marra Mamba, NIM—Nimingarra and CID—Channel Iron Deposit.
(9)	Prices to establish the economic viability of the iron ore reserves are based on current contract prices.

Manganese Reserves

Deposit(1)(2)(3)(4)(5)(6)	Ore Type	Proved Ore Reserve			Probable Ore Reserve			Total Ore Reserve			BHP Billiton Group Interest (%)
		Tonnes (millions)	Grade (%Mn)	(%Fe)	Tonnes (millions)	Grade (%Mn)	(%Fe)	Tonnes (millions)	Grade (%Mn)	(%Fe)
South Africa
Wessels (UG)		3.4	48.1	—	13.9	48.4	—	17.3	48.3	—	60
Mamatwan (OC)		23.0	38.0	4.64	14.3	37.6	4.65	37.25	38.0	4.64	60

Australia				Yield(%)			Yield(%)			Yield(%)
GEMCO (OC)	ROM	43.1	48.3	42	42.5	47.9	42	85.7	48.1	42	60

(1)	Tonnages are on a dry basis. Mining dilution and recovery is included in the reserve estimate.
(2)	Mining method: OC = open-cut, UG = underground
(3)	No third party reserve audits have been undertaken in the last three years.
(4)	Metallurgical recovery for Wessels, Mamatwan and GEMCO varies with required market specifications.
(5)	For the South African manganese deposits, underground sampling and drill spacings of between 40m and 80m are used to classify proven and probable reserves. For GEMCO, drill spacings of 60m by 120m and 120m by 120m are used for proven and probable reserves, respectively.
(6)	Prices to establish the economic viability of the manganese ore reserves are based on current contract prices.

Metallurgical Coal Reserves(8)

Deposit(3)(4)(5)(6)

	Mining Method(1)	Mined/ Mineable Recoverable Tonnes(2) (millions)	Marketable(2)			Sulphur (%)	BHP Billiton Group Interest (%)
			Tonnes (millions)	Calorific Value (Btu/lb)	Volatile Matter (%)
Assigned Reserves(7)
Queensland Coal reserves at operating mines:
CQCA JV:
—Goonyella	OC	818	592	13,980	23.6	0.52	50
—Peak Downs	OC	869	551	13,970	20.2	0.60	50
—Saraji	OC	162	108	13,970	18.7	0.62	50
—Norwich Park	OC	61	41	13,640	17.3	0.65	50
—Blackwater	OC	292	233	13,400	25.8	0.50	50
—South Blackwater	OC	72	62	—	—	—	50

Sub-total		2,274	1,587

Gregory JV:
—Gregory	OC	17	13	13,900	33.1	0.60	50
—Crinum	UG	66	54	13,900	33.1	0.60	50

Sub-total		83	67

BHP Mitsui Coal:
—Riverside	OC	13	7	13,840	23.2	0.55	80
—South Walker Ck	OC	90	60	13,950	13.1	0.45	80

Sub-total		103	67

Total Queensland coal reserves at operating mines		2,460	1,721

Illawarra Coal reserves at operating mines:
—Appin	UG	85	70	14,620	22.7	0.33	100
—West Cliff	UG	56	45	14,830	20.8	0.36	100
—Cordeaux	UG	58	39	14,630	21.1	0.54	100
—Tower	UG	47	38	14,485	22.1	0.37	100
—Elouera	UG	8.5	6	14,870	23.9	0.57	100
—Dendrobium	UG	92	64	14,880	22.9	0.53	100

Total Illawarra Coal reserves at operating mines		346.5	262

Unassigned Reserves(7)
Queensland Coal undeveloped reserves:
CQCA JV:
—Daunia	OC	58.3	47	13,680	21.5	0.40	50

BHP Mitsui Coal:
—Poitrel/Winchester	OC	112	88	13,050	22.8	0.40	80
—Nebo West	OC	21.6	16	12,480	7.5	0.65	80

Sub-total		134	104

Total undeveloped reserves		192	151

(1)	Mining method: OC = open-cut, UG = underground.
(2)

Recoverable coal reserve (metric tonnes) is the sum of proven and probable coal reserve estimates, which include allowances for diluting materials and for losses that occur when the coal is mined and are at the moisture content when mined. Marketable coal reserve ( metric tonnes) are the tonnages of coal available, at specified moisture and quality, for sale after beneficiation of the recoverable coal reserves. Note that where the coal is not beneficiated the recoverable tonnes are the marketable tonnes.
(3)	Coal wash plant recovery:

Queensland Coal:		Illawarra Coal:
Goonyella	72.3%	Appin	81.8%
Peak Downs	63.3%	West Cliff	79.7%
Saraji	66.9%	Cordeaux	67.2%
Norwich Park	68.1%	Tower	81.3%
Blackwater	80.4%	Elouera	69.2%
South Blackwater	80.0%	Dendrobium	70.5%
Gregory	79.8%
Crinum	82.1%
Riverside	59.0%
South Walker	67.3%
(4)	Third party reserve audits have not been conducted on our reserves for purposes of this prospectus.
(5)	Reserves are quoted on an air-dried qualities, as this is the basis they are sold on the international market. As received moisture bases range from 8% to 10%, depending on mine and product.
(6)	A drill spacing of 1,000m is used to classify proven reserves and 1,000m to 2,000m to classify probable reserves.
(7)	The unassigned, undeveloped coal reserves are based on feasibility studies.
(8)	Prices to establish the economic viability of the metallurgical coal reserves are based on current contract prices.

The table below details our coking coal, iron ore, manganese and hot briquetted iron production for the years ended June 30, 2002, June 30, 2001 and June 30, 2000 and the six months ended December 31, 2002 and 2001. Production data shown is our share unless otherwise stated.

	Coal Type(1)	BHP Billiton Group Share of Production					BHP Billiton Group Interest %
		Six months ended December 31,		Year ended June 30,
		2002	2001	2002	2001	2000
	(thousands of tonnes)
Iron Ore(2)(3)
Mt. Newman (Australia)		10,773	12,396	23,374	20,950	19,396	85
Jimblebar (Australia)		2,619	2,514	5,201	4,643	4,923	100
Mt. Goldsworthy (Australia)		3,699	3,323	6,447	6,601	6,114	85
Yandi (Australia)		15,983	13,979	27,256	26,156	22,618	85
Whyalla (Australia)(4)		—	—	—	909	2,817	100
Samarco (Brazil)(5)		4,001	2,151	5,629	7,508	6,765	50

Total Iron Ore		37,075	34,363	67,907	66,767	62,633

Queensland coal production
CQCA joint venture(6)
Goonyella	Met	1,546	1,836	3,776	3,978	3,453	50
Peak Downs	Met	1,546	1,615	3,828	3,129	3,612	50
Saraji	Met	1,056	1,155	2,547	2,075	2,319	50
Norwich Park	Met	1,024	1,022	2,073	1,828	2,069	50
Blackwater(7)	Met/Th	3,236	3,476	7,037	4,328	3,547	50

Total CQCA JV		8,408	9,104	19,261	15,338	15,000

Total Gregory JV(6)(8)		1,276	894	2,440	3,626	3,249	50

BHP Mitsui Coal(9)
Riverside	Met	1,327	1,567	3,402	3,272	3,021	80
South Walker Creek	Met/Th	2,008	1,723	3,341	3,147	2,533	80
Moura(10)	Met/Th	—	—	—	—	554	80

Total BHP Mitsui Coal		3,335	3,290	6,743	6,419	6,108

Total Queensland Coal		13,019	13,288	28,444	25,383	24,357

Illawarra coal production
Illawarra Collieries	Met/Th	4,021	3,896	7,088	6,574	6,276	100
Manganese Ore(11)
(Australia)		1,013	892	1,668	1,612	1,501	60
(South Africa)		1,141	968	1,867	2,162	2,099	60

Total Manganese Ore		2,154	1,860	3,535	3,774	3,600

Manganese Alloys(11)
(Australia)		116	113	212	246	215	60
(South Africa)		249	170	406	398	460	60

Total Manganese Alloys		365	283	619	644	675

Hot Briquetted Iron
HBI Western Australia(12)		747	770	1,047	848	420	100
HBI Venezuela(13)		—	—	—	198	160	50

Total HBI		747	770	1,047	1,046	580

(1)	Coal Type: Met—metallurgical, Th—thermal.
(2)	The figures for the two years ended June 30, 2002 for iron ore are reported in wet tonnes as opposed to historical, which is in dry tonnes. The equivalent wet tonnes for the prior years would be approximately 5% higher than the numbers shown above.

(3)	West Australian iron ore production was higher than 2001 due to continued strong demand for all products in Asian markets and success with marketing Yandi lump. Also note that the year 2002 and 2001 figures are in wet tonnes. The year 2000 13 months figures are in dry tonnes (note 3).
(4)	Spun-off as part of OneSteel Limited in October 2000, and therefore production can no longer be attributed to the BHP Billiton Group.
(5)	Production statistics relate to pellet feed and pellets. Samarco production for the half year ended December 31, 2002 was 86% higher than the corresponding period in 2001 due to strong customer demand for pellets.
(6)	BHP Billiton interest is 50% from June 28, 2001 (previously CQCA joint venture 52.1% and Gregory joint venture 64.14%).
(7)	We acquired our share of South Blackwater in July 2001. South Blackwater is equally owned by BHP Billiton and Mitsubishi Development Pty Ltd. Effective January 2002, South Blackwater production is included in Blackwater.
(8)	We report the production from Gregory and Crinum on a combined basis since the beginning of 2001-2002.
(9)	BHP Mitsui Coal production shown on a 100% basis before 20% outside equity interest.
(10)	Sale of Moura Mine was effective August 20, 1999, and therefore production can no longer be attributed to the BHP Billiton Group.
(11)	Saleable production shown on a 100% basis. BHP Billiton interest in saleable production is 60%. These were operations of the BHP Billiton Plc Group prior to the DLC merger with the BHP Billiton Limited Group on June 29, 2001.
(12)	Boodarie Iron commenced operations in February 1999. Following rectification of initial technical difficulties production has progressively ramped up since late in 2000. In October 2001, four trains were operated simultaneously for the first time. On March 26, 2002 we announced that we had declared “force majeure” on sales contracts and some supply contracts at the plant. The declaration followed the suspension of work following a tube failure in a gas re-heating furnace. The plant was progressively brought back on line commencing on July 2002.
(13)	The production at HBI Venezuela commenced in May 2000. The plant experienced a range of technical, process and operational problems during startup. In March 2001, BHP Billiton Limited announced it was writing off its investment and would cease to fund the operation. The plant has continued to operate notwithstanding a severe shortage of operating funds which has limited the capacity of the plant and constrained the capability to operate multiple trains simultaneously.

Regulatory and Fiscal Terms

Western Australia

In Western Australia, minerals in the ground belong to the government, and rights to mine are granted by the state. The Newman, Yandi and Goldsworthy mining, rail and port operations are conducted under agreements with the State of Western Australia. The agreements have been ratified by Acts of Parliament.

Queensland

In the State of Queensland, the government owns coal until it is mined. At that point it becomes the property of the holder of the mining lease subject to payment of a royalty to the State of Queensland. Matters of ownership of the coal and payment of the royalties are regulated under the Queensland Mineral Resources Act 1989 and the regulations made under this Act. The current royalty rate is 7% of the value of the coal as determined by the Minister, which is currently calculated on the basis of FOR value plus rail freight costs (or cost of production, processing and railing to port).

Brazil

Exploitation concessions are granted by the Federal Government, through the National Mining Department. A license is valid until the depletion of the reserve, subject to mining operations being performed in accordance with an approved plan. Financial compensation for the Exploitation of Mineral Resources is payable at a rate of 2% of net turnover from the sale proceeds. In addition to financial compensation for the Exploitation of Mineral Resources, Samarco pays royalties for ore extracted from reserves belonging to CRVD. Samarco blends the ore from its own reserves with that from CRVD’s reserves. The amount of royalties due to CRVD has been agreed at 4% of the total amount of dividends declared by Samarco per year.

Generally there are no restrictions on distribution and remittance of profits abroad. Payment of dividends and remittance of dividends are not subject to withholding tax.

South Africa

A specific category of State-owned mineral rights are known as Alienated State land. Here the State has disposed of the surface rights. The owner of the surface rights obtains the exclusive right to explore and exploit any minerals under their land. Mining companies acquired these exclusive rights by way of Nomination Agreements in perpetuity. However, the Minerals Act 1991 amended applicable provisions so that a mineral lease with the State had to be entered into in respect of such rights by December 31, 1996, or within such longer period as the Minister of Minerals and Energy may determine. Within the BHP Billiton Group, it is only these so-called Section 43 rights held by Samancor Manganese that have not yet been converted to a mineral lease and negotiations with the State are continuing and may be affected by the South African mining charter.

South African Mining Charter

The Mineral and Petroleum Resources Development Act and ancillary legislation, the Empowerment Charter, for the South African mining industry targets 26% ownership of South African mining assets by historically disadvantaged South Africans within 10 years. The Charter requires that the transfer of ownership must be at fair market value and we have indicated our willingness to enter into negotiations on that basis.

As the Act and Charter are both unclear on what will comprise the 26% (value or tonnage or a combination of both), a scorecard has been developed and published on February 18, 2003. The scorecard provides guidelines for mining companies operating in South Africa on how to measure their progress in meeting the requirements of the Charter.

Our South African mining operations, principally the Ingwe energy coal mines, Samancor manganese and chrome mines and our investment in Richards Bay Minerals, represent approximately 6% of our total net operating assets.

We have noted the Charter’s content and generally support its broad objectives, most of which accord with long established programs underway at BHP Billiton. The effect of the Charter will ultimately depend on the specifics of the implementation process. We are already a prominent participant in the South African empowerment processes, including the Eyesizwe Mining and Kuyasa Mining transactions, corporate social investment through the BHP Billiton Development Trust, and in employment and procurement equity across our operations. We have a long history of successful major partnerships in Southern Africa, many involving the Industrial Development Corporation. We believe that our South African operations will not be adversely affected materially by this Act or Charter.

Market Conditions

Global crude steel production rose strongly in calendar year 2002 to a record level of 903 million tonnes, an increase of 52 million tonnes or a 6.2% year-on-year rise. All regions exhibited growth in calendar 2002, with the developing world being responsible for most of the increase. Chinese production increased 19.3% compared with calendar year 2001. Chinese output has grown at a rate of more than 54 million tonnes over the past two years to stand at 181.5 million tonnes. High Chinese demand for steel has underpinned strong Japanese steel exports of 36 million tonnes and high Japanese steel production of 108 million tonnes. Exports in calendar 2002 increased

20% year-on-year to the highest levels since the mid-1970’s. Export growth was led by China (up 32% year-on-year), Korea (up 21% year-on-year) and other South East Asian countries. Japanese production has remained at over 100 million tonnes for the past three years despite subdued domestic demand. As a result, the Asian share of global production has increased to 43%.

A number of factors have emerged to drive steel prices up to recent highs. Firstly, the US implemented tariffs on imported steel products in March 2002. The EU responded with its own measures, and many other countries also enacted some form of protection, import monitoring or anti-dumping measures. In addition, China imposed temporary quotas and tariffs. Secondly, production restraint has been evident in Europe. Finally, a factor coming into play is metallics prices. Rising scrap and pig iron prices (again China is a driving factor) are pushing up steelmaking costs which flows through to the general steel market, particularly in South East Asia and North America, where electric arc furnace production is strong.

Global pig iron production followed the trends of crude steel production reaching 608 million tonnes, an increase of 30 million tonnes or 5.9% compared with the prior calendar year. This high production drove strong demand for iron ores and metallurgical coals including pulverized coal injection (PCI) coals. Strong domestic demand for coke in China to meet strengthening pig iron production of 171 million tonnes saw Chinese merchant coke redirected to meet internal demand. This has resulted in lower exports during calendar year 2002, tightening of the market and an increased price of almost US$60 to over US$120 per tonne. Strong pig iron production and the restart of some facilities in the United States has further tightened demand for merchant coke and assisted in maintaining a strong coking coal market.

High pig iron production in nearly all key Asian economies during calendar 2002, coupled with further substitution of domestic for imported ores in China, resulted in seaborne iron ore shipments of approximately 475 million tonnes. Pellet demand fell during the early part of the year but picked up once again in the latter half. The fines market was very strong, driven by higher imports from China on the back of strong pig iron production. The outlook for fines supply remains tight as Chinese demand is forecast to increase further in calendar 2003. Recent price re-adjustments for lump ore will likely result in a modest demand increase in the near term.

Metallurgical coal demand has been robust, particularly for the semi-soft and PCI product segments. Some production restraint has been shown from North America and demand for hard coking coal in China appears to have outstripped supply following the recent commencement of imports. With little new coking coal capacity coming on-stream in the short term and coking demand expected to remain steady, the outlook is for a continuation of balanced market conditions.

The strengthening steel market and disruptions to the supply of DRI from Venezuela in the second half of calendar 2002 saw Asian scrap and metallics import prices rise to US$170 per tonne. In addition, both North American and Asian prices for HBI have risen strongly. Chinese steel growth also resulted in higher HBI demand, with China now representing our main market for Boodarie™ Iron. The 2003 market outlook is for growth in Chinese demand for scrap and metallics, including HBI. Continued global economic and steel growth should see a modest increase in scrap and HBI demand.

The stronger steel industry also resulted in an increase in demand for ferroalloys. Production problems late in the year saw high carbon ferromanganese experience a sustained price recovery with corresponding effects for manganese ore. The alloy market is linked to steel production and dependent on the continued production upturn in the global steel industry.

Stainless Steel Materials

Our Stainless Steel Materials group is the western world’s fourth-largest nickel producer and the second-largest producer of ferrochrome. The map below sets forth the geographic locations of Stainless Steel Materials’ key assets.

Nickel

Cerro Matoso

We own 99.82% of the shares in Cerro Matoso S.A., a company incorporated under the laws of Colombia. Current and former employees hold the remaining interest in Cerro Matoso.

Through Cerro Matoso, we own an integrated open pit mine and ferronickel smelter. The mine is located in northern Colombia, 400 kilometers south of the Caribbean port of Cartagena. We access the site from a national highway. The orebody is geologically similar to other lateritic nickel deposits but has the advantage of a relatively high nickel grade and a concentrated mining area, which lends itself to simple and efficient open pit mining. The smelter at the mine produces ferronickel granules with an average chemical composition of approximately 40% nickel and the balance iron. Low levels of carbon, phosphorous and sulphur make it a preferred product for stainless steel producers.

Cerro Matoso commenced production at the mine in 1982 when Royal Dutch Shell was the 47% owner of the mine and the Colombian government held the remaining interest. In 1996, the Colombian government elected to sell its interest in the mine to us in return for amendments to the mining rights relating to the mine. In 1999, we increased our interest in Cerro Matoso to 99.82%.

Cerro Matoso operates under Colombian government mining concessions expiring in 2012 and an Aporte Minero, which is a contractual mining right granted from the Colombian government. The Aporte Minero extends Cerro Matoso’s mining rights through to 2026 and provides Cerro Matoso with an option to extend the mining rights to 2041. Upon expiry of the mining concessions, Cerro Matoso’s mining assets revert to the Colombian government and the Aporte Minero provides Cerro Matoso an exclusive lease of these assets and entitlement to all production until 2026 or 2041 if Cerro Matoso exercises its option.

Our processing operations require a plant feed meeting rigorous chemical specifications for efficient production of ferronickel. We separately mix, grade, crush and stockpile ore from multiple mine faces to achieve the required blend. After blending, we feed the ore into a rotary drier and then transfer the ore to a rotary kiln or calciner for pre-reduction before smelting it in an electric furnace. Following smelting, we refine the molten ferronickel in a ladle refining system and cast it into ferronickel granules for sale. We transport ferronickel product to the Port of Cartagena through a local contractor. The state of Colombia provides gas and electricity to the site.

In January 2001, Cerro Matoso commissioned a second production line at the mine at a cost of US$298 million. The development was a duplication of the existing ferronickel plant. We are in the process of increasing total nickel production at the mine from approximately 28,000 tonnes per year to 55,000 tonnes per year, with the ramp-up in production expected to be completed in the 2003-2004 financial year. Our currently planned project life is through to 2021.

QNI

Through QNI Pty Ltd, we own and operate the Yabulu nickel and cobalt refinery located 25 kilometers northwest of Townsville, Queensland, Australia.

We access the Yabulu refinery from a public highway and the Queensland Rail railway network. At the railway’s connection in the Port of Townsville, we own and operate an ore receival berth and unloading, storage and rail transfer system. We transport production from Yabulu by road to the Port of Townsville and other Australian ports for overseas shipment. We purchase approximately 3.5 million wet tonnes per year of nickel and cobalt bearing laterite ore from third party mining enterprises in New Caledonia, Indonesia and the Philippines under short and medium term supply agreements. The ore price is linked to the nickel and cobalt metal content and the then-current metal prices. We process lateritic nickel ore using the reduction roast ammonia-ammonium carbonate leaching process in combination with a solvent extraction process that was developed and patented at the refinery. Our cobalt purification plant produces a high purity cobalt oxide hydroxide product. Since the mid-1990’s, the plant and port ore handling facility has undergone substantial refurbishment, which has resulted in improved performance, reliability and efficiency.

The Yabulu refinery is a major laterite nickel refinery with an annual production capacity of approximately 29,000 tonnes of nickel and 2,000 tonnes of cobalt. The actual production for 2001-2002 was 28,451 tonnes of nickel and 1,696 tonnes of cobalt.

We sell the nickel products, with varying metal content in the range 78% to 99.9% nickel. We sell the cobalt in oxide-hydroxide form.

We source power and steam used in production principally from an on-site, coal-fired power station with coal supplied under long-term contract with MIM Holdings from the Collinsville mine near Mackay, Queensland. We obtain additional electrical power under a long-term electricity supply agreement with Ergon Energy.

We are currently conducting a feasibility study for the expansion of the refinery in conjunction with the Ravensthorpe Project described below. We have obtained the required environmental approvals for the development from the Queensland State and Australian Federal Governments. The expansion would more than double the capacity of the existing solvent extraction and cobalt processing facilities.

Exploration and Development

Through QNI, we own the Ravensthorpe nickel project in Western Australia on which we hold mining tenements expiring in 2019, with an option to extend to 2040. The Ravensthorpe project comprises a proposed laterite nickel mine and acid leaching plant and an associated expansion at Yabulu to refine intermediate product produced. We are undertaking a feasibility study for Ravensthorpe. We estimate that the project, which we expect would have a combined cost, including the Yabulu refinery extension, of more than US$500 million, would take approximately two years to construct, would provide approximately 40,000 tonnes per annum of nickel in a concentrated intermediate product for refining at an expanded Yabulu refinery. If implemented, we anticipate that the project would result in a reduction in Yabulu’s unit costs.

We are continuing other worldwide exploration in both laterite and sulphide nickel regimes. At the San Felipe project in Cuba, we hold a 75% managing interest in an International Economic Association Contract, with the Cuban government entity Geominera SA holding the remaining 25% interest. A concept study is being prepared following geological and initial metallurgical testwork, with pressure leaching indicating good recoveries. We hold a 75% managing interest in the Gag Island Project in Indonesia with Aneka Tambang holding the remaining 25% interest. In February 2002, we suspended the Gag Island Project Contract of Work following the withdrawal of Falconbridge from involvement in the project due to failure to resolve a forestry issue with the Indonesian Government. In Canada, our joint venture with Virginia Gold Mines Inc. has commenced drilling in the Lac Gayot project in Quebec. The initial drill results confirmed the presence of potentially significant nickel mineralization, which we will further investigate during the next field season.

Chrome

Samancor, in which we have a 60% interest and Anglo American has the remaining 40% interest, has grown through acquisitions and progressive expansion. In the 1990’s, Samancor established a number of joint ventures with its customers to strengthen its marketing activities. Samancor holds a 12% interest in the Middelburg, South Africa based Columbus Stainless Steel (Pty) Limited. Acerinox SA, Highveld Steel and Vanadium Corporation Ltd and Industrial Development Corporation of South Africa Ltd hold the remaining interest in the company. Samancor’s original interest in the Columbus asset was reduced from 33.3% to 12% in January 2002, when certain of the assets of the joint venture were sold to the newly formed company in which Acerinox SA obtained the majority share (64%). The alloy plants contain a total of 14 submerged arc electric furnaces, one DC plasma furnace and two pelletizing plants.

Samancor operates eight chrome ore mines, comprising two open pit and six underground operations, as well as three fully integrated chrome alloy plants located in the Mpumalanga and Northwest Provinces of South Africa. The mines and alloy plants are all linked to South Africa’s rail and road networks, including access to South Africa’s shipping ports of Durban and Richard’s Bay. Samancor also has a 50% share in a joint venture with Xstrata Ltd, comprising two electric furnaces operated by Xstrata Ltd at its Wonderkop site, North West Province. Power is supplied to the Samancor operations from the South African national grid under contract with Eskom, the local power utility.

Samancor’s chromite operations are organized under two mining centers: Eastern Chrome Mines based at Steelpoort and Western Chrome Mines at Mooinooi.

Eastern Chrome has four mines operating currently: Steelpoort, which was commissioned in 1929 and has a nominal capacity of 280,000 saleable tonnes per year; Lannex, which was commissioned in 1956 and has a nominal capacity of 400,000 saleable tonnes per year; Lannex Open Cast, which was commissioned in 2002 and has a nominal capacity of 120,000 saleable tonnes per year; and Tweefontein, which was commissioned in 1932 and has a nominal capacity of 600,000 saleable tonnes per year. Reserves are expected to be depleted from the Eastern Chrome mines in 2015.

Western Chrome has four mines operating currently: Millsell, which was commissioned in 1957 and has a nominal capacity of 428,000 saleable tonnes per year; Elansdrift, which was commissioned in 1937 and has a nominal capacity of 428,000 saleable tonnes per year; Moinooi, which was commissioned in 1976 and has a capacity of 700,000 saleable tonnes per year; and Buffelsfontein East, which has a nominal capacity of 240,000 saleable tonnes per year. Reserves are expected to be depleted from the Western Chrome mines in 2013.

Mining methods vary across the group in line with the nature of the orebodies mined. Underground operations utilize both scraper and load-haul-dump mining techniques. Surface mining employs loaders and truck haulage. Ore processing comprises beneficiation using screening and gravity separation equipment producing varying specification concentrates. Samancor sells some of the ores and concentrates, but it converts the majority of the concentrates into ferrochrome using submerged and direct-current arc furnace technologies.

Samancor produces three grades of ferrochrome called charge chrome, medium-carbon ferrochrome and low-carbon ferrochrome. Each of these products is used in different areas of the stainless steel and specialty steel smelting process.

Samancor’s production has remained constrained by market demand for its ferrochrome products. This constraint has been partially overcome by the strategic alliances that Samancor has established with its major customers, including through its production joint ventures.

Samancor has perpetual ownership over its extensive mineral lease holdings. However, under proposed South African legislation, Samancor may be required to divest undeveloped lease holdings and to convert its existing mineral leases into “New Order Leases” as prescribed by the recently published Mining Charter. Refer to “Business Description—Carbon Steel Materials—Regulatory and Fiscal Terms—South African Mining Charter”.

Reserves and Production

The table below details our stainless steel materials ore reserves in metric tonnes, and are presented in 100% terms as estimated at June 30, 2002.

		Proved Ore Reserve		Probable Ore Reserve		Total Ore Reserves		BHP Billiton Group Interest
Deposit(1)(3)(4)(5)(6)		Tonnes (millions)	Grade	Tonnes (millions)	Grade	Tonnes (millions)	Grade	(%)
			% Ni		% Ni		% Ni
Nickel

Colombia	Cerro Matoso(2)	34.3	2.01	12.6	1.7	46.9	1.93	99.8

Chrome
			% Cr2O3		% Cr2O3		% Cr2O3
South Africa operating mines
	Western Chrome	9.4	42.3	11.3	42.3	20.7	42.3	60
	Eastern Chrome	7.2	42.6	12.1	42.4	19.3	42.5	60

(1)	Tonnages are quoted on a dry basis. Mining dilution and mining recovery are accounted for in the reserve estimates.
(2)	Reserves are estimated on the basis of a 1.1% nickel cut-off and 38% Cr2O3 cut-off.
(3)	Metallurgical recoveries for the operations are: Cerro Matoso 86% nickel; Western Chrome 86% chrome; and Eastern Chrome 79% chrome.
(4)	Third party reserve audits have not been conducted on our reserves for purposes of this prospectus.
(5)	Equivalent drill spacing of 30m for proven reserve, and 60m for probable reserve has been used for Cerro Matoso reserve classification. For the chrome mines the known (published) continuity of the chromitite layers in the Bushveld Complex allows wide spaced drilling to delineate proven and probable reserves with 600 meter square grid (no structural complexity) with increased drilling density and structural and geological complexity for proven reserve and 1,200 meter square grid for probable reserves.
(6)	Nickel price used to establish economic viability of the ore reserve was US$2.92 per pound, while the chrome price was based on current sales contracts.

The table below details our stainless steel materials production for the three years ended June 30, 2002, 2001 and 2000 and the six months ended December 31, 2002 and 2001. Production data is shown on 100% basis.

		BHP Billiton Group Interest (%)	Six months ended December 31,		Year ended June 30,
			2002	2001	2002	2001	2000
			(thousands of tonnes)
Nickel(1)	—Cerro Matoso	99.82	23.6	20.0	40.4	31.8	28.9
	—QNI Yabulu	100	14.9	13.4	28.5	29.0	25.2

	Total		38.5	33.4	68.9	60.8	54.1

Steel and Ferroalloys(1)	Chrome ores	60	1,427	1,238	2,451	3,158	3,726
	Chrome alloys	60	468	413	838	908	1,055

(1)	These were operations of the BHP Billiton Plc Group prior to the DLC merger with the BHP Billiton Limited Group on June 29, 2001.

Regulatory and Fiscal Terms

Colombia

In Colombia, except for a few exceptions, the subsoil is owned by the State. The State may authorize private parties to explore and develop mineral deposits under concession contracts. Until 2001, they could also be developed under Exploration and Exploitation Contracts executed with specialized agencies of the Colombian State. However, as of 2001, Colombia’s New Mining Code permits only concession contracts, which are awarded by a single entity and are subject to a standard set of conditions.

During the period of exploitation of the Mining Concessions, Cerro Matoso must pay to the government a royalty of 8% of the minehead value of nickel extracted, determined by reference to the international market price for the nickel contained in the ferronickel (from which price the costs of transport, processing and other costs accruing after the exploitation of the mineral are deducted). During the five years of extension of Concession 866, which is from October 1, 2007 through September 30, 2012, this royalty will be calculated in the form prescribed in Law 141 of 1994: the royalty increases from 8% to 12% and deductible costs decrease from 100% to 75% “of furnace processing costs, handling costs, costs of transport and port costs”.

In 1998, Cerro Matoso signed a contract of “tax stability” with the National Tax Administration, which specifies that CMSA agrees to pay 2% in addition to the general corporate income tax rate of 35%. In return, for a period of 10 years (1998 to 2007), Cerro Matoso is not subject to increases of the income tax rate or to new national taxes or contributions that may be established after that date.

Exchange regulations in force permit the remittance of dividends to foreign shareholders without limitation. Dividends paid or credited on account to domicile foreign shareholders are subject to income tax that must be withheld at the source, at the rate of 7%.

South Africa

A specific category of State-owned mineral rights are known as Alienated State land. Here the State has disposed of the surface rights. The owner of the surface rights obtains the exclusive right to explore and exploit any minerals under their land. Mining companies acquired these exclusive rights by way of Nomination Agreements in perpetuity. However, the Minerals Act 1991 amended applicable provisions so that a mineral lease with the State had to be entered into in respect of such rights by December 31, 1996, or within such longer period as the Minister of Minerals and Energy may determine. Within the BHP Billiton Group, it is only these so-called Section 43 rights held by Samancor Manganese that have not yet been converted to a mineral lease and negotiations with the State are continuing and may be affected by the South African mining charter.

For a discussion of the South African mining charter you should see “Business Description—Carbon Steel Materials—Regulatory and Fiscal Terms—South African Mining Charter”.

Market Conditions

We supply the stainless steel industry, which accounts for approximately 70% of our sales of nickel and ferrochrome. Our principal customers are ten stainless steel producer groups. The other 30% of our sales of nickel and ferrochrome is sold to the specialty alloy, chemical and refractory material industries. In 2001-2002 approximately 43% of shipments of nickel and ferrochrome were to Asia, 45% to Europe, and the balance to other areas. We base our prices for nickel and cobalt on market prices, while we generally determine chrome product prices through quarterly negotiation.

Nickel, chrome and cobalt prices remain volatile, driven by both supply and demand factors. Producers continue to be largely price takers, with active terminal or near-terminal markets defining prices. Factors influencing our stainless steel materials product market in recent years include:

•	the ready availability of stainless steel scrap, particularly from the former Soviet Union, which is generally a cheaper source of nickel and chrome;

•	the expectation that the laterite processing pressure acid leach technology would lead to an oversupply of nickel and cobalt depressed prices in the late 1990’s;

•	the low cost of establishing ferrochrome production led to an oversupply in primary chrome, which, in combination with the availability of chrome in stainless steel scrap, has significantly depressed prices. While the inventory oversupply has now been reduced, the low cost of entry to the chrome industry remains an issue facing producers; and

•	falling world economic activity and particularly industrial production with which nickel and chrome is closely correlated.

Nickel prices historically have demonstrated greater price volatility than most other metals and the recent past has been no exception. In the 1998 Asian economic crisis the price fell below US$2.00 per pound before increasing to over US$4.00 per pound in 2000, at the peak of the recent economic cycle. Both nickel supply and demand are price inelastic within the above range and thus low prices tend to take a considerable time to induce plant closures and the price recovery is likely to be sustained only by recovery in the macroeconomic cycle. The nickel price fell briefly to below US$2.00 per pound during the 2001 economic slowdown. By February 2003, nickel was trading above US$3.90 per pound. The recent rapid increase in the nickel price is believed to have been driven by a combination of strong Chinese demand and investment fund buying; the latter on an expectation of a future nickel supply deficit.

Energy Coal

Our Energy Coal group is the world’s largest producer and marketer of export thermal coal. The map below sets forth the geographic locations of our key energy coal assets.

South Africa

Witbank Region

In the Witbank coalfield region of the Mpumalanga Province in South Africa, we operate five coal mines through our wholly-owned subsidiary, Ingwe Collieries Limited. The five coal mines are Douglas, Khutala, Koornfontein, Middelburg and Optimum. The operation of Rietspruit, a jointly owned mine with a wholly-owned subsidiary of Xstrata was closed during May 2002. The Delmas mine was sold to Kuyasa Mining Pty Limited effective July 1, 2002. The Douglas and Middelburg mines are joint ventures with Xstrata, in which we hold an 84% interest and Xstrata holds the remaining 16% interest. Ingwe Collieries Ltd wholly owns the remaining operations, Optimum, Khutala and Koornfontein.

Douglas was commissioned in 1979. It has a nominal capacity of 7.1 million saleable tonnes per year. Reserves at the Douglas Mine are expected to support production for in excess of 20 years.

Khutala was commissioned in 1984. It has a nominal capacity of 12.3 million saleable tonnes per year. Reserves at the Khutala mine are expected to be sufficient for at least another 30 years. Koornfontein was commissioned in 1964. It has a nominal capacity of 6.0 million saleable tonnes per year. Reserves are expected to be depleted at the Koornfontein mine before 2007.

Middelburg was commissioned in 1982. It has a nominal capacity of 14.2 million saleable tonnes per year. Reserves are expected to be depleted at the Middelburg mine in approximately 15 years. Optimum was commissioned in 1970. It has a nominal capacity of 13.1 million saleable tonnes per year. Reserves are expected to be sufficient at the Optimum mine for approximately 20 years. Rietspruit was commissioned in 1976. It has a nominal capacity of 2.1 million saleable tonnes per year. Reserves were depleted at the Rietspruit mine during 2002 and, as mentioned above, Rietspruit was closed in May 2002.

With respect to the above mentioned five coal mines, the mineral rights are held by Ingwe Coal Operations Limited and they may be mined until the reserves are depleted.

The mining method used depends upon the mine type. The open-cast mines utilize draglines together with truck and shovel operation, while the underground mines adopt the bord and pillar with continuous miners with Douglas also using a continuous haulage. Delmas and Khutala are underground mines, Optimum and Middelburg are opencast, and Douglas, Koornfontein and Rietspruit are both underground and opencast.

We have entered into three coal supply agreements with Eskom, a public electricity service company in South Africa. The first contract between the Duvha Eskom power station and the Middelburg and Douglas mines is in effect until the end of calendar 2014, with a right at the customer’s option to extend for up to an additional 20 years. The price is a stated fixed price with escalation based on certain costs and inflation indices. The second contract with the Hendrina Eskom power station continues until the end of calendar 2008, with a right at the customer’s option to extend for up to an additional 10 years. The price is a stated fixed price with escalation based on certain cost and inflation indices. The final contract with the Kendal Eskom power station expires on November 30, 2031. The price is a cost plus arrangement based on a formula that includes a return on invested capital and inflation price escalation. The total energy coal supplied to Eskom in 2001–2002 was 29.0 million tonnes. In addition, 27.1 million tonnes were sold to other parties in 2001–2002.

Anthracite Mine

The Zululand Anthracite Colliery, which is located in the province of KwaZulu-Natal, South Africa, 48 kilometers northeast of Ulundi, was commissioned in 1984 to supply anthracite to both local and export markets. We own and operate the colliery. We mine a low ash prime product (8% to 9% ash) and a higher ash middlings product (15% ash). From these products, we screen a number of sized products to customers’ specifications. Total production in 2001–2002 of anthracite was 0.5 million tonnes. The mine has sufficient reserves for approximately another five years of mining and the mineral lease expires in August 2009.

Richards Bay Coal Terminal

The Richards Bay Coal Terminal is located in the province of KwaZula-Natal in the northeast of South Africa. It has a capacity of 72 million tonnes per annum with the ability to handle 34 grades of product. It is owned and managed by its users. We own 37.4% of Richards Bay Coal Terminal and are the largest single shareholder. Anglo American is the second largest shareholder, holding a 27.5% interest.

Australia

Mount Arthur Coal

Our Mount Arthur Coal operations consists of the Bayswater Colliery and the Mount Arthur North development area. Mining activities of the Bayswater Colliery and the Mount Arthur North development area were merged during 2001-2002 and facility now operates as an integrated mining operation.

Bayswater colliery is an open-cut coal mine located in New South Wales, Australia. The colliery has been in operation since 1968. After operating as a joint venture with minority Japanese and Korean participants, we acquired a 100% interest in January 2001.

Mount Arthur North is a coal deposit under development located in upper New South Wales, Australia adjacent to our Bayswater mine. We own the Mount Arthur North development area, which covers approximately 36 square kilometers. After a period of exploration, a development consent was granted by the New South Wales government in May 2001 and a 21-year mining lease was signed with the New South Wales government in June 2001.

We were awarded the exploration license for the Mount Arthur North area after winning a competitive tender process. Our license commits us to supply 15 million tonnes of coal to Macquarie Generation from January 1, 2003 to December 31, 2007.

The costs associated with the Mount Arthur North development are estimated at US$400 million. Our current plan is to use a truck and shovel operation producing 14.6 million saleable tonnes of coal per annum, of which 70% will be for export markets. We intend that the existing export load-out facilities and the existing domestic conveyor will be used to transport the coal. We intend to sell our products predominantly into existing Bayswater markets.

At Mount Arthur Coal, we produce mainly thermal products for electricity generation and general industry use. In 2001–2002, we produced 4.6 million tonnes of saleable coal, which was sold to export and local markets. We export predominantly to Japan, Korea and Taiwan. We sell approximately 75% of our saleable production to export markets. Reserves from the Bayswater mine are expected to be depleted in approximately 15 years, while reserves from the Mount Arthur North coal deposit are expected to be depleted in approximately 30 years. The current Bayswater coal reserves are being assessed as part of the integration with the Mount Arthur North development.

The Bayswater and Mount Arthur North open-cut mines are truck and shovel operations which use electric shovels for overburden stripping, a fleet of rear dump trucks for overburden removal and excavators and front end loaders to load coal. We conduct the operations on land to which we have title and access from public roads.

We load domestic coal onto a 10 kilometer overland conveyor system that connects the mine directly with the local power stations. We load export coal onto trains from the on-site train load out facility, commissioned November 2001, for delivery to Newcastle Port.

Wyong Areas Coal Joint Venture

As manager and agent for the Wyong areas coal joint venture, we are undertaking the exploration of an area of more than 250 square kilometers in New South Wales, Australia. We anticipate that the coal is low in sulphur and nitrogen, high in energy and capable of yielding both export and domestic products. We have implemented an exploration strategy and conceptual mine planning studies are continuing.

Togara South

We explored the Togara South reserve in central Queensland pursuant to an exploration permit that expired on February 13, 2002. An application was made to the Queensland government in January 2002 to have the exploration permit converted to a five-year mining development lease. A development licence (MDL 340) was granted to us on September 23, 2002. The lease area potentially contains a large coal resource, which may be extractable by underground mining methods. Coal quality parameters have indicated a good quality energy coal with high calorific medium-high volatile matter, low ash and very low sulphur content. Activities are now focused upon a review of the potential integration with the adjacent mining operations managed by BM Alliance.

New Mexico

Navajo Mine

We own the Navajo surface coal mine, which is located in the Navajo Nation, New Mexico. The mine has been in operation since 1963 under a long-term lease from the Navajo Nation. The lease continues for as long as coal can be economically produced. The Navajo mine has the capacity to produce eight to nine million tonnes of coal per year and is the sole supplier of coal to the Four Corners Power Plant operated by the Arizona Public Service Company. We transport coal 25 kilometers from the production areas via our railroad to the Four Corners Power Plant. We sell our coal under two contracts, each continuing until the end of calendar year 2004. The customer has an option to extend these contracts for up to an additional 15 years. The price is a stated amount plus escalation based on certain cost indices plus reimbursement of certain regulatory costs. Contracts are supplemented by an incremental pricing agreement which operated until December 31, 2002. Contractual deliveries have varied annually, principally because of generating plant shutdowns for maintenance and general market conditions. We are currently in discussions with the Arizona Public Service Company to reach an agreement on the terms of extension of the coal supply contracts and expect to complete negotiations shortly. Both parties have agreed to continue to operate under the incremental price agreement until negotiations are finalized. The bulk of the power generated at the Four Corners Power Plant is sold in California and Arizona. Reserves at the Navajo mine will not be depleted under the current sale contracts mentioned above as these reserves are only currently economically mineable for Four Corners Power Plant and they are in excess of foreseeable power plant requirements.

San Juan/La Plata Mines

We own the San Juan mine located in New Mexico. The mine began operating in 1974 and, under the lease arrangements applicable to the mine, we are permitted to mine the property as required to meet our coal sales obligations. Most of the San Juan mine mineral leases expire between 2005 and 2010, however they are subject to extension or renewal upon expiration. Reserves at the San Juan mine are expected to be depleted by 2023. We have entered into a coal sales contract for the supply of coal to the San Juan Generating Station operated by the Public Service Company of New Mexico. Under this fuel supply contract, we are obligated to supply coal to the San Juan Generating Station until the end of calendar 2017. We determine the price payable under the contract on a monthly basis by a formula that includes partial reimbursement of operating costs, escalation for inflation and a return on invested capital.

We also own the La Plata mine, located northeast of the San Juan mine. This mine provided us with an additional source of coal, which we supply under contract to San Juan Generating Station. The mine began production in August 1986. The La Plata mine has a nominal capacity of 4 million tonnes per year. Mining at La Plata mine ceased at the end of 2002. Under the La Plata mine lease arrangements, we are permitted to operate the mine as required to meet our contractual obligations. We transported coal from the mine by 178 and 200-tonne capacity haul trucks via our haul road.

The bulk of the power generated at the San Juan Generating Station is sold in New Mexico, Arizona and California. The state of New Mexico has passed an electricity deregulation bill that will deregulate electricity sales in 2007.

In October 2000, we approved the development of the San Juan underground mine to replace production from the existing San Juan and La Plata mines. We expect that San Juan underground mine will reach full production by early 2004 after a two-year construction period. We expect that annual production will be 5.9 million tonnes and estimate that total capital expenditure will be US$148 million. The San Juan underground development will significantly reduce the cost of coal supplied to San Juan Generating Station, thereby increasing their competitiveness in the western US power market. We and the San Juan Generating Station have substantially finalized various new agreements and variations to the current coal supply contract to take into account the San Juan underground development.

Colombia

In September 2000, we acquired a one-third interest in Carbones del Cerrejon SA, in the Guajira Peninsula in northeastern Colombia. Each of Anglo American and Glencore International also own a one-third interest in

Carbones. Carbones owns and operates the Cerrejon Central mine, which was commissioned in 1992 and has a capacity of approximately 3 million tonnes per annum of high quality export energy coal utilizing a traditional truck and shovel operation. Reserves within the Carbones mining lease are sufficient to maintain production at least until the mining lease expires in 2022.

In November 2000, CZN SA, a consortium owned equally by Anglo American, Glencore and us acquired the Colombian government’s 50% share of Cerrejon Zona Norte, an open-pit coal mine in the northeastern part of Colombia. Cerrejon Zona Norte was commissioned in 1986 and has a nominal capacity of 19 million tonnes per year. The mining method used is a truck and shovel operation with electric shovels for overburden stripping, a fleet of rear dump for overburden removal and excavators and front end loaders to load coal. Intercor, a wholly-owned subsidiary of ExxonMobil Corporation of the United States, owned the remaining 50% interest and was the mine operator. Effective February 21, 2002, Intercor was acquired by the consortium. Reserves within the Cerrejon Zona Norte partnership mining lease are expected to be sufficient to maintain production at least until the mining lease expires in 2034.

Following the Intercor acquisition the Carbones del Cerrejon and Cerrejon Zona Norte mines have been integrated and are now managed independently by the consortium. This combined operation is now called Cerrejon Coal Company.

The combined operation will continue the usage of a rail link to the Puerto Bolivar terminal.

Reserves and Production

The table below details our energy coal reserves marketable on as received basis in metric tonnes, and are presented in 100% terms as estimated at June 30, 2002.

	Deposit(8)(9)(10)	Mining(1) Method	Coal(2) Type	Mined/ Mineable Recoverable Tonnes(3)	Marketable on as received basis			Total Moisture	BHP Billiton Group Interest
					Tonnes	Calorific Value(4)	Sulphur
				(millions)	(millions)	(Btu/lb)	(%)	(%)	(%)
Assigned Reserves(5)

New Mexico(6)(8)
Operating Mines	Navajo	OC	Th	240	240	8,980	0.64	—	100
	San Juan	OC & UG	Th	130	130	9,400	0.7	—	100
	La Plata	OC	Th	0.9	0.9	9,000	0.7	—	100

Total				371	371	—	—

South Africa
Operating mines	Optimum	OC	Th	404	299	9,980	0.60	8.0	100
	Middelburg	OC	Th	267	224	10,110	0.83	6.6	84
	Douglas	OC & UG	Th	250	177	10,880	0.93	7.3	84
	Koornfontein	UG	Th	31	21	10,410	1.10	7.5	100
	Khutala	OC & UG	Th	467	467	8,040	0.88	8.0	100
	Zululand Anthracite Colliery	OC & UG	Anth	5	3	11,740	0.90	6.3	100

Total				1,424	1,191	—	—	—	—

Australia
Project	Mount Arthur Coal	OC	Th	504	441	11,460	0.60	10.1	100

Colombia
Operating mines	Cerrejon Coal	OC	Th	740	744	11,120	0.80	13.0	33.3

Unassigned Reserves(5)(7)
Project	Leandra North	UG	Th	215	—	9,930	1.0	7.5	100
	Klipfontein	OC	Th	64	—	9,610	0.6	8.0	100
Undeveloped	Pegasus	OC	Th	10	—	10,540	1.0	8.0	100

Total				289	—

(1)	Mining method: OC = open-cut, UG = underground

(2)	Coal type: Th = thermal coal and Anth = Anthracite
(3)	Recoverable coal reserve (tonnes) is the sum of proven and probable coal reserve estimates, which include allowances for diluting materials and for losses that occur when the coal is mined and are at the moisture content when mined. Marketable coal reserve (tonnes) are the tonnages of coal available, at specified moisture and quality, for sale after beneficiation of the recoverable coal reserves. You should note that where the coal is not beneficiated the recoverable tonnes is the marketable tonnes.
(4)	Coal quality is for a potential product rather than the in situ quality and is on as received basis.
(5)	Assigned reserves represent recoverable coal reserves that we have committed to mine at locations operating at June 30, 2002. Unassigned reserves represent coal at suspended locations and coal that has not been committed, and that would require new mine development, mining equipment or plant facilities before operations could begin on the property.
(6)	Mining recovery for Navajo Mine is 95%. Mining recovery for San Juan surface mining is 95% and for underground mining 55%.
(7)	The unassigned, undeveloped coal reserves are based on feasibility studies.
(8)	Drill spacings of between 125m by 125m and up to 750m spacing are used for energy coal proven reserves. A drill spacing of 500m to 1000m is used for probable reserves at New Mexico; for the South African and Colombian sites the probable reserve category is not used.
(9)	Third party reserve audits have not been conducted on our reserves for purposes of this prospectus.
(10)	Prices used to establish the economic viability of energy coal reserves are based on current contract prices.

The table below sets forth our energy coal production for the three years ended June 30, 2002, 2001 and 2000 and the six months ended December 31, 2002 and 2001. Production data shown is our share unless otherwise stated.

	BHP Billiton Group Share of Production
	BHP Billiton	Six months ended December 31,		Year ended June 30,
	Group Interest	2002	2001	2002	2001	2000
	(%)	(millions of tonnes)
Energy Coal
New Mexico	100	7.3	6.3	13.2	14.9	15.5

Optimum(1)	100	6.88	6.25	12.49	13.10	13.30
Middelburg(1)	84	7.13	7.08	14.15	14.25	14.07
Douglas(1)	84	3.76	3.64	7.07	7.31	5.90
Koornfontein(1)	100	2.84	2.98	6.08	5.32	5.98
Khutala(1)	100	6.27	6.11	12.31	12.80	13.14
Riestpruit(1)	50	—	0.95	1.44	2.13	2.57
Delmas(1)	100	—	0.99	1.64	2.25	2.70
Glisa(1)	100	—	—	—	0.44	0.83
Matla(1)	50	—	—	—	3.20	7.28
Zululand Anthracite Colliery(1)	100	0.29	0.26	0.53	0.51	0.54

Sub total		27.17	28.26	55.71	61.31	66.31

Mount Arthur Coal(1)	100	2.5	2.0	4.6	5.3	3.5

Colombia(1)(2)	16-33	2.9	2.2	4.7	2.9	—

Indonesia(3)	80	0.2	4.2	4.5	8.4	8.7

Total		40.1	43.0	82.7	92.8	94.1

(1)	These were operations of the BHP Billiton Plc Group prior to the DLC merger with the BHP Billiton Limited Group on June 29, 2001.

(2)	We acquired our Colombian energy coal interests in September and November 2000. In addition, on February 21, 2002, we acquired another one-sixth interest in Cerrejon Zona Norte, increasing our interest to one-third of Cerrejon Zona Norte. As a result of this transaction, we currently own a one-third interest in both our Colombian coal assets.
(3)	The BHP Billiton Group historical energy coal production from Indonesia has been sourced from PT Arutmin mine and Kendilo mine. We sold our 80% share of PT Arutmin on November 30, 2000 and now only provide marketing services to the operation. Production at the Kendilo mine ceased in September 2002.

Regulatory and Fiscal Terms

South Africa

Please refer to the discussion contained within the business description for the Carbon Steel Materials subsection under the subheading “Regulatory and Fiscal Terms—South Africa”.

You should also refer to the subheading “Business Description—Carbon Steel Materials—Regulatory and Fiscal Terms—South African Mining Charter” above for a discussion of the South African mining charter.

Colombia

Please refer to the discussion contained within the business description for the Stainless Steel subsection under the subheading “Regulatory and Fiscal Terms—Colombia.” Different royalty rates apply to the various energy coal contracts to which the entities in which we own a share are a party. The 35% income tax rate and the 7% remittance tax rate described apply to our Colombian energy coal interests.

Market Conditions

Coal is one of the world’s most extensive, affordable and geographically diverse natural sources of energy. Energy coal, also referred to as “steaming coal” and “thermal coal”, is used in combustion processes by electricity producers and industrial users to produce steam for electricity and heat. Demand for energy coal arises principally from its use as a fuel, with approximately 93% of energy coal used for electricity generation and heating.

The export energy coal market generally refers to the supply of energy coal to countries with insufficient or uneconomic domestic coal production. The global export energy coal market is largely a seaborne market, with land traded coal accounting for typically 9% of exports. Key coal exporting nations, like Australia and South Africa, ship coal into the Pacific market and Europe.

The export energy coal market is the most rapidly growing segment of the global coal industry, having expanded by 6.1% per annum from 1996 to 2000, from 275 million tonnes to 348 million tonnes and 11% in 2001 to 386 million tonnes and 3.4% in 2002 to 400 million tonnes. Coal trade in the Pacific market grew at an average annual growth rate of 8.6% for the four years to 2000 and 10% in 2001. The market increased by 5.8% in 2002. Similarly, the Atlantic market grew at an annual growth rate of 3.0% for the four years to 2000 and 14% in 2001. However, the Atlantic market contracted by 4% in 2002 following such strong growth in previous years and strong interfuel competition.

Growth in energy coal demand is closely related to growth in electricity consumption. The Energy Information Administration reports that net worldwide electricity consumption increased at an average rate of 2.2% per annum between 1990 and 1999, and is projected to increase at an average rate of 2.4% per annum from 1999 to 2020, with the highest growth rates expected in Asia. The demand for electricity will continue to be driven by population growth and increases in per capita income. In 2001, coal provided approximately 39% of the energy used for global electricity generation. Seaborne energy coal imports are expected to increase to satisfy this growing demand.

The cost of fuel is typically the largest variable cost involved in electricity generation. Energy coal, natural gas, oil, nuclear energy and hydropower compete as sources of energy. On an energy basis, coal is currently the cheapest fossil fuel for electricity generation. Coal prices have remained relatively stable and consistently below oil and gas prices.

Most of the growth in energy coal exports in recent years has come from Australia, China, Colombia, Indonesia and South Africa. Over the forecast period increased demand is expected to be met primarily by supply growth from China, Colombia, Australia and Indonesia.

Australia is the largest exporter of energy coal. It benefits from a particularly strong position in the Japanese market where it accounted for approximately 55% of all energy coal imports in 2002. Australia’s leading position is a result of its high quality reserves, competitive production costs, history of reliable supply and relative proximity to key Asian markets.

Indonesia was the second largest exporter of energy coal in 2002. Despite Indonesia’s proximity to key Asian markets, Indonesian energy coal exports have been adversely affected by Indonesia’s political instability and a regulatory climate that inhibits foreign investment in Indonesia. In addition, most of Indonesia’s coal production is of a poor quality, and growing internal demand for coal is a further limitation on Indonesia’s ability to export energy coal.

South Africa was the third largest exporter of energy coal in 2002, with most of its exports going to the European market. Its strong market share is primarily due to reliability of supply, a competitive domestic cost structure and freight rates comparable with its major competitors.

China, the fourth largest exporter of energy coal in 2002, has rapidly increased its exports in recent years though exports decreased in 2002. This decrease was a result of strong domestic demand and prices, and lower export market prices.

Colombia, the fifth-largest exporter of energy coal, has low cost, high quality reserves, and a close proximity to the growing US market.

Diamonds and Specialty Products

The Diamonds and Specialty Products group is our newest Customer Sector Group and encompasses the existing businesses of diamonds, titanium minerals, Integris and Minerals Exploration & Technology. Our Ekati™ Diamond Mine, of which we own 80%, is located in the Canadian Northwest Territories and currently produces approximately four million carats of rough gem-quality diamonds annually. Ekati™ Diamond Mine’s annual production represents approximately 3% of current world diamond production by weight and 6% by value. Richards Bay Minerals, of which we own 50%, is a heavy mineral sands mine and smelter based in South Africa. Integris is a 50% owned metals distributor with branches throughout Canada and the United States. Minerals Exploration is tasked with growing BHP Billiton’s mineral resources through both greenfield and brownfield discovery. Technology is tasked with ensuring the use of optimal technology across BHP Billiton’s operations as well as generating growth opportunities through development of new technologies.

Ekati™ Diamond Mine

The Ekati™ Diamond Mine is located in the Northwest Territories in Canada. The mine is located approximately 300 kilometers northeast of Yellowknife. Normal access to the site is provided by aircraft. Road access is available for about 10 weeks by ice road from late January to early April. Major facilities at the mine include camp accommodations, a truck maintenance shop with office complex, an equipment warming shed, the process plant and a power house capable of producing 22 megawatts of electricity.

The mine plan is based on multiple kimberlite pipe development. Initially, open pit or surface mining has been used. Present operating pipes include Panda and Koala, which are adjacent to the main facilities, and Misery, which is located about 30 kilometers southeast of the main camp. Underground development is currently in progress for the Koala North pipe, with production expected to commence in 2003. Future pipes include Fox, located 7 kilometers southwest of the main camp, and Sable, located 19 kilometers north of the main camp. Mining of the Panda pit started in early 1997. The processing plant began operation in mid-1998. Initial ore production was estimated to be 9,000 tonnes per day in the project’s original feasibility study. Production is currently averaging 10,500 tonnes per day and further “de-bottlenecking” is expected to modestly increase this production level.

We own an 80% interest in the Core Zone joint venture that manages the property on which the mine is located. The other participants in the Core Zone joint venture are Charles E. Fipke and Stewart L. Blusson, each of whom holds a 10% interest. We also hold a 58.8% interest in property managed by the Buffer Zone joint venture. The other participants in the Buffer Zone joint venture are Archon Minerals Limited, which holds a 31.2% interest, and Charles E. Fipke, who holds a 10% interest. Tenure is secured through ownership of 374 mineral claims or mining leases. Mining leases have been granted for reserves until 2017, a period sufficient to cover production from current proved and probable reserves. At July 31, 2002, the joint venture had converted 262 claims totalling 608,622 acres to lease. We intend to convert all remaining mining claims to mining leases.

The joint venture has continued surface exploration activities throughout the mine property area. Exploration core drilling of geophysical and geochemical targets during summer 2001 confirmed 8 additional kimberlite pipes bringing the total number of known kimberlite occurrences on the property to 146. Further exploration and engineering studies are expected to bring some of these pipes into the mine plan.

Reserves and Production

The table below details our diamonds reserves (in dry metric tonnes and 100% terms), estimated at June 30, 2002.

	Proved Ore Reserve		Probable Ore Reserve		Total Ore Reserves		BHP Billiton Group Interest	Recoverable Product(1)
	Tonnes	Grade	Tonnes	Grade	Tonnes	Grade
	(millions)	(Carats/tonne >1.5mm size)	(millions)	(Carats/tonne >1.5mm size)	(millions)	(Carats/tonne >1.5mm size)	(%)	(Carats in millions)
Diamonds
Ekati(2)(3)(4)	27	1.2	12	1.1	40	1.2	80	46

(1)	These figures are expressed in terms of the recoverable quantity of marketable product.
(2)	Drill spacings of 25m by 25m and 50m by 50m are used to classify proven and probable reserves, respectively.
(3)	Third party reserve audits have not been conducted on our reserves for purposes of this prospectus.
(4)	Diamond prices used for pit optimizations and ore reserves reflect current marketing conditions.

The table below details our share of diamonds production for the years ended June 30, 2002, 2001 and 2000 and the six months ended December 31, 2002 and 2001. The BHP Billiton Group interest in Ekati™ increased from 51% to 80% effective July 3, 2001, when we acquired a controlling interest in Dia Met Minerals Ltd., which corporation was subsequently wholly acquired on October 30, 2001.

	Six months ended December 31,		Year ended June 30,
	2002	2001	2002	2001	2000
	(‘000 carats)
Diamonds
Ekati™ (Canada)	2,025	1,695	3,650	1,428	1,301

Regulatory and Fiscal Terms

In Canada, title to land is divided into a) surface rights, which can be acquired from the government (or the current owner thereof) and registered in Land Title or Registry offices within each Province or Territory, and b) mineral rights which are reserved to the government in most land grants and are granted by license or lease to permitted miners or prospectors for a fixed term, subject to compliance with specified annual rental and performance obligations. The government’s title both to the land and the mineral rights has primacy, subject only to the burden of proven aboriginal title. Under the Constitution Act, 1867, the title to all mines, minerals and royalties was passed to the Provinces, which regulate the acquisition and development of mineral claims through provincial mining or mineral tenure legislation. The Northwest Territories is one of the few jurisdictions in Canada where the bulk of government lands remain under federal control, with the acquisition and maintenance of title being governed by the Territorial Lands Act and the Canada Mining Regulations, the administration of which is handled by the federal Department of Indian Affairs and Northern Development. Development of pipes at the Ekati™ Diamond Mine is regulated by the Mackenzie Valley Land and Water Board under the auspices of the Mackenzie Valley Resource Management Act of the Northwest Territories.

Market Conditions

Production from the Ekati™ Diamond Mine represents approximately 6% of the world supply by value. The principal supplier, controlling over 40% of global production, is De Beers, which combined with global contracts, gives them a market share of nearly 60%. The other main independent sources are in Angola with approximately 10% of supply and in Australia with approximately 4%.

BHP Billiton Diamonds Inc. has marketed 100% of Ekati’s rough diamond production since January 2003 (previously 35% was sold to De Beers under contract). Approximately 70% of sales are made to regular customers, 10-20% in smaller allocations by auction or negotiation to a much larger number of “window” customers, up to 7% under contract to three Northwest Territories manufacturers and the remainder sold as both polished diamonds and rough diamonds directly to jewellery retailers. Rough diamond sales are made in 10 cycles per year, approximately at five-weekly intervals, which is standard industry practice. In November 2002, the Ekati™ brand of polished diamonds was merged with the Aurias™ brand and programs are being instituted to expand the market for this product globally under the Aurias™ brand. Polished diamonds for the branding operations are obtained through contract polishing programs or through buy-back arrangements with customers for rough diamonds.

Titanium minerals

Our interest in titanium minerals consists of our effective 50% interest in Richards Bay Minerals and a 100% interest in the TiGen minerals sands project in Mozambique. Richards Bay Minerals is jointly owned with Rio Tinto. Richards Bay Minerals’ operations are located near Richards Bay in the province of KwaZulu-Natal, South Africa. These operations involve the mining of heavy mineral sands to produce ilmenite, natural rutile and zircon. Richards Bay Minerals processes the ilmenite to produce titanium dioxide slag and high purity iron. Richards Bay Minerals was formed in 1976 to mine and beneficiate the sands in the coastal dunes north of Richards Bay.

Richards Bay Minerals has rights to over 1 billion tonnes of heavy mineral sands reserves. This should be sufficient to sustain mining for approximately 20 years. In the early 1990’s, a new furnace and mining plant were installed at a total cost of US$300 million. The fifth sand mining plant, Mining Plant E, was completed under budget in November 1999 at a cost of approximately US$189 million. This plant, along with an expansion to Mining Plant A, also completed in 1999, should allow Richards Bay Minerals to maintain an annual titanium slag capacity of around one million tonnes for the foreseeable future. Due to an oversupply in the slag market, Richards Bay operated at approximately 80% of its slag capacity during calendar year 2002.

Richards Bay Minerals has full rights to the mining leases of all its reserves. Richards Bay Minerals’ mining leases are valid for the reminder of the mine life. This may be affected by the South African mining charter. Refer “Business Description—Carbon Steel Materials—Regulatory and Fiscal Terms—South African Mining Charter”.

Richards Bay Minerals mines heavy mineral sands from five ponds located in coastal dunes using a dredging process. A large artificial freshwater pond is created in the dunes, on which the dredge and concentrator plant float. Burrowing into the mining face of the dune, the dredge advances at a rate of two meters to three meters per day, depending on the height of the dune. As the sand face is undermined it collapses into the pond, a slurry is formed and is sucked up and pumped to a floating concentrator. In the concentrator, the heavy minerals are separated from the lighter sand particles by using a gravity separation process, and stockpiled as heavy mineral concentrate for transportation to the mineral separation plant. The sand residue is used for dune reshaping and rehabilitation.

The heavy mineral concentrate is transported from the mining plants to the mineral separation plant where the material is passed over a series of magnets that remove the ilmenite which is set aside to be fed into the smelter.

The non-magnetic minerals, including zircon and rutile, remain and are further processed by means of an electrostatic process which takes advantage of the difference in the electrical conductivity of the minerals. Zircon and rutile can be dispatched and sold in their raw form, although some zircon is upgraded to produce a higher quality product by the removal of various impurities.

The ilmenite, containing approximately 50% titanium dioxide, is transferred by conveyor for further beneficiation, which involves smelting. Controlled quantities of calcined ilmenite and charred coal are fed into electric furnaces at the smelter where the mixture is reduced to produce titanium dioxide slag, with a grading of titanium dioxide of approximately 85% and high purity iron. The slag is tapped into moulds and the iron into ladles. The high purity iron undergoes further treatment whereby chemical additives are injected to obtain various grades of low manganese pig iron.

Virtually all of the titanium dioxide slag produced by Richards Bay Minerals is suitable for the chloride process of titanium dioxide pigment manufacture and is sold internationally under medium-term contracts. The zircon, rutile and pig iron are sold as end products both internationally and locally.

We have a 100% interest in TiGen, a heavy mineral sands resource located at Moebase in Mozambique, 500 kilometers north of Beira. A preliminary feasibility study was completed in 1996 and concluded that the ilmenite from Moebase could be treated to produce a good quality chlorinatable slag. In 1997, we began a phased feasibility study of TiGen, which has not yet been completed. Test work and analysis relating to this study is also being conducted. Results to date indicate that the resource contains ilmenite, rutile and zircon and is one of the world’s major heavy mineral sands deposits, comparable in size to Richards Bay Minerals.

Reserves and Production

The table below details our titanium minerals reserves in metric tonnes as estimated at January 1, 2002.

	Ore type	Proved Reserve	Probable Reserve	Total Reserves	BHP Billiton Group Interest
		(millions of tonnes)			(%)

Titanium Richards Bay Minerals	TiO2 Slag	9.72	14.5	24.21	50

The table below shows Richards Bay Minerals titanium minerals production for the two years ended December 31, 2001, in which we have a 50% interest. The data shown below is sourced from TZMI Mineral Sands Annual Review 2002.

	Year ended December 31,
	2001	2000
	(thousands of tonnes)
Titanium slag(1)(2)(3)	875	950
Rutile(1)(4)	90	100
Zircon(1)(4)	210	210

(1)	Richards Bay Minerals was part of the BHP Billiton Plc Group prior to the DLC merger with the BHP Billiton Limited Group on June 29, 2001.
(2)	TZ Minerals International Pty. Ltd. estimates Richard Bay Minerals’ slag production from data reported by Rio Tinto.
(3)	Chloride slag represents approximately 90% of our total production.
(4)	TZ Minerals International Pty. Ltd. estimates Richards Bay Minerals’ rutile and zircon production from a variety of industry sources.

Market Conditions

Over 90% of the world’s titanium is used in the form of titanium dioxide pigment in the paint, paper and plastics industries. Titanium dioxide pigment is produced from titanium dioxide feedstocks, namely rutile, synthetic rutile, titanium dioxide slag and ilmenite. These feedstocks are derived predominantly from titaniferous minerals occurring in heavy mineral sands and some hard rock ores. Ilmenite and rutile occur naturally, while synthetic rutile and titanium dioxide slag are produced by processing ilmenite.

There are two ways of producing titanium dioxide pigment from feedstock, namely the chloride process and the sulphate process. The chloride process requires feedstocks with a higher titanium dioxide content, such as rutile, synthetic rutile, some titanium dioxide slag and ilmenite, and is capable of producing pigment of superior color and quality for a number of end uses. Accordingly, chlorinatable titanium dioxide feedstocks achieve premium prices and the chloride process is now more commonly used. Approximately 60% of the world’s pigment processing capacity currently uses the chloride process and it is expected that this share will continue to grow.

Titanium dioxide pigment consumption has historically grown largely in line with North American and European GDP. Overall, demand for titanium dioxide feedstock should grow in line with titanium dioxide pigment consumption, although demand for chlorinatable feedstock is expected to grow at a higher rate. The bulk of demand for titanium dioxide feedstocks comes from a few major consumers, including Du Pont, Huntsman Tioxide, Kerr McGee Chemicals, Millennium Chemicals and Kronos. The bulk of supply comes from a number of major producers, including Richards Bay Minerals, QIT, a subsidiary of Rio Tinto, and Iluka. Richards Bay Minerals is the second largest producer of titanium dioxide slag with approximately 18% of global titanium dioxide feedstock output in terms of contained titanium dioxide units. Supplies of titanium dioxide slag feedstocks are increasing and may increase further in the future as a result of increased production by recent and prospective entrants to the industry, such as Anglo-American and Kumba Resources.

By-products of heavy mineral sands mining and titanium dioxide slag production include zircon and high purity iron. Zircon is extracted, alongside ilmenite and rutile, as part of the initial mineral sands beneficiation process. The major applications of zircon are as an opacifier in ceramic glazes, in the production of steel and glass and as a moulding sand in foundries. In producing titanium dioxide slag, ilmenite smelters can recover iron in the form of high purity pig iron from which low manganese pig iron is produced. This is a niche product at the upper end of the iron market and is used mainly in ductile iron castings in the automobile industry.

Technology

We operate two industrial research and development laboratories, in Newcastle, Australia and Johannesburg, South Africa, which serve the needs of our customer sector groups. The tasks of the laboratories are to:

•	assure optimal technology is employed at our operations;

•	support our marketing programs, especially in carbon steel, with predictive modeling of various material sources when used by our customers in their products; and

•	develop new technology to provide growth for BHP Billiton.

The first two activities mentioned above form the bulk of our work and to ensure alignment with the customer sector groups, are paid for by the business groups. Our proprietary Falcon® gravity gradiometry is a good example of the type of new technology development we are seeking. The number of staff directly employed on these activities is approximately 180.

The two research laboratories have as their main activities:

•	Newcastle–mining, ferrous and non-ferrous minerals processing, hydrometallurgy, pyrometallurgy, mineralogy, process control, product performance, and sustainability.

•	Johannesburg–non-ferrous minerals processing, bio-mining, remediation, process engineering, chemistry, microbiology and mineralogy.

Integris Metals

Integris is a metals distribution business operating in Canada and the United States. This business acts as an intermediary between high volume, bulk producers of metals and low volume customers seeking to use these materials to produce end-products. The largest customers are manufacturers of on-highway trucks and kitchen goods. In addition to the aluminium and stainless steel distribution businesses, where Integris has an approximate 22% market share, the company also has smaller businesses in iron, copper and other metals.

Integris is headquartered in Minneapolis, Minnesota and distributes its goods through plants in approximately 56 cities. The business is owned equally by BHP Billiton and Alcoa and employs approximately 2,550 people.

Minerals Exploration

Our Minerals Exploration group seeks to expand our mineral inventory at new and existing sites. Targets for this group generally are very large, potentially low cost mining projects. Minerals targeted include diamonds, copper, coal, iron ore and nickel. The process of discovery runs the full range from early stage mapping through drilling. The program is global and prioritizes targets as such, consistent with our assessment of the relative attractiveness of each mineral.

Our exploration activities are organized from three principal offices in Brisbane, Australia, Vancouver, Canada and Santiago, Chile. The headquarters for the exploration group is in Melbourne, Australia. The group currently has approximately 175 employees.

Petroleum

Our principal activities in the petroleum sector are oil and natural gas exploration, production and development in Australia, the United Kingdom, the United States, Algeria, Pakistan and Bolivia and exploration interests in the United States, Australia, Algeria, Gabon, Trinidad, Angola, Pakistan, Brunei Darussalam, South Africa and Brazil. The map below sets forth the geographic locations of our key petroleum assets.

Operating Assets

Australia/Asia

In Australia we source production from Bass Strait, the North West Shelf, the Laminaria and Corallina oil fields and the Griffin Project.

Bass Strait

The Bass Strait oil and gas fields are located in the Gippsland Basin, offshore southern Australia. First production commenced in 1968. We have a 50% interest in the Bass Strait fields, Esso Australia Resources Pty Ltd has the other 50% and acts as operator. Production from most of the fields is subject to an overriding 2.5% royalty payable to Oil Basins Limited.

Most of the natural gas produced is sold under a long-term contract to Gascor, a Victorian government-owned entity, for on-sale to retailers for distribution throughout Victoria to meet its residential and commercial gas requirements. The contract is due to expire on December 31, 2009 or the depletion of the outstanding contractual volumes of 1,204 billion cubic feet of natural gas, whichever is the earlier. The annual contract quantity is 167 billion cubic feet per annum and the maximum take is 217 billion cubic feet per annum. The current gas price is A$3.05 per thousand standard cubic feet and is escalated each year in accordance with the Australian Consumer Price Index (CPI). In 2001–2002, total gas production averaged approximately 540 million cubic feet per day (gross) and ethane production averaged approximately 460 tonnes per day (gross).

Most crude oil and condensate is dispatched from the fields to refineries in the State of Victoria, while the balance is sold elsewhere in Australia or overseas. Gross oil production during 2001–2002 averaged 157,000 barrels per day.

LPG (liquefied petroleum gases) extracted from the natural gas and crude oil reserves is sold in Australia and overseas. LPG production during 2001–2002 averaged 2,700 tonnes per day (gross).

In December 2002, we, together with Esso Australia, completed the construction of a fourth Bass Strait gas pipeline from the Bream field into the joint venture’s Gippsland production network.

In April 2001, together with Esso Australia, we signed a long-term supply agreement with Duke Energy International for the introduction of approximately 51 million cubic feet of natural gas per day to Tasmania. This followed a long-term gas transport agreement we and Esso signed with Duke Energy International in December 1998 for the transportation of Bass Strait natural gas to New South Wales. Gas was first delivered to New South Wales in August 2000 and averaged 52 million cubic feet per day in 2001–2002.

Our share of estimated proved reserves in Bass Strait at June 30, 2002 was 211 million barrels of oil, condensate and LPG and 1,675 billion cubic feet of natural gas.

We are pursuing a strategy of seeking additional reserves in the Bass Strait in order to enhance existing production levels with high value incremental developments. We and our joint venture partner Esso Australia, have completed the acquisition of the largest three-dimension seismic survey ever done in Bass Strait. The 3,900-square kilometer survey covered all of the joint venture’s northern oil and gas fields, and was designed to identify hydrocarbon targets over a range of geological horizons.

North West Shelf

The North West Shelf Project is an unincorporated joint venture of six participants, operated by Woodside Energy Ltd. The project was developed in two major phases: the domestic gas phase, which supplies gas to the Western Australia domestic market; and the LNG phase, which supplies LNG (liquefied natural gas) to Japan. The project also produces crude oil, condensate and LPG, primarily for export.

The domestic gas participants are Woodside Petroleum (50%), BP Developments Australia Pty Ltd (16.67%), Chevron Texaco Australia Pty Ltd (16.67%), our wholly-owned subsidiary BHP Billiton Petroleum (North West Shelf) Pty Ltd (8.33%) and Shell Development (Australia) Pty Ltd (8.33%). When domestic gas sales exceed 500 million cubic feet per day, ownership of the incremental gas is shared equally between all domestic gas participants and Japan Australia LNG (MIMI) Pty Ltd (jointly owned by Mitsubishi Corporation and Mitsui & Co), with each participant holding a 16.67% share. Participants in the LNG phase include the domestic gas participants and Japan Australia LNG (MIMI), each with a 16.67% interest.

The onshore gas treatment plant is located at Withnell Bay on the Burrup Peninsula, 1,200 kilometers north of Perth, Western Australia and is supplied by the offshore North Rankin, Goodwyn, Perseus and Echo Yodel gas and condensate fields. Raw gas is transported through an undersea pipeline owned by the venture to the onshore plant. Production from these fields meets current contractual requirements for the domestic gas and LNG phases of the project. Plans are in place to develop the Angel field, and a group of smaller static resources, to meet future market requirements.

Production from the North Rankin and Perseus fields is through the North Rankin A platform, which has the capacity to produce 1,800 million cubic feet per day of gas and 40,000 barrels per day of condensate. In 2001–2002, the facility produced 870 million cubic feet per day of gas and 24,000 barrels per day of condensate (gross).

Production from the Goodwyn and Echo/Yodel fields is through the Goodwyn A platform, which has the capacity to produce 1,100 million cubic feet per day of gas and 130,000 barrels per day of condensate. Production from the smaller Echo/Yodel gas condensate field located south west of the Goodwyn A platform commenced in December 2001 and has an expected life of four years. In 2001-2002, total production from the Goodwyn facility averaged 660 million cubic feet per day of gas and 78,000 barrels per day of condensate (gross).

The existing LNG plant has the capacity to produce 21,750 tonnes of LNG per day or 7.5 million tonnes per annum. The project sells approximately 7.3 million tonnes of LNG per year under long-term contracts to Japanese buyers. These contracts will expire in 2009. LNG production during 2001–2002 averaged 21,350 tonnes per day (gross). In 2001–2002, 130 LNG cargoes were delivered to Japanese buyers.

Construction of a fourth liquefaction train and offshore trunkline to support an expansion of the existing LNG business commenced in calendar year 2001. The expansion involves the construction of a 4.2 million tonnes per year liquefaction processing train and a 42-inch gas trunkline to be installed over a distance of 135 kilometers from existing production platforms to the onshore processing plant. We expect first commercial production from the new facilities by mid calendar year-2004. The project has also ordered an additional LNG carrier to deliver some of the sale volumes associated with the expansion project. Our share of costs of the liquefaction processing train, pipeline and the additional carrier is expected to be approximately US$270 million.

Sales arrangements underpinning the expansion are in place with six Japanese gas and power companies for the supply of 3.9 million tonnes per year of LNG, for contracted periods of between 20 years and 30 years.

The North West Shelf domestic gas plant has a capacity of one billion cubic feet per day. The gas is delivered via pipeline to customers in Western Australia under long-term agreements. Production of domestic gas in 2001–2002 averaged 450 million cubic feet per day (gross).

In December 2001, the North West Shelf joint venture participants signed a conditional Sales and Purchase agreement with Methanex Corporation to supply it with 180 million cubic feet of gas per day for 25 years from 2005 for its proposed methanol plant to be located on the Burrup Peninsula.

In October 2002, the North West Shelf joint venture participants signed Sales and Purchase agreements with the Guangdong LNG Project, for the purchase and supply of LNG from the North West Shelf. The agreements were signed by the six North West Shelf LNG Sellers and cover the supply of approximately 3.3 million tonnes of LNG per year to Phase One of the Guangdong LNG Project for a period of 25 years contemplated to start in late 2005, although there is a material probability that it will be delayed to the latter part of 2006. The agreement is subject to certain conditions precedent, including Chinese Government approvals, buyer financing arrangements and arrangements between the buyer and end-buyers.

The Guangdong LNG project is China’s first LNG project and involves the construction of an LNG import terminal and high-pressure gas pipeline in two phases.

It is also proposed that as part of the deal that:

•	The China National Offshore Oil Company will have the opportunity to acquire a 25% participating interest in the proportion of the North West Shelf Project gas reserves and production required to supply gas to the Guangdong LNG project; and

•	The North West Shelf Project and the Chinese shipping companies, COSCO and China Merchants, will establish ship owning and ship management companies for LNG transport to Guangdong. Two to three LNG ships will be required to service the China trade route.

LPG production began in November 1995 and production in 2001–2002 was 840,000 tonnes (gross). We have 16.67% interest in the LPG production.

The project’s crude oil production is from the Wanaea, Cossack, Lambert and Hermes oil fields which are located about 30 kilometers north east of the North Rankin field. The oil is produced to a floating production storage and offloading unit, the Cossack Pioneer and production averaged 120,000 barrels of oil per day (gross) in 2001–2002.

Our share of estimated proved reserves in the North West Shelf at June 30, 2002 was 2,222 billion cubic feet of gas and 98 million barrels of crude oil, condensate and LPG.

Laminaria and Corallina

We are a participant in the Laminaria and Corallina joint venture with Woodside Energy Ltd and Shell Development (Australia) Pty Ltd. Woodside Energy Ltd is the operator of the venture. The Laminaria and Corallina fields are located in the Timor Sea, about 550 kilometers north-west of Darwin and 160 kilometers south of Timor in production licenses AC/L5 and WA-18-L. The Laminaria field was discovered in 1994 and the Corallina field in 1995. We have a 32.6125% working interest in the Laminaria oil field, with Woodside holding a 44.925% interest and Shell holding a 22.4625% interest. We have a 25% interest in the Corallina oil field, Woodside has a 50% interest and Shell has a 25% interest.

The oil from these fields is produced by a floating production storage and offloading unit, the Northern Endeavour.

In 2001–2002, production from the facility averaged 97,000 barrels of oil per day (gross) and is subject to steep decline.

In May 2001, the Laminaria oil project venturers approved a production enhancement project to accelerate production from the existing reserves base and also to access additional undeveloped oil reserves. The project involved the drilling of two infill wells in the Laminaria field and production commenced in June 2002 at an initial peak rate of approximately 70,000 barrels of oil per day (gross), increasing to a rate of approximately 130,000 barrels of oil per day (gross), although we anticipate a rapid decline.

At June 30, 2002, our share of estimated proved reserves in the Laminaria and Corallina fields totaled 10 million barrels of crude oil.

Carnarvon Basin

We are the operator of the Griffin oil and gas project, which includes the Griffin, Chinook and Scindian fields in the Carnarvon Basin, offshore Western Australia. We hold a 45% interest in the project, Exxon Mobil holds a 35% interest and Inpex Alpha Ltd holds the remaining 20% interest.

The Griffin Venture first produced oil through its floating production storage and offloading facility in January 1994. Production for 2001-2002 averaged 33,000 barrels per day of oil (gross) and is subject to a steep decline.

We pipe natural gas to shore, where it is exported directly into a pipeline and sold under long-term contracts. Gas production in 2001-2002 averaged 24 million standard cubic feet per day (gross).

At June 30, 2002 our share of estimated proved reserves in the Griffin, Chinook and Scindian fields totaled 7 million barrels of crude oil and 8 billion cubic feet of gas.

Pakistan

In Pakistan, we held an initial 47.5% pre-discovery interest in Dadu joint venture, which we operate. The government of Pakistan had a 5% interest and the right to increase its interest to 25% in the case of a commercial discovery.

In 1998, the Dadu joint venture discovered gas in the Zamzama-1 well under the Dadu exploration permit. An appraisal program identified commercial reserves. We have since undertaken an initial development through an extended well test with our joint venture partners. In April 2000, the Dadu joint venture signed a gas sales and purchase agreement and a gas pricing agreement with the government of Pakistan and Sui Southern Gas Company for the extended well test volumes. Production commenced in March 2001 and gross production from Pakistan during this extended well test phase for 2001-2002 averaged 92 million cubic feet per day (gross).

In March 2002, we and our partners approved the full field development of the Zamzama gas field. This followed the Dadu joint venture signing the two gas sales and purchase agreements with the government of Pakistan, Sui Southern Gas Company and Sui Northern Gas Pipelines Company Limited. The agreements cover the supply of up to 320 million cubic feet per day of gas over the expected field life of 20 years. In April 2002, the government of Pakistan granted the Dadu joint venture a 20-year development and production license for the full field development of the Zamzama discovery.

The field development will require two additional processing trains, which will be located on the existing extended well test plant site, and the drilling of a minimum of three development wells. First gas from the full field development is anticipated to commence in the third quarter of 2003 and our share of capital expenditure for this phase is expected to be US$40 million.

In April 2002, the government of Pakistan elected to increase its working interest to 25%, thus reducing our post-discovery interest to 38.5%.

At June 30, 2002 our share of estimated proved reserves in the Zamzama field totaled 390 billion cubic feet of gas.

Americas

Gulf of Mexico

Our Gulf of Mexico production is sourced from five producing assets: Typhoon Boris, West Cameron 76, Green Canyon 18/Ewing Bank 988, Green Canyon 60 and Genesis.

We have a 50% working interest in the Typhoon oil and gas development, located in Green Canyon Blocks 236 and 237. Chevron has the other 50% working interest and is the operator. The field is located in 600 meters of water approximately 100 kilometers off the coast of Louisiana, and was our first deepwater Gulf of Mexico development. The field development consists of the subsea completion and tie back of four existing appraisal wells to a local host mini tension leg platform. First production was in July 2001; peak production of approximately 38,600 barrels of oil and 50 million cubic feet of gas per day was reached in April 2002. In 2001-2002, production from the Typhoon facility averaged 30,000 barrels per day of oil and 34 million cubic feet of gas (gross).

As operator, we drilled the Boris oil discovery in Green Canyon Block 282 adjacent to the Typhoon field. The Boris project was sanctioned as a tie-back to the Typhoon production facility, by us and our partners in June 2002 and our share of capital expenditure is expected to be US$65 million. Production commenced from the first well, Boris-1, in February 2003. First oil from the second well, Boris-2, is expected mid-calendar year 2003.

In December 2000, the US Minerals Management Service granted royalty relief up to 87.5 million barrels of oil equivalent produced from the Typhoon facility, subject to commodity price ceilings.

We have four other producing assets in the Gulf of Mexico. We operate the West Cameron 76 gas field and have a working interest of 33.8% in all wells, with the exception of the B-1 well in which we hold a 56.3% interest and the B-2 well in which we hold a 78.8% interest. We have a 25% working interest in the Green Canyon 18/Ewing Bank 988 oil field (operated by ExxonMobil) and a 45% working interest in the Green Canyon 60 well (also operated by ExxonMobil). Additionally, in September 2000, we purchased a 4.95% working interest in the Chevron operated Genesis oil field in Green Canyon blocks 160, 161 and 205.

At June 30, 2002 our share of estimated proved reserves in the Gulf of Mexico, inclusive of new projects approved for development, was 123 million barrels of oil and 117 billion cubic feet of gas.

Bolivia

In July 1994, we acquired a 50% working interest in the Mamore exploration block in Bolivia, including the Surubi oil field, from Maxus Bolivia Inc, whose ultimate parent is Repsol of Spain. Production from the Surubi oil field began in 1993. The Paloma field was discovered in 1995, and the Bloque Bajo field was discovered in 1996. Gas sales from the block commenced in the second half of calendar year 1999. Gross production from these fields was 11,000 barrels per day of oil and 26 million cubic feet per day of gas in 2001–2002.

Our share of estimated proved reserves in Bolivia at June 30, 2002 was 14 million barrels of oil and condensate and 37 billion cubic feet of gas.

Europe/Africa/Middle East

United Kingdom

Our petroleum activities in the United Kingdom are based in the Irish Sea and the North Sea. The Liverpool Bay Development in the Irish Sea, in which we own a 46.1% working interest, is our largest operated asset. We also have a 16% interest in the Bruce oil and gas field and a 31.83% interest in the Keith oil field, both in the North Sea.

Liverpool Bay

We are the operator of the Liverpool Bay oil and gas development, located off the Welsh coast, in which we have a 46.1% working interest. Other participants in the joint venture are Lasmo (ULX) Limited, which has a 45% interest, and Centrica Resources Ltd, which has an 8.9% interest. The venture began first production from the Douglas and Lennox oil fields in early 1996 and began contracted long-term gas sales to PowerGen from the Hamilton and Hamilton North gas fields in July 1996.

The venture completed development of the fifth field, Hamilton East, in October 2001. Infill drilling continued with a horizontal well in the Douglas field during September 2001. Additionally, a major workover was completed for another Douglas well in October 2001.

Production during 2001-2002 averaged 66,000 barrels per day of oil and 248 million cubic feet per day of gas (gross).

Our share of estimated proved reserves in Liverpool Bay at June 30, 2002 was 23 million barrels of oil and condensate and 299 billion cubic feet of gas.

Bruce / Keith

The Bruce field is located approximately 380 kilometers north-east of Aberdeen in the northern North Sea. We have a 16% interest in the field, which is operated by BP. The integrated oil, gas and condensate development concept for the field has been developed in three phases. The venture sells gas production to Centrica Ltd and Corby Power Limited under long-term take-or-pay sales contracts. During 2002 our gas sales contract with Centrica was unlocked to allow reserves to be developed at a more effective rate and not be restricted by gas demand.

Gross production from the Bruce field during 2001-2002 averaged 31,000 barrels per day of oil and 520 million cubic feet per day of gas.

We also have a 31.83% interest in the Keith field, lying adjacent to the Bruce field in block 9/8a and further interests in license blocks 9/8b and 9/9b. The Keith field was developed by a tieback to the Bruce platform facilities. In 2001-2002 production from Keith averaged 3,800 barrels per day of oil and 6 million cubic feet per day of gas (gross) since first production in November 2000.

Phase 2 of the Keith development was to be a second well tied back to the Bruce field. However, completion of the well in July 2002 confirmed the structure to be deeper than originally prognosed and, while hydrocarbons were encountered the well was plugged and abandoned. The failure of this well has resulted in a write-down of proved undeveloped reserves of 1 million barrels of oil, condensate and LPG and 4 billion cubic feet of gas.

Our share of estimated proved reserves for the Bruce and Keith fields at June 30, 2002 was 12 million barrels of oil, condensate and LPG and 191 billion cubic feet of gas.

Exploration and Development

Australia/Asia

Minerva

In 1993, we discovered the Minerva gas field (VIC/RL8) in the Otway Basin off Port Campbell in southern Victoria. We approved the development of the Minerva field in May 2002. We have a 90% working interest and act as operator. Our share of capital expenditure is expected to be approximately US$123 million. In March 2002, we signed a take or pay Sales Agreement with Pelican Point Power Limited (which is a wholly owned subsidiary of International Power plc) to provide gas into South Australia via a new pipeline infrastructure link.

Minerva is a natural gas field with a small amount of liquid condensate. A single flowline will transport the gas to the coast, through a subterranean shore crossing to an onshore gas processing facility where liquids will be removed prior to exporting the gas to South Australia.

The gas plant will have a gross design capacity of 139 million cubic feet of gas per day and 600 barrels of condensate per day. Our share of estimated proved reserves in Minerva at June 30, 2002 was 206 billion cubic feet of gas.

We are also an interest-holder and operator in a number of exploration permits in Western Australia and Victoria.

Brunei

On January 29, 2002, the government of Brunei Darussalam awarded Block J to a joint venture of us (60% working interest), TotalFinaElf (25% working interest) and Amerada Hess Corporation (15% working interest). The award was subject to negotiating a production sharing contract. This was executed in March 2003.

Americas

Gulf of Mexico

We expanded our presence in the deepwater Gulf of Mexico in the early 1990’s, with the majority of our current deepwater and ultra-deepwater leaseholds acquired at government sales in 1995 and 1996. At June 30, 2002, our deepwater portfolio consisted of 257 leases and an overriding interest in one lease, making us one of the largest lease-holders in water depths greater than 1,500 feet.

As part of our strategy to efficiently allocate exploration expenditure and to increase our prospect inventory, we have entered into several joint venture arrangements with companies active in the deepwater of the Gulf of Mexico.

Mad Dog

The initial Mad Dog discovery well, in the Green Canyon area of the Atwater Foldbelt, was drilled in December 1998 followed by the drilling of three appraisal wells between calendar years 1999 and 2001. In February 2002, Mad Dog was sanctioned by us and our partners for development. Our share of capital expenditure up to US$335 million has been approved. The final expenditure will depend on the number of development wells required to optimize the capture of reserves.

The development plan includes the utilization of a truss SPAR facility with an integrated drilling rig. This facility will be capable of operating in the necessary water depths of 4,500 feet. First production is expected by the end of calendar year 2004, with production at full design capacity expected to occur within 12 months. Name plate capacity will be 80,000 barrels of oil per day and 40 million cubic feet of gas per day (gross).

We hold a 23.9% working interest in Mad Dog with partners BP (60.5%), the designated operator, and Unocal (15.6%).

Atlantis

The initial Atlantis discovery in the Green Canyon area was drilled in 1998. During calendar 2000 and 2001, we drilled two more wells, each with major sidetracks, on the Atlantis structure. Both wells encountered significant oil bearing sands.

In February 2003, we approved a total of US$1.1 billion as full funding for the development of the Atlantis oil and gas reserves. First oil is expected from the field in the third quarter of calendar year 2006.

Located in 4,400-7,100 feet of water, Atlantis will be developed using a moored semi-submersible production facility of up to 20 wells. Name plate capacity will be around 150,000 barrels of oil per day and 180 million cubic feet of gas per day (gross).

We have a 44% working interest in Atlantis. BP is the operator of the field and holds the remaining 56% interest.

Transportation

In February 2002, we took equity ownership in two limited liability companies that will transport hydrocarbons from Mad Dog, Atlantis and future discoveries in the proximity. The pipelines are part of a new system being built in the Southern Green Canyon area. Under the arrangement, we will acquire a 25% interest in the Caesar oil pipeline and a 22% interest in the Cleopatra gas pipeline. Our share of capital costs for these pipelines is expected to be US$132 million.

The Caesar pipeline will have a design capacity of at least 450,000 barrels of oil per day and Cleopatra will have a capacity of 500 million cubic feet of gas per day. These pipelines will link with other pipelines already existing, or to be constructed, so as to transport product to the United States mainland.

Cascade—Walker Ridge

As operator, we drilled and completed an exploratory well on the Cascade prospect in June 2002 and encountered an encouraging hydrocarbon column. The well was drilled in waters approximately 8,200 feet deep to a total depth of 27,979 feet. Further drilling will be necessary to determine the size of the find. Current appraisal planning is underway.

We own a 50% working interest in Cascade, with Petrobras and Devon Energy Corporation each holding a 25% interest.

Neptune

In 1995, we farmed into the Neptune prospect, which was previously operated by BP, and drilled the discovery well, Neptune-1. A subsequent appraisal well, Neptune-2, was drilled in 1998 and abandoned after recovering hydrocarbon samples.

As operator, we drilled and completed Neptune-3 appraisal well in July 2002 and encountered an encouraging hydrocarbon column. Pending further appraisal results, development options under consideration are a tieback to a future production hub in the area or a stand-alone facility. Located in the Atwater Valley Block 617 in a water depth of 6,140 feet, we are the designated operator of the five-block unit with a 50% working interest.

A fourth appraisal well was drilled on the Neptune prospect in December 2002. The well was non-commercial and has been plugged and abandoned. Proved reserves have not yet been booked for Neptune.

Other Significant Gulf of Mexico Joint Venture Agreements

We have other interests in the Gulf of Mexico including the Puma, Shenzi, Kansas/Komodo and Chinook prospects and have announced discoveries in the Shenzi and Vortex prospects. Proved reserves have not yet been booked for either of these discoveries.

Trinidad

We began exploring in Trinidad and Tobago in 1996, signing the country’s first production sharing contract under a new fiscal regime. During the six-year exploration phase of the production sharing contract, four exploration and three appraisal wells were drilled, discovering significant oil and gas resources within a large faulted structure known as the Greater Angostura Structure.

Angostura-1, drilled in 1999, was the discovery well for the field, intersecting some 950 feet (gross) of gas pay within Early Oligocene sands. The hydrocarbon potential of the structure was confirmed by the drilling of Aripo-1, Kairi-1, Canteen-1, Kairi-2, Angostura-2, and Canteen-2.

In March 2003, we committed to the development of the first phase of the Angostura integrated oil and gas development located in Block 2 (c), approximately 24 miles (38.5 km) east of the island of Trinidad. In the first phase of the development, oil will be produced from three wellhead protector platforms via flowlines to a steel jacket central production platform. Associated gas will be reinjected. Water depths are approximately 40 meters and the development utilizes proven shallow-water technology. First oil production is scheduled for December 2004. Gas commercialisation (Phase 2) will commence approximately three to nine years after first oil, depending on reservoir performance.

Capital expenditure for the first phase of the Angostura integrated development is expected to be around US$726 million (gross), US$327 million net to BHP Billiton. At June 30, 2002 our share of estimated proved reserves for Trinidad was 24 million barrels of oil.

We are the Operator of the Greater Angostura development. The joint venture participants are BHP Billiton, 45%; TotalFinaElf, 30%; and Talisman Energy, 25%.

In October 2001, Trinidad and Tobago’s Ministry of Energy and Energy Industries announced the award of exploration Block 3(a) to a consortium of BHP Billiton, Talisman Energy, BG International, and TotalFinaElf. The PSC was signed on April 22, 2002. Block 3(a) is located 40 kilometers off the east coast of Trinidad in water depths ranging from 30 to 91 meters and is located adjacent to Block 2(c). The joint venture will carry out a work program comprising 3-D seismic surveys and six wells in the first three-year phase of the production sharing contract exploration period.

BHP Billiton has a 30% interest in Block 3(a) and is the operator. Other participants are Talisman Energy, 30%; BG International, 30%; and TotalFinaElf S.A, 10%.

In April 2002, we were awarded exploration retention rights for the remaining 160 square kilometer area in south Block 2(c).

Brazil

In June 2002, we were successful in bidding for block BM-C-24 which covers 603 square kilometers offshore Brazil and have a 100% interest in the block. The concession contract was signed in September 2002.

United Kingdom/Middle East

Algeria—Exploration and Development

ROD Integrated Development

In Algeria, we hold a 45% working interest in Blocks 401a and 402a under a production sharing contract with the Algerian state oil company SONATRACH. Under the terms of the contract the Algerian government has contracted the development and extraction of the resources whilst retaining title to these resources. The blocks are located 900 kilometers southeast of Algiers, near the Tunisian border. We have completed an evaluation of the hydrocarbon discovery at well RAR-1 within these blocks and made an application to incorporate this discovery into the existing integrated development plan for the ROD and satellite fields.

An integrated plan to develop the ROD, SFNE, BSF, RDB and RERN oil fields partly located in Blocks 401a and 402a has been sanctioned by the Algerian government. The largest of the fields, ROD, extends into the neighboring Block 403 production sharing contract operated by AGIP and SONATRACH. An agreement has been put in place to govern unitization of the ROD field, the sharing of specified costs, operatorship and commercial arrangements for the development. This agreement gives us approximately a 38.75% equity interest and proved reserves of 32 million barrels of oil.

The venture will develop the fields through a new dedicated processing train, which will be built at the existing BRN production facility on Block 403 operated by AGIP and SONATRACH. From there, the venture will export oil through the established pipeline infrastructure to terminals located on the Algerian coast while the associated gas will be re-injected underground. We estimate that our share of the US$500 million development costs will be approximately US$190 million.

The venture has scheduled first production from the fields in early calendar year 2004, with an estimated gross peak production rate of 80,000 barrels of oil per day. A joint operating entity comprising SONATRACH and the BHP Billiton Group will conduct the development, while operations will be conducted by the existing BRN joint operating entity comprising SONATRACH and AGIP.

Ohanet Development

We signed a risk service contract with SONATRACH for the development of four gas and condensate reservoirs in the Ohanet region of Algeria on July 2, 2000. Ohanet is located in the Illizi province of Algeria, approximately 1,300 kilometers southeast of Algiers and 100 kilometers west of the country’s border with Libya. The Algerian government formally approved the risk service contract on November 12, 2000 and development work is now underway.

We have an effective 45% interest in the venture. The other participants are Japan Ohanet Oil & Gas Co Ltd (30%), Woodside Energy (Algeria) Pty Ltd (15%) and Petrofac Resources (Ohanet) LLC (10%). We previously held an effective 60% interest in the joint venture but assigned 15% of the interest in the joint venture to Woodside Energy (Algeria) Pty Ltd via a farm-out agreement. The farm-out agreement is subject to the approval of SONATRACH and the Algerian government. We estimate that the total cost of developing the Ohanet reservoirs will be approximately US$1 billion and that our share of this cost will be US$464 million.

The terms of the risk service contract are such that the total production from the fields is the property of SONATRACH. The foreign participants in the venture bear the total cost of developing the Ohanet reservoirs, and in return, the foreign participants will recover their investment, together with an agreed fixed profit consideration from liquids production, over a target eight-year period from the start of production. This eight-year period can be extended for up to four years under certain conditions.

The monetary entitlement will be translated into volumes of condensate, butane and propane that will be lifted from export ports on the Algerian coast. These volumes will be determined based on prices posted by SONATRACH.

All major contracts associated with the project have been let, and construction is well underway. Production is scheduled to begin in October 2003 and we expect that peak liquids production will be approximately 58,000 barrels per day.

Our share of estimated proved reserves in Algeria at June 30, 2002 was 45 million barrels of oil, condensate and LPG in the approved ROD and Ohanet developments.

West Africa

Angola

We hold a 30% operated interest in Block 21 and a 15% non-operated interest in Block 22, both in the deepwater Kwanza Bain. The three exploration wells drilled have been plugged and abandoned as dry holes. Having satisfied our commitments in Angola an exit strategy is being executed.

Gabon

We are the operator and hold a 40.12% interest in both the Otiti and Tolo blocks, situated offshore in the North Gabon Basin. We have drilled two deepwater wells on the Otiti block and one on Tolo. All wells are plugged and abandoned as dry holes.

South Africa

In May 2002, we entered into a farm-in agreement with Global Energy Holdings to acquire a 90% operated working interest in deepwater exploration Block 3B/4B, offshore South Africa.

Marketing

Oil and Condensate

Our global trading and marketing teams based in Houston and Singapore manage the marketing of our crude oil and condensate products. We use a combination of floating price short term and floating long term contracts in both domestic and export markets. The global crude oil and condensate trading and marketing team forms part of the wider BHP Billiton Group marketing organization.

LNG

As part of our expansion plans, we participate with the other North West Shelf joint venture partners in a marketing organization, Australia LNG, established to market LNG produced from Australian gas resources to overseas buyers outside of Japan. Along with our joint venture partners, we are actively pursuing opportunities in China, Taiwan and Korea.

Liquefied Petroleum Gas

We market our entitlements of LPG produced from the Bass Strait and North West Shelf projects mainly through term contracts with domestic Australian wholesalers of LPG and international LPG end users. Some spot sales are made when LPG produced exceeds our term commitments.

Reserves

The table below details our oil, condensate, LPG and gas reserves, estimated at June 30, 2002, 2001 and 2000 with a reconciliation of the changes in each year. Our reserves estimates have been calculated using the economic interest method and represent our net interest volumes after deduction of applicable royalty, fuel and flare volumes. Our reserves have been subjected to economic tests specified in Statement of Financial Accounting Standard 69 to demonstrate their commerciality under prices and costs existing at the time of the estimates. Our reserves include certain quantities of oil, condensate and LPG which will be produced under arrangements that involve us in upstream risks and rewards but do not transfer ownership of the products to us.

Our reserves also include volumes calculated by probabilistic aggregation of an area level for fields that share common infrastructure. These aggregation procedures result in enterprise-wide proved reserves volumes which may not be realized upon divestment on an individual property basis.

	Australia/Asia	Americas	Europe/Africa/ Middle East	Total
	(millions of barrels)
Proved Developed and Undeveloped Oil, Condensate and LPG Reserves(1)
Reserves at June 30, 1999	475.5	23.3	85.2	584.0
Improved Recovery	—	—	—	—
Revisions to previous estimates	26.0	(0.1)	4.3	30.2
Extension and discoveries	19.9	9.4	11.4	40.7
Purchases and Sales of Reserves	(8.7)	(0.1)	—	(8.8)
Production(2)	(74.4)	(3.9)	(10.8)	(89.1)

Total changes	(37.2)	5.3	4.9	(27.0)

Reserves at June 30, 2000	438.3	28.6	90.1	557.0
Improved Recovery	0.4	—	—	0.4
Revisions to previous estimates	5.3	0.5	0.5	6.3
Extension and discoveries	4.4	67.6	74.1	146.1
Purchases and Sales	(0.9)	3.8	(18.3)	(15.4)
Production(2)	(70.7)	(4.2)	(12.2)	(87.1)

Total changes	(61.5)	67.7	44.1	50.3

Reserves at June 30, 2001	376.8	96.3	134.2	607.3
Improved Recovery	—	—	—	—
Revisions to previous estimates	12.1	3.2	(11.0)	4.3
Extension and discoveries	3.4	70.2	—	73.6
Purchases and Sales	—	—	—	—
Production(2)	(63.3)	(9.0)	(14.3)	(86.6)

Total changes	(47.8)	64.4	(25.3)	(8.7)

Reserves at June 30, 2002	329.0	160.7	108.9	598.6 (3)

	Australia/Asia	Americas	Europe/Africa/ Middle East	Total
	(millions of barrels)
Proved Developed Oil, Condensate and LPG Reserves
Reserves at July 1, 1999	335.8	14.5	48.5	398.8
Reserves at June 30, 2000	334.2	11.3	46.3	391.8
Reserves at June 30, 2001	268.6	9.4	40.9	318.9
Reserves at June 30, 2002	233.1	15.9	30.2	279.2

(1)	In Bass Strait, the North West Shelf and the North Sea, LPG is extracted separately from crude oil and natural gas.
(2)	Production for reserves reconciliation differs slightly from marketable production due to timing of sales and corrections to previous estimates.
(3)	Total proved oil, condensate and LPG reserves include 20.5 million barrels derived from probabilistic aggregation procedures.

	Australia/Asia(1)	Americas	Europe/Africa/ Middle East	Total
	(billions of cubic feet)
Proved Developed and Undeveloped Natural Gas Reserves
Reserves at June 30, 1999	3,828.9	125.2	844.7	4,798.8
Improved Recovery	—	—	—	—
Revisions to previous estimates	280.5	—	7.3	287.8
Extension and discoveries	206.6	35.2	—	241.8
Purchases and Sales	—	(2.7)	(79.1)	(81.8)
Production(2)	(173.1)	(15.3)	(67.9)	(256.3)

Total changes	314.0	17.2	(139.7)	191.5

Reserves at June 30, 2000	4,142.9	142.4	705.0	4,990.3
Improved Recovery	—	—	—	—
Revisions to previous estimates	72.8	(26.4)	(43.9)	2.5
Extension and discoveries	32.9	38.5	—	71.4
Purchases and Sales	—	6.1	—	6.1
Production(2)	(170.2)	(21.5)	(67.1)	(258.8)

Total changes	(64.5)	(3.3)	(111.0)	(178.8)

Reserves at June 30, 2001	4,078.4	139.1	594.0	4,811.5
Improved Recovery	—	—	—	—
Revisions to previous estimates	3.9	2.7	(35.8)	(29.2)
Extension and discoveries	605.9	37.3	—	643.2
Purchases and Sales	—	—	—	—
Production(2)	(187.4)	(25.1)	(69.0)	(281.5)

Total changes	422.4	14.9	(104.8)	332.5

Reserves at June 30, 2002	4,500.8	154.0	489.2	5,144.0 (3)

	Australia/Asia	Americas	Europe/Africa/ Middle East	Total
	(billions of cubic feet)
Proved Developed Gas Reserves
Reserves at July 1, 1999	2,349.7	116.5	612.8	3,079.0
Reserves at June 30, 2000	2,437.0	125.9	522.4	3,085.3
Reserves at June 30, 2001	2,303.2	84.6	550.2	2,938.0
Reserves at June 30, 2002	2,455.1	79.9	481.9	3,016.9

(1)	Production for Australia includes gas sold as LNG.
(2)	Production for reserves differs slightly from marketable production due to timing of sales and corrections to previous estimates.
(3)	Total proved natural gas reserves include 185.4 billion cubic feet derived from probabilistic aggregation procedures.

Production

The table below details our petroleum business’ historical net crude oil and condensate, natural gas, LNG, LPG and ethane production by region for the two years ended June 30, 2002 and the 13 months ended June 30, 2000 and the six months ended December 31, 2001 and 2002. We have shown volumes and tonnages of marketable production, after deduction of applicable royalties, fuel and flare. We have included in the table average production costs per unit of production and average sales prices for oil and condensate and natural gas for each of those periods.

	Six months ended December 31,		Year ended June 30,		13 months ended June 30, 2000
	2002	2001	2002	2001
	(millions of barrels)
Crude Oil and Condensate Production
Australia/Asia	26.3	28.3	56.2	64.3	71.0
Americas	3.3	4.0	9.0	3.7	3.8
Europe/Africa/Middle East	5.3	6.8	13.3	11.1	10.9

Total	34.9	39.1	78.5	79.1	85.7

	(billions of cubic feet)
Natural Gas Production(1)
Australia/Asia	69.2	68.4	126.0	115.5	104.7
Americas	9.8	12.3	25.2	21.3	18.7
Europe/Africa/Middle East	30.8	34.5	72.7	68.3	70.9

Total	109.8	115.2	223.9	205.1	194.3

	(thousand tonnes)
Liquefied Natural Gas (LNG) Production(2)
Australia/Asia (leasehold production)	684.4	681.0	1,298.8	1,241.8	1,420.5

	(thousand tonnes)
Liquefied Petroleum Gas (LPG) Production(3)
Australia/Asia (leasehold production)	332.2	308.3	551.4	582.1	675.0
Europe/Africa/Middle East (leasehold production)	44.7	47.6	85.6	91.5	68.7

Total	376.9	355.9	637.0	673.6	743.7

	(thousand tonnes)
Ethane Production
Australia/Asia (leasehold production)	47.6	42.6	87.1	67.4	86.5

Average Sales Price
Oil and Condensate (US$ per barrel)(4)	27.19	22.54	22.58	29.39	24.67
Natural gas (US$ per thousand cubic feet)	1.98	1.71	1.84	1.73	1.47

Average Production Cost(5)
US$ per barrel of oil equivalent (including resource rent tax and other indirect taxes)	4.47	5.62	5.83	8.19	6.96
US$ per barrel of oil equivalent (excluding resource rent tax and other indirect taxes)	2.87	2.23	2.38	2.48	3.12

(1)	Natural gas production figures exclude gas sold as LNG or ethane.
(2)	LNG consists primarily of liquefied methane.
(3)	LPG consists primarily of liquefied propane and butane.
(4)	Oil and condensate prices net of commodity hedging were US$27.19 for the six months ended December 31, 2002 and US$22.54 for the six months ended December 31, 2002 and US$22.58 for fiscal 2002, US$28.04 for fiscal 2001 and US$22.86 for fiscal 2000.
(5)	Average production costs include direct and indirect production costs relating to the production and transportation of hydrocarbons to the point of sale. This includes shipping where applicable. Average production costs have been shown including and excluding resource rent tax and other indirect taxes and duties.

Regulatory and Fiscal Terms

Australia

Oil and natural gas belong to the government and rights to explore and produce oil and natural gas are granted by the relevant State, Territory or Commonwealth Government of Australia. The Commonwealth government has legislative responsibility for Australian offshore petroleum exploration and production beyond the three-mile territorial sea limit, which encompasses the area of most relevance to us in Australia. Our operations in this area are governed by the Petroleum (Submerged Lands) Act 1967, or PSLA. Within the three-mile limit, petroleum operations are governed by the adjacent State or Northern Territory legislation that is similar to the PSLA. Most production licenses we hold in the North West Shelf, Bass Strait and Timor Sea regions have been issued under the PSLA.

An exploration permit authorizes the holder to explore for, but not produce, petroleum in the area that is the subject of the permit. Offshore exploration permits are awarded based on either cash bidding or work program bidding for an initial period of six years. The holder of a permit granted under the work program bidding system is required to complete a minimum guaranteed dry-hole work program for the first three years of the permit and secondary work program for the subsequent three years. Under the cash bidding system, permits are awarded to the highest cash bidder and applicants are not required to submit exploration programs.

Exploration permits may be renewed for five-year periods in respect of half the number of blocks contained within the existing permit. A production license may be applied for after a discovery is made. It authorizes the licensee to recover petroleum and explore for petroleum in the license area for a term of 21 years with rights of renewal for successive periods of 21 years.

The expiry dates of our existing production licenses in Australia are as follows:

License Name	Field	Expiry Date
VIC/L1-2	Barracouta, Whiptail, Tarwhine and Whiting	August 24, 2009
VIC/L3-4	Marlin, Batfish and Turrum	August 24, 2009
VIC/L5-6	Halibut, Mackerel, Yellowtail and Gudgeon	September 19, 2010
VIC/L7-8	King Fish	September 19, 2010
VIC/L9	Tuna	July 12, 2016
VIC/L10	Snapper, Moonfish and Sweetlips	May 28, 2018
VIC/L11	Flounder	May 28, 2018
VIC/L13-14	Bream	December 15, 2006
VIC/L15-16	Dolphin	June 13, 2010
VIC/L17	Perch	June 13, 2010
VIC/L18	Seahorse	June 13, 2010
VIC/L19	West Fortescue	July 12, 2016
VIC/L20	Blackback/Terakihi	January 1, 2019
WA-1-L to WA-6-L	North Rankin, Goodwin and Angel	September 29, 2022
WA-9-L	Wanaea, Cossack and Lambert	April 11, 2012
WA-11-L	Wanaea, Cossack and Lambert	September 30, 2013
WA-16-L	Wanaea, Cossack and Lambert	September 11, 2018
AC/L5	Laminaria and Corallina	February 6, 2018
WA-18-L	Laminaria East	May 12, 2020
WA-10-L	Griffin, Chinook and Scindian	February 17, 2014

Secondary taxes – Australia

A petroleum resource rent tax applies to offshore areas, with the exception of the North West Shelf project. The North West Shelf project is subject to excise and royalty on oil production and royalty on gas/condensate production.

The petroleum resource rent tax is assessed before company income tax and the amount of petroleum resource rent tax paid is a deduction for the purpose of calculating company income tax.

The petroleum resource rent tax is payable when project cash flows become positive, after taking into account all allowable exploration, development and operating costs, and after a stipulated return on the project has been achieved. Exploration expenditure has a stipulated return of 15% plus the Australian government long-term bond rate, and project expenditure has a stipulated return of 5% plus the long-term bond rate. The long-term bond rate is 4.0%.

Americas

Our current operations in the Americas principally fall under three separate fiscal regimes, namely, the United States, Bolivia and Trinidad. In the United States, operations are predominantly in Federal offshore waters in the Gulf of Mexico. Revenues from this area carry royalty interests of 16.67% in water depths up to 400 meters and 12.5% in water depths greater than 400 meters. In addition, a 35% tax rate is also levied on taxable income. The Outer Continental Shelf Deep Water Royalty Relief Act 1995 authorizes the US Secretary of the Interior to offer certain deepwater outer continental shelf tracts in the central and western Gulf of Mexico for lease with suspension of royalties. In addition to automatic royalty relief, the government can also grant royalty reduction or elimination at its discretion if a project warrants.

The lease conditions for our existing production in the Gulf of Mexico are such that each lease shall continue from the effective date, for the initial period, and for so long thereafter as oil or gas is produced from the leased area.

In Bolivia, a new tax-royalty regime provides for a two-tier government take: existing hydrocarbons (pre-July 29, 1996) 50%; and new hydrocarbons (post-July 29, 1996) 18%. Of the 50% take on existing hydrocarbons, 13% is available to be reduced by the payment of corporate income tax. Production from all fields is subject to a surtax of 25% that is applicable in certain situations. The corporate income tax rate is 25% and there is a remittance tax of 12.5% on repatriated funds.

In January 2003, the new government in Bolivia issued a new Supreme Decree that altered the prices received by producers of crude oil. Specifically, this introduced a new export parity price reduction of US$4.50 per barrel (up from US$1.60 per barrel) and also required the price received to be based on a lagging 365-day average rather than market spot. The Group is currently assessing the impact of these changes.

In Trinidad, the production sharing contracts allow the contractor to recover its cost from 35%, in the case of oil, or 50%, in the case of gas, of the revenue from production in Block 2(c), Block 2(ab) and Block 3(a). The remaining production is deemed to be “profit oil” which is split between the Government and contractor according to a formula based on daily production levels and oil prices. The government’s share of “profit oil” ranges from 50% to 80% from which Trinidadian taxes are paid on behalf of the contractor.

United Kingdom

In the United Kingdom, the government owns all the petroleum on land and under the territorial sea and the UK Continental Shelf. A license is required for exploration or production. The Secretary of State for Trade and Industry is empowered to grant licenses, on conditions approved by the Secretary, and has wide powers of regulation of all aspects of exploration and production.

The expiry dates of our existing production licenses in the United Kingdom are as follows:

License Name	Field	Expiry date
110/13a and 110/13b	Douglas, Hamilton, Hamilton North and Hamilton East	March 23, 2007
110/14b	Hamilton East	July 28, 2016
110/15b	Lennox	June 12, 2011
P276	Bruce	April 11, 2015
P090	Bruce	November 24, 2011
P209	Bruce/Keith	March 15, 2018

Algeria

Oil and gas are owned by the Algerian state. Mining licenses are granted to SONATRACH, the state-owned oil company. SONATRACH, in turn, is empowered by Algerian legislation to enter into contractual arrangements with non-Algerian enterprises covering the exploration and/or exploitation of oil and gas fields. Where the contractual form is either that of a production sharing or risk service contract, then the non-Algerian enterprise is liable to Algerian tax, but SONATRACH pays this on their behalf. The ROD integrated oil development partly located in Blocks 401a/402a is under a production sharing contract, and the Ohanet development is under a risk service contract.

Steel

In March 2001, BHP Billiton Limited announced its intention to spin-off its entire steel flat and coated products business. We completed the spin-off on July 22, 2002 and BHP Steel Limited, the company that owned directly or indirectly the steel flat and coated products business, ceased to be a subsidiary of BHP Billiton on that date. For accounting purposes, the spin-off is deemed completed as of July 1, 2002. BHP Billiton Limited distributed 94% of the ordinary shares in BHP Steel Limited to holders of fully-paid ordinary shares in BHP Billiton Limited in a court-approved scheme of arrangement. The balance was retained by BHP Billiton and sold under a sale facility arranged by us in connection with the demerger. The scheme was subject to a court determination as to the fairness of the transaction to the shareholders of BHP Billiton Limited as well as the approval of the shareholders of BHP Billiton Limited and BHP Billiton Plc at a shareholders’ meeting of each of the companies. On July 15, 2002, BHP Steel Limited was listed on the Australian Stock Exchange as an independent company. Under UK and US GAAP, as the spin-off became unconditional on July 1, 2002, the spin-off will be consummated from that date. Under US GAAP, a measurement date was reached on June 26, 2002 when shareholders approved the demerger. For both UK and US GAAP, the Steel operations are treated as discontinued in the BHP Billiton Group Annual Financial Statements.

The implementation of the DLC structure in June 2001 and the consequent re-weighting of the combined asset base towards natural resources crystallized our view that shareholder value would be maximized and the business performance of our steel business better assured through the spin-off of that business into a separately listed company. As a result of the spin-off, BHP Billiton Limited and BHP Steel Limited can each focus its attention and financial resources on its respective core businesses.

The following table sets forth our production of steel and nominal operating capacity for the three years ended June 30, 2002.

	Year ended June 30,
	2002		2001		2000
	Actual Production	Nominal Capacity	Actual Production	Nominal Capacity	Actual Production	Nominal Capacity
	(tonnes)		(tonnes)		(tonnes)
Raw Steel
Australia	4,754,000	5,000,000	4,830,000	5,000,000	4,906,000	5,000,000
New Zealand	552,000	600,000	602,000	600,000	555,000	600,000
US (50% share)	800,000	770,000	766,000	750,000	688,000	700,000

We estimate that we supplied approximately 2.4 million tonnes of flat steel products into the Australian market in the year ended June 30, 2002. We also exported steel products from our Australian operations to Asia, North America, Europe and from our New Zealand operations principally to markets in North America, Asia and the Pacific. We also manufactured and distributed steel building products both in Australia and overseas.

Our steel operations were organized into four business reporting segments: Hot Rolled Products, Coated Products Australia, New Zealand Steel and Coated Products Asia.

Hot Rolled Products

Hot Rolled Products included Port Kembla Steelworks, an integrated steel plant operating in the lowest quartile of the world steel production cost curve at an annual production capacity of 5.0 million tonnes of crude steel. At Port Kembla Steelworks, we manufactured and distributed slab, hot rolled coil and plate. Slab and hot rolled coil were supplied to our steel operations’ vertically integrated coated products businesses for further processing, as well as to other domestic and export customers. Hot Rolled Products also included a 50% interest in North Star BHP Steel, a steel mini-mill in the United States and a 47.5% shareholding in Castrip LLC.

Coated Products Australia

Coated Products Australia comprised three main business: Coated Steel Australia, Packaging Products and BHP Steel Lysaght Australia.

Coated Steel Australia marketed a full range of products and material solutions to the Australian building and construction industry and was also a key supplier to the Australian automotive sector, major white goods manufacturers, general manufacturers and to the packaging industry. Our steel business was a leader in metallic coating and painting technologies, supplying a wide range of branded products such as COLORBOND® pre-stained steel, ZINCALUME® zinc/aluminium alloy-coated steel and the LYSAGHT® range of building products. The coated products businesses serviced customers through a network of distribution and manufacturing facilities throughout Australia.

Packaging Products was the only producer of tinplate and blackplate in Australia which are used by the packaging industry in applications for food, beverages, paint, oil and other steel packaging.

New Zealand Steel

New Zealand Steel operated a steel plant at Glenbrook, New Zealand, producing a full range of flat steel products for both domestic and export markets. It was operating at an annual production capacity of approximately 0.6 million tonnes.

Coated Products Asia

Coated Products Asia manufactured and distributed a range of metallic coated and painted steel products primarily to the building and construction industry and to some sections of the manufacturing industry across Asia and the Pacific.

Technology and Raw Materials

Steel supported its businesses through its research and development function. Activities were coordinated from the Steel Research Laboratories located at Port Kembla. We focused our research and development activities on providing leading edge product solutions in metallic coated and painted flat steel products, optimizing operating performance and developing technical alliances to stay abreast of new developments.

Following the spin-off, we provide BHP Steel with the majority of its iron ore and coking coal requirements.

Market Conditions

The key economic factors impacting our domestic business in Australia were the level of building and construction activity and the performance of the manufacturing sector.

New dwelling building commencements in Australia increased by an estimated 42% to 163,000 units in the year ended June 30, 2002. Alterations and additions to dwellings, which are also important drivers of steel demand increased by 18% in the year ended June 30, 2002. However, the Australian manufacturing industry had a difficult year during the year ended June 30, 2002 with sales to this sector declining by 5%. Overall, domestic demand for steel increased by 4%.

On March 5, 2002, the President of the United States announced the imposition of a 30% tariff on imports of plate, hot rolled sheet, cold rolled sheet and coated sheet into the United States for a period of three years. Imports of slab into the United States will be subject to a tariff rate quota for a period of three years. The in-quota volume was set at 4.9 million tonnes and will increase to 5.4 million tonnes in the second year, however, slab exports are in line with our quota and will therefore not be subject to tariff. The out-of-quota tariff will be initially set at 30%. The above-mentioned tariff and tariff rate quota became effective March 20, 2002 and will decrease to 24% in the second year and 18% in the third year. On March 11, 2002, the Australian government announced that an understanding had been reached with the United States government regarding an exemption from tariffs for some 250,000 tonnes of Australian hot rolled coil which meets certain specifications.

Environment

In preparation for the spin-off of our steel business, an environmental liability assessment of BHP Steel sites was undertaken. The only site to identify materially significant issues was Hot Rolled Product’s Port Kembla Steelworks, where three issues were identified. The most significant related to upgrading the sinter plant to improve stack emission quality, which was already being implemented at a total cost of A$94 million. The others related to the possible future control of off-site discharges of waste waters and contaminated groundwater, and control of hydrogen sulphide emissions from the blast furnace slag granulators. These requirements are not yet confirmed and are not expected to materially impact our operations or financial results.

Health, safety and environment

Our facilities and operations are subject to extensive general and industry-specific environmental, health and safety regulations in countries where we operate. These regulations include those relating to mine restoration, waste and waste management, the handling and disposal of hazardous and non-hazardous materials and occupational health and safety.

We believe that we are in compliance, in all material respects, with existing health, safety and environment legislation and regulations in all the countries where we operate. We employ health, safety and environment experts to advise us on technical and regulatory matters relevant to the management of our facilities and operations and we continually invest in plant and equipment to ensure that we comply with our obligations under health, safety and environment laws and regulations.

The costs of future compliance or further investments required to meet health, safety and environment laws and regulations are difficult to estimate but we consider it unlikely that these costs would have a material adverse effect on our financial position or results of operations.

Our approach to site rehabilitation and remediation is incorporated in our Charter, which states that we have an overriding commitment to health, safety, environmental responsibility and sustainable development. This is further codified in our Health, Safety, Environment, and Community Policy, which states that we will:

•	meet and, where appropriate, exceed applicable legal requirements;

•	set and achieve targets that include reducing and preventing pollution; and

•	strive to achieve leading industry practice.

In addition, we follow management standards that form the basis for the development and application of our Health, Safety, Environment and Community policy management systems at all levels. They cover the entire life cycle of operations including decommissioning, closure and rehabilitation.

At December 31, 2002, our provision for site rehabilitation and environmental contamination remediation was US$1,698 million. The more significant sites covered by this provision and the type of rehabilitation and/or remediation work contemplated is as follows:

•	A provision for the closure and/or care and maintenance costs of all our Southwest Copper facilities as well as the remediation costs for the Pinal Creek State Superfund site in the State of Arizona. We, along with other parties, are remediating groundwater contamination from mining operations.

•	A provision for the demolition of the former steelworks in Newcastle, New South Wales and for remediation of sediment in the Hunter River adjacent to the former steelmaking site.

•	Provisions for decommissioning, closure and rehabilitation for our energy coal mines in the US and South Africa, metallurgical coal mines in Queensland, bauxite mines at Worsley in Western Australia, iron ore operations in Western Australia and oil and gas operations in the UK and Australia.

All of our sites are subject to rehabilitation and certain sites subject to remediation which the remainder of our provision covers.

HIV/AIDS occurs in our Southern African workforce, as it does in Southern Africa generally. The World Health Organization estimates that a representative percentage of the Southern African population is living with HIV/AIDS. The HIV/AIDS infection rate of our Southern African workforce may increase over the next decade. The costs and lost worker’s time associated with HIV/AIDS may adversely affect our Southern African operations. In the meantime, we are carrying out extensive awareness and prevention campaigns at all our Southern African operations.

Carbon Steel Materials

In January 1998, we sold our electrolytic manganese dioxide business at Newcastle, New South Wales. As part of the transaction we issued a guarantee to the benefit of the purchaser, Delta Electrical Industries Ltd, covering certain of our obligations under the sale agreement. The transaction was an asset sale and the guarantee is not limited in amount but is limited in duration. Our guarantee to Delta Electrical Industries Ltd expires on December 28, 2027. Our obligations under the guarantee relate to any prior contamination of the ground both at the former facility site and Kooragang Island at Newcastle, the former waste disposal site. We built our facility on land reclaimed from our steel business. We cannot accurately determine our potential liability at any point in time during the term of the guarantee. However, we do not consider that the cost, if any, will have a material adverse effect on our financial position or results of operations.

The Queensland government has amended the Environmental Protection Act 1994 (Qld). The Environmental Protection Act 1994 (Qld), as amended, has introduced a new environmental regulatory regime for the mining industry in Queensland. This new regime has imposed more stringent environmental regulations on mining projects. These more stringent regulations impose on us additional operational costs.

Energy Coal

The December 1997 Kyoto Protocol established a binding set of emission targets for developed countries ratifying the Kyoto Protocol. The impact of the Protocol upon our operations is uncertain. Since 1997, negotiations have advanced the flexibility mechanisms intended to lessen the economic costs to participating countries meeting their emission limitation obligations.

We seek to cover these issues in key decision making areas, the spread across developed and developing countries of our coal production and use, our acknowledged leadership in the development of the industry’s sustainability positions, and Energy Coal’s active participation in our sustainability activities and programs.

Petroleum

Certain health, safety and environment issues and developments currently relevant to our petroleum operations are summarized below.

In May 1998, BHP Billiton Limited divested its petroleum businesses in Hawaii. BHP Billiton Limited indemnified the buyers for certain past liabilities and has capped this indemnification at less than US$10 million, some of which has now been spent. Following the divestment, BHP Billiton Limited retained some environmental liabilities for which it has indemnified the buyer and which are uncapped, as described below.

BHP Billiton Limited operated a petroleum terminal, now decommissioned, at a site that is within an area that has since been declared a Hawaii State Superfund Site. BHP Billiton Limited is currently participating in a voluntary effort with a number of other parties to undertake site assessment, to be followed by a risk assessment, and ultimately risk-based corrective actions.

Also within the Superfund area is land owned by BHP Billiton Limited, which previously contained a manufactured gas plant. Litigation over a claim brought by a neighbor, Castle & Cooke, asserting that contamination on its property arose from this land, was settled in December 2000. We have engaged a contractor to remediate the former gas plant site to the satisfaction of the Hawaii Department of Health and to meet conditions of the Settlement Agreement. The State of Hawaii has previously requested information from BHP Billiton Limited with respect to contaminated material unearthed in the vicinity of another former manufactured gas plant site, in Hilo.

Odor incidents from the United Kingdom Liverpool Bay Offshore operations are recognized as a potential risk that requires continued vigilance. An air monitoring and modeling system was established during 1999 as a means of predicting and controlling possible nuisance odors.

In the United Kingdom and Australia, operators are required by law to develop and submit a “safety case” to the regulator for review and acceptance before they can operate. Under the regulations the operator is required to demonstrate, through a formal process of safety studies, risk assessment and cost-benefit analysis measured against specific performance standards and acceptance criteria, that the risks to the safety of workers on the facility have been reduced to a level which is “as low as reasonably practicable”.

Our safety cases have been accepted for all our operated offshore facilities in the United Kingdom and Australia. We are also using the safety case approach in new projects. We are continuing to improve the safety cases by conducting regular reviews in consultation with our workforce.

Freight Trading and Logistics

The group is a centralized ocean freight group which manages our in-house freight requirements.

The primary purpose of the group is to create competitive advantages for us through the procurement and operation of quality and cost effective shipping, and to contribute to group profitability by trading freight and carrying external cargoes.

The group participates primarily in the dry bulk sector aligned with our major trades and handles approximately 60 million tonnes of cargo. At any one time we have approximately 90 ships employed making the group one of the world’s largest users of dry bulk shipping. The vast majority of vessels are chartered under various commercial terms though the group retains equity interest in eight vessels. Combined with external freight the total turnover of the group is approximately US$700 million per year.

The group is based in the Hague, Netherlands where it is an integral part of the BHP Billiton Marketing team. A smaller Melbourne-based group is in place to directly support Australian and Pacific-based shipping activities.

In addition to its freight management and trading activities, the group maintains a small team to manage marine risk and provide technical support. Another small specialized group exists to support improvements in logistics processes.

The group holds a number of marine related investments including a shareholding in shipping risk manager “Rightships” of Melbourne, and an Australia-based ship manager contracted to undertake technical management of owned vessels.

Legal proceedings

We are involved in legal proceedings of a character normally incidental to our business, including claims and pending actions against us seeking damages in large amounts or clarification of legal rights. In many cases, insurance or other indemnification protection afforded to us relates to such claims. Although there can be no assurance in this regard, we do not believe that adverse decisions in any or all pending or threatened proceedings, or any amounts that we may be required to pay by reason thereof, would have a material adverse effect on our financial condition or results of operations.

Magma Copper Company

In June 1996, a former warrant holder of Magma Copper Company initiated a purported class action in the Federal District Court for the District of Arizona against BHP Copper Inc, formerly Magma Copper Company, BHP Billiton Limited, certain former Magma directors and others, challenging the adequacy of disclosure made by Magma in May and June of 1995 when it tendered for certain Magma warrants then outstanding, including the absence of any disclosure concerning the possible acquisition of Magma by BHP Billiton Limited. The BHP Billiton Group considers it has good defenses to the action and is defending it. Shortly after the action was commenced BHP Billiton Limited filed a motion to dismiss. While a ruling was pending on this motion, the plaintiff filed an amended complaint on February 9, 2001. BHP Billiton Limited filed a new motion to dismiss on March 9, 2001. This motion was heard by the court on June 11, 2001. On March 24, 2002, the Court dismissed the plaintiff’s claim for breach of fiduciary duty but denied BHP Billiton’s motion to dismiss in respect of all other claims by the plaintiff. The matter has moved to discovery and exchange of documents. The plaintiff is seeking compensatory damages and costs and such other relief as the court considers just. Magma’s insurers are on notice of the claim.

Ok Tedi Mine

On June 7, 1996, Rex Dagi, Alex Maun and the remaining plaintiffs to Victorian Supreme Court proceedings against BHP Billiton Limited and Ok Tedi Mining Limited entered into a settlement agreement. The principal terms of the agreement included the following:

•	Each of the parties were required to make public announcements in terms agreed among the parties, to commit to the obligations in the public announcements and to support a process to reach agreement with the Lower Ok Tedi village communities.

•	BHP Billiton Limited agreed to commit as soon as practicable to the implementation of any tailings option recommended by the independent enquiry or review to be conducted by the State (the tailings option) provided that BHP Billiton Limited, bona fide, considers that option to be economically and technically feasible.

•	BHP Billiton Limited’s commitment to implement the tailings option is subject to unexpected or unforeseen circumstances which may render the tailings option economically or technically unfeasible; and obtaining all necessary leases and other approvals required from the landowners and the State.

On April 11, 2000, two legal actions were commenced in the Victorian Supreme Court against Ok Tedi Mining Limited and BHP Billiton Limited. Rex Dagi is plaintiff in the first action and Gabia Gagarimabu is plaintiff in the second action on his own behalf and on behalf of the remaining parties to the settlement agreement. Both actions seek specific performance of the settlement agreement and/or an injunction to require the implementation by BHP Billiton Limited and Ok Tedi Mining Limited of a tailings pipeline and storage system and damages. However, the plaintiffs have not identified a tailings retention scheme which could feasibly be implemented. Ok Tedi Mining Limited and BHP Billiton Limited continue to assert that there has been no breach of the settlement agreement and will continue to defend the claims.

Pinal Creek/Miami Wash Area

BHP Copper Inc is involved in litigation concerning groundwater contamination resulting from historic mining operations near the Pinal Creek/Miami Wash area located in the State of Arizona.

On April 2, 1994, Roy Wilkes and Diane Dunn initiated a toxic tort class action lawsuit in the Federal District Court for the District of Arizona. On September 22, 2000, the court approved settlement reached between the parties for a non-material amount, and the terms of the settlement are now being implemented as a monitoring program.

A State consent decree was approved by the Federal District Court for the District of Arizona in August 1998. The decree authorizes and requires groundwater remediation and facility-specific source control activities, and the members of the Pinal Creek Group (which consists of BHP Copper, Phelps Dodge Miami Inc and Inspiration Consolidated Copper Co) are jointly liable for performing the non-facility specific source control activities. Such activities are currently ongoing.

BHP Copper and the other members of the Pinal Creek Group filed a contribution action in November 1991 in the Federal District Court for the District of Arizona against former owners and operators of the properties alleged to have caused the contamination. The claim is for an undetermined amount, but under current state and federal laws applicable to the case, BHP Copper should recover a significant percentage of the total remediation costs from the defendants, based upon their operations’ proportionate contributions to the total contamination in the Pinal Creek drainage basin. Such action seeks recovery from these historical owners and operators for remediation and source control costs. BHP Copper’s predecessors in interest have asserted a counterclaim in this action seeking indemnity from BHP Copper based upon their interpretation of the historical transaction documents relating to the succession in interest of the parties.

BHP Copper has also filed suit against a number of insurance carriers seeking to recover under various insurance policies for remediation, response, source control, and other costs noted above incurred by BHP Copper.

Bass Strait—Longford

Following the September 25, 1998 explosion and fire at Longford, Victoria, a class action was commenced in the Federal Court of Australia on behalf of Victorian gas consumers and employees stood down by employers during the shortage of gas following those events. On April 12, 2001, the action was transferred to the Supreme Court of Victoria. The action is against Esso Australia Resources Pty Ltd. Esso has joined the State of Victoria and various entities associated with the state as cross respondents alleging certain failures and contributory negligence on the part of the state entities. In turn, the state entities may join BHP Billiton Petroleum (Bass Strait) Pty Ltd as a further cross respondent, with the effect that if any sums are recovered against the state entities they will seek contribution from BHP Petroleum Bass Strait.

In addition to BHP Petroleum Bass Strait’s potential liability to the state entities under the cross claims, in certain circumstances Esso, as operator, is entitled to be indemnified by BHP Petroleum Bass Strait as a 50% joint venturer for some categories of legal costs incurred by Esso and payments made in satisfaction of claims.

In turn, BHP Petroleum Bass Strait may have rights against Esso as operator in relation to losses and costs BHP Petroleum Bass Strait has incurred in relation to the incident, including under the cross claim by the State Entities.

On February 20, 2003, the Victorian Supreme Court found that Esso is not liable for economic loss. The court further found that Esso is liable to business users for property damage and any economic loss consequential upon property damage. The quantum of these losses is unknown and the court will need to approve a process for quantifying these losses.

Over the next few months the court will consider questions of appeal and whether claims against the State and BHP Billiton should proceed.

Material Contracts

BHP Steel Implementation Deed

BHP Billiton Limited and BHP Steel Limited entered into the BHP Steel Implementation Deed on May 10, 2002 to facilitate the spin-off of BHP Billiton Limited’s flat, coated and building products steel business to its shareholders and retail and institutional investors. Under the deed, BHP Billiton Limited and BHP Steel Limited agreed to take all necessary steps to give effect to the spin-off. Existing BHP Billiton Limited shareholders except ineligible overseas shareholders of BHP Billiton Limited were entitled to one BHP Steel Limited share for every five BHP Billiton Limited shares held. The BHP Steel shares to which existing BHP Billiton Limited shareholders were entitled represented 94% of the total number of BHP Steel Limited shares on issue. The remaining 6% was offered by BHP Billiton Limited under a sale facility. Existing shareholders were entitled to retain the shares to which they were entitled or to sell their shares into the sale facility.

As described under “DLC Structure”, the arrangements establishing BHP Billiton as a DLC require that there be equitable treatment of BHP Billiton Limited shareholders and BHP Billiton Plc shareholders and, in particular, that any distribution which benefits only one set of such shareholders be accompanied by an appropriate adjustment in favor of the other set of shareholders to reflect the value distributed (the matching action). BHP Billiton Plc shareholders were not entitled to receive BHP Steel Limited shares and received an issue of bonus BHP Billiton Plc shares under the matching action.

OneSteel Implementation Deed

BHP Billiton Limited and OneSteel Limited entered into the OneSteel Implementation Deed on August 26, 2000 to facilitate the spin-off of BHP Billiton Limited’s long products steel business to its shareholders. Under the deed, BHP Billiton Limited and OneSteel Limited agreed to take all necessary steps to give effect to the spin-off. The spin-off resulted in eligible shareholders being allocated one share in OneSteel Limited for every four shares in BHP Billiton Limited held by them.

The spin-off was undertaken in October 2000 by way of a capital reduction of A$0.66 for every fully paid BHP Billiton Limited share and approved schemes of arrangement for its ordinary fully paid and partly paid shareholders.

DLC Agreements

DLC Implementation Agreements

The Implementation Agreement sets out the terms under which BHP Limited and Billiton Plc agreed to implement the DLC structure. The agreement was entered into by BHP Limited and Billiton Plc on March 19, 2001. Under the Implementation Agreement, the two parties agreed:

(a)	to take all steps necessary or desirable to implement the DLC transaction;

(b)	to agree the form of the DLC agreements and the DLC-related documents before the date of the posting of information circulars to shareholders of BHP Limited and Billiton Plc;

(c)	to enter into the other DLC agreements;

(d)	to appoint, and procure the resignations of, such persons as are necessary to ensure that the Board of Directors of each company comprises the same persons;

(e)	not to approach to entertain an approach from any third party with a view to a transaction taking place which would prevent, materially delay or materially impair the relevant company’s ability to enter into the DLC transaction; and

(f)	in certain circumstances, to pay liquidated damages of US$100 million to the other company if the DLC transaction does not proceed.

The DLC structure was implemented on June 29, 2001. The DLC Agreements entered into upon completion of the DLC arrangement were as follows:

(a)	the Sharing Agreement;

(b)	the Special Voting Shares Deed;

(c)	the BHP Deed Poll Guarantee; and

(d)	the Billiton Deed Poll Guarantee.

The general terms of each of these agreements are set forth below. The effect of each of the agreements and the manner in which they operate are described in more detail under the section entitled “DLC Structure.”

The Sharing Agreement

The Sharing Agreement provides that the relationship between BHP Billiton Limited and BHP Billiton Plc will be underpinned by the DLC structure principles which are as follows:

(a)	BHP Billiton Limited and BHP Billiton Plc must operate as if they were a single unified economic entity, through the Boards of Directors which comprise the same individuals and a unified senior executive management;

(b)	the Directors of BHP Billiton Limited and BHP Billiton Plc shall, in addition to their duties to the company concerned, have regard to the interests of holders of BHP Billiton Limited shares and holders of BHP Billiton Plc shares as if the two companies were a single unified economic entity and for that purpose the Directors of each company shall take into account in the exercise of their powers the interests of the shareholders of the other; and

(c)	the DLC equalization principles governing the economic rights of one BHP Billiton Limited share to one BHP Billiton Plc share, must be observed. The equalization principles are described in more detail under the section entitled “DLC Structure—Equalization of Economic and Voting Rights.”

Special Voting Shares Deed

The Special Voting Shares Deed has been entered into between BHP, Billiton, BHP Special Voting Company (as holder of the BHP Special Voting Share), Billiton Special Voting Company (as holder of the Billiton Special Voting Share) and the Special Voting Company Owner as legal and beneficial owner of all of the shares of the Special Voting Companies.

The Special Voting Shares Deed regulates the manner in which the BHP Special Voting Company and Billiton Special Voting Company will exercise the votes attaching to the BHP Special Voting Share and the Billiton Special Voting Shares, as described under the section entitled “DLC Structure.”

Deed Poll Guarantees

BHP Billiton Limited and BHP Billiton Plc each entered into Deed Poll Guarantees for the purposes of guaranteeing contractual obligations (whether actual or contingent, primary or secondary) of the other incurred after the DLC completion date, plus other obligations notified to the party giving the guarantee. Each Deed Poll Guarantee is substantially in the same form.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

BHP Billiton Group Dual Listed Companies Structure

On March 19, 2001, BHP Limited and Billiton Plc announced that they had agreed to form a Dual Listed Companies structure, to establish a diversified global resource group, to be called BHP Billiton. You should refer to the section entitled “DLC Structure” for a more complete discussion of the DLC structure. The implementation of the DLC structure was completed on June 29, 2001. BHP Limited changed its name to BHP Billiton Limited and Billiton Plc changed its name to BHP Billiton Plc.

A unified Board and management team now runs the BHP Billiton Limited Group and the BHP Billiton Plc Group, with headquarters in Melbourne, Australia, and with a significant corporate management center in London. The existing primary listings on the Australian and London stock exchanges continue to be maintained, as are the secondary listings of BHP Billiton Plc on the Johannesburg and Paris stock exchanges and an American Depositary Receipt listing of BHP Billiton Limited on the New York Stock Exchange.

The shareholders of BHP Billiton Limited and BHP Billiton Plc make key decisions on matters affecting the combined group through a procedure in which the shareholders of both companies have equal voting rights per share. Accordingly, shareholders of BHP Billiton Limited and BHP Billiton Plc effectively have an interest in a single group combining all of the assets of both companies with a unified Board of Directors and management. Should any future corporate action benefit shareholders in only one of the two companies, an appropriate action will be taken to ensure parity between BHP Billiton Limited and BHP Billiton Plc shares.

The purpose of implementing the DLC structure was to allow BHP Billiton Limited and BHP Billiton Plc to function as a combined economic entity which benefits from shared assets and growth prospects, combines a number of large, low cost and long life mining, metals and energy assets with global scale and, through diversification, is more resilient and better placed to manage exposure to commodity price cycle risk inherent to the resources industry while maintaining their status as separate legal entities with separate primary listings in major economic centers.

Under the DLC structure, BHP Billiton Limited continues to have a primary listing on the Australian Stock Exchange and BHP Billiton Plc continues to have a primary listing on the London Stock Exchange. These dual listings provides each company with broader access to global investors and facilitates their access to capital markets. This structure also preserved favorable tax treatment for the dividend payments of BHP Billiton Limited.

The DLC structure did not require any BHP Billiton Limited shareholder or BHP Billiton Plc shareholder to exchange or tender their shares for shares in the other company, which helped to avoid the selling pressure on each company’s shares in connection with implementation of the DLC, which often accompanies business combination transactions when one constituent’s equity is used as the consideration for the transaction.

Directors and Officers of BHP Billiton Group

A unified Board of not fewer than eight and not more than 20, in total, manages us. The names of Directors and their biographical details are set out below.

Name	Position	Initially elected or appointed to BHP Billiton Limited Board	Initially elected or appointed to BHP Billiton Plc Board
Mr. D.R. Argus(1)	Chairman	November 1996	June 2001
Dr. J. Buchanan(1)(3)	Director	February 2003	February 2003
Mr. D.A. Crawford(2)	Director	May 1994	June 2001
Mr. M.A. Chaney	Director	May 1995	June 2001
Dr. D.A. Jenkins(2)(3)	Director	March 2000	June 2001
Dr. J.M. Schubert(1)(3)	Director	June 2000	June 2001
Mr. C.W. Goodyear(4)	Chief Executive Officer	November 2001	November 2001
Dr. D.C. Brink(2)(5)	Director	June 2001	July 1997
Mr. C.A. Herkströter(2) (5)	Director	June 2001	July 1998
Lord Renwick of Clifton(1)(3)	Director	June 2001	July 1997
Mr. M. Salamon	Director	February 2003	February 2003

(1)	Member of the Nomination Committee.
(2)	Member of the Risk Management and Audit Committee.
(3)	Member of the Remuneration Committee.
(4)	Mr. Charles Goodyear assumed responsibilities as Chief Executive Officer from January 5, 2003, following the resignation of Mr. B. Gilbertson.
(5)	Member of the Health, Safety and Environment Committee.

Messrs. Ben Alberts, John Conde, Derek Keys and Barry Romeril served as non-executive directors and retired from the BHP Billiton Limited and BHP Billiton Plc Boards on June 30, 2002. Messrs. John Ralph and John Jackson served as non-executive directors and retired from the BHP Billiton Limited and BHP Billiton Plc Boards on November 4, 2002. Mr. Paul Anderson served as an executive director until July 1, 2002 and continued as a non-executive director of BHP Billiton Limited and BHP Billiton Plc until his retirement on November 4, 2002. Mr. B.P. Gilbertson served as an executive director and Chief Executive of BHP Billiton Limited and BHP Billiton Plc until January 5, 2003.

Our Directors are subject to retirement by rotation, at least one-third retiring each year by order of seniority of election, and may not continue to hold office without re-election after the third annual general meeting following their last election by the shareholders. Eligible retiring directors may offer themselves for re-election by the shareholders. Directors may be appointed by the Board of Directors up to the total number permitted. Such Directors hold office until the next annual general meeting and may be elected by the shareholders at such meeting. A person who has attained the age of 70 may by special resolution be appointed or re-appointed as a Director of BHP Billiton Limited or BHP Billiton Plc to hold office until the conclusion of BHP Billiton Limited’s or BHP Billiton Plc’s next annual general meeting. A person who attains the age of 70 during their tenure as a Director may continue to act as a Director during the period that starts on the day on which they turn 70 and ends at the conclusion of the first general meeting of BHP Billiton Limited or BHP Billiton Plc after that day.

The Board manages planning for its own succession with the assistance of the Nomination Committee. The Nomination Committee is comprised entirely of independent non-executive directors. The Committee supports and advises the Board in ensuring that the Board is comprised of individuals who are best able to discharge the responsibilities of Directors, having regard to the law and highest standards of governance, by:

•	assessing the skills required on the Board;

•	from time to time assessing the extent to which the required skills are represented on the Board;

•	establishing processes for the review of the performance of individual Directors and the Board as a whole; and

•	establishing the processes for the identification of suitable candidates for appointment to the Board.

Under the terms of the DLC merger of BHP Limited and Billiton Plc, the Australian Foreign Investment Review Board approved a structure of the Nomination Committee that requires equal representation from the former BHP Limited and the former Billiton Plc until June 30, 2004. During this period, the Nomination Committee will determine all appointments to the respective Boards and decisions of the Committee will require a minimum of three votes in favor. The composition of the Committee meets that requirement.

The executive officers of both the BHP Billiton Limited Group and the BHP Billiton Plc Group who are not Directors are as follows:

Name	Position	Appointed to Position
Mr. P.S. Aiken	President and Chief Executive Officer Petroleum	October 1997
Mr. J.C. Fast	Chief Legal Counsel	December 1999
Mr. I.C. Fraser	Vice President Group Human Resources	June 2001
Mr. R.W. Kirkby	President Carbon Steel Materials	June 2001
Mr. M. Kloppers	Vice President Marketing and Chief Marketing Officer	June 2001
Mr. C.J. Lynch	Chief Financial Officer	September 2001
Mr. B.A. Mills	President Base Metals	June 2001
Mr. M.A. Oppenheimer	President Energy Coal	June 2001
Mr. D. Munro	Chief Development Officer	February 2003
Mr. C. Pointon	President, Stainless Steel Metals	June 2001
Mr. M. Randolph	President, Diamonds and Specialty Products	August 2002

Directors of BHP Billiton Limited and BHP Billiton Plc

The Directors of BHP Billiton Limited and BHP Billiton Plc are as follows:

Don Argus, AO, FAIB, FCPA, FAICD, 64:  Appointed a Director of BHP Limited in November 1996 and Chairman in April 1999. Director and Chairman of BHP Billiton Limited and BHP Billiton Plc since June 2001. Chairman of the Nomination Committee. Former Managing Director and Chief Executive Officer of the National Australia Bank Limited. He is Chairman of the Brambles Group and a Director of Southcorp Holdings Limited and the Australian Foundation Investment Company Limited. He is also a member of the International Advisory Council of Allianz Aktiengesellschaft.

David Brink, MSc Engineering (Mining), D.Com (hc), 63:  A Director of Billiton Plc since July 1997 and a Director of BHP Billiton Limited and BHP Billiton Plc since June 2001. Chairman of our Health, Safety and Environment Committee, a member of our Risk Management & Audit Committee. He is Chairman of Murray & Roberts Holdings Limited and Unitrans Limited and Deputy Chairman of ABSA Bank Limited and ABSA Group Limited. He is also a Director of Sanlam Limited and Sappi Limited and Vice President of the South Africa Foundation and the South African Institute of Directors.

Dr John Buchanan, BSc, MSc (Hons), PhD (Chemistry), 59:  A director of BHP Billiton Limited and BHP Billiton Plc since February 2003. He is the Senior Independent Director of BHP Billiton Plc, Chairman of our Remuneration Committee and a member of our Nomination Committee. He is a Director of The Boots Company Plc and of Astra Zeneca Plc and a member of the UK Accountancy Standards Board. He is a former Group Treasurer and Director of Finance for British Petroleum Plc, and a former Chief Operating Officer and Deputy Chief Executive for BP Chemicals.

Michael Chaney, BSc, MBA, FAIM, FAICD, 52:  A Director of BHP Billiton Limited since May 1995 and a Director of BHP Billiton Limited and BHP Billiton Plc since June 2001. He is the Managing Director of Wesfarmers Limited and a Director of Gresham Partners Group Limited. He is a trustee of the Committee for the

Economic Development of Australia, a member of the Business Council of Australia and the Council of the National Gallery of Australia, a Director of the Center for Independent Studies and Chairman of the Australian Research Alliance for Children and Youth.

David Crawford, B Comm, LLB, FCA, FCPA, FAICD, 59:  A Director of BHP Limited since May 1994 and a Director of BHP Billiton Limited and BHP Billiton Plc since June 2001. Chairman of our Risk Management and Audit Committee. A Director of Lend Lease Corporation Limited, Foster’s Group Limited, National Foods Limited and Westpac Banking Corporation Limited. He is former Australian National Chairman of KPMG, Chartered Accountants.

Charles Goodyear, BSc, MBA, FCPA, 45:  A Director of BHP Billiton Limited and BHP Billiton Plc since November 2001. Appointed Chief Executive Officer in January 2003. Former Chief Development Officer of BHP Billiton, former Chief Financial Officer of BHP Billiton Limited, former President of Goodyear Capital Corporation and former Executive Vice President and Chief Financial Officer of Freeport-McMoRan Inc.

Cornelius Herkströter, CA, 65:  A Director of Billiton Plc since July 1998 and a Director of BHP Billiton Limited and BHP Billiton Plc since June 2001. A member of our Risk Management and Audit Committee. He is Professor of International Management at Amsterdam University, Chairman of the Supervisory Board of the ING Group and a trustee to the Board of the International Accounting Standards Committee and Chairman of Supervisory Board of DSM. Former President of the Royal Dutch Petroleum Company and Chairman of the Committee of Managing Directors of the Royal Dutch/Shell group of companies.

David Jenkins, BA, PhD (Geology), 64:  A Director of BHP Limited since March 2000 and a Director of BHP Billiton Limited and BHP Billiton Plc since June 2001. A member of our Remuneration Committee and Risk Management & Audit Committee. A Director of Chartwood Resources Ltd, a private company providing consultancy services and business and technology advice to the oil industry. Former Chief Geologist and Chief Technology Advisor to the British Petroleum Plc. He is a member of the Technology Advisory Committee of the Halliburton Company, the Technology Advisory Board of Landmark Graphics, the Advisory Council of Consort Resources. He also chairs the Energy Advisory Panel of Science Applications International Corporation.

Lord Renwick of Clifton, KCMG, MA, 65:  A Director of Billiton Plc since July 1997 and a Director of BHP Billiton Limited and BHP Billiton Plc since June 2001. A member of our Nomination Committee and the Remuneration Committee. Former British Ambassador to the United States and to South Africa, he was subsequently appointed to the House of Lords by Prime Minister Blair. He is Chairman of Fluor Limited, Vice Chairman of J.P. Morgan Plc, and a Director of British Airways Plc, Compagnie Financiere Richemont AG, Fluor Corporation, SAB Miller Plc, Harmony Gold Mining Co Ltd, and a trustee of The Economist.

Miklos Salamon, BSc Mining Engineering, MBA, 47:  A Director of BHP Billiton Limited and BHP Billiton Plc since February 2003. Appointed President and Chief Executive Officer Minerals in June 2001 and acting President Aluminium in January 2002. From July 1997 to June 2001, he served as an Executive Director of BHP Billiton Plc with responsibilities for nickel, chrome, manganese, stainless steel and titanium. He is Chairman of Samancor and Columbus and a Director of Richards Bay Minerals, Cerro Matoso and Escondida. Former Director of Gencor, Executive Chairman of Samancor and Managing Director of Trans-Natal Coal Corporation.

John Schubert, BC Eng, PhD (Chem Eng), FIEAust, FTSE, 60:  A Director of BHP Limited since June 2000 and a Director of BHP Billiton Limited and BHP Billiton Plc since June 2001. A member of our Nomination Committee and the Remuneration Committee. Deputy Chairman of the Commonwealth Bank of Australia, a Director of Qantas Airways Limited, Hanson Plc, the Australian Graduate School of Management and the Great Barrier Reef Research Foundation. He is also non-executive Chairman of G2 Therapies Limited and of the Worley Group Limited and President of the Business Council of Australia. Former Managing Director and Chief Executive Officer of Pioneer International Limited and former Chairman and Managing Director of Esso Australia Limited.

Executive Officers of BHP Billiton Limited and BHP Billiton Plc

The executive officers of BHP Billiton Limited and BHP Billiton Plc are as follows:

Philip Aiken, BE (Chem), 54:  Appointed President and Chief Executive Officer Petroleum in October 1997. Former Director BTR Plc and former Managing Director BTR Nylex, following a long career at BOC Plc where his last role was Managing Director Gases Europe. He is a Director of Robert Walters Plc, Mt Eliza Business School, and the Australian Institute of Petroleum.

John Fast, LLB (Hons), BEc (Hons), 53:  Appointed Chief Legal Counsel in December 1999. Former Senior Commercial Partner Arnold Bloch Leibler. Director of the Medical Research Foundation for Women and Babies. He is a member of the Strategic Advisory Board to the Melbourne Law School’s Graduate Program in Law, an Associate of the Securities Institute of Australia and a member of the Markets Policy Group of that Institute; and a member of the Law Institute of Victoria.

Ian Fraser, MA (Hons), MBA, C.Psychol, 41:  Appointed Vice President Human Resources June 2001. Previously Group HR Director Billiton Plc, Group HR Director Charter Plc, Personnel Controller Woolworths Plc, and Head of Organisation Diagnostics, Hay Management Consultants.

Robert Kirkby, BE Civil (Hons), Advanced Management Program, 55:  Appointed President Carbon Steel Materials in June 2001. Previously Chief Operating Officer, BHP Minerals, President BHP Steelmaking and Energy, Group General Manager and Chief Executive Officer BHP Coal, Group General Manager and Chief Operating Officer of various divisions in BHP Steel, and General Manager Newman-BHP Minerals.

Marius Kloppers, MBA, PhD (Materials Science), BE (Chem), 40:  Appointed Vice President Marketing and Chief Marketing Officer in June 2001. Previously Group Executive Billiton Plc, Chief Executive of Samancor Manganese, various positions at Billiton Aluminium, including Chief Operating Officer, various positions at Alusaf (a subsidiary of BHP Billiton Plc) including General Manager of Hillside Aluminium, Consultant at McKinsey Inc, and Engineer at Mintek.

Chris Lynch, BComm, MBA, FCPA, 49:  Appointed Chief Financial Officer on September 14, 2001. Former Chief Financial Officer BHP Billiton Limited Minerals. Former roles as Vice President and Chief Information Officer for Alcoa Inc in the United States and Chief Financial Officer Alcoa Europe. He was also Managing Director KAAL Australia Ltd, a joint venture company formed by Alcoa Inc of the United States and Kobe Steel of Japan, and Corporate Accounting Manager Alcoa of Australia.

Brad Mills, MSc Economic Geology, BSc Geology, 48:  Appointed President Base Metals in June 2001. Previously Vice President and Chief Strategic Officer, Vice President Strategy, Planning and Business Development, Executive Vice President and Group General Manager Growth and Technology BHP Copper, Executive Vice President Magma Copper Company, Director Corporate Development Echo Bay Management Company and Manager United States Exploration Echo Bay Exploration Inc. Director ICA, Director ERBA Inc, Director Mills Foundation.

David Munro, B.Eng, MBA, 47:  Appointed Chief Development Officer BHP Billiton February 2003. Director of the International Primary Aluminium Institute, former Vice President Strategy and Business Development and former Executive Director Aluminium, Base Metals and Group Marketing for Billiton Plc.

Mike Oppenheimer, B.Sc. (Chem Eng), 48:  Appointed President, Energy Coal in June 2001. Previously BHP Minerals President, BHP Coal, BHP Petroleum, President North West Shelf and Gas Marketing, Vice President and General Manager North West Shelf; Vice President Marketing and Business Development Australia/Asia Division; General Manager Western Gas Developments Australia Division, Manager Gas Developments; Manager Natural Gas; Manager Gas Conversion and General Manager Synfuels.

Chris Pointon, BSc (Chemistry and Earth Sciences), PhD (Geology), 55:  Appointed President, Stainless Steel Materials 2001 to present. Prior to the DLC merger, he was CEO Nickel and Chrome for Billiton Plc. Former Managing Director QNI Limited (a subsidiary of BHP Billiton Plc) and former co-ordinator of the Nickel Business Unit, Billiton International Metals B.V.

Marcus Randolph B.Sc. MBA, 47:  Appointed President, Diamonds and Specialty Products 2002–present. Former Chief Development Officer Minerals 2001–2002, former Chief Strategic Officer Minerals 1999–2001 and former Chief Executive Officer, First Dynasty Mines. He also worked for Rio Tinto Plc in senior positions in London and the United States and for Asarco Inc in Peru and the United States.

Remuneration Report

The BHP Billiton Remuneration Committee supports and advises the Boards on determining executive remuneration policy, determining the remuneration of Executive Directors, reviewing and approving the remuneration of executives reporting directly to the Chief Executive Officer, and reviewing and approving all equity incentive plans.

Remuneration Policy

The Boards and the Remuneration Committee recognize that the BHP Billiton Group operates in a global environment. To prosper the BHP Billiton Group must be able to attract, motivate and retain internationally mobile executives.

The key principles that underpin the BHP Billiton Group remuneration policy are:

•	that rewards should reflect the competitive global market in which the BHP Billiton Group operates and that the Committee will seek independent advice on globally competitive practices as appropriate;

•	that demanding key performance indicators apply to delivering results across the single economic entity and are applied to a significant portion of the total reward;

•	that rewards to executives be linked to the creation of value to shareholders;

•	that executives are rewarded for both financial and non-financial performance; and

•	that remuneration arrangements should ensure equity between executives and should facilitate the deployment of human resources around the BHP Billiton Group.

The BHP Billiton Group reward structure combines base salary, short and long-term incentive plans and post retirement benefit arrangements. The cost and value of components of the remuneration package are considered as a whole and are designed to ensure an appropriate balance between fixed and variable performance related components, linked to short and long-term objectives and to reflect market competitiveness.

In setting the remuneration policy for Executive Directors, the BHP Billiton Group is guided by the principles of good corporate governance, the provisions of the Combined Code (contained within the UK Authority’s Listing Rules, including those in Schedule A of the Code relating to the design of performance related remuneration) and the Listing Rules of the Australian Stock Exchange.

Service Contracts of Executive Directors

At June 30, 2002, there were three executive directors on the boards of BHP Billiton Limited and BHP Billiton Plc, Mr. Paul Anderson, Mr. Brian Gilbertson and Mr. Charles Goodyear.

Mr. Ron McNeilly served as an Executive Director on the Board. Mr. McNeilly retired as a director on October 16, 2001 and as an employee as of December 31, 2001.

Mr. Anderson’s employment contract was terminated on July 1, 2002. Mr. Anderson retired from the Board of Directors of both BHP Billiton Limited and BHP Billiton Plc at the completion of the Annual General Meetings of both BHP Billiton Limited and BHP Billiton Plc on November 4, 2002.

Mr. Anderson was employed by BHP Billiton Limited under a fixed term contract, which was due to conclude on October 31, 2003. Prior to that time, the contract was terminable by Mr. Anderson by giving not less than 60 days written notice. The contract was also terminable by BHP Billiton Limited for cause, or by reason of death or disablement or protracted illness.

Under the contract, Mr. Anderson received an annual salary of A$1,600,000. Mr. Anderson’s contract was terminated for a reason other than cause, death, disablement or protracted illness. As a result, he was entitled to a payment equal to twice his annual salary and reimbursement of reasonable relocation costs for himself and his immediate family from Australia to the United States. The termination payment will be paid as follows:

•	a consultancy agreement with a total value of US$104,739 under which Mr. Anderson agrees to act as a consultant to the group for two years commencing at the time he ceases to be a director; and

•	further payments totalling US$1,571,092.

In addition, Mr. Anderson’s employment contract entitled him to exercise those performance rights awarded which have not become exercisable, being 300,000 performance rights, with a notional value of US$3,464,770 using the share price on the termination date of US$5.39 per share. Although his contract entitled him to exercise 400,000 rights without reference to service or performance hurdles, Mr. Anderson voluntarily requested that the 100,000 performance rights issued in relation to the year ended June 30, 2002 remain subject to performance conditions. His performance against the conditions was assessed in August 2002 and, as a result, all these performance rights are now exercisable. In total, the value of Mr. Anderson’s termination benefits as of June 30, 2002 was US$5,140,601.

Mr. Charles Goodyear has an indefinite contract of employment with BHP Billiton Limited. In addition, Mr. Goodyear is under contract from BHP Billiton Limited to BHP Billiton Plc and Billiton International Services Limited. The service contracts can be terminated by the company, or Mr. Goodyear providing one month notice. If the contract is terminated by the company a payment equal to 12 months salary must be paid by the company. In the event that Mr. Goodyear’s contract ends for any reason he is entitled to reimbursement of reasonable relocation costs for himself and his immediate family from his location to the United States. The company will also reimburse the costs associated with the sale of his overseas residence in the event these costs are not borne by a successor employer.

Mr. Ron McNeilly served as an Executive Director on the Board. Mr. McNeilly retired as a director on October 16, 2001 and as an employee as of December 31, 2001. There was no written service contract for Mr. McNeilly, but his terms of employment are outlined below.

Mr. McNeilly participated in BHP Billiton Limited’s executive incentive program, which provided him with a cash bonus target equal to 75% of his salary (maximum 150%) if target key performance indicators were met.

Mr. McNeilly’s employment was terminable by BHP Billiton Limited giving not less than two months notice. Mr. McNeilly’s employment was terminated on December 31, 2001. Upon termination of employment by BHP Billiton Limited, Mr. McNeilly was entitled to a severance payment, so far as permitted by the cap on permissible payments under Section 200G of the Corporations Act 2001 (Commonwealth), calculated in accordance with BHP Billiton Limited’s prevailing policy for severance of executives as applicable to Mr. McNeilly’s seniority and length of service. As Mr. McNeilly’s employment was terminated prior to July 31, 2005, the amount of severance was not less than the amount which would be calculated by applying to Mr. McNeilly’s salary a multiplier reducing evenly from 2.5 times to zero times over that period. These entitlements upon termination of the contract would not have applied in the instance of termination due to serious misconduct or termination by reason of protracted illness or disablement. Mr. McNeilly received a lump sum payment of US$1,740,852 in respect of redundancy, long service leave and annual leave.

At June 30, 2002, Mr. Brian Gilbertson was the only executive director employed by BHP Billiton Plc. Mr. Gilbertson ceased to be a director and employee of BHP Billiton Plc and other group companies on January 5, 2003. Mr. Gilbertson had indefinite contracts of employment with BHP Billiton Plc in respect of duties in relation to the BHP Billiton Plc Board, Billiton Services Jersey Limited, a wholly owned subsidiary of BHP Billiton Plc, in respect of certain duties performed in relation to other activities worldwide and a contract with BHP Billiton Limited. Each service contract could be terminated by each company giving 24 months notice, provided that such notice does not expire prior to June 29, 2005. The contracts could be terminated by Mr. Gilbertson giving 12 months’ notice provided that notice does not expire prior to June 29, 2005.

In addition to his annual salaries earned under the separate employment contracts, Mr. Gilbertson was also eligible to receive an annual cash incentive award with a target of 70 percent of salary and subject to a cap of 105 percent of salary for the year ending June 30, 2003, subject to the satisfaction of performance conditions set at the discretion of the boards of the employing companies and agreed by the Remuneration Committee.

Mr. Gilbertson was also entitled to a deferred bonus of £1,440,000 under his BHP Billiton Plc employment and £670,048 under his Billiton Services Jersey Limited employment to be paid over a four-year period from June 29, 2001 in quarterly installments (subject to continued employment). Because his employment was terminated for a reason other than sickness or gross neglect of his duties, Mr. Gilbertson is entitled to receive payments equivalent to the lesser of the balances of the deferred bonuses that would otherwise have become payable in quarterly installments or the total sum of £1,688,038.

Pensions and Superannuation for Executive Directors

BHP Billiton Limited has established the BHP Billiton Superannuation Fund. Members (including Executive Directors and Executive Officers of BHP Billiton Limited) are entitled to a lump sum benefit from the fund at the age of 55, which is equal to 20% of final average salary for each year of membership up to 36 years.

Mr. McNeilly achieved service in excess of 36 years. Paul Anderson did not participate in a BHP Billiton Limited pension scheme in the year ended June 30, 2002.

If a member retires after the age of 60 it is possible to opt for a pension benefit instead of a lump sum benefit. The pension would be equal to 1/54th of final average salary for each year of membership. In the event of death in service a lump sum benefit equal to 20% of final average salary for each year of membership up to 36 years, based on prospective service to age 65, will be paid. If a member leaves the fund, for reasons other than death or disablement before age 55, the lump sum entitlement will be reduced at the rate of 2% per annum for each year before age 55. Salary excludes overtime and other allowances. Final average salary is a three year average of salary calculated immediately before the member leaves the fund.

BHP Billiton Plc has established non-contributory defined benefit pension arrangements under which the Executive Directors will be entitled to a pension at normal retirement date at age 60, equal to two-thirds of their base salary provided they have completed 20 years service with the Group, which includes service with Gencor prior to separation.

Each year the Executive Directors of BHP Billiton Plc have the right to determine whether their pension provision for that year’s salary, under each service contract with a BHP Billiton Plc Group company, is made under a defined benefit or a defined contribution arrangement. Alternatively, the Executive Directors can choose to receive a cash sum at equivalent cost to BHP Billiton Plc. If an Executive Director has chosen in any year to have a defined contribution arrangement, he may elect subsequently to have the defined contribution benefit for that year and any previous years converted to a defined benefit promise, in which case he must surrender the defined contribution benefit accrued.

In the event of death in service, a lump sum death in service benefit of four times base salary will be paid. A spouse’s pension on death in service of two-thirds of the Executive Director’s prospective pension will also be paid. If prospective service to age 60 is less than 20 years the spouse’s pension is reduced proportionately.

In the event of the death of an Executive Director while in retirement, a surviving spouse’s pension of two-thirds of the pension in payment, before the effect of commutation, will be paid. All pensions in payment and deferred pensions will be indexed in line with the retail price index.

If an Executive Director retires early, his accrued defined benefit pension entitlement will normally be reduced for early payment at the rate of 4% per annum for each year before age 60.

Directors’ share interests

The beneficial interests of directors in the share capital of BHP Billiton Limited and BHP Billiton Plc are set out in the table under “Directors’ and Executive Officers’ Share Interests”.

Incentive Plans for Executive Directors

Following the merger between BHP Limited and Billiton Plc in July 2001, the Remuneration Committee approved an alignment of the existing incentive plans described below. In so doing, the Committee announced that it would oversee the development of a single plan. The shareholders approved the new incentive scheme at the annual general meeting held on November 4, 2002. Details of the plan are outlined below.

New Incentive Scheme

The Group Incentive Scheme (“GIS”) is an integral part of our overall approach to competitive performance-based remuneration. The scheme aims to reward senior executives for meeting or exceeding their personal, customer sector group and Group goals that are aligned to BHP Billiton Group’s strategic direction.

Replica schemes will operate for both BHP Billiton Limited and BHP Billiton Plc executives and will replace all other plans for these employees.

The GIS has two components—a short-term incentive and a long-term incentive. The amount to be awarded to an executive under the scheme in any one year will be determined by reference to performance against a set of pre-determined objectives (for executive directors the largest proportion of the goals relate to the BHP Billiton Group financial measures). Once this amount is determined, it will be allocated between the short-term and long-term incentive components of the scheme. The short-term incentive will be paid in cash. The long-term incentive will be applied towards issuing deferred shares. Alternatively, the Remuneration Committee may at its discretion provide executives with the choice of receiving options instead of all, or some, of the deferred shares. In addition, the participant will be eligible to receive performance shares equal to the value of deferred shares or options received.

Eligibility

Executives nominated by the Executive Committee and approved by the Remuneration Committee will be eligible to participate in the GIS. Participation in the GIS is in the absolute discretion of the Remuneration Committee and will generally not apply to an executive who is not expected to be employed by the relevant group company at the date of the vesting of any deferred shares granted in respect of that year or at the commencement of the exercise period for any options granted in respect of that year.

Bonus Amount

The bonus amount awarded to an executive under the GIS in any year will be determined by reference to specific personal, business unit and Group targets set for the previous financial year “Performance Year”. The target bonus amount will be set at the beginning of the Performance Year for each executive. The assessment of actual performance against target will be by reference to three categories for each measure (threshold, target and stretch). Depending on results achieved for specific goals a percentage of the target bonus will be awarded to the executive between 50% (for threshold performance) and 150% (for maximum stretch performance). Where performance falls below threshold levels no bonus will be paid.

The bonus will be allocated between short-term incentive and long-term incentive awards.

The amount of short-term incentive will be paid in cash following the release of the financial results for the relevant Performance Year.

Executives will have the choice of receiving deferred shares or options equal to the value of the long-term incentive bonus allocation. Executives may elect to choose 0, 25, 50, 75 or 100% (or any other proportion as determined by the Remuneration Committee on an annual basis) of their long-term incentive award in the form of options. Executives can make this choice each year after they have been notified of the details of their award for that year.

Bonus Amount for Petroleum Executives

Oil and gas reserve targets are one of the specific performance measures by which a number of BHP Billiton Petroleum executive’s bonus awards are determined. The extent to which reserve targets contribute to the calculation of the bonus amount vary according to the nature and type of an individual’s job. Typically reserve targets are used to assess the performance of those people who are directly responsible for the calculation of reserves and for ensuring that technical work is completed and rigorously and properly reported. These people include Asset Team Leaders and the Petroleum Engineering Managers and Chief Petroleum Engineers in each region. As the appraisal and measurement of reserves is a key component of these individual’s jobs, reserves targets are a useful and suitable measure of their performance. Of the approximately 100 BHP Billiton Petroleum executives who are participants in the GIS, 31 have performance measures linked to reserve targets. Of these, 13 individuals work in petroleum engineering or asset teams.

Award Targets/Weightings

For the 31 people who have reserve targets as a performance measure, the weighting of the targets in their personal scorecards (i.e. the extent to which the measure counts towards their total GIS bonus amount) varies by individual, from 1% to, in one case, a 25% weighting. This individual is not a member of the BHP Billiton Executive Committee or the BHP Billiton Petroleum Executive Committee. A majority of participants have weightings of less than 2%.

Depending on how individuals and teams perform against their pre-set reserve addition targets, and taking into account the weightings listed above, the impact of achieving either the threshold, target or stretch level of reserve targets can vary an individual’s bonus award from 0.2% up to 24%. The bulk of individuals would be impacted in the range from 0.2% at threshold to 3.3% at stretch. There are only nine individuals who potentially have personal awards varying by more than 3.3% at stretch. The incentive values attributable to achieving stretch performance on reserve targets for the 31 people mentioned above, range from US$500 to US$47,000, with only five people having the potential to earn more than US$10,000 if stretch performance is achieved.

Reserve Target Setting

For the majority of the 31 participants mentioned above, threshold, target and stretch levels are based on expected production for the year in millions of barrels of oil equivalent. Gas is converted to an equivalent liquid. All reserves revisions are included, whether positive or negative. Threshold performance is set at 100% replacement of production, target performance is set at approximately 115% replacement of production and stretch performance is set at approximately 130% replacement of production. Some asset teams set targets for the booking of reserves for specific oil and gas fields. The threshold, target and stretch percentages may vary for members of those asset teams depending on circumstances specific to the asset or project objectives.

Deferred Shares

If an executive elects to receive deferred shares, that executive will be granted a right to receive these shares approximately three years after the start of the Performance Year in respect of which the grant is made. At the end of those three years the shares will be issued without any further performance hurdles having to be met. The executive will forfeit the right to these shares if they have voluntarily left the employment of the BHP Billiton Group prior to the vesting date.

The number of deferred shares to be allocated to an executive will depend on the amount of the bonus earned by the executive as a long-term incentive in that year and the BHP Billiton share price at the time of calculating the allocation. The BHP Billiton share price will be calculated as the weighted average of the prices at which BHP Billiton shares are traded on the Australian Stock Exchange or London Stock Exchange (as appropriate) on the five business days prior to the grant of the deferred shares.

Option Alternative

As an alternative to choosing deferred shares, an executive may at the discretion of the Remuneration Committee be given the choice of electing to receive share options. Options will be granted at the same time as the deferred shares are granted and will vest at the same time as deferred shares. The options will have an exercise period of three years from their vesting date.

The exercise price for the options will be determined prior to the grant of options and will be calculated as the weighted average of the prices at which BHP Billiton shares are traded on the Australian or London Stock Exchange on the five business days prior to the grant.

The number of options which may be granted will be based on the value of the long-term incentive bonus earned for the Performance Year and the value of the options as determined by a Black Scholes valuation (or other appropriate methodology) of the option at that time and confirmed by an independent actuary approved by the Remuneration Committee.

Performance Shares

In addition to whichever alternative is chosen above, executives will receive performance shares at the time the deferred shares or options are granted. The vesting of performance shares is entirely dependent on the BHP Billiton Group meeting performance hurdles based on total shareholder return compared against a group of peer companies and earnings per share growth targets measured over a three-year period commencing at the end of the Performance Year.

The number of performance shares issued is also entirely dependent on the executive’s performance in the Performance Year. The number of shares awarded will be equivalent in value to the deferred shares (or options) for that particular grant, divided by the weighted average of the prices at which BHP Billiton shares are traded on the Australian Stock Exchange or London Stock Exchange on the five business days prior to the issues of the rights.

Minimum Shareholding

All executives participating in the scheme must satisfy a minimum shareholding requirement, which will vary depending on their seniority, and which will initially be set at a value which is equivalent in value to between 50% and 100% of their net annual salary (calculated by reference to the top marginal tax rate in each relevant jurisdiction). The shareholding requirement calculation will include any vested deferred shares, additional performance shares and any shares arising from exercised options.

Transition Year

Transition year arrangements are required to bridge the period between the first full Performance Year of the BHP Billiton Group GISs and the termination of the BHP Billiton Group’s existing executive compensation plans. Without the transition arrangements, no long-term incentive awards would have been payable in 2002. That would have been contrary to the BHP Billiton Group’s policy of providing annual competitive, performance based incentives to its senior management and to its objective of retaining those employees. As a result, the BHP Billiton Group proposed to grant performance shares to those executives for the transition year, subject to achievement of the specified performance conditions.

Under this proposal, executives received performance shares under the GIS in this year. As mentioned above, performance shares are subject to demanding performance hurdles (benchmarked total shareholder return determining the final vesting amount and an earnings per share underpin which has to be met if any Performance Shares are to vest). The value of the performance shares issued in the transition year were no greater than the total value of annual long-term incentive awards made under current plans.

Adjustments to Pre-merger Incentive Plans

In 2001, as part of the DLC structure, the Australian Stock Exchange granted BHP Billiton Limited a limited waiver from the Listing Rules to the extent necessary to amend a part of the terms of options issued under the BHP Employee Share Plan and Performance Share Plan. This allowed the vesting period to be brought forward so that options were exercisable immediately on termination, for employees who were made redundant or terminated. The waiver applied only to employees terminated within 12 months following the effective date of the merger, in respect of the options issued before that date.

The Australian Stock Exchange has granted an extension to the existing waiver in relation to the demerger and public listing of BHP Steel Limited. The extension of the waiver enabled the terms of options issued under the BHP Limited Employee Share Plan and Performance Share Plan to be amended to bring forward the vesting period so that options were exercisable immediately on termination for employees who were made redundant or terminated. The waiver only applied to employees who were made redundant or terminated through no fault of their own following the demerger and public listing of BHP Steel Limited, prior to July 31, 2002.

BHP Billiton Limited currently operates three incentive schemes in which the Executive Directors participate. These schemes will continue to operate in conjunction with the GIS, however, no further awards will be made to participants under these schemes.

Performance Share Plan (“PSP”)

Performance Rights are issued under the Performance Share Plan (“PSP”) to eligible executive officers. The Executive Committee, in consultation with senior managers, proposed who should participate in the PSP for the year ending June 30, 2002. Each year the Remuneration Committee of the Board sets the guidelines for the number of participants. Participation in the plan is by invitation only and recommendation is only at BHP Billiton Limited’s discretion. Performance Rights have been issued annually since 2000.

Performance Rights constitute a right, issued by a trustee of a special purpose trust established by BHP Billiton Limited, to require the trustee to acquire a BHP Billiton Limited share on behalf of the executive, upon fulfillment of prescribed performance hurdles or completion of service conditions. For those Performance Rights issued in 2001, there are two performance hurdles. Both performance hurdles must be met in order for Performance Rights to vest. The first hurdle is based upon Total Shareholder Return (“TSR”) for BHP Billiton Limited (broadly share price growth and dividends re-invested) compared to the TSR performance of an international comparator group. The second hurdle is the inflationary underpin performance hurdle. Under this hurdle, no Performance Rights may be exercised, even where the TSR performance hurdle is met, unless the TSR for the company is at least equivalent to the increase in the Australian Consumer Price Index plus an additional specified amount over the same period for which performance is being assessed. For those Performance Rights issued in 2000, only the TSR performance hurdle applies.

Employee Share Plan (“ESP”)

The Employee Share Plan (“ESP”) provides eligible employees with the opportunity to acquire fully paid ordinary shares or options for ordinary shares in BHP Billiton Limited at such times as the directors deem appropriate. Shares have not been issued under the ESP since 1997, but options have been issued annually since 1999.

The Executive Committee, in consultation with senior managers, proposed who should participate in the ESP for the year ending 30 June 2002. Each year the Remuneration Committee of the Board sets the guidelines for the number of participants. Participation in the plan is by invitation only and recommendation is only at BHP Billiton Limited’s discretion. Employees have no contractual right to participate in the ESP, and participation in one year does not guarantee participation in future years. The ESP aims to ensure that employees share in the benefits when BHP Billiton Limited performs well.

For those ESP options currently on issue but not yet exercisable, before an eligible employee may exercise their options, a performance hurdle must be met. The performance hurdle is based on TSR for BHP Billiton Limited compared to the TSR performance of either the ASX 100 group or an international comparator group.

Bonus Equity Share Plan (“BEP”)

The Bonus Equity Share Plan (“BEP”) provides eligible employees with the opportunity to take their incentive plan award in ordinary shares in BHP Billiton Limited. Each year the Remuneration Committee of the Board sets the guidelines for the number of participants. Participation in the plan is by invitation only and recommendation is only at BHP Billiton Limited’s discretion. Employees have no contractual right to participate in the BEP, and participation in one year does not guarantee participation in future years.

The shares are either subscribed for or purchased on market. The shares awarded under this plan are held in trust and may not be transferred or disposed of for at least a three-year period.

The total number of shares remaining under or potentially issuable under any BHP Billiton Limited employee incentive scheme may not exceed 10% of the total number of BHP Billiton Limited shares on issue at the time of the relevant offer.

BHP Billiton Plc operates two long-term incentive plans in which Executive Directors participate. These plans will continue to operate in conjunction with the GIS, however, no further awards will be made to participants under these plans.

Restricted Share Scheme (“Scheme”)

BHP Billiton Plc established the Scheme which operates in conjunction with the Billiton Employee Share Ownership Trust (the “Trust”). Awards under the Scheme are made by the trustees of the Trust or by BHP Billiton Plc. In respect of the Executive Directors, awards are made on the recommendation of the Remuneration Committee.

Awards take the form of conditional share awards or share options. The Remuneration Committee recommends the value of the ordinary shares to be comprised in an award. This value would not exceed 100% of a participant’s annual base salary and would not be pensionable. Awards are made subject to a performance condition recommended by the Remuneration Committee.

At the end of the period to which the performance condition relates, the extent to which the performance condition is satisfied is determined and a participant becomes absolutely entitled to the appropriate number of ordinary shares, if any, or where appropriate, exercises his option over the relevant number of ordinary shares subject to his paying to the Trust or to BHP Billiton Plc the amount of the tax liability, if any, in respect of the award. In certain circumstances, these ordinary shares could be transferred directly to a participant’s family trust.

BHP Billiton Plc Co-investment Plan (“CIP”)

All full-time employees, including Executive Directors, of the BHP Billiton Plc Group are eligible to participate in the CIP. Invitations to participate are made to selected employees following the approval of the CIP by shareholders. The selected invitees are asked to indicate what proportion of their discretionary annual bonus for the current financial year they wished to invest in the CIP.

The BHP Billiton Plc Remuneration Committee prescribes minimum and maximum limits on the investment that can be made. Within those limits, part of the bonus, on a net or gross of tax basis, as appropriate, that would otherwise have been paid in cash is used to acquire ordinary shares in BHP Billiton Plc. These shares are known as Committed Shares.

The BHP Billiton Plc Remuneration Committee invited all Executive Directors and selected senior employees to participate in the first operation of the CIP for awards made in December 2000. Executive Directors were permitted to invest up to 100% of their after tax annual bonus in the CIP.

Each invitee who had acquired Committed Shares (“Participant”) is also granted an award (a “Matching Award”) over shares in BHP Billiton Plc. Matching Awards would normally be granted during the 42-day period commencing on the day on which BHP Billiton Plc released its results for any financial period. The Matching Award entitles the Participant to acquire a number of shares in BHP Billiton Plc for nil consideration, subject to the satisfaction of performance conditions and, normally, the continuing employment of the Participant. The Matching Award would, in normal circumstances, be exercisable two years from the date of grant in respect of the number of shares that had vested in accordance with the performance conditions. Subsequently, if unexercised prior to that time, it would have been exercisable four years from the date of grant in respect of the number of shares that had vested at that time in accordance with the performance conditions.

Directors’ and Executive Officers’ Share Interests

The interests of the Directors and Executive Officers who held office at February 28, 2003, in the shares of BHP Billiton Plc and BHP Billiton Limited (shares in BHP Billiton Limited are shown in italics) were:

	Shares(a)(b)	Shares subject to Options(c)	Shares subject to Performance Rights(d)	Shares subject to Restricted Share Scheme(e)	Shares subject to Co- Investment Plan(f)	Shares subject to Group Incentive Scheme(i)
Directors
Mr. B.P. Gilbertson(j)	961,283	—	—	292,576	100,945	366,589
Mr. D.R. Argus	193,495	—	—	—	—	—
Mr. D.C. Brink	39,377	—	—	—	—	—
Mr. M.A. Chaney	12,338	—	—	—	—	—
Mr. D.A. Crawford	22,826	—	—	—	—	—
Mr. C.W. Goodyear(g)	247,813	1,280,361	321,056	—	—	180,154
Mr. C.A. Herkströter	10,642	—	—	—	—	—
Dr. D.A. Jenkins	10,326	—	—	—	—	—
Lord Renwick of Clifton	2,066 6,385	— —	— —	— —	— —	— —
Dr. J.M. Schubert	23,675	—	—	—	—	—
Mr. M. Salamon	977,283	—	—	198,163	107,206	193,706
Mr. J. Buchanan(k)	—	—	—	—	—	—

Executive Officers
Mr. P.S. Aiken	133,801	516,275	254,477	—	—	158,118
Mr. J.C. Fast	2,016	413,020	244,618	—	—	115,921
Mr. I.C. Fraser	7,058	—	—	84,182	—	108,424
Mr. R.W. Kirkby(h)	202,124	340,740	197,409	—	—	110,391
Mr. M. Kloppers	nil	—	—	84,182	107,206	119,485
Mr. C. Lynch	18,692	—	215,138	—	—	117,117
Mr. B.A. Mills	76,228	567,903	253,382	—	—	141,897
Mr. M.C. Oppenheimer	54,128	10,325	153,133	—	—	103,302
Mr. D. Munro	114,904	—	—	179,645	nil	147,263
Mr. M.P. Randolph	—	206,510	156,493	—	—	90,436
Mr. C. Pointon	367,438	—	—	75,136	62,924	88,239

(a)	Beneficially held in own name, in name of trust, or nominee company or private company at February 28, 2003.
Included in these figures are 77,404 shares held on trust by BHP Employee Plan Pty Ltd for Mr. P.S. Aiken, 18,692 shares held on trust by BHP Employee Plan Pty Ltd for Mr. C. Lynch and 76,228 shares held on trust by BHP Employee Plan Pty Ltd for Mr. B.A. Mills. These shares were issued on November 12, 2001 (plus additional purchase August 8, 2002 to compensate for the BHP Steel Demerger capital reduction) under the Bonus Equity Share Plan and are held in trust and may not be transferred or disposed of for at least a three-year period. While the shares are held in trust, the beneficiary of the shares is entitled to the benefit of the rights to vote and receive dividends, which attach to those shares.
(b)	No director or executive holds in aggregate more than 1% of the issued capital of either BHP Billiton Limited or BHP Billiton Plc.
(c)	Options granted prior to October 27, 2000 constituted a right to acquire 1 ordinary BHP Billiton Limited share. For the period October 28, 2000 to July 4, 2001, each option constituted a right to acquire, after adjustment in the exercise price per share to take account of the spin-off of OneSteel Limited in October 2000, 1 ordinary BHP Billiton Limited shares. Since July 5, 2001, each option constitutes a right to acquire, after an adjustment to take account of the bonus issue on July 5, 2001, 2.0651 ordinary BHP Billiton Limited shares. The number of shares subject to options in this table has been adjusted to reflect these changes and has been rounded to the nearest whole share.

The exercise prices for the options described below are the contractual amounts set forth in the option grants. On the purchase of a share pursuant to the exercise of an option, the purchaser will be issued with an additional 1.0651 ordinary BHP Billiton Limited shares. Therefore, the effective exercise price per share is equal to the exercise price set forth below divided by 2.0651.

Mr. C. W. Goodyear was issued with 350,000 options under BHP Billiton Limited’s Employee Share Plan on April 23, 1999 (A$14.29 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)) and a further 350,000 on April 3, 2000 (A$15.69 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)). While there was no reduction in the exercise price following the bonus issue on July 5, 2001, 1.0651 bonus shares accrued on each option. The options issued April 23, 1999 have vested (of which 80,000 options have been exercised) while the options issued April 3, 2000 are not exercisable before April 3, 2003 and are subject to performance hurdles. These options expire on April 22, 2009 (270,000) and April 2, 2010 (350,000).

Mr. P.S. Aiken was issued with 250,000 options under BHP Billiton Limited’s Employee Share Plan on April 23, 1999 (A$14.29 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)). While there was no reduction in the exercise price following the bonus issue on July 5, 2001, 1.0651 bonus shares accrued on each option. These options vested on April 23, 2002 and expire on April 22, 2009.

Mr. J.C. Fast was issued with 200,000 options under BHP Billiton Limited’s Employee Share Plan on December 24, 1999 (A$17.78 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)). While there was no reduction in the exercise price following the bonus issue on July 5, 2001, 1.0651 bonus shares accrued on each option. These options vested on April 23, 2002 and expire on April 22, 2009.

Mr. R.W. Kirkby was issued with 200,000 options on April 23, 1999 under BHP Billiton Limited’s Employee Share Plan (A$14.29 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)). While there was no reduction in the exercise price following the bonus issue on July 5, 2001, 1.0651 bonus shares accrued on each option. These options vested on April 23, 2002 and expire on April 22, 2009.

Mr. B.A. Mills was issued with 275,000 options under BHP Billiton Limited’s Employee Share Plan as follows: (i) 50,000 options on April 15, 1998 (A$13.31 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)), that vested on April 15, 2001 and expire on April 23, 2003, (ii) 75,000 options on April 23, 1999 (A$14.29 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)) that vested on April 23, 2002 and expire on April 22, 2009 and (iii) 150,000 options on December 3, 1999 (A$15.49 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)) that vest on December 3, 2002, subject to meeting performance hurdles, and expire on April 22, 2009. While there was no reduction in the exercise price following the bonus issue on July 5, 2001, 1.0651 bonus shares accrued on each option.

Mr. M.C. Oppenheimer was issued with 25,000 options on April 23, 1999 under BHP Billiton Limited’s Employee Share Plan (A$14.29 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)). While there was no reduction in the exercise price following the bonus issue on July 5, 2001, 1.0651 bonus shares accrued on each option. These options vested on April 23, 2002 (of which 20,000 options have been exercised) and expire on April 22, 2009.

Mr. M.P. Randolph was issued with 100,000 options on July 2, 1999 under BHP Billiton Limited’s Employee Share Plan (A$15.70 exercise price (adjusted by A$2.09 as a result of the OneSteel and BHP Steel Demerger capital reductions)). While there was no reduction in the exercise price following the bonus issue on July 5, 2001, 1.0651 bonus shares accrued on each option. These options vested on April 23, 2002 and expire on April 22, 2009.

(d)	The number of bonus shares subject to Performance Rights has been rounded to the nearest whole share to reflect the issuance of bonus shares as described below.

Mr. C.W. Goodyear was issued with 83,333 Performance Rights on November 1, 2000 and 127,400 on November 8, 2001 under BHP Billiton Limited’s Performance Share Plan. They are subject to fulfillment of performance conditions. They are not exercisable before July 1, 2003 (83,333) and October 1, 2004 (127,400). For Performance Rights issued on November 1, 2000, each Performance Right constitutes a right to acquire, after an adjustment to take account of the bonus issue on July 5, 2001, and the BHP Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. For Performance Rights issued on November 8, 2001, each Performance Right constitutes a right to acquire, after an adjustment to take account of the BHP Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. The Performance Rights have a zero exercise price.

Mr. P.S. Aiken was issued with 55,389 Performance Rights on November 1, 2000 and 123,000 on October 5, 2001 under BHP Billiton Limited’s Performance Share Plan. They are subject to fulfillment of performance conditions. They are not exercisable before July 1, 2003 (55,389) and October 1, 2004 (123,000). For Performance Rights issued November 1, 2000 each Performance Right constitutes a right to acquire, after an adjustment to take account of the bonus issue on July 5, 2001, and the BHP Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. For Performance Rights issued on October 5, 2001, each Performance Right constitutes a right to acquire, after an adjustment to take account of the BHP Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. The Performance Rights have a zero exercise price.

Mr. J.C. Fast was issued with 43,750 Performance Rights on November 1, 2000, 37,939 on October 5, 2001 and 99,900 on November 8, 2001 under BHP Billiton Limited’s Performance Share Plan. They are subject to fulfillment of performance conditions. They are not exercisable before July 1, 2003 (43,750), October 1, 2003 (37,939) and October 1, 2004 (99,900). For Performance Rights issued November 1, 2000 each Performance Right constitutes a right to acquire, after an adjustment to take account of the bonus issue on July 5, 2001 and the BHP Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. For Performance Rights issued on October 5, 2001 and November 8, 2001, each Performance Right constitutes a right to acquire, after an adjustment to take account of the BHP Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. The Performance Rights have a zero exercise price.

Mr. R.W. Kirkby was issued with 40,500 Performance Rights on November 1, 2000, 23,712 Performance Rights on October 5, 2001 and 76,800 Performance Rights on November 8, 2001 under BHP Billiton Limited’s Performance Share Plan. They are subject to fulfillment of performance conditions. They are not exercisable before July 1, 2003, October 1, 2003 and October 1, 2004, respectively. For Performance Rights issued on November 1, 2000, each Performance Right constitutes a right to acquire, after an adjustment to take account of the bonus issue on July 5, 2001, and the BHP Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. For Performance Rights issued on October 5, 2001 and November 8, 2001, each Performance Right constitutes a right to acquire, after an adjustment to take account of the BHP Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. The Performance Rights have a zero exercise price.

Mr. C. Lynch was issued with 47,691 Performance Rights on December 18, 2000 and 102,200 on November 8, 2001. 28,000 Performance Rights issued December 18, 2000 and all Performance Rights issued November 8, 2001 are subject to fulfillment of performance conditions while 19,691 Performance Rights issued December 18, 2000 are subject to completion of service conditions. They are not exercisable before July 1, 2003 (47,691) and October 1, 2004 (102,200). For Performance Rights issued December 18, 2000 each Performance Right constitutes a right to acquire, after an adjustment to take account of the bonus issue on July 5, 2001 and the BHP Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. For Performance Rights issued on November 8, 2001, each Performance Right constitutes a right to acquire, after an adjustment to take account of the BHP Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. The Performance Rights have a zero exercise price.

Mr. B.A. Mills was issued with 56,250 Performance Rights on November 1, 2000 and 120,200 Performance Rights on November 8, 2001. They are subject to fulfillment of performance conditions. They are not exercisable before July 1, 2003 (56,250) and October 1, 2004 (120,000). For Performance Rights issued November 1, 2000 each Performance Right constitutes a right to acquire, after an adjustment to take account of the bonus issue on July 5, 2001 and the BHP Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. For Performance Rights issued on November 8, 2001, each Performance Right constitutes a right to acquire, after an adjustment to take account of the BHP Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. The Performance Rights have a zero exercise price.

Mr. M.C. Oppenheimer was issued with 20,500 Performance Rights on November 1, 2000 and 76,800 Performance Rights on November 8, 2001. They are subject to fulfillment of performance conditions. They are not exercisable before July 1, 2003 and October 1, 2004, respectively. For Performance Rights issued November 1, 2000, each Performance Right constitutes a right to acquire, after an adjustment to take account of the bonus issue on July 5, 2001 and the BHP Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. For Performance Rights issued on November 8, 2001, each Performance Right constitutes a right to acquire, after an adjustment to take account of the BHP Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. The Performance Rights have a zero exercise price.

Mr. M.P. Randolph was issued with 33,500 Performance Rights on November 1, 2000 and 76,800 Performance Rights on November 8, 2001. They are subject to fulfillment of performance conditions. They are not exercisable before July 1, 2003 and October 1, 2004, respectively. For Performance Rights issued November 1, 2000, each Performance Right constitutes a right to acquire, after an adjustment to take account of the bonus issue on July 5, 2001 and the BHP Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. For Performance Rights issued on November 8, 2001, each Performance Right constitutes a right to acquire, after an adjustment to take account of the BHP Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfillment of performance conditions. The Performance Rights have a zero exercise price.
(e)	On November 7, 2001, Mr. B.P. Gilbertson was conditionally awarded 274,914 shares under BHP Billiton Plc’s Restricted Share Scheme at no cost. Subject to the performance hurdles being met, the shares will vest unconditionally on October 1, 2004.

On October 1, 2001, Mr. I.C. Fraser was conditionally awarded 79,100 shares under BHP Billiton Plc’s Restricted Share Scheme at no cost. They are not exercisable before October 1, 2004 and are subject to performance hurdles.

On October 1, 2001, Mr. M. Kloppers was conditionally awarded 79,100 shares under BHP Billiton Plc’s Restricted Share Scheme at no cost. They are not exercisable before October 1, 2004 and are subject to performance hurdles.

On October 1, 2001, Mr. D. Munro was conditionally awarded 168,800 shares under BHP Billiton Plc’s Restricted Share Scheme at no cost. They are not exercisable before October 1, 2004 and are subject to performance hurdles.

On October 1, 2001, Mr. C. Pointon was conditionally awarded 70,600 shares under BHP Billiton Plc’s Restricted Share Scheme at no cost. They are not exercisable before October 1, 2004 and are subject to performance hurdles.

On October 1, 2001, Mr. M. Salamon was conditionally awarded 186,200 shares under BHP Billiton Plc’s Restricted Share Scheme at no cost. They are not exercisable before October 1, 2004 and are subject to performance hurdles.

On July 31, 2002, the following bonus shares were conditionally awarded under BHP Billiton Plc’s Restricted Share Scheme at no cost. These bonus shares are included in the number of shares subject to the scheme at August 1, 2002. The bonus shares were allocated at 1 new share for each 15.5648 share options held on July 22, 2002:

Mr. B.P. Gilbertson	17,662
Mr. I.C. Fraser	5,082
Mr. M.J. Kloppers	5,082
Mr. D. Munro	10,845
Mr. C. Pointon	4,536
Mr. M. Salamon	11,963

The bonus issue was made to reflect the value distributed to BHP Billiton Limited shareholders as a result of the spin-off of BHP Steel.
(f)	On November 12, 2001, Mr. B.P. Gilbertson was awarded 94,851 shares under BHP Billiton Plc’s Co-Investment Plan. Of this award, 71,431 were matching shares and 23,420 were awarded as committed shares. They are not exercisable before October 1, 2003 and are subject to performance hurdles.

On October 1, 2001, Mr. M. Kloppers was awarded 100,734 shares under BHP Billiton Plc’s Co-Investment Plan. Of this award, 75,681 were awarded as matching shares and 24,873 were awarded as committed shares. They are not exercisable before October 1, 2003 and are subject to performance hurdles.

On October 1, 2001, Mr. C. Pointon was awarded 59,125 shares under BHP Billiton Plc’s Co-Investment Plan. Of this award, 44,526 were awarded as matching shares and 14,599 were awarded as committed shares. They are not exercisable before October 1, 2003 and are subject to performance hurdles.

On October 1, 2001, Mr. M. Salamon was awarded 100,734 shares under BHP Billiton Plc’s Co-Investment Plan. Of this award, 75,681 were awarded as matching shares and 24,873 were awarded as committed shares. They are not exercisable before October 1, 2003 and are subject to performance hurdles.

On July 31, 2002, the following bonus shares were conditionally awarded under BHP Billiton Plc’s Co-Investment Plan at no cost. These bonus shares are included in the number of shares subject to the Plan at August 1, 2002. The bonus shares were allocated at 1 new share for each 15.5648 share options held on July 22, 2002:

Mr. B.P. Gilbertson	6,094
Mr. M.J. Kloppers	6,472
Mr. C. Pointon	3,799
Mr. M. Salamon	6,472

The bonus issue was made to reflect the value distributed to BHP Billiton Limited shareholders as a result of the spin-off of BHP Steel.
(g)	At August 1, 2002, Mr. Goodyear held 41,302 American Depositary Receipts (“ADR”). Each ADR represents two ordinary shares.
(h)	Mr. R.W. Kirkby holds 170,000 partly paid shares under the Executive Share Scheme. These are beneficially held, paid to A$1.36, with (i) 50,000 issued on October 4, 1994 at a final call price of A$18.25 (after adjustment for OneSteel and BHP Steel Demerger capital reductions); (ii) 35,000 issued on October 4, 1995 at a final call price of A$16.87 (after adjustment for OneSteel and BHP Steel Demerger capital reductions); (iii) 50,000 issued on October 2, 1996 at a final call price of A$14.86 (after adjustment for OneSteel and BHP Steel Demerger capital reductions); and (iv) 35,000 issued on October 14, 1997 at a final call price of A$14.63 (after adjustment for OneSteel and BHP Steel Demerger capital reductions). 90,534 fully paid ordinary shares have been issued as a result of the bonus issue on July 5, 2001 and are being held in escrow until the final call is made on the 85,000 partly paid shares issued on October 4, 1994 and October 4, 1995. These shares are included in the ‘shares’ column of the ‘Directors and Executive Officers Share Interests’ table. The Executive Share Scheme provided for senior executives to acquire partly paid ordinary shares in BHP Billiton Limited. The last issue under this plan occurred on October 1, 1997. No further issues will be made under this scheme.

(i)	Mr. P.S. Aiken was issued with 158,118 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Limited share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. J.C. Fast was issued with 115,921 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Limited share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. I.C. Fraser was issued with 108,424 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Plc share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. R.W. Kirkby was issued with 110,391 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Limited share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. M. Kloppers was issued with 119,485 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Plc share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. C. Lynch was issued with 117,117 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Limited share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. B.A. Mills was issued with 141,897 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Limited share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. D. Munro was issued with 147,263 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Plc share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. M.C. Oppenheimer was issued with 103,302 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Limited share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. C. Pointon was issued with 88,239 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Plc share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. M. Salamon was issued with 193,706 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Plc share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Mr. M.P. Randolph was issued with 90,436 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme. They are subject to fulfillment of performance conditions and are not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire 1 ordinary BHP Billiton Limited share upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

(j)	Mr. B.P. Gilbertson resigned as Chief Executive Officer and Director of BHP Billiton Limited and BHP Billiton Plc on January 5, 2003.

(k)	Dr. John Buchanan does not currently own any shares in BHP Billiton Limited or BHP Billiton Plc. He is required to hold at least 1,000 ordinary shares in BHP Billiton Limited or BHP Billiton Plc or the equivalent in American Depositary Receipts within two months of the date of his appointment and thereafter during the period of office. Dr. Buchanan’s appointment was effective February 1, 2003.

Directors’ and Executive Officers’ remuneration

For the year ended June 30, 2002, the aggregate amount of remuneration paid and accrued by the BHP Billiton Group to the Directors and executive officers of the BHP Billiton Group as a group was US$32.716 million.

The aggregate amount set aside or accrued by the BHP Billiton Group during the year ended June 30, 2002 to provide pension and retirement benefits for Directors and executive officers of the BHP Billiton Group as a group was US$2.447 million.

The remuneration in US dollars provided to the Directors and Executive Officers of the BHP Billiton Group for the year ended June 30, 2002 was as follows:

	Salary	Fees	Other benefits(a)	Short-term incentives(b)	Long-term incentives(c)	Pension/ Superannuation accrued benefits(d)	Total	Lump sum super-annuation entitlement(e)
Executive Directors
P.M. Anderson(i)	837,916	—	7,933	3,510,021	—	587,709	4,943,579	—
B.P. Gilbertson	1,157,742	—	249,439	2,337,934	635,642	679,809	5,060,566	—
R.J. McNeilly*	285,308	—	1,740,852	—	—	—	2,026,160	—
C.W. Goodyear(f)	732,829		602,239	968,162	240,190	—	2,543,420	—

Non-Executive Directors
D.R. Argus	—	245,000	—	—	—	16,524	261,524	797,491
D.A. Crawford	—	84,000	—	—	—	4,343	88,343	224,294
J.C. Conde(g)	—	67,500	—	—	—	4,130	71,630	211,834
M.A. Chaney	—	71,000	—	—	—	4,362	75,362	211,834
J.T. Ralph(h)	—	69,000	—	—	—	4,130	73,130	186,912
B.C. Alberts(g)	—	70,000	—	—	—	3,470	73,470	112,147
D.A. Jenkins	—	69,000	—	—	—	1,785	70,785	74,765
J.M. Schubert	—	70,000	—	—	—	4,130	74,130	74,765
J.B. Jackson(h)	—	155,000	—	—	—	—	155,000
B.C. Brink	—	78,500	1,531	—	—	—	80,031	—
C.A. Herkströter	—	69,000	1,531	—	—	—	70,531	—
D.L. Keys(g)	—	69,000	7,969	—	—	—	76,969	—
Lord Renwick of Clifton	—	68,000	—	—	—	—	68,000	—
B.D. Romeril(g)	—	69,000	1,531	—	—	—	70,531	—

	Salary	Other benefits(a)	Short-term incentives(b)	Long-term incentives(c)	Pension/ Superannuation contributions and accrued benefits(d)	Total
Officers
M.A. Salamon	868,307	254,007	1,311,143	502,107	493,913	3,429,477
P.S. Aiken	601,012	348,448	746,007	300,422	109,647	2,105,536
B.A. Mills	520,625	294,782	682,500	290,492	107,127	1,895,526
M.L. Kloppers	415,420	237,702	654,287	326,965	229,577	1,863,951
I.C. Fraser	455,861	23,166	706,585	129,353	241,507	1,556,472

*	Retired, effective October 16, 2001.
(a)	This includes allowances and the value of non-cash benefits where appropriate such as health insurance, housing and expatriate assignment costs. The amounts include Fringe Benefits Tax where applicable. Also included are termination payments for Mr. P.M. Anderson and Mr. R.J. McNeilly. Mr. P.M. Anderson was paid an additional sum of US$5,140,601 after the end of the financial year in connection with cessation of his employment. In total, the value of Mr. R.J. McNeilly’s termination payments was US$1,740,852.
(b)

(i)     Remuneration includes short-term cash incentives payable to Executive Directors and executive officers based on the achievement of business performance targets and individual performance for the year ended June 30, 2002. In addition, B.A. Mills and P.S. Aiken have elected to participate in BHP Billiton Limited’s Bonus Equity Share Plan to the extent of 50% of their short-term incentives.

(ii)	Short-term incentives include, for Mr. P.M. Anderson, amounts related to Performance Rights for service and performance during the year ended June 30, 2001 and for Mr. B.P. Gilbertson amounts payable under his employment contracts with BHP Billiton Plc and BHP Billiton Services Jersey Limited, payable in quarterly installments over a four-year period from the completion of the merger (subject to continued employment).
(iii)	Non-executive Directors are not entitled to any form of performance-related remuneration.
(c)	Long-term incentives granted during the year ended June 30, 2002, represent amounts related to Performance Rights granted to Executive Directors and executive officers. The value of a Performance Right granted during the year ended June 30, 2002, has been determined by an actuary using modified Block-Scholes option pricing techniques to be A$14.73 (pre-bonus issue).
(d)	This includes BHP Billiton Limited’s contributions to superannuation funds and, in most cases, an imputed notional contribution calculated at the determined actuarial rate. Non-executive directors who are members of the BHP Billiton Limited superannuation fund receive a defined benefit of 8% of their annual directors fee. Non-executive directors of BHP Billiton Plc who were directors of Billiton Plc prior to the DLC merger did not receive any pension entitlements during the year ending June 30, 2002.
(e)	Entitlements are attached to the period of service and are paid on retirement from office. Mr. B. Alberts and Mr. J. Conde were paid on retirement at June 30, 2002.
(f)	Total remuneration paid to Mr. C.W. Goodyear while a director of the company was US$1,285,402. This was made-up of base salary, US$408,618, annual cash bonus, US$562,330 and other benefits of US$314,454.
(g)	Messrs. B.C. Alberts, J.L. Conde, D.L. Keys and B.D. Romeril retired as directors of BHP Billiton Limited and BHP Billiton Plc on June 30, 2002.
(h)	Messrs. J.B. Jackson and J.T. Ralph retired as directors of BHP Billiton Limited and BHP Billiton Plc on November 4, 2002.
(i)	Mr. P.A. Anderson’s executive position was filled by Mr. Brian P. Gilbertson on July 1, 2002. He retired as a director of BHP Billiton Limited and BHP Billiton Plc on November 4, 2002.
(j)	Mr. B.P. Gilbertson’s executive position was filled by Mr. C.W. Goodyear on January 5, 2003. Mr. Gilbertson resigned as a director of BHP Billiton Limited and BHP Billiton Plc on January 5, 2003.

Board Practices

Following completion of the DLC structure, while both BHP Billiton Limited and BHP Billiton Plc operate as separate public companies, they also operate as though they are a single unified entity under the control of unified boards and management. This structure means that, most matters need to be considered by the Boards of BHP Billiton Limited and BHP Billiton Plc.

The unified board has implemented a governance framework across the group that meets the highest standards of governance as well as the regulatory requirements in all of the jurisdictions in which the group now operates.

The Boards of BHP Billiton Limited and BHP Billiton Plc

The Boards direct and monitor the operations of the BHP Billiton Limited and BHP Billiton Plc on behalf of shareholders and delegate the responsibility for the actual management of the business to the Chief Executive Officer and his management team.

The Boards currently have 11 members. Of these, nine, including the Chairman, are non-executive Directors. All nine non-executive Directors are considered by the Board to be independent of management and free from any relationship that could materially interfere with the exercise of their independent judgment.

The Boards work to a rolling calendar and conduct periodic reviews of the business. Open, searching and constructive discussion by Directors is expected and encouraged. The Boards recognize that constructive differences of opinion are a positive influence on debate. All Directors are entitled to independent professional advice on any matter relating to the affairs of the BHP Billiton Limited Group or the BHP Billiton Plc Group.

Board committees

Following completion of the DLC structure, the Boards approved three new committees: Remuneration Committee; Nomination Committee; and Health, Safety and Environment Committee. In the same process, the Audit Committee was renamed the Risk Management and Audit Committee.

Membership of all committees is made up of non-executive Directors, except for the Health, Safety and Environment Committee where membership is extended to include suitably qualified and experienced experts.

The Remuneration Committee supports and advises the Boards on determining executive remuneration policy, determining the remuneration of Executive Directors, reviewing and approving the remuneration of executives reporting directly to the Chief Executive, and reviewing and approving all equity incentive plans.

The Nomination Committee supports and advises the Boards on the assessment of skills required on the Boards to enable the Boards to operate to the highest level of performance, establishes processes for the review of the performance of individual Directors and establishes processes for the identification of suitable candidates for appointment to the Boards. The Committee is required to periodically assess the skills required to competently discharge the Board’s duties, having regard to the strategic direction of the BHP Billiton Group.

The Health, Safety and Environment Committee is charged with the responsibility of assessing the health, safety, environmental and community standards applied by the BHP Billiton Group, assessing compliance by the BHP Billiton Group with health and safety and environmental legislation, recommending the adoption of acceptable industry practices, and investigating health and safety and environmental incidents.

The Risk Management and Audit Committee is charged with the responsibility of assisting the Boards in a range of matters including oversight of financial reporting, internal control structures, application of accounting policies, risk management systems and internal and external audit functions. The Committee is responsible for recommending to the Boards the appointment and dismissal of the external auditors, reviewing half-year and annual financial statements, reviewing the external auditors’ summary management report and reviewing the internal audit program.

Non-board Committees

In addition to the above Board Committees, considering that managing financial risk is critical to our business strategy, we have also established a Financial Risk Management Committee to monitor the financial risk management policies of the BHP Billiton Group. The Financial Risk Management Committee reviews financial risks including the BHP Billiton Group’s funding and cash flow at risk, interest rates, foreign currencies, risk, credit, marketing, country and insurance risk management. The Financial Risk Management Committee operates under powers delegated by the Executive Committee and is chaired by our Chief Financial Officer.

Finally, our investment approval processes are managed by the Investment Review Committee. Identification and evaluation of risks associated with investment proposals, and the development of appropriate risk management strategies are key elements of our investment review processes. The Investment Review Committee operates under powers delegated by the Executive Committee and is chaired by our Chief Financial Officer.

Employees

At July 31, 2002, we had 37,279 employees. A significant proportion of our employees, approximately 10,100, are employed in our Australian based operations and approximately 18,000 in Southern Africa. Our other operations in North and South America, New Zealand and South East Asia account for the majority of our remaining employees. A major contribution to the reduction in employee numbers is Steel, with the spin-off of the OneSteel business in October 2000 and the legal separation of BHP Steel from BHP Billiton in July 2002.

Our human resources strategy emphasizes a relationship between us and our employees that is based on shared accountability for achieving business and personal success. Our strategy supports the development of a high performance work culture and the values and business principles of our Charter.

Our remuneration system places greater focus on at-risk, performance-based pay for our senior and executive management. At our business units our remuneration system is being translated to apply to employees at other levels in the organization as appropriate. Performance is measured by means of a well-developed performance management system. Our succession planning and talent management processes focus on attracting and retaining current and future world-class talent. Our relationship with labor focuses on win-win relationships and a high performance organization being created by continuous workplace reform in all of our businesses.

The table below provides a breakdown of our employees by category of activity for the past three financial years.

	At June 30,
Industry	2002	2001	2000
Minerals	34,041	41,032	44,773
Petroleum	1,522	1,681	1,806
Steel(a)	11,403	12,736	21,790
Group and unallocated	1,982	1,756	1,171

Total	48,948	57,205	69,540

(a)	The OneSteel business was spun-off in October 2000. The BHP Steel business was spun-off, effective July 22, 2002. At July 31, 2002, the total number of Steel employees was nil and the total number of employees was 37,279.

The table below provides a breakdown of our employees by geographic location for the past three financial years.

	At June 30,
Geography	2002	2001	2000
Australia	18,356	18,207	26,332
Southern Africa	18,087	18,420	21,139
North America	2,007	2,278	2,285
South America	5,979	11,569	11,606
United Kingdom	751	294	321
Papua New Guinea	—	2,369	2,293
New Zealand	1,330	1,378	2,084
South East Asia	2,067	1,854	1,769
Other countries	371	836	1,711

Total	48,948	57,205	69,540

DLC STRUCTURE

On June 29, 2001, BHP Limited and Billiton Plc completed the formation of a Dual Listed Companies structure, or DLC. To effect the DLC, BHP Limited and Billiton Plc entered into certain contractual arrangements which are designed to place the shareholders of both companies in a position where they effectively have an interest in a single group that combines the assets and is subject to all the liabilities of both companies. BHP Billiton Limited and BHP Billiton Plc have each retained their separate corporate identities and maintained their separate stock exchange listings. BHP Billiton Limited has a primary listing on the ASX and secondary listings in London, Frankfurt, Wellington, Zurich and, in the form of ADSs, on the New York Stock Exchange. BHP Billiton Plc has a primary listing in London and secondary listings in Johannesburg and Paris.

The contractual agreements that BHP Billiton Limited and BHP Billiton Plc entered into to effect the DLC consist of the:

•	Implementation Agreement;

•	Sharing Agreement;

•	Special Voting Shares Deed;

•	BHP Deed Poll Guarantee; and

•	Billiton Deed Poll Guarantee.

In addition, BHP Billiton Limited adopted a new corporate constitution, and BHP Billiton Plc adopted a new memorandum and articles of association.

The principles embodied in the Sharing Agreement are that:

•	the two companies are to operate as if they were a single unified economic entity, through Boards of Directors which comprise the same individuals and a unified senior executive management;

•	the Directors of the two companies will, in addition to their duties to the company concerned, have regard to the interests of holders of shares in BHP Billiton Limited and holders of shares in BHP Billiton Plc as if the two companies were a single unified economic entity and for that purpose the Directors of each company shall take into account in the exercise of their powers the interests of the shareholders of the other; and

•	the DLC equalization principles (discussed below) must be observed.

Australian Foreign Investment Review Board (FIRB) Conditions

The Treasurer of Australia approved the dual listed merger of BHP Limited and Billiton Plc subject to the following conditions:

•	BHP Limited remains an Australian resident company, incorporated under the Corporations Law, that is listed on the Australian Stock Exchange under the name “BHP Limited” and trades under that name;

•	BHP Limited remains the ultimate holding company of, and continues to ultimately manage and control the companies conducting the businesses which are presently conducted by the subsidiaries of BHP Limited, including: the Minerals, Petroleum, Steel and Services businesses for so long as those businesses form part of the combined BHP Billiton Group (“the Group”);

•	the headquarters of BHP Limited and the global headquarters of the Group are to be in Australia;

•	the headquarters of BHP Limited and the global headquarters of the Group is publicly acknowledged as being in Australia in significant public announcements and in all public documents (as that term is defined in section 88A(1)(a) of the Corporations Law);

•	that both the Chief Executive Officer of the Group and Chief Financial Officer of BHP Limited have their principal place of residence in Australia;

•	the majority of all regularly scheduled Board meetings and Executive Committee meetings of BHP Limited in any calendar year occurs in Australia;

•	the Board of directors of BHP Limited is elected in accordance with the procedures notified in the proposal or in accordance with procedures approved by the Treasurer (for further information refer “Directors, Senior Management and Employees—Directors and Senior Management—Directors and Officers of BHP Billiton Group”); and

•	that if BHP Limited wishes to act differently to these conditions, it seeks and obtains the prior approval of the Treasurer.

For the purposes of these conditions a reference to:

(i)	“BHP Limited” means BHP Limited, ACN 004 028 077, and includes “BHP Billiton Limited” or other name adopted by that corporation;

(ii)	Corporations Law (or a provision of that law) includes any re-enactment or substitution of that law (or provision);

(iii)	“global headquarters” includes the requirement that both the Chief Executive Officer and the Chief Financial Officer of the dual listed entities, namely BHP Limited and Billiton Plc, will be based in Australia and have their principal offices and key supporting functions in Australia. In addition, the centre of administrative and practice management of BHP Limited shall be in Australia and BHP Limited’s corporate head office activities, of the kind presently carried on in Australia, will continue to be carried on in Australia.

The conditions will have effect indefinitely subject to amendment of the Act or any revocation or amendment by the Treasurer.

Pursuant to section 25(1A) of the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth), the Government considers that compliance with these conditions is necessary to avoid the proposal being in conflict with the national interest. Failure to comply attracts substantial penalties under Section 25(1C) of the Act.

Management

Each of BHP Billiton Limited and BHP Billiton Plc has a Board of Directors, but each Board is comprised of the same individuals. The Boards of Directors are responsible for the overall direction of the businesses of both companies, including major policy and strategic decisions of both companies. For example, the Boards will be responsible for:

•	corporate acquisitions, expenditures and divestments;

•	equity and debt capital raising;

•	approval of annual budgets;

•	dividend policy and authorizing the payment of dividends;

•	appointments to the Executive Committee;

•	removals from the Executive Committee;

•	appointments and remuneration of key senior executives; and

•	succession planning.

It is currently intended that each Board of Directors will hold seven regularly scheduled meetings each year.

A strategic management committee, called the Executive Committee, has been established. The Executive Committee has been formed under a separate corporate entity that is jointly owned by BHP Billiton Limited and BHP Billiton Plc. The Executive Committee’s two main functions are:

•	to consider proposals requiring the approval of both Boards of Directors and then make recommendations to the Boards in respect of the proposals, such as proposals regarding new projects or ventures, strategic and business plans, dividend policies and borrowing, treasury and risk management functions, and

•	to enter into contracts with other companies in the combined group for the provision of support services.

Equalization of Economic and Voting Rights

BHP Billiton Limited shareholders and BHP Billiton Plc shareholders have economic and voting interests in the combined group. The economic and voting interests represented by a share in one company relative to the economic and voting interests of a share in the other company is determined by reference to a ratio known as the “Equalization Ratio”. Initially, the economic and voting interests attached to each BHP Billiton Limited share and each BHP Billiton Plc share will be the same, which is based on an Equalization Ratio of 1:1.

This equalization principle ensures that there is equitable treatment as regards the holder of one BHP Billiton Limited ordinary share and the holder of one BHP Billiton Plc ordinary share. However, the principle does not of itself establish a legal right in favor of a shareholder of one company over the assets of the other company. The principle provides that the Equalization Ratio shall govern the economic rights of one BHP Billiton Limited ordinary share relative to one BHP Billiton Plc ordinary share (and vice versa). Where the Equalization Ratio is 1:1, a holder of one BHP Billiton Limited ordinary share and a holder of one BHP Billiton Plc ordinary share shall, so far as practicable, receive equivalent economic returns and enjoy equivalent rights as to voting in relation to matters affecting the shareholders in similar ways.

Where an action by BHP Billiton Limited or BHP Billiton Plc is proposed such that the action would result in the ratio of the economic returns on, or voting rights of, a BHP Billiton Limited ordinary share to a BHP

Billiton Plc ordinary share not being the same as the then prevailing Equalization Ratio, or which would benefit the holders of ordinary shares in one company relative to the holders of ordinary shares in the other company, then:

•	unless the Board of Directors determines that it is not practicable, a matching action, as described below under “—Matching Action” will be undertaken; or

•	if no matching action is to be undertaken, an appropriate adjustment to the Equalization Ratio shall be made,

in order to ensure that there is equitable treatment, having regard to the then prevailing Equalization Ratio, as between the holder of one BHP Billiton Limited ordinary share and the holder of one BHP Billiton Plc ordinary share. Where the Board of Director determines that an adjustment to the Equalization Ratio would not be appropriate or practicable in relation to an action, then the action may be undertaken provided that the action has been approved by the shareholders who are not receiving the benefit.

Rights to assets on insolvency

Under the terms of the Sharing Agreement, if one of the companies that is a company to the DLC is or is likely to become insolvent, it must immediately give notice to the other company. The solvent company must take steps to ensure that as soon as practicable, economic equivalence is restored as between the shareholders of the solvent company relative to the insolvent company, having regard to the Equalization Ratio.

If the solvent company has not acted within 12 months of receipt of the notice as set out above, the solvent company must pay in full all creditors of the insolvent company and pay to the insolvent company an amount equal to that proportion of the solvent company’s total market capitalization on the date that creditors of the insolvent company were paid, such that the amount paid and the balance remaining ensure that economic equivalence is achieved. These payments would only be made to the extent that the amount paid and the balance remaining ensure that economic equivalence is achieved and to the extent that the solvent party would retain sufficient assets to pay all amounts due in respect of statutory entitlements ranking ahead of shareholders on a liquidation and to return capital to holders of shares that rank in priority to the ordinary shares.

If both companies are insolvent and, after payment of the creditors of both companies, there is a surplus in one or both of the companies, the residual surplus is shared by shareholders of both companies so as to ensure that the return on one ordinary share in each company is in proportion to the Equalization Ratio.

Dividends

The amount of any cash dividend paid by BHP Billiton Limited in respect of each BHP Billiton Limited share will normally be matched by an equivalent cash dividend by BHP Billiton Plc in respect of each BHP Billiton Plc share, and vice versa. If one company has insufficient profits or is otherwise unable to pay the agreed dividend, the other company will, as far as practicable, enter into such transactions as are necessary so as to enable both companies to pay the equivalent quantum of dividends. The matching dividend will be calculated before deduction of any withholding taxes or tax payable by or on behalf of, or any tax benefit arising to, a shareholder.

BHP Billiton Limited’s constitution allows for the issue of an equalization share to a member of the BHP Billiton Plc Group and BHP Billiton Plc’s Articles of Association allows for the issue of an equalization share to a member of the BHP Billiton Limited Group. If issued, distributions may be made on the equalization shares. The amount of any such distribution would be such as the relevant board determines to be necessary, for example, to assist or enable the other company to pay matching dividends on its shares. Whether or not equalization shares are issued, the Boards of Directors retain the flexibility to decide from case to case whether to make contractual payments from one company to the other, or to take any other action considered appropriate by the Boards to ensure the DLC equalization principals are observed. The shareholders of both companies will not have any interest in any equalization shares issued and the equalization shares will carry no voting rights.

BHP Billiton Limited will declare its dividends and other distributions in US dollars but will continue to pay its dividends in Australian dollars or other currencies as its shareholders may elect in cases determined by the BHP Billiton Limited Board. BHP Billiton Plc will continue to declare its dividends and other distributions in US dollars and make payments in pounds sterling to its shareholders registered in the United Kingdom and South African rand to its shareholders registered in South Africa.

Voting

Under the terms of the DLC Agreements, the BHP Billiton Limited Constitution and the BHP Billiton Plc Articles of Association, special voting arrangements have been implemented so that the shareholders of both companies vote together as a single decision-making body on matters affecting the shareholders of each company in similar ways. Matters to be decided by the shareholders of both companies on a combined basis are referred to as “Joint Electorate Actions”. For so long as the Equalization Ratio remains 1:1, each BHP Billiton Limited share will effectively have the same voting rights as each BHP Billiton Plc share on Joint Electorate Actions.

The voting arrangements are secured through the constituent documents of the two companies, the Sharing Agreement, the Special Voting Shares Deed and rights attaching to a specially created Special Voting Share issued by each company and held in each case by a Special Voting Company. The shares in the Special Voting Companies are held legally and beneficially by Law Debenture Trust Corporation Plc.

In the case of certain actions in relation to which the two bodies of shareholders may have divergent interests, which are referred to as “Class Rights Actions”, the company wishing to carry out the Class Rights Action would require the prior approval of the shareholders in the other company voting separately and, where appropriate, the approval of its own shareholders voting separately.

There are four categories of matters or actions requiring shareholder decisions consisting of:

•	Joint Electorate Actions;

•	Class Rights Actions;

•	Any action which is neither a Class Rights Action nor a Joint Electorate Action but which, under applicable law or regulation, or under the BHP Billiton Limited Constitution or the BHP Billiton Plc Articles of Association, requires shareholder approval. Such matters require only the approval of holders of shares of the company proposing to take the relevant action, unless the Board of Directors decide that such action should be treated as a Joint Electorate Action or a Class Rights Action; and

•	Procedural resolutions, when considered at a shareholders’ meeting at which the holder of a Special Voting Share is entitled to vote, may be voted on by the relevant Special Voting Company either in person or by proxy given to the chairman of the meeting, as it (or the chairman) thinks fit.

Matters which will require approval as a Joint Electorate Action are as follows:

•	the appointment, removal or re-election of any Director of BHP Billiton Limited or BHP Billiton Plc;

•	the receipt or adoption of the annual accounts of each company and any accounts prepared on a combined basis;

•	a change of name by BHP Billiton Limited or BHP Billiton Plc;

•	the appointment or removal of the auditors of each company;

•

any proposed acquisition, disposal or other transaction of the kinds referred to in Chapters 10 and 11 of the ASX Listing Rules or Chapters 10 and 11 of the UK Listing Rules which, in any case, is required under applicable laws and regulations to be authorized by shareholders any proposed acceptance of a third party takeover offer by a member of the BHP Billiton Plc group in respect of any BHP Billiton Limited’s shares held by that member;

•	any proposed acceptance of a third-party takeover offer by a member of BHP Billiton Limited in respect of any BHP Billiton Plc shares held by that member;

•	any matter considered at an annual or extraordinary general meeting of either company; and

•	any other matter which the Boards of Directors decide should be approved as a Joint Electorate Action.

Joint Electorate Actions must be submitted to both companies for approval by shareholders voting at separate meetings but acting as a joint electorate. Parallel shareholders’ meetings will be held on the same date or as close together in time as possible. A Joint Electorate Action will be taken to have been approved if it is approved by ordinary or special resolution of the holders of shares of one company and the holder of the Special Voting Share, voting as a single class.

At the BHP Billiton Limited shareholders meeting, voting in respect of Joint Electorate Actions will be on a poll which will, as regards the Special Voting Share, remain open for sufficient time to allow the parallel BHP Billiton Plc shareholders meeting to be held and for the votes attaching to the Special Voting Share to be ascertained and cast on the poll. On the poll, each fully paid share will have one vote, each partly paid share will have a fraction of a vote which is equivalent to the proportion which the amounts bears to the issue price of the share, and provided that the Equalization Ratio is 1:1, the BHP Billiton Limited Special Voting Company will have the same number of votes as were validly cast for and against on the equivalent resolution at the parallel BHP Billiton Plc shareholders meeting. Through this mechanism, the votes of the shareholders at the BHP Billiton Plc meeting will be reflected at the BHP Billiton Limited meeting by the Special Voting Company casting the votes on the Special Voting Share precisely to reflect voting at the parallel BHP Billiton Plc shareholders meeting. Voting at the BHP Billiton Plc shareholders meeting with respect to Joint Electorate Actions will be conducted in the same manner as voting at the BHP Billiton Limited shareholders meeting is conducted with respect to Joint Electorate Actions.

Class Rights Actions are normally those matters on which shareholders of each company may have divergent interests and which require the approval of the holders of shares of the company not proposing to take the action and, in some cases, the approval of the holders of shares of the company proposing to take the action. Matters which require approval as a Class Rights Action include:

•	the voluntary liquidation of either company;

•	certain amendments to the terms of, or termination of, the Sharing Agreement, the Special Voting Shares Deed, either of the Deed Poll Guarantees;

•	amendment, removal or alteration of the effect of (including the ratification of any breach of) any existing provision in the BHP Billiton Limited Constitution or the BHP Billiton Plc Articles of Association;

•	any action by one company in respect of which a matching action is not taken by the other, and in respect of which the Boards of Directors agree that an adjustment to the Equalization Ratio would not provide an adequate or appropriate adjustment;

•	a change of the corporate status of BHP Billiton Limited from a public company limited by shares registered under the Corporations Act with its primary listing on the ASX or of BHP Billiton Plc from a public listed company incorporated in England and Wales with its primary listing on the LSE; and

•	any actions or matters which the Boards of Directors agree should be treated as a Class Rights Action.

If a particular matter falls both within the list of matters which constitute Joint Electorate Actions and the list of matters which constitute Class Rights Actions, such matter will be treated as a Class Rights Action.

Where a Class Rights Action that benefits the shareholders of one company is proposed, and such company is not, under applicable law and regulations or under its corporate constitution or memorandum and articles of association, required to seek approval of its shareholders, it need not convene a meeting of its shareholders, but can only undertake the action if the holder of the Special Voting Share in the company gives its written consent to the proposed action. The holder of the Special Voting Share will only give its written consent if the shareholders of the other company have passed a resolution by the requisite majority approving the action. Otherwise, the holder of the Special Voting Share must refuse to provide its consent.

At a BHP Billiton Limited shareholders’ meeting, voting in respect of Class Rights Actions will be on a poll with each fully paid share having one vote and each partly paid share having a fraction of a vote which is equivalent to the proportion which the amounts bears to the issue price of the share. BHP Billiton Limited Special Voting Company will not vote unless the proposed action to which the resolution relates is required to be approved by an equivalent resolution at a BHP Billiton Plc shareholders meeting and the proposed action has not been approved at the parallel BHP Billiton Plc shareholders meeting. In any such case, the Special Voting Company will vote to defeat the resolution at the BHP Billiton Limited shareholders meeting and the Special Voting Share will carry sufficient votes to effect such defeat. Voting at the BHP Billiton Plc shareholders meeting with respect to Class Rights Actions will be conducted in the same manner as voting at the BHP Billiton Limited shareholders meeting is conducted with respect to Class Rights Actions.

Matching Actions

In the case where an action by either BHP Billiton Limited or BHP Billiton Plc is proposed such that the ratio of the economic returns or voting rights in relation to Joint Electorate Actions of a BHP Billiton Limited share relative to a BHP Billiton Plc share would no longer be in proportion to the then existing Equalization Ratio or which would benefit the holders of shares in one company relative to the holders of shares in the other company, then either a matching action shall be undertaken by such other company unless the Boards of Directors determine that it is not appropriate or practicable or if no matching action is to be undertaken, an appropriate adjustment to the Equalization Ratio shall be made, in order to ensure that there is equitable treatment as regards the holder of one BHP Billiton Limited share and the holder of one BHP Billiton Plc share. However, if the Boards of Directors determine that it is not appropriate or practicable to undertake either a matching action or adjust the Equalization Ratio in relation to an action, then the action may be undertaken after it has been approved as a Class Rights Action. In any event, no matching action is required for:

•	any action which would not result in the ratio of the economic returns on, or the voting rights in relation to Joint Electorate Actions of, a holder of shares in one company to a holder of shares in the other company not being the same as the then prevailing Equalization Ratio, or which would not benefit the holders of shares in one company relative to the holders of shares in the other company;

•	the issue of securities or the granting of rights over securities by either company pursuant to an employee share scheme;

•	an issue of any securities in either company other than an offer by way of rights; or

•	a buy-back, repurchase or redemption of any shares, including a share cancellation in connection with a reduction of capital, on market in compliance with the rules of the relevant stock exchange and listing rules, at or below market value or pursuant to a general offer to shareholders in both companies which, applying the Equalization Ratio, is made on equivalent terms.

In addition, there is no requirement for a matching action, an adjustment to the Equalization Ratio or approval as a Class Rights Action where an action is taken in circumstances where the Boards of Directors consider that the effect of such action upon the holder of a share in one company relative to its effect on the holder of a share in the other company is not material. For this purpose, an effect is taken to be “not material” if:

•

the costs to the companies of taking a matching action or seeking approval as a Class Rights Action would be, in the opinion of the Boards of Directors, disproportionate to the effect of such action upon the holders of shares in the company for whose benefit a matching action would otherwise, in the absence of an adjustment to the Equalization Ratio or approval as a Class Rights Action, be required; and

•	the adjustment that would be required to be made to the Equalization Ratio would result in an adjustment to the relevant element of the Equalization Ratio of less than 0.1%.

However, in considering the application of the DLC equalization principles to any subsequent actions, the Boards of Directors will take into account the effect of all prior unadjusted actions in deciding whether a matching action, an adjustment to the Equalization Ratio or approval as a Class Rights Action is appropriate.

In relation to any action, when calculating any economic return to the holders of shares in either company, any tax payable by or on behalf of or tax benefit arising to, such holders will be disregarded. The Boards of Directors are not required to take into account fluctuations in exchange rates or in the market value of any securities or any other changes in circumstances arising after the date on which they make a determination as to the form and value of any matching action or the calculation of any adjustment to the Equalization Ratio.

Cross Guarantees

Each of BHP Billiton Limited and BHP Billiton Plc has executed a Deed Poll Guarantee, pursuant to which creditors entitled to the benefit of the Deed Poll Guarantees will, to the extent possible, be placed in the same position as if the relevant debts were owed by both BHP Billiton Limited and BHP Billiton Plc combined. Each of BHP Billiton Limited and BHP Billiton Plc will in respect of obligations subject to its Deed Poll Guarantee, unconditionally and irrevocably guarantee those obligations to creditors of the other company, subject to certain exceptions, and will undertake to each of them that, if for any reason the obligation is not met on its due date, such company will pay the amount due and unpaid to the creditor upon written demand by the creditor. A demand may not be made under the guarantee without a demand first having been made on the other company or the relevant principal debtor and/or, if such recourse is required under the terms of the relevant obligation, to any other person. BHP Billiton Limited and BHP Billiton Plc may at any time agree to exclude obligations of a particular type or a particular obligation or obligations, incurred after a future time from the scope of a Deed Poll Guarantee. The Deed Poll Guarantees may be terminated at any time after the Sharing Agreement is terminated or by agreement of the parties.

Takeover Provisions

Amendments have been made to the BHP Billiton Limited Constitution and the BHP Billiton Plc Articles of Association to ensure that a person cannot gain control of one company without having made an equivalent offer to the shareholders of both companies on equivalent terms. Sanctions for breach of these provisions would include withholding of dividends, voting restrictions and the compulsory divestment of shares to the extent a shareholder and its associates exceed the relevant threshold.

BHP Billiton Limited and BHP Billiton Plc, as separate listed companies, will remain subject to the takeovers laws and rules in Australia and the United Kingdom respectively, subject to modifications to those laws in Australia and provisions in the two companies’ corporate constitutions, which are intended to have the effect of:

•	recognizing the substantive effect of the DLC, that the two companies should be regarded as a single combined group;

•	allowing the two regulatory systems to work together harmoniously and sensibly;

•	respecting the acquisition limits of 20% and 30% under Australian takeovers law and the United Kingdom takeovers rules respectively; and

•	avoiding any unintended impediment to any takeover of the combined group.

It is expected that under Australian takeovers law, as modified, and under the BHP Billiton Limited Constitution there will be a limit which prevents a person and its associates from exceeding a voting power threshold of 20% in relation to BHP Billiton Limited on a “stand alone” basis as if there were no Special Voting Share and only counting BHP Billiton Limited’s ordinary shares and there will be a separate limit which prevents a person and its associates from exceeding a voting power threshold of 20% in relation to BHP Billiton Plc, calculated having regard to all the voting power on a joint electorate basis.

Under the BHP Billiton Plc Articles of Association there is a limit that prevents a person and its concert parties from exceeding a voting power threshold of 30% in relation to BHP Billiton Plc on a “stand alone” basis as if there were no Special Voting Share and only counting BHP Billiton Plc’s ordinary shares. There will also be a separate limit which prevents a person and its associates from exceeding a voting power threshold of 20% in relation to BHP Billiton Plc, calculated having regard to all the voting power on a joint electorate basis. Under the United Kingdom City Code a compulsory offer will be required where a person and persons acting in concert with it acquires 30% of the voting rights of a company will apply to the voting rights of BHP Billiton Plc on the joint electorate basis.

The principal requirement for exceeding a limit is for all shareholders in both companies to be treated in an equivalent manner and sanctions may be imposed for breaches of these provisions. The BHP Billiton Limited Constitution has been amended to provide in effect that a person may only exceed any of these limits if an equivalent opportunity is provided to both BHP Billiton Limited shareholders and BHP Billiton Plc shareholders. In summary, this would require:

•	an equivalent procedure for the shares of both companies, such as an off market takeover offer;

•	that each procedure comply with the takeover laws and rules in Australia as regards the offer for the BHP Billiton Limited shares and in the United Kingdom as regards the offer for the BHP Billiton Plc shares; and

•	equivalent consideration, terms, information and time to consider being offered to the two groups of shareholders, both in relation to an initial offer and any increases or extensions.

With equivalent treatment in terms of the opportunities afforded to each group of shareholders, each group of shareholders will make its own decision as to whether the relevant offer is to be accepted. It is possible that one offer will become unconditional because the minimum acceptance condition is satisfied but that the other offer does not become unconditional because the equivalent minimum acceptance condition is not satisfied. Under the BHP Billiton Limited Constitution and the BHP Billiton Plc Articles of Association, if a person breaches a shareholding limit without providing equivalent opportunities to both groups of shareholders, then each company has the power to deny voting and dividend rights in respect of that number of shares which results in the threshold being exceeded, and powers to dispose of that same number of shares. The powers only extend to that number of shares which exceed the threshold.

Bonus Issue

Under the terms of the DLC Implementation Agreement one existing BHP Billiton Plc share had an economic interest equivalent to 0.4842 existing BHP Billiton Limited shares. In order to ensure that the economic and voting interest of each BHP Billiton Limited and BHP Billiton Plc share was equivalent following implementation of the DLC, there was a bonus issue to BHP Billiton Limited shareholders at a ratio of 1.0651 additional BHP Billiton Limited shares for each existing share held. The bonus share issue was effective July 5, 2001.

PRINCIPAL SHAREHOLDERS

BHP Billiton Limited

The following table sets forth, at February 28, 2003, June 30, 2002, 2001 and 2000, the holdings of Directors and executive officers of BHP Billiton Limited, as a group, of BHP Billiton Limited’s voting securities. No person beneficially owned more than 5% of BHP Billiton Limited’s voting securities at February 28, 2003.

BHP Billiton Limited is not directly or indirectly controlled by another corporation or by any government. Other than as described in “DLC Structure”, no major shareholder possesses voting rights that differ from those attaching to all of BHP Billiton Limited’s voting securities.

				Percent of Class(a) at
Title of Class	Identity of Person or Group	Number Owned		February 28, 2003	June 30,
					2002	2001	2000
Ordinary Shares	Directors and executive officers as a group	811,691	(b)(c)	0.02%	0.05%	0.03%	0.02%

(a)	Represents percentage of fully-paid shares, adjusted for the bonus issue effective July 5, 2001, unless otherwise stated.
(b)	Excludes shares held non-beneficially and fully paid ordinary bonus shares issued effective July 5, 2001 as a result of partly paid shareholdings.
(c)	Excludes 170,000 partly-paid shares paid to $1.36 (previously $0.01, adjusted as a result of the OneSteel Interim Call in October 2000 and the BHP Steel Demerger Interim Call in July 2002) issued to Executive Directors and executive officers, and remaining partly-paid under BHP Billiton Limited’s Executive Share Scheme. This represents 0.0045% of total paid-up share capital at February 28, 2003.

At February 28, 2003, there were 1,851 registered holders of BHP Billiton Limited’s voting securities in the United States, holding a total of 3,987,514 shares in BHP Billiton Limited or 0.11% of the outstanding shares. In addition, at February 28, 2003, there were 1,124 registered holders of BHP Billiton Limited’s ADRs in the United States, holding a total of 69,478,272 shares in BHP Billiton Limited, or 1.85% of the outstanding shares.

BHP Billiton Plc

The following table sets forth, at February 28, 2003, June 30, 2002, 2001 and 2000, the holdings of each person known to us to be the beneficial owner of more than 3% of BHP Billiton Plc’s voting securities, and the holdings of Directors and executive officers of BHP Billiton Plc, as a group, of BHP Billiton Plc’s voting securities.

BHP Billiton Plc is not directly or indirectly controlled by another corporation or by any government. Other than as described in “DLC Structure”, no major shareholder possesses voting rights that differ from those attaching to all of BHP Billiton Plc’s voting securities.

				Percent of Class at
Title of Class	Identity of Person or Group	Number Owned		February 28, 2003	June 30,
					2002	2001	2000
Ordinary Shares	Old Mutual Plc	94,828,044		3.84%	3.98%	N/A	N/A
Ordinary Shares	Franklin & General Investment Management Ltd	77,368,390	*	3.13%	3.13%	2.98%	2.98%
Ordinary Shares	Legal & General Investment Management Ltd	75,230,880	*	3.05%	3.05%	2.81%	2.71%
Ordinary Shares	Directors and executive officers as a group	2,867,060		0.15%	0.09%	0.04%	0.03%

*	Notifications of the number of shares held received prior to the bonus issue in July 2002 have been amended to reflect the additional bonus shares received.

As a result of the spin-off of BHP Steel, BHP Billiton Limited shareholders acquired one BHP Steel Limited share for every five shares held in BHP Billiton Limited. Holders of ordinary shares in BHP Billiton Plc received a bonus issue of one new BHP Billiton Plc share for each 15.5648 BHP Billiton Plc shares held. Shares were issued on July 22, 2002 to holders of BHP Billiton Plc shares on the register at July 19, 2002 (except for shareholders registered in the South African section of the register, where the bonus shares were issued on July 29, 2002 to holders on the register at July 26, 2002).

At February 28, 2003, there were 47 registered holders of BHP Billiton Plc’s ADRs in the United States, holding a total of 39,372,921 shares in BHP Billiton Plc, or 1.59% of the outstanding shares.

Nature of Trading Market

The principal trading market for BHP Billiton Limited’s ordinary shares is the Australian Stock Exchange Ltd. BHP Billiton Limited ordinary shares are also listed on stock exchanges in the United Kingdom (London), Germany (Frankfurt), New Zealand (Wellington), Switzerland (Zurich), and in the form of American Depositary Shares (ADSs) in the United States (New York). ADSs evidenced by American Depositary Receipts (ADRs), for which JPMorgan Chase Bank is the Depositary, have been listed for trading on the New York Stock Exchange, Inc since May 28, 1987. Each ADS represents the right to receive two ordinary shares.

The principal trading market for BHP Billiton Plc’s ordinary shares is the London Stock Exchange Plc. BHP Billiton Plc ordinary shares are also listed on stock exchanges in South Africa (Johannesburg) and France (Paris). BHP Billiton Plc’s ADRs trade on the over-the-counter market, for which JPMorgan Chase Bank is the Depositary. Each ADS represents the right to receive two ordinary shares.

RELATED PARTY TRANSACTIONS

The BHP Billiton Group is a group of more than 500 subsidiaries. The BHP Billiton Group operates around the world. A list of the major entities, together with their place of incorporation and percentage ownership is listed in note 1 to the BHP Billiton Group Annual Financial Statements. Refer “BHP Billiton Group Annual Financial Statements—Notes to financial statements—1”. Related party transactions are outlined in note 31 to the BHP Billiton Group Annual Financial Statements. Refer “BHP Billiton Group Annual Financial Statements—Notes to the financial statements—31”.

DESCRIPTION OF NOTES AND GUARANTEES

This prospectus relates to guaranteed notes issued by the issuer. As required by federal law of the United States for all bonds and notes of companies that are publicly offered, the notes are governed by a document called an indenture. The indenture relating to the notes is a contract among, the issuer, the guarantors and Citibank, N.A., as trustee.

General

Citibank, N.A., located at 111 Wall Street, New York, New York 10043, acts as the trustee under the indenture. The trustee has two principal functions:

•	First, it can and, at the direction of a majority of the holders, shall enforce your rights against the issuer or the guarantors if the issuer defaults on the notes or any guarantor defaults on a guarantee. However, there are some limitations on the extent to which the trustee may act on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” below; and

•	Second, the trustee performs administrative functions on behalf of the issuer, such as sending you interest payments, transferring your notes to a new buyer if you sell and sending you notices.

Both BHP Billiton Plc and BHP Billiton Limited act as the guarantors of the notes issued under the indenture. The guarantees are described under “Guarantees” below.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the notes and the guarantees are governed by New York law. A copy of the form of indenture is filed with the SEC as an exhibit to the prospectus. See the section entitled “Where You Can Find More Information” for information on how to obtain a copy.

Because this section is a summary, it does not describe every aspect of the notes or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus those sections or defined terms are incorporated by reference here.

Principal and Interest

The notes will mature on             . The notes will bear interest from             , and will be payable semi-annually in arrears on each              and             , commencing             , at the rate of     % per year, to the holders in whose names the notes are registered at the close of business on the              or              immediately preceding the related interest payment date. The principal and interest payments will be in US dollars. The indenture provides that Securities, as defined in the indenture, may be issued thereunder from time to time in one or more series without limitation as to aggregate principal amount. (Section 301). The issuer therefore reserves the right, from time to time without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Stated Maturity and Maturity

The day on which the principal amount of the notes is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal. The terms “stated maturity” and “maturity” refer to the dates when interest payments become due. For example, reference to a regular interest payment date when an installment of interest is scheduled to become due is the “stated maturity” of that installment. When reference is made to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, it refers to the stated maturity or maturity, as the case may be, of the principal. The notes are subject to defeasance as described below under “Defeasance and Covenant Defeasance”.

The issuer will pay interest on the notes on the interest payment dates stated above, and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date on the notes on the basis of a 360-day year of 12 30-day months.

How the Notes Rank Against Other Debt

The notes will not be secured by any of the issuer’s or the guarantors’ property or assets. Thus, by owning these notes, holders are one of the issuer’s unsecured creditors. These notes will not be subordinated or senior to any of the issuer’s other unsecured unsubordinated debt obligations. The guarantees will be unsecured obligations of each of BHP Billiton Limited and BHP Billiton Plc and will rank equally as to payment with all their other unsecured and unsubordinated debt, except debt given preference by law. These guarantees will not be subordinated or senior to any of the guarantor’s other unsecured unsubordinated debt obligations. This means that, in a bankruptcy or liquidation proceeding against the issuer or the guarantors, the issuer’s obligations under these notes and the guarantors’ obligation under the guarantees would rank equally in right of payment with all of the issuer’s and the guarantors’ other unsecured and unsubordinated debt, respectively, except debt given preference by law.

Since most of the guarantors’ operations are conducted by their subsidiaries, they are largely dependent on cash from their subsidiaries for the payment of principal and interest, and additional amounts, if any, pursuant to the guarantee. You should note that there are no limitations on subsidiary companies taking on additional debt other than any limitations that may exist in the subsidiary’s own financing arrangements.

Guarantees

BHP Billiton Limited and BHP Billiton Plc will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the notes, including any additional amounts which may be payable in respect of the notes, as described under “Payment of Additional Amounts”. BHP Billiton Limited and BHP Billiton Plc guarantee the payment of such amounts when such amounts become due and payable, whether on an interest payment date, at the stated maturity of the notes, by declaration or acceleration, call for redemption or otherwise. Each of BHP Billiton Plc and BHP Billiton Limited is individually obligated to pay such amounts.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold notes in accounts at banks or brokers will generally not be recognized by the issuer and the guarantors as legal holders of notes. This is called holding in street name. Instead, the issuer and the guarantors would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required. If you are considering holding notes in street name, you should check with your own institution to find out:

•	how it will handle note payments and notices;

•	whether it will impose fees or charges;

•	how it will handle voting if it were ever required;

•	whether and how you can instruct it to send your notes, registered in your own name so you can be a direct holder as described below; and

•	how it will pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

The issuer’s obligations, the guarantors’ obligations, as well as the obligations of the trustee and those of any third parties employed by the issuer, the guarantors or the trustee, run only to persons who are registered as holders of notes. As noted above, the issuer and the guarantors do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold notes in that manner or because the notes are issued in the form of global notes as described below. For example, once the issuer or the guarantors make payment to the registered holder, it has or they have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Notes

What are Global Notes? Global notes are a special type of indirectly held notes, as described above under “Street Name and Other Indirect Holders”. The ultimate beneficial owners of global notes can only be indirect holders.

The issuer and the guarantors require that the global notes be registered in the name of a financial institution they select. In addition, the issuer and the guarantors require that the notes included in the global notes not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global notes is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Notes.     As an indirect holder, an investor’s rights relating to global notes will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. Neither the issuer nor the guarantors recognize this type of investor as a holder of notes and instead deal only with the depositary that holds global notes. The notes offered by this prospectus will only be issued in the form of global notes except in special circumstances described below.

If you are an investor in global notes, you should be aware that:

•	You cannot get notes registered in your own name.

•	You cannot receive physical certificates for your interest in the notes.

•	You will be a street name holder and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes, as explained earlier under “Legal Ownership—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their notes in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global notes. The issuer, guarantors and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in global notes. The issuer, guarantors and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in global notes be purchased or sold within its system using same-day funds.

Special Situations When Global Notes Will Be Terminated.    In a few special situations described later, global notes will terminate and interests in them will be exchanged for physical certificates representing notes. After that exchange, the choice of whether to hold notes directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in notes transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the notes have been previously described in the subsections entitled “Legal Ownership—Street Name and Other Indirect Holders” and “Legal Ownership—Direct Holders”.

The special situations for termination of global notes are:

•	When the depositary notifies the issuer or the guarantors that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the notes has occurred and has not been cured. Defaults are discussed below under “Default and Related Matters—Events of Default”.

When global notes terminate, the depositary (and not the issuer, the guarantors or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 206 and 305)

In the remainder of this description “you” means direct holders and not street name or other indirect holders of notes. Indirect holders should read the subsection entitled “Street Name and Other Indirect Holders”.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the notes under normal circumstances, such as how you transfer ownership and where the issuer makes payments.

•	Your rights under several special situations, such as if the issuer or the guarantors merge with another company, if the issuer or the guarantors want to change a term of the notes or if the issuer or the guarantors want to redeem the notes for tax reasons.

•	Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indenture that restrict the issuer’s and the guarantors’ ability to incur liens.

•	Your rights if the issuer defaults in respect of its obligations under the notes or experiences other financial difficulties.

•	Your rights if the guarantors default in respect of their obligations under the guarantees or experience other financial difficulties.

•	The issuer’s and the guarantors’ relationship with the trustee.

Additional Mechanics

Exchange and Transfer

The notes will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000.

You may have your notes broken into more notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. (Section 305). This is called an exchange.

You may exchange or transfer your notes at the office of the trustee. The trustee acts as the issuer’s and the guarantors’ agent for registering notes in the names of holders and transferring the notes. The issuer or the guarantors may change this appointment to another entity or perform the service themselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the notes. (Section 305)

For so long as any notes are listed on the Luxembourg Stock Exchange and in accordance with the rules and regulations of the Luxembourg Stock Exchange, a holder may transfer or exchange certificated note or replace any lost, stolen, mutilated or destroyed certificated note for a new certificated note upon surrender, at the office of the Luxembourg paying and transfer agent, of the certificated note to be transferred, together with a form of transfer duly completed and executed and any other evidence that the Luxembourg paying and transfer agent may reasonably require; provided that all transfers, exchanges and replacements must be effected in accordance with the indenture. In the case of a transfer of part only of a certificated note, a new certificated note will be issued to the transferee in respect of the part transferred and a further new certificated note in respect of the balance of the original certificated note not transferred will be issued to the transferor. Each new certificated note to be issued pursuant to these provisions will be available for delivery within three business days of receipt, by the Luxembourg paying and transfer agent at its office, of the certificated note to be transferred, the form of transfer and any other required evidence.

You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered note will only be made if the security registrar is satisfied with your proof of ownership.

The issuer or the guarantors may cancel the designation of any particular transfer agent. The issuer or the guarantors may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the issuer redeems less than all of the notes, it may block the transfer or exchange of notes during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day the issuer mails the notice of redemption and ends on the day of that mailing. The issuer may also refuse to register transfers or exchanges of notes selected for redemption. However, it will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed. (Section 305)

Payment and Paying Agents

The issuer will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the note on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date. (Section 307)

The issuer will pay interest, principal and any other money due on your notes at the corporate trust office of the trustee in New York City. That office is currently located at 111 Wall Street, 14th Floor Zone 3, New York NY, 10043. You must make arrangements to have your payments picked up at or wired from that office. The issuer may also choose to pay interest by mailing checks. If, and so long as, the notes are listed on the Luxembourg Stock Exchange, and the rules of such stock exchange so require, the issuer will be required to maintain a paying and transfer agent in the Grand Duchy of Luxembourg (which initially will be the office of Dexia Banque Internationale à Luxembourg, currently located at 69, Route d’Esch, L-2953 Luxembourg).

Interest on global notes will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling notes must work out between them how to compensate for the fact that the issuer will pay all the interest for an interest period to, in the case of registered notes, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the notes to prorate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We recommend that street name and other indirect holders consult their banks or brokers for information on how they will receive payments.

The issuer or the guarantors may also arrange for additional payment offices, and may cancel or change these offices, including the issuer’s or the guarantors’ use of the trustee’s corporate trust office. These offices are called paying agents. Citibank, N.A., located at 111 Wall Street, 14th Floor Zone 3, New York, NY 10043 acts as paying agent. The issuer or the guarantors may also choose to act as their own paying agent. The issuer or the guarantors must notify you of changes in the paying agents for any particular series of notes. (Section 1002)

Notices

The issuer, the guarantors and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106). For so long as any notes are listed on the Luxembourg Stock Exchange and in accordance with the rules and regulations of the Luxembourg Stock Exchange, the issuer, the guarantors and/or the trustee will publish all notices to holders in a newspaper with general circulation in Luxembourg, which is expected to be the Luxembourg Wort.

Regardless of who acts as paying agent, all money that the issuer pays to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to the issuer. After that two-year period, you may look only to the issuer for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

The issuer and the guarantors are generally permitted to consolidate or merge with another company or firm. The issuer and the guarantors are also permitted to sell or lease substantially all of their assets to another firm or to buy or lease substantially all of the assets of another firm. However, neither the issuer nor the guarantors may take any of these actions unless all the following conditions are met:

•	Where the issuer merger out of existence or sells or leases all its assets, the other entity must be duly organized and validly existing under the laws of Australia, any State thereof, the United Kingdom, the United States, any State thereof, or the District of Colombia or The Netherlands.

•	Where BHP Billiton Plc or BHP Billiton Limited merges out of existence or sells or leases all its assets, the other entity must be duly organized and validly existing under the laws of the applicable jurisdiction. If such other entity is organized under the laws of a jurisdiction other than Australia, any State thereof, the United Kingdom, The Netherlands, the United States, any State thereof, or the District of Colombia, it must indemnify you against any governmental charge or other cost resulting from the transaction.

•	If the issuer, BHP Billiton Plc or BHP Billiton Limited merges out of existence or sells or leases substantially all of its assets, the other entity must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture applicable to the entity that merged or transferred its assets.

•	Neither the issuer, BHP Billiton Plc nor BHP Billiton Limited may be in default on the notes or guarantees immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	The issuer, BHP Billiton Plc or BHP Billiton Limited, as the case may be, must deliver certain certificates and other documents to the trustee.

It is possible that a merger or other similar transaction could be treated for US federal income tax purposes as a taxable exchange by the note holders of notes for new securities, which could result in note holders recognizing taxable gain or loss for US federal income tax purposes. A merger or other similar transaction could also have adverse tax consequences to holders under other tax laws to which the holders are subject.

Modification and Waiver

There are three types of changes we can make to the indenture and the notes.

Changes Requiring Your Approval.    First, there are changes that cannot be made to your notes without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a note;

•	reduce any amounts due on a note;

•	change any of the issuer’s or the guarantors’ obligations to pay additional amounts described later under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults; and

•	modify or affect, in any manner adverse to you, the obligations of the issuer or the guarantors in respect of the payment of principal, premium, if any, and interest, if any. (Section 902)

Changes Requiring a Majority Vote.    The second type of change to the indentures and the notes is the kind that requires a vote in favor by holders of notes owning a majority of the principal amount. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the notes in any material respect. The same vote would be required for the issuer or the guarantors to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, the issuer or the guarantors cannot obtain a waiver of a payment default or any other aspect of the indentures or the notes listed in the first category described previously under “Changes Requiring Your Approval” unless they obtain your individual consent to the waiver. (Section 513)

Changes not Requiring Approval.    The third type of change does not require any vote by holders of notes. This type is limited to clarifications and other changes that would not adversely affect holders of the notes in any material respect. (Section 901)

Further Details Concerning Voting.    When taking a vote, the issuer and the guarantors will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, the issuer and the guarantors will use the principal amount that would be due and payable on the voting date if the maturity of the notes were accelerated to that date because of a default.

•	Notes will not be considered outstanding, and therefore not eligible to vote, if the issuer or the guarantors have deposited or set aside in trust for you money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described later under “Restrictive Covenants—Defeasance and Discharge”. (Section 101)

•	The issuer and the guarantors will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If the issuer, the guarantors or the trustee set a record date for a vote or other action to be taken by holders of notes, that vote or action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or another period that the issuer or the guarantors may specify (or as the trustee may specify, if it set the record date). The issuer and the guarantors may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

We recommend that street name and other indirect holders consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

Optional Tax Redemption

Your notes may be redeemed in whole but not in part, in the three situations described below. The redemption price for the notes will be equal to the principal amount of the notes being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. Furthermore, you must receive between 30 and 60 days notice before your notes are redeemed.

The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, the issuer or any guarantor determines that it or they would be required to pay additional amounts as described later under “Payment of Additional Amounts”.

This applies only in the case of changes, executions or amendments that occur in the jurisdiction where the issuer, BHP Billiton Plc or BHP Billiton Limited are incorporated. If the issuer, BHP Billiton Plc or BHP Billiton Limited, as the case may be, has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and effective as of the date the entity became a successor.

The issuer will not have the option to redeem in this case if the issuer or the relevant guarantor as the case may be, could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to them.

The second situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, the guarantors determine that they would have to deduct or withhold tax on any payment made to the issuer to enable it to make a payment of principal or interest on a note.

This applies only in the case of changes, executions or amendments that occur in the jurisdictions where the issuer, BHP Billiton Plc and BHP Billiton Limited are incorporated. If the issuer, BHP Billiton Plc or BHP Billiton Limited, as the case may be, has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

The issuer will not have the option to redeem in this case if the issuer or the relevant guarantor as the case may be, could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to them.

The third situation is where, following a merger, consolidation or sale or lease of the issuer’s or either guarantor’s assets to a person that assumes or, if applicable, guarantees the issuer’s obligations on the notes or the respective guarantor’s obligations on the guarantees, that person would be required to pay additional amounts as described later under “Payment of Additional Amounts”.

The issuer or the other person will have the option to redeem the notes in this situation even if additional amounts became payable immediately upon completion of the merger or sale transaction, including in connection with an internal corporate reorganization. Neither the issuer nor that person have any obligation under the indenture to seek to avoid the obligation to pay additional amounts in this situation.

The issuer or the guarantors shall deliver to the trustee an Officer’s Certificate to the effect that the circumstances required for redemption exist. (Sections 1104 and 1108)

Payment of Additional Amounts

All payments of principal, premium, if any, and interest in respect of the notes or the guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by or within a relevant taxing jurisdiction unless that withholding or deduction is required by law. A relevant taxing jurisdiction is any jurisdiction under the laws of which the issuer, BHP Billiton Plc or BHP Billiton Limited, as the case may be, or any successor entity, are or is organized (or any political subdivision or taxing authority of, or in, that jurisdiction having power to tax).

The indenture provides that if withholding or deduction is required by law, then the issuer or the guarantors, as the case may be, must pay to the holder of any note additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that note after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of a relevant taxing jurisdiction, will not be less than the amount then due and payable on that note. However, the indenture also provides that the issuer or the guarantors, as the case may be, will not be required to make any payment of additional amounts in any of the following circumstances:

•	The underlying tax, assessment duty or other governmental charge:

•	is imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction. These connections include where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•	is for a tax or charge imposed due to the presentation of a note, if presentation is required, for payment on a date more than 30 days after the note became due or after the payment was provided for.

•	is normally payable in a manner that does not involve withholding or is a collection mechanism for such a tax.

•	is imposed or withheld because the holder or beneficial owner failed to comply with any of the issuer’s or the guarantors’ requests for the following that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any information requirements.

•	in the case of a payment made by BHP Billiton Finance under a note or by BHP Billiton Limited under its guarantee, results from the security being presented for payment in Australia unless presentation could not have been made elsewhere.

•	in the case of a payment made by BHP Billiton Plc under its guarantee, results from the security being presented for payment in the United Kingdom unless presentment could not have been made elsewhere.

•	The underlying withholding or deduction is required to be made pursuant to any European Union directive on the taxation of savings implementing the conclusions of ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such a directive.

•	The payment of additional amounts is for any withholding or deduction required to be made with respect to a note presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union.

•	The holder of a note is the issuer’s “associate” (as that term is defined in the Australian tax legislation (the Australian Tax Act)) and, as a result, the Australian Tax Act requires withholding tax to be paid on interest or amounts in the nature of interest payable on the note.

•	A determination is made under the Australian Tax Act that withholding tax is payable because the holder has participated in a scheme to avoid withholding tax provided that neither the issuer nor the guarantors participated in the scheme.

•	The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any note, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes in the case of a fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to additional amounts had it been the holder of such note.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to the issuer, BHP Billiton Limited or BHP Billiton Plc is incorporated. Additional amounts may also be payable in the event of certain consolidations, mergers, sales of assets or assumptions of obligations. For more information see “Optional Tax Redemption” on page 196.

Restrictive Covenants

Restrictions on Liens

Some of the issuer’s or the guarantors’ property may be subject to a mortgage or other legal mechanism that gives the issuer’s and the guarantors’ lenders preferential rights in that property over other lenders, including you and the other direct holders of the notes, or over the issuer’s or the guarantors’ general creditors if it or they fail to pay them back. These preferential rights are called liens. The issuer and the guarantors promise that they will not become obligated on any new debt for borrowed money that is secured by a lien on any of their properties, unless they grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the notes.

Neither the issuer nor the guarantors need to comply with this restriction if the amount of all debt that would be secured by liens on the issuer’s or the guarantors’ properties, excluding the debt secured by the liens that are listed below, is less than 10% of BHP Billiton Group’s net tangible assets. Net tangible assets is defined in the indenture as all of BHP Billiton Group’s assets, except goodwill, trademarks, patents, trade names and all other intangible assets, less all BHP Billiton Group’s current liabilities, all as shown in the most recent financial statements of BHP Billiton Plc, which are the consolidated accounts of the BHP Billiton Group. (Sections 101 and 1007). At the date of this prospectus, a substantial portion of the consolidated assets of the guarantors is held by their subsidiaries and thus would not be subject to this restriction on liens.

This restriction on liens applies only to liens for borrowed money. In addition, this restriction on liens also does not apply to debt secured by a number of different types of liens. These types of liens include the following:

•	any lien existing on or before the date of the issuance of the notes;

•	liens for taxes, assessments, government charges or claims which are being contested in good faith by appropriate means promptly instituted and diligently conducted;

•	liens created or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

•	any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

•	any lien arising by operation of law or imposed by a court or tribunal;

•	liens arising in cash management arrangements, any rights of banks to net or set-off deposits against debts owed to said bank, other normal banking transactions or in the ordinary course of business of letter of credit transactions and liens against collateral posted against obligations under exchange-traded forward sale contracts entered into in the ordinary course of business;

•	liens on the assets of any entity existing at the time such assets are acquired by the issuer or the guarantors, whether by merger, consolidation, purchase of assets or otherwise; provided that such liens

•	are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the issuer or the guarantors; and

•	do not extend to any other property of the issuer, BHP Billiton Limited or BHP Billiton Plc;

•	liens over or affecting any asset or project established, acquired, developed or expanded where the lien was created to secure the purchase price or the financing of the establishment, acquisition, development, expansion or operation of that asset or project and the principal amount secured by the lien does not exceed the purchase price or financing, including any costs of establishment, acquisition, development, expansion or operation;

•	liens to secure loans provided, supported or subsidized by a governmental agency, export credit agency or a lending organization established by the United Nations, the European Union, the International Monetary Fund or other international treaty organization or created to secure pre-export financing or future flow finance arrangements provided that the financing is entered into to mitigate against political risk, including, without limitation, remittance risk;

•	any lien securing the whole or any part of the issuer’s or the guarantors’ interest in any joint venture or in the form of cross charges over joint venture related assets granted to other joint venturers or the manager of the joint venture to secure obligations owed to any one or more of the other joint venturers or the manager under the joint venture or related agreement;

•	liens created in connection with convertible or exchangeable bonds or notes where the lien is created over the assets into which the convertible or exchangeable bonds or notes may be converted or exchanged and secures only the obligation of the issuer to effect the conversion or exchange of the bonds or notes into such assets;

•	liens over or affecting any goods or documents of title to goods arising in the ordinary course of trade finance incurred in the ordinary course of business;

•	liens in favor of BHP Billiton Limited or BHP Billiton Plc or any of their subsidiaries;

•	purchase money mortgages and purchase money security interests incurred in the normal and ordinary course of our business;

•	liens securing the issuer’s or the guarantors’ obligations under interest rate agreements, currency agreements or commodity hedging agreements (as defined in the indenture);

•	liens arising in the discounting of receivables, to the extent that the value of the assets over which the lien exists does not exceed US$500,000,000 in the aggregate;

•	liens arising pursuant to sale and leaseback transactions;

•	liens encumbering property or assets under construction arising from progress or partial payments by one of the guarantors’ customers relating to such property or assets;

•	liens upon specific items of the issuer’s or the guarantors’ inventory or other goods, and proceeds inventory or other goods, securing the issuer’s or the guarantors’ obligations relating to bankers’ acceptances, issued or created for the issuer’s or the guarantors’ account to facilitate the purchase, shipment or storage of the inventory or other goods;

•	liens securing industrial revenue, development or similar bonds issued by the issuer or the guarantors, or for the issuer’s or the guarantors’ benefit, provided that the industrial revenue, development or similar bonds are non-recourse to the issuer or the guarantors;

•	the sale or other transfer of

•	any minerals in place, or for the future production of minerals, for a specified period of time or in any amount such that, the purchaser will realize from such sale or transfer a specified amount of money or minerals; or

•	any other interest in property that is commonly referred to as a “production payment”;

•	other liens incidental to the conduct of the issuer’s or the guarantors’ business, as the case may be, or the ownership of assets that do not materially detract from the value of the property subject thereto in its use for the issuer’s or the guarantors’ business; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to above, so long as

•	the amount does not exceed the principal amount of the borrowed money secured by the lien which is to be extended, renewed or replaced; and

•	the extension, renewal or replacement lien is limited to all or a part of the same property, including improvements, that secured the lien to be extended, renewed or replaced. (Section 1007)

Definitions:

“Commodity Hedging Agreement” means any commodity derivative, exchange, swap agreement or other similar agreement or arrangement designed to protect the guarantors or any of their subsidiaries against fluctuations in commodity prices.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the guarantors or any of their subsidiaries against fluctuations in currency values.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, to or under which any guarantor or any of their subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter.

“Net Tangible Assets” means all of the assets of the guarantors and their subsidiaries (except goodwill, trademarks, patents, trade names and all other intangible assets) less all current liabilities, all as shown in the most recent consolidated financial statements of the BHP Billiton Plc Group, which are the consolidated accounts of the BHP Billiton Group, prepared on a consolidated basis in accordance with UK GAAP.

You should note that as of December 31, 2002, the BHP Billiton Group had US$558 million of total secured debt.

Restrictions on Sales and Leasebacks

Neither the issuer nor the guarantors will enter into any sale and leaseback transaction involving a property, other than as allowed by this covenant. A sale and leaseback transaction is an arrangement between the issuer or the guarantors and a bank, insurance company or other lender or investor where it or they lease a property that it or they previously owned for more than 270 days and sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

The restriction on sales and leasebacks does not apply to any sale and leaseback transaction between any companies of the BHP Billiton Group. It also does not apply to any lease with a term, including renewals, of three years or less. Further, the indenture does not restrict the ability of any subsidiary (other than the issuer) to enter into sale and leaseback transactions. At the date of this prospectus, a substantial portion of the issuer’s and the guarantors’ consolidated assets are held directly by subsidiaries other than the issuer and so would not be subject to the covenant restricting sale and leaseback transactions.

The covenant allows the issuer or the guarantors to enter into sale and leaseback transactions in two additional situations. First, the issuer or the guarantors may enter into sale and leaseback transactions if it or they could grant a lien on the property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the notes under the restriction on liens described above.

Second, the issuer or the guarantors may enter sales and leaseback transactions if, within one year of the transaction, the issuer or the guarantors, as the case may be, invest an amount equal to at least the net proceeds of the sale of the principal property that the issuer or the guarantors, as the case may be, lease in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any of the issuer’s or the guarantors’ property or used to retire indebtedness for money that it or they borrowed, incurred or assumed that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or which may be extended beyond 12 months from that date at the issuer’s or the guarantors’ option. (Section 1008)

Defeasance and Covenant Defeasance

The following discussion of defeasance and discharge will be applicable to your notes only if the issuer or the guarantors so elect. (Article 13)

Defeasance and Discharge

The issuer or the guarantors can legally release themselves from any payment or other obligations on the notes or the guarantees, as the case may be, except for various obligations described below, if the issuer or the guarantors, in addition to other actions, put in place the following arrangements for you to be repaid:

•	The issuer or the guarantors must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•	The issuer or the guarantors must deliver to the trustee a legal opinion of the issuer’s or the guarantors’ counsel confirming that either (A) there has been a change in United States federal income tax law or (B) the issuer or the guarantors have received from, or there has been published by, the United States Internal Revenue Service a ruling, in each case to the effect that it or they may make the above deposit without causing you to be taxed on the notes any differently than if it or they did not make the deposit and just repaid the notes themselves at maturity.

However, even if the issuer or the guarantors take these actions, a number of their obligations relating to the notes or the guarantees, as the case may be, will remain. These include the following obligations:

•	to register the transfer and exchange of notes;

•	to replace mutilated, destroyed, lost or stolen notes;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

The issuer or the guarantors can be legally released from compliance with certain covenants, including those described under “Restrictive Covenants” and including the related Events of Default if the issuer or the guarantors, as the case may be, take all the steps described above under “Defeasance and Discharge” except that the opinion of counsel does not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default? The term event of default means any of the following:

•	Neither the issuer nor either guarantor pays the principal or any premium on a note and, in the case of technical or administrative difficulties, only if such failure to pay persists for more than three business days.

•	Neither the issuer nor either guarantor pays interest or any additional amounts on a note within 30 days of its due date.

•	The issuer or either guarantor remains in breach of a covenant or any other term of the indenture applicable to the notes and the guarantees for 60 days after the issuer or the guarantors, as the case may be, receive a notice of default stating the issuer or any guarantor is in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of notes.

•	The issuer’s or either guarantors’ other borrowings in principal amount of at least US$100,000,000 are accelerated by reason of a default and steps are taken to obtain repayment of these borrowings, without such acceleration having been rescinded or annulled within a period of 10 days.

•	An order is made or a resolution is passed for the issuer’s or either guarantors’ winding up.

•	Either the issuer or either guarantor stops payment of its debts generally.

•	The issuer or either guarantor enters into or makes any arrangement with its creditors generally including the entering into of some form of moratorium with its creditors generally.

•	A court having jurisdiction in the premises enters a decree or order for relief in respect of the issuer or any guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or a receiver, administrator, trustee or similar officer is appointed over the whole or substantially the whole of the issuer’s or either guarantor’s assets in Australia or the United Kingdom.

•	The issuer or either guarantor is declared insolvent by a competent judicial authority or admit in writing its inability to pay its debts as they fall due.

•	The issuer or either guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, other than a case commenced under an applicable law not pertaining to bankruptcy or insolvency for the purposes of a reorganization where the issuer or the said guarantor, as the case may be, are solvent, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator over the whole or substantially the whole of its or their property in Australia or the United Kingdom, as the case may be, or make any general assignment for the benefit of creditors. (Section 501)

Remedies if an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee may, and at the direction of the holders of 25% in principal amount of the notes, shall declare the entire principal amount of all the notes to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the notes if the issuer or the guarantors have paid the outstanding amounts, other than amounts due because of the acceleration of maturity, and the issuer or the guarantors have satisfied certain other conditions. (Section 502)

Except in cases of default, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603). If indemnity in form and amount satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding notes must make a written request that the trustee take action because of the default, and must offer indemnity in form and amount satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding notes during that period. (Section 507)

However, such limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of or interest on a note on or after the respective due dates. (Section 508)

We recommend that street name and other indirect holders consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

The issuer or the guarantors will furnish to the trustee every year a written statement of certain of the issuer’s or the guarantors’ officers certifying that, to their knowledge, the issuer and the guarantors are in compliance with the indenture and the notes, or else specifying any default. In addition, the issuer shall deliver notice to the trustee if any officer of the issuer or the guarantor has knowledge of any default. (Section 1005)

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the notes offered in this offering, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes offered in this offering in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, those notes.

Regarding the Trustee

Several members of the BHP Billiton Group maintain banking relations with the trustee, or affiliates of the trustee, in the ordinary course of their business.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving default notice or the default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the notes for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and the issuer or the guarantors would be required to appoint a successor trustee.

Governing Law

The indenture is, and the notes and guarantees will be, governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Consent to Service of Process

The indenture provides that the issuer and each guarantor have severally appointed CT Corporation as its authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the notes offered under the indenture brought in any federal or state court in the Borough of Manhattan, The City of New York, New York, and the issuer and each guarantor will irrevocably submit to the non-exclusive jurisdiction of such courts in any such legal action or proceeding.

CLEARANCE AND SETTLEMENT

Notes that BHP Billiton Finance issues may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) in Luxembourg and Euroclear in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for notes BHP Billiton Finance issues in global form will be made in United States dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of notes that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in notes that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or other designated clearance systems.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary.

•	Clearstream, Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its participants. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants, including lending and borrowing of securities. It interfaces with the domestic markets in several countries.

•	Clearstream, Luxembourg participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg participants or that have relationships with participants.

•	As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute.

Euroclear

Euroclear has advised us as follows:

•	Euroclear is operated by the Brussels office of Morgan Guaranty Trust Company of New York, which is known as the Euroclear Operator. The Euroclear Operator is under contract with Euroclear Clearance Systems, S.C., which is a Belgian cooperative corporation.

•	Euroclear holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its participants. This eliminates the need for physical movement of certificates.

•	Euroclear provides other services to its participants, including lending and borrowing of securities. It interfaces with the domestic markets of several other countries.

•	Euroclear participants include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear participants or that have relationships with Euroclear participants.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities.

•	The Euroclear Operator is the Belgian branch of a New York banking corporation, which is a member bank of the Federal Reserve System. As a member of this system, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department. It is also regulated by the Belgian Banking Commission.

Primary Distribution

The distribution of the notes will be cleared through one or more of the clearing systems described above or any other designated clearing system. Payment for notes will be made on a delivery versus payment or free delivery basis.

Customary clearance and settlement procedures are described below. We will submit applications to the relevant system or systems for the securities to be accepted for clearance.

Clearance and Settlement Procedures—DTC

DTC participants that hold notes through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Notes will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in United States dollars, on the settlement date. For payments in a currency other than United States dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We understand that investors that hold their notes through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Notes will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in United States dollars, settlement will be in same-day funds. If payment is made in a currency other than United States dollars, settlement will be free of payment. If payment is made other than in United States dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of notes that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the notes from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the notes either against payment or free of payment.

The interests in the notes will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the notes will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the notes will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants and Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to pre-position funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing notes would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the notes were credited to their accounts). However, interest on the notes would accrue from the value date. Therefore, in many cases, the investment income on notes that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver notes to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the notes, or to receive or make a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

MATERIAL TAX CONSEQUENCES

The following statements with respect to taxation do not take into account all the specific circumstances that may be relevant to a particular holder and are based on advice we have received. We urge you to consult your own tax advisors concerning the consequences, in your particular circumstances, under Australian, United Kingdom and United States federal, state and local tax laws, and the laws of any other relevant taxing jurisdiction, of the ownership of notes.

Australian Taxation

The following describes the principal Australian tax consequences generally applicable to a holder who is a resident of the United States and not a resident of Australia for Australian tax purposes. The principal Australian tax consequences summarized in this section reflect the current provisions of the Australian Income Tax Assessment Act 1936 and the Australian Income Tax Assessment Act 1997 and is the opinion of Allens Arthur Robinson, Australian taxation legal counsel to the issuer.

The following summary is not exhaustive of all possible Australian income tax considerations that could apply to particular holders. These considerations may vary according to the holder’s individual circumstances.

Payments of Principal, Premium and Interest

Under existing Australian income tax law, non-resident holders of notes or interests in any Global Security, other than persons holding such securities or interests as part of a business carried on at or through a permanent establishment in Australia (an “Australian Establishment”), are not subject to Australian income tax on payments of interest or amounts in the nature of interest, other than interest withholding tax (currently 10%) on interest or amounts in the nature of interest paid on the notes. As described below, an exemption from this withholding tax applies provided certain conditions are met. The issuer expects that these will be met and, if they are met, payments of interest to non residents would not be subject to interest withholding tax. Pursuant to Section 128F of the Australian Income Tax Assessment Act 1936 (the “Australian Tax Act”), an exemption from Australian interest withholding tax applies provided the following conditions are met:

•	The issuer is a resident of Australia when the notes are issued and when “interest”, as defined in Section 128A(1AB), is paid.

•	The notes are issued in a manner that satisfies the “public offer test” of Section 128F under the Australian Tax Act (described below).

•	The issuer does not know, or have reasonable grounds to suspect, at the time of issue that the notes or an interest in them is being, or would later be, acquired, directly or indirectly, by one of its “associates” (as defined in Section 128F(9) of the Australian Tax Act), other than in the capacity of a dealer, manager or underwriter in relation to the placement of the notes.

•	At the time of the payment of interest on the notes, the issuer does not know nor does the issuer have reasonable grounds to suspect that the payee is its “associate”.

New legislation which was recently given Royal Assent will apply to issues of notes on or after August 29, 2001 and to interest paid in respect of such notes, and will extend the current Section 128F exemption to:

1.	allow the issuer to satisfy the “public offer test” if:

•	a non-resident associate acquires the notes in carrying on a business at or through a permanent establishment of the associate in Australia;

•	a resident associate acquires the notes but not in carrying on a business at or through a permanent establishment outside Australia; or

•	the notes are acquired by an associate in the capacity of a clearing house, custodian, funds manager or responsible entity of an Australian registered scheme;

2.	exempt from withholding tax payments of interest to associates of the issuer where the associate receives the payment:

•	if a non-resident, in carrying on business in Australia at or through a permanent establishment;

•	if a resident, other than through a business carried on at or through a permanent establishment outside Australia; or

•	the interest was received by the associate in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of an Australian registered scheme.

There are five principal methods of satisfying the public offer test. In summary, the five principal methods are:

•	offers of the relevant notes to 10 or more professional financiers, investors or dealers who are not associates of each other;

•	offers of the relevant notes to 100 or more potential investors;

•	offers of the relevant notes which are listed on a stock exchange;

•	offers of the relevant notes via publicly available financial markets dealing information; and

•	offers of the relevant notes to dealers, managers or underwriters who offer to sell the notes within 30 days by one of the preceding methods.

The issuer intends to offer and sell notes in a manner that will satisfy the requirements of Section 128F of the Australian Tax Act.

If the issuer fails to pay interest on the notes, BHP Billiton Limited may make payments to the noteholders under the guarantee. Whether such payments would be interest for withholding tax purposes is not clear. The Australian Taxation Office’s view, as reflected in Taxation Determination TD 1999/26, is that such payments under the guarantee would be interest for withholding tax purposes. However, that Determination also states that guarantee payments would be treated as exempt from withholding tax under Section 128F if the requirements of that section are satisfied. Therefore, if the requirements of Section 128F as described above are satisfied in relation to guarantee payments made by BHP Billiton Limited, interest withholding tax should not be payable in relation to those payments.

It is noted that legislation has recently been introduced into the Australian Parliament which provides for a new withholding tax regime to apply to certain payments that are made to foreign residents on or after July 1, 2003 and that are prescribed by Regulations as being subject to withholding tax. The new rules expressly do not apply to interest but it is not yet known whether they would apply to payments under guarantees, whether or not such payments are considered to be interest by the Commissioner.

As set out in more detail in the section entitled “Description of Notes and Guarantees—Payment of Additional Amounts”, if the issuer should at any time be compelled by law to deduct or withhold an amount in respect of any taxes, the issuer may be required, subject to the exceptions described by the issuer, to pay such additional amounts as may be necessary in order to ensure that the net amounts you receive in respect of the notes after such deductions or withholding will equal the respective amounts that would have been receivable had no such deduction or withholding been required. If this occurs, the issuer may have the right to redeem the notes.

Subject to the following, where a holder who is a United States resident makes a profit on redemption of a note which is treated as income for Australian tax purposes, the profit would not be subject to Australian income

211

tax if the note is not held as part of an Australian Establishment, if the holder is an enterprise within the meaning of the Double Tax Agreement between Australia and the United States (the “DTA”) and if the holder is entitled to the benefits accorded by that treaty. The profits would be of an income nature if they were derived as part of an investment or trading business or if the notes are “traditional securities” under the Australian Tax Act (i.e., if there is no issue discount or deferred return, or if there is such a discount or return but it is de minimis). If the notes are acquired as part of any investment or trading business, or for the purpose of deriving a profit on sale or redemption, the holder should constitute an enterprise for the purposes of the treaty. If the profits on redemption were of a capital nature, no Australian tax should be payable on those profits unless the notes were held in connection with an Australian Establishment. The profits should be of a capital nature if the notes were not traditional securities and were held for the purposes of long-term investment. However, to the extent that any profit or redemption is treated as interest, or in the nature of interest, Australian withholding tax would apply. Discount on the issue of notes would, for example, be treated as interest derived by the holder on redemption of the notes. The withholding tax exemption provided by Section 128F (see above) would apply to such interest if, as expected by the issuer, the requirements of that section will be satisfied.

Profits on Sale to Third Parties

Under existing Australian law, non-resident holders of notes will not be subject to Australian income tax on profits derived from the sale or disposal of the notes (other than by redemption), provided that the profits do not have an Australian source and the notes are not held as part of a business carried on at or through an Australian Establishment. The source of any profit on the disposal of notes will ordinarily depend on the factual circumstances of the actual disposal. Where the notes are acquired and disposed of pursuant to contractual arrangements entered into and concluded outside Australia, and the seller and the purchaser are non-residents of Australia and do not have permanent establishments in Australia, the profit should not have an Australian source. Even if the profits did have an Australian source, the DTA would prevent Australia from imposing income tax if the seller is entitled to benefits under the DTA, the note is not held in connection with an Australian Establishment and the seller is an enterprise within the meaning of the DTA.

There are specific rules that can apply to treat a portion of the sales price of notes as interest for withholding tax purposes. This portion would not be covered by the exemption contained in Section 128F of the Australian Tax Act. These rules apply when notes originally issued at a discount or with maturity premium, or which do not pay interest at least annually are sold to:

•	an Australian resident that does not acquire the notes in the course of carrying on a trade or business through a permanent establishment outside Australia; or

•	a non-resident of Australia who acquires the notes as part of an Australian Establishment.

Other Taxes

No ad valorem stamp, issue, registration or similar taxes are payable in Australia in connection with the issue of the notes. Furthermore, a transfer of or agreement to transfer notes, executed outside of Australia, will not be subject to Australian stamp duty.

The Commissioner of Taxation of the Commonwealth of Australia may give a direction under Section 218 or Section 255 of the Australian Tax Act or Section 260-5 of the Taxation Administration Act of 1953 requiring the issuer to deduct from any payment to any other party (including any holder of notes) any amount in respect of income tax payable by that other party in respect of the other party’s other Australian sourced income or sales.

Section 12-140 of the Taxation Administration Act 1953 of Australia will impose a type of withholding tax at the rate of (currently) 48.5% on the payment of interest on certain securities unless the relevant investor has quoted a tax file number, in certain circumstances an Australian Business Number (“ABN”) or proof of some other exception. Assuming that the notes will at all material times be in registered form and the requirements of section 128F of the Australian Tax Act are satisfied with respect to the notes, this rule should not apply to payments to a holder of notes who is not a resident of Australia for tax purposes and who does not hold the notes in connection with a business carried on through an Australian Establishment. Withholdings may be made from payments to holders of notes who are residents of Australia who do not quote a tax file number or an ABN, or provide proof of an appropriate exemption.

Neither the issue of the notes nor the payment of principal, premium (if any) and interest by the issuer in respect of the notes would give rise to a liability to a goods and services tax in Australia.

United States Taxation

This section describes the material United States federal income tax consequences of owning the notes. It is the opinion of Sullivan & Cromwell, counsel to the issuer. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the US dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. We urge you to consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

We urge you to consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest.

You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by the issuer on the notes is income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

Purchase, Sale and Retirement of the Notes.

Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Capital gain of a non-corporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Payments of Interest

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note, interest on a note paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Notes.

If you are a United States alien holder of a note, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup Withholding and Information Reporting

If you are a non-corporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a non-corporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by the issuer or another non-United States payor and

•	other payments of principal and interest and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with US Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in US Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a note effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “US persons”, as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

United Kingdom Taxation

The following statements represent the opinion of Linklaters, our UK taxation legal counsel, based on current UK law and practice, on the incidence of UK withholding tax and on the incidence of UK tax by direct assessment on payments of interest made by BHP Billiton Plc under the terms of its guarantee.

They do not necessarily apply where the income is deemed for tax purposes to be the income of any other person. They relate only to the position of persons who are the absolute beneficial owners of their notes and may not apply to certain classes of persons such as dealers or certain professional investors. We recommend that any holders who are in doubt as to their own tax position consult their professional advisers.

Although the position is not clear, Linklaters, our UK taxation legal counsel believes, based on a consideration of the reported cases, that any payments of interest made by BHP Billiton Plc under its guarantee, while the notes remain listed on a recognized stock exchange within the meaning of section 841 of the Income and Corporation Taxes Act 1988, should be treated as interest on a “quoted eurobond” and so should not be subject to United Kingdom withholding tax. The Luxembourg Stock Exchange will be a recognized stock exchange for these purposes. If such guarantee payments are analyzed differently or if the notes are not listed on a recognized stock exchange, there will generally be a United Kingdom withholding tax liability, but a beneficial owner of a note might, depending upon the terms of any applicable double tax treaty, be able to claim exemption from or reduction in the rate of UK tax withheld.

Where payment is made by BHP Billiton Plc in respect of interest, the amount payable may be chargeable to United Kingdom tax by direct assessment. Where the payment is made without withholding or deduction, the interest will not be assessed to United Kingdom tax in the hands of holders of the notes who are not resident in the United Kingdom, except where such persons carry on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the notes are attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the United Kingdom branch or agency.

Holders should note that the provisions relating to additional amounts referred to in the section entitled “Description of Notes and Guarantees—Payment of Additional Amounts” would not apply if the Inland Revenue sought to assess directly the person entitled to the relevant interest to United Kingdom tax. However, exemption from, or reduction of, such United Kingdom tax liability might be available under an applicable double taxation treaty.

European Union Taxation

We have been advised by Linklaters, our UK taxation legal counsel, that the Council of the European Union is currently considering proposals for a new directive regarding the taxation of savings income. It is proposed that, subject to some important conditions being met, Member States of the European Union will be required to provide to the tax authorities of another Member State information regarding payments of interest or other similar income paid by a person, including a paying agent, within its jurisdiction to an individual resident in that other member state, except that Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to those payments. These proposals are not yet final, and therefore may be subject to further amendment and/or clarification.

UNDERWRITING

We have entered into an underwriting agreement dated             , 2003 relating to the notes and the guarantees with the underwriters for the offering named below. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amounts of the notes indicated in the following table at the price to investors less the underwriters’ discount set forth on the cover page of this prospectus.

Principal Amount of Notes due 2013
Underwriters
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are the joint book-runners for the offering of the notes. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are also the joint lead managers for this offering.

The underwriting agreement provide that the obligations of the several underwriters to purchase the notes included in this offering are subject to the following conditions:

•	customary delivery of legal opinions, certificates, comfort letters and executed documentation to the underwriters prior to the closing of the offering;

•	prior to the closing of the offering, there has not been any material adverse change effecting our condition, earnings, business or operations from those set forth in this prospectus, including a downgrading in our credit rating; and

•	between the date of the underwriting agreement and the closing of the offering, certain market-related events have not occurred, such as the following:

•	a suspension in trading on the New York Stock Exchange or American Stock Exchange;

•	a general moratorium on commercial banking activities declared by the US federal or New York state authorities;

•	an outbreak or escalation of hostilities or a declaration by the United States of a national emergency or war; or

•	a material adverse change in general economic, political or financial conditions.

The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement does not provide for any increase in the aggregate principal amount of the notes being offered in this offering. However, the issuer may issue further notes. See the section entitled “Description of Notes and Guarantees – Further Issues”.

We have been advised by the underwriters that the underwriters propose initially to offer some of the notes to the public at the price to investors set forth on the cover page of this prospectus. After the initial public offering, the price to investors may be changed by the underwriters at their own initiative.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the price to investors set forth on the cover page of this prospectus.

Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. We have been advised by the underwriters for the notes that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

J.P. Morgan Securities Inc. will make securities available for distribution on the Internet through a third party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and their customers and is not a party to this offering. Market Axess Inc. is a registered broker-dealer and will receive compensation from J.P. Morgan Securities Inc. based on transactions conducted through the system. J.P. Morgan Securities Inc. will make the securities available to its customers through Internet distributions on the same terms as distributions made through other channels.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue the activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately US$2,120,675.

The underwriters and their affiliates have performed certain investment banking and advisory and general financing and banking services for us from time to time for which they have received customary fees and expenses. In the ordinary course of business, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates or have performed, and may in the future perform, other financial services for all or any part of us and our affiliates. Lord Renwick of Clifton, one of our non executive directors, is Vice Chairman, Investment Banking of JPMorgan Plc, an affiliate of J.P. Morgan Securities Inc.

The issuer and the guarantors have jointly and severally agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933.

No prospectus or other disclosure document in relation to the notes has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Each underwriter has represented and agreed that it:

(a)	has not made or invited, and will not make or invite, an offer of the notes for issue or sale in Australia, including an offer or invitation which is received by a person in Australia; and

(b)	has not distributed or published, and will not distribute or publish, the prospectus or any other offering material or advertisement relating to the notes in Australia,

unless, in either case (a) or (b),:

(c)	the minimum aggregate consideration payable by each offeree is at least A$500,000, disregarding moneys lent by the offeror or its associates, or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Australian Corporations Act; and

(d)	such action complies with all applicable laws and regulations.

Each of the underwriters has severally represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the issue date of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000 (the “FSMA”); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantors; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes are offered in a global offering for sale in those jurisdictions in the United States, Europe, Australia and elsewhere where it is lawful to make such offers.

We are not aware that any of our major shareholders, directors or executive officers intend to subscribe for notes in this offering or that any person intends to subscribe for more than 5% of the aggregate principal amount of the notes offered in this offering.

Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

The address of Citigroup Global Markets Inc., one of the joint lead managers, is 390 Greenwich Street,  New York, New York 10017, U.S.A. The address of J.P. Morgan Securities Inc., the other joint lead manager, is 270 Park Avenue, 8th Floor, New York, New York 10013, U.S.A.

VALIDITY OF THE NOTES AND GUARANTEES

Sullivan & Cromwell, our United States counsel, and Jones Day, Sydney, Australia, United States counsel for the underwriters, will pass upon the validity of the notes and guarantees. Jeremy Thomas and James S. Lyons, internal legal counsel to the BHP Billiton Group, will pass upon UK and Australian law matters, respectively.

EXPERTS

The BHP Billiton Group’s audited consolidated financial statements at June 30, 2002 and for the year ended June 30, 2002 included in this prospectus have been so included in reliance on the report by PricewaterhouseCoopers, independent accountants, United Kingdom, PricewaterhouseCoopers, independent accountants, Australia, KPMG Audit Plc, independent accountants, United Kingdom, and KPMG, independent accountants, Australia. The BHP Billiton Group’s consolidated financial statements at June 30, 2001 and for each of the two years ended June 30, 2001 included in this prospectus, except as they relate to the BHP Billiton Limited Group, have been audited by PricewaterhouseCoopers, independent accountants, United Kingdom, and insofar as they relate to BHP Billiton Limited Group’s financial statements which are not presented separately herein, by Arthur Andersen, independent accountants, Australia, whose reports thereon appear herein. The consolidated financial statements have been included herein in reliance upon the reports of such independent accountants, given upon the authority of such firms as experts in accounting and auditing.

The BHP Billiton Plc Group’s audited statements of income and cash flows for each of the three years in the period ended June 30, 2001 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers, independent accountants, United Kingdom, given on their authority as experts in accounting and auditing.

Arthur Andersen has ceased operations and has not consented to the inclusion of their report on the financial statements of BHP Billiton Limited Group for the two years in the period ended June 30, 2001 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

DESCRIPTION OF BHP BILLITON LIMITED’S CONSTITUTION AND  BHP BILLITON PLC’S ARTICLES OF ASSOCIATION

BHP Billiton Limited is incorporated under the name “BHP Billiton Limited” and is registered in Australia with ABN number 49 004 028 077. BHP Billiton Limited was incorporated on August 13, 1885 under the name of The Broken Hill Proprietary Company Limited.

BHP Billiton Plc is incorporated under the name “BHP Billiton Plc” and is registered in the United Kingdom with Company number 3196209. BHP Billiton Plc was incorporated on May 9, 1996.

The following text summarizes the Constitution of BHP Billiton Limited and the Articles of Association of BHP Billiton Plc. The Constitution of BHP Billiton Limited and the Articles of Association of BHP Billiton Plc are, so far as possible, identical for ease of administration. Where the term ‘BHP Billiton’ is used in this description of the Constitution and Articles of Association, it can be read to mean either BHP Billiton Limited or BHP Billiton Plc.

Directors

The management and control of the business and affairs of BHP Billiton are vested in the Board of Directors, which, in addition to the powers and authorities conferred on them by the Constitution and Articles of Association, may exercise all powers and do everything which is, within the power of BHP Billiton required to be exercised or done by BHP Billiton in general meeting.

Power to Vote Where Materially Interested

A Director may not vote in respect of any contract or arrangement or any other proposal in which he or she has a material personal interest. A Director shall not be counted in the quorum at a meeting in relation to any resolution on which he or she is not entitled to vote.

Power to Vote in Relation to Compensation/Remuneration

Subject to the provisions of the Australian Corporations Act 2001 and the United Kingdom Companies Act, a Director is entitled to vote, and be counted in the quorum, in respect of any resolution concerning any of the following matters, namely where the material personal interest:

•	arises because the Director is a shareholder of BHP Billiton and is held in common with the other shareholders of BHP Billiton; or

•	arises in relation to the Director’s remuneration as a Director of BHP Billiton; or

•	relates to a contract BHP Billiton is proposing to enter into that is subject to approval by the shareholders and will not impose any obligation on BHP Billiton if it is not approved by the shareholders; or

•	arises merely because the Director is a guarantor or has given an indemnity or security for all or part of a loan, or proposed loan, to BHP Billiton; or

•	arises merely because the Director has a right of subrogation in relation to a guarantee or indemnity referred to above; or

•	relates to a contract that insures, or would insure, the Director against liabilities the Director incurs as an officer of BHP Billiton, but only if the contract does not make BHP Billiton or a related body corporate the insurer; or

•	relates to any payment by BHP Billiton or a related body corporate in respect of a permitted indemnity, as defined under law, or any contract relating to such an indemnity; or

•	is in a contract, or proposed contract with, or for the benefit of, or on behalf of, a related body corporate and arises merely because the Director is a Director of a related body corporate.

Borrowing Powers

Any Director may lend money to BHP Billiton at interest with or without security, or may, for a commission or profit, guarantee the repayment of any money borrowed by BHP Billiton and underwrite or guarantee the subscription of shares or securities of BHP Billiton or of any corporation in which BHP Billiton may be interested. In terms of actual borrowing power, this allows the Board to entrust to any Director holding any executive office any of the powers exercisable under the constitution or the articles of association.

Retirement of Directors

A person who has attained the age of 70 may by special resolution be appointed or re-appointed as a Director of BHP Billiton to hold office until the conclusion of BHP Billiton’s next annual general meeting. A person who has attained the age of 70 during that person’s tenure as a Director may continue to act as a Director during the period that starts on the day on which they turn 70 and ends at the conclusion of the first annual general meeting of BHP Billiton after that day.

In relation to retirement generally, at every general meeting one third of the Directors, or, if their number is not a multiple of three, then the number nearest to but not less than one-third, must retire from office. The Directors to retire are those longest in office since last being elected. As between Directors who were elected on the same day, the Directors to retire are determined by lot (in default of agreement between them). Further, a Director must retire from office at the conclusion of the third annual general meeting after which the Director was elected or re-elected.

Share Qualification

Each Director is required to hold, within two months of their appointment, and thereafter during the period of office, not less than 1,000 Ordinary Shares in BHP Billiton Limited or in BHP Billiton Plc or the equivalent of that number of shares in the form of BHP Billiton Limited American Depositary Shares.

Rights Attaching to Shares

Dividend Rights

Under law, dividends on shares may only be paid out of profits available for distribution. The Constitution and Articles of Association provide that payment of any dividend may be made in any manner, by any means and in any currency determined by the Board.

All unclaimed dividends may be invested or otherwise used by the Board for the benefit of BHP Billiton until claimed or otherwise disposed of according to law.

Voting Rights

Voting at any general meeting of BHP Billiton Limited shareholders is in the first instance to be conducted by a show of hands unless a poll is demanded by any of the following (except in relation to the election of a chairman of a meeting or, unless the Chairman otherwise determines, the adjournment of a meeting):

•	the Chairman;

•	any shareholder under the law; or

•	the holder of the BHP Special Voting Share.

In addition, at any general meeting a resolution, other than a procedural resolution, put to the vote of the meeting on which the holder of either the BHP Special Voting Share or the Billiton Special Voting Share is entitled to vote shall be decided on a poll.

On a show of hands, every shareholder present, except the holder of the BHP Special Voting Share, has one vote. Where a shareholder has appointed more than one person as representative, proxy or attorney for that shareholder, none of the representatives, proxies or attorneys is entitled to vote on a show of hands. On a poll, however, votes may be given either personally or by proxy.

Voting at any general meeting of BHP Billiton Plc is in the first instance to be conducted by a show of hands unless a poll is demanded by any of the following:

•	the Chairman;

•	not less than five members present in person or by proxy and entitled to vote; or

•	a member or members present in person or by proxy and representing not less than 5% of the total voting rights of all the members having the right to vote at the meeting; or

•	the holder of the Billiton Special Voting Share.

In addition, at any general meeting a resolution, other than a procedural resolution, put to the vote of the meeting on which the holder of either the BHP Special Voting Share or the Billiton Special Voting Share is entitled to vote shall be decided on a poll.

On a show of hands, every shareholder present, except the holder of the Billiton Special Voting Share, has one vote. Where a shareholder has appointed more than one person as representative, proxy or attorney for that shareholder, none of the representatives, proxies or attorneys is entitled to vote on a show of hands. On a poll, however, votes may be given either personally or by proxy.

Rights to Share in BHP Billiton Limited’s Profits

The rights attached to the shares of BHP Billiton Limited, as regards the participation in the profits available for distribution, are as follows:

•	the holders of the preference shares shall be entitled, in priority to any payment of dividend to the holders of any other class of shares, to a preferred right to participate as regards dividends up to but not beyond a specified amount in distribution;

•	subject to the special rights attaching to any preference shares but in priority to any payment of dividends on all other classes of shares, the holder of Equalization Shares shall be entitled to be paid such dividends as are declared; and

•	any surplus remaining after payment of the distributions shall be payable to the holders of BHP Billiton Limited Ordinary Shares and the BHP Special Voting Share in equal amounts per share.

Rights to Share in BHP Billiton Plc’s Profits

The rights attached to the shares of BHP Billiton Plc, as regards the participation in the profits available for distribution, are as follows:

•

the holders of the cumulative Preference Shares shall be entitled, in priority to any payment of dividend to the holders of any other class of shares, to be paid a fixed cumulative preferential dividend (“Preferential Dividend”) at a rate of 5.5% per annum, such dividend to be paid annually in arrears on July 31 in each year or if any such date shall be a Saturday, Sunday or public holiday in England, on the first business day following such date in each year. Payments of Preferential Dividend shall be made to holders on the register at any date selected by the Directors up to 42 days prior to the relevant fixed dividend date;

•	subject to the rights attaching to the cumulative Preference Shares, but in priority to any payment of dividends on all other classes of Shares, the holder of the Billiton Special Voting Share shall be entitled to be paid a fixed dividend of US$0.01 per annum payable annually in arrears on July 31;

•	subject to the rights attaching to the cumulative Preference Shares and the Special Voting Share, but in priority to any payment of dividends on all other classes of Shares, the holder of the Equalization Share shall be entitled to be paid such dividends as the Board may decide to pay thereupon;

•	any surplus remaining after payment of the distributions under the above distributions shall be payable to the holders of the Billiton Ordinary Shares in equal amounts per Billiton Ordinary Share.

Liquidation

On a return of assets on liquidation, the assets of BHP Billiton Limited remaining available for distribution among shareholders, after giving effect to the payment of all prior ranking amounts owed to all creditors, shall be applied in paying to the holders of the BHP Special Voting Share and the Equalization Share an amount of up to $2.00 on each such share, on an equal priority with any amount paid to the holders of BHP Billiton Limited Ordinary Shares, and any surplus remaining shall be applied in making payments solely to the holders of BHP Billiton Limited Ordinary Shares in accordance with their entitlements.

Subject to the payment of prior ranking amounts owed to the creditors of BHP Billiton Plc and prior ranking statutory entitlements, the assets of BHP Billiton Plc to be distributed on a winding-up shall be distributed to the holders of shares in the following order of priority:

•	to the holders of the cumulative Preference Shares, the repayment of a sum equal to the nominal capital paid up or credited as paid up on the cumulative Preference Shares held by them and accrual, if any, of the Preferential Dividend whether such dividend has been earned or declared or not, calculated up to the date of commencement of the winding up; and

•	to the holders of the BHP Billiton Plc Ordinary Shares and to the holders of the Billiton Special Voting Share and the Equalization Share, the payment out of surplus, if any, remaining after the distribution under the previous bullet point above of an equal amount for each Billiton Ordinary Share, the Billiton Special Voting Share and the Equalization Share, if issued, subject to a maximum in the case of the Billiton Special Voting Share and the Equalization Share of the nominal capital paid up on such shares.

Redemption

If BHP Billiton Limited at any time proposes to create and issue any preference shares, the preference shares may be issued, on the terms that they are to be redeemed or, at the option of either or both BHP Billiton Limited and the holder, are liable to be redeemed, whether out of share capital, profits or otherwise.

The preference shares confer on the holders the right to convert the preference shares into ordinary shares if and on the basis the Board determines at the time of issue of the preference shares.

The preference shares are to confer on the holders:

•	the right (on redemption and in a winding up) to payment in cash in priority to any other class of shares of (i) the amount paid or agreed to be considered as paid on each of the preference shares; and (ii) the amount, if any, equal to the aggregate of any dividends accrued but unpaid and of any arrears of dividends; and

•	the right, in priority to any payment of dividend on any other class of shares, to the preferential dividend.

There is no equivalent provision in the Articles of Association of BHP Billiton Plc.

Capital Calls

Subject to the terms on which any shares may have been issued, the Boards may make calls on the shareholders in respect of all moneys unpaid on their shares. Each shareholder is liable to pay the amount of each call in the manner, at the time and at the place specified by the Board. A call is considered to have been made at the time when the resolution of the Board authorizing the call was passed.

Share Control Limits

The Constitution of BHP Billiton Limited and the Australian Corporations Act provide for limits. For instance, a person must not acquire a relevant interest in BHP Billiton Limited Ordinary Shares if, owing to the transaction, the person’s voting power in the company increases from 20% or below to more than 20%, or from a starting point that is above 20% and below 90%.

The Articles of Association of BHP Billiton Plc and the City Code on Takeovers and Mergers provide for limits. A person must not acquire a relevant interest in BHP Billiton Plc Ordinary Shares if, owing to the transaction, the person’s voting power in the company increases from 30% or below to more than 30%, without regard to the Billiton Special Voting Share.

Conditions Governing General Meetings

All provisions relating to general meetings apply to any special meeting of any class of shareholders which may be held. Therefore, the following information relates equally to annual general meetings and extraordinary general meetings.

The Boards, may and shall on requisition in accordance with applicable laws, call a general meeting. No shareholder may convene a general meeting of BHP Billiton except where entitled under law to do so. Any Director may convene a general meeting whenever the Director thinks fit. Notice of a meeting must be given in the form and manner in which the Boards think fit. Five shareholders present constitute a quorum for a meeting. A shareholder who is entitled to attend and cast a vote at a general meeting of BHP Billiton Limited may appoint a person as a proxy to attend and vote for the shareholder in accordance with the law.

Limitations on Rights to Own Securities

Neither the Constitution nor the Articles of Association impose any limitations on the rights to own securities. However the Foreign Acquisition and Takeovers Act (1975) imposes a number of conditions which restrict foreign ownership of Australian-based companies.

Matters Affecting Change of Control

Where offers have been made under a proportional takeover bid in respect of shares included in a class of shares in BHP Billiton Limited, the registration of a transfer giving effect to a contract resulting from the acceptance of an offer made under the bid is prohibited unless and until a resolution to approve the bid is passed in accordance with the provisions of the Constitution. A prescribed resolution is to be voted on at a meeting, convened and conducted by BHP Billiton Limited, of the persons entitled to vote on the resolution. There is no equivalent provision in the Articles of Association of BHP Billiton Plc.

EXCHANGE CONTROLS

BHP Billiton Plc

At present, there are no United Kingdom foreign exchange controls or other restrictions on the export or import of capital or on the payment of dividends to non-resident holders of BHP Billiton Plc shares or the conduct of BHP Billiton Plc’s operations.

There are no restrictions under BHP Billiton Plc’s Articles of Association or under UK law that limit the right of non resident or foreign owners to hold or vote BHP Billiton Plc’s shares.

BHP Billiton Limited

Under existing Australian legislation, the Reserve Bank of Australia does not inhibit the import and export of funds, and no permission is required by BHP Billiton Limited for the movement of funds in and out of Australia. However, payments to or from (or relating to) Iraq, its agencies or nationals, the government or a public authority of Libya, or certain Libyan undertakings, the authorities in the Federal Republic of Yugoslavia (Serbia and Montenegro) or their agencies, the Taliban (also referred to as the Islamic Emirate of Afghanistan), or the National Union for the Total Independence of Angola (also known as UNITA), its senior officials or the adult members of their immediate families, may not be made without the specific approval of the Reserve Bank of Australia.

Accordingly, at the present time, remittances of any dividends, interest or other payment by BHP Billiton Limited to non-resident holders of BHP Billiton Limited’s securities in the United States are not, subject to the above, restricted by exchange controls or other limitations.

There are no limitations, either under the laws of Australia or under the Constitution of BHP Billiton Limited, to the right of non-residents to hold or vote BHP Billiton Limited ordinary shares other than the Commonwealth Foreign Acquisitions and Takeovers Act 1975. The Takeovers Act may affect the right of non-Australian residents, including United States residents, to hold ordinary shares held in compliance with its provisions. Acquisitions of shares in Australian companies by foreign interests are subject to review and approval by the Treasurer of the Commonwealth of Australia under the Takeovers Act. The Takeovers Act applies to any acquisition of outstanding shares of an Australian company that exceeds, or results in a foreign person or persons controlling the voting power of more than a certain percentage of those shares. The thresholds are 15% where the shares are acquired by a foreign person, or group of associated foreign persons, or 40% in aggregate in the case of foreign persons who are not associated. Any proposed acquisition that would result in an individual foreign person (with associates) holding more than 15% must be notified to the Treasurer in advance of the acquisition. In addition to the Takeovers Act, there are statutory limitations in Australia on foreign ownership of certain businesses, such as banks and airlines, not relevant to BHP Billiton Limited. However, there are no other statutory or regulatory provisions of Australian law or Australian Stock Exchange requirements that restrict foreign ownership or control of BHP Billiton Limited.

At June 30, 2002, approximately 39% of BHP Billiton Limited’s fully paid outstanding ordinary shares were held by shareholders outside Australia, hence BHP Billiton Limited and its subsidiaries are considered foreign corporations for the purposes of the Takeover Act. This means that BHP Billiton Limited and its subsidiaries must apply to the Treasurer for prior approval under the Takeovers Act before certain activities are undertaken, including acquisition of shareholdings of 15% or more in an Australian company that is valued at A$50 million or more, acquisitions of Australian businesses where the business is valued at A$50 million or more, or purchase of Australian residential real estate.

EXPENSES

The following are the estimated expenses, other than underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities offered in this offering:

Securities and Exchange Commission registration fee	US$	60,675
Printing expenses		150,000
Legal fees and expenses		400,000
Accounting fees and expenses		1,500,000
Indenture Trustee’s fees and expenses		10,000

Total	US$	2,120,675

GLOSSARY OF TERMS

Technical Terms

In the context of ADSs and listed investments, the term “quoted” means “traded” on the relevant exchange.

Reference herein is made to tonnes, each of which equals 1000 kilograms, approximately 2,205 pounds or 1,102 short tonnes. Measures of distance referred to herein are stated in kilometers, each of which equals approximately 0.62 miles, or in meters, each of which equals approximately 3.28 feet.

Brownfield project means the expansion of an existing operation.

Coal Reserves have the same meaning as ore reserves, but specifically concern coal.

Coking Coal, by virtue of its carbonisation properties, is used in the manufacture of coke, which is used in the steelmaking process.

Crude oil is a mixture of hydrocarbons that exist in liquid form in natural underground reservoirs, and remain liquid at atmospheric pressure after being produced at the well head and passing through surface separating facilities. Condensate is a liquid and consists of a mixture of hydrocarbons that are recoverable from gas.

Condensate is a liquid at atmospheric conditions and consists of a mixture of hydrocarbons that are recoverable from gas.

Direct reduced iron (DRI) is metallic iron formed by removing oxygen from iron ore without the formation of, or passage through, a smelting phase. DRI can be used as feedstock for steel production.

Dry gas is a mixture of hydrocarbon gases, inerts and other gases that are in the gaseous phase at pipeline conditions with no free liquids at operating conditions. It is principally composed of methane, ethane and low levels of propanes and butanes depending upon processing and pipeline specifications.

Energy coal is used a fuel source in electrical power generation, cement manufacture and various industrial applications. Energy coal may also be referred to as steam or energy coal.

Ethane, where sold separately, is largely ethane gas that has been liquified through pressurization. One tonne of ethane is approximately equivalent to 26.8 thousand cubic feet of gas.

Federal unit is a combination of two or more US Minerals Management Service (“MMS”) defined blocks approved by MMS in circumstances where it can be demonstrated that the blocks are part of the same geological formation.

Green field project means the development of a new project.

Gigajoules = 1,000,000,000 joules (where joules is a measure of energy).

Heap leaching is the process by which a soluble mineral can be economically recovered by dissolution from ore piled in a heap.

Hot briquetted iron (HBI) is densified direct reduced iron where the densification is carried out at a temperature greater than 650 degrees Celsius. The resultant product has density greater than 5g/cm3. HBI can be used as feedstock for steel production.

Leaching is the process by which a soluble mineral can be economically recovered from ore by dissolution.

Liquified natural gas (LNG) consists largely of methane that has been liquified through chilling and pressurization. One tonne of LNG is approximately equivalent to 45.9 thousand cubic feet of natural gas.

Liquified petroleum gas (LPG) consists of propane and butane and a small amount (less than 2%) of ethane that has been liquified through pressurization. One tonne of LPG is approximately equivalent to 11.6 barrels.

Marketable Coal Reserves represents beneficiated or otherwise enchanced coal product and should be read in conjunction with, but not instead of, reports of coal reserves.

Megajoules = 1,000,000 joules (where joules is a measure of energy).

Metallurgical coal is a broader term which includes all coals used in steelmaking, such as coal used for the Pulverised Coal Injection (PCI) process.

Ore reserves are that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Petajoules = 1,000,000,000,000,000 joules (where joules is a measure of energy).

Petroleum coke is a residue from the refining of heavy fraction oil into light fraction oil.

Probable ore reserves are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and, measurement are farther apart or are otherwise less adequately spaced. The degrees of assurance, although lower than that for proven (measured) reserves, is high enough to assure continuity between points of observation.

Proven ore reserves are the reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings on drill holes; grade and/or quality are computed from the results of detailed samplings and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established.

Recoverable coal reserves are the combination of those proved and probable ore reserves which specifically concern coal.

Take or pay means an obligation on a customer to pay for an agreed minimum quantity of a commodity even if it fails to “take” that agreed minimum quantity.

Terajoules = 1,000,000,000,000 joules (where joules is a measure of energy).

Financial Terms

UK Terminology	US equivalent	Australian equivalent

Equity Shareholders’ Funds	Stockholders’ Equity	Total Equity

Called up share capital	Subscribed Capital Stock	Contributed Equity

Ordinary Shares	Common Stock	Ordinary Shares

Profit and Loss Account	Retained Earnings	Retained Profits

	Appropriated Surplus	Reserve, e.g. General Reserve. Forms part of Shareholders’ Equity

Share Premium Account	Paid-in Surplus	Share Premium Reserve

Provision—accrued liability, i.e., not part of Total Equity	Reserve—can represent either part of Stockholders’ Equity, accrued liability or estimated depletion in the cost of an asset	Provision—accrued liability, i.e., not part of Total Equity

Tangible Assets	Property, Plant and Equipment	Property, Plant and Equipment

Bonus Issue	Stock Dividend	Bonus Issue

Subsidiary	Subsidiary	Controlled Entity

Turnover	Sales Revenue	Sales Revenue

Depreciation	Depreciation and depletion	Depreciation

Profit for the financial year (attributable profit)	Net income	Net profit attributable to members

GENERAL INFORMATION

The notes have been accepted for clearance through the Clearstream, Luxembourg and Euroclear systems. The International Securities Identification Number for the notes is         . The CUSIP number for the notes is         . The Common Code for the notes is         .

In connection with the application to list the notes on the Luxembourg Stock Exchange, a legal notice relating to the issue of the notes and copies of the constitutional documents of BHP Billiton Finance, BHP Billiton Limited and BHP Billiton Plc will be deposited with the Chief Registrar of the District Court in Luxembourg (“Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg”) before the listing date where such documents may be examined and copies obtained.

BHP Billiton Finance, BHP Billiton Limited and BHP Billiton Plc have obtained all necessary consents, approvals and authorizations in Australia and the United Kingdom, respectively, in connection with the issue and performance of the notes and guarantees, respectively. The issue of the notes by BHP Billiton Finance was authorized by a resolution of the Board of Directors of BHP Billiton Finance passed on April 8, 2003. The giving of the guarantees by BHP Billiton Limited and BHP Billiton Plc was authorized by a resolution of the Board of Directors of BHP Billiton Limited and BHP Billiton Plc, as the case may be, and a resolution of a committee of the Board of Directors of BHP Billiton Limited and BHP Billiton Plc, as the case may be, passed on February 7-8, 2002 and April 8, 2003, respectively.

Except as disclosed in this prospectus, there has been no significant change in the financial or trading position of BHP Billiton Finance, BHP Billiton Limited and BHP Billiton Plc since June 30, 2002 and no material adverse change in the financial position or prospects of BHP Billiton Finance, BHP Billiton Limited and BHP Billiton Plc since June 30, 2002.

Neither BHP Billiton Finance, BHP Billiton Limited nor BHP Billiton Plc are involved in any legal arbitration proceedings (including any proceedings which are pending or threatened of which BHP Billiton Finance, BHP Billiton Limited or BHP Billiton Plc are aware) which are material in the context of the issue of the notes.

The annual financial statements of the BHP Billiton Group for the fiscal years ended June 30, 2002, 2001 and 2000, the unaudited interim financial information of the BHP Billiton Group for the six months ended December 31, 2002 and 2001, the financial statements of the BHP Billiton Plc Group for the fiscal years ended June 28, 2001, June 30, 2000 and June 30, 1999 and summary financial information for each of BHP Billiton Limited and BHP Billiton Plc on an unconsolidated parent-only basis for the fiscal years ended June 30, 2002 and 2001 have been included in this prospectus.

Copies of the most recently published audited consolidated financial statements and unaudited interim financial information published on a semi-annual and quarterly basis (if any) of the BHP Billiton Group, copies of the unconsolidated financial information for BHP Billiton Limited and BHP Billiton Plc (to the extent published), and copies of the indenture and the notes (including the guarantees) will be available from the specified office of the paying agent for the time being in Luxembourg during normal business hours, so long as any of the notes is outstanding. Since the date of its incorporation, no financial statements of BHP Billiton Finance have been published. BHP Billiton Finance does not intend to publish financial statements in respect of the year ended June 30, 2002 and subsequent years.

Copies of the financial statements for the BHP Billiton Group for the last three fiscal years will be made available free of charge at the specified office of our paying agent in Luxembourg.

The BHP Billiton Group will maintain both a transfer agent and a paying agent in Luxembourg, so as long as any of the notes is outstanding.

BHP Billiton Limited (unconsolidated parent company)

The following table sets out selected summary financial information (prepared in accordance with Australian GAAP) of BHP Billiton Limited (unconsolidated parent company) as at the dates and for the periods shown. The full financial statements of BHP Billiton Limited (unconsolidated parent company) for the fiscal years ended June 30, 2001 and 2002 are hereby incorporated by reference. Copies of these financial statements are available free of charge at the office of the Luxembourg paying agent.

	Year ended June 30,
	2002	2001
	(A$ millions)
Profit and Loss Account

Revenue from ordinary activities	2,341	6,365
Profit from ordinary activities before income tax	923	2,507
Income tax	50	18
Net profit attributable to members of BHP Billiton Limited	973	2,525

	Year ended June 30,
	2002	2001
	(A$ millions)
Balance Sheet

Total Assets	51,984	43,655
Non-current interest bearing liabilities	4,712	6,077
Contributed equity	5,638	5,443
Total equity	13,199	12,958

BHP Billiton Plc (unconsolidated parent company)

Under the UK Companies Act 1985, BHP Billiton Plc (unconsolidated parent company) is not required to file unconsolidated profit and loss and cash flow statements. BHP Billiton Plc publishes an audited unconsolidated balance sheet in conjunction with the BHP Billiton Plc consolidated financial statements. The following table sets out selected summary balance sheet information (prepared in accordance with UK GAAP) for BHP Billiton Plc (unconsolidated parent company) as at the dates shown. For further detailed information regarding balance sheet information for BHP Billiton Plc (unconsolidated parent company) refer note 33 “BHP Billiton Plc (unconsolidated parent company) balance sheet” to the BHP Billiton Group—Annual Financial statements—June 30, 2002, included in this prospectus.

	Year ended June 30,
	2002	2001
	(US$ millions)
Balance Sheet

Fixed assets	3,030	3,030
Current assets	97	211
Called up share capital	1,160	1,160
Equity shareholders’ funds	2,504	2,877

INDEX TO CONSOLIDATED FINANCIAL STATEMENT

BHP Billiton Group
Annual Financial Statements for the Three years ended 30 June 2002 (excluding the Consolidated Balance Sheet for the year ended 30 June 2000)

Report of Independent Accountants	F-2

Consolidated Profit and Loss Account	F-7

Consolidated Statement of Total Recognized Gains and Losses	F-9

Consolidated Balance Sheet	F-10

Consolidated Statement of Cash Flows	F-11

Dual Listed Companies Structure and Basis of Preparation of Financial Statements	F-13

Accounting Policies	F-15

Notes to Financial Statements	F-24

BHP Billiton Group
Unaudited Interim Financial Information for the Two half years ended 31 December 2002 and 2001

Consolidated Profit and Loss Account	F-160

Consolidated Balance Sheet	F-164

Consolidated Statement of Total Recognized Gains and Losses	F-164

Consolidated Statement of Cash Flows	F-165

Notes to Interim Financial Statements	F-167

BHP Billiton Plc Group
Annual Financial Statements for the Three years ended 28 June 2001, 30 June 2000 and 30 June 1999

Independent Auditors’ Report	F-202

Consolidated Profit and Loss Account	F-204

Consolidated Statement of Total Recognized Gains and Losses	F-205

Consolidated Statement of Cash Flows	F-206

Notes to the Financial Statements	F-207

BHP Billiton Group

Annual Financial Statements

30 June 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of BHP Billiton Plc and BHP Billiton Limited:

We have audited the accompanying consolidated balance sheet of the BHP Billiton Group (comprising BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries) as of June 30, 2002 and the related consolidated statements of profit and loss, total recognised gains and losses and of cash flows for the year ended June 30, 2002. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the BHP Billiton Group at June 30, 2002, and the results of its operations and its cash flows for the year ended June 30, 2002 in conformity with accounting principles generally accepted in the United Kingdom.

As discussed in the accounting policies, the Group changed its method of accounting for foreign exchange gains and losses on site restoration provisions.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the financial position of BHP Billiton Group at June 30, 2002, and the results of its operations and its cash flows for the year ended June 30, 2002 to the extent summarised in Note 35—US Generally Accepted Accounting Principles (as restated—refer note 35(Y))—to the consolidated financial statements.

/s/ KPMG AUDIT PLC	/s/ KPMG
KPMG Audit Plc	KPMG
London	Melbourne
October 24, 2002 (except for notes 32 and note 35, for which the date is March 20, 2003)	October 24, 2002 (except for notes 32 and note 35, for which the date is March 20, 2003)

/s/ PRICEWATERHOUSECOOPERS	/s/ PRICEWATERHOUSECOOPERS
PricewaterhouseCoopers	PricewaterhouseCoopers
London	Melbourne
October 24, 2002 (except for notes 32 and note 35, for which the date is March 20, 2003)	October 24, 2002 (except for notes 32 and note 35, for which the date is March 20, 2003)

REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of BHP Billiton Plc and BHP Billiton Limited:

We have audited the accompanying consolidated balance sheet of the BHP Billiton Group as of June 30, 2001 and the related consolidated statements of profit and loss, total recognised gains and losses and cash flows for each of the two years in the period ended June 30, 2001. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of BHP Billiton Limited, which statements reflect total assets of A$29,187 million and A$29,344 million as of June 30, 2001 and June 30, 2000, respectively, and total revenues of A$22,479 million and A$21,924 million for each of the two years in the period ended June 30, 2001, which financial statements were prepared in accordance with Australian generally accepted accounting principles. Those statements were audited by other auditors, who have ceased operations, whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for BHP Billiton Limited, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts (including the conversion of the financial statements of BHP Billiton Limited to generally accepted accounting principles in the United Kingdom) and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BHP Billiton Group at June 30, 2001, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United Kingdom.

As stated in the accounting policies, on June 29, 2001 BHP Billiton Limited entered into a business combination with BHP Billiton Plc. The accompanying financial statements give retroactive effect to the merger of BHP Billiton Limited and BHP Billiton Plc and their respective subsidiaries (together “the BHP Billiton Group”).

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America (“U.S. GAAP”) would have affected the financial position of BHP Billiton Group at June 30, 2001, and the results of its operations for each of the two years in the period ended June 30, 2001 to the extent summarised in Note 35 to the consolidated financial statements. As discussed in note 35(T), the BHP Billiton Group changed its method of accounting for the costs associated with completion of the spin-off of OneSteel Limited and restated the U.S. GAAP information for 2001. The report of the other auditors, who have ceased operations, also includes an explanatory paragraph on this matter.

/s/ PRICEWATERHOUSECOOPERS
PricewaterhouseCoopers
London
September 3, 2001 (except Note 35 as to which the date is March 22, 2002)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

INDEPENDENT AUDIT REPORT

To the members of BHP Billiton Limited:

Scope

We have audited the financial report of BHP Billiton Limited for the year ended 30 June 2001 and 30 June 2000 as set out on pages. The financial report includes the consolidated financial statements of the consolidated entity comprising the company and the entities it controlled at 30 June 2001 and 30 June 2000 or from time to time during the financial years. The company’s Directors are responsible for the financial report. We have conducted an independent audit of the financial report in order to express an opinion on it to the members of the company.

Our audit has been conducted in accordance with Australian and United States auditing standards, to provide reasonable assurance whether the financial report is free of material misstatement.

Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial report, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion whether, in all material respects, the financial report is presented fairly in accordance with Accounting Standards and other mandatory professional reporting requirements and statutory requirements, in Australia, so as to present a view which is consistent with our understanding of the company’s and the consolidated entity’s financial position, and performance as represented by the results of their operations and their cash flows.

The audit opinion expressed in this report has been formed on the above basis.

Audit Opinion

In our opinion, the financial report of BHP Billiton Limited is in accordance with:

(a) the Corporations Act (2001), including:

(i)	giving a true and fair view of the company’s and consolidated entity’s financial position as at 30 June 2001 and 30 June 2000 and of their performance for the years ended on those dates; and

(ii)	complying with Accounting Standards and the Corporations Regulations (2001); and

(b) other mandatory professional reporting requirements.

Reconciliation to United States Accounting Principles

Accounting practices used by BHP Billiton Limited in preparing the financial report conform with accounting principles generally accepted in Australia but do not conform with accounting principles generally accepted in the United States. A description of these differences and a complete reconciliation of consolidated net profit and total equity to accounting principles generally accepted in the United States is set forth in note 50. As explained in note 50, BHP Billiton Limited has given retroactive effect to the change in accounting for spin-off costs incurred in the spin-off of subsidiary companies.

/s/ ARTHUR ANDERSEN
Arthur Andersen—Chartered Accountants

/s/ G A HOUNSELL
G A Hounsell—Partner

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Dated at Melbourne this 3rd day of September 2001 (except with respect to the revision to note 50, as to which the date is the 22nd day of March 2002).

This audit report is a copy of the previously issued Arthur Andersen independent audit report and has not been reissued by Arthur Andersen. The financial report for BHP Billiton Limited for the year ended 30 June 2001 and 2000 prepared in accordance with Australian GAAP is not included separately in this filing.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Annual Financial Statements

Consolidated Profit and Loss Account
Consolidated Statement of Total Recognised Gains and Losses
Consolidated Balance Sheet
Consolidated Statement of Cash Flows
Dual Listed Companies Structure and Basis of Preparation of Financial Statements
Accounting Policies

Notes to Financial Statements

Note 1.	Principal Subsidiaries, Joint Venture, Associates and Joint Arrangements
Note 2.	Exceptional Items
Note 3.	Discontinued Operations
Note 4.	Analysis by Business Segment
Note 5.	Analysis by Geographical Segment
Note 6.	Reconciliation of Net Operating Assets
Note 7.	Net Operating Costs
Note 8.	Net Interest and Similar Items (Payable)/Receivable
Note 9.	Employees
Note 10.	Taxation
Note 11.	Dividends
Note 12.	Earnings Per Share
Note 13.	Intangible Fixed Assets
Note 14.	Tangible Fixed Assets
Note 15.	Fixed Asset Investments
Note 16.	Stocks
Note 17.	Debtors
Note 18.	Current Asset Investments
Note 19.	Creditors—Amounts Falling Due Within One Year
Note 20.	Creditors—Amounts Falling Due After More Than One Year
Note 21.	Provisions For Liabilities and Charges
Note 22.	Called Up Share Capital and Contributed Equity
Note 23.	Employee Share Ownership Plans
Note 24.	Reserves
Note 25.	Reconciliation of Movements in Shareholders’ Funds
Note 26.	Significant Acquisitions and Disposals
Note 27.	Commitments
Note 28.	Pensions and Post-Retirement Medical Benefits
Note 29.	Analysis of Movements in Net Debt
Note 30.	Financial Instruments
Note 31.	Related Parties
Note 32.	Contingent Liabilities
Note 33.	BHP Billiton Plc (Unconsolidated Parent Company)
Note 34.	Remuneration
Note 35.	US Generally Accepted Accounting Principles Disclosures
Note 36.	Supplementary Oil and Gas Information (Unaudited)

These financial statements incorporate disclosure requirements under both UK and US generally accepted accounting principles.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

CONSOLIDATED PROFIT AND LOSS ACCOUNT

		for the years ended 30 June
		2002			2001			2000
	Notes	Excluding exceptional items US$M	Exceptional items (note 2) US$M	Including exceptional items US$M	Excluding exceptional items US$M	Exceptional items (note 2) US$M	Including exceptional items US$M	Excluding exceptional items US$M	Exceptional items (note 2) US$M	Including exceptional items US$M
Turnover (including share of joint ventures and associates)	4,5	17 778	—	17 778	19 079	—	19 079	18 402	—	18 402
less Share of joint ventures’ and associates’ turnover included above	4,5	(1 872)	—	(1 872)	(1 290)	—	(1 290)	(987)	—	(987)

Group turnover	4,5	15 906	—	15 906	17 789	—	17 789	17 415	—	17 415

Continuing operations		13 562	—	13 562	14 771	—	14 771	12 744	—	12 744
Discontinued operations	3	2 344	—	2 344	3 018	—	3 018	4 671	—	4 671

Net operating costs(a)	7	(13 192)	(111)	(13 303)	(14 551)	(60)	(14 611)	(14 777)	(695)	(15 472)

Group operating profit/(loss)		2 714	(111)	2 603	3 238	(60)	3 178	2 638	(695)	1 943

Continuing operations		2 655	(111)	2 544	3 005	(38)	2 967	2 274	(695)	1 579
Discontinued operations	3	59	—	59	233	(22)	211	364	—	364

Share of operating profit/(loss) of joint ventures and associates(b)		340	—	340	281	(634)	(353)	239	—	239

Operating profit/(loss) (including share of profit of joint ventures and associates)		3 054	(111)	2 943	3 519	(694)	2 825	2 877	(695)	2 182

Continuing operations		2 984	(111)	2 873	3 284	(672)	2 612	2 485	(695)	1 790
Discontinued operations	3	70	—	70	235	(22)	213	392	—	392

Income from other fixed asset investments
Continuing operations		37	—	37	28	—	28	17	—	17
Discontinued operations	3	1	—	1	4	—	4	3	—	3
Profit on sale of fixed assets
Continuing operations		13	—	13	71	128	199	123	—	123
Discontinued operations	3	15	—	15	1	—	1	1	—	1
Profit/(loss) on sale of subsidiaries
Continuing operations		68	—	68	4	—	4	6	131	137
Discontinued operations	3	—	—	—	—	—	—	—	(135)	(135)
Loss on termination of operations
Continuing operations(c)		—	(101)	(101)	—	(430)	(430)	—	—	—
Costs of fundamental reorganisation
Continuing operations		—	—	—	—	—	—	—	(43)	(43)
Discontinued operations	3	—	—	—	—	—	—	—	(18)	(18)
Merger transaction costs
Continuing operations		—	—	—	—	(92)	(92)	—	—	—
Net interest and similar items payable
Group	8	(212)	—	(212)	(407)	(6)	(413)	(446)		(446)
Joint ventures and associates	8	(37)	—	(37)	(63)	—	(63)	(43)	—	(43)

Profit before taxation	4,5	2 939	(212)	2 727	3 157	(1 094)	2 063	2 538	(760)	1 778
Taxation	10	(958)	(32)	(990)	(943)	132	(811)	(774)	523	(251)

Profit after taxation		1 981	(244)	1 737	2 214	(962)	1 252	1 764	(237)	1 527
Equity minority interests		(47)	—	(47)	(25)	302	277	(21)	—	(21)

Profit for the financial year (attributable profit)		1 934	(244)	1 690	2 189	(660)	1 529	1 743	(237)	1 506

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

		for the years ended 30 June
		2002			2001			2000
	Notes	Excluding exceptional items US$M	Exceptional items (note 2) US$M	Including exceptional items US$M	Excluding exceptional items US$M	Exceptional items (note 2) US$M	Including exceptional items US$M	Excluding exceptional items US$M	Exceptional items (note 2) US$M	Including exceptional items US$M
Profit for the financial year (attributable profit)		1 934	(244)	1 690	2 189	(660)	1 529	1 743	(237)	1 506
Dividends to shareholders	11	(784)	—	(784)	(754)	—	(754)	(788)	—	(788)

\Retained profit for the financial year	24	1 150	(244)	906	1 435	(660)	775	955	(237)	718

Earnings per ordinary share (basic) (US cents)(e)	12	32	(4)	28	37	(11)	26	30	(4)	26
Earnings per ordinary share (diluted) (US cents)(e)	12	32	(4)	28	37	(11)	26	30	(4)	26

Dividend per ordinary share	11
BHP Billiton Plc (US cents)				13.00			12.00			11.25
BHP Billiton Limited (US cents)				13.00
BHP Billiton Limited (Australian cents)(d)							24.70			24.70

(a)	In the year ended 30 June 2000, the exceptional operating costs relate to the impairment of HBI Western Australia.
(b)	In the year ended 30 June 2001, the exceptional share of operating losses of joint ventures and associates includes the impairment of HBI Venezuela (US$520 million).
(c)	In the year ended 30 June 2001, the exceptional loss on termination of operations relates to the Ok Tedi copper mine.
(d)	The BHP Billiton Limited dividends for the years ended 30 June 2001 and 2000 were declared in Australian cents. The amounts shown above are adjusted for the BHP Billiton Limited bonus issue effective 29 June 2001.
(e)	Whilst the presentation of earnings per share excluding exceptional items is acceptable under UK GAAP, this presentation is not permitted under US GAAP. Profit and earnings per share before exceptional items are not measures of financial performance under US GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by US GAAP as a measurement of the BHP Billiton Group’s profitability or liquidity. All registrants do not calculate profit and earnings per share before exceptional items in the same manner, and accordingly, profit and earnings per share before exceptional items may not be comparable with other registrants. Refer to note 2 for details of exceptional items excluded and to note 12 for details of the calculations.

The accompanying notes form part of these financial statements.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

	for the years ended 30 June
	Group			Joint ventures and associates(a)			Total
	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M
Attributable profit for the financial year	1 465	1 964	1 367	225	(435)	139	1 690	1 529	1 506
Exchange gains and losses on foreign currency net investments(b)	25	(712)	(469)	—	(51)	(33)	25	(763)	(502)

Total recognised gains/(losses) for the year	1 490	1 252	898	225	(486)	106	1 715	766	1 004

(a)	Included in joint ventures’ and associates’ attributable profit is a profit of US$26 million (2001: US$12 million; 2000: US$nil) relating to associated companies.
(b)	Exchange gains and losses on foreign currency net investments include net exchange gains/(losses) on foreign currency borrowings, which hedge overseas investments, of US$10 million (2001: US$(90) million; 2000: US$(95) million) and associated tax expense/(benefit) of US$3 million (2001: US$(40) million; 2000: US$(40) million).

The accompanying notes form part of these financial statements.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

CONSOLIDATED BALANCE SHEET

		at 30 June
	Notes	2002 US$M	2001 US$M
Fixed assets
Intangible assets
Goodwill	13	42	95
Negative goodwill	13	(33)	(36)

		9	59
Tangible assets	14	20 179	19 231
Investments
Joint ventures—share of gross assets		2 902	2 816
Joint ventures—share of gross liabilities		(1 434)	(1 805)

	15	1 468	1 011

Associates	15	85	58
Loans to joint ventures and associates and other investments	15	987	911

		22 728	21 270

Current assets
Stocks	16	1 457	1 675
Debtors
Amounts due within one year	17	2 554	2 547
Amounts due after one year	17	1 197	1 036

	17	3 751	3 583

Investments	18	117	215
Cash including money market deposits	29	1 499	1 285

		6 824	6 758
Creditors—amounts falling due within one year	19	(6 229)	(5 235)

Net current assets		595	1 523

Total assets less current liabilities		23 323	22 793
Creditors—amounts falling due after more than one year	20	(5 987)	(7 054)
Provisions for liabilities and charges	21	(4 654)	(4 019)

Net assets		12 682	11 720
Equity minority interests		(326)	(380)

Attributable net assets		12 356	11 340

Capital and reserves
Called up share capital—BHP Billiton Plc (nominal value US$0.50 each; 3 000 000 000 authorised; 680 852 115 unissued)	22	1 160	1 160
Share premium account	24	592	592
Contributed equity—BHP Billiton Limited	22	3 143	3 039
Profit and loss account	24	7 461	6 549

Equity shareholders’ funds	25	12 356	11 340

Commitments, Contingent Liabilities	27,32

The accompanying notes form part of these financial statements.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

CONSOLIDATED STATEMENT OF CASH FLOWS

	for the years ended 30 June
	2002 US$M	2001 US$M	2000 US$M
Net cash inflow from Group operating activities(a)	4 641	4 805	4 444

Dividends received from joint ventures and associates	149	154	127

Interest paid	(496)	(587)	(699)
Dividends paid on redeemable preference shares	(35)	(69)	(47)
Interest received	156	132	95
Other dividends received	38	39	23
Dividends paid to minorities	(20)	(50)	(34)

Net cash outflow from returns on investments and servicing of finance	(357)	(535)	(662)

Taxes paid	(606)	(587)	(532)
Refund of taxes paid	91	—	—

Taxation	(515)	(587)	(532)

Available cash flow	3 918	3 837	3 377

Purchases of tangible fixed assets	(2 481)	(3 038)	(1 483)
Exploration expenditure	(390)	(341)	(261)
Disposals of tangible fixed assets	200	339	482
Purchase of investments and funding of joint ventures	(182)	(677)	(282)
Sale of investments and repayments by joint ventures	232	82	165

Net cash outflow from capital expenditure and financial investment	(2 621)	(3 635)	(1 379)

Investment in subsidiaries	(45)	(1 567)	(8)
Sale of subsidiaries	190	372	483
Net cash acquired with subsidiary	—	117	—
Cash transferred on disposal	(45)	(61)	(25)
Investment in joint ventures	(208)	(482)	—
Disposal of joint venture	70	193	8

Net cash (outflow)/inflow for acquisitions and disposals	(38)	(1 428)	458

Equity dividends paid	(811)	(751)	(361)

Net cash flow before management of liquid resources and financing	448	(1 977)	2 095

Net cash inflow/(outflow) from management of liquid resources	157	242	(252)

Redeemable preference shares	(423)	(425)	(484)
Finance lease obligations	(28)	(4)	(35)
Debt due within one year—repayment of loans	(1 344)	(668)	(416)
Debt due within one year—drawdowns	1 657	849	396
Debt due after one year—repayment of loans	(2 722)	(998)	(2 473)
Debt due after one year—drawdowns	2 318	2 072	1 363

Net cash (outflow)/inflow from debt and finance leases	(542)	826	(1 649)
Share repurchase scheme—BHP Billiton Plc	—	194	(2)
Share buy-back scheme—BHP Billiton Limited	(19)	—	—
Issue of shares	104	743	134

Net cash (outflow)/inflow from financing	(457)	1 763	(1 517)

Increase in cash in the year	148	28	326

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

	for the years ended 30 June
	Notes	2002 US$M	2001 US$M	2000 US$M
Reconciliation of net cash flow to movement in net debt
Increase in cash in the year		148	28	326
Cash flow from debt and finance leases		542	(826)	1 649
Cash flow from management of liquid resources		(157)	(242)	252

Decrease/(increase) in net debt arising from cash flows		533	(1 040)	2 227
Increase in debt from acquisition and disposal of subsidiaries	29	—	(665)	—
Other non-cash movements	29	—	—	7
(Increase)/decrease in debt from exchange adjustments	29	(34)	476	489

Decrease/(increase) in net debt		499	(1 229)	2 723
Net debt at beginning of year	29	(7 321)	(6 092)	(8 815)

Net debt at end of year	29	(6 822)	(7 321)	(6 092)

(a)    Net cash inflow from Group operating activities

	2002 US$M	2001 US$M	2000 US$M
Operating profit	2 603	3 178	1 943
Proceeds from gas sales contract renegotiation	—	—	146
Merger transaction costs	—	(92)	—
Payments relating to HBI Venezuela guarantee	—	(310)	—
Depreciation and amortisation	1 727	1 672	1 748
Impairment of assets	119	34	695
Employee share awards	28	46	10
Net exploration charge	243	250	216
Loss on sale of fixed assets	—	21	2
(Increase)/decrease in stocks	(11)	41	111
(Increase) in debtors	(346)	(141)	(16)
Increase/(decrease) in creditors	292	115	(144)
(Decrease)/increase in provisions	(49)	28	(278)
Other movements	35	(37)	11

Net cash inflow from Group operating activities	4 641	4 805	4 444

The accompanying notes form part of these financial statements.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Dual Listed Companies Structure and Basis of Preparation of Financial Statements

Merger terms

On 29 June 2001, BHP Billiton Plc (previously known as Billiton Plc), a UK listed company, and BHP Billiton Limited (previously known as BHP Limited), an Australian listed company, entered into a Dual Listed Companies (DLC) merger. This was effected by contractual arrangements between the companies and amendments to their constitutional documents.

The effect of the DLC merger is that BHP Billiton Plc and its subsidiaries (the BHP Billiton Plc Group) and BHP Billiton Limited and its subsidiaries (the BHP Billiton Limited Group) operate together as a single economic entity (the BHP Billiton Group), with neither assuming a dominant role. Under the arrangements:

•	The shareholders of BHP Billiton Plc and BHP Billiton Limited have a common economic interest in both groups;

•	The shareholders of BHP Billiton Plc and BHP Billiton Limited take key decisions, including the election of Directors, through a joint electoral procedure under which the shareholders of the two companies effectively vote on a joint basis;

•	BHP Billiton Plc and BHP Billiton Limited have a common Board of Directors, a unified management structure and joint objectives;

•	Dividends and capital distributions made by the two companies are equalised; and

•	BHP Billiton Plc and BHP Billiton Limited each executed a deed poll guarantee, guaranteeing (subject to certain exceptions) the contractual obligations (whether actual or contingent, primary or secondary) of the other incurred after 29 June 2001 together with specified obligations existing at that date.

If either BHP Billiton Plc or BHP Billiton Limited proposes to pay a dividend to its shareholders, then the other Company must pay a matching cash dividend of an equivalent amount per share to its shareholders. If either Company is prohibited by law or is otherwise unable to declare, pay or otherwise make all or any portion of such a matching dividend, then BHP Billiton Plc or BHP Billiton Limited will, so far as it is practicable to do so, enter into such transactions with each other as the Boards agree to be necessary or desirable so as to enable both Companies to pay dividends as nearly as practicable at the same time.

The DLC merger did not involve the change of legal ownership of any assets of BHP Billiton Plc or BHP Billiton Limited, any change of ownership of any existing shares or securities of BHP Billiton Plc or BHP Billiton Limited, the issue of any shares or securities or any payment by way of consideration, save for the issue by each Company of one special voting share to a trustee company which is the means by which the joint electoral procedure is operated. In addition, to achieve a position where the economic and voting interests of one share in BHP Billiton Plc and one share in BHP Billiton Limited were identical, BHP Billiton Limited made a bonus issue of ordinary shares to the holders of its ordinary shares.

Treatment of the DLC merger for accounting purposes

Under UK generally accepted accounting principles (GAAP), the DLC merger is treated as a business combination because a single economic entity has been formed, even though BHP Billiton Plc and BHP Billiton Limited remain separate legal entities. The consolidated financial statements of BHP Billiton Plc therefore include those of BHP Billiton Limited and its subsidiary companies in accordance with the requirements of s227(5) of the Companies Act 1985.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

The DLC merger is accounted for using the merger method of accounting in accordance with UK accounting standards. The nature of the DLC merger has resulted in the inclusion of amounts attributable to the shareholders of both BHP Billiton Plc and BHP Billiton Limited in capital and reserves on the balance sheet, and in attributable profit.

The substance of the DLC merger of BHP Billiton Plc and BHP Billiton Limited required that merger accounting was applied in accounting for the combination. This is because:

•	No party has ever been portrayed as either the acquirer or the acquired, either by its own Board or management during the process;

•	All the parties to the combination clearly participated, on a consensual basis, in establishing the management structure of and key positions in the combined entity;

•	Neither party dominates the other and this has been borne out in practice since the merger;

•	Consideration was wholly equity shares in the BHP Billiton Group; and

•	Neither set of shareholders retained an interest in the future performance of only part of the combined Group.

Subsequent events continue to bear this out:

•	The initiation and continuation of the combined ‘BHP Billiton’ name, logo and trademarks as the approved nomenclature of the merged Group;

•	The creation of a new Customer Sector Group segment structure within the BHP Billiton Group reflecting a new approach to management of customer-based groupings of assets, which reflects neither the previous approach of the BHP Billiton Plc Group or the BHP Billiton Limited Group;

•	Continuing Board rationalisation reflecting the equivalence of importance of each party to the merger; and

•	No wholesale sale of assets from either side of the business with those assets combined at the time of the merger continuing to be the assets that underpin the BHP Billiton Group presently.

At the date of the merger, the interests of the shareholders of BHP Billiton Plc and BHP Billiton Limited in the BHP Billiton Group was 38.6 per cent and 61.4 per cent respectively. Whilst this might indicate that BHP Billiton Limited would dominate the BHP Billiton Group, BHP Billiton rebuts the UK GAAP presumption of dominance on the grounds that the initial composition of the Board and the formally constituted Committees of the Board indicated that BHP Billiton Plc had a greater degree of influence than its proportion of voting rights would demand, and the Nominations Committee (which comprises two legacy BHP Billiton Limited Directors and two legacy BHP Billiton Plc Directors) effectively blocks the ability of the legacy BHP Billiton Limited Directors to alter the balance of legacy BHP Billiton Limited and BHP Billiton Plc Directors on the Board of the merged Group at the expense of BHP Billiton Plc.

The Board is of the view that there has clearly been no dominance (or attempts to exert a dominant influence) in practice since the announcement of the merger. Actions since the merger continue to support the view that the substance of the transaction was that of a merger.

BHP Billiton Limited’s plans for the business now referred to as BHP Steel were part of a strategy for its entire steel business. This had prior to the DLC merger included the spin-out of another part of the steel business,

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP this was OneSteel (in October 2000), and the closure of a major steel works in Australia (in September 1999). BHP Billiton, in making the announcement about its plans for the demerger, did not make this a condition of merger nor was it a related arrangement. The shareholders of BHP Billiton Limited and BHP Billiton Plc were not asked to vote on the BHP Steel demerger at the time of the votes on the DLC merger. This demerger transaction was some way off at the time of merger and was conditional on shareholder votes by both BHP Billiton Limited and BHP Billiton Plc shareholders and the approval by the courts in Australia.

The demerger resulted in the shareholders of both BHP Billiton Plc and BHP Billiton Limited receiving their share of the value of BHP Steel upon demerger (albeit that the shareholders of BHP Billiton Plc received this in the form of a greater share of the remaining BHP Billiton Group and BHP Billiton Limited shareholders received it in the form of shares in BHP Steel). Both shareholder groups enjoyed the economic benefits of ownership of BHP Steel from the consummation of the merger to the date of demerger.

Accounting Policies

Basis of accounting

The financial statements have been prepared under the historical cost convention (except as discussed under tangible fixed assets below) and in accordance with applicable UK accounting standards and the United Kingdom Companies Act 1985, except as described in the accounting policies note on foreign currencies and in note 25 which explains the accounting treatment of the cost of purchasing BHP Billiton Plc’s own shares. The financial statements reflect the results and financial position of BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries. Subsidiaries are entities controlled by either parent entity. Control generally exists where the parent owns a majority of voting rights in the subsidiary. Where the BHP Billiton Group’s interest is less than 100 per cent, the share attributable to outside shareholders is reflected in minority interests. The accounting policies have been applied consistently in the preparation of the financial statements with those applied in the prior two years except for:

(a) Application of new accounting standards

The BHP Billiton Group has adopted the transitional provisions of FRS 17 ‘Retirement Benefits’. In accordance with the transitional arrangements under FRS 17 full implementation is only required for accounting periods ending after 22 June 2003 (although the UK Accounting Standards Board has announced a proposal to delay full implementation). For the current year only additional disclosures are required.

(b) Change in accounting policy

With effect from 1 July 2001, the BHP Billiton Group has changed its accounting policy regarding the treatment of foreign exchange gains or losses on local currency site restoration provisions held in the accounts of entities using US dollar functional currencies. Under the previous policy, the foreign exchange gains and losses on site restoration provisions were recognised in the profit and loss account. Under the revised policy, such foreign exchange gains and losses are treated as part of the revision to the estimated future restoration cost and are included in the cost of tangible fixed assets. The revised policy has been adopted as it better matches the ultimate cost of site restoration charged in the profit and loss account to the profit earned. The impact in the year ended 30 June 2002 has been the capitalisation to tangible fixed assets of foreign exchange losses of US$40 million. The application of the revised policy to prior periods does not have a material impact on the comparative profit and loss account or balance sheet and no prior period adjustments have been made.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

A reconciliation of the major differences between the financial statements prepared under UK generally accepted accounting principles (GAAP) and those applicable under US GAAP is included in note 35.

Currency of presentation

All amounts are expressed in US dollars unless otherwise stated.

Acquisitions, disposals and goodwill

On the acquisition of a business, fair values reflecting conditions at the date of acquisition are attributed to the identifiable separable assets and liabilities acquired. On the acquisition of a minority interest in a subsidiary undertaking, attributable fair values are recognised in relation to the relevant proportion of the identifiable separable assets and liabilities of the subsidiary undertaking.

Mineral and petroleum reserves and resources, which can be reliably valued, are recognised in the assessment of fair values on acquisition. Other potential reserves and resources and mineral rights, for which, in the Directors’ opinion, values cannot reliably be determined, are not recognised. Accordingly, goodwill arising on acquisition may include amounts in respect of these items.

Where the fair value of the consideration paid exceeds the fair value of the separable assets and liabilities acquired, the difference is treated as purchased goodwill and any excess of the fair value of the separable assets and liabilities acquired over the fair value of the consideration given is treated as negative goodwill. Goodwill arising on acquisitions since 1 July 1998 is capitalised and amortised over its estimated useful economic life. Currently, useful economic lives range between 17 and 20 years. Negative goodwill arising on acquisitions since 1 July 1998 is capitalised and released to the profit and loss account in proportion to the realisation of the non-monetary assets acquired. Goodwill and negative goodwill arising on acquisitions prior to 1 July 1998 remain set off against reserves.

On the subsequent disposal or termination of a previously acquired business, the profit or loss on disposal or termination is calculated after charging or crediting the amount of any related goodwill previously taken directly to reserves or the unamortised balance of any goodwill capitalised.

Joint ventures

A joint venture is an entity in which the BHP Billiton Group holds a long-term interest and which is jointly controlled by the BHP Billiton Group and one or more other venturers. Decisions regarding the financial and operating policies essential to the activities, economic performance and financial position of that venture require the consent of each of the venturers that together jointly control the entity. A formal agreement between these venturers is not necessary to create joint control provided that in practice each relevant venturer’s consent is required for strategic decisions.

The results of joint ventures are accounted for using the gross equity method of accounting. Under the gross equity method, the cost of the investment in the venture is adjusted by BHP Billiton Group’s proportionate share of the results of operations of the venture.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Joint arrangements

The BHP Billiton Group has certain contractual arrangements with other participants to engage in joint activities where all significant matters of operating and financial policy are determined by the participants such that the entity itself has no significant independence to pursue its own commercial strategy. These contractual arrangements do not create an entity, such as a joint venture, due to the fact that the policies are those of the participants, not a separate entity carrying on a trade or business of its own.

The financial statements of the BHP Billiton Group include its share of the assets, liabilities and cash flows in such joint arrangements, measured in accordance with the terms of each arrangement, which is usually pro-rata to the BHP Billiton Group’s interest in the joint arrangement.

Foreign currencies

The BHP Billiton Group’s reporting currency is US dollars as this is the dominant currency in which BHP Billiton Group companies operate. For consistency of presentation purposes, the BHP Billiton Limited Group has adopted US dollars as its reporting currency with effect from 1 July 2001.

Transactions denominated in foreign currencies (currencies other than the functional currency of the entity) are recorded using the exchange rate ruling at the date of the transaction or, if hedged forward, at the rate of exchange under the related forward currency contract. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the balance sheet date and the gains or losses on retranslation are included in the consolidated profit and loss account, with the exception of foreign exchange gains or losses on foreign currency provisions for site restoration which are capitalised in tangible fixed assets.

Profit and loss accounts of subsidiaries and joint ventures which have functional currencies other than US dollars are translated to US dollars at average rates for the relevant reporting period, other than material exceptional items which are translated at the rate at the date of the transaction. Assets and liabilities are translated at exchange rates prevailing at the relevant balance sheet date. Exchange variations resulting from the retranslation at closing rate of the net investment in such subsidiaries and joint ventures, together with differences between their profit and loss accounts translated at average and closing rates, are shown as a movement in reserves and in the consolidated statement of total recognised gains and losses. Exchange differences arising on long-term foreign currency borrowings used to finance such investments, together with any related and realised taxation effects, are also shown as a movement in reserves and in the consolidated statement of total recognised gains and losses.

The inclusion in the profit and loss account of exchange gains and losses on unsettled transactions is required by accounting standards in order to give a true and fair view of the BHP Billiton Group’s results. Compliance with accounting standards overrides the requirement of the Companies Act that only profits realised at the balance sheet date be included in the profit and loss account. The effect is disclosed in note 8.

Turnover

Turnover from the sale of goods is recognised when persuasive evidence, usually in the form of an executed sales agreement, of an arrangement exists indicating there has been a transfer of title, risks and rewards to the customer, no further work or processing is required by the BHP Billiton Group, the quantity and quality of the goods has been determined with reasonable accuracy, the price is fixed or determinable, and collectibility is reasonably assured.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

In the majority of sales for most commodities, sales agreements specify that title passes on the bill of lading date which is the date the commodity is delivered to the shipping agent. Revenue is recognised on the bill of lading date. For certain sales (principally coal sales to adjoining power stations and diamonds), title passes and revenue is recognised when the goods have been delivered.

In cases where the terms of the executed sales agreement allows for an adjustment to the sales price based on a survey of the goods by the customer (for instance an assay for mineral content), recognition as revenue of a portion of the sales price is deferred at the time of shipment until a final adjustment is determined. Historically these adjustments have been insignificant.

Exploration, evaluation and development expenditure

In respect of minerals, exploration and evaluation expenditure is charged to the profit and loss account as incurred except in respect of cost centres where:

•	It is expected that the expenditure will be recouped by future exploitation or sale; or

•	Substantial exploration and evaluation activities have identified a mineral resource but these activities have not reached a stage which permits a reasonable assessment of the existence of commercially recoverable reserves, in which case the expenditure is capitalised.

In respect of petroleum, exploration expenditure is accounted for in accordance with the successful efforts method on an area of interest basis. Exploration licence acquisition costs pertaining to new unexplored areas are expensed as incurred, except in the case of established exploration areas which are amortised over the term of the licence. Expenditure on general seismic data and other costs not directly related to a specific area of interest are expensed in the year in which they are incurred. All exploration expenditure is charged against the profit and loss account except, where the expenditure relates to an area of interest and it is expected that the expenditure will be recouped by future exploitation or sale, or, at balance date, exploration and evaluation activities have not reached a stage which permits a reasonable assessment of the existence of economically recoverable reserves. Exploratory wells that find oil and gas in an area requiring major capital expenditure before production can begin are continually evaluated to assure that commercial quantities of reserves have been found or that additional exploration work is underway or planned. To the extent it is considered that the relevant expenditure will not be recovered, it is written off. When proved reserves of oil and natural gas are determined and development is sanctioned and completed, the relevant expenditure is amortised on the units of production method.

Deferred overburden removal costs

Stripping ratios are a function of the quantity of ore mined compared with the quantity of overburden, or waste, required to be removed to mine the ore. Deferral of costs to the balance sheet is made, where appropriate, when actual stripping ratios vary from average stripping ratios. Deferral of costs to the balance sheet is not made where ore is expected to be evenly distributed.

Costs, which have previously been deferred to the balance sheet (deferred overburden removal costs), are included in the profit and loss account on a unit of production basis utilising average stripping ratios. Changes in estimates of average stripping ratios are accounted for prospectively from the date of the change.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

As it is not possible to separately identify cash inflows relating to deferred overburden removal costs, such assets are grouped with other assets of an income generating unit for the purposes of undertaking impairment assessments, where necessary, based on future cash flows for the income generating unit as a whole.

Research expenditure

Expenditure for research is included in the profit and loss account as and when incurred on the basis that continuing research is part of the overall cost of being in business, except to the extent that future benefits deriving from those costs are expected beyond any reasonable doubt to exceed those costs, in which case it is capitalised and amortised over the period of expected benefit.

Net interest cost

Net interest cost is generally expensed as incurred except where it relates to the financing of construction or development of assets requiring a substantial period of time to prepare for their intended future use. Interest is capitalised up to the date when the asset is ready for its intended use. The amount of interest capitalised for the period is determined by applying the interest rate applicable to appropriate borrowings outstanding during the period to the average amount of accumulated expenditure for the assets during the period.

Tangible fixed assets

Valuation

Fixed assets are generally included in the financial statements at historical cost. Prior to the adoption of FRS 15 ‘Tangible fixed assets’, certain fixed assets had been included in the financial statements at revalued amounts. With effect from 1 July 1998, such valuations were frozen and effectively treated as the cost of the fixed asset and no further revaluations made.

Fixed assets are assessed to ensure carrying values do not exceed estimated recoverable amounts.

The carrying value of each income generating unit is reviewed bi-annually to evaluate whether the carrying amount is recoverable. Assets may be reviewed more regularly if an event or change in circumstances indicates that the carrying amount of an asset may not be recoverable. If the asset is determined to be impaired, an impairment loss will be recorded, and the asset written down, based upon the amount by which the asset carrying amount exceeds the higher of net realisable value and value in use. Value in use is generally determined by discounting expected future cash flows using a risk-adjusted pre-tax discount rate appropriate to the risks inherent in the asset. For the current year, the rates applied were between 12.9 per cent and 15.0 per cent. Future cash flows are estimated based on production and sales plans, commodity prices (considering current and historical prices, price trends and related factors), recoverable reserves, operating costs, reclamation costs and planned capital costs. These estimates are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter these projections, which may impact the recoverability of these assets.

Mineral rights

Mineral rights acquired by the BHP Billiton Group are accounted for at cost with provisions made where impairments in value have occurred. Exploitable mineral rights are capitalised and depreciated over the production life of the asset.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Mineral leases

The BHP Billiton Group’s minerals leases are of sufficient duration (or convey a legal right to renew for sufficient duration) to enable all reserves on the leased properties to be mined in accordance with current production schedules.

Depreciation, depletion and amortisation

The book value of tangible fixed assets (including the original capital expenditure and any subsequent replacement expenditure) is depreciated over the useful economic lives of the specific assets concerned or the life of the mine or lease, if shorter. The major fixed assets are depreciated as follows:

Buildings	25-50 years straight line

Land	Not depreciated

Plant and machinery	Economic useful life (4 to 30 years)

Other mining assets	Over the life of the proven and probable reserves

Petroleum interests	Over the life of the proved developed oil and gas reserves

Leasehold land and buildings	On a straight-line basis over the life of the lease up to a maximum of 50 years

Vehicles	Economic useful life (3 to 5 years)

Computer systems	Up to 8 years

Changes in estimates are accounted for over the estimated remaining economic life or the remaining commercial reserves of each project as applicable.

Other tangible fixed assets

The cost of other tangible fixed assets includes financing and other appropriate direct and indirect costs incurred on major capital projects from the commencement of construction until the start of commercial production.

Leases

Assets held under leases which result in the BHP Billiton Group receiving substantially all the risks and rewards of ownership of the asset (finance leases) are capitalised as tangible fixed assets at the estimated present value of underlying lease payments.

The corresponding finance lease obligation is included within creditors due within or after more than one year. The interest element is allocated to accounting periods during the lease term to reflect a constant rate of interest on the remaining balance of the obligation for each accounting period.

Rentals paid on operating leases are charged to the profit and loss account on a straight-line basis over the lease term. Provision is made for future operating lease payments in relation to surplus lease space when it is first determined that the space will be of no probable future benefit. Operating lease incentives are recognised as a liability when received and subsequently reduced by allocating lease payments between rental expense and the liability.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Other investments

Fixed asset investments, other than joint ventures and associates, are stated individually at cost less provisions for impairments.

Current asset investments are valued at the lower of cost and net realisable value. In determining net realisable values, market values are used in the case of listed investments and Directors’ estimates are used in the case of unlisted investments.

Stocks

Stocks and work in progress are valued at the lower of cost and net realisable value. Cost is determined primarily on the basis of average costs. In some cases, the first-in-first-out method or actual cost is used. For processed inventories, cost is derived on an absorption-costing basis. Cost comprises cost of production, including attributable mining and manufacturing overheads.

Deferred taxation

Corporation tax

Full provision is made for deferred taxation on all timing differences which have arisen but not reversed at the balance sheet date, except as follows:

•	Tax payable on the future remittance of the past earnings of subsidiaries, associates and joint ventures is provided only to the extent that dividends have been accrued as receivable or a binding agreement to distribute all past earnings exists;

•	Deferred tax is not recognised on the difference between book values and fair values of non-monetary assets arising on acquisitions or purchased fixed assets which have subsequently been revalued unless there is a binding agreement to sell such an asset and the gain or loss expected to arise has been recognised; and

•	Deferred tax assets are recognised only where it is more likely than not that they will be recovered.

Resource rent taxes and royalties

Resource rent taxes and royalties are charges to operating profit; full provision is made for all timing differences which have arisen but not reversed at the balance sheet date except that carried forward resource rent tax benefits are recognised only to the extent that it is more likely than not that they will be recovered.

Provision for employee benefits

Provision is made in the accounts for all employee benefits, including on-costs. In relation to industry-based long service leave funds, the BHP Billiton Group’s share of debtors and creditors, including obligations for funding shortfalls, have been recognised.

Pension costs and other post-retirement benefits

The BHP Billiton Group operates or participates in a number of pension schemes throughout the world. The funding of the schemes complies with local regulations. The assets of the schemes are generally held separately

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP from those of the BHP Billiton Group and are administered by trustees or management boards. For schemes of the defined-contribution type or those operated on an industry-wide basis where it is not possible to identify assets attributable to the participation by the BHP Billiton Group’s employees, the pension charge is calculated on the basis of contributions payable. For defined benefit schemes, the cost of providing pensions is charged to the profit and loss account so as to allocate the cost systematically over the employees’ service lives on the basis of independent actuarial advice.

Certain BHP Billiton Group companies provide post-retirement medical benefits to qualifying pensioners. In some cases the benefits are provided through medical care schemes to which the company, the employees, the retirees and covered family members contribute. In some schemes, there is no funding of the benefits before retirement. For the unfunded schemes and for funded schemes, where it is possible to identify assets that are attributable to current and future retirees of the BHP Billiton Group companies, the cost of providing the post-retirement benefits is charged to the profit and loss account so as to allocate the cost systematically over the employees’ service lives on the basis of independent actuarial advice. For other funded schemes the charge to the profit and loss account is calculated on the basis of premiums payable.

Decommissioning, site restoration and environmental provisions

BHP Billiton Group companies are generally required to restore mine, oil and gas facilities and processing sites at the end of their producing lives to a condition acceptable to the relevant authorities and consistent with the BHP Billiton Group’s environmental policies. The expected cost of any approved decommissioning or restoration program, discounted to its net present value, is provided when the related environmental disturbance occurs, based on the BHP Billiton Group’s interpretation of environmental and regulatory requirements and its own environmental policies where these are more onerous. The cost is capitalised where it gives rise to future benefits. The capitalised cost is amortised over the life of the operation and the increase in the net present value of the provision for the expected cost is included with interest and similar items. Expected decommissioning and restoration costs are based on the estimated current cost of detailed plans prepared for each site.

The provisions referred to above do not include any amounts related to remediation costs associated with unforeseen circumstances. Such costs are recognised where environmental contamination as a result of oil and chemical spills, seepage or other contingent events gives rise to a loss which is probable and reliably estimable.

The cost of ongoing programs to prevent and control pollution and to rehabilitate the environment is charged to the profit and loss account as incurred.

Employee share awards

The estimated cost of awards made by the BHP Billiton Group is charged to profit over the period to the date of expected vesting or the performance period, as appropriate. Where shares are bought on market to satisfy the delivery of shares on vesting, the cost of these share investments is included within other fixed asset investments less amounts charged to profit relating to those shares. The estimated cost of awards is the market value of shares awarded (in the case of Performance Rights, the Bonus Equity Plan, the Restricted Share Scheme and Co-Investment Plan) or the intrinsic value of options awarded (being the difference between the exercise price and the market price at date of grant, measured at the date of the granting of the award), adjusted to reflect the impact of performance conditions, where applicable.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Financial instruments

The BHP Billiton Group is exposed to changes in interest rates, foreign currency exchange rates and commodity prices and, in certain circumstances, uses derivative financial instruments to hedge these risks.

When undertaking risk mitigation transactions, hedge accounting principles are applied, whereby derivatives are matched to the specifically identified commercial risks being hedged. These matching principles are applied to both realised and unrealised transactions. Derivatives undertaken as hedges of anticipated transactions are recognised when such transactions are recognised. Upon recognition of the underlying transaction, derivatives are valued at the appropriate market spot rate.

When an underlying transaction can no longer be identified, gains or losses arising from a derivative that has been designated as a hedge of that transaction will be taken to the profit and loss account whether or not such derivative is terminated.

When a hedge is terminated, the deferred gain or loss that arose prior to termination is:

(a) deferred and included in the measurement of the anticipated transaction when it occurs; or

(b) taken to the profit and loss account where the anticipated transaction is no longer expected to occur.

The premiums paid on interest rate options and foreign currency put and call options are included in debtors and are deferred and included in the settlement of the underlying transaction.

When undertaking strategic financial transactions, all gains and losses are taken to the profit and loss account at the end of each reporting period. The premiums paid on strategic financial transactions are taken to the profit and loss account at the inception of the contract.

Exchange rates

The following exchange rates have been applied in these financial statements.

	2002 Average	2001 Average	2000 Average	As at 30 June 2002	As at 30 June 2001
Versus US dollar
South African rand	10.03	7.16	6.34	10.25	8.08
Australian dollar	1.91	1.87	1.59	1.77	1.98
Brazilian real	2.50	2.01	1.83	2.82	2.30
Chilean peso	672	577	523	698	632
Colombian peso	2 487	2 233	1 957	2 399	2 297
Canadian dollar	1.56	1.52	1.48	1.50	1.52

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comparatives

Where applicable, comparatives have been adjusted to disclose them on the same basis as current period figures.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS

NOTE 1.    PRINCIPAL SUBSIDIARIES, JOINT VENTURE, ASSOCIATES AND JOINT ARRANGEMENTS

Subsidiary undertakings

The principal subsidiary undertakings of BHP Billiton Plc and BHP Billiton Limited, none of which are held directly by BHP Billiton Plc are as follows:

			BHP Billiton Group’s effective interest
Name	Country of incorporation	Principal activity	30 June 2002%	30 June 2001%
Beswick Pty Ltd	Australia	Investment	100	100
BHP Billiton Diamonds Inc	Canada	Diamond mining	100	100
BHP Billiton Finance BV	Netherlands	Finance	100	100
BHP Billiton Finance Ltd	Australia	Finance	100	100
BHP Billiton Finance (USA) Ltd(a)	Australia	Finance	100	100
BHP Billiton Iron Ore Pty Ltd	Australia	Management company and iron ore marketing	100	100
BHP Billiton Group Operations Pty Ltd	Australia	Administrative services	100	100
BHP Billiton Investments (Jersey) Ltd	Jersey	Holding company	100	100
BHP Billiton Marketing AG	Switzerland	Marketing and trading	100	100
BHP Billiton Minerals Pty Ltd	Australia	Iron ore mining, silver mining	100	100
BHP Billiton Petroleum (Angola 21) Inc	Canada	Hydrocarbons exploration	100	100
BHP Billiton Petroleum (Australia) Pty Ltd	Australia	Hydrocarbons exploration, development and production	100	100
BHP Billiton Petroleum (Bass Strait) Pty Ltd	Australia	Hydrocarbons exploration, development and production	100	100
BHP Billiton Petroleum (NWS) Pty Ltd	Australia	Hydrocarbons exploration, development and production	100	100
BHP Billiton Petroleum Great Britain Ltd	United Kingdom	Hydrocarbons exploration, development and production	100	100
BHP Billiton Petroleum (International Exploration) Pty Ltd	Australia	Hydrocarbons exploration	100	100
BHP Billiton Petroleum (Victoria) Pty Ltd	Australia	Hydrocarbons exploration	100	100
BHP Billiton SA Ltd	South Africa	Holding and service company	100	100
BHP Billiton Services Jersey Ltd	Jersey	Service company	100	100
BHP Billiton Shared Business Services Pty Ltd	Australia	Administrative services	100	100
BHP Billiton Tintaya SA	Peru	Copper mining	99.95	99.95
BHP Billiton Transport and Logistics Pty Ltd	Australia	Transport services	100	100
BHP Billiton World Exploration Inc	Canada	Exploration	100	100
BHP Coal Pty Ltd	Australia	Holding company and coal mining	100	100
BHP Copper Inc	US	Holding company and copper mining	100	100
BHP Development Finance Pty Ltd	Australia	Finance	100	100
BHP Holdings (USA) Inc	US	Holding company	100	100
BHP Minerals Exploration Inc	US	Holding company	100	100
BHP Mitsui Coal Pty Ltd	Australia	Holding company and coal mining	80	80
BHP Navajo Coal Company	US	Coal mining	100	100
BHP Nominees Pty Ltd	Australia	Holding company	100	100
BHP Operations Inc	US	Finance	75	75
BHP Petroleum (Pakistan) Pty Ltd	Australia	Hydrocarbon exploration	100	100
BHP Queensland Coal Ltd	US	Coal mining	100	100
BHP Resources Inc	US	Holding company	100	100
BHP Steel (AIS) Pty Ltd(b)	Australia	Iron and steel production and coal mining	100	100
BHP Steel Investments Inc(b)	US	Steel production	100	100

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

			BHP Billiton Group’s effective interest
Name	Country of incorporation	Principal activity	30 June 2002%	30 June 2001%
BHP Steel Ltd(b)	Australia	Rollforming and coating of sheet steel	100	100
BHP Steel Malaysia Sdn Bhd(b)	Malaysia	Steel coating	60	60
BHP Steel Thailand Ltd(b)	Thailand	Steel coating	87.5	87.5
Billiton Aluminium Australia Pty Ltd	Australia	Bauxite mining and alumina refining	100	100
Billiton Aluminium South Africa Ltd	South Africa	Aluminium smelting	100	100
Billiton Coal Australia Pty Ltd	Australia	Coal mining	100	100
Billiton Development BV	Netherlands	Exploration	100	100
Billiton Metais SA	Brazil	Alumina refining and aluminium smelting	100	100
Cerro Matoso SA	Colombia	Nickel mining and ferro-nickel smelting	99.8	99.8
Compania Minera Cerro Colorado Limitada	Chile	Copper mining	100	100
Compania Minera Riochilex SA	Chile	Copper exploration	100	100
Dia Met Minerals Ltd	Canada	Diamond mining	100	89.36
Endeavour Coal Pty Ltd	Australia	Coal mining	100	—
Groote Eylandt Mining Co Pty Limited	Australia	Manganese mining	60	60
Hamilton Brothers Petroleum Corporation	US	Hydrocarbons exploration, development and production	100	100
Illawarra Coal Holdings Pty Ltd	Australia	Coal mining	100	100
Ingwe Coal Corporation Limited	South Africa	Coal mining	100	100
NAMDInc	US	Holding company and metals distribution	100	100
Ok Tedi Mining Ltd	Papua New Guinea	Copper mining	—	52
PT Arutmin Indonesia Pty Ltd	Indonesia	Coal mining	—	80
PT BHP Steel Indonesia(b)	Indonesia	Steel coating	74	74
QNI Pty Ltd	Australia	Nickel refining	100	100
QNI Resources Pty Ltd	Australia	Holding company	100	100
QNI Metals Pty Ltd	Australia	Holding company	100	100
Rio Algom Limited	Canada	Holding company	100	100
Samancor Limited	South Africa	Chrome and manganese mining and production	60	60
Samancor AG	Switzerland	Marketing	60	60
San Juan Coal Company	US	Coal mining	100	100
San Juan Transportation Company	US	Coal transportation	100	100
Tasmanian Electro Metallurgical Co Pty Ltd	Australia	Manganese alloys	60	60
Tasman Steel Holdings Limited(b)	New Zealand	Iron and steel production	100	100

The list above only includes those companies which principally affect the profit or net assets of the BHP Billiton Group.

(a)	BHP Billiton Finance (USA) Ltd is 100% owned by BHP Billiton Limited. BHP Billiton Limited and BHP Billiton Plc have each fully and unconditionally guaranteed BHP Billiton Finance (USA) Limited’s debt securities.
(b)	Attributable to discontinued operations. Refer note 3.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Joint ventures

The principal joint ventures of the BHP Billiton Group are as follows:

			BHP Billiton Group’s effective interest
Name	Country of incorporation	Principal activity	30 June 2002%	30 June 2001%
Minera Antamina SA	Peru	Copper and zinc mining	34	34
Carbones del Cerrejon SA	Colombia	Coal mining	33	33
Cerrejon Zona Norte SA	Colombia	Coal mining	33	17
Columbus Joint Venture(a)	South Africa	Stainless steel production	—	20
Highland Valley Copper	Canada	Copper mining	34	34
North Star BHP Steel(b)	US	Steel manufacturing—flat products	50	50
Orinoco Iron C.A.	Venezuela	HBI production	50	50
Richards Bay Minerals(c)	South Africa	Titanium dioxide and mineral sands	50	50
Samarco Mineracao SA	Brazil	Iron ore mining	50	50
South Blackwater	Australia	Coal mining	50	—
Integris Metals (refer note 26)	US	Metals distribution	50	—

(a)	During the year the assets of the Columbus Joint Venture were transferred to Columbus Stainless Pty Limited. The Group’s effective interest in this business was reduced to 7.2 per cent and is now accounted for as a fixed asset investment.
(b)	Attributable to discontinued operations. Refer note 3.
(c)	Richards Bay Minerals comprises two legal entities as follows:

			BHP Billiton Group’s effective interest
Name	Country of incorporation	Principal activity	30 June 2002%	30 June 2001%
Tisand (Pty) Limited	South Africa	Mineral sands mining	51	51
Richards Bay Iron and Titanium (Pty) Limited	South Africa	Titanium dioxide, zircon and rutile	49	49

In accordance with the shareholder agreement between the BHP Billiton Group and Rio Tinto (which owns the shares of Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited not owned by the BHP Billiton Group), Richards Bay Minerals functions as a single economic entity. The overall profit of Richards Bay Minerals is shared equally between the venturers.

Associates

The principal associates of the BHP Billiton Group are as follows:

			BHP Billiton Group’s effective interest
Name	Country of incorporation	Principal activity	30 June 2002%	30 June 2001%
Minera Alumbrera Limited	Argentina	Copper and gold mining	25	25

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Proportionally included joint arrangements

The principal joint arrangements in which the BHP Billiton Group has an interest and which are proportionally included in the financial statements are as follows:

			BHP Billiton Group’s effective interest
Name	Country of incorporation	Principal activity	30 June 2002%	30 June 2001%
Bass Strait	Australia	Hydrocarbons production and exploration	50	50
Laminaria	Australia	Hydrocarbons production and exploration	25-33	25-33
Griffin	Australia	Hydrocarbons production and exploration	45	45
North West Shelf	Australia	Hydrocarbons production and exploration	8-17	8-17
Bruce	United Kingdom	Hydrocarbons production and exploration	16	16
Keith	United Kingdom	Hydrocarbons production and exploration	32	32
Liverpool Bay	United Kingdom	Hydrocarbons production and exploration	46	46
Typhoon	US	Hydrocarbons production	50	50
West Cameron 76	US	Hydrocarbons exploration	34	34-78
Gulf of Mexico	US	Hydrocarbons exploration	5-100	5-100
Mamore	Bolivia	Hydrocarbons production	50	50
Ohanet	Algeria	Hydrocarbons development	45	45
ROD Integrated Development(a)	Algeria	Hydrocarbons development	38.75	45
Boukhechba	Algeria	Hydrocarbons exploration	50	50
Zamzama	Pakistan	Hydrocarbons exploration and development	38.5	48
Mt Newman	Australia	Iron ore mining	85	85
Mt Goldsworthy	Australia	Iron ore mining	85	85
Yandi	Australia	Iron ore mining	85	85
Central Queensland Coal Associates	Australia	Coal mining	50	50
Gregory	Australia	Coal mining	50	50
Ekati™	Canada	Diamond mining	80	77
Escondida	Chile	Copper mining	57.5	57.5
Worsley	Australia	Bauxite mining and alumina refining	86	86
Alumar	Brazil	—Alumina refining	36	36
		—Aluminium smelting	46	46
Billiton Suriname	Suriname	—Bauxite mining	76	76
		—Alumina refining	45	45
Valesul Aluminio	Brazil	Aluminium smelting	45.5	45.5
Mozal	Mozambique	Aluminium smelting	47	47
Middelburg Mine	South Africa	Coal mining	83	83
Douglas Colliery	South Africa	Coal mining	83	83
Richards Bay Coal Terminal	South Africa	Coal exporting	37	40
Rietspruit Mine	South Africa	Coal mining	50	50
Wallarah Colliery	Australia	Coal mining	—	80

(a)	Previously shown as Blocks 401a/402a.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 2.    EXCEPTIONAL ITEMS

	Gross 2002 US$M	Tax 2002 US$M	Net 2002 US$M
Exceptional items by category
Termination of operations
Write-down in carrying values of assets
Base Metals
South West Copper assets(a)	(171)	—	(171)
Reductions in provisions
Base Metals
South West Copper closure provisions(a)	70	—	70

	(101)	—	(101)

Exceptional taxation items
Group and unallocated items
Change in UK tax rate on petroleum operations(b)	—	(56)	(56)

	—	(56)	(56)

Other exceptional items
Suspension of operations
Base Metals
Charges associated with suspension of Tintaya sulphide operations(c)	(31)	9	(22)

	(31)	9	(22)

Merger related restructuring costs
Aluminium	(4)	—	(4)
Base Metals	(13)	1	(12)
Carbon Steel Materials	(6)	1	(5)
Stainless Steel Materials	(3)	—	(3)
Energy Coal	(5)	1	(4)
Diamonds and Specialty Products	(6)	2	(4)
Petroleum	(4)	1	(3)
Group and unallocated items	(39)	9	(30)

	(80)	15	(65)

Total by category	(212)	(32)	(244)

Exceptional items by Customer Sector Group
Aluminium	(4)	—	(4)
Base Metals	(145)	10	(135)
Carbon Steel Materials	(6)	1	(5)
Stainless Steel Materials	(3)	—	(3)
Energy Coal	(5)	1	(4)
Diamonds and Specialty Products	(6)	2	(4)
Petroleum	(4)	1	(3)
Group and unallocated items	(39)	(47)	(86)

Total by Customer Sector Group	(212)	(32)	(244)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Gross 2001 US$M	Tax 2001 US$M	Net 2001 US$M
Exceptional items by category
Sale of fixed assets
Carbon Steel Materials
Equalisation of Queensland Coal interests(d)	128	—	128

	128	—	128

Termination of operations
Group and unallocated items
Ok Tedi copper mine(e)	(430)	14	(416)

	(430)	14	(416)

Merger transaction costs
Group and unallocated items	(92)	—	(92)

	(92)	—	(92)

Exceptional taxation items
Group and unallocated items
Income tax audit(f)		(33)	(33)

		(33)	(33)

Other exceptional items
Restructuring costs and provisions
Steel(g)	(22)	7	(15)
Merger related restructuring costs
Base Metals	(7)	2	(5)
Diamonds and Specialty Products	(7)	1	(6)
Group and unallocated items	(22)	6	(16)
Net interest	(6)	—	(6)

	(64)	16	(48)

Write-down in carrying values of assets and provisions
Group and unallocated items
HBI Venezuela(h)	(520)	110	(410)
Energy Coal
Lakes Mines	(26)	6	(20)
Stainless Steel Materials
Columbus JV	(114)	30	(84)

	(660)	146	(514)

Sale of expansion rights
Aluminium
Mozal II(i)	61	(21)	40

	61	(21)	40

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Gross 2001 US$M	Tax 2001 US$M	Net 2001 US$M
Employee share awards accelerated by merger
Aluminium	(8)	2	(6)
Base Metals	(1)	—	(1)
Carbon Steel Materials	(2)	2	—
Stainless Steel Materials	(9)	1	(8)
Energy Coal	(8)	2	(6)
Diamonds and Specialty Products	(6)	2	(4)
Group and unallocated items	(3)	1	(2)

	(37)	10	(27)

Total by category	(1 094)	132	(962)

Exceptional items by Customer Sector Group
Aluminium	53	(19)	34
Base Metals	(8)	2	(6)
Carbon Steel Materials	126	2	128
Stainless Steel Materials	(123)	31	(92)
Energy Coal	(34)	8	(26)
Diamonds and Specialty Products	(13)	3	(10)
Steel	(22)	7	(15)
Group and unallocated items	(1 067)	98	(969)
Net interest	(6)	—	(6)

Total by Customer Sector Group	(1 094)	132	(962)

Sale of subsidiaries
Steel
US West Coast Steel businesses(g)	(135)	2	(133)
Petroleum
PNG assets and Bolivia-Brazil pipeline	93	(1)	92
Group and unallocated items
BHP IT	38	—	38

	(4)	1	(3)

Costs of fundamental reorganisation(j)
Petroleum	(12)	4	(8)
Steel(g)	(18)	7	(11)
Group and unallocated items	(31)	10	(21)

	(61)	21	(40)

Exceptional taxation items
Group and unallocated items
Restatement of deferred tax balances on rate change		107	107
Tax benefit on finalisation of funding arrangements		184	184

		291	291

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Gross 2001 US$M	Tax 2001 US$M	Net 2001 US$M
Other exceptional items
Asset write-offs and provisions
Carbon Steel Materials
HBI Western Australia	(695)	210	(485)

	(695)	210	(485)

Total by category	(760)	523	(237)

Exceptional items by Customer Sector Group
Carbon Steel Materials	(695)	210	(485)
Petroleum	81	3	84
Steel	(153)	9	(144)
Group and unallocated items	7	301	308

Total by Customer Sector Group	(760)	523	(237)

(a)	Following a reassessment of the Group’s asset disposal and closure plans relating to its South West Copper business in the US (where the Group ceased operations in 1999), impairment provisions, principally related to the San Manuel smelter, were increased by US$171 million. This was offset by a reduction of US$70 million in provisions relating to the expected timing of site restoration expenditure.
(b)	In June 2002, a change in legislation increased the corporation taxation rate for petroleum operations in the United Kingdom from 30 per cent to 40 per cent, resulting in deferred taxation balances being restated by US$56 million.
(c)	Sulphide operations at Tintaya have been suspended until at least January 2003. An exceptional charge of US$31 million recognised the costs of the suspension and a write-down of obsolete equipment.
(d)	In June 2001, the BHP Billiton Group and Mitsubishi agreed to equalise their interests in the Central Queensland Coal Associates and Gregory joint ventures which involved the BHP Billiton Group selling to Mitsubishi a proportion of its interests resulting in the profit disclosed above.
(e)	In 2001, the Group and unallocated items segment result includes a US$416 million write-off reflecting 100 per cent of the net assets of Ok Tedi which is prior to deducting minority interests of US$262 million. From 1 July 2001 no profit from Ok Tedi has been recognised by the BHP Billiton Group except to the extent that actual pidends have been received by the BHP Billiton Group. The BHP Billiton Group completed its withdrawal from the Ok Tedi copper mine on 8 February 2002, transferring its 52 per cent interest to an independent Program Company that will operate for the benefit of the people of Papua New Guinea.
(f)

As a consequence of an income tax audit conducted by the Australian Taxation Office (ATO), an amount of US$118 million had been subject to litigation. The dispute concerned the deductibility of financing costs paid to General Electric Company in connection with the BHP Billiton Limited Group’s acquisition of the Utah Group in the early 1980s. On 23 November 1999, the Federal Court ruled in favour of the BHP Billiton Group. On 18 October 2000, the Full Bench of the Federal Court ruled in favour of the ATO. The BHP Billiton Group sought leave to appeal to the High Court of Australia (High Court) and the hearing occurred on 10 August 2001. The High Court refused the BHP Billiton Group leave to appeal on the general question of deductibility but did allow leave to appeal on the question of whether the ATO had the power to amend the 1985 assessment. An amount of US$41 million was paid in 1992 and up to 2001 was accounted for as a deferred tax asset. At 30 June 2001, the accounts were adjusted to include a tax expense of US$33 million relating to refusal of the High Court to grant leave to appeal on the deductibility of financing

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

costs and a deferred tax asset of US$8 million was carried forward. In July 2001, the outstanding balance of US$77 million was paid and recorded as a deferred tax asset. On 14 February 2002, the High Court allowed by consent the BHP Billiton Group’s appeal against the majority decision of the Full Federal Court. As a result of the High Court order, an amount of US$85 million was refunded to the BHP Billiton Group together with associated interest and penalties.

(g)	Attributable to discontinued operations. Refer note 3.
(h)	On 29 March 2001, the BHP Billiton Limited Group announced that it would cease further investment in HBI Venezuela. The total loss on the write-off of the equity investment in HBI Venezuela and the establishment of provisions to cover related financial obligations to banks and other associated costs was US$520 million (US$410 million net of tax).
(i)	In addition to its 47 per cent interest in the Mozal aluminium smelter, the BHP Billiton Group owned expansion rights amounting to 85 per cent. During the year it sold expansion rights of 38 per cent to its partners for consideration valued at US$61 million (US$40 million net of tax). This amount was included in share of operating profit/(loss) of joint ventures and associates.
(j)	Costs associated with the fundamental reallocation of responsibilities between the businesses and the Group centre to align the organisation structure with the Portfolio Business Model.

NOTE 3.    DISCONTINUED OPERATIONS

Due to the demerger of the BHP Steel business in July 2002, BHP Steel’s results have been reported as discontinued operations, together with the results of the OneSteel business which was demerged from BHP Billiton in October 2000 and the US West Coast steel businesses which were pested in June 2000.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The profit and loss impact of these businesses, as included in the BHP Billiton Group financial statements is detailed below. These businesses comprise the majority of the Steel segment (refer note 4).

	2002 US$M	2001 US$M	2000 US$M
Profit and loss account
Turnover (including share of joint ventures)	2 550	3 214	4 889
less Share of joint ventures turnover included above	(206)	(196)	(218)

Group turnover	2 344	3 018	4 671
Net operating costs(a)	(2 285)	(2 807)	(4 307)

Group operating profit	59	211	364
Share of operating profit of joint ventures	11	2	28

Operating profit (including share of profit of joint ventures)	70	213	392
Income from other fixed asset investments	1	4	3
Profit on sale of fixed assets	15	1	1
Loss on sale of subsidiaries(b)	—	—	(135)
Costs of fundamental reorganization(c)	—	—	(18)

Profit before net interest and taxation	86	218	243

(a)	There were no exceptional items included within operating costs for 2002 and 2000. Included within operating costs for 2001 is a charge of US$22 million (before tax) relating to restructuring costs and provisions. Refer note 2.
(b)	The loss on sale of subsidiaries for 2000 represents the exceptional loss on disposal of the US West Coast Steel businesses of US$135 million (before tax). Refer note 2.
(c)	Refer note 2.

The BHP Billiton Group demerged the BHP Steel business in July 2002 as follows:

•	A capital reduction and a transfer to BHP Billiton Limited shareholders of 94 per cent of the shares in BHP Steel;

•	A bonus issue of BHP Billiton Plc shares to BHP Billiton Plc shareholders as a Matching Action to ensure economic benefit equality to shareholders of both BHP Billiton Limited and BHP Billiton Plc (the bonus issue was one BHP Billiton Plc share for approximately each 15.6 BHP Billiton Plc shares held); and

•	The sale by the BHP Billiton Group of the remaining 6 per cent of BHP Steel shares held by the Group.

The impact of these steps (which have been recorded in July 2002) is:

•	The BHP Billiton Group’s capital was reduced by approximately US$1 501 million, including approximately US$19 million of costs directly associated with the demerger;

•	A cash inflow of approximately US$369 million, representing net US$294 million from the settlement by BHP Steel of intercompany loans, together with US$75 million from the sale of the 6 per cent of BHP Steel; and

•	A loss of approximately US$19 million (no tax effect) relating to the sale of the 6 per cent of BHP Steel.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

BHP Steel is the leading steel company in Australia and New Zealand, specialising in the production of flat steel products, including slab, hot rolled coil, plate and value-added metallic coated and pre-painted steel products. The Company supplies customers in Australia, New Zealand, Asia, the US, Europe, the Middle East and the Pacific. Key steelmaking assets are the low-cost global scale Port Kembla Steelworks (Australia), BHP New Zealand Steel and North Star BHP Steel (USA). A network of metallic coating and coil painting facilities operates in Australia, New Zealand and South East Asia.

The attributable net assets of BHP Steel as included in the BHP Billiton Group’s 30 June 2002 balance sheet is provided below. In addition, the estimated net assets demerged in July 2002 are provided, after allowing for the settlement of intercompany loans by BHP Steel to the BHP Billiton Group. The 2001 balance sheet presented below represents a comparable basis by which to evaluate the effect of the BHP Steel demerger on the balance sheet of the BHP Billiton Group as the OneSteel spin-out and the sale of the US West Coast steel businesses were completed prior to 30 June 2001.

	2002 US$M	2001 US$M
Balance sheet
Tangible assets	1 881	1 718
Investments	91	89
Current assets	759	741
Creditors falling due within one year	(345)	(281)
Creditors falling due after more than one year and provisions	(495)	(460)

	1 891	1 807
Equity minority interests	(21)	(14)

Attributable net assets	1 870	1 793

Net payments to the BHP Billiton Group by BHP Steel to settle intercompany loans (post 30 June 2002)	(294)

Estimated attributable net assets of BHP Steel to be demerged	1 576

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	External turnover			Intersegment turnover			Profit before tax			Net operating assets (refer note 6)
	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M

Group including joint ventures and associates

Aluminium	2 857	2 971	2 357	—	—	—	492	523	438	4 727	4 730	3 216

Base Metals(a)	1 821	1 719	1 933	—	—	—	200	462	465	4 077	3 795	1 762

Carbon Steel Materials	3 140	3 165	2 611	166	184	215	1 084	918	548	2 573	2 387	2 936

Stainless Steel Materials(b)	868	994	1 156	—	—	—	3	72	204	1 663	1 736	1 747

Energy Coal	1 919	1 982	1 597	—	—	—	536	382	137	2 092	1 986	1 665

Diamonds and Specialty Products(b)	1 474	1 313	493	6	5	7	272	188	167	1 620	1 488	725

Petroleum	2 780	3 340	2 963	35	21	8	1 073	1 407	1 061	2 865	2 504	2 796

Steel(c)	2 643	3 427	5 080	142	333	313	101	270	402	2 133	2 130	3 913

Group and unallocated items(b)	276	168	212	219	41	117	(573)	(595)	(395)	644	956	1 515

Exceptional items							(212)	(1 088)	(760)

							2 976	2 539	2 267

Net interest							(249)	(476)	(489)

	17 778	19 079	18 402	568	584	660	2 727	2 063	1 778	22 394	21 712	20 275

Joint ventures and associates(d)
Aluminium	40	32	34	—	—	—	—	1	1	—	4	4
Base Metals(a)	424	90	6	—	—	—	56	25	—	1 062	1 122	—
Carbon Steel Materials	244	438	222	—	—	—	75	109	60	334	355	399
Stainless Steel Materials(b)	80	162	215	—	—	—	(3)	(11)	4	3	140	282
Energy Coal	129	83	—	—	—	—	35	16	—	646	393	—
Diamonds and Specialty Products(b)	749	269	276	—	—	—	165	162	155	674	296	309
Petroleum	—	—	—	—	—	—	—	—	—	25	—	—
Steel(c)(c)	206	196	218	—	—	—	12	2	28	172	245	278
Group and unallocated items(b)	—	20	16	—	—	—	—	(23)	(9)	—	—	414
Exceptional items							—	(634)	—

							340	(353)	239
Net interest							(37)	(63)	(43)

	1 872	1 290	987	—	—	—	303	(416)	196	2 916	2 555	1 686

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Turnover			Profit before tax
	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M
Trading activities included above(f)
Aluminium	1 006	1 014	687	13	14	21
Base Metals	24	13	97	—	—	(3)
Carbon Steel Materials	22	40	—	3	1	—
Stainless Steel Materials	9	6	—	1	—	—
Energy Coal	108	100	—	4	6	—
Diamonds and Specialty Products(b)	823	797	—	9	23	—

	1 992	1 970	784	30	44	18

(a)	Includes turnover attributable to associates of US$126 million (2001: US$44 million; 2000: US$nil), operating profit attributable to associates of US$32 million (2001: US$22 million; 2000: US$nil) and net operating assets attributable to associates of US$223 million (2001: US$273 million; 2000: US$nil).
(b)	A new segment, Diamonds and Specialty Products, has been created encompassing Diamonds, Titanium Minerals, Integris (metals distribution) and Exploration & Technology. This new segment reflects management responsibility for these businesses. As a consequence, the former Exploration, Technology and New Business and Other Activities segments ceased to exist and any remaining portions have been included in Group and Unallocated Items. In addition, HBI Venezuela and Ok Tedi, previously reported in Carbon Steel Materials and Base Metals, respectively, are now included in Group and Unallocated Items and Columbus Stainless Steel, previously reported in Other Activities, now included in Stainless Steel Materials. Comparatives have been restated accordingly.
(c)	The financial information presented as the Steel segment represents substantially all of the BHP Steel businesses to be demerged. Amounts not attributable to BHP Steel represent Transport and Logistics, until 31 December 2001, and certain residual steel assets and liabilities that will not be included as part of the BHP Steel businesses to be demerged. Refer note 3.
(d)	Turnover attributable to acquisitions of joint ventures and associates (excluding increased ownership interests) was US$nil (2001: US$173 million; 2000: US$nil). Profit before tax attributable to acquisitions of joint ventures and associates was US$nil (2001: US$41 million; 2000: US$nil). In addition, Integris (metals distribution) is now included in joint ventures and associates (refer note 26).
(e)	All Steel joint ventures and associates are attributable to the BHP Steel businesses to be discontinued. Refer note 3.
(f)	Trading activities comprise the sale of third party product.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 5.    ANALYSIS BY GEOGRAPHICAL SEGMENT

	Group			Joint ventures and associates			Total
	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M
Analysis by geographical market
Turnover
Continuing operations
Australia	1 613	1 432	1 217	5	2	3	1 618	1 434	1 220
Europe	3 929	3 810	2 927	366	329	203	4 295	4 139	3 130
Japan	1 941	2 411	2 219	137	120	51	2 078	2 531	2 270
South Korea	1 002	842	938	66	64	16	1 068	906	954
Other Asia	1 634	1 687	1 604	196	170	87	1 830	1 857	1 691
North America	1 575	2 363	1 742	769	240	252	2 344	2 603	1 994
Southern Africa	1 193	1 099	1 250	46	60	87	1 239	1 159	1 337
Rest of World	675	1 127	847	81	109	70	756	1 236	917

Total from continuing operations	13 562	14 771	12 744	1 666	1 094	769	15 228	15 865	13 513

Discontinued operations
Australia	1 339	1 657	2 858	—	—	—	1 339	1 657	2 858
Europe	112	163	161	—	—	—	112	163	161
Japan	17	34	49	—	—	—	17	34	49
South Korea	42	70	67	—	—	—	42	70	67
Other Asia	328	460	392	—	—	—	328	460	392
North America	185	258	650	206	196	218	391	454	868
Rest of World	321	376	494	—	—	—	321	376	494

Total from discontinued operations(a)	2 344	3 018	4 671	206	196	218	2 550	3 214	4 889

Total by geographical market	15 906	17 789	17 415	1 872	1 290	987	17 778	19 079	18 402

Analysis by geographical origin
Turnover
Continuing operations
Australia(b)	5 792	5 676	4 887	50	178	—	5 842	5 854	4 887
Europe(c)	2 049	1 907	1 147	—	—	—	2 049	1 907	1 147
North America	1 475	1 804	1 230	668	105	34	2 143	1 909	1 264
South America(d)	1 648	1 980	1 868	607	370	210	2 255	2 350	2 078
Southern Africa	2 355	2 666	2 794	341	441	525	2 696	3 107	3 319
Rest of World	243	738	818	—	—	—	243	738	818

Total from continuing operations	13 562	14 771	12 744	1 666	1 094	769	15 228	15 865	13 513

Discontinued operations
Australia(b)	1 887	2 400	3 612	—	—	—	1 887	2 400	3 612
Europe	31	80	—	—	—	—	31	80	—
North America	2	21	393	206	196	218	208	217	611
Rest of World	424	517	666	—	—	—	424	517	666

Total from discontinued operations(a)	2 344	3 018	4 671	206	196	218	2 550	3 214	4 889

Total by geographical origin	15 906	17 789	17 415	1 872	1 290	987	17 778	19 079	18 402

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Group			Joint ventures and associates			Total
	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M	2002 US$M	2001 US$M	2000 US$M
Profit before tax
Continuing operations
Australia	1 628	1 753	447	27	(297)	—	1 655	1 456	447
Europe	127	191	264	—	—	1	127	191	265
North America	16	124	133	6	3	—	22	127	133
South America(d)	158	543	595	143	(99)	49	301	444	644
Southern Africa	559	460	322	153	38	161	712	498	483
Rest of World	73	(395)	52	—	—	—	73	(395)	52

Total from continuing operations	2 561	2 676	1 813	329	(355)	211	2 890	2 321	2 024

Discontinued operations
Australia	25	163	253	—	—	—	25	163	253
Europe	3	3	3	—	—	—	3	3	3
North America	10	(12)	(93)	11	2	28	21	(10)	(65)
Rest of World	37	62	52	—	—	—	37	62	52

Total from discontinued operations(a)	75	216	215	11	2	28	86	218	243

Net interest	(212)	(413)	(446)	(37)	(63)	(43)	(249)	(476)	(489)

Total by geographical origin	2 424	2 479	1 582	303	(416)	196	2 727	2 063	1 778

Net operating assets (refer note 6)
Continuing operations
Australia	6 578	6 654	6 521	3	—	—	6 581	6 654	6 521
Europe	621	731	727	—	—	—	621	731	727
North America	1 122	1 245	279	520	158	4	1 642	1 403	283
South America(d)	4 909	4 482	3 120	1 896	1 685	780	6 805	6 167	3 900
Southern Africa	3 804	3 844	3 859	325	467	624	4 129	4 311	4 483
Rest of World	368	332	750	—	—	—	368	332	750

Total from continuing operations	17 402	17 288	15 256	2 744	2 310	1 408	20 146	19 598	16 664

Discontinued operations
Australia	1 572	1 346	2 645	—	—	—	1 572	1 346	2 645
Europe	2	3	—	—	—	—	2	3	—
North America	—	51	75	172	245	278	172	296	353
Southern Africa	5	—	—	—	—	—	5	—	—
Rest of World	497	469	613	—	—	—	497	469	613

Total from discontinued operations(a)	2 076	1 869	3 333	172	245	278	2 248	2 114	3 611

Total by geographical origin	19 478	19 157	18 589	2 916	2 555	1 686	22 394	21 712	20 275

Turnover derived from intersegment transactions is immaterial.

(a)	Refer note 3.
(b)	Export sales from Australia amounting to US$4 774 million, US$4 998 million and US$4 501 million are included in Australia for 2002, 2001 and 2000 respectively. Approximately 26 per cent, 25 per cent and 25 per cent of such sales during 2002, 2001 and 2000, respectively, were to customers in Japan.
(c)	Export sales from the UK amounting to US$501 million, US$507 million and US$403 million are included in Europe for 2002, 2001 and 2000 respectively. None of these sales were to customers in Japan.
(d)	Includes turnover attributable to associates of US$126 million (2001: US$44 million; 2000: US$nil), operating profit attributable to associates of US$32 million (2001: US$22 million; 2000: US$nil) and net operating assets attributable to associates of US$223 million (2001: US$273 million; 2000: US$nil).

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 6.    RECONCILIATION OF NET OPERATING ASSETS

	Group		Joint ventures and associates		Total
	2002 US$M	2001 US$M	2002 US$M	2001 US$M	2002 US$M	2001 US$M
Net operating assets (refer notes 4 and 5)	19 478	19 157	2 916	2 555	22 394	21 712
Cash, including money market deposits	1 499	1 285	136	60	1 635	1 345
Debt	(8 321)	(8 606)	(909)	(980)	(9 230)	(9 586)
Corporation tax	(526)	(359)	(29)	(12)	(555)	(371)
Dividends payable	(402)	(421)	—	—	(402)	(421)
Deferred tax	(1 107)	(881)	(73)	(116)	(1 180)	(997)
Tax recoverable	20	38	—	—	20	38
Shareholder loans	488	438	(488)	(438)	—	—

Net assets	11 129	10 651	1 553	1 069	12 682	11 720

NOTE 7.    NET OPERATING COSTS

	2002 US$M	2001 US$M	2000 US$M
Change in stocks of finished goods and work in progress	(99)	(37)	30
Raw materials and consumables	3 240	2 521	2 403
Staff costs	2 035	2 115	2 269
Amortisation of goodwill and negative goodwill	3	6	10
Depreciation of tangible fixed assets	1 724	1 666	1 738
Impairment charge	119	34	695
Loss on sale of fixed assets and joint ventures	—	21	2
Other operating income	(163)	(206)	(156)
Other operating charges	6 444	8 491	8 481

Group(a)	13 303	14 611	15 472
Joint ventures and associates	1 532	1 643	748

Operating costs including joint ventures and associates	14 835	16 254	16 220

Other operating charges include the following:
Operating lease charges:
Land and buildings	24	49	59
Plant and equipment	79	158	107
Other lease charges	125	96	11

	228	303	177

Audit fees payable by the BHP Billiton Group to:
Joint auditors of BHP Billiton Plc (including overseas firms)	6	5	3
Other audit firms	4	3	4

	10	8	7

Fees payable by the BHP Billiton Group to auditors for other services(b)
Joint auditors of BHP Billiton Plc (including overseas firms)(c)
Information systems design and implementation	6	—	—
Other services	9	20	10
Other audit firms
Other services	4	6	3

	19	26	13

(a) Includes net operating costs attributable to discontinued operations as follows:
Change in stocks of finished goods and work in progress	3	—	5
Raw materials and consumables	946	1 162	1 783
Staff costs	506	622	954
Amortisation of goodwill	—	3	3
Depreciation of tangible fixed assets	132	159	269
Other operating charges	698	861	1 293

	2 285	2 807	4 307

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(b)	Includes fees paid to all audit firms of the BHP Billiton Group including accounting advice, tax compliance services, expatriate taxation services, ITservices and internal audit services. Some of these arrangements involved provision of services by BHP Billiton Plc’s auditors to BHP Billiton Limited and vice versa which were entered into before the DLC merger and continued during 2002 pending the outcome of the audit tender. The BHP Billiton Group has subsequently approved a policy governing other services provided by the Group’s auditors which precludes the provision of certain services.
(c)	The amounts paid to the UK firms and their associates amounted to US$3 million (2001: US$14 million; 2000: US$2 million).

NOTE 8.    NET INTEREST AND SIMILAR ITEMS (PAYABLE)/RECEIVABLE

	2002 US$M	2001 US$M	2000 US$M
On bank loans and overdrafts	(161)	(236)	(238)
On all other loans	(311)	(339)	(324)
Finance lease and hire purchase interest	(5)	(9)	(8)

	(477)	(584)	(570)
Dividends on redeemable preference shares	(39)	(83)	(92)
Discounting on provisions (refer note 21)	(42)	(39)	(32)
less Amounts capitalised(a)	58	39	65

	(500)	(667)	(629)
Share of interest of joint ventures and associates	(71)	(94)	(59)

	(571)	(761)	(688)
Interest received/receivable	142	136	105

	(429)	(625)	(583)

Exchange differences on net debt(b)(c)
Group	146	118	78
Joint ventures and associates	34	31	16

	180	149	94

Net interest and similar items payable(d)	(249)	(476)	(489)

(a)	Interest has been capitalised at the rate of interest applicable to the specific borrowings financing the assets under construction or, where financed through general borrowings, at a capitalisation rate representing the average borrowing cost of the Group. For 2002 the capitalisation rate was 5.5 per cent.
(b)	Net exchange gains primarily represent the effect on borrowings of the depreciation of the rand against the US dollar.
(c)	Cumulative unrealised exchange gains of US$269 million have been recognised at 30 June 2002 (2001: US$383 million; 2000: US$309 million).
(d)	Disclosed in the consolidated profit and loss account as:

	2002 US$M	2001 US$M	2000 US$M
Net interest and similar items payable
Group	(212)	(413)	(446)
Joint ventures and associates	(37)	(63)	(43)

Net interest and similar items payable	(249)	(476)	(489)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 9.    EMPLOYEES

The average number of employees, which excludes joint ventures’ and associates’ employees and includes Executive Directors, during the period was as follows:

	2002 Number	2001 Number	2000 Number
Aluminium	5 246	5 045	4 615
Base Metals	4 580	3 456	2 472
Carbon Steel Materials	6 380	6 232	8 442
Stainless Steel Materials	5 451	5 861	6 831
Energy Coal	10 373	12 952	15 614
Diamonds and Specialty Products	1 754	2 685	896
Petroleum	1 770	1 744	1 877
Steel (refer note 3)	12 269	16 627	23 642
Group and unallocated items	3 214	4 351	5 102

	51 037	58 953	69 491

The aggregate payroll expenses of those employees was as follows:

	2002 US$M	2001 US$M	2000 US$M
Wages, salaries and redundancies	1 843	1 903	2 078
Employee share awards	28	46	10
Social security costs	28	34	17
Pension and other post-retirement benefit costs (refer note 28)	136	132	164

	2 035	2 115	2 269

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 10.    TAXATION

	2002 US$M	2001 US$M	2000 US$M
Analysis of charge in the period
UK taxation
Corporation tax at 30%(a)
Current	165	223	230
Deferred	16	(17)	(68)
less Double taxation relief	(92)	(127)	(100)

	89	79	62

Australian taxation
Corporation tax at 30% (2001: 34%; 2000: 36%)
Current	235	299	301
Deferred	225	66	(385)

	460	365	(84)

South African taxation
Corporation tax at 30%
Current	228	110	81
Deferred	(120)	(40)	(25)

	108	70	56

Other overseas taxation
Current	99	227	92
Deferred	108	(28)	41

	207	199	133

Share of joint ventures’ tax charge
Current	93	80	55
Deferred	(11)	(31)	4

	82	49	59

Share of associates’ current tax charge	(4)	3	—
Withholding tax and secondary taxes on companies	48	46	24
Other taxation	—	—	1

	990	811	251

Made up of:
Aggregate current tax
Group	683	778	629
Joint ventures and associates	89	83	55

	772	861	684

Aggregate deferred tax
Group	229	(19)	(437)
Joint ventures and associates	(11)	(31)	4

	218	(50)	(433)

	990	811	251

(a)	Excludes the additional 10 per cent tax applicable to petroleum operations in the UK which commenced during the year ended 30 June 2002.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	2002 US$M	2001 US$M	2000 US$M
Factors affecting tax charge for the period
The tax assessed is different than the standard rate of corporation tax in the UK (30%).
The differences are explained below:
Profit on ordinary activities before tax	2 727	2 063	1 778

Tax on profit at UK rate of 30%	818	619	533

Permanent differences
Investment and development allowance	(10)	(19)	(29)
Amounts over provided in prior years	(23)	5	(83)
Recognition of prior year tax losses	(103)	(133)	(99)
Non-deductible accounting depreciation and amortisation	54	32	31
Non-deductible pidends on redeemable preference shares	13	24	30
Non tax-effected operating losses	69	47	16
Tax rate differential on non-UK income	(1)	57	(4)
Non tax-effected capital gains	(12)	(63)	(12)
Foreign expenditure including exploration not presently deductible	16	57	41
South African secondary tax on companies	48	46	24
Foreign exchange gains and other translation adjustments	(2)	(113)	(11)
Non-deductible merger transaction costs	—	28	—
Tax rate changes	59	(22)	(119)
Investment and asset impairments	32	176	33
Finalisation of funding arrangements	—	—	(153)
Other	32	70	53

Total permanent differences	172	192	(282)

Deferred tax movements taken to the profit and loss account
Capital allowances for the period (more)/less than depreciation	(176)	79	25
Exploration expenditure	(114)	28	157
Employee entitlements	(29)	(72)	(60)
Restoration and rehabilitation	4	(32)	(12)
Resource rent tax	17	19	(4)
Deferred income	—	(16)	22
Other provisions	(77)	(10)	(1)
Foreign exchange losses/(gains)	(5)	24	(75)
Foreign tax	(39)	41	56
Tax losses	48	(228)	355
Other	153	217	(30)

Total timing differences	(218)	50	433

Current tax charge for period	772	861	684
Add/(less) Deferred tax movements taken to the profit and loss account	218	(50)	(433)

Tax on profit on ordinary activities	990	811	251

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	2002 US$M	2001 US$M
Provision for deferred tax
Future income tax benefit at period end comprises:
Timing differences
Depreciation	(14)	(24)
Exploration expenditure	48	128
Employee entitlements	19	26
Restoration and rehabilitation	48	38
Resource rent tax	90	85
Other provisions	2	21
Foreign exchange losses	59	83
Profit in stocks elimination	8	5
Other	87	5
Tax-effected losses	133	92

Total future income tax benefit	480	459

Provision for deferred tax at period end comprises:
Accelerated capital allowances	1 641	1 470
Exploration expenditure	23	(8)
Employee entitlements	(36)	(55)
Restoration and rehabilitation	(49)	(54)
Resource rent tax	(31)	(20)
Deferred income	(98)	(98)
Other provisions	—	(23)
Foreign exchange losses/(gains)	(17)	—
Deferred charges	42	44
Foreign tax	128	89
Other	32	53
Tax-effected losses	(48)	(58)

Total provision for deferred tax	1 587	1,340

Net provision for deferred tax	1 107	881

Provision at start of period	881	901
(Disposals)/Acquisitions of subsidiaries	(21)	27
Exchange differences	18	(28)
Deferred tax charge in profit and loss account for period	229	(19)

Net provision at end of period	1 107	881

This provision is included within
Debtors (refer note 17)	480	459
Provisions for liabilities and charges (refer note 21)	(1 587)	(1 340)

	(1 107)	(881)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Factors that may affect future tax charges

The BHP Billiton Group operates in countries where tax rates are higher than the UK tax rate of 30 per cent, including Canada (43 per cent), Chile (effective rate of 35 per cent), South Africa (effective rate of 37.8 per cent) and the US (35 per cent). Furthermore, petroleum operations in the UK are subject to an additional 10 per cent tax above the ordinary UK tax rate of 30 per cent.

The BHP Billiton Group’s subsidiaries generally have tax balances denominated in currencies other than US dollars. Where the subsidiary has a US dollar functional currency, any adjustments on translation of such balances will be taken to the tax charge for the period. The level of such adjustments is dependent upon future movements in exchange rates relative to the US dollar.

As at 30 June 2002, the BHP Billiton Group has not recognised potential tax expense of US$47 million, which mainly relates to the tax impact of unrealised foreign exchange gains and losses on US dollar net debt held by subsidiaries which retain local currency records for tax purposes. Tax expense will be recognised when such gains and losses are realised for tax purposes.

The BHP Billiton Group anticipates it will continue to incur foreign expenditure including exploration or incur losses in jurisdictions which under current accounting policies, the tax effect of such expenditure or losses may not be recognised. The BHP Billiton Group will continue to incur non-deductible accounting depreciation and amortisation.

Tax losses

At 30 June 2002, the BHP Billiton Group has ordinary tax losses and capital losses of approximately US$2.3 billion, which have not been tax effected. The BHP Billiton Group anticipates benefits from the recognition of losses in future periods to the extent of income or gains in relevant jurisdictions. These tax losses carried forward expire as summarised below:

Year of expiry	Australian losses US$M	UK losses US$M	Other foreign losses US$M	Total losses US$M
Income tax losses
2003	—	—	2	2
2004	—	—	3	3
2005	—	—	2	2
2006	—	—	2	2
2007	—	—	2	2
2009	—	—	40	40
2010	—	—	2	2
2011	—	—	45	45
2012	—	—	97	97
2013	—	—	33	33
2019	—	—	211	211
2020	—	—	392	392
2021	—	—	411	411
2022	—	—	102	102
Unlimited	85	11	399	495
Capital tax losses
2005	—	—	154	154
Unlimited	334	10	—	344

	419	21	1 897	2 337

At 30 June 2002, tax losses carried forward for the BHP Billiton Group include income tax losses of US$374 million and capital tax losses of US$nil related to BHP Steel which have not been tax-effected.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 11.    DIVIDENDS

	2002 US$M	2001 US$M	2000 US$M
BHP Billiton Plc
Dividends declared(a)(b)	150	186	154
Dividends paid
Ordinary shares(c)	151	92	78
Preference shares(d)	—	—	—

	301	278	232

BHP Billiton Limited(e)
Dividends declared(a)(f)	242	245	275
Dividends paid(g)	241	231	281

	483	476	556

Total dividends paid or payable	784	754	788

Dividends payable in the consolidated profit and loss account are stated net of amounts which are not payable outside the BHP Billiton Group under the terms of the share repurchase scheme (refer note 25) and the Billiton Employee Share Ownership Trust (refer note 15).

(a)	Dividends declared on 3 May 2002 and payable at 30 June 2002 were paid on 3 July 2002.
(b)	Declared final dividend of 6.5 US cents per share (2001: 8.0 US cents per share; 2000: 7.5 US cents per share).
(c)	Interim dividend paid of 6.5 US cents per share (2001: 4.0 US cents per share; 2000: 3.75 US cents).
(d)	5.5 per cent dividend on 50 000 preference shares of £1 each (2001: 5.5 per cent; 2000: 5.5 per cent).
(e)	Dividends per American Depositary Share (ADS) (as declared) for 2002 were 26.0 US cents per share (2001: 49.4 Australian cents; 2000: 49.4 Australian cents).
(f)	Declared final dividend of 6.5 US cents fully franked per share (2001: 12.6 Australian cents per share fully franked; 2000: 12.6 Australian cents unfranked per share).
(g)	Interim dividend paid of 6.5 US cents fully franked per share (2001: 12.1 Australian cents unfranked per share; 2000: 12.1 Australian cents unfranked per share).

All per share amounts have been adjusted for the BHP Billiton Limited bonus issue effective 29 June 2001.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 12.    EARNINGS PER SHARE

	2002	2001	2000
Basic earnings per share (US cents)
Excluding exceptional items	32	37	30
Impact of exceptional items	(4)	(11)	(4)

Including exceptional items	28	26	26

Diluted earnings per share (US cents)
Excluding exceptional items	32	37	30
Impact of exceptional items	(4)	(11)	(4)

Including exceptional items	28	26	26

Earnings (US$million)
Excluding exceptional items	1 934	2 189	1 743
Including exceptional items	1 690	1 529	1 506
Weighted average number of shares (millions)
Basic earnings per share denominator	6 029	5 944	5 725
Diluted earnings per share denominator	6 042	5 973	5 736

The exceptional items that have the greatest impact on basic earnings per share comprise the impairment of HBI Venezuela (decrease of 7 US cents in 2001), the exit from the Ok Tedi copper mine (decrease of 3 US cents in 2001) and the impairment of HBI Western Australia (decrease of 9 US cents in 2000). All other exceptional items (which are individually disclosed in note 2) decrease basic earnings per share by 4 US cents in 2002 (2001: decrease of 2 US cents; 2000 increase of 4 US cents).

The Directors present earnings per share data based on earnings excluding exceptional items as this is a less volatile measure of the performance of the BHP Billiton Group. Whilst acceptable under UK GAAP, this presentation is not permitted under US GAAP. Profit and earnings per share before exceptional items are not measures of financial performance under US GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by US GAAP as a measurement of the BHP Billiton Group’s profitability or liquidity. All registrants do not calculate profit and earnings per share before exceptional items in the same manner, and accordingly, profit and earnings per share before exceptional items may not be comparable with other registrants. Refer to note 2 for details of exceptional items excluded.

Under the terms of the DLC merger, the rights to dividends of a holder of an ordinary share in BHP Billiton Plc and a holder of an ordinary share in BHP Billiton Limited are identical. Consequently, earnings per share has been calculated on the basis of the aggregate number of ordinary shares ranking for dividend. The weighted average number of shares used for the purposes of calculating basic earnings per share is calculated after deduction of the shares held by the share repurchase scheme and the Billiton Employee Share Ownership Trust and adjusting for the BHP Billiton Limited bonus issue effective 29 June 2001.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The weighted average number of shares used for the purposes of calculating diluted earnings per share can be reconciled to the number used to calculate basic earnings per share as follows:

Number of shares	2002 Million	2001 Million	2000 Million
Basic earnings per share denominator	6 029	5 944	5 725
BHP Billiton Limited options	11	12	6
BHP Billiton Limited partly paid shares	2	3	5
BHP Billiton Plc executive share awards	—	14	—

Diluted earnings per share denominator	6 042	5 973	5 736

NOTE 13.    INTANGIBLE FIXED ASSETS

	Goodwill 2002 US$M	Negative goodwill 2002 US$M	Total 2002 US$M	Goodwill 2001 US$M	Negative goodwill 2001 US$M	Total 2001 US$M
Cost
At beginning of year	114	(46)	68	220	(60)	160
Additions	—	—	—	51	—	51
Disposals	(13)	—	(13)	(136)	14	(122)
Other movements(a)	(38)	—	(38)	—	—	—
Exchange variations	—	—	—	(21)	—	(21)

At end of year	63	(46)	17	114	(46)	68

Amortisation
At beginning of year	19	(10)	9	93	(7)	86
Amortisation for year	6	(3)	3	9	(3)	6
Disposals	(4)	—	(4)	(72)	—	(72)
Exchange variations	—	—	—	(11)	—	(11)

At end of year	21	(13)	8	19	(10)	9

Net book value at end of year	42	(33)	9	95	(36)	59

Net book value at beginning of year	95	(36)	59	127	(53)	74

(a)	Refer note 26.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 14.    TANGIBLE FIXED ASSETS

	Land and buildings US$M	Plant and equipment US$M	Other mineral assets US$M	Assets under construction US$M	Exploration US$M	Total US$M
Cost or valuation
At 1 July 2001	2 562	25 468	5 661	725	432	34 848
Additions	65	1 915	103	771	148	3 002
Disposals	(58)	(347)	(19)	—	(4)	(428)
Disposals of subsidiaries	(59)	(357)	—	—	—	(416)
Exchange variations	33	531	3	4	1	572
Transfers and other movements	(66)	808	(427)	(57)	(176)	82

At 30 June 2002	2 477	28 018	5 321	1 443	401	37 660

Depreciation
At 1 July 2001	1 074	12 707	1 517	210	109	15 617
Charge for the year (including impairments)	97	1 646	171	17	50	1 981
Disposals	(25)	(201)	(11)	—	(4)	(241)
Disposals of subsidiaries	(2)	(172)	—	—	—	(174)
Exchange variations	17	278	7	(5)	1	298
Transfers and other movements	18	127	(115)	(5)	(25)	—

At 30 June 2002	1 179	14 385	1 569	217	131	17 481

Net book value at 30 June 2002	1 298	13 633	3 752	1 226	270	20 179

Cost or valuation
At 1 July 2000	2 645	25 753	3 896	1 232	391	33 917
Additions	78	1 856	981	379	109	3 403
On acquisition of subsidiaries	135	482	924	4	1	1 546
Disposals	(33)	(514)	(46)	(1)	(3)	(597)
Disposals of businesses	(207)	(820)	(4)	—	—	(1 031)
Exchange variations	(226)	(2 063)	(99)	(19)	(16)	(2 423)
Transfers and other movements	170	774	9	(870)	(50)	33

At 30 June 2001	2 562	25 468	5 661	725	432	34 848

Depreciation
At 1 July 2000	965	12 590	1 475	213	94	15 337
Charge for the year (including impairments)	202	1 750	129	—	49	2 130
Disposals	(8)	(444)	(23)	—	—	(475)
Disposals of businesses	(43)	(237)	—	—	—	(280)
Exchange variations	(92)	(920)	(70)	(3)	(10)	(1 095)
Transfers and other movements	50	(32)	6	—	(24)	—

At 30 June 2001	1 074	12 707	1 517	210	109	15 617

Net book value at 30 June 2001	1 488	12 761	4 144	515	323	19 231

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Included within the net book value of other mineral assets is US$530 million (2001: US$448 million) of deferred overburden removal costs.

Included within the amounts above are assets held under finance leases with a net book value of US$65 million at 30 June 2002 (2001: US$79 million). Depreciation charged on these assets during the year ended 30 June 2002 totalled US$9 million (2001: US$12 million; 2000: US$9 million).

Included within the amounts set out above are assets with a net book value of US$844 million, which has been recorded at a Directors’ valuation in prior periods. Under the transitional rules of FRS 15 ‘Tangible Fixed Assets’ which was adopted in the year ended 30 June 1999, these valuations were frozen and effectively treated as the cost of the fixed asset and no further revaluations made. The comparable amount determined according to the historical cost convention is US$781 million. The additional depreciation charge attributable to the revaluation for 2002 is US$5 million (2001: US$5 million; 2000: US$6 million).

	Freehold US$M	Long leasehold US$M	Total US$M
The net book value of land and buildings can be analysed as follows:
At 30 June 2002	1 203	95	1 298

At 30 June 2001	1 378	110	1 488

Non-depreciated assets

Included within land and buildings, other mineral assets and exploration at 30 June 2002 is freehold land and mineral rights (undeveloped or under development) which are not currently depreciated, with a net book value of US$594 million (2001: US$568 million).

Cumulative capitalised interest

Included within plant and machinery and other mining assets at 30 June 2002 is capitalised interest with a net book value of US$352 million (2001: US$309 million).

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 15.    FIXED ASSET INVESTMENTS

	Investment in joint ventures US$M	Investment in associates US$M	Loans to joint ventures US$M	Loans to associates US$M	Own shares(a) US$M)	Other fixed asset Investments(b) US$M)	Total US$M
At 1 July 2001	1 011	58	371	67	—	473	1 980
Group share of profits less losses	198	27	—	—	—	—	225
Charge for year	(1)	—	—	—	—	(15)	(16)
Additions	389	—	285	—	3	78	755
Disposals	181	—	(346)	—	—	(42)	(207)
On acquisition of subsidiaries	(55)	—	—	—	—	(10)	(65)
Exchange variations	—	—	—	—	—	1	1
Dividends received	(149)	—	—	—	—	—	(149)
Transfers	(106)	—	111	—	—	11	16

At 30 June 2002	1 468	85	421	67	3	496	2 540

At 1 July 2000	531	—	262	—	21	290	1 104
HBI Venezuela guarantee	—	—	310	—	—	—	310
Group share of profits less losses	(170)	12	(310)	—	—	—	(468)
Charge for year	—	—	—	—	(46)	(7)	(53)
Additions	572	—	118	—	25	353	1 068
Disposals	(237)	—	(9)	—	—	(136)	(382)
On acquisition of subsidiaries	443	46	—	67	—	26	582
Exchange variations	(12)	—	—	—	—	(28)	(40)
Dividends received	(166)	—	—	—	—	—	(166)
Transfers	50	—	—	—	—	(25)	25

At 30 June 2001	1 011	58	371	67	—	473	1 980

	In Aggregate		BHP Billiton Group Share
	2002 US$M	2001 US$M	2002 US$M	2001 US$M
Net assets of joint ventures can be analysed as follows:
Fixed assets	5 543	6 568	2 152	2 340
Current assets	1 706	1 274	750	476
Liabilities due within one year	(1 302)	(888)	(576)	(346)
Liabilities due after more than one year	(2 173)	(4 364)	(858)	(1 459)

Net assets	3 774	2 590	1 468	1 011

Net assets of associates can be analysed as follows:
Fixed assets	880	956	220	239
Current assets	196	204	49	51
Liabilities due within one year	(156)	(224)	(39)	(56)
Liabilities due after more than one year	(580)	(704)	(145)	(176)

Net assets	340	232	85	58

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	In Aggregate
	2002 US$M	2001 US$M	2000 US$M
Profits less losses of joint ventures and associates can be analysed as follows:
Turnover	4 252	3 263	2 508
Operating costs	(3 442)	(2 675)	(2 032)

Operating income/(loss) before interest and tax	810	588	436
Profits less losses after interest and tax	520	288	238

(a)	Own shares comprised the shares of BHP Billiton Plc held by the Billiton Employee Share Ownership Trust (refer note 23 for a description of the Trust). At 30 June 2002, 659 882 shares (2001: nil) were held by the Trust with a market value at that date of US$3 million (2001: US$nil). At 30 June 2000, 10 695 741 shares were held by the Trust with a market value at that date of US$45 million. Following completion of the DLC merger, vesting of all of the shares in the trust was unconditional at 30 June 2001. The Trust received dividends on the shares held.
(b)	The BHP Billiton Group has subscribed for shares in a number of listed companies in connection with option arrangements on exploration projects. The consideration has been allocated to the option and has generally been expensed in accordance with the BHP Billiton Group’s accounting policy on exploration. These investments therefore have a book value of US$nil at 30 June 2002 (2001: US$nil) in the table above and a market value of US$11 million (2001: US$5 million). Other listed investments had a book value of US$69 million (2001: US$4 million) and a market value of US$82 million (2001: US$5 million).

NOTE 16.    STOCKS

	2002 US$M	2001 US$M
Raw materials and consumables	349	466
Work in progress	434	386
Finished goods	674	823

	1 457	1 675

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 17.    DEBTORS

	2002 US$M	2001 US$M
Amounts due within one year
Trade debtors	1 643	1 804
less Provision for doubtful debts	(13)	(12)
Amounts owed by joint ventures	—	5
Tax recoverable	20	38
Employee Share Plan loans(a)	71	8
Other debtors(b)	737	587
less Provision for doubtful debts	(3)	(5)
Prepayments and accrued income	99	122

	2 554	2 547

Amounts due after one year
Deferred tax	480	459
Employee Share Plan loans(a)	64	158
Other debtors(b)	371	166
Prepayments and accrued income	282	253

	1 197	1 036

	3 751	3 583

(a)	Under the terms of the BHP Billiton Limited Employee Share Plan, shares have been issued to employees for subscription at market price less a discount not exceeding 10 per cent. Interest free employee loans are available to fund the purchase of such shares for a period of up to 20 years repayable by application of dividends or an equivalent amount.
(b)	Other debtors includes receivables from joint venture arrangement cash calls, indirect taxes owing and other long-term financing and reimbursement arrangements.

NOTE 18.    CURRENT ASSET INVESTMENTS

	2002 US$M	2001 US$M
Listed investments(a)	—	83
Other investments(b)(c)	117	132

	117	215

(a)	At 30 June 2001, listed investments had a market value of US$105 million.
(b)	Other investments include US$61 million (2001: US$62 million) held by the Ingwe Environmental Trust Fund. The future realisation of these investments is intended to fund environmental obligations relating to the eventual closure of Ingwe’s mines and consequently these investments, whilst under BHP Billiton Group control, are not available for the general purposes of the BHP Billiton Group. All income from these investments is reinvested or spent to meet these obligations. The BHP Billiton Group retains responsibility for these environmental obligations until such time as the former mine sites have been rehabilitated in accordance with the relevant environmental legislation. These obligations are therefore included under provisions for liabilities and charges (refer note 21).
(c)	Other investments include US$49 million (2001: US$59 million) relating to the BHP Billiton Group’s self insurance arrangements. These investments are held for the benefit of the BHP Billiton Group but are not available for the general purposes of the BHP Billiton Group.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 19.    CREDITORS—AMOUNTS FALLING DUE WITHIN ONE YEAR

	2002 US$M	2001 US$M
Bank overdrafts	509	287
Unsecured bank loans	178	585

Total current portion of bank loans and overdrafts	687	872

Debentures	706	232
Secured debt (limited recourse) (refer note 20)	37	4
Unsecured debt (non-recourse)	173	—
Redeemable preference shares (refer note 20)	—	356
Commercial paper(a)	849	25
Finance leases	2	10
Other unsecured borrowings	192	308
Other secured borrowings	141	278

Total current portion of debentures and other borrowings	2 100	1 213

Total borrowings falling due within one year	2 787	2 085
Trade creditors	1 243	1 227
Corporation taxes	513	359
Social security	1	—
Other taxes	110	117
Other creditors and accruals	1 081	768
Deferred income	92	258
Dividends payable	402	421

	6 229	5 235

(a)	In accordance with FRS4 ‘Capital Instruments’, all commercial paper is classified as short-term borrowings though it is backed by medium term facilities. Under US and Australian GAAP, this amount would be grouped with non-current borrowings at 30 June 2002. The maturity of US$849 million of the commercial paper included above as due within one year can be extended beyond one year at the Group’s option.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTE 20.  CREDITORS—AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

	2002 US$M	2001 US$M
Unsecured bank loans	1 354	2 534

Total non-current portion of bank loans	1 354	2 534

Debentures	2 452	2 159
Secured debt (limited recourse)(a)	414	346
Unsecured debt (non-recourse)	613	583
Redeemable preference shares(b)	450	534
Finance leases	33	53
Other unsecured borrowings	218	312

Total non-current portion of debentures and other borrowings	4 180	3 987

Total borrowings falling due after more than one year	5 534	6 521
Trade creditors	10	17
Other creditors	111	127
Corporation taxes	13	25
Deferred income	319	364

	5 987	7 054

(a)	The limited recourse secured debt relates to the Mozal joint arrangement. The debt is secured by a charge over the assets of this joint arrangement and the lender has recourse to only those assets in the event of default. The BHP Billiton Group’s share of these obligations are guaranteed by BHP Billiton Plc until such time as the project reaches financial completion.
(b)	Redeemable preference shares include the following:

BHP Operations Inc: Preferred stock

Auction market preferred stock

600 (2001: 600) shares issued at US$250 000 each, fully paid preferred stock; cumulative, non-participating, dividend reset on a regular basis reflecting prevailing US market rates; not entitled to any earnings growth or capital appreciation of the issuer. Redeemable at the option of the issuer on any dividend payment date or, if redeemed in full, on any business day. Guaranteed by other BHP Billiton Group companies.

Cumulative preferred stock series ‘A’

3 000 (2001: 3 000) shares issued at US$100 000 each, fixed at 6.76 per cent per annum, fully paid and not entitled to any earnings growth or capital appreciation of the issuer. Subject to mandatory redemption on 27 February 2006. dividends are cumulative and are calculated on the basis of a year of twelve 30 day months. Guaranteed by other BHP Billiton Group companies.

BHP Billiton SA Ltd

Nil (2001: 700) shares of rand 0.01 nominal value were issued for rand 1 million each by a South African subsidiary and were redeemable between two and five years from issue. Company law in South Africa and

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

the contractual arrangements relating to these shares are such that under generally accepted accounting principles in the United Kingdom, these shares were included in creditors with the dividends being included in interest and similar items. The preference shares paid a dividend at the rate of 72 per cent of prime overdraft rate, were denominated in South African rand, and the holders’ rights were subordinated to those of debt holders in the issuer. The shares were partially redeemed in March 2002 with the remainder being redeemed in April 2002.

Beswick Pty Ltd: ‘A’ Redeemable preference shares

Nil (2001: 700 000) shares, issued at A$1 000 each, fully paid; rebateable, cumulative dividend of 11 per cent per annum; non-participating. The BHP Billiton Group held options to purchase these shares, subject to certain conditions. The shares were redeemed on 28 September 2001 for A$1 000 per share.

	Repayable	Currency	Interest rate %	2002 US$M	2001 US$M
Debt falling due after 5 years is analysed as follows:
Long-term borrowing—floating rate	2009-2011	US$	LIBOR	50	50
US$ Bond issue	2007	US$	7.5% fixed	12	34
US$ Bond issue	2012-2016	US$	7.5% fixed	750	750
Long-term borrowing	2006	MYR	7% reviewed quarterly	—	5
Long-term borrowing	2020	US$	6.35% fixed	22	22
Escondida	2008-2013	US$	8.3% fixed	29	42
Medium term notes	2008	A$	LIBOR+0.78%	391	—
Rio Algom Preferred Securities	2047	US$	9.4% fixed	150	150
Long-term borrowing	2030	US$	LIBOR	82	53
Richards Bay Coal Terminal loan	2015	ZAR	interest free	23	28
Eskom loan	2017	ZAR	12.8% fixed	46	45
Eskom loan	2017	ZAR	interest free	—	77
Mozal—Senior loans	2012-2014	US$	7-8% fixed	210	201
Mozal—Senior loans	2012	US$	LIBOR+%4	52	35
Mozal—Subordinated loan	2012	US$	8.46% fixed	34	—
CMSA Barclays facility	2007	US$	LIBOR+6%	—	39
Chrome Alloys long-term borrowing	2015	ZAR	JIBAR+1.4%	46	—
Other		various	various	27	35

				1 924	1 566

For maturity profile of financial liabilities see note 30, Liquidity exposures. For the purpose of that disclosure, financial liabilities include total borrowings falling due within one year US$2 787 million (2001: US$2 085 million), total borrowings falling due after more than one year US$5 534 million (2001: US$6 521 million) and other creditors falling due after more than one year, payable in cash, of US$17 million (2001: US$24 million).

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 21.    PROVISIONS FOR LIABILITIES AND CHARGES

	Employee Entitlements(a) US$M	Restructuring(b) US$M	Resource rent tax US$M	Site Rehabilitation(c) US$M	Post retirement medical benefits (note 28) US$M	Deferred tax US$M	Other US$M	Total US$M
At 1 July 2001	603	499	195	1 048	144	1 340	190	4 019
Amounts capitalised	—	—	—	430	—	—	—	430
Disposals	(16)	—	—	(93)	(30)	(46)	(6)	(191)
Charge/(credit) for the year	354	26	22	—	2	261	90	755
Released during the year	—	(13)	—	(57)	—	—	(15)	(85)
Discounting	—	—	—	42	—	—	—	42
Exchange variation	21	9	2	6	—	32	2	72
Utilisation	(262)	(118)	(6)	(45)	(12)	—	(38)	(481)
Transfers and other movements	(59)	(278)	1	282	111	—	36	93

At 30 June 2002	641	125	214	1 613	215	1 587	259	4 654

At 1 July 2000	750	553	284	861	105	1 637	152	4 342
Amounts capitalised	—	—	—	170	—	—	—	170
Disposals	(74)	(9)	—	(13)	—	(31)	(5)	(132)
On acquisition of subsidiaries	1	—	—	68	41	89	7	206
Charge/(credit) for the year	194	48	40	39	6	(217)	415	525
HBI Venezuela guarantee (refer notes 2 and 15)	—	—	—	—	—	—	(310)	(310)
Discounting	—	—	—	39	—	—	—	39
Exchange variation	(75)	(26)	(100)	(76)	—	(138)	(12)	(427)
Utilisation	(193)	(67)	(29)	(40)	(8)	—	(57)	(394)

At 30 June 2001	603	499	195	1 048	144	1 340	190	4 019

(a)	The provision for employee entitlements includes applicable amounts for annual leave and associated on-costs. It is anticipated expenditure of approximately US$304 million will be incurred in the year ending 30 June 2003.
(b)	Restructuring provisions include costs for redundancies, site rehabilitation, business terminations and associated contract cancellations.
(c)	Provision is made for site rehabilitation and decommissioning costs relating to a number of BHP Billiton Group companies. These are expected to be incurred over the next 30 years. The provision is calculated on the basis of the discounted value of the amounts estimated to be spent at the end of the life of the operations. Refer note 32: Contingent liabilities for additional details regarding site rehabilitation. The estimated total site rehabilitation cost (undiscounted) to be incurred in the future arising from operations to date, and including amounts already provided for, is US$2 863 million (2001: US$2 166 million).

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 22.    CALLED UP SHARE CAPITAL AND CONTRIBUTED EQUITY

	2002 US$M	2001 US$M	2000 US$M
BHP Billiton Plc
Authorised share capital
3 000 000 000 ordinary shares of US$0.50 each (2001: 3 000 000 000; 2000: 3 000 000 000)	1 500	1 500	1 500
50 000 (2001: 50 000; 2000: 50 000) 5.5% preference shares of £1 each(a)	—	—	—
1 Special Voting Share (2001: 1; 2000: nil) of US$0.50(b)	—	—	—
1 Equalisation Share (2001: 1; 2000: nil) of US$0.50(c)	—	—	—

	1 500	1 500	1 500

Allotted, called up and fully paid share capital
2 319 147 885 ordinary shares of US$0.50 each (2001: 2 319 147 885; 2000: 2 138 032 287)	1 160	1 160	1 069
50 000 (2001: 50 000; 2000: 50 000) 5.5% preference shares of £1 each(a)	—	—	—
1 Special Voting Share (2001: 1; 2000: nil) of US$0.50(b)	—	—	—

	1 160	1 160	1 069

Number of shares
	2002	2001	2000
Movements in ordinary called up fully paid shares
Opening number of shares	2 319 147 885	2 138 032 287	2 138 032 287
Shares issued under ordinary share placement(d)	—	181 115 598	—

Closing number of shares	2 319 147 885	2 319 147 885	2 138 032 287

	2002 US$M	2001 US$M	2000 US$M
BHP Billiton Limited
Paid up contributed equity(e)(f)
3 724 893 687 ordinary shares fully paid (2001: 3 704 256 885; 2000: 1 781 493 241)	3 143	3 039	4 260
320 000 ordinary shares paid to 71 Australian cents (2001: 385 000; 2000: 415 000)(g) (h)	—	—	—
2 305 000 ordinary shares paid to 67 Australian cents (2001: 3 656 500; 2000: 6 286 500)(g)(h)	—	—	—
1 Special Voting Share (2001: 1; 2000: nil)(b)	—	—	—

	3 143	3 039	4 260

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Number of shares
	2002	2001	2000
Movements in ordinary fully paid shares
Opening number of shares	3 704 256 885	1 781 493 241	1 742 907 069
Shares issued under dividend Investment Plan(i)	—	—	21 234 886
Shares issued under Bonus Share Plan(i)	—	—	3 718 755
Shares issued on exercise of Employee Share Plan options(j)	22 955 508	7 798 200	9 309 031
Shares issued on exercise of Performance Rights	—	150 920	75 000
Bonus shares issued(f)	—	1 912 154 524	—
Partly paid shares converted to fully paid(g)	1 815 916	2 660 000	4 248 500
Shares bought back and cancelled(k)	(4 134 622)	—	—

Closing number of shares(l)	3 724 893 687	3 704 256 885	1 781 493 241

(a)	Preference shares have the right to repayment of the amount paid up on the nominal value and any unpaid dividends in priority to the holders of any other class of shares in BHP Billiton Plc on a return of capital or winding up. The holders of preference shares have limited voting rights if payment of the preference dividends are six months or more in arrears or a resolution is passed changing the rights of the preference shareholders. Since the merger these shares have been held by BHP Billiton Limited.
(b)	Each of BHP Billiton Plc and BHP Billiton Limited issued one Special Voting Share to facilitate joint voting by shareholders of BHP Billiton Plc and BHP Billiton Limited on Joint Electoral Actions.
(c)	The Equalisation Share was authorised to enable a distribution to be made by BHP Billiton Plc to the BHP Billiton Limited Group should this be required under the terms of the DLC merger. The Directors have the ability to issue the Equalisation Share if required under those terms. The Constitution of BHP Billiton Limited allows the Directors of that Company to issue a similar equalisation share.
(d)	In September 2000, 235 000 000 ordinary shares were placed at a price of 265 pence per share. The placing comprised 181 115 598 new shares and 53 884 402 shares held under the share repurchase scheme.
(e)	Contributed equity reduced by US$650 million due to the spin-out of OneSteel Limited, including spin-out costs of US$30 million. This reflected a capital reduction of 66 Australian cents per share. The spin-out resulted in BHP Billiton Limited shareholders being issued one OneSteel Limited share for every four shares held in BHP Billiton Limited.
(f)	The DLC merger between BHP Billiton Plc and BHP Billiton Limited was established on 29 June 2001. Under the terms of the DLC merger BHP Billiton Limited issued fully paid bonus shares effective 29 June 2001 with the allotment of shares occurring on 9 July 2001. Refer to Merger Terms in ‘Dual Listed Companies Structure and Basis of Preparation of Financial Statements’.
(g)	65 000 (2001: 30 000; 2000: 415 000) shares paid to 71 cents and 1 351 500 (2001: 2 630 000; 2000: 3 833 500) shares paid to 67 Australian cents were converted to fully paid during 2002. There were no partly paid shares issued during the year (2001: nil; 2000: nil). Including bonus shares, 1 815 916 shares were issued on conversion of these partly paid shares. 650 000 (2001: 1 025 000) partly paid shares are entitled to 692 315 (2001: 1 091 728) bonus shares on becoming fully paid.
(h)	As a consequence of the OneSteel Limited spin-out an instalment call of 66 Australian cents per share (pre bonus issue) was made on partly paid shares which was then immediately replaced by application of the capital reduction.
(i)	The Dividend Investment Plan (DIP) and Bonus Share Plan (BSP) each provide shareholders with the opportunity to receive additional shares in lieu of cash dividends. Shares issued during 2000 were issued at a discount of 2.5 per cent from the market price. Market price is the average market price of a specified five-day period prior to issue. The DIP was suspended following payment of the November 1999 half yearly dividend. Since that dividend was unfranked the BSP was suspended in accordance with BHP Billiton Limited’s Constitution and Rule 8 of the BSP on 17 September 1999.
(j)	The number of shares issued on options exercised after 7 July 2001 includes bonus shares.
(k)	During the year ended 30 June 2002, BHP Billiton Limited repurchased 4 134 622 shares at a weighted average price of A$8.83 per share, in accordance with its announced share buy-back program. The buy-back program allows for the purchase of up to 186 million BHP Billiton Limited shares (adjusted for the bonus issue), less the number of BHP Billiton Plc shares purchased on-market by Nelson Investment Limited.
(l)	During the period 1 July 2002 to 2 September 2002, 1 283 554 Executive Share Scheme partly paid shares were paid up in full, 3 561 997 fully paid ordinary shares (including attached bonus shares) were issued on the exercise of Employee Share Plan options and 918 120 fully paid ordinary shares (including attached bonus shares) were issued on the exercise of Performance Share Plan Performance Rights.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 23.    EMPLOYEE SHARE OWNERSHIP PLANS

Summary of BHP Billiton Group employee share ownership plans

The following table is a summary of the employee share ownership plans and employee share awards of BHP Billiton Limited and BHP Billiton Plc. The subsequent tables and associated footnotes provide more information in relation to that contained in the summary table.

	Number of awards outstanding at 30 June 2002	Number of awards issued during year ended 30 June 2002	Fair value of an award issued during year ended 30 June 2002 US$
Restricted Share Scheme	5 028 614	5 316 014	1.65
Co-Investment Plan	940 006	961 642	2.63
Employee Share Plan (shares)	45 827 460	—	—
Employee Share Plan (options)	60 944 303	14 077 500	1.22
Executive Share Scheme	3 317 315	—	—
Performance Right (LTI)	9 379 187	4 933 000	1.86
Performance Right (MTI)	222 892	222 892	2.97
Bonus Equity Plan	957 035	957 035	4.76

BHP Billiton Plc share awards

The following tables relate to awards issued under the BHP Billiton Plc Restricted Share Scheme and Co-Investment Plan.

	Restricted Share Scheme(a)			Co-Investment Plan(b)
	2002	2001	2000	2002	2001	2000
Number of awards issued since commencement of the Plan (c)	5 316 014			961 642
Number of awards remaining under the Plan	5 028 614			940 006

During the period
Awards issued	5 316 014			961 642
Participating employees	239			126
Average issue/exercise price (£)	—			—
Market value of issues (US$million)(d)	—			—
Proceeds from issues (US$million)	—			—
Shares issued on exercise of awards	—			—
Employees exercising awards	8			2
Market value of shares on exercise of awards (US$million)	—			—

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

						Awards outstanding at: Balance date Date of Directors’ Report
Month of issue	Number issued	Number of recipients	Number exercised	Shares issued on exercise	Number lapsed			Exercise price £	Exercise period/ release date
Restricted Share Scheme(a)(o)
November 2001 (Share awards)	274 914	1	—	—	—	274 914	274 914	—	8 Nov 2004
October 2001 (Share awards)	4 178 100	197	51 320	51 320	222 880	3 903 900	3 681 200	—	1 Oct 2004
October 2001 (Options)	863 000	41	1 833	1 833	11 367	849 800	818 600	—	Oct 2004 - Sept 2008

						5 028 614	4 774 714

Co-Investment Plan(b)(o)
November 2001	94 851	1	—	—	—	94 851	94 851	—	Nov 2003 - Apr 2006
October 2001	866 791	125	6 131	6 131	15 505	845 155	753 455	—	Oct 2003 - Mar 2006

						940 006	848 306

	Number	2002 Weighted average exercise price £	Number	2001 Weighted average exercise price £	Number	2000 Weighted average exercise price £
Restricted Share Scheme awards
Outstanding at start of period(c)	—
Granted during the period	5 316 014
Exercised during the period	(53 153)
Lapsed during the period	(234 247)

Outstanding at end of period	5 028 614

Exercisable	—
Not exercisable	5 028 614

Co-Investment Plan awards
Outstanding at start of period(c)	—
Granted during the period	961 642
Exercised during the period	(6 131)
Lapsed during the period	(15 505)

Outstanding at end of period	940 006

Exercisable	—
Not exercisable	940 006

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

BHP Billiton Limited employee share awards

The following tables relate to shares and options issued under the BHP Billiton Limited Employee Share Plan, shares under the Bonus Equity Plan, Performance Rights issued under the BHP Performance Share Plan, and partly paid shares issued under the Executive Share Scheme. Unless otherwise indicated details of the Plans, including comparatives, are presented including, where applicable, a bonus element to which the participant became entitled with effect from 29 June 2001, as a result of the DLC merger.

	Employee Share Plan(f)
	Shares			Options
	2002	2001	2000	2002	2001	2000
Number of shares and options issued since commencement of the Plan	373 745 102	373 745 102	373 745 102	177 965 075	163 887 575	148 643 007
Number of shares and options remaining under the Plan	45 827 460	62 781 518	87 469 376	60 994 303	74 588 800	87 217 403
Loans outstanding (US$million)(g)	135	166	305

During the period
Shares and options issued	—	—	—	14 077 500	15 244 568	2 158 030
Participating employees				266	367	20
Average issue/exercise price (A$)				8.98	9.13	8.79
Market value of issues (US$million)(d)				—	—	—
Proceeds from issues (US$million)				—	—	—
Shares issued on exercise of options				22 955 508	16 104 063	19 224 080
Employees exercising options				12 081	9 431	8 562
Market value of shares on exercise of options (US$million)				132	84	105
Proceeds from exercise of options (US$million)				94	65	99

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Executive Share Scheme partly paid shares(h)			Performance Rights(i)(j)(k)
	2002	2001	2000	2002	2001	2000
Number of shares and Performance Rights issued since commencement of the Plans	50 529 280	50 529 280	50 529 280	11 827 871	6 671 979	2 141 100
Number of shares and Performance Rights remaining under the Plans	3 317 315	5 133 231	8 576 076	9 602 079	5 815 538	1 712 879

During the period
Shares and Performance Rights issued	—	—	—	5 155 892	4 530 879	—
Participating employees				118	115	—
Average issue price (A$)				—	—	—
Market value of issues (US$million)(d)				—	—	—
Proceeds from issues (US$million)				—	—	—
Shares issued on exercise of Performance Rights(k)				—	311 665	154 883
Employees exercising Performance Rights				21	1	1
Market value of shares on exercise of Performance Rights (US$million)				6	2	1

Bonus Equity Share Plan(l)
	2002	2001	2000
Number of awards issued since commencement of the Plan	957 035	—	—
Number of awards remaining under the plan	957 035	—	—

During the period
Awards issued	957 035	—	—
Participating employees	117	—	—
Average issue price (A$)	—	—	—
Market value of issues (US$million)(d)	—	—	—
Proceeds from issues (US$million)	—	—	—

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

						Awards outstanding at:
Month of issue	Number issued	Number of recipients	Number exercised(m)	Shares Issued on exercise	Number lapsed	Balance date	Date of Directors’ Report	Exercise price A$(n)	Exercise Period
Employee Share Plan options
November 2001	6 870 500	113	—	—	52 521	6 817 979	6 674 527	$8.99	Oct 2004-Sept 2011
November 2001	7 207 000	153	8 034	8 034	175 384	7 023 582	6 940 770	$8.98	Oct 2004-Sept 2011
December 2000	3 444 587	67	25 000	51 627	—	3 392 960	3 377 527	$9.41	July 2003-Dec 2010
December 2000	2 316 010	59	110 500	228 194	86 734	2 001 082	1 906 765	$9.40	July 2003-Dec 2010
November 2000	1 719 196	44	30 000	61 953	111 515	1 545 728	1 531 139	$8.97	July 2003-Oct 2010
November 2000	7 764 776	197	320 500	661 864	48 530	7 054 382	6 874 443	$8.96	July 2003-Oct 2010
April 2000	61 953	3	—	—	—	61 953	61 953	$8.29	April 2003-April 2010
April 2000	937 555	5	—	—	138 362	799 193	799 193	$8.29	April 2003-April 2010
December 1999	413 020	1	—	—	—	413 020	413 020	$9.30	April 2002-April 2009
December 1999	309 765	1	—	—	—	309 765	309 765	$8.19	April 2002-April 2009
October 1999	123 906	6	25 000	51 628	20 651	51 627	—	$8.26	April 2002-April 2009
October 1999	105 320	3	2 000	4 130	30 977	70 213	70 213	$8.26	April 2002-April 2009
July 1999	206 510	1	—	—	—	206 510	206 510	$8.29	April 2002-April 2009
April 1999	44 474 822	45 595	3 630 400	7 498 797	19 586 026	17 389 999	15 548 345	$7.62	April 2002-April 2009
April 1999	16 901 398	944	1 671 500	3 451 816	6 226 585	7 222 997	6 655 095	$7.61	April 2002-April 2009
April 1998	366 555	16	67 500	139 394	—	227 161	216 836	$7.14	April 2001-April 2003
April 1998	289 114	23	104 500	215 802	10 326	62 986	62 986	$7.13	April 2001-April 2003
November 1997	3 261 619	3 501	1 022 900	2 112 389	611 271	537 959	472 082	$7.53	Nov 2000-Nov 2002
November 1997	16 336 800	16 411	6 238 950	12 882 403	2 314 255	1 140 142	1 027 181	$7.53	Nov 2000-Nov 2002
October 1997	11 234 144	511	4 192 934	8 658 827	109 451	2 465 866	2 061 106	$7.42	Oct 2000-Oct 2002
October 1997	8 243 879	379	2 874 064	5 935 229	310 798	1 997 852	1 698 413	$7.42	Oct 2000-Oct 2002
July 1997	413 020	1	200 000	413 020	—	—	—	$9.18	July 2000-July 2002
July 1997	816 747	36	228 500	471 875	143 525	201 347	—	$9.19	July 2000-July 2002
October 1996	1 751 411	46	645 000	1 331 989	419 422	—	—	$7.53	Oct 1999-Oct 2001
October 1996	2 244 144	66	1 047 200	2 162 572	81 572	—	—	$7.53	Oct 1999-Oct 2001

						60 994 303	56 907 869

Performance Rights(o)
November 2001 (LTI)(i)	4 770 800	110	8 610	8 610	102 990	4 659 200	4 508 031	—	Oct 2004-Sept 2011
October 2001 (LTI)(i)	162 200	2	—	—	—	162 200	162 200	—	Oct 2004-Sept 2011
October 2001(MTI)(j)	222 892	6	—	—	—	222 892	222 892	—	Oct 2003-Mar 2006
December 2000 (LTI)(i)	387 601	11	—	—	—	387 601	387 601	—	July 2003-Dec 2010
November 2000 (LTI)(i)	4 143 278	104	372 611	769 479	113 581	3 260 218	2 718 966	—	July 2003-Oct 2010
March 1999 (LTI)(i)	2 141 100	1	575 000	1 231 132	—	909 968	—	—	Mar 1999-Mar 2009

						9 602 079	7 999 690

Bonus Equity Plan awards(l)
November 2001	957 035	117	—	—	—	957 035	944 138	—	Nov 2004-Oct 2006

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Number	2002 Weighted average exercise price A$	Number	2001 Weighted average exercise price A$	Number	2000 Weighted average exercise price A$
Employee Share Plan options
Outstanding at start of period	74 588 800	7.92	87 217 403	7.92	127 815 307	8.13
Granted during the period	14 077 500	8.98	15 244 568	9.13	2 158 030	8.79
Exercised during the period(e)	(22 946 098)	7.66	(16 104 063)	7.59	(18 127 299)	8.69
Lapsed during the period	(4 725 899)	7.78	(11 769 108)	7.73	(24 628 635)	8.53
Outstanding at end of period	60 994 303	8.29	74 588 800	7.92	87 217 403	7.92

Exercisable	32 297 444	7.62	18 643 279	7.54	3 156 247	8.00
Not exercisable	28 696 859	9.04	55 945 521	8.06	84 061 156	7.92

Performance Rights
Outstanding at start of period	5 815 538		1 712 879		2 087 572
Granted during the period	5 155 892		4 530 879		—
Exercised during the period	(1 152 780)		(428 220)		(374 693)
Lapsed during the period	(216 571)		—		—

Outstanding at end of period	9 602 079		5 815 538		1 712 879

Exercisable	53 529		—		—
Not exercisable	9 548 550		5 815 538		1 712 879

Bonus Equity Plan awards	—		—		—
Outstanding at start of period	—		—		—
Granted during the period	957 035		—		—
Exercised during the period	—		—		—
Lapsed during the period	—		—		—

Outstanding at end of period	957 035		—		—

Exercisable	—		—		—
Not exercisable	957 035		—		—

Fair valuation of employee share awards

Fair valuation of awards as presented below represents the value of awards issued under employee ownership plans of BHP Billiton Plc and BHP Billiton Limited. The values relate to the awards granted during the period and are measured at grant date.

	2002 US$		2001 US$		2000 US$
Fair value of a Restricted Share Scheme award	1.65	(p)
Fair value of a Co-Investment Plan matching award	2.63	(p)
Fair value of an Employee Share Plan option	1.22	(p)	1.61	(p)	(q	)
Fair value of a Performance Right (LTI)	1.86	(p)	3.70	(p)
Fair value of a Performance Right (MTI)	2.97	(p)
Fair value of a Bonus Equity Plan award	4.76	(r)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The fair values of Employee Share Plan options and Performance Rights granted were estimated using Black-Scholes option pricing techniques for the purpose of disclosure required by US Statement of Financial Accounting Standards No. 123. Significant assumptions used in applying this formula were as follows:

	2002	2001	2000
Restricted Share Scheme awards(p)
Risk free interest rate	4.8%
Estimated life of awards	5 years(s)
Estimated volatility of share price	20.0%
Dividend yield	2.2%

Co-Investment Plan matching awards(p)
Risk free interest rate	4.6%
Estimated life of awards	4 years(s)
Estimated volatility of share price	20.0%
Dividend yield	2.2%

Employee Share Plan options(p)
Risk free interest rate	4.8%	6.6%	(q)
Estimated life of options	5 years(s)	10 years(s)	(q)
Estimated volatility of share price	20.0%	30.3%	(q)
Estimated amount of dividends per share		A$0.247	(q)
Dividend yield	2.2%

Performance Rights (LTI)
Risk free interest rate	4.8%	6.6%
Estimated life of Performance Rights	5 years(s)	10 years(s)
Estimated volatility of share price	20.0%	30.3%
Estimated amount of dividends per share		A$0.247
Dividend yield	2.2%

Performance Rights (MTI)
Risk free interest rate	4.6%
Estimated life of Performance Rights	4 years(s)
Estimated volatility of share price	20.0%
Dividend yield	2.2%

(a)	Awards under the Restricted Share Scheme (RSS) were made at the discretion of the Trustees of the Billiton Employee Share Ownership Trust or by BHP Billiton Plc. In respect of the Executive Directors, awards are made on the recommendation of the Remuneration Committee and, in the case of other employees, the Remuneration Committee recommends the level of award following proposals from the Executive Committee. Awards are normally made annually in the six weeks after the announcement of the annual or interim results. In 2001, Mr Gilbertson’s awards were made after shareholder approval at the AGM in October 2001. An award takes the form of conditional awards or share options in BHP Billiton Plc and was made subject to performance conditions that are set by the Remuneration Committee. The Remuneration Committee also recommends the value of the ordinary shares to be comprised in an award and this value does not exceed 100 per cent of a participant’s annual base salary.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Subject to the performance conditions being met and the extent to which they are met, the award/option will vest and the participant will become absolutely entitled to the appropriate number of ordinary shares (if any), or if relevant, entitled to exercise options over the relevant number of ordinary shares subject to paying over to the Trust or to BHP Billiton Plc any tax liability arising on the vesting of the award/option. The Employee Share Ownership Trust is a discretionary Trust for the benefit of all employees of BHP Billiton Plc and its subsidiaries. The Trustee is an independent company, resident in Jersey. The Trust uses funds provided by BHP Billiton Plc and/or its subsidiaries as appropriate to acquire ordinary shares to enable awards to be made or satisfied under the RSS. The ordinary shares may be acquired by purchase in the market or by subscription at not less than nominal value.

If prior to vesting of an award, a participant ceases to be employed because of resignation or termination for cause, that award will lapse. If a participant ceases to be employed for any other reason, then either all or a proportion of the award will become exercisable depending on the circumstances of cessation.

Awards were made in October 2001 and November 2001 upon the following terms:

(i)	the performance condition compares BHP Billiton Plc’s total shareholder return (TSR) over the performance period with a global comparator group of companies over the same period.

(ii)	awards will vest by reference to the relative position of BHP Billiton Plc’s TSR compared to the global comparator group of companies.

(iii)	if the performance hurdles are not achieved by the end of a three-year period, then 75 per cent of the award lapses. The performance hurdles are measured again at 30 September 2005 and 30 September 2006 and, if the hurdles are not achieved, then the remaining 25 per cent of the award lapses.

(iv)	in addition to the measure against the global comparator group of companies, the awards are subject to an underlying absolute measure. In order for the awards to be capable of vesting, the percentage increase in BHP Billiton Plc’s TSR over the relevant performance period must be equal to or in excess of 2 per cent per annum over the UK Retail Price Index.

(v)	the amount of shares that vest under the RSS will not be greater than the amount of Performance Rights that can be exercised under the BHP Billiton Limited Performance Share Plan (PSP). The performance hurdles under the PSP are calculated on the same basis as those described above, but using the BHP Billiton Limited TSR compared to the TSR of the same global comparator group, and the Australian Consumer Price Index as the basis for the absolute measure. Refer footnote (i) below.

(vi)	awards are not transferable. Awards carry no right to dividends and no voting rights.

(b)	Invitations to participate in the Co-Investment Plan (CIP) are made to selected employees (including Executive Directors) of the BHP Billiton Plc Group. The selected employees are asked to indicate the proportion of their discretionary annual bonus for the current financial year they wish to invest in the CIP subject to the minimum and maximum investment limits set by the Remuneration Committee. Within those limits, part of the bonus that would otherwise have been paid in cash is used to acquire ordinary shares in BHP Billiton Plc. These are known as committed shares.

Each invitee who acquired committed shares was also granted an award (a matching award) over shares in BHP Billiton Plc. Matching awards are normally granted during the 42-day period commencing on the day on which BHP Billiton Plc releases its results for any financial period. In 2001, Mr Gilbertson’s awards were made after shareholder approval at the AGM in October 2001. The matching award entitles the participant to acquire a number of shares in BHP Billiton Plc for nil consideration, subject to the satisfaction of performance conditions and the continuing employment of the participant.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

If prior to vesting of a matching award, a participant ceases to be employed because of resignation or termination for cause, the participant’s committed shares will be forfeited and the related matching award will also lapse and cease to be exercisable. If a participant ceases to be employed for any other reason, then the entire committed share vests and either all or a proportion of the matching award relevant for the period of cessation will vest, depending on the circumstances of cessation.

Awards were made in October 2001 and November 2001 upon the following terms:

(i)	the performance condition compares BHP Billiton Plc’s TSR over the performance period with a global comparator group of companies over the same period.

(ii)	awards will vest by reference to the relative position of BHP Billiton Plc’s TSR compared to the global comparator group of companies.

(iii)	the vesting of matching awards is determined by reference to two performance periods. The first performance period is two years in length. If the performance hurdles are achieved at the end of the first performance period, the corresponding number of shares under matching award will vest. At this time the participant has the option to remain within the plan and enter the second performance period or leave the plan. Should the participant leave the plan at the end of the first performance period, committed shares are released together with any shares under the matching award that may have vested. All remaining shares under the matching award lapse.

(iv)	the second performance period is a further two years. At the end of this two-year period, subject to continuing employment, committed shares will be released and a number of shares subject to a matching award will vest to the extent the performance condition is met. If the performance condition has not been met at the end of the second performance period no additional shares under the matching award will vest. However, any shares that vested under the matching award for the first performance period may be exercised and the remaining shares under the matching award that have not vested will lapse.

(v)	in addition to the measure against the global comparator group of companies, the awards are subject to an underlying absolute measure. In order for the awards to be capable of vesting, the percentage increase in BHP Billiton Plc’s TSR over the relevant performance period must be equal to or in excess of 2 per cent per annum over the UK Retail Price Index.

(vi)	the amount of shares under the matching award that vest cannot be greater than matching awards that vest under the BHP Billiton Limited Medium Term Incentive (MTI) plan. The performance hurdles under the MTI are calculated on the same basis as those described above, but using the BHP Billiton Limited TSR compared to the TSR of the same global comparator group, and the Australian Consumer Price Index as the basis of the absolute measure. Refer footnote (j) below.

(vii)	awards are not transferable. Awards carry no right to dividends and no voting rights.

Awards issued as presented in the preceding tables represents both committed awards and matching awards.

(c)	All awards issued under the RSS prior to June 2001 vested as a consequence of the DLC merger. Data as presented reflects awards granted after consummation of the merger only.

(d)	Options, Performance Rights and awards issued under the Bonus Equity Plan, RSS and CIP are not transferable nor are they listed and as such do not have a market value. Refer footnote (p) for estimated fair values.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(e)	The number of shares issued on exercise of options is reported inclusive of a bonus element in relation to the 29 June 2001 bonus issue. The number of shares issued on exercise of options for the year ended 30 June 2002 does not agree with the number of shares issued as reported in note 22 in circumstances where application of the bonus factor of 1.0651 would result in an entitlement to less than one whole share. In such cases, in accordance with the rules of the plan, an additional share is issued to the holder of the option.

(f)	The Employee Share Plan provides eligible employees of BHP Billiton Limited Group with the opportunity to acquire fully paid ordinary shares or options for ordinary shares in BHP Billiton Limited at such times as the Directors deem appropriate. If prior to vesting of an option, a participant ceases to be employed because of resignation or termination for cause, that option will lapse. If a participant ceases to be employed for any other reason, then either all or a proportion of the options will become exercisable depending on the circumstances of cessation.

Shares and options are issued under the Employee Share Plan on the following terms:

(i)	the limit on the number of shares and outstanding options or other rights issued under the Plan is 8 per cent of issued ordinary capital.

(ii)	shares may be offered for subscription for market value (which is the weighted average market price over the five days prior to issue) less a discount not exceeding 10 per cent.

(iii)	the Board of Directors may specify an issue price for an option. The exercise price of an option is market value less a discount not exceeding 10 per cent.

(iv)	where shares are offered, interest free employee loans are available to fund the purchase of shares for a maximum period of 20 years, repayable by application of dividends or an equivalent amount. Any amounts outstanding are repayable at the end of that 20-year period.

(v)	at cessation of employment an extension of the loan repayment period may be granted if the outstanding loan is in a non profitable position or if immediate payment may cause unnecessary hardship to the employee. The extension will be reviewed periodically. If during the extension period the shares become profitable or the circumstances causing the hardship no longer apply, BHP Billiton Limited will require repayment of the loan or arrange for the sale of those shares.

(vi)	each option is granted over one unissued share in BHP Billiton Limited. Following the bonus issue allotment on 9 July 2001, on exercise of each option outstanding as at 29 June 2001, 2.0651 shares are issued. Although exercise price is unaffected by the bonus share issue, data presented in the preceding tables has been adjusted to reflect the impact of the bonus issue on both the exercise price and the number of shares issued on exercise of options.

(vii)	the Board of Directors may apply performance hurdles to the exercise of options.

(viii)	options granted from April 1999 to April 2000 are 10-year options, not exercisable until after three years, and then only if performance hurdles are achieved. These performance hurdles relate to two comparator groups (ASX 100 index and a global comparator group). The BHP Billiton Limited Group’s performance in terms of TSR is measured against both of these groups to determine if performance hurdles have been achieved.

(ix)	options granted from November to December 2000 do not become exercisable until after 30 June 2003 and then only if performance hurdles are achieved. These performance hurdles relate to the ASX 100 index. BHP Billiton Limited’s performance in terms of TSR is measured against this group of companies to determine if the performance hurdles have been achieved. The options lapse if the hurdles have not been achieved within a two-year period. If the options are exercisable, they lapse ten years after issue.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(x)	options granted in October 2001 do not become exercisable until after 30 September 2004 and then only if performance hurdles are achieved. These performance hurdles relate to the ASX 100 index. BHP Billiton Limited’s performance in terms of TSR is measured against this group of companies to determine if the performance hurdles have been achieved. If the hurdles are not achieved by 30 September 2004, then 75 per cent of the options lapse. The TSR measurement is taken again at 30 September 2005 and 30 September 2006 and, if the hurdles are not achieved, the remaining 25 per cent of the options lapse. If the options are exercisable, they lapse on 30 September 2011.

(xi)	options are not transferable. Options carry no right to dividends and no voting rights.

(xii)	unexercised options will expire at the end of the exercise period.

(g)	Classified on the balance sheet as other debtors.

(h)	The Executive Share Scheme provided for senior executives to acquire partly paid ordinary shares in BHP Billiton Limited. Partly paid shares issued under the Executive Share Scheme were issued on the following terms:

(i)	only full-time executive employees (including Executive Directors) were eligible. Any eligible executive who continues to participate in the Employee Share Plan is ineligible to participate in the Executive Share Scheme.

(ii)	the limit on the number of shares under the Scheme is 2 per cent of issued ordinary capital.

(iii)	shares are offered at an issue price determined by Directors which is not less than a 10 per cent discount nor more than a 10 per cent premium on the appropriate market price.

(iv)	the balance outstanding on ordinary shares must be paid not later than 20 years after the date of issue. The balance of the price must also be paid no later than two years after termination of employment, but may be paid at any earlier time chosen by a participant.

(v)	the price payable at the time of compulsory payment may be varied if the market price (adjusted for the effects of any bonus, rights or other issue) is then lower than the issue price.

(vi)	there is no entitlement to dividends on the Scheme shares while they remain partly paid, unless Directors decide otherwise.

(vii)	shares issued under the Scheme prior to June 1996 are eligible immediately (even though partly paid) to participate in bonus, rights or other issues on the same basis as BHP Billiton Limited’s other ordinary shares. These bonus shares are held in escrow until the Scheme shares are fully paid.

(viii)	in respect of Executive Share Scheme share issues after June 1996, the issue of bonus shares will be deferred until the underlying Scheme shares are fully paid up. Such bonus shares will not attract or accrue dividends while their issue is deferred. Data as presented in the preceding tables has been adjusted to reflect the impact of the bonus issue which resulted from the DLC merger.

(ix)	voting rights attach in proportion to the amount paid up. Full voting rights apply when the shares are fully paid.

(i)

Performance Rights have been issued to executive officers under the BHP Billiton Limited Performance Share Plan as long-term incentives (LTI). Performance Rights constitute a right, issued by a trustee of a special purpose trust established by BHP Billiton Limited, to require the trustee to acquire a BHP Billiton Limited share on behalf of the executive, upon fulfilment of prescribed performance hurdles or completion of service conditions. Where a service condition or performance hurdle is fulfilled, related Performance Rights are exercisable. The trustee acquires shares either by purchase on market or subscription, and the

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

shares are then held in trust until the executive requests that they be transferred. If prior to vesting of a Performance Right, a participant ceases to be employed because of resignation or termination for cause, the Performance Right will lapse. If a participant ceases to be employed for any other reason, then either all or a proportion of the Performance Rights will become exercisable depending on the circumstances of cessation.

In addition to the above, Performance Rights are currently issued on the following terms:

(i)	a Performance Right entitles the beneficiary to one fully paid share in BHP Billiton Limited. The number of shares received on exercise of Performance Rights issued in March 1999 have been increased following the spin-out of OneSteel Limited to reflect the capital reduction impact on the value of BHP Billiton Limited shares. In addition, the number of shares received on exercise of Performance Rights on issue as at 29 June 2001 have been increased following the bonus issue which resulted from the DLC merger. Data, as presented in the preceding tables, has been adjusted to reflect the impact of the capital reduction and the bonus issue.

(ii)	the exercise price of Performance Rights is zero. Performance Rights are not transferable. Performance Rights carry no right to dividends, and no voting rights.

(iii)	Performance Rights will lapse if performance hurdles or service conditions are not satisfied or in other specified situations. Performance Rights lapse on the tenth anniversary of their date of issue unless previously exercised or lapsed in accordance with their terms of issue.

(iv)	the performance hurdles attached to Performance Rights issued from November to December 2000 relate to a global comparator group of companies. BHP Billiton Limited’s performance in terms of TSR is measured against this group of companies to determine if the performance hurdles have been achieved. This measurement is first taken on 30 June 2003 and the Performance Rights lapse if the hurdles have not been achieved within the two years following this date.

(v)	the performance hurdles attached to Performance Rights issued in October and November 2001 relate to a global comparator group of companies. BHP Billiton Limited’s performance in terms of TSR in measured against this group of companies and the Australian Consumer Price Index to determine if the performance hurdles have been achieved. If the hurdles are not achieved by 30 September 2004, then 75 per cent of the Performance Rights lapse. The performance hurdles are measured again at 30 September 2005 and 30 September 2006 and, if the hurdles are not achieved, then the remaining 25 per cent of the Performance Rights lapse.

(j)	Performance Rights were also issued to executive officers in October 2001 as medium term incentives (MTI) with separate terms from those discussed in (i) above. This had the effect of aligning the remuneration policy applied to the executives of the BHP Billiton Limited Group with that applied to executives of the BHP Billiton Plc Group who are able to participate in the Co-Investment Plan.

The executives indicated the proportion of their incentive plan award for the current financial year to invest as medium term incentives, subject to the minimum and maximum investment limits set by the Remuneration Committee. Within those limits, part of the bonus that would otherwise have been paid in cash is used to acquire Performance Rights. This is known as the committed award.

Each executive who acquired a committed award was also granted a matching award over shares in BHP Billiton Limited. The matching award entitles participants to acquire a number of shares in BHP Billiton Limited for nil consideration, subject to the satisfaction of performance conditions and the continuing employment of the participant.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

If prior to vesting of a matching award, a participant ceases to be employed because of resignation or termination for cause, the participant’s committed award will be forfeited, the related matching award will lapse and Performance Rights cease to be exercisable. If a participant ceases to be employed for any other reason, then the entire committed award vests and either all or a proportion of the Performance Rights under the matching award relevant for the period of cessation will vest, depending on the circumstances of cessation.

The awards have been made on the following terms:

(i)	the performance condition compares BHP Billiton Limited’s TSR over the performance period with the global comparator group of companies over the same period.

(ii)	awards will vest by reference to the relative position of BHP Billiton Limited’s TSR compared to the global comparator group of companies.

(iii)	the vesting of matching awards is determined by reference to two performance periods. The first performance period is two years in length. If the performance hurdles are achieved at the end of the first performance period, the corresponding number of Performance Rights under matching award will vest. At this time the participant has the option to remain within the plan and enter the second performance period or leave the plan. Should the participant leave the plan at the end of the first performance period, the committed award becomes exercisable together with any Performance Rights under the matching award that may have vested. All remaining Performance Rights under the matching award lapse.

(iv)	the second performance period is a further two years. At the end of this two-year period, subject to continuing employment, the committed award becomes exercisable and the corresponding number of Performance Rights subject to a matching award will vest. If the performance condition has not been met at the end of the second performance period no additional Performance Rights under the matching award will vest. However, any Performance Rights that vested under the matching award for the first performance period may be exercised, and the remaining Performance Rights under the matching award that have not vested will lapse.

(v)	in addition to the measure against the global comparator group of companies, the awards are subject to an underlying absolute measure. In order for the awards to be capable of vesting, the percentage increase in BHP Billiton Limited’s TSR over the relevant performance period must equal to or in excess of 2 per cent per annum over the Australian Consumer Price Index.

(vi)	the exercise price of Performance Rights is zero. Performance Rights are not transferable. Performance Rights carry no right to dividends, and no voting rights.

(k)	The number of shares received on exercise of Performance Rights issued in March 1999 have been increased following the spin-out of OneSteel Limited to reflect the capital reduction impact on the value of BHP Billiton Limited shares. In addition, the number of shares received on exercise of Performance Rights on issue as at 29 July 2001 have been increased following the bonus issue which resulted from the DLC merger.

(l)

The Bonus Equity Share Plan provides eligible employees with the opportunity to take a portion of their incentive plan award in ordinary shares in BHP Billiton Limited. Employees who elected to take their incentive plan award in shares under the Plan also receive an uplift of 25 per cent so that for each A$1 of award taken as shares, A$1.25 worth of shares will be provided. The shares are either subscribed for or

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

purchased on market. The shares awarded under this Plan are held in trust and may not be transferred or disposed of for at least a three-year period. The shares are allocated on the following terms:

(i)	while the shares are held in trust, the employees are entitled to receive dividends on those shares, entitled to participate in bonus issues, may participate in rights issues, etc. and may direct the trustee on how to vote those shares at a general meeting of BHP Billiton Limited.

(ii)	if employment ceases while the shares are in trust, the shares awarded as part of the 25 per cent uplift (or a portion of that uplift) may or may not be forfeited (depending upon the circumstances of the employment relationship ending).

(m)	Represents the number of options and Performance Rights exercised, and has not been adjusted to take into account the bonus shares issued on exercise of options.

(n)	Although the exercise price of options was not effected by the bonus issue of shares, the exercise prices for options as stated have been adjusted to take into account the bonus issue of shares which took effect 29 June 2001. Exercise prices were also reduced by A$0.66 following the OneSteel Limited spin-out on 31 October 2000.

(o)	Shares issued on exercise of Performance Rights and awards under the RSS and CIP include shares purchased on market.

(p)	The values of all awards granted during the year ended 30 June 2002 and of Employee Share Plan options and Performance Rights granted during the years ended 30 June 2001, including the significant key assumptions used to derive the values have been determined by an actuary at the request of the BHP Billiton Group. The BHP Billiton Group believes the values represent a reasonable estimate. Nevertheless, the assumptions used are not guarantees or predictions of future performance, and involve known and unknown risks, uncertainties and other factors, many of which are outside the control of the BHP Billiton Group. The different nature of the awards which have been issued, year on year, with respect to the performance hurdles which have been established and the qualifying periods before the awards vest, results in variations to the respective valuations. The actual value to the holder may differ materially from the values shown. The values of Employee Share Plan options and Performance Rights granted in the year ended 30 June 2001 are shown after taking into account the bonus issue which resulted from the DLC merger.

(q)	Employee Share Plan options granted during the period ended 30 June 2000 are subject to both a qualifying period and performance hurdles before they become exercisable. The performance hurdles relate to the BHP Billiton Limited Group’s performance against either the performance of a number of Australian or international companies. Due to the nature of the performance hurdles which had been established for these options, and in the absence of an appropriate valuation technique, their fair value was considered to be indeterminable. Valuations are not available using the modified Black-Scholes option pricing techniques for options issued in prior periods.

(r)	The fair value of a Bonus Equity Plan award is equal to the market value of a BHP Billiton Limited share on the date of grant.

(s)	Subject to performance conditions.

Offers to take up shares and options under the Employee Share Plan and the Executive Share Scheme not accepted within the designated period, lapse. Accordingly, no shares or options remain available at balance date for issue to employees.

In (f) and (h) above, market price is the average market price of a specified five-day period prior to issue.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 24.    RESERVES

	Share premium account 2002 US$M	Profit & loss account 2002 US$M	Share premium account 2001 US$M	Profit & loss account 2001 US$M
Opening balance	592	6 549	27	5 798
Retained profit for the year	—	906	—	775
Premium on issue of ordinary shares for cash	—	—	565	—
Transfer to profit and loss account for year (goodwill)	—	—	—	4
BHP Billiton Limited share buy-back program	—	(19)	—	—
Gain on shares issued under the BHP Billiton Plc share repurchase scheme	—	—	—	76
Exchange variations	—	25	—	(104)

Closing balance(a)	592	7 461	592	6 549

(a)	Cumulative goodwill set off against reserves on acquisitions prior to 1 July 1998 amounts to US$761 million (2001: US$761 million).

NOTE 25.    RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

	2002 US$M	2001 US$M	2000 US$M
Profit for the financial year	1 690	1 529	1 506
Other recognised gains and losses	25	(763)	(502)

Total recognised gains and losses	1 715	766	1 004
Dividends	(784)	(754)	(788)
Issue of ordinary shares for cash	104	744	257
Share repurchase scheme(a)
BHP Billiton Plc	—	194	(2)
Share buy-back program(b)
BHP Billiton Limited	(19)	—	—
Capital reduction on OneSteel spin-out (refer note 22)	—	(650)	—
Transfer to profit and loss account for year (goodwill)	—	4	—

Net movement in shareholders’ funds	1 016	304	471
Shareholders’ funds at beginning of year	11 340	11 036	10 565

Shareholders’ funds at end of year	12 356	11 340	11 036

(a)

BHP Billiton Plc entered into an arrangement under which it contingently agreed to purchase its own shares from a special purpose vehicle (Strand Investment Holdings Limited) established for that purpose. 53 884 402 ordinary shares were purchased in the two years ended to 30 June 2000 at an aggregate purchase price of US$118 million, which were funded by the BHP Billiton Group. The cost of purchasing these shares was deducted from shareholders’ funds. There was no intention to trade these shares and no dividends were paid in respect of them outside the BHP Billiton Group. Normally, The Companies Act 1985 requires that interests in own shares be included in the balance sheet as an asset. However, in this case the Directors considered that the arrangements were such that the shares owned by Strand Investment Holdings Limited had effectively been repurchased by the BHP Billiton Group and so did not constitute an asset of the BHP

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Billiton Group and that to show them as such would fail to show a true and fair view. During the year ended 30 June 2001 these shares were reissued and no shares were held by Strand Investment Holdings Limited at that date. Nor are any such shares held by Strand Investment Holdings Limited at 30 June 2002. Strand Investment Holdings Limited was consolidated as part of the BHP Billiton Group in each of the years described.

(b)	Refer note 22.

NOTE 26.    SIGNIFICANT ACQUISITIONS AND DISPOSALS

Acquisitions

Rio Algom

In October 2000 the BHP Billiton Group acquired 100 per cent of the equity shares of Rio Algom Limited for consideration of US$1 187 million. At 30 June 2001 based on provisional fair valuation adjustments, the net assets acquired were US$1 136 million giving rise to positive goodwill of US$51 million.

During the current year, the provisional fair valuation adjustments were revised following finalisation of a review of deferred tax, pension liabilities and assessed fair values. Details of those adjustments are provided in the table below. As a result goodwill has reduced by US$38 million to US$13 million.

	Provisional fair value US$M	Fair value adjustments US$M	Final fair value US$M
Tangible fixed assets	1 012	104	1 116
Investments	582	(42)	540
Stocks	264	—	264
Debtors	194	—	194
Cash including money market deposits	131	—	131
Creditors—amounts falling due within one year	(245)	—	(245)
Creditors—amounts falling due after more than one year	(665)	—	(665)
Provisions for liabilities and charges	(137)	(24)	(161)

Net assets acquired	1 136	38	1 174
Goodwill	51	(38)	13

Consideration	1 187	—	1 187

Disposals

Metals Distribution business

Effective 31 October 2001, BHP Billiton contributed its metals distribution business (the NAMD business) to a newly formed joint venture Integris Inc. in exchange for a 50 per cent interest in the joint venture. Alcoa Inc., a Delaware corporation, contributed its metals distribution business in exchange for the remaining 50 per cent interest in the joint venture. Net assets of the NAMD business at 31 October 2001 were US$156 million.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Ok Tedi

BHP Billiton has completed its withdrawal from the Ok Tedi copper mine (Papua New Guinea). BHP Billiton transferred its 52 per cent interest to an independent Program Company that will operate for the benefit of the people of Papua New Guinea. A series of legal releases, indemnities and warranties have been established which will protect BHP Billiton from certain legal liabilities for the period after its exit.

BHP Billiton will provide financial support to the Program Company by way of a fully repayable, interest free facility of up to US$100 million for a period of three years (until it has built up its own funds) with repayment arrangements if these are used and, in the event of an Ok Tedi Mining Ltd request in a drought situation, has agreed to pre-purchase copper concentrate up to an agreed level.

NOTE 27.    COMMITMENTS

	2002 US$M	2001 US$M
Capital expenditure commitments not provided for in the accounts
Due not later than one year	1 348	994
Due later than one year and not later than five years	271	440

Total capital expenditure commitments	1 619	1 434

Lease expenditure commitments
Finance leases(a)
Due not later than one year	6	13
Due later than one year and not later than five years	20	28
Due later than five years	30	41

Total commitments under finance leases	56	82
deduct Future financing charges	21	19

Finance lease liability	35	63

Operating leases(b)
Due not later than one year(c)	169	286
Due later than one year and not later than five years	375	475
Due later than five years	274	373

Total commitments under operating leases	818	1 134

Other commitments(d)
Due not later than one year
Supply of goods and services	181	177
Royalties	27	22
Exploration expenditure	13	34
Chartering costs	55	50

	276	283

Due later than one year and not later than five years
Supply of goods and services	579	613
Royalties	82	93
Exploration expenditure	28	32
Chartering costs	164	93

	853	831

Due later than five years
Supply of goods and services	650	737
Royalties	150	164
Chartering costs	154	85

	954	986

Total other commitments	2 083	2 100

(a)	Finance leases are predominantly related to leases of dry bulk carriers for the Transport and Logistics business. Refer notes 19 and 20.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(b)	Operating leases are entered into as a means of acquiring access to property, plant and equipment. Rental payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined. Certain leases contain extension and renewal options.
(c)	The BHP Billiton Group has commitments under operating leases to make payments totalling US$169 million in the next year as follows:

	2002 US$M	2001 US$M
Land and buildings
Leases which expire:
Within one year	15	3
Between two and five years	6	16
Over five years	13	17

	34	36

Other operating leases
Leases which expire:
Within one year	80	148
Between two and five years	20	47
Over five years	35	55

	135	250

(d)	Included in other commitments is an amount of US$684 million (2001: US$656 million) representing Boodarie™ Iron’s continuing operating commitments under a number of take or pay contracts for supply of products/services.

NOTE 28.    PENSIONS AND POST-RETIREMENT MEDICAL BENEFITS

The BHP Billiton Group operates or participates in a number of pension schemes throughout the world. The more significant schemes relate to businesses in Australia, South Africa, the US and Canada.

	2002 US$M	2001 US$M	2000 US$M
The pension charge for the year is as follows:
Defined contribution schemes	61	66	45
Industry-wide schemes	18	21	25
Defined benefit schemes
Regular cost	59	48	111
Variation cost	14	(13)	(22)
Interest cost	(18)	4	—

	134	126	159

To the extent that there is a difference between pension cost and contributions paid, a prepayment or creditor arises. The accumulated difference provided in the balance sheet at 30 June 2002 gives rise to a prepayment of US$225 million (2001: prepayment of US$191 million; 2000: prepayment of US$208 million).

The assets of the defined contribution schemes are held separately in independently administered funds. The charge in respect of these schemes is calculated on the basis of contributions due in the financial year.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The industry-wide schemes in South Africa are accounted for on the basis of contributions due in the financial year.

The remaining pension schemes are defined benefit schemes. Some of the defined benefit schemes have their assets held separately in independently administered funds and others are unfunded. The pension costs and funding for these schemes are assessed in accordance with the advice of professionally qualified actuaries based on the most recent actuarial valuations available.

The actuarial valuations for SSAP 24 purposes determined pension costs using the projected unit method for most schemes. There are exceptions for some schemes that are closed to new members where the attained age method was used. The assumptions used varied by scheme. For the purposes of calculating the accounting charge, surpluses or deficiencies will be recognised through the variation cost component in future accounting periods as a level percentage of payroll.

Of the significant funded schemes there were 19 with funding levels ranging from 61 per cent to 167 per cent. These funding levels are based on a mix of market values and actuarial values of the assets. At the date of the most recent actuarial valuations, the combined market value of these schemes’ assets was US$1 754 million.

For the four largest schemes, the main economic assumptions used, market and actuarial value of assets and funding levels at the respective dates of the most recent formal actuarial valuations are as follows:

	BHP Billiton Superannuation Fund	Pension Plan for Hourly Employees of BHPCopper Inc	BHP USA Retirement Income Plan	New Zealand Steel Pension Fund
Country	Australia	USA	USA	New Zealand
Date of valuation	1 July 2000	1 Jan 2001	1 Jan 2001	31 March 2001
Investment return	9.0%	8%	8%	6%
Salary growth	6.0%	n/a	4.5%	4%
Pension increases	0%	0%	0%	0%
Asset valuation method	Market value	Market value	5-year smoothing	Market value
Market value of fund (US$million)	801	208	150	42
Actuarial value of fund (US$million)	801	208	141	42
Funding level	120%	121%	113%	64%

The BHP Billiton Group provides healthcare benefits, which are not pre-funded, for retired employees and their dependants in South Africa, the US, Canada and Suriname. The post-retirement benefit charge, net of employees’ and retirees’ contributions paid, in respect of these benefits was US$2 million (2001: US$6 million) including exchange variations of US$14 million (2001: US$9 million).

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The charge has been calculated in accordance with UK applicable accounting standards. Where there is a surplus or deficiency between the accrued liability and the provision recorded, the resulting amount is spread forward over future working lifetimes through the variation cost component as a level percentage of payroll. The main actuarial assumptions used in the most recent actuarial valuations of these benefits are as follows:

	South Africa	US	Canada	Suriname
Ultimate healthcare inflation rate	8%	5.5%	3%	5%
Discount rate	12%	7.75%	6.5%	6.5%

FRS17 Retirement Benefits

Whilst the SSAP24 disclosure and measurement principles have been applied in accounting for pensions and post-retirement medical benefits in these financial statements, additional disclosures are provided under FRS 17 ‘Retirement benefits’. The eventual aim of FRS 17 is to move from a long-term approach under SSAP24 to a market-based approach in valuing the assets and liabilities arising from an employer’s retirement benefit obligations and any related funding.

Currently, FRS17 only has to be applied to disclosures. This is the second year that disclosures have been made for the BHP Billiton Group under FRS17, and this year they extend to performance statement information for the first time.

The BHP Billiton Group operates a number of defined benefit schemes in Australia and New Zealand, Canada, the US, Europe, South Africa and South America. Full actuarial valuations for most schemes were carried out as at 30 June 2002 by local actuaries. For a minority of plans it has been necessary to roll forward liabilities calculated using earlier data. The major assumptions used by the actuaries ranged from:

	Australia & NZ	Canada	US	Europe	South Africa	South America
Salary increases	3 to 4.5%	3.5 to 4.5%	3.5 to 4.5%	3 to 4.75%	7.75 to 9%	2 to 5.57%
Pension increases	0%	0%	0 to 3%	2.5 to 5%	3.75 to 5.5%	2 to 3.5%
Discount rate	4.75 to 6%	6.5 to 7%	6.5 to 7%	5.5 to 6%	8.75 to 9.25%	6 to 9.71%
Inflation	2 to 3%	2 to 3%	2 to 3%	2.5 to 2.75%	7%	2 to 3.5%

This compares with those at 30 June 2001 which ranged from:

	Australia	Canada	US	Europe	South Africa	South America
Salary increases	4%	3.5 to 4.5%	3.5 to 5%	2 to 6%	7%	2 to 5.8%
Pension increases	0%	0%	0 to 3%	2 to 2.75%	3.25 to 3.5%	2 to 3.5%
Discount rate	5.5%	6.5 to 7.0%	6.5 to 7.75%	6 to 6.2%	8.25 to 8.5%	6 to 9.7%
Inflation	3%	2 to 3%	2 to 4%	2 to 2.75%	6%	2 to 3.5%

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The fair market value of the assets, the development of the surplus (deficit) of the main defined benefit schemes at 30 June 2002 were (US$ million):

	Australia & NZ	Canada	US	Europe	South Africa	South America	Total
Bonds	163	52	29	51	19	41	355
Equities	307	27	256	63	59	2	714
Property	64	—	—	—	—	—	64
Cash and net current assets	17	13	3	16	12	1	62
Insured annuities	—	—	—	16	—	—	16

Total assets	551	92	288	146	90	44	1 211
Actuarial liabilities	(634)	(81)	(400)	(179)	(62)	(31)	(1 387)
Unrecognised surplus	—	(21)	—	—	(29)	—	(50)

Surplus (deficit)	(83)	(10)	(112)	(33)	(1)	13	(226)
Related deferred tax (liability)/asset	25	4	39	10	—	(5)	73

Net pension asset (liability)	(58)	(6)	(73)	(23)	(1)	8	(153)

The expected rates of return on these asset categories at 30 June 2002 were:

	Australia & NZ	Canada	US	Europe	South Africa	South America
Bonds	5 to 6.5%	6 to 6.5%	7%	5 to 5.75%	8.75 to 9.25%	6 to 9.71%
Equities	7 to 9%	7.5 to 9.5%	8.7%	7.5 to 8%	13 to 13.5%	9.71%
Property	6 to 8%	n/a	n/a	n/a	13%	n/a
Cash and net current assets	7.27%	1 to 4%	7%	3 to 4%	6.5 to 10%	9.71%
Insured annuities	n/a	n/a	n/a	6%	n/a	n/a

Total assets	6 to 8%	4 to 6.9%	8.5%	4.5 to 7.2%	10.45 to 11.75%	6 to 9.71%

The corresponding figures at 30 June 2001 were (US$ million):

	Australia & NZ	Canada	US	Europe	South Africa	South America	Total
Bonds	182	60	66	42	26	33	409
Equities	372	53	373	56	72	2	928
Property	74	—	—	—	—	—	74
Cash and net current assets	13	17	6	20	15	1	72

Total assets	641	130	445	118	113	36	1 483
Actuarial liabilities	(673)	(108)	(450)	(139)	(71)	(27)	(1 468)
Unrecognised surplus	—	(12)	(6)	—	—	—	(18)

Surplus (deficit)	(32)	10	(11)	(21)	42	9	(3)
Related deferred tax (liability)/asset	10	(4)	4	6	(13)	(3)	—

Net pension asset (liability)	(22)	6	(7)	(15)	29	6	(3)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The expected rates of return on the asset categories at 30 June 2001 were:

	Australia & NZ	Canada	US	Europe	South Africa	South America
Bonds	6%	6 to 6.5%	7.5%	5 to 6%	8.25 to 8.5%	6 to 9.7%
Equities	9%	9 to 9.5%	8.6%	6 to 8%	10.5 to 12%	6 to 9.7%
Property	8%	n/a	n/a	8%	10.5%	0 to 6%
Cash and net current assets	n/a	1 to 4%	7.5%	4 to 6.1%	6.5 to 8.5%	6 to 9.7%

Total assets	6 to 8%	4 to 8%	8.5%	5.7 to 6.65%	8.85 to 10.9%	6 to 8%

Analysis of the operating costs in the year ended 30 June 2002 (US$ million):

	Australia & NZ	Canada	US	Europe	South Africa	South America	Total
Current service cost	42	3	10	7	3	2	67
Past service cost (credit)	—	—	2	(1)	—	—	1
Curtailment losses (gains)	—	—	—	—	—	—	—
Previously unrecognised surplus deducted from curtailment losses	—	(1)	—	—	—	—	(1)

Total operating charge	42	2	12	6	3	2	67

Analysis of the financing credit in the year ended 30 June 2002 (US$ million):

	Australia & NZ	Canada	US	Europe	South Africa	South America	Total
Expected return on pension schemes’ assets	53	4	28	8	9	2	104
Interest on pension schemes’ liabilities	(37)	(5)	(27)	(9)	(5)	(2)	(85)

Net return (cost)	16	(1)	1	(1)	4	—	19

Analysis of statement of total recognised gains and losses (STRGL) in the year ended 30 June 2002 (US$ million):

	Australia & NZ	Canada	US	Europe	South Africa	South America	Total
Actual return less expected return on pension schemes’ assets	(82)	(3)	(78)	(18)	(1)	31	(151)
Experience gains (losses) arising on the schemes’ liabilities	33	—	—	8	(7)	(18)	16
Changes in assumptions underlying the present value of the schemes’ liabilities	—	—	(23)	(15)	(2)	—	(40)
Other gains (losses) under paragraph 67(d)	—	(1)	6	—	—	—	5
Loss pursuant to legislative change with regard to South African surpluses	—	—	—	—	(29)	—	(29)

Actuarial gain (loss) recognised in STRGL	(49)	(4)	(95)	(25)	(39)	13	(199)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

During the year, the Pension Funds Second Amendment Act, 2001, was passed in South Africa. Under this Act, surpluses in pension funds have to be used in a manner specified under Regulations to the Act, to improve current and former members’ benefits prior to the employer obtaining any benefit from the surpluses. Consequently, it is considered unlikely that any BHP Billiton Plc Group companies will obtain any benefit from the surpluses in the South African schemes. Therefore the reduction in the recognised surpluses in South Africa is recognised as an actuarial loss in the STRGL.

Analysis of movement in surplus/(deficit) during the year ended 30 June 2002 (US$ million):

	Australia & NZ	Canada	US	Europe	South Africa	South America	Total
Surplus/(deficit) in schemes at 30 June 2001	(32)	9	(11)	(23)	42	9	(6)
Movement in year:
Adjustment to surplus/(deficit) at 30 June 2001	—	(8)	—	3	—	—	(5)
Adjustment to surplus/(deficit) at 1 July 2001 in respect of companies no longer consolidated	(1)	(8)	4	—	—	—	(5)
Current service cost	(42)	(3)	(10)	(7)	(3)	(2)	(67)
Contributions	35	4	1	23	4	1	68
Past service costs	—	—	(2)	1	—	—	(1)
Other finance income/(costs)	16	(1)	1	(1)	4	—	19
Actuarial gains/(losses)	(49)	(4)	(95)	(25)	(39)	13	(199)
Curtailment gains/(losses)	—	—	—	—	—	—	—
Exchange gains/(losses)	(10)	1	—	(4)	(9)	(8)	(30)

Surplus/(deficit) in schemes at 30 June 2002	(83)	(10)	(112)	(33)	(1)	13	(226)

The amount of this net pension liability would have a consequential effect on reserves.

Experience gains and losses for year ended 30 June 2002:

	Australia & NZ	Canada	US	Europe	South Africa	South America	Total
Difference between the expected and actual return on scheme assets:
Asset gain/(loss) in US$million	(82)	(3)	(78)	(18)	(1)	31	(151)
Percentage of schemes’ assets	(14.9)%	(3.3)%	(27.1)%	(12.3)%	(1.1)%	70.5%	(12.5)%
Experience gains/(losses) on scheme liabilities in US$million	33	—	—	8	(7)	(18)	16
Percentage of the present value of the schemes’ liabilities	5.2%	—	—	4.5%	(11.3)%	(58.1)%	1.2%
Total gain/(loss) recognised in statement of total recognised gains and losses in US$million	(49)	(4)	(95)	(25)	(39)	13	(199)
Percentage of the present value of the schemes’ liabilities	(7.7)%	(4.9)%	(23.8)%	(14.0)%	(62.9)%	41.9%	(14.3)%

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The BHP Billiton Group also operates a number of other post-retirement benefit arrangements in South Africa, the US, Canada, Suriname and the UK. Full actuarial valuations were carried out as at 30 June 2002, for many of them by local actuaries. For a minority of plans it has been necessary to roll forward liabilities calculated using earlier data. The major assumptions used by the actuary ranged from:

	South Africa	US	Canada	Suriname	UK
Ultimate healthcare inflation rate	9%	5%	3%	5%	4.5%
Discount rate	11.75%	7%	6.5%	5.5 to 6.5%	6%

This compares with those at 30 June 2001 which ranged from:

	South Africa	US	Canada	Suriname
Ultimate healthcare inflation rate	8%	5.5%	3%	5%
Discount rate	12%	7.5%	6.5 to 7%	6.5%

The actuarial liabilities of the post-retirement schemes at 30 June 2002 were (US$ million):

	South Africa	US	Canada	Suriname	UK	Total
Present value of scheme liabilities	(54)	(121)	(18)	(19)	(1)	(213)
Past service credit	(18)	—	—	—	—	(18)

Deficit	(72)	(121)	(18)	(19)	(1)	(231)
Related deferred tax asset	21	42	6	7	—	76

Net post-retirement liability	(51)	(79)	(12)	(12)	(1)	(155)

The corresponding figures at 30 June 2001 were (US$ million):

	South Africa	US	Canada	Suriname	Total
Present value of scheme liabilities	(94)	(142)	(27)	(18)	(281)

Deficit	(94)	(142)	(27)	(18)	(281)
Related deferred tax asset	28	12	12	7	59

Net post-retirement liability	(66)	(130)	(15)	(11)	(222)

Analysis of the operating costs in the year ended 30 June 2002 (US$ million):

	South Africa	US	Canada	Suriname	UK	Total
Current service cost	1	2	—	—	—	3
Past service cost (credit)	(1)	—	—	—	—	(1)
Curtailment losses (gains)	(7)	—	(1)	—	—	(8)

Total operating charge	(7)	2	(1)	—	—	(6)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Analysis of the financing credit in the year ended 30 June 2002 (US$ million):

	South Africa	US	Canada	Suriname	UK	Total
Expected return on assets	—	—	—	—	—	—
Interest on post-retirement liabilities	(7)	(8)	(1)	(1)	—	(17)

Net return (cost)	(7)	(8)	(1)	(1)	—	(17)

Analysis of STRGL in the year ended 30 June 2002 (US$ million):

	South Africa	US	Canada	Suriname	UK	Total
Actual return less expected return on post-retirement scheme assets	—	—	—	—	—	—
Experience gains (losses) arising on the schemes’ liabilities	8	(6)	—	—	—	2
Changes in assumptions underlying the present value of the schemes’ liabilities	(10)	—	—	(1)	—	(11)

Actuarial gain (loss) recognised in STRGL	(2)	(6)	—	(1)	—	(9)

Analysis of movement in surplus during the year ended 30 June 2002 (US$ million):

	South Africa	US	Canada	Suriname	UK	Total
(Deficit) in schemes at 30 June 2001	(94)	(142)	(27)	(18)	(1)	(282)
Movement in year:
Adjustment to surplus/(deficit) at 1 July 2001 in respect of companies no longer consolidated	—	29	8	—	—	37
Current service cost	(1)	(2)	—	—	—	(3)
Contributions	3	8	1	1	—	13
Past service costs	1	—	—	—	—	1
Other finance income (costs)	(7)	(8)	(1)	(1)	—	(17)
Actuarial gains/(losses)	(2)	(6)	—	(1)	—	(9)
Curtailment gains/(losses)	7	—	1	—	—	8
Exchange gains/(losses)	20	—	—	—	—	20

(Deficit) in schemes at 30 June 2002	(73)	(121)	(18)	(19)	(1)	(232)

Experience gains and losses for year ended 30 June 2002:

	South Africa	US	Canada	Suriname	UK	Total
Difference between the expected and actual return on scheme assets:
Asset gain/(loss) in US$million	—	—	—	—	—	—
Percentage of scheme assets	0%	0%	0%	0%	0%	0%
Experience gains/(losses) on scheme liabilities in US$million	8	(6)	—	—	—	2
Percentage of the present value of the scheme liabilities	14.8%	(5.0)%	0%	0%	0%	0.9%
Total gain/(loss) recognised in statement of total recognised gains and losses in US$million	(2)	(6)	—	(1)	—	(9)
Percentage of the present value of the scheme liabilities	(3.7)%	(5.0)%	0%	(5.3)%	0%	(4.2)%

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

If the measurement principles of FRS17 had been applied to the pension schemes and post-retirement schemes of the Group’s joint ventures and associates at 30 June 2002 a deficit of approximately US$7 million would have been recognised in the Group balance sheet and actuarial losses of approximately US$12 million would have been taken to the Group Statement of Total Recognised Gains and Losses.

NOTE 29.    ANALYSIS OF MOVEMENTS IN NET DEBT

	At 1 July 2001 US$M	Acquisitions & disposals US$M	Cash flow US$M	Other non-cash movements US$M	Exchange movements US$M	At 30 June 2002 US$M
Cash at bank and in hand	836	(45)	411	—	(3)	1 199
Overdrafts	(287)	—	(218)	—	(4)	(509)

	549	(45)	193	—	(7)	690

Redeemable preference shares	(890)	—	423	—	17	(450)
Finance lease obligations	(63)	—	28	—	—	(35)
Other debt due within one year	(1 432)	—	(313)	(574)	43	(2 276)
Other debt due after one year	(5 934)	—	404	574	(95)	(5 051)

	(8 319)	—	542	—	(35)	(7 812)

Money market deposits(a)	449	—	(157)	—	8	300

	(7 321)	(45)	578	—	(34)	(6 822)

The balance sheet movement in cash including money market deposits is as follows:
Cash at bank and in hand	836	(45)	411	—	(3)	1 199
Money market deposits(a)	449	—	(157)	—	8	300

	1 285	(45)	254	—	5	1 499

(a)	Money market deposits with financial institutions have a maturity of up to three months.

NOTE 30.    FINANCIAL INSTRUMENTS

BHP Billiton Group financial risk strategy

The BHP Billiton Group manages its exposure to key financial risks, including interest rates, currency movements and commodity prices, in accordance with the Portfolio Risk Management strategy, approved during the year ended 30 June 2002. The objective of the strategy is to support the delivery of the BHP Billiton Group’s financial targets while protecting its future financial security and flexibility.

The strategy entails managing risk at the portfolio level through the adoption of a ‘self insurance’ model, by taking advantage of the natural diversification provided through the scale, diversity and flexibility of the portfolio as the principal means for managing risk.

There are two components to the Portfolio Risk Management strategy:

Risk mitigation—where risk is managed at the portfolio level within an approved Cashflow at Risk (‘CFaR’) framework to support the achievement of the BHP Billiton Group’s broader strategic objectives.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The CFaR framework is a means to quantify the variability of the BHP Billiton Group’s cashflows after taking into account diversification effects. (CFaR is the worst expected loss relative to projected business plan cashflows over a one-year horizon under normal market conditions at a confidence level of 95 per cent. Cashflow is measured as earnings after interest, but before taxes, depreciation and amortisation.)

Where CFaR is within the Board approved CFaR limit, hedging activities are not undertaken. Legacy hedge positions which existed prior to the adoption of the Portfolio Risk Management strategy will be allowed to run-off. There could be circumstances, for example, such as following a major acquisition, when it becomes appropriate to mitigate risk in order to support the BHP Billiton Group’s strategic objectives. In such circumstances, the BHP Billiton Group may execute hedge transactions.

Strategic financial transactions—where opportunistic transactions are entered into to capture value from perceived market over/under valuations. These transactions occur on an infrequent basis and are treated separately to the risk mitigation transactions, with all gains and losses included in the profit and loss account at the end of each reporting period. These transactions are strictly controlled under a separate stop-loss and Value at Risk limit framework. There have been no strategic financial transactions undertaken to date.

Primary responsibility for identification and control of financial risks rests with the Financial Risk Management Committee (FRMC) under authority delegated by the Executive Committee.

The FRMC receives reports on, amongst other matters: financing requirements both for existing operations and new capital projects; assessments of risks and rewards implicit in requests for financing; and market forecasts for interest rates, currency movements and commodity prices, including analysis of sensitivities. In addition, the FRMC receives reports on the various financial risk exposures of the BHP Billiton Group. On the basis of this information, the FRMC determines the degree to which it is appropriate to use financial instruments, commodity contracts, other hedging instruments or other techniques to mitigate the identified risks. The main risks for which such instruments may be appropriate are interest rate risk, liquidity risk, foreign currency risk and commodity price risk, each of which is described below. In addition, where risks could be mitigated by insurance then the FRMC decides whether such insurance is appropriate and cost-effective. FRMC decisions can be implemented directly by group management or can be delegated from time to time to be implemented by the management of the Customer Sector Groups.

BHP Billiton Group risk exposures and responses

The main financial risks are listed below along with the responses of the BHP Billiton Group:

Interest rate risk

The BHP Billiton Group is exposed to interest rate risk on its outstanding borrowings and investments. Interest rate risk is managed as part of the Portfolio Risk Management strategy and within the overall CFaR limit.

When required under this strategy, the BHP Billiton Group uses interest rate swaps to convert a floating rate exposure to a fixed rate exposure or vice versa.

The table below presents notional amounts and weighted average interest rates that the BHP Billiton Group has agreed to pay under interest rate swaps that are outstanding at the balance dates indicated. The information is

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

presented in US dollars, which is the BHP Billiton Group’s reporting currency. The instruments’ actual cash flows are denominated in US dollars, UK pounds and Australian dollars as indicated. All interest swaps have been designated as hedging instruments.

	Weighted average interest rate payable		Weighted average interest rate receivable		Notional amount
	2002%	2001%	2002%	2001%	2002 US$M	2001 US$M
Interest rate swaps
US dollar swaps
Pay fixed/receive floating(a)
2001	—	6.30	—	6.76	—	41
2002	6.30	6.30	3.05	—	41	41

UK pounds swaps
Pay floating(a)/receive fixed
2001	—	6.30	—	9.49	—	36
2002	4.73	—	9.49	9.49	19	18

Australian dollar swaps
Pay floating(a)/receive fixed
2001	—	6.18	—	7.36	—	153
2002	5.11	—	7.36	7.36	170	153
2003	—	—	7.36	7.36	170	153
2004	—	—	7.36	7.36	170	153
2005	—	—	7.36	7.36	170	153

(a)	Floating interest rate in future periods will be based on LIBOR for US dollar and UK pounds swaps and BBSW for Australian dollar swaps applicable at the time of the interest rate reset.

Cross currency interest rate swaps are also used to manage interest rate exposures where considered necessary under the Portfolio Risk Management strategy (refer to ‘Currency risk’ discussion which follows).

Liquidity risk

The BHP Billiton Group implemented a US$2.5 billion syndicated multi-currency revolving credit facility in September 2001. This facility replaced the US$1.2 billion credit facility of BHP Billiton Limited and the US$1.5 billion and US$1.25 billion credit facilities of BHP Billiton Plc. The facility was the first financing transaction post merger and is the BHP Billiton Group’s cornerstone credit facility.

Prior to the merger BHP had a long-term credit rating of A-/A3 and a short-term rating of A-2/P-2. Billiton was not rated. Following the announcement of the merger the rating agencies confirmed their ratings but with a positive outlook. Standard & Poor’s subsequently upgraded their rating of the BHP Billiton Group to A/A-1 from A-/A-2 and retained a positive outlook to reflect the excellent market position, substantial portfolio diversification, strong cost profile, and conservative financial policies which either resulted from, or improved substantially, as a result of the merger.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

To capitalise on this stronger credit profile and to enhance the BHP Billiton Group’s access to finance, other financing activities undertaken during the year included:

•	In October 2001, increasing the Australian dollars commercial paper program limit from A$1 billion to A$2 billion. As at 30 June 2002, funds had been drawn under this program, and the majority of the exposure was swapped into US$ via forward foreign exchange contracts that match the maturity of the underlying drawdowns.

•	In November 2001, issuing A$1 billion of medium term securities in the Australian debt capital markets. The proceeds from this issue were used to repay higher cost debt. Upon drawdown, the liability was swapped into US$.

•	In June 2002, establishing a US$1.5 billion Euro Medium Term Note (EMTN) program which is listed on the Luxembourg stock exchange. This EMTN program provides the BHP Billiton Group with the capability to access the European capital markets and its establishment is consistent with the BHP Billiton Group’s strategy of diversifying its funding sources.

Sufficient liquid funds are maintained to meet daily cash requirements. The prime consideration in the investment of cash is security over the asset and only counterparties of high credit standing are used.

The BHP Billiton Group’s liquidity risk for derivatives arises from the possibility that a market for derivatives might not exist in some circumstances. To counter this risk the BHP Billiton Group only used derivatives in highly liquid markets.

Currency risk

The BHP Billiton Group has potential currency exposures in respect of items denominated in foreign currencies comprising:

Transactional exposure in respect of non-functional currency expenditure

Operating expenditure and capital expenditure is incurred by some operations in currencies other than US dollars which is the functional currency of most operations within the BHP Billiton Group. To a lesser extent, sales revenue is earned in currencies other than the functional currency of operation, and certain exchange control restrictions may require that funds be maintained in currencies other than the functional currency of the operation. These risks are managed as part of the Portfolio Risk Management strategy and within the overall CFaR limit. When required under this strategy, hedging contracts are entered into in foreign exchange markets. Operating and capital costs are hedged using forward exchange and currency option contracts. The majority of such hedge contracts which are outstanding as at 30 June 2002 are legacy positions which were taken out prior to the BHP Billiton merger, to hedge US dollars sales revenues earned by operations within the BHP Billiton Limited Group whose functional currency was then other than US dollars. At the time of merger, the hedge contracts were redesignated as hedges of Australian dollars operating costs.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The tables below provide information about the principal currency hedge contracts which have not been recognised in the financial statements:

	Weighted average A$/US$ exchange rate		Contract amounts
Term	2002	2001	2002 US$M	2001 US$M
Forward contracts—sell US dollars/buy Australian dollars
Not later than one year	0.6562	0.6884	919	1 140
Later than one year but not later than two years	0.6170	0.6572	360	910
Later than two years but not later than three years	—	0.6170	—	360

Total	0.6447	0.6650	1 279	2 410

	Weighted average A$/US$ exchange rate		Weighted average A$/US$ exchange rate		Contract amounts
Term	2002 A$ Call options	2002 A$ Put options	2001 A$ Call options	2001 A$ Put options	2002 US$M	2001 US$M
Foreign exchange options—sell US dollars/buy Australian dollars
Not later than one year	0.5533	0.6612	0.6260	0.6503	1 054	590
Later than one year but not later than two years	—	—	0.6126	0.6612	—	180

Total	0.5533	0.6612	0.6227	0.6542	1 054	770

Foreign exchange options entered into in the current period relate to the planned unwinding in July 2002 of cross currency interest rate swaps (CCIRS). Such action has been taken to swap Australian dollars denominated debt to US dollars during July 2002, as a result of the majority of the BHP Billiton Group’s Australian dollars functional currency operations being demerged with BHP Steel.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Weighted average exchange rate		Contract amounts
Term	2002	2001	2002 US$M	2001 US$M
Forward contracts—sell Euros/buy US dollars
Not later than one year	0.9238	0.8468	100	1

Total	0.9238	0.8468	100	1

Forward contracts—sell US dollars/buy Euros
Not later than one year	0.9212	0.8857	153	11
Later than one year but not later than two years	0.9156	—	21	—
Later than two years but not later than three years	0.9309	—	3	—
Later than three years but not later than four years	0.9439	—	3	—
Later than four years but not later than five years	0.9357	—	22	—

Total	0.9226	0.8857	202	11

Forward contracts—sell US dollars/buy Sterling
Not later than one year	1.4536	—	118	—
Later than one year but not later than two years	1.4202	—	1	—

Total	1.4533	—	119	—

Forward contracts—sell US dollars/buy South African rand
Not later than one year	10.61	8.099	56	7
Later than one year but not later than two years	10.15	—	1	—

Total	10.60	8.099	57	7

Translational exposure in respect of investments in overseas operations

Since 1 July 2001, when the majority of the BHP Billiton Limited Group’s operations changed their functional currency to US dollars, the functional currency of most BHP Billiton Group operations is US dollars. There are certain operations that have retained Australian dollars and UK pounds as a functional currency, and during the year ended 30 June 2002, the BHP Billiton Group had a natural hedge between net foreign assets and borrowings in these currencies. When not in conflict with exchange control requirements, the BHP Billiton Group’s policy is to minimise risk resulting from such investments through borrowing in these currencies. If circumstances arise that render the natural hedge deficient, then specific hedging utilising cross currency swaps may occur. Such action has been taken to swap Australian dollars denominated debt to US dollars during July 2002 as a result of the majority of the BHP Billiton Group’s Australian dollars functional currency operations being demerged with BHP Steel.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The table following presents principal amounts and weighted average interest rates that the BHP Billiton Group has agreed to pay under cross currency swaps that are outstanding at the balance dates indicated together with the weighted average contracted exchange rates. The information is presented in US dollars equivalents. The instruments’ actual cash flows are denominated in US dollars, UK pounds, Japanese Yen and Australian dollars as indicated.

	Weighted average exchange rate		Weighted average interest rate payable		Weighted average interest rate receivable		Principal amount(a)
	2002	2001	2002%	2001%	2002%	2001%	2002 US$M	2001 US$M
Cross currency swaps
US dollar to Australian dollar swaps
Pay fixed/receive fixed
2001	—	0.6579	—	7.49	—	7.49	—	807
2002	0.6557	0.6552	7.19	7.19	7.18	7.18	691	617
2003	0.6601	0.6601	6.71	6.71	6.75	6.75	86	77

US dollar to UK pounds swaps
Pay fixed/receive fixed
2001	—	1.6662	—	7.45	—	6.60	—	381
2002	1.6662	1.6662	7.45	7.45	6.60	6.60	415	381
2003	1.6673	1.6673	7.37	7.37	6.69	6.69	277	254
2004	1.6673	1.6673	7.37	7.37	6.69	6.69	277	254
2005	1.6673	1.6673	7.37	7.37	6.69	6.69	277	254

Japanese yen to US dollar swaps
Pay floating(b)/receive fixed
2001	—	128.41	—	7.18	—	5.71	—	40
2002	123.00	128.41	3.47	—	5.71	5.71	41	40
Pay fixed/receive fixed
2001	—	122.97	—	9.18	—	6.38	—	7

Australian dollar to US dollar swaps
Pay floating(b)/receive floating(b)
2002	1.917	—	2.44	—	4.81	—	130	—
2003	1.917	—	—	—	—	—	130	—
2004	1.917	—	—	—	—	—	130	—
Pay floating(b)/receive fixed
2002	1.917	—	2.77	—	6.25	—	391	—
2003	1.917	—	—	—	6.25	—	391	—
2004	1.917	—	—	—	6.25	—	391	—
2005	1.917	—	—	—	6.25	—	391	—
2006	1.917	—	—	—	6.25	—	391	—
2007	1.917	—	—	—	6.25	—	391	—
2008	1.917	—	—	—	6.25	—	391	—

(a)	Amount represents US$ equivalent of principal payable under the swap contract.
(b)	Floating interest rate in future periods will be based on LIBOR applicable at the time of the interest rate reset.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Translational exposure in respect of non-functional currency monetary items

Monetary items denominated in functional currencies other than US dollars are included in the balance sheet of some operations. These monetary items are periodically restated to US dollars equivalents whilst they remain on the balance sheet, and the associated gain or loss is taken to the profit and loss account, with the exception of foreign exchange gains or losses on foreign currency provisions for site restoration which are capitalised in tangible fixed assets. These risks are managed as part of the Portfolio Risk Management strategy and within the overall CFaR limit.

The table below shows the extent to which the BHP Billiton Group has monetary assets and liabilities in currencies other than their functional currencies, after taking into account the effect of any forward foreign currency contracts entered into to manage these risks, excluding any exposures in relation to borrowings which are hedged by investments in net foreign currency assets (as discussed above), and excluding provisions for site restoration.

	Net foreign currency monetary assets/(liabilities)
	US$ 2002 US$M	A$ 2002 US$M	C$ 2002 US$M	SA rand 2002 US$M	Other 2002 US$M	Total 2002 US$M
Functional currency of Group operation
US $	—	(1 413)	(376)	(892)	(278)	(2 959)
Australian $	7	—	—	—	(17)	(10)
Canadian $	—	—	—	—	—	—
Sterling	(103)	—	—	—	—	(103)
Other	11	—	—	1	—	12

	(85)	(1 413)	(376)	(891)	(295)	(3 060)

	Net foreign currency monetary assets/(liabilities)
	US$ 2001 US$M	A$ 2001 US$M	C$ 2001 US$M	SA rand 2001 US$M	Other 2001 US$M	Total 2001 US$M
Functional currency of Group operation
US $	—	(194)	(246)	(1 343)	(306)	(2 089)
Australian $	321	—	—	5	167	493
Canadian $	22	—	—	—	69	91
Sterling	37	—	—	—	2	39
Other	7	1	—	—	—	8

	387	(193)	(246)	(1 338)	(68)	(1 458)

The increase in Australian dollars monetary liabilities in 2002 is predominantly a result of changing the functional currency of the majority of BHP Billiton Limited operations to US dollars on 1 July 2001.

The SA rand monetary liabilities include borrowings raised in a variety of currencies, including US dollars and the deutschemark, which, as a result of South African exchange control regulations, were subsequently swapped into SA rand.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Substantial portions of the non-functional currency liabilities of US dollars functional currency operations relate to provisions for deferred taxation.

Commodity price risk

The BHP Billiton Group is exposed to movements in the prices of the products it produces which are generally sold as commodities on the world market.

Commodity price risk is managed pursuant to the Portfolio Risk Management strategy and within the overall CFaR limit. Strategic price hedges are taken out from time to time.

The following table provides information about the BHP Billiton Group’s material derivative contracts, which (unless otherwise indicated) have not been recognised in the accounts.

Contract amounts are used to calculate the contractual payments and quantity to inventory to be exchanged under the contracts.

	Volume		Units	Average rate		Term to maturity (months)	Notional amount(a)
BHP Billiton Group	2001	2002		2002 US$	2001 US$		2002 US$M	2001 US$M
Gold
Forwards (sell)	—	70 963	troy oz	—	322	0-12	—	23
Forwards (buy)	—	44 380	troy oz	—	286	0-12	—	13

Silver
Forwards (sell)	—	1 390 000	troy oz	—	5.52	0-12	—	8
	—	400 000	troy oz	—	5.50	13-24	—	2

Total	—	1 790 000	troy oz	—			—	10

Aluminium
Forwards (buy)	6 281	3 227	tonnes	1 187.94	1 541.16	0-12	7	5
Forwards (sell)	7 425	—	tonnes	1 182.89	—	0-12	9	—

Zinc
Forwards (buy)	—	9 659	tonnes	—	1 145.20	0-12	—	11

Energy Coal(b)
Forwards (sell)	8 630 000	—	tonnes	31.29	—	0-12	270	—
	3 630 000	—	tonnes	33.16	—	13-24	121	—
Forwards (buy)	4 405 000	—	tonnes	29.90	—	0-12	132	—
	1 290 000	—	tonnes	31.20	—	13-24	40	—
Purchased calls	270 000	—	tonnes	34.00	—	0-12	9	—
	210 000	—	tonnes	33.71	—	13-24	7	—
Sold puts	150 000	—	tonnes	32.60	—	0-12	5	—
	150 000	—	tonnes	32.60	—	13-24	5	—
Sold calls	1 845 000	—	tonnes	30.30	—	0-12	56	—
	1 470 000	—	tonnes	29.88	—	13-24	44	—

(a)	The notional amount represents the face value of each transaction and accordingly expresses the volume of these transactions, but is not a measure of exposure.
(b)	Recognised in the financial statements.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Hedging of financial risks

Cumulative unrecognised gains and losses on the instruments used for hedging transaction exposures and commodity price risks and the movements therein are as follows:

	Gains 2002 US$M	Losses 2002 US$M	Net gains/ (losses) 2002 US$M	Gains 2001 US$M	Losses 2001 US$M	Net gains/ (losses) 2001 US$M
Opening balance unrecognised gains/(losses)	10	(615)	(605)	17	(481)	(464)
(Gains)/losses arising in previous years recognised in the period	(9)	327	318	(14)	273	259

Gains/(losses) arising before period end not included in the result for the year	1	(288)	(287)	3	(208)	(205)
Gains/(losses) arising in the year and not recognized	(1)	124	123	7	(407)	(400)

Closing balance unrecognised gains/(losses)	—	(164)	(164)	10	(615)	(605)

of which:
Gains/(losses) expected to be recognised within one year	—	(128)	(128)	9	(327)	(318)
Gains/(losses) expected to be recognised after one year	—	(36)	(36)	1	(288)	(287)

	—	(164)	(164)	10	(615)	(605)

Cumulative unrecognised gains and losses on instruments used to manage interest rate risk and exposures in relation to investments in overseas operations, and the movements therein are as follows:

	Forward currency swaps 2002 US$M	CCIRS interest component 2002 US$M	Interest rate swaps 2002 US$M	Finance lease swap(a) 2002 US$M	Forward currency swaps 2001 US$M	CCIRS interest component 2001 US$M	Interest rate swaps 2001 US$M	Finance lease swap(a) 2001 US$M
Opening balance/unrecognised gains	13	32	9	8	14	(24)	10	11
Gains arising in previous years recognised in the period	(3)	(5)	—	(2)	(4)	—	(2)	(2)

Gains arising before period end not included in the result for the year	10	27	9	6	10	(24)	8	9
Gains/losses arising in the year and not recognised	21	(1)	1	(4)	3	56	1	(1)

Closing balance/unrecognised gains	31	26	10	2	13	32	9	8

of which:
Gains expected to be recognised within one year	13	20	—	(1)	3	5	—	2
Gains expected to be recognised after one year	18	6	10	3	10	27	9	6

	31	26	10	2	13	32	9	8

(a)	Included within the book value of short-term and long-term liabilities are finance leases which have been swapped from a fixed interest rate to a floating interest rate and from a 10-year term to a five-year term. The book value of these leases is US$26 million (2001: US$25 million). The effect of the swap is to match the initial lease obligation by receiving payments over a 10-year period at a fixed rate and making payments on a floating rate over five years. For the purpose of the disclosures, the book value of the finance leases is shown as it would be excluding the effect of the finance lease swap and the balance of the book value is allocated to the finance lease swap. The fair value disclosures relate only to the swapped components and reflect the fact that the swap receivable is subject to a fixed rate.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Financial liabilities—interest rate and currency profile

Short-term creditors (other than short-term loans) are excluded from the disclosures below.

The currency and interest rate profile of the financial liabilities of the BHP Billiton Group as at 30 June 2002 is as follows:

	Fixed rate 2002 US$M	Floating rate(a) 2002 US$M	Interest free 2002 US$M	Total 2002 US$M	Fixed rate 2001 US$M	Floating rate(a) 2001 US$M	Interest free 2001 US$M	Total 2001 US$M
Currency
US $	1 771	4 119	7	5 897	1 450	3 953	12	5 415
SA rand	136	219	23	378	195	367	108	670
Australian $	817	476	10	1 303	1 276	457	6	1 739
Canadian $	235	—	—	235	232	33	—	265
Other	454	71	—	525	440	101	—	541

	3 413	4 885	40	8 338	3 593	4 911	126	8 630

(a)	The floating rate financial liabilities principally comprise bank loans and overdrafts bearing interest at various rates set with reference to the prevailing LIBOR or equivalent for that time period and country.

The weighted average interest rate of fixed rate liabilities and the weighted average maturity period of fixed rate and interest free liabilities respectively which are shown in the table below take into account various interest rate and currency swaps used to manage the interest rate and currency profile of financial liabilities.

	Weighted average fixed interest rate % 2002	Weighted average period for which rate is fixed Years 2002	Weighted average period to maturity of the interest free liabilities Years 2002	Weighted average fixed interest rate % 2001	Weighted average period for which rate is fixed Years 2001	Weighted average period to maturity of the interest free liabilities Years 2001
Currency
US $	8	13	1	8	16	2
SA rand	13	6	13	13	7	14
Australian $	7	1	2	8	2	3
Canadian $	6	1	—	6	1	—
Other	7	3	—	7	3	—

	8	8	8	8	8	12

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Financial assets—interest rate and currency profile

Short-term debtors are excluded from the disclosures below.

The currency and interest rate profile of the BHP Billiton Group’s financial assets is as follows:

	Fixed rate 2002 US$M	Floating rate(a) 2002 US$M	Non-interest bearing(b) 2002 US$M	Total 2002 US$M	Fixed rate 2001 US$M	Floating rate(a) 2001 US$M	Non-interest bearing(b) 2001 US$M	Total 2001 US$M
Currency
US $	20	1 747	587	2 354	81	1 222	452	1 755
SA rand	5	99	31	135	27	107	242	376
Australian $	44	66	142	252	14	51	331	396
Canadian $	—	1	—	1	—	20	20	40
Other	—	192	101	293	—	146	9	155

	69	2 105	861	3 035	122	1 546	1 054	2 722

(a)	The floating rate financial assets earn interest at various rates set with reference to the prevailing LIBOR or equivalent.
(b)	Included within the non-interest bearing category are fixed asset investments of US$478 million (2001: US$473 million), certain other non-current debtors of US$379 million (2001: US$283 million) the interest free portions of loans to joint ventures of US$nil million (2001: US$215 million) and other current asset investments of US$4 million (2001: US$83 million). Items included within this category are generally intended to be held for periods greater than five years.

Liquidity exposures

The maturity profile of the Group’s financial liabilities is as follows:

	Bank loans, debentures and other loans 2002 US$M	Obligations Under finance leases 2002 US$M	Subsidiary preference shares 2002 US$M	Other creditors 2002 US$M	Total 2002 US$M
In one year or less or on demand	2 785	2	—	—	2 787
In more than one year but not more than two years	127	33	150	14	324
In more than two years but not more than five years	3 000	—	300	3	3 303
In more than five years	1 924	—	—	—	1 924

	7 836	35	450	17	8 338

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Bank loans, debentures and other loans 2001 US$M	Obligations Under finance leases 2001 US$M	Subsidiary preference shares 2001 US$M	Other creditors 2001 US$M	Total 2001 US$M
In one year or less or on demand	1 719	10	356	—	2 085
In more than one year but not more than two years	1 007	8	86	15	1 116
In more than two years but not more than five years	3 361	12	448	7	3 828
In more than five years	1 566	33	—	2	1 601

	7 653	63	890	24	8 630

	2002 US$M	2001 US$M
Loans falling due after more than five years are repayable as follows:
By instalments	400	528
Not by instalments	1 524	1 038

	1 924	1 566

The aggregate amount of loans repayable by instalments and for which at least one instalment falls due after 5 years is US$652 million (2001: US$978 million).

At 30 June 2002 borrowings of US$180 million (2001: US$292 million) and US$447 million (2001: US$399 million) due within and after more than one year respectively were secured on assets of the BHP Billiton Group.

Borrowing facilities

The maturity profile of the BHP Billiton Group’s undrawn committed facilities is as follows:

	2002 US$M	2001 US$M
Expiring in one year or less	1 281	492
Expiring in more than two years	401	2 266

	1 682	2 758

None of the BHP Billiton Group’s general borrowing facilities are subject to financial covenants. Certain specific financing facilities in relation to specific businesses are the subject of financial covenants which vary from facility to facility but which would be considered normal for such facilities.

Fair value of financial instruments

The following table presents the book values and fair values of the BHP Billiton Group’s financial instruments. Fair value is the amount at which a financial instrument could be exchanged in an arm’s length transaction between informed and willing parties, other than in a forced or liquidated sale. Where available,

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

market values have been used to determine fair values. When market values are not available, fair values have been calculated by discounting expected cash flows at prevailing interest and exchange rates. The estimated fair values have been determined using market information and appropriate valuation methodologies, but are not necessarily indicative of the amounts that the BHP Billiton Group could realise in the normal course of business.

The fair value of the BHP Billiton Group’s financial instruments is as follows:

	Book value 2002 US$M	Fair value 2002 US$M	Book value 2001 US$M	Fair value 2001 US$M
Primary and derivative financial instruments held or issued to finance the BHP Billiton Group’s operations
Short-term borrowings	(2 895)	(2 915)	(2 145)	(2 162)
Long-term borrowings and other creditors	(5 658)	(5 978)	(6 886)	(6 921)
Cross currency contracts
Principal	189	189	375	375
Interest rate	—	57	—	45
Finance lease swap	26	28	26	34
Interest rate swaps	—	10	—	9

	(8 338)	(8 609)	(8 630)	(8 620)
Cash and money market deposits	1 499	1 499	1 285	1 285
Loans to joint ventures and associates	488	488	438	438
Current asset investments	117	117	215	237
Fixed asset investments (excluding investment in own shares)	496	516	473	483
Investment in exploration companies (refer note 15)	—	11	—	5
Other debtors to be settled in cash	435	413	311	276
Derivative financial instruments held to hedge the BHP Billiton Group’s exposure on expected future sales and purchases
Forward commodity contracts	—	(2)	—	10
Forward foreign currency contracts	—	(162)	—	(615)

	(5 303)	(5 729)	(5 908)	(6 501)

Foreign currency assets and liabilities that are hedged using currency contracts are translated at the forward rate inherent in the contract. As a result, the net book value of the relevant asset or liability effectively includes an element of the fair value of the hedging instrument. For the purposes of the disclosures in the table above, the book value of the relevant asset or liability is shown excluding the effect of the hedge, and the balance of the net book value is allocated to the currency contracts.

Fixed asset investments above includes the investment in Sweet River Investments Limited which effectively provides the BHP Billiton Group with a 2.1 per cent interest in CVRD through Valepar SA. The fair value of this investment takes into account a put option over the Valepar SA shares.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 31.    RELATED PARTIES

BHP Billiton Group companies have trading relationships with a number of joint ventures of the BHP Billiton Group. In some cases there are contractual arrangements in place under which the BHP Billiton Group companies source supplies from such undertakings, or such undertakings source supplies from the BHP Billiton Group companies. In the year ended 30 June 2002, sales made by BHP Billiton Group entities to such joint ventures amounted to US$240 million (2001: US$389 million) and purchases amounted to US$3 million (2001: US$2 million).

Amounts owing between the BHP Billiton Group and joint ventures are disclosed in notes 15 and 17.

All transactions with joint ventures and associates are conducted in the normal course of business and under normal commercial terms and conditions.

In 2001, two Directors, Mr Gilbertson and Mr Davis (resigned 29 June 2001), were granted options to purchase properties owned by the BHP Billiton Group, which they occupied rent free, at open market value at the time of exercise of the options. The properties were purchased in 2002.

Following the termination of his employment on 1 July 2002, Mr Anderson entered into a consultancy arrangement with BHP Billiton Group under which he agrees to act as a consultant to the Group for two years commencing at the time he ceases to be a Director. Mr Anderson will receive a total fee of US$104 739 under this arrangement.

The following disclosures are required under Australian GAAP, but not under UK GAAP. However, the Directors are of the opinion that this information may be of interest to all shareholders of the BHP Billiton Group.

Share transactions with Directors and Director-related entities

The former Managing Director and Chief Executive Officer, P M Anderson received 374 693 ordinary shares during the year ended 30 June 2002 (2001: 201 840) on exercise of Performance Rights. A further 50 000 exercisable rights are held and are exercisable. On the exercise of these rights P M Anderson will receive 114 765 ordinary shares.

The current Chief Executive Officer, B P Gilbertson, was conditionally awarded 274 914 shares under the Restricted Share Scheme during the year ended 30 June 2002 (2001: 1 092 618). Subject to performance hurdles being met, the shares will vest unconditionally on 1 October 2004. An additional 94 851 shares were awarded under BHP Billiton Plc’s Co-Investment Plan. Of this award, 71 431 were matching awards and 23 420 were awarded as committed shares (2001: 92 361 committed shares and 348 311 matching awards). They are not exercisable before 1 October 2003 and are subject to performance hurdles.

During the year 1 092 618 of B P Gilbertson’s Restricted Share Scheme awards vested at £3.1675 each (the market price of shares on the day of vesting) and 92 361 committed shares and 348 311 matching awards vested at £3.1675 each (the market price of shares on the day of vesting).

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Other Director transactions with BHP Billiton Group entities

Where the Director was an employee of the BHP Billiton Group, transactions include:

•	reimbursement of transfer expenses;

•	minor purchases of products and stores; and

•	insurance with BHP Billiton Group insurance companies.

All these transactions (which were trivial in amount) were conducted on conditions no more beneficial than those available to other employees.

Transactions with Director-related entities

A number of Directors or former Directors of BHP Billiton Limited hold or have held positions in other companies, where it may be said they control or significantly influence the financial or operating policies of these entities. Accordingly, the following entities are considered to be Director-related entities:

Director of BHP Billiton Plc	Director-related entity	Position held in Director-related entity
D A Crawford(a)	KPMG Australia	Chairman and Partner
J C Conde(b)	Broadcast Investments Pty Ltd (and related entities)	Chairman and Managing Director
M A Chaney	Wesfarmers (Group)	Managing Director
D A Jenkins	Chartwood Resources Ltd	Chairman and Managing Director
B D Romeril(c)	Xerox Corporation	Chief Financial Officer

(a)	D A Crawford resigned as Chairman and Partner of KPMG Australia on 28 June 2001.
(b)	J C Conde resigned as Chairman and Managing Director of Broadcast Investments Pty Ltd on 21 March 2001.
(c)	B D Romeril retired as Chief Financial Officer of Xerox Corporation on 31 December 2001.

Transactions between the BHP Billiton Group and these Director-related entities are detailed below:

•	D A Crawford resigned as Chairman and Partner of KPMG Australia on 28 June 2001. During the year ended 30 June 2001 KPMG Australia received US$1.320 million in fees for services provided to the BHP Billiton Group.

•	the Wesfarmers Group received US$22.287 million during the year ended 30 June 2002 (2001: US$13.492 million) for products and services provided to the BHP Billiton Group. The Wesfarmers Group paid US$5.052 million (2001: US$7.474 million) to the BHP Billiton Group for various products. At 30 June 2002 outstanding receivables from the Wesfarmers Group were US$nil (2001: $0.303 million).

•	Xerox Corporation received US$1.831 million during the year ended 30 June 2002 for products and services provided to the BHP Billiton Group. At 30 June 2002 outstanding amounts due to the Xerox Corporation were US$0.619 million.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 32.    CONTINGENT LIABILITIES

	2002 US$M	2001 US$M
Contingent liabilities at balance date, not otherwise provided for in these accounts, are categorised as arising from
Joint ventures and associates—guarantees of borrowings (unsecured)	429	568
Other (unsecured, including guarantees)	498	910

Total contingent liabilities(a)	927	1 478

(a)	Excludes US$145 million (2001: US$127 million) of other unsecured contingent liabilities where there is either a possible or present obligation, but the likelihood of the transfer of future economic benefits is remote

Ok Tedi Mining Limited

On 7 June 1996, Rex Dagi, Alex Maun and the remaining plaintiffs to Victorian Supreme Court proceedings against BHP Billiton Limited and Ok Tedi Mining Limited (‘OTML’) entered into a Settlement Agreement. The principal terms of the agreement included the following:

•	Each of the parties was required to make public announcements in terms agreed among the parties, to commit to the obligations in the public announcements and to support a process to reach agreement with the Lower Ok Tedi village communities.

•	BHP Billiton Limited agreed to commit as soon as practicable to the implementation of any tailings option recommended by the independent enquiry or review to be conducted by the State (‘the tailings option’) providing BHP Billiton Limited bona fide considers that option to be economically and technically feasible.

•	BHP Billiton Limited’s commitment to implement the tailings option is subject to unexpected or unforeseen circumstances which may render the tailings option economically or technically unfeasible; and obtaining all necessary leases and other approvals required from the landowners and the State.

On 11 April 2000, two legal actions were commenced in the Victorian Supreme Court against OTML and BHP Billiton Limited. Rex Dagi is plaintiff in the first action, Gabia Gagarimabu is plaintiff in the second action on his own behalf and on behalf of the remaining parties to the Settlement Agreement. Both actions seek specific performance of the Settlement Agreement and/or an injunction to require the implementation by BHP Billiton Limited and OTML of a tailings pipeline and storage system and damages. However, the plaintiffs have not identified a tailings retention scheme which could feasibly be implemented. OTML and BHP Billiton Limited assert that there has been no breach of the Settlement Agreement and are defending the claims.

BHP Billiton Limited transferred its entire shareholding in OTML to PNG Sustainable Development Program Limited (‘Program Company’) in February 2002, completing BHP Billiton Limited’s withdrawal from the Ok Tedi copper mine. The Program Company will operate for the benefit of the Papua New Guinean people.

Legal arrangements for the withdrawal encompass a series of legal releases, indemnities and warranties that safeguard BHP Billiton’s interests following its exit from OTML.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Victorian Supreme Court litigation continues, with numerous preliminary steps and preliminary hearings having occurred during the past year. No date has been fixed for a trial.

Bass Strait—Longford

Following the 25 September 1998 explosion and fire at Longford, a class action was commenced in the Federal Court of Australia on behalf of Victorian gas consumers and employees stood down by employers during the shortage of gas following those events (together the ‘Applicants’). On 12 April 2001 the action was transferred to the Supreme Court of Victoria. The action is against Esso Australia Resources Pty Ltd (‘Esso’). Esso has joined the State of Victoria and various entities associated with the State (together the ‘State Entities’ ) as cross respondents alleging certain failures and contributory negligence on the part of the State Entities. In turn, following hearing of the claim against Esso the State Entities may join BHP Billiton Petroleum (Bass Strait) Pty Ltd (‘BHPBP’) as a further cross respondent, with the effect that if any sums are recovered against the State Entities they will seek contribution from BHPBP.

In addition to BHPBP’s potential liability to the State Entities under the cross claims, in certain circumstances Esso, as operator, is entitled to be indemnified by BHPBP as a 50 per cent joint venturer for certain categories of legal costs incurred by Esso and payments made in satisfaction of claims.

In turn, BHPBP may have rights against Esso as operator in relation to losses and costs BHPBP has incurred in relation to the incident, including under the cross claim by the State Entities.

On 20 February 2003 the Victorian Supreme Court found that Esso is not liable for economic loss. The court further found that Esso is liable to business users for property damage and any economic loss consequential upon property damage. The quantum of these losses is unknown and the court will need to approve a process for quantifying these losses.

Over the next few months, the court will consider questions of appeal, and whether claims against the State and BHPBP should proceed.

Reclamation and Remediation Obligations

The BHP Billiton Group’s activities are subject to various national, regional, and local laws and regulations governing the protection of the environment. Furthermore, the BHP Billiton Group has a policy of ensuring that reclamation is planned and financed from the early stages of any operation. Provision is made for the reclamation of the BHP Billiton Group’s mining and processing facilities along with the decommissioning of offshore oil platforms and infrastructure associated with petroleum activities. At 30 June 2002, US$1 276 million (2001: US$877 million) was accrued for reclamation and decommissioning costs relating to current operations in the provision for site rehabilitation. Although the BHP Billiton Group’s provisions have been accrued for currently, reclamation and decommissioning expenditures generally are expected to be paid over the next 30 years. As stated in the BHP Billiton Group’s accounting policy, the BHP Billiton Group’s provisions for reclamation and decommissioning are discounted to its net present value.

In addition, the BHP Billiton Group has certain obligations associated with maintaining several closed sites including remediation activities. At 30 June 2002, US$337 million (2001: US$171 million) and US$47 million

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(2001: US$334 million) was provided for closed properties and remediation activities in the provisions for site rehabilitation and restructuring, respectively. Certain of the remediation activities are subject to legal dispute and depending on the ultimate resolution of these matters the final liability for these matters could vary. The amounts accrued for these matters are reviewed periodically based upon the facts and circumstances available at the time and the accruals are updated accordingly. The BHP Billiton Group believes that it is reasonably possible that the liability for these matters could be as much as 20 per cent greater than the total amount of US$384 million accrued at 30 June 2002. Details of the more significant remediation sites are discussed below.

Pinal Creek, Arizona, US

BHP Copper Inc (‘BHP Copper’) is involved in litigation concerning groundwater contamination resulting from historic mining operations near the Pinal Creek/Miami Wash area located in the State of Arizona.

On 2 April 1994, Roy Wilkes and Diane Dunn initiated a toxic tort class action lawsuit in the Federal District Court for the District of Arizona. On 22 September 2000, the court approved settlement reached between the parties for a non-material amount, and the terms of the settlement are now being implemented as a monitoring program.

A State consent decree (‘the Decree’) was approved by the Federal District Court for the District of Arizona in August 1998. The Decree authorises and requires groundwater remediation and facility-specific source control activities, and the members of the Pinal Creek Group (which consists of BHP Copper, Phelps Dodge Miami Inc and Inspiration Consolidated Copper Co) are jointly liable for performing the non-facility specific source control activities. Such activities are currently ongoing. As of 30 June 2002 the Company has provided US$31 million for its anticipated share of the planned remediation work, which represents the minimum in a range of US$31 million to US$43 million.

BHP Copper and the other members of the Pinal Creek Group filed a contribution action in November 1991 in the Federal District Court for the District of Arizona against former owners and operators of the properties alleged to have caused the contamination. The claim is for an undetermined amount but under current state and federal laws applicable to the case, BHP Copper should recover a significant percentage of the total remediation costs from the Defendants, based upon their operations’ proportionate contributions to the total contamination in the Pinal Creek drainage basin. Such action seeks recovery from these historical owners and operators for remediation and source control costs. BHP Copper’s predecessors in interest have asserted a counterclaim in this action seeking indemnity from BHP Copper based upon their interpretation of the historical transaction documents relating to the succession in interest of the parties. BHP Copper has also filed suit against a number of insurance carriers seeking to recover under various insurance policies for remediation, response, source control, and other costs noted above incurred by BHP Copper. The reasonable assessment of recovery in the various insurances cases has a range from US$7 million to about US$20 million, depending on many factors. Neither insurance recoveries nor other claims or offsets have been recognised in the financial statements until such offsets are considered probable of realisation.

Hawaii, US

In May 1998, Petroleum pested its businesses in Hawaii. The BHP Billiton Limited Group indemnified the buyers for certain past liabilities and has capped this indemnification at less than US$10 million, some of which has now been spent. Following the pestment, the BHP Billiton Limited Group has retained some environmental liabilities for which it has indemnified the buyer and which are uncapped, as described below.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The BHP Billiton Limited Group operated a petroleum terminal, now decommissioned, at a site that is within an area that has since been declared a Hawaii State Superfund site. The BHP Billiton Limited Group is currently participating in a voluntary effort with a number of other parties to undertake site assessment, to be followed by a risk assessment, and ultimately risk-based correction actions. Site assessment is expected to be completed in 2003 and risk assessment in 2004. Some corrective action is taking place while the assessments are progressing.

Also within the Superfund area is the site of a previous manufactured gas plant. Litigation over a claim brought by a neighbour, Castle & Cooke, asserting that contamination on its property arose from the BHP Billiton Limited controlled site was settled in December 2000. Petroleum has engaged a contractor to remediate the former gas plant site to the satisfaction of the Hawaii Department of Health and to meet conditions of the Settlement Agreement. The State of Hawaii has previously requested information from the BHP Billiton Limited Group with respect to contaminated material unearthed in the vicinity of another former manufactured gas plant site, in Hilo.

In respect of these three sites, Petroleum’s liabilities including remediation costs and amounts paid to settle litigation, though uncapped, are currently assessed and accrued at US$12 million.

Newcastle, Australia

On 28 June 2002, the Company and the New South Wales (NSW) Government executed contracts for the transfer of four properties in the Newcastle area from the Company to the NSW Government. The properties covered by the land transfer are the 150-hectare former Newcastle Main Steelworks site, 230 hectares at Kooragang Island, 500 hectares at Belmont Sands and 1500 hectares at West Wallsend.

Pursuant to the terms of the contracts the NSW Government agreed to pay the Company US$20 million (net of GST) for the Main Steelworks site. The other properties are to be transferred to the NSW Government at no cost. The Company will pay the NSW Government the sum of US$62 million (net of GST) for environmental remediation and monitoring of the former Main Steelworks site and Kooragang Island, industrial heritage interpretation and rail infrastructure relocation on the former Main Steelworks site.

The transfer of the four properties was conditional, amongst other things, on an indemnity from the NSW Government against responsibility for the remediation of contamination on the Main Steelworks site and Kooragang Island and contamination, which has migrated to or has been transported off these sites after the date of completion. The Company will retain responsibility for any pre-completion environmental liabilities associated with Belmont Sands and West Wallsend and for pre-existing off-site contamination from the former Main Steelworks site and Kooragang Island.

The Company continues to be responsible for demolition at the Main Steelworks site at an estimated cost of around US$11 million.

The payments to the Government associated with the land transfers and the cost of demolition has been accounted for as part of the Newcastle Steelworks closure.

The transfers of the four properties referred to above were completed on 31 July 2002 and the indemnity referred to above is now in place. The Company has also taken out pollution liability insurance to cover certain risks associated with pre-completion environmental liabilities referred to above.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Additionally the Company retains responsibility for certain sediment in the Hunter River adjacent to the former Main Steelworks site. A remediation options study has been completed.

The estimated total future costs provided at 30 June 2002 were approximately US$75 million. Following completion of the land transfers (at a net cost of US$42 million) the balance of the provision is US$33 million in relation to the remaining Newcastle Steelworks closure costs.

Ok Tedi, Papua New Guinea

The BHP Billiton Group completed its withdrawal from the Ok Tedi copper mine in Papua New Guinea in February 2002 with the transfer of its 52 per cent equity stake to PNG Sustainable Development Program Limited (Program Company), a development fund that will operate for the benefit of the Papua New Guinean people.

The Program Company will operate independently and will utilise future pidend payments arising from the BHP Billiton Group’s transferred shareholding in Ok Tedi Mining Limited (OTML) to fund current and long-term sustainable development projects in Papua New Guinea, particularly the Western Province.

Following the transfer of BHP Billiton’s shareholding, the equity participants in OTML are: PNG Sustainable Development Program Limited (52 per cent); the State of Papua New Guinea (30 per cent) and Inmet Mining Corporation (18 per cent). OTML will continue to operate the mine on behalf of the shareholders.

Additionally the withdrawal agreement requires cash provisioning by OTML for mine closure and provides a scheme for retention of a responsible and skilled mine management team including transfer of existing BHP Billiton Group Ok Tedi staff to OTML.

The BHP Billiton Group will also provide financial support to the Program Company by way of a fully repayable, interest free funding facility of US$100 million for a period of three years (until it has built up its own fund) with repayment arrangements if these are used. As any allocations from the funding facility are fully repayable, BHP Billiton’s assessment is that these arrangements do not require provisioning in the BHP Billiton Group’s accounts.

The financial support provided by the BHP Billiton Group will ensure the Program Company has immediate access to finance for environmental remediation or other capital requirements, in accordance with its shareholder obligations, prior to the accumulation of sufficient funds in the Program Company from future dividend flows.

Following the equity transfer, the BHP Billiton Group will no longer benefit financially from the Ok Tedi mine operations and, as a result, the BHP Billiton Group negotiated the agreement for its withdrawal to provide protection from any future liabilities including legal claims. The legal arrangements encompass a series of legal releases, indemnities and warranties that safeguard the BHP Billiton Group’s interests following its formal exit from the project.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 33.    BHP BILLITON PLC (UNCONSOLIDATED PARENT COMPANY)

BHP Billiton Plc (the unconsolidated parent company) is exempt from presenting its own profit and loss account in accordance with s230 of the Companies Act 1985. BHP Billiton Plc (the unconsolidated parent company) is required to present its balance sheet and certain notes to the balance sheet on a stand-alone basis as at 30 June 2002 and 2001 as follows:

BHP Billiton Plc (unconsolidated parent company) balance sheet

	BHP Billiton Plc
	2002 US$M	2001 US$M
Fixed assets
Investments
Subsidiaries	3 030	3 030

	3 030	3 030

Current assets
Debtors—due within one year(a)	97	164
Cash including money market deposits	—	47

	97	211
Creditors—amounts falling due within one year(b)	(613)	(364)

Net current liabilities	(516)	(153)

Total assets less current liabilities	2 514	2 877
Provisions for liabilities and charges(c)	(10)	—
Net assets	2 504	2 877

Attributable net assets	2 504	2 877

Capital and reserves
Called up share capital—BHP Billiton Plc	1 160	1 160
Share premium account(d)	592	592
Profit and loss account(d)	752	1 125

Equity shareholders’ funds(e)	2 504	2 877

Notes to the BHP Billiton Plc (unconsolidated parent company) balance sheet

(a)	Debtors—due within one year

	BHP Billiton Plc
	2002 US$M	2001 US$M
Amounts owed by Group undertakings	84	151
Tax recoverable	13	13

	97	164

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(b)	Creditors—amounts falling due within one year

	BHP Billiton Plc
	2002 US$M	2001 US$M
Amounts owed by Group undertakings	456	171
Accruals and deferred income	6	7
Dividends payable	151	186

	613	364

The audit fee payable in respect of the audit of the BHP Billiton Plc company financial statements was US$15 000 (2001: US$10 000; 2000: US$10 000).

(c)	Provisions for liabilities and charges as at 30 June 2002 includes US$6 million for employee entitlements, US$3 million for restructuring and US$1 million for post-retirement medical benefits.

(d)	Reserves

	BHP Billiton Plc		BHP Billiton Plc
	Share premium account 2002 US$M	Profit & loss account 2002 US$M	Share premium account 2001 US$M	Profit & loss account 2001 US$M
At beginning of year	592	1 125	27	1 206
Retained loss for the year	—	(373)	—	(81)
Premium on issue of ordinary shares for cash	—	—	565	—

At end of year	592	752	592	1 125

(e)	Reconciliation of movements in shareholders’ funds

	BHP Billiton Plc
	2002 US$M	2001 US$M
(Loss)/profit for the financial period	(72)	197

Total recognised gains and losses	(72)	197
Dividends	(301)	(278)
Issue of ordinary shares for cash	—	656

Net movement in shareholders’ funds	(373)	575
Shareholders’ funds at beginning of year	2 877	2 302

Shareholders’ funds at end of year	2 504	2 877

Contingent liabilities

BHP Billiton Plc has guaranteed certain financing facilities available to subsidiaries. At 30 June 2002 such facilities totalled US$614 million (2001: US$3 160 million) of which US$258 million (2001: US$1 707 million) was drawn.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Under the terms of a deed poll guarantee BHP Billiton Plc has also guaranteed certain current and future liabilities of BHP Billiton Limited. At 30 June 2002 the guaranteed liabilities amounted to US$4 345 million, (2001: US$3 267 million).

NOTE 34.    REMUNERATION

Executive Directors’ and senior executives’ remuneration

On 30 June 2002, there were three executive Directors on the Boards of BHP Billiton Limited and BHP Billiton Plc:

Mr P M Anderson	: Chief Executive Officer and Managing Director
: Appointed to the Board in December 1998
Mr B P Gilbertson	: Deputy Chief Executive Officer
: Appointed to the Board in July 1997
Mr C W Goodyear	: Chief Development Officer
: Appointed to the Board in November 2001

Mr R J McNeilly was an executive Director of BHP Billiton Limited and BHP Billiton Plc until 16 October 2001.

1.    Remuneration

The following tables set out an analysis of the remuneration, including bonuses and termination payments and the estimated value of retirement benefits and awards made under any Long-Term Incentive Plan or other share-based compensation, of the individual executive Directors and the five highest earning executive officers during the year ended 30 June 2002. Comparative information for 2001 is shown for executive Directors. Details of payments to former executive Directors are also provided.

EXECUTIVE DIRECTORS

US Dollars	Base Salary	Annual Cash Bonus	Deferred Cash Bonus	Other Benefits	Termination Payments	Total 2002	Total 2001
P M Anderson(a)	837 916	1 181 461		595 642		2 615 019	1 879 953
B P Gilbertson	1 157 742	1 574 530	763 404	249 439		3 745 115	2 229 831
R J McNeilly	285 308				1 740 852	2 026 160	1 068 179
C W Goodyear(b)	732 829	968 162		602 239		2 303 230	1 412 072

US Dollars	Total 2002 b/f	Retirement Benefits	Share-based Compensation— short-term	Share-based Compensation— long-term	Total 2002
P M Anderson	2 615 019		2 328 560		4 943 579
B P Gilbertson	3 745 115	679 809		635 642	5 060 566
R J McNeilly	2 026 160				2 026 160
C W Goodyear	2 303 230			240 190	2 543 419

(a)	Mr Anderson was paid an additional sum of US$5 140 601 after the end of the financial year in connection with the cessation of his employment.
(b)	Total remuneration paid to Mr Goodyear while a Director of the Company was US$1 285 402. This was made up of Base salary US$408 618, Annual Cash Bonus US$562 330, Other Benefits US$314 454.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

FORMER EXECUTIVE DIRECTORS

US Dollars	Base Salary	Annual Cash Bonus	Deferred Cash Bonus	Other Benefits	Termination Payments	Total 2002	Total 2001
M Davis	171 606			203 046		374 652	1 652 129
D Munro	717 314	417 835		102 111		1 237 260	1 368 319
M Salamon	868 307	1 311 143		254 007		2 433 457	1 497 591

US Dollars	Total 2002 b/f	Retirement Benefits	Share-based Compensation —short-term	Share-based Compensation —long-term	Total 2002
M Davis	374 652	73 945			448 597
D Munro	1 237 260			276 041	1 513 301
M Salamon	2 433 457	493 913		502 107	3 429 477

FIVE HIGHEST PAID OFFICERS (OTHER THAN DIRECTORS)

US Dollars	Base Salary	Annual Cash Bonus	Deferred Cash Bonus	Other Benefits	Termination Payments	Total 2002
M Salamon	868 307	1 311 143		254 007		2 433 457
P S Aiken	601 012	746 007		348 448		1 695 467
B A Mills	520 625	682 500		294 782		1 497 907
M L Kloppers	415 420	654 287		467 279		1 536 986
I C Fraser	455 861	706 585		264 673		1 427 119

US Dollars	Total 2002 b/f	Retirement Benefits	Share-based Compensation —short-term	Share-based Compensation —long-term	Total 2002	Number of share awards granted
M Salamon	2 433 457	493 913		502 107	3 429 477	262 061
P S Aiken	1 695 467	109 647		300 422	2 105 536	137 588
B A Mills	1 497 907	107 127		290 492	1 895 526	134 537
M L Kloppers	1 536 986			326 965	1 863 951	154 961
I C Fraser	1 427 119			129 353	1 556 472	79 100

Annual cash bonus

In addition to a base salary, executive Directors are entitled to participate in an annual incentive plan. Under the plan for the year ended 30 June 2002, Mr Anderson and Mr Gilbertson had a target bonus of 100 per cent and Mr Goodyear had 75 per cent of base salary tied to the achievement of pre-determined performance objectives. The actual bonus for the year for each executive Director is detailed in the table of executive Directors’ emoluments.

Deferred cash bonus

Mr Gilbertson is entitled to a total deferred cash bonus of US$3 053 615 under his employment contracts with BHP Billiton Plc and BHP Billiton Services Jersey Limited, to be paid over a four-year period from the completion of the merger in quarterly instalments (subject to continued employment).

Other benefits

This includes allowances and the value of non-cash benefits where appropriate, such as health insurance, housing, life assurance, car allowance, tax advisory benefit and relocation allowances. The amounts are inclusive

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

of GST or VAT. Executive Directors could be provided with living accommodation instead of all, or part of, the relocation allowance at the discretion of the Remuneration Committee. This amount includes fringe benefits tax where applicable.

In addition to relocation expenses, a relocation allowance of US$150 000 was paid to Mr Goodyear following his relocation from Australia to the UK on 21 December 2001. Mr Goodyear will receive two further annual payments of US$150 000, payable on the first and second anniversary of his move.

Under the terms of his employment arrangements with BHP Billiton Services Jersey Limited, Mr Brian Gilbertson occupied a flat in London (owned by a BHP Billiton Group company) rent-free until 6 November 2001. On 7 April 2001 he was granted an option to purchase the property at open market value. That option expired on 6 October 2001 and was not renewed.

From 7 November 2001, Mr Gilbertson paid a market rent for the property together with applicable services charges. The applicable rental was set on the basis of advice from independent property valuers. The total paid in rent and charges for the period from 7 November 2001 to 27 June 2002 was US$106 007.

On 27 June 2002, Mr Gilbertson purchased the property for US$3 496 382. This represented the market value as advised by independent property valuers. Some contents at the property belonging to the vendor were also transferred to Mr Gilbertson. The price paid for those contents was US$124 074 and was determined after reference to an independent valuation.

The rental paid by Mr Gilbertson, and the prices paid by him to acquire the property and the contents, reflect market rates and values respectively.

From 21 September 2001, a property in Melbourne was made available to Mr Gilbertson rent-free.

Mr Anderson was provided with a benefit following the Remuneration Committee’s review of his remuneration and Mr Gilbertson’s remuneration to ensure parity as stated in last year’s Annual Report. Mr Gilbertson and Mr Goodyear are entitled to certain benefits including medical insurance, permanent health insurance, car allowance and the use of certain BHP Billiton Group facilities and benefits. Mr Goodyear also receives a tax impact allowance, which is designed to compensate him for any additional tax payable on his personal assets as a result of his move from the US to Australia and subsequently the UK.

Termination payments

Mr Anderson’s employment contract as Managing Director and CEO was terminated as part of the Group merger arrangements on 1 July 2002, although he has agreed to continue as a non-executive Director without compensation until the close of the Annual General Meetings of BHP Billiton on 4 November 2002.

Under his employment contract, Mr Anderson would have been entitled to receive upon termination an amount of US$1 675 831, which is equal to twice his annual base salary. An equivalent amount will be paid as follows:

•	a consultancy arrangement with a total value of US$104 739 under which Mr Anderson agrees to act as a consultant to the Group for two years commencing at the time he ceases to be a Director; and

•	further payments totalling US$1 571 092.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

In addition, Mr Anderson’s employment contract entitled him to exercise those Performance Rights awarded under the original contract that had not become exercisable, being 400 000 Performance Rights (300 000 of which became exercisable on termination, with a notional value of US$3 464 770 using the share price of US$5.39 per share). Although his contract entitled him to exercise the 400 000 rights without reference to service or performance hurdles, Mr Anderson voluntarily requested that 100 000 Performance Rights issued in relation to the year ended 30 June 2002 remain subject to performance conditions. His performance against the conditions was assessed in August 2002 and, as a result, all of those Performance Rights are now exercisable.

In total, the value of Mr Anderson’s termination benefits was US$5 140 601.

Mr McNeilly’s employment contract was terminated on 31 December 2001. Mr McNeilly received a termination payment in accordance with the Company redundancy policy, that applies to all employees, which is based on years of service with the Group.

The lump sum payment of US$1 740 852 included amounts in respect of redundancy (based on years of service), long service leave and annual leave.

Retirement benefits

The estimated benefit in respect of pensions includes contributions payable in respect of defined contribution arrangements and actual/notional contributions that would have been required to secure the defined benefit promises earned in the year.

Details of defined contribution payments made, and defined benefit pensions entitlements earned by executive Directors are set out in section 2 below.

Short-term share-based compensation

Mr Anderson held Performance Rights entitling him to acquire BHP Billiton Limited shares at no cost. Those rights were issued pursuant to the equity component of his contract of employment and were approved by shareholders at a meeting on 26 February 1999. During the year he became entitled to exercise 200 000 Performance Rights.

Long-term share-based compensation

The amount in respect of long-term share-based compensation represents the estimated value of awards granted under the long-term incentive schemes. The estimated values have been calculated using a modified Black-Scholes option pricing methodology. Details of outstanding awards and awards vesting in the year, for executive Directors, are set out in the tables below.

Share awards granted

The share awards granted show the number of Performance Rights for participants in the Performance Share Plan, Restricted Shares for participants in the Restricted Share Scheme, Share Awards under the Bonus Equity Share Plan and Committed, and Matching Awards granted for participants in the Co-Investment Plan and Medium Term Incentive Scheme.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Each of these awards constitutes a right to a share issued by a trustee of a special purpose trust, and requires the trustee to acquire a BHP Billiton share on behalf of the executive, upon fulfilment of prescribed performance hurdles. Full details of each of these share plan arrangements are included in note 23 of the BHP Billiton Plc Annual Report 2002 Financial Statements and note 31 of the BHP Billiton Limited Annual Report 2002 Combined Financial Statements.

2.    Retirement benefits of executive Directors

The following table sets out the pension benefit entitlements of the individual executive Directors who held office during the year ended 30 June 2002. The basis upon which the table has been prepared is to set out the amount of increase in the accrued annual pension payable at normal retirement age (65), before commutation, to which the executive Director has become entitled during the current year.

ANNUAL PENSION ENTITLEMENTS UPON REACHING RETIREMENT AGE

Name	Age at 30 June 2002	Accrued annual pension entitlement at 30 June 2002 US$	Additional accrued pension entitlement net of inflation US$	Accrued annual pension entitlement at 30 June 2001 US$	Additional accrued pension entitlement net of inflation US$	Accrued annual pension entitlement at 30 June 2000 US$
B P Gilbertson	58	861 386	50 363	731 000	128 412	641 100

Mr Gilbertson

BHP Billiton Plc and BHP Billiton Services Jersey Limited have established non-contributory defined benefit pension arrangements under which Mr Gilbertson will be entitled to a pension on retirement, equal to two-thirds of Pensionable Salary for service completed with the Group to 29 June 2001 plus an additional pension of  1/30th of Pensionable Salary for each year of service completed after 29 June 2001 (with complete days counted proportionately). The total pension will not exceed 100 per cent of Pensionable Salary. Only base salary is pensionable.

If Mr Gilbertson retires before age 60, his accrued defined benefit pension entitlement will normally be reduced for early payment at the rate of four per cent per annum.

In the event of death in service, a lump sum death in service benefit of four times base salary will be paid. A spouse’s pension on death in service of two-thirds of the prospective pension will also be paid.

In the event of the death of Mr Gilbertson while in retirement, a surviving spouse’s pension of two-thirds of the pension in payment, before the effect of commutation, will be paid.

All pensions in payment will be indexed in line with the retail price index.

Mr Anderson

Mr Anderson does not participate in a BHP Billiton Limited pension scheme.

Mr McNeilly

Mr McNeilly was a non-contributory member of the BHP Billiton defined benefit Superannuation Fund mentioned above.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Members are entitled to a lump sum benefit from the Fund at the age of 55 which is equal to 20 per cent of the Final Average Salary for each year of membership up to 36 years. Mr McNeilly achieved service in excess of 36 years.

Mr Goodyear

Mr Goodyear does not participate in a retirement benefit plan and receives a payment of 20 per cent of annual base salary in lieu.

3.    Service Contracts

Mr Anderson

Mr Anderson was employed by BHP Billiton Limited under a fixed-term service contract that commenced on 1 December 1998. The contract provided that the term continued until 31 October 2003 unless the contract was terminated by Mr Anderson by giving not less than 60 days’ written notice. The contract was also terminable by BHP Billiton Limited for cause, or reason of death, disablement or protracted illness.

Mr Anderson’s employment contract as Managing Director and CEO was terminated as part of the Group merger arrangements on 1 July 2002, although he has agreed to continue as a non-executive Director without compensation until the close of the Annual General Meeting of BHP Billiton Plc on 4 November 2002.

Mr Anderson’s contract provided for the following termination entitlements:

•	a payment equal to twice his annual salary as at the date of termination

•	reimbursement of reasonable relocation costs for himself and his immediate family from Australia to the US

•	the right to exercise the balance of his Performance Rights, granted to him under the Performance Share Plan, remaining to be exercised under the contract, irrespective of whether he has satisfied the relevant performance hurdles

•	a period of two years following the date of termination in which he is entitled to exercise all the options granted to him under the Employee Share Plan, irrespective of whether he has satisfied the relevant performance hurdles.

These contractual arrangements were made at the commencement of Mr Anderson’s employment as competitive practice at that time demanded. The amount of payments and benefits awarded to Mr Anderson on termination are set out on pages F-110 to F-111.

Mr Gilbertson

Mr. Gilbertson has contracts of employment with:

•	BHP Billiton Plc dated 29 July 2001

•	BHP Billiton Services Jersey Limited, a wholly-owned subsidiary of BHP Billiton Plc dated 29 July 2001

•	BHP Billiton Limited dated 29 June 2001

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

•	BHP Billiton International Services Ltd, a wholly-owned subsidiary of BHP Billiton Plc, dated 12 July 2001. (Mr. Gilbertson is currently seconded under this agreement to BHP Billiton Executive Services Company Pty Ltd (Secondee Company)).

Each service contract can be terminated by each company giving 24 months’ notice, provided that such notice is not given prior to 29 June 2003. The contracts can be terminated by Mr Gilbertson giving 12 months’ notice, provided that such notice does not expire prior to 29 June 2003. These contractual arrangements were made (and disclosed) at the commencement of the merger, in order to ensure consistency, stability and time for succession planning in the light of the changes occurring at chief executive level as a result of the merger.

In the event that Mr Gilbertson’s employments are terminated because of sickness, injury or other incapacity, he will be entitled to receive the remaining instalments of his deferred bonus that would otherwise have become payable at the end of the quarter in which the terminations occur. If the employment is terminated for a reason other than sickness or gross neglect of his duties, Mr Gilbertson will be entitled to receive payments equivalent to the lesser of the balances of the deferred bonuses that would otherwise have become payable, in quarterly instalments or the total sum of US$2 442 891.

Mr Goodyear

Mr Goodyear has contracts of employment with:

•	BHP Billiton Limited dated 23 March 1999; and

•	a secondment contract from BHP Billiton Limited to BHP Billiton Plc and Billiton International Services Limited dated 21 December 2001.

The service contracts can be terminated by either the Company or Mr Goodyear providing one months’ notice. In addition to the above, should his service be terminated at the request of the Company for any reason other than cause within the first five years of his employment then the Company will continue to pay his base salary until such time (to a maximum of 12 months) as he obtains alternative employment.

In addition to the above, should there be a diminution of his responsibilities or a decrease in his base salary inconsistent with other senior officers of the Company, then within six months of such action by the Company he may elect to resign from the Company and the Company will continue to pay his base salary as it existed before such action by the Company until such time (to a maximum of 12 months) as he obtains alternative employment.

In the event that Mr Goodyear’s contract ends for any reason, he is entitled to reimbursement of reasonable relocation costs for himself and his immediate family from his location to the US. The company will also reimburse the costs associated with the sale of his overseas residence in the event these costs are not borne by a successor employer.

Mr McNeilly

Mr McNeilly served as an executive Director on the Board. There was no written service contract for Mr McNeilly. Mr McNeilly’s employment terminated on 31 December 2001 when he was made redundant as a result of the BHP Billiton Limited and BHP Billiton Plc merger.

Mr McNeilly stepped down from the position of executive Director of BHP Billiton Limited on 16 October 2001. His position as Executive Director Global Markets was made redundant effective 31 December 2001 as a

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

result of the merger for which he was eligible to receive a redundancy payment. This was calculated in accordance with BHP Billiton Limited’s redundancy policy at that time.

4.    Executive Directors’ interests in long-term incentive plans and other share schemes

The following tables set out details of executive Directors’ interests in share plans including the number of shares awarded in the financial year ended 30 June 2002.

Adjustments were made to share awards held by all employees (including executive Directors) as a result of the public listing of BHP Steel Limited. These adjustments were made solely to compensate for the capital reduction in BHP Billiton Limited that resulted from the demerger of BHP Steel Limited, and the matching action of a bonus issue made by BHP Billiton Plc at the same time. These adjustments were made in July 2002 at the time of the BHP Steel Limited public listing and as such are not factored into the awards shown below as they occurred after the end of the financial year.

BHP Billiton Plc

Restricted Share Scheme

Following completion of the merger, the potential awards vested in full on 20 August 2001. The value of awards vesting has been calculated using the share price on the date of vesting, which was £3.1675 although the shares may have been retained. The share price at the end of the year was £3.36 and the highest and lowest prices during the year were £3.92 and £2.42 respectively.

Potential awards were made on 8 November 2001 when the share price was £2.89.

The performance hurdles attached to the Restricted Shares issued in November 2001 relate to a global comparator group of companies. The BHP Billiton Plc Group’s performance in terms of TSR is measured against this group of companies and the UK Retail Price Index to determine if the performance hurdles have been achieved. Regarding the Restricted Shares that were issued as long-term incentives, if the hurdles are not achieved by 30 September 2004 then 75 per cent of the Restricted Shares lapse. The performance hurdles are measured again at 30 September 2005 and 30 September 2006 and, if the hurdles are not achieved, then the remaining 25 per cent of the Restricted Shares lapse. These Restricted Shares only vest to the extent rights under the BHP Billiton Limited Performance Share Plan are exercisable based on those performance hurdles.

The BHP Billiton Share Ownership Trust held 659 882 Ordinary Shares at 30 June 2002 (2001: 14 225 249). The executive Directors are deemed to be interested in these shares as beneficiaries of the trust.

At the date of this Report the number of shares subject to potential awards were 292 576.

BHP Billiton Plc

RESTRICTED SHARE SCHEME

Potential Awards
Name	1 July 2001	Made in year	Vested	30 June 2002	Value of vested shares US$
B P Gilbertson	1 092 618	274 914	1 092 618	274 914	5 004 190

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

CO-INVESTMENT PLAN

	Matching Awards				Committed shares
Name	1 July 2001	Made in year	Vested	30 June 2002	1 July 2001	30 June 2002	Value of vested shares US$
B P Gilbertson	348 311	71 431	348 311	71 431	92 361	23 420	1 595 264

Co-Investment Plan

Following completion of the merger, the matching awards vested in full on 20 August 2001. The value of awards vesting has been calculated using the share price on the date of vesting, although the shares may have been retained. The share price at the date of vesting was £3.1675. The share price at the end of the year was £3.36 and the highest and lowest prices during the year were £3.92 and £2.42 respectively.

In the case of matching awards made under the CIP by Directors, vesting was subject to an agreement by the executive to retain approximately three-quarters of the shares acquired on exercise for a period of 12 months, or in the case of Mr Gilbertson for three years, following the DLC merger (subject to deductions to cover income and social taxes).

On 8 November 2001, executive Directors were invited to participate in the Co-Investment Plan.

The vesting of matching awards is determined by reference to two performance periods. The first performance period is two years in length and the second performance period is four years in length. Both performance periods commence on the date the awards were granted 8 November 2001. The proportion of shares subject to the award that vest at the end of the relevant performance period will be determined by BHP Billiton Plc’s performance measured in terms of:

•	total shareholder return relative to the total shareholder return of a global comparator group of companies; and

•	earnings per share growth in excess of an inflationary underpin based on the UK Retail Price Index.

If both performance hurdles are achieved at the end of the first performance period, the corresponding number of matching awards will vest. At this time, the participant has the option to remain within the Plan and enter the second performance period or leave the Plan. If the participant opts to leave the Plan at this stage, committed shares will be released together with any shares under the matching award that may have vested. All remaining shares under the matching award will then lapse.

If a participant chooses to remain in the Plan, the second performance period will be relevant and there will be an opportunity for more shares to be awarded under the matching award, subject to performance conditions being met at the end of the four-year period. Shares only vest to the extent rights vest under BHP Billiton Limited’s Medium Term Incentive Plan.

At the date of this Report, the number of shares subject to potential awards were 76 021 and the number of committed shares were 24 925.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

BHP Billiton Limited

Performance Share Plan

The performance hurdles attached to offers of Performance Rights issued in November 2001 relate to a global comparator group of companies. The BHP Billiton Limited Group’s performance in terms of TSR is measured against this group of companies and the Australian Consumer Price Index to determine if the performance hurdles have been achieved. Regarding the Performance Rights which were issued as long-term incentives, if the hurdles are not achieved by 30 September 2004, then 75 per cent of the Performance Rights lapse. The performance hurdles are measured again at 30 September 2005 and 30 September 2006 and, if the hurdles are not achieved, then the remaining 25 per cent of the Performance Rights lapse. These rights only become exercisable to the extent rights under the BHP Billiton Plc Restricted Share Scheme are exercisable, based on those performance hurdles. The share price at the end of the year was A$10.30 and the highest and lowest prices during the year were A$12.49 and A$7.87 respectively.

Mr Anderson was issued with 1 000 000 Performance Rights after approval by shareholders in the General Meeting on 26 February 1999. The Performance Rights were subject to performance and service conditions, upon completion of these conditions, each Performance Right constituted the right to acquire 2.1411 ordinary BHP Billiton Limited Shares. The Performance Rights had a zero exercise price. Mr Anderson accrued the entitlement to exercise 100 000 Performance Rights per annum subject to satisfying a service condition and up to 100 000 Performance Rights per annum subject to satisfying performance targets set by the Board on an annual basis.

PERFORMANCE SHARE PLAN

	Shares yet to vest under Performance Rights
Name	1 July 2001 (or later date of appointment)		Granted	Vested	Lapsed	30 June 2002 (or earlier retirement)		Weighted average share price at exercise A$
P M Anderson(4)	1 284 661	(1)	—	428 220	—	856 441		9.80
C W Goodyear(3)	299 491		—	—	—	299 491	(2)	n/a
R J McNeilly(4)	118 170	(1)	—	118 170	—			n/a

(1)	Includes accrued bonus shares issued as a result of the DLC Merger Bonus Issue 5 July 2001.
(2)	At 30 June 2002 nil rights were exercisable.
(3)	127 400 performance shares were granted on 8 November 2001 prior to Mr Goodyear’s appointment as an executive Director.
(4)	321 165 shares under Performance Rights held by Mr Anderson vested and were exercised during the year. Mr McNeilly exercised no Performance Rights whilst an executive Director.

EMPLOYEE SHARE PLAN

	Shares under option
Name	1 July 2001 (or later date of appointment)		Granted	Vested	Exercised	Lapsed	30 June 2002 (or earlier retirement)	Adjusted average exercise price		Share price at exercise
P M Anderson	2 065 100	(1)	—	2 065 100	—	—	2 065 100	$7.62	(2)	n/a
C W Goodyear	1 445 570	(1)	—	722 785	—	—	1 445 570	$7.95	(2)	n/a
R J McNeilly	516 275	(1)	—	516 275	—	—	516 275	$7.61	(2)	n/a

(1)	Includes accrued bonus shares issued as a result of the DLC Merger Bonus Issue 5 July 2001.
(2)	Represents exercise price pre-adjustment for BHP Steel capital reduction 5 July 2002) divided by bonus factor.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Mr Anderson’s employment as an executive Director terminated on 1 July 2002 when he became entitled to exercise his outstanding Performance Rights other than 100 000 Performance Rights that he agreed would remain in escrow (see page F-111). These Performance Rights lapse if not exercised prior to 1 July 2004.

Mr McNeilly was issued 57 222 Performance Rights after approval by shareholders in the General Meeting held on 17 October 2000. Each Performance Right constitutes the right to acquire 2.0651 ordinary BHP Billiton Limited shares subject to a performance hurdle. The Performance Rights had zero exercise price. Mr McNeilly retired as a Director on 31 December 2001. These Performance Rights became exercisable upon his retirement and Mr McNeilly exercised them on 31 May 2002 when the share price was A$10.80.

Employee Share Plan

Mr Anderson was issued with 1 000 000 options and Mr McNeilly with 250 000 options under the BHP Billiton Limited Employee Share Plan after approval by shareholders in the BHP Billiton Limited General Meeting on 26 February 1999. The options were not exercisable before 23 April 2002 and were subject to performance hurdles. The performance hurdle related to BHP Billiton Limited’s total shareholder return relative to comparator groups of companies. Performance against the hurdle was first measured during the year ended 30 June 2002 and the options became fully exercisable. The options expire on 22 April 2009.

Mr McNeilly exercised options issued to him on 23 April 1999 on 21 May 2002 when the share price was A$11.20.

Mr Goodyear’s options were granted prior to his appointment as executive director. 722 785 shares under option could be acquired through exercise at 30 June 2002.

The share price at the end of the year was A$10.30 and the highest and lowest prices during the year were A$12.49 and A$7.87 respectively.

BHP BILLITON EXECUTIVE SHARE SCHEME

	Number of shares
Name	30 June 2002		30 June 2001
R J McNeilly	1 763 731	(1)	1 763 731	(1)

(1)	Includes fully paid bonus shares issued as a result of the DLC Merger Bonus Issue 5 July 2001 and fully paid bonus shares issued as a result of rights issues in 1995 and 1989.

Remuneration of non-executive Directors

As foreshadowed in the last annual report, a review of fees payable to non-executive Directors was conducted during the year. The principles that underpinned that review were that Directors would receive one fee only for their service as Directors of both Companies, the aggregate of fees paid would be contained within the cap of US$3 million approved by shareholders in May 2001, and fees would be conformed so that all Directors would receive the same base fee for service.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Board (comprised of executive Directors with no personal interest in the outcome) determined the revised fees that were announced on 2 May 2002. To assist in determining the appropriate fees, a report was commissioned from Andersen to provide information on the level and mix of fees payable to non-executive Directors in Australia, the UK and the US.

The new remuneration rates reflect the size and complexity of the Group and the considerable travel burden imposed on members of the Board, and comprise the following elements:

•	a base fee of US$60 000 per annum (payable from 1 July 2001)

•	a fee of US$1000 for each meeting attended (payable from 1 January 2002)

•	a fee of US$7500 to the chairman of a Committee of the Board (payable from 1 July 2001)

•	a travel allowance of US$1000 for air travel that is more than four hours but less than 12 hours and US$2500 where air travel is more than 12 hours.

The Chairman’s remuneration was fixed at four times the base fee for non-executive Directors. He does not receive any additional fees for chairing the Nomination Committee, or any Board meeting attendance fees.

The Deputy Chairman is paid a fee of US$150 000. As in the case of the Chairman, no additional fees are paid for chairing the Remuneration Committee, or for attending meetings of the Board.

Fees are denominated in US dollars and are paid in either US dollars, Australian dollars or UK pounds, as nominated by the Director.

Each non-executive Director is appointed for an indefinite term, subject to periodic re-election by the shareholders. There are no provisions in any of the non-executive Director’s appointment arrangements for compensation payable on early termination of their directorship.

FEES PAID TO NON-EXECUTIVE DIRECTORS FOR THE YEAR ENDED 30 JUNE 2002

	Fees and allowances US$	Other benefits US$	2002 Total US$	2001 Total US$	2002 Retirement benefits US$	2002 Total US$
Don Argus	245 000		245 000	235 972	16 524	261 524
Ben Alberts	70 000		70 000	58 993	3 470	73 470
David Brink	78 500	1 531	80 031	61 913		80 031
Michael Chaney	71 000		71 000	58 993	4 362	75 362
John Conde	67 500		67 500	58 993	4 130	71 630
David Crawford	84 000		84 000	58 993	4 343	88 343
Cornelius Herkströter	69 000	1 531	70 531	78 106		70 531
John Jackson	155 000		155 000	77 480		155 000
David Jenkins	69 000		69 000	58 993	1 785	70 785
Derek Keys	69 000	7 969	76 969	55 776		76 969
John Ralph	69 000		69 000	58 993	4 130	73 130
Lord Renwick	68 000		68 000	50 540		68 000
Barry Romeril	69 000	1 531	70 531	50 294		70 531
John Schubert	70 000		70 000	58 993	4 130	74 130
Matthys Visser	—	—	—	23 499	—	—

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

In 1989, the shareholders of BHP Limited (now BHP Billiton Limited) approved a Retirement Plan under which non-executive Directors received a payment on retirement. The payment was calculated by reference to years of service. The existence of plans such as this have been a common feature of remuneration arrangements for non-executive Directors in Australia and BHP Billiton has always sought and obtained shareholder approval for its plans.

At the time of the merger, the Boards recognised that best practice had moved away from such plans and it was agreed that no new entrants would be admitted. This included the Directors of Billiton Plc who did not join the plan, notwithstanding that they had become Directors of BHP Billiton Limited under the terms of the merger. The Board has resolved to formally close the plan and to continue it only for so long as the current participants remain on the Board. In so doing, all of the current participants have voluntarily agreed to limit the quantum of benefits that will accrue to those calculated by reference to the old remuneration rate of A$110 000 (with the exception of the Chairman whose former rate is A$440 000), adjusted only by the same percentage as any increase in the new remuneration rates.

At the date of this report, the remaining participants in the Plan are Mr Don Argus, Mr Michael Chaney, Mr David Crawford, Dr David Jenkins, Mr John Ralph and Dr John Schubert. The Board does not believe that the continued participation of these non-executive Directors in the Plan compromises their independence.

On retirement from office on 30 June 2002, Mr Ben Alberts and Mr John Conde were both paid retirement allowances. Mr John Ralph will retire at the conclusion of the Annual General Meetings this year and will be paid a retirement allowance at that time.

The amounts paid to the non-executive Directors who retired from office during the year and the amounts accrued in favour of participating non-executive Directors as at 30 June 2002, are set out in the table below.

RETIREMENT REMUNERATION—NON-EXECUTIVE DIRECTORS

Name	Completed years of service at 30 June 2002	Lump Sum Entitlement at 30 June 2001 US$		Lump Sum Entitlement at 30 June 2002 US$
Don Argus	6	797 491		532 224
Ben Alberts	3	112 147	(a)	63 504
Michael Chaney	7	211 834		166 656
John Conde	7	211 834	(a)	166 656
David Crawford	8	224 294		177 072
David Jenkins	2	74 765		31 752
John Ralph	5	186 912		124 992
John Schubert	2	74 765		31 752

(a)	Amount paid on retirement at 30 June 2002. These payments were funded in part by superannuation contributions.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Aggregate remuneration of the Directors of BHP Billiton in accordance with UK Generally Accepted Accounting Principles is set out in the table below.

AGGREGATE DIRECTORS’ REMUNERATION

	2002 US$M	2001 US$M
Emoluments(a)	9	10
Emoluments of Mr Kesler who resigned in 2001	—	1

Total emoluments	9	11

Termination payments	2	2
Awards vesting under long-term incentive plans (highest paid Director 2002: US$7 million; 2001: US$0.5 million)	9	5
Contributions payable under defined contribution pension arrangements	—	—

	20	18

(a)	This is the aggregate in the tables on pages F-108 and F-109 for executive Directors and former executive Directors of Base salary, Annual cash bonus, Deferred cash bonus and other benefits adjusted to reflect the remuneration paid to Mr C W Goodyear for his services as an executive Director of the Company and the emoluments paid to the non-executive Directors set out above.

NOTE 35.    US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES DISCLOSURES

The financial statements of the BHP Billiton Group are prepared in accordance with UK Generally Accepted Accounting Principles (GAAP). The financial statements, analyses and reconciliations presented in this note represent the financial information which would be required if US GAAP had been applied instead of UK GAAP.

DLC merger

On 29 June 2001, BHP Billiton Plc (formerly Billiton Plc) consummated the Dual Listed Companies (DLC) merger with BHP Billiton Limited (formerly BHP Limited). A description of the DLC merger structure is provided in ‘Dual Listed Companies Structure and Basis of Preparation of Financial Statements’. In accounting for this transaction, the most significant difference between UK GAAP and US GAAP is that under UK GAAP, the DLC merger has been accounted for as a merger (pooling of interests) in accordance with UK Financial Reporting Standard 6: Acquisitions and Mergers, whereas under US GAAP the DLC merger is accounted for as a purchase business combination with the BHP Billiton Limited Group acquiring the BHP Billiton Plc Group. The BHP Billiton Limited Group has been identified as the acquirer because of the majority ownership interest of BHP Billiton Limited shareholders in the DLC structure. In a merger, the assets, liabilities and equity of the BHP Billiton Plc Group and of the BHP Billiton Limited Group are combined at their respective book values as determined under UK GAAP. Under US GAAP, the reconciliation of shareholders’ equity includes the purchase adjustments required under US GAAP to recognise the BHP Billiton Plc Group assets and liabilities at their fair values and to record goodwill.

Although UK GAAP and US GAAP both require the consolidation of the BHP Billiton Plc Group with the BHP Billiton Limited Group at 30 June 2001, UK GAAP also requires that their respective financial statements

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

for periods prior to the date the DLC merger was consummated are combined. Under purchase accounting, the retroactive combination of financial statements is not appropriate. As the BHP Billiton Limited Group is the accounting acquirer, and is the ‘predecessor’ to the BHP Billiton Group, for the years ended 30 June 2001 and 2000, the US GAAP profit and loss account would only include the operations of the BHP Billiton Limited Group.

(A) Reconciliation to US GAAP

Material differences between UK GAAP as followed by the BHP Billiton Group and US GAAP are described below. Refer ‘US GAAP Adjustments’.

The following is a summary of the estimated adjustments to net income for 2002, 2001 and 2000 which would be required if US GAAP had been applied instead of UK GAAP.

		2002 US$M	2001 US$M (restated)	2000 US$M
Reconciliation of net income
Attributable profit as reported under UK GAAP		1 690	1 529	1 506
add/(deduct)
Estimated adjustment required to accord with US GAAP:
BHP Billiton Plc Group’s pre-acquisition profit attributable to shareholders under UK GAAP	(A)	—	(565)	(566)
Fair value adjustment on acquisition of BHP Billiton Plc Group—Depreciation, amortisation and other asset movements	(B)	(454)	(11)	(11)
BHP Steel demerger	(C)	(333)	—	—
Employee compensation costs	(D)	26	(117)	—
Depreciation—write-downs	(E)	(18)	(19)	(31)
—revaluations	(F)	5	5	7
—reserves	(G)	(15)	—	—
Restructuring and employee provisions	(H)	(55)	31	26
Fair value accounting for derivatives	(I)	279	(33)	—
Synthetic debt	(J)	18	—	—
Realised net exchange (losses)/gains on sale of assets/closure of operations	(K)	84	7	26
Exploration, evaluation and development expenditures	(L)	(60)	(3)	(4)
Start-up costs	(M)	(2)	5	(15)
Profit on asset sales	(N)	2	2	(30)
Pension plans	(O)	(12)	24	21
Other post-retirement benefits	(P)	8	—	—
Mozal expansion rights	(Q)	22	—	—
Employee Share Plan loans	(R)	(16)	—	—
Purchase business combination costs	(S)	—	38	—
Error correction—expenses on spin-off of OneSteel Limited	(T)	—	(30)	—
Restoration and rehabilitation costs	(U)	—	50	61
Asset write-downs	(V)	—	—	(891)
Consolidation of Tubemakers of Australia Ltd	(W)	—	(1)	(4)
Tax adjustments (including the tax effect of above adjustments)	(Y)	80	(30)	305

Total adjustment		(441)	(647)	(1 106)

Net income of BHP Billiton Group under US GAAP		1 249	882	400

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following is a summarised income statement prepared in accordance with US GAAP:

Consolidated income statement	2002 US$M	2001 US$M (restated)	2000 US$M
Sales revenue	13 552	8 100	7 467
Other income	321	516	268

	13 873	8 616	7 735
Deduct
Cost of sales	9 285	6 174	6 302
Depreciation and amortisation	1 882	1 137	1 106
General and administrative expenses	174	185	57

Operating income	2 532	1 120	270
add
Interest income	142	61	56
deduct
Interest expense	465	271	419

Income/(loss) before tax, minority interests and equity in net earnings of affiliated companies	2 209	910	(93)
deduct/(add)
Taxation expense/(benefit)	878	467	(310)
Add
Share of profits of joint ventures and associated undertakings	221	15	19
deduct/(add)
Minority interests	39	(260)	(21)

Net income from continuing operations	1 513	718	257

Discontinued operations
Income from discontinued operations	74	205	196
(add)/deduct
Taxation (benefit)/expense from discontinued operations	(3)	34	48
Deduct
Loss on disposal of operations	333	31	4
Deduct
Minority interests in discontinued operations	8	4	1

Net (loss)/income from discontinued operations	(264)	136	143

Cumulative effect of change in accounting policy, net of tax(a)	—	28	—

Net income	1 249	882	400

(a)	Refer “(U) Restoration and rehabilitation costs” on page F-141.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Earnings per share—US GAAP(a)(b)(c)	2002 US$	2001 US$	2000 US$
Basic—Continuing operations	0.25	0.19	0.07
Diluted—Continuing operations	0.25	0.19	0.07

Basic—Discontinued operations	(0.04)	0.04	0.04
Diluted—Discontinued operations	(0.04)	0.04	0.04

Basic—Cumulative effect of change in accounting policy	—	0.01	—
Diluted—Cumulative effect of change in accounting policy	—	0.01	—

Basic—Net income	0.21	0.24	0.11
Diluted—Net income	0.21	0.24	0.11

(a)	Based on the weighted average number of shares on issue for the period:

• Basic earnings per share denominator (millions)	6 029	3 689	3 655
• Diluted earnings per share denominator (millions)	6 042	3 704	3 668
(b)	Comparative data has been adjusted to take into account the BHP Billiton Limited bonus share issue effective 29 June 2001. Refer note 23.
(c)	For the period indicated, each American Depositary Share (ADS) represents two ordinary shares. Therefore the earnings per ADS under US GAAP is a multiple of two from the above earnings per share disclosures.

The following reconciliation of comprehensive income reports changes in shareholders’ equity excluding those resulting from investments by shareholders and distributions to shareholders.

	2002 US$M	2001 US$M	2000 US$M
Reconciliation of comprehensive income
Total changes in equity other than those resulting from transactions with owners under UK GAAP(a)	1 715	1 401	1 240
Adjustments to reflect comprehensive income in accordance with US GAAP, net of income tax:
Total adjustment to net income per above reconciliation (excluding adjustments mainly related to the acquisition of BHP Billiton Plc Group in 2001 and 2000)	(441)	(227)	(540)
Reclassification adjustment for net exchange gains included in net income(b)	(84)	(7)	(26)
Net loss on qualifying cash flow hedging instruments as at 1 July 2000	—	(268)	—
Losses on qualifying cash flow hedging instruments	—	(301)	—
Net transfer to earnings on maturity of cash flow hedging instruments	148	150	—
Changes in fair value of listed investments	5	—	—

Comprehensive income—under US GAAP(c)	1 343	748	674

Accumulated other comprehensive income comprises:
Exchange fluctuation account	387	446	149
Qualifying cash flow hedging instruments	(271)	(419)	—
Other items	5	—	—

(a)	2002 represents the BHP Billiton Group. 2001 and 2000 represents the ‘predecessor’ being the BHP Billiton Limited Group.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(b)	Tax benefit/(expense) of other comprehensive income items:

• Movements in exchange fluctuation account	1	74	40
• Reclassification adjustment for exchange gains included in net income	—	—	30
• Net loss on qualifying cash flow hedging instruments as at 1 July 2000	—	115	—
• Losses on qualifying cash flow hedging instruments	—	129	—
• Net transfer to earnings on maturity of cash flow hedging instruments	(63)	(65)	—
• Changes in fair value of listed investments	—	—	—

(c)	Estimated losses expected to be reclassified from other comprehensive income to earnings in the year ended 30 June 2003 are approximately $220 million after tax.

The following is a summary of the estimated adjustments to shareholders’ equity as at 30 June 2002 and 2001 that would be required if US GAAP had been applied instead of UK GAAP:

		2002 US$M	2001 US$M
Reconciliation of Shareholders’ Equity
Shareholders’ equity under UK GAAP		12 356	11 340
add/(deduct)
Estimated adjustment required to accord with US GAAP:
Fair value adjustments on acquisition of BHP Billiton Plc Group(a)
Inventory	(B)(i)	—	159
Investments	(B)(ii)	985	1 034
Property, plant and equipment	(B)(iii)	2 072	2 156
Undeveloped properties	(B)(iv)	741	825
Long-term contracts	(B)(v)	39	40
Goodwill	(B)(vi)	3 174	3 277
Long-term debt	(B)(vii)	13	29
BHP Steel demerger	(C)	(264)	—
Write-downs	(E)	87	174
Property, plant and equipment revaluations	(F)	(63)	(68)
Reserves	(G)	(15)	—
Restructuring and employee provisions	(H)	11	66
Fair value accounting for derivatives	(I)	(127)	(624)
Synthetic debt	(J)	31	13
Exploration, evaluation and development expenditures	(L)	(126)	(66)
Start-up costs	(M)	(55)	(53)
Profit on asset sales	(N)	(20)	(22)
Pension plans	(O)	(109)	(78)
Other post-retirement benefits	(P)	(15)	(49)
Mozal expansion rights debtor	(Q)	(39)	(61)
Employee Share Plan loans	(R)	(135)	(59)
Change in fair value of listed investments	(X)	10	5
Deferred taxation effect of fair value adjustment on acquisition of BHP Billiton Plc Group	(B)(viii)	(1 559)	(1 724)
Deferred taxation adjustments (including the deferred taxation effect of other adjustments)	(Y)	155	288

Total adjustment		4 791	5 262

Shareholders’ equity under US GAAP		17 147	16 602

(a)	In addition to the fair value adjustments on acquisition of the BHP Billiton Plc Group indicated, various adjustments to the net assets of the BHP Billiton Plc Group to reflect US GAAP were also reported. These adjustments have been disclosed in aggregate with similar items relating to the BHP Billiton Limited Group.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following are the variations in the balance sheet as at 30 June 2002 and 2001 that would be required if US GAAP had been applied instead of UK GAAP:

The column headed ‘Unadjusted’ represents a US GAAP format presentation of the assets and liabilities and shareholders’ equity which have been measured in accordance with UK GAAP. The column headed ‘Adjustments’ represents the allocation of those measurement differences (presented in the Reconciliation of Shareholders’ Equity) which are required to derive a balance sheet in accordance with US GAAP.

	Unadjusted 2002 US$M	Adjustments 2002 US$M	US GAAP 2002 US$M	Unadjusted 2001 US$M	Adjustments 2001 US$M	US GAAP 2001 US$M
Balance Sheet
Assets
Current assets
Cash assets	1 413	—	1 413	1 147	—	1 147
Receivables	2 131	(251)	1 880	2 120	(210)	1 910
Other financial assets	116	—	116	215	—	215
Inventories	1 160	—	1 160	1 375	159	1 534
Other assets	100	93	193	122	—	122

Total current assets—continuing operations	4 920	(158)	4 762	4 979	(51)	4 928

Total current assets—discontinued operations	748	—	748	738	—	738

Total current assets	5 668	(158)	5 510	5 717	(51)	5 666

Non-current assets
Receivables	882	(64)	818	511	(188)	323
Investments accounted for using the equity method	1 505	(2)	1 503	1 236	—	1 236
Other financial assets	489	1 034	1 523	465	1 085	1 550
Inventories	45	—	45	61	—	61
Property, plant and equipment	17 659	2 246	19 905	16 964	2 844	19 808
Intangible assets	42	3 180	3 222	95	3 283	3 378
Deferred tax assets	462	67	529	442	216	658
Other assets	796	(100)	696	689	(69)	620

Total non-current assets—continuing operations	21 880	6 361	28 241	20 463	7 171	27 634

Total non-current assets—discontinued operations	1 984	40	2 024	1 809	123	1 932

Total non-current assets	23 864	6 401	30 265	22 272	7 294	29 566

Total assets	29 532	6 243	35 775	27 989	7 243	35 232

Liabilities and shareholders’ equity
Current liabilities
Payables	2 143	100	2 243	1 988	318	2 306
Interest bearing liabilities	1 884	(141)	1 743	1 884	(141)	1 743
Tax liabilities	498	—	498	380	—	380
Other provisions	1 009	(9)	1 000	942	(64)	878

Total current liabilities—continuing operations	5 534	(50)	5 484	5 194	113	5 307

Total current liabilities—discontinued operations	448	—	448	375	—	375

Total current liabilities	5 982	(50)	5 932	5 569	113	5 682

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Unadjusted 2002 US$M	Adjustments 2002 US$M	US GAAP 2002 US$M	Unadjusted 2001 US$M	Adjustments 2001 US$M	US GAAP 2001 US$M
Non-current liabilities
Payables	121	16	137	144	185	329
Interest bearing liabilities	6 329	(33)	6 296	6 595	(51)	6 544
Tax liabilities	1 364	1 471	2 835	1 152	1 651	2 803
Other provisions	2 661	33	2 694	2 443	69	2 512

Total non-current liabilities—continuing operations	10 475	1 487	11 962	10 334	1 854	12 188

Total non-current liabilities—discontinued operations	393	—	393	366	—	366

Total non-current liabilities	10 868	1 487	12 355	10 700	1 854	12 554

Total liabilities	16 850	1 437	18 287	16 269	1 967	18 236

Equity minority interests	326	15	341	380	14	394

Shareholders’ equity
BHP Billiton Limited—contributed equity	3 143	(628)	2 515	3 039	(533)	2 506
BHP Billiton Plc—called up capital	1 752	5 697	7 449	1 752	5 699	7 451
Other equity items	471	(247)	224	530	(400)	130
Retained profits	6 990	(31)	6 959	6 019	496	6 515

Total shareholders’ equity	12 356	4 791	17 147	11 340	5 262	16 602

Total liabilities and shareholders’ equity	29 532	6 243	35 775	27 989	7 243	35 232

The BHP Billiton Group Statement of Consolidated Cash Flows has been prepared in accordance with UK accounting standard FRS1, the objectives and principles of which are similar to those set out in US accounting standard SFAS 95, Statement of Cash Flows. The principal differences between the standards relate to classification of items within the cash flow statement as well as the definition of cash and cash equivalents.

The statement on the following page shows the adjustments to be made to the UK GAAP cash flow statement for the year ended 30 June 2002 to reclassify it to comply with US GAAP:

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

2002 US$M
Reconciliation of Cash Flows
Net cash inflow/outflow from operating activities in accordance with UK GAAP	4 641
Reclassified to financing activities	(69)
Dividends received	187
Returns on investments and servicing of finance	(375)
Tax paid	(515)
Exploration and other capital expenditure	(512)

Net cash provided by operating activities in accordance with US GAAP	3 357

Capital expenditures	(2 159)
Acquisition and disposals	(38)
Net (purchase)/sale of investments	50

Net cash used in investing activities in accordance with US GAAP	(2 147)

Proceeds from issuance of ordinary shares	121
(Decrease)/increase in interest bearing liabilities	(324)
Equity dividends paid	(831)
Other	33

Net cash provided by financing activities in accordance with US GAAP	(1 001)

Exchange translation effects	5

Net (decrease)/increase in cash and cash equivalents in accordance with US GAAP	214
Cash and cash equivalents at beginning of period	1 285

Cash and cash equivalents at end of period	1 499

At year end cash and cash equivalents is made up of:
Cash at bank and in hand	1 199
Money market deposits(a)	300

Cash and cash equivalents at end of period(b)	1 499

(a)	Money market deposits with financial institutions have a maturity up to but not more than three months.
(b)	At June 30, 2002, cash and cash equivalents is comprised of cash from continuing operations of US$1 413 million and cash from discontinuing operations of US$86 million.

ADDITIONAL US GAAP INFORMATION

The information presented below in respect of the predecessor entity in respect of cash flows, income tax, shareholders’ equity and segment information is derived, in respect of the twelve-month period end 30 June 2001, from the audited financial statements of BHP Billiton Limited. In respect of the period ended 30 June 2000, the movement in shareholders’ equity, income tax and the segment information is derived from the audited financial statements for the thirteen-month period ended on that date, and the cash flow information is derived from the unaudited cash flow statement information for the twelve-month period ended on that date. This information is presented in US$ as the Company has adopted the US$ as its reporting currency. The US$ translations presented below may accordingly vary from previously presented US$ convenience translations. The US$ translations are principally based on average US$/A$ exchange rates for the years end 30 June 2001, 30 June 2000 and the 13 months ended 30 June 2000 of 0.5381, 0.6292 and 0.6312 respectively and US$/A$ exchange rates as at 30 June 2001 and 30 June 2000 of 0.5054 and 0.6005 respectively. Certain additional exchange differences are reflected in aligning these translated amounts with US$ amounts reported elsewhere in these financial statements.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

STATEMENT OF CASH FLOWS

The following is a statement of cash flows prepared in accordance with US GAAP:

	2001 US$M	2000 US$M
Cash flows related to operating activities
Receipts from customers	11 361	12 112
Payments to suppliers, employees, etc.	(7 975)	(9 175)
Dividends received	44	29
Interest received	63	55
Borrowing costs	(350)	(504)
HBI Venezuela guarantee payment	(331)	—
Exploration expenditure	(279)	(220)
Other	209	174

Operating cash flows before income tax	2 742	2 471
Income taxes paid net of refunds received	(328)	(400)

Net cash provided by operating activities in accordance with US GAAP	2 414	2 071

Cash flows related to investing activities
Purchases of property, plant and equipment	(1 058)	(619)
Purchases of investments	(369)	(213)
Purchases of, or increased investment in, controlled entities and joint venture interests net of their cash(a)	308	—

Investing cash outflows (net)	(1 119)	(832)
Proceeds from sale of property, plant and equipment	88	451
Proceeds from sale or redemption of investments	245	144
Proceeds from OneSteel spin-off	355	—
Proceeds from sale or partial sale of controlled entities and joint venture interests net of their cash	219	436

Net cash used in investing activities in accordance with US GAAP	(212)	199

Cash flows related to financing activities
Proceeds from ordinary share issues, etc.	76	158
Proceeds from interest bearing liabilities	414	795
Repayment of interest bearing liabilities	(1 460)	(3 111)
Dividends paid	(498)	(158)
Other	—	40

Net cash provided by financing activities in accordance with US GAAP	(1 468)	(2 276)

Exchange translation effects	(74)	122

Net increase in cash and cash equivalents in accordance with US GAAP	660	116

Cash and cash equivalents at beginning of period	625	509
Cash and cash equivalents at end of period	1 285	625
At year end cash and cash equivalents is made up of:
Cash at bank and in hand	836	411
Money market deposits(b)	449	214

Cash and cash equivalents at end of period(c)	1 285	625

(a)	Net of cash received of US$687 million in the merger with BHP Billiton Plc.
(b)	Money market deposits with financial institutions have a maturity up to but not more than three months.
(c)	At June 30, 2001, cash and cash equivalents is comprised of cash from continuing operations of US$1 147 million and cash from discontinuing operations of US$138 million.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

SHAREHOLDERS’ EQUITY

The following is the movement in shareholders’ equity, prepared in accordance with US GAAP:

	2001 US$M	2000 US$M
Shareholders’ equity opening balance	6 333	6 509
Profit for the one month ended 30 June 1999		189
Profit for the twelve month period	882	400
Transactions with owners:
—Contributed equity	230	255
—Dividends	(476)	(556)
—OneSteel Limited spin-off	(677)	—
Movements in other comprehensive income	(134)	74
Acquisition of BHP Billiton Plc Group	11 529	—
Net foreign exchange differences	(1 085)	(538)

Shareholders’ equity closing balance	16 602	6 333

INCOME TAX

The following is a reconciliation of income tax expense prepared in accordance with US GAAP:

	2001 US$M	2000 US$M
Reconciliation of Income Tax
Net income before tax and minority interests	1 149	316
Prima facie tax calculated at 34 cents (2000—36 cents) in the dollar	391	114
Deduct/(add) tax effect of
Investment and development allowance	21	35
Rebate for dividends	3	1
Amounts over/(under) provided in prior years	27	65
Deferred tax restatement	9	105
Non-tax effected gains/(losses)	8	(18)
Non-tax effected capital gains	75	14
Recognition of prior year tax losses	143	118
Overseas tax rate changes	17	—
Research and development incentive	2	1

	86	(207)
Add/(deduct) tax effect of
Non-deductible accounting depreciation and amortisation	17	38
Non-deductible dividends on redeemable preference shares	27	42
Tax differential—non Australian income	28	(8)
Foreign expenditure including exploration not presently deductible	58	42
Investment and asset write-offs and associated losses/(gains)	173	(149)
Non-deductible financing costs	34	—
Other	48	21
Net foreign exchange differences	14	25
US GAAP reconciling items	38	(56)
Tax expense for the one month ended 30 June 1999		(10)

Income tax expense/(benefit) attributable to net income	523	(262)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

SEGMENT INFORMATION

The following is a reconciliation to US GAAP of segment information:

	External Revenue	Intersegment Revenue	Depreciation and Amortisation	Net Profit(a)
Industry Classification—2001 US$M
Minerals	5 466	179	565	336
Petroleum	3 419	22	542	1 031
Steel	3 258	332	173	174
Net unallocated interest	50	—	—	(185)
Group and unallocated items	(97)	46	13	(544)
Net foreign exchange differences	(26)	—	(8)	41
US GAAP reconciling items	(436)	—	14	(227)

Total	11 634	579	1 299	626

Industry Classification—2000 US$M
Minerals	5 573	230	561	303
Petroleum	3 551	9	557	832
Steel	5 732	326	312	196
Services(b)	176	135	7	62
Net unallocated interest	41	—	—	(325)
Group and unallocated items	(143)	6	10	(63)
Net foreign exchange differences	(55)	—	(4)	8
US GAAP reconciling items	(981)	—	37	(445)

	13 894	706	1 480	568
Less: One month ended 30 June 1999	(1 134)	(54)	(102)	(188)

Total	12 760	652	1 378	380

	External Revenue	Intersegment Revenue	Net Profit(a)
Geographical Classification—2001 US$M
Australia	8 065	149	1 054
North America	990	—	121
United Kingdom	603	—	155
South America	1 088	—	(13)
Papua New Guinea	512	—	(419)
New Zealand	287	—	41
South East Asia	378	—	38
Other countries	123	—	20

	12 046	149	997
Net unallocated interest	50	—	(185)
Net foreign exchange differences	(26)	—	41
US GAAP reconciling items	(436)	—	(227)

Total	11 634	149	626

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	External Revenue	Intersegment Revenue	Net Profit(a)
Geographical Classification—2000 US$M
Australia	9 198	166	721
North America	2 082	—	46
United Kingdom	611	—	143
South America	1 235	1	289
Papua New Guinea	733	—	45
New Zealand	430	—	37
South East Asia	444	—	14
Other countries	156	—	35

	14 889	167	1 330
Net unallocated interest	41	—	(325)
Net foreign exchange differences	(55)	—	8
US GAAP reconciling items	(981)	—	(445)

	13 894	167	568
Less: One month ended 30 June 1999	(1 134)	(13)	(188)

Total	12 760	154	380

(a)	Net profit is before deducting minority interests.
(b)	Following various asset sales and internal reorganisation, the Services segment ceased to exist from 1 July 2000. As a consequence, Transport and Logistics is reported in the Steel segment and remaining businesses including Shared Business Services, Insurances and Corporate Services are reported in Group and unallocated items. Comparative data has been restated accordingly. 2000 data for Services mainly relates to businesses now sold.

Basis of presentation under US GAAP

Revenue recognition

SAB 101 ‘Revenue recognition in Financial Statements’ became applicable to the BHP Billiton Group for the year ended 30 June 2001. The adoption of SAB 101 does not give rise to any differences in revenue recognition.

Debtors

In accordance with UK GAAP, certain debtors are included on the balance sheet, which are considered to have been sold and are not included on the balance sheet under US GAAP. The value of debtors at 30 June 2002 which were the subject of such treatment was US$141 million (2001: US$278 million).

Joint ventures and joint arrangements

Under US GAAP, all investments classified as joint ventures, as detailed under the heading ‘Joint ventures’ in note 1 ‘Principal subsidiaries, joint ventures, associates and joint arrangements’, are accounted for under the equity method of accounting in accordance with APB 18. All joint arrangements, as detailed under the heading

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

‘Proportionally included joint arrangements’ in note 1, are also proportionally accounted for in accordance with Emerging Issues Task Force Opinion (‘EITF’) 00-01 Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures.

As disclosed in note 1, the BHP Billiton Group’s investment in the Richards Bay Minerals (RBM) joint venture is comprised of two legal entities, Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited. Although the BHP Billiton Group owns 51 per cent of Tisand (Pty) Limited, it has not been consolidated under US GAAP in accordance with EITF 96-16 Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights. The substantive participating rights of the minority interests holder in Tisand (Pty) Limited are embodied in the shareholder agreement between the BHP Billiton Group and Rio Tinto, the co-venturer. The shareholder agreement ensures that the RBM joint venture functions as a single economic entity. The overall profit of the RBM joint venture is also shared equally between the venturers. The shareholders agreement also states that the parties agree that they shall as their first priority seek the best interests of the project as an autonomous commercial operation rather than seek to service the individual interests of any of the other parties.

As disclosed in note 1, the BHP Billiton Group holds a 57.5 per cent ownership interest in Minera Escondida, a joint arrangement in which three other participants hold ownership interests of 30%, 10% and 2.5%, respectively. The rights of the participants are governed by a Participant’s Agreement and a Management Agreement. A manager provides management and support services to the Project and the compensation of the manager is set forth in the Management Agreement. The Management Agreement establishes an Owner’s Council, consisting of members appointed by each participant to represent their interest in Escondida. Each member on the Owner’s Council holds voting rights equal to the ownership interest of the participant they represent, although certain matters require the affirmative vote of members of the Owner’s Council having in aggregate voting rights equal to or greater than 75% of the total ownership interest. Such matters generally include capital expenditure in excess of prescribed limits, sales of copper concentrate to a single customer, capacity expansions, the termination of construction, mining or production of copper concentrates, and indebtedness. The Agreement also stipulates that certain matters shall require the affirmative vote of all members of the Owner’s Council having an ownership interest of 10% or more. Those matters generally relate, within presribed limits, to changes in the project, changes in the construction budget, the sale or transfer of any Escondida concessions, asset dispositions, agreements between the Escondida and a participant, share or other equity interest issuances in Escondida. In accordance with EITF 96-16, the BHP Billiton group has not consolidated this investment.

Cash flows

Under US GAAP, dividends from joint ventures and associates, cash flows from returns on investments and servicing of finance, and tax paid are included in operating activities. In addition, capital expenditure and acquisitions and disposals are included as investing activities. Proceeds from the issuance of shares, increases and decreases in debt, and dividends paid, are included as financing activities.

Under UK GAAP, cash is defined as cash in hand and deposits repayable on demand, less overdrafts repayable on demand. Under US GAAP, cash is defined as cash in hand and deposits but also includes cash equivalents, which are short term investments with original maturities of less than three months.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

US GAAP adjustments

(A) Elimination of the BHP Billiton Plc Group financial information

This adjustment eliminates the pre-acquisition net income of the BHP Billiton Plc Group recorded in the BHP Billiton Group UK GAAP financial statements for the years ended 30 June 2001 and 30 June 2000. This elimination is not applicable at 30 June 2002 or for subsequent post-acquisition periods.

(B) Acquisition of BHP Billiton Plc

On 29 June 2001, BHP Billiton Limited and BHP Billiton Plc established a DLC merger. A full description of the DLC Merger structure is provided in ‘Dual Listed Companies Structure and Basis of Preparation of Financial Statements’. Under US GAAP, the DLC merger is accounted for as a purchase business combination of the BHP Billiton Plc Group by the BHP Billiton Limited Group.

The total assumed purchase consideration of US$11 529 million was calculated by multiplying the number of shares held by BHP Billiton Plc shareholders of 2 319 147 885 on 29 June 2001 by the US$4.9559 adjusted average share price of BHP Billiton Limited’s ordinary shares. The average share price was calculated over a period of three days prior to, and subsequent to, the announcement of the DLC merger on 19 March 2001. The average share price is adjusted for the 1:1 equalisation ratio, which is achieved by BHP Billiton Limited’s bonus share issue of 1 912 154 524 million shares in the ratio of 1.0651 additional bonus shares for every existing share held—prior to the bonus share adjustment the average share price would be US$10.2344 (i.e. by a factor of 2.0651). The 2 319 147 885 shares held by BHP Billiton Plc shareholders on 29 June 2001 reflect the exercise of rights under the Restricted Share Scheme and the Co-Investment Plan. As such, there were no outstanding stock options, stock appreciation rights or similar issuances of BHP Billiton Plc, and no purchase consideration is attributable to such securities. The cost of acquisition was therefore US$11 529 million, including direct external acquisition costs of US$36 million. The direct external acquisition costs have been expensed as incurred for UK GAAP purposes.

Under US GAAP purchase accounting, the cost of the acquisition is allocated to the fair values of identifiable assets acquired and liabilities assumed. As a result of the fair value exercise, increases in the values of the BHP Billiton Plc Group’s inventory, investments, long-term contracts and long-term debt were recognised and fair market values attributed to their other tangible assets mainly property, plant and equipment and undeveloped properties, together with appropriate deferred taxation effects. The difference between the cost of acquisition and the fair value of the assets and liabilities of the BHP Billiton Plc Group has been recorded as goodwill. Fair value adjustments to the recorded amount of inventory and long-term contracts are expensed in the period the inventory is utilised and the long-term contracts are delivered into, and additional amortisation and depreciation are recorded in respect of the fair value adjustments of intangible and tangible assets and the resulting goodwill over the periods of their respective useful economic lives.

The adjustments to the assets and liabilities of the BHP Billiton Plc Group to reflect the fair values and allocation of the excess purchase consideration over the fair value of net assets acquired, based on management’s best estimates of fair value, are summarised in the shareholders’ equity reconciliation and are discussed below:

(i)	The increase in fair value of inventory was determined based on the difference between the carrying value and the market value of these assets.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(ii)	The increase in investments relates to increases to the BHP Billiton Plc Group’s equity investments. These equity investments have been measured at fair value and any excess of the fair value over the underlying tangible assets and liabilities has been attributed to mineral reserves within the underlying investments. These uplifts to mineral properties are being amortised over their estimated useful lives on a unit of production and, on an investment-by-investment basis. The estimated useful lives are not expected to exceed 30 years.

(iii)	The increase in property, plant and equipment relates to increases in the carrying value of the BHP Billiton Plc Group’s property, plant and equipment to their estimated fair value. The increase in carrying value of the property, plant and equipment is to be amortised over the estimated useful life of the property, plant and equipment, primarily on a unit of production basis. The estimated useful lives range between one year and 33 years.

During December 1998, the BHP Billiton Plc Group acquired certain assets from the BHP Billiton Limited Group. The BHP Billiton Plc Group recognised certain fair value adjustments as a result of this acquisition which are being amortised over their useful lives. As a result of the application of merger accounting under UK GAAP, the fair value adjustments are reversed. For US GAAP these fair value adjustments are reinstated.

(iv)	The amount of total consideration allocated to the BHP Billiton Plc Group’s developed and undeveloped properties has been estimated by the BHP Billiton Group management using current estimates of the status and prospects of the BHP Billiton Plc Group’s developed and undeveloped property portfolio as contained in the BHP Billiton Plc Group’s strategic plans. The undeveloped properties include only those identified properties that have advanced to a stage of development feasibility where management believes reasonable estimates of projected cash flows can be prepared and proven and probable reserves exist. The value allocated to the developed and undeveloped properties was determined utilising a risk adjusted income approach that included earnings discounted by the appropriate cost of capital for the investment. Estimates of future cash flows related to individual developed and undeveloped properties were based on existing estimates of revenues and contribution margin for the project. The increase in developed properties is being amortised over their estimated exploitable useful lives on a project-by-project basis. Amortisation for each project is deferred until such time as production commences.

(v)	The long-term contracts were attributed a fair value.

(vi)	Goodwill represents the remainder of unallocated purchase consideration. Goodwill is currently amortised over its expected useful economic life and in future years will be subject to periodic impairment tests.

(vii)	The decrease in long-term debt was as a result of attributing a fair value to fixed interest rate long-term loans which were not recorded at fair value in the BHP Billiton Plc Group’s financial statements.

(viii)	Deferred taxes have been computed on the excess of fair value over book value, other than for goodwill, using the applicable statutory tax rates.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Preliminary fair value assessments of the assets and liabilities of the BHP Billiton Plc Group were undertaken through the quantification of the purchase price and the preliminary allocation of this to individual businesses and to the underlying assets and liabilities of the individual businesses. Minor revisions to the provisional fair values were undertaken in the year ended 30 June 2002. The revised values of assets and liabilities acquired compared to the provisional values are shown in the table below. Prior period fair value adjustments have not been restated for the revisions.

	Final US$M	Provisional US$M
Balance Sheet at 30 June 2001
Current assets
Cash assets	687	687
Receivables	883	883
Inventories	1 022	1 022
Other financial assets	132	132

Non-current assets
Property, plant and equipment	11 567	11 540
Intangibles	3 307	3 278
Other financial assets	2 929	2 971

Current liabilities
Payables	1 048	1 048
Interest bearing liabilities	1 300	1 300
Other provisions	221	221

Non-current liabilities
Interest bearing liabilities	3 329	3 329
Tax liabilities	2 129	2 161
Other provisions	634	588

Equity minority interests	337	337

Net assets	11 529	11 529

Shareholders’ equity
Shareholders’ equity	11 529	11 529

(C) BHP Steel demerger

Under UK GAAP, the BHP Steel demerger will be treated in two components in the year ending 30 June 2003—a distribution to BHP Billiton Limited shareholders of 94 per cent of BHP Steel shares (accounted for as a capital reduction) and a sale of 6 per cent of BHP Steel shares (accounted for as a sale of assets). Under US GAAP, the BHP Steel demerger is classified as a non pro-rata distribution to shareholders and is required to be accounted for as a 100 per cent sale of assets. The implied consideration for the sale of the additional 94 per cent of BHP Steel shares is based on the market price of BHP Steel shares used in determining the bonus issue of BHP Billiton Plc shares to BHP Billiton Plc shareholders. The remaining 6 per cent is measured at the respective sale price. The implied consideration, when compared to the book value of the BHP Steel net assets to be demerged, indicates a shortfall, which is required to be recognised in the result for the period ended 30 June 2002 for US GAAP. The calculation of the book value of the BHP Steel net assets to be demerged includes US GAAP net asset adjustments attributable to BHP Steel.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(D) Employee compensation costs

In these accounts, the expected cost of awards under various employee ownership plans is charged to the profit and loss account over the vesting period. Under US GAAP, compensation expense arising from variable equity award plans is recognised based on movements in their intrinsic value.

(E) Depreciation—write downs

Following certain asset write-downs not applicable under US GAAP, the higher asset values under US GAAP are being depreciated in accordance with asset utilisation. The movement in the shareholders’ equity reconciliation in 2002 for this item largely reflects impacts of the BHP Steel demerger and has been included in that item in the income reconciliation.

(F) Depreciation—revaluations

Revaluations of property, plant and equipment and investments have resulted in upward adjustments to the historical cost values reflected in a revaluation reserve, which is part of total equity. In the case of property, plant and equipment, the depreciation charged against income increases as a direct result of such a revaluation. Since US GAAP does not permit property, plant and equipment to be valued at above historical cost, the depreciation charge has been restated to reflect historical cost depreciation.

(G) Depreciation—reserves

The BHP Billiton Group prepares mineral reserve statements based on the Australasian Code for reporting of Mineral Resources and Ore Reserves, September 1999 (the JORC Code). The information contained in these statements differs in certain respects from that reported to the US Securities and Exchange Commission (SEC) which is prepared with reference to the SEC’s Industry Guide 7. This adjustment reflects the impact on depreciation of the difference.

(H) Restructuring and employee provisions

These accounts include provisions for redundancies associated with organisational restructuring that can be recognised where positions have been identified as being surplus to requirements, provided the circumstances are such that a constructive liability exists. Under US GAAP, a provision for redundancies involving voluntary severance offers is restricted to employees who have accepted these offers. The adjustment is reversed over subsequent periods as the offers are accepted. This adjustment includes US$58 million (of a total of US$64 million) of organisational restructing costs charged to profit in the year ended 30 June 2001 as a consequence of the DLC merger which did not meet the appropriate criteria under US GAAP.

(I) Fair value accounting for derivatives

Under UK GAAP, when undertaking risk mitigation transactions, hedge accounting principles are applied, whereby derivatives are matched to the specifically identified commercial risks being hedged. These matching principles are applied to both matured and unmatured transactions. Derivatives undertaken as hedges of anticipated transactions are recognised when such transactions are recognised. Upon recognition of the underlying transaction, derivatives are valued at the appropriate market spot rate.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

When an underlying transaction can no longer be identified, gains or losses arising from a derivative that has been designated as a hedge of a transaction will be included in the profit and loss account whether or not such derivative is terminated. When a hedge is terminated, the deferred gain or loss that arose prior to termination is:

(a)	Deferred and included in the measurement of the anticipated transaction when it occurs; or

(b)	Included in the profit and loss account where the anticipated transaction is no longer expected to occur.

The premiums paid on interest rate options and foreign currency put and call options are included in other assets and are deferred and included in the settlement of the underlying transaction. When undertaking strategic or opportunistic financial transactions, all gains and losses are included in the profit and loss account at the end of each reporting period. The premiums paid on strategic financial transactions are included in the profit and loss account at the inception of the contract.

For the purpose of deriving US GAAP information, Statement of Financial Accounting Standards No. 133: Accounting for Derivative Instruments and Hedging Activities (SFAS 133) requires that each derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. On initial application of this Standard the BHP Billiton Limited Group recognised an accumulated loss of US$268 million in respect of the fair value of derivative instruments held on 1 July 2000, which qualified as cash flow hedge transactions. This amount was reported as a component of other comprehensive income. An accumulated gain of US$11 million was recognised in respect of the fair value of derivative instruments which qualified as fair value hedge transactions, offset by a corresponding loss on their associated hedged liabilities held at 1 July 2000. The BHP Billiton Plc Group does not apply hedging principles in accordance with SFAS 133 and marks to market all derivative instruments, taking movements in the fair value of derivative instruments to the profit and loss account.

In the year ended 30 June 2001, subsequent gains and losses on cash flow hedges were taken to other comprehensive income and reclassified to profit and loss in the same period the hedged transaction was recognised. Gains and losses on fair value hedges continue to be taken to profit and loss in subsequent periods, as are offsetting gains and losses on hedged liabilities. In both cases, these gains and losses are not recognised under UK GAAP until the hedged transaction is recognised.

Effective 1 July 2001, for US GAAP purposes, the BHP Billiton Limited Group de-designated existing derivative instruments as hedges of underlying transactions. Amounts previously included in other comprehensive income in relation to those derivative instruments previously designated as cash flow hedges will remain until the transactions originally being hedged are recognised, at which time the amounts will be taken to the profit and loss account. Movements in the fair value of derivative instruments since 30 June 2001 are taken to the profit and loss account.

(J) Synthetic debt

An operating subsidiary, whose functional currency is the US dollar, has obtained financing in various foreign currencies. The operating subsidiary entered into forward exchange contracts to fix the exchange rate between the rand and the various foreign currencies. In these accounts, the arrangement is treated as a synthetic rand debt which at each period end is retranslated into US dollars at the spot rate with the exchange gain or loss that is recognised being included in the profit and loss account.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Under US GAAP, synthetic debt accounting is not permitted. As a result, the foreign loan amounts and forward exchange contracts are accounted for separately. Foreign loans are initially recorded at the exchange rate in effect on the date of the borrowing, with gains and losses arising from currency movements taken to the profit and loss account. The forward exchange contracts are marked to market annually with the resulting gain or loss also taken to the profit and loss account.

(K) Realised net exchange gains on sale of assets/closure of operations

Net exchange gains or losses reported in shareholders’ equity, which relate to assets that have been sold, closed or written down are transferred to retained earnings. US GAAP requires these net exchange gains or losses be recognised in the profit and loss account reflecting that they have, in substance, been realised.

(L) Exploration, evaluation and development expenditures

The BHP Billiton Group follows the ‘successful efforts’ method under UK GAAP in accounting for petroleum exploration, evaluation and development expenditures. This method differs from the ‘successful efforts’ method followed by some US companies, and adopted in this reconciliation to US GAAP, in that it permits certain exploration costs in defined areas of interest to be capitalised. Such expenditure capitalised by the BHP Billiton Group is amortised in subsequent years. In respect of Minerals properties, the BHP Billiton Group capitalises exploration and evaluation expenditure where it is expected that the expenditure will be recouped by future exploitation or sale or where a mineral resource has been identified but activities have not reached a stage which permits a reasonable assessment of the existence of commercially recoverable reserves. Under US GAAP, a final feasibility study indicating the existence of commercially recoverable reserves at new exploratory “greenfield” properties serves as the trigger point for capitalisation. US GAAP permits expenditure to be capitalised for the purposes of extending or further delineating existing reserves. In subsequent financial periods, amortisation of expenditure previously capitalised under UK GAAP which would have been expensed for US GAAP purposes will be added back when determining the profit result according to US GAAP.

(M) Start-up costs

The BHP Billiton Group capitalises as part of property, plant and equipment, costs associated with start-up activities at new plants or operations which are incurred prior to commissioning date. These capitalised costs are depreciated in subsequent years. Under US GAAP, costs of start-up activities should be expensed as incurred.

(N) Profit on asset sales

Under US GAAP, profits arising from the sale of assets cannot be recognised in the period in which the sale occurs where the vendor has a significant continuing association with the purchaser. In such circumstances, any profit arising from a sale is recognised over the life of the continuing arrangements.

For the period ended 30 June 2000, the profit on the sale and leaseback of plant and equipment was deferred for US GAAP purposes and will be recognised over the life of the operating lease.

(O) Pension plans

Under UK GAAP, the net periodic pension cost assessed on an actuarial basis is charged to profit and loss so as to allocate the costs systematically over the employees’ service lives. Under UK GAAP, this policy has

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

been adopted for all periods presented and resulted in changes in policy by the BHP Billiton Limited Group to conform with the BHP Billiton Plc Group in the year ended 30 June 2001. Previously, charges were taken to the profit and loss account as contributions were made to pension plans.

Consequently, the BHP Billiton Group recognises periodic pension cost based on actuarial advice in a manner generally consistent with US GAAP. However, differences in the actuarial method used and the timing of recognition of expense components results in different periodic costs and pension assets or liabilities. In addition, any associated foreign exchange gains or losses are required to be eliminated from net income.

(P) Other post-retirement benefits

In these accounts, post-retirement benefits other than pensions have been accounted for in accordance with the provisions of SSAP 24, which are generally consistent with the provisions of SFAS 106 for the purposes of US GAAP except for certain scenarios such as in accounting for plan amendments.

Under UK GAAP, amendments to post-retirement benefits provided are taken into account from the date upon which plan amendments are announced. Under US GAAP, plan amendments are only taken into account from the date upon which the plan amendments become effective.

(Q) Mozal expansion rights

In June 2001, BHP Billiton announced an agreement to sell-down a portion of its preferential rights in the Mozal Phase II project to two of its project partners. In these accounts, the consideration was recognised as revenue in the year ended 30 June 2001. A portion of the consideration will be paid in cash and another portion will be delivered to BHP Billiton via a marketing arrangement once production has commenced. This deferred portion will be amortised to the profit and loss account over the period of the sales contract. Under US GAAP, the consideration paid in cash will be recognised as profit from asset sales when received and the deferred consideration portion is considered a derivative and has been recognised on the balance sheet and marked to market with movements in fair value being taken to the profit and loss account.

(R) Employee Share Plan loans

Under the Employee Share Plan, loans have been made to employees for the purchase of shares in BHP Billiton Limited. Under US GAAP, the amount outstanding as an obligation to the BHP Billiton Limited Group, which has financed equity, is required to be eliminated from total shareholders’ equity. In addition, any foreign exchange gains or losses on the outstanding loan balances are required to be eliminated from net income.

(S) Purchase business combination costs

Costs incurred in relation to the DLC merger that were expensed under UK GAAP represent costs of acquisition that were capitalised under US GAAP.

(T) Error correction—expenses on spin-off of OneSteel Limited

Costs associated with completion of the spin-off of OneSteel Limited are recognised directly in equity for UK GAAP but are charged as expenses for US GAAP. Previously published financial statements incorrectly

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

recognised these costs directly in equity. This change in accounting in the year ended 30 June 2001 decreased US GAAP net income by US$30 million, and decreased US GAAP earnings per share by US$0.01 per share as shown in the following table.

	2001 US GAAP Net Income (US$M)	2001 US GAAP Basic Earnings Per Share (US$)
Prior to correction of error	912	0.25
Impact of error	(30)	(0.01)

Corrected financial statements	882	0.24

(U) Restoration and rehabilitation costs

As of July 1, 2000, the Group recognizes the future cost to retire tangible long-lived assets from service over the estimated useful life of asset in accordance with the provisions of SFAS No. 143 Accounting for Asset Retirement Obligations. SFAS No. 143 excludes from its scope temporarily idled assets and environmental remediation liabilities which are accounted for under SFAS No. 5 and SOP 96-1, where applicable.

Under SFAS No. 143, a liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recorded at the time the liability is incurred—generally when the asset is acquired, constructed or developed, and which may occur progressively over the life of a mine. The Group amortises the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability. The estimated liability is based on historical experience in retiring assets from service, the estimated useful lives of the assets, estimates as to the cost to dismantle, remove, sell, recycle, abandon or otherwise retire the asset and rehabilitate the site in the future and federal and state regulatory requirements. The liability is a discounted liability using a credit-adjusted risk-free rate of approximately 6%. Revisions to the liability could occur due to changes in asset removal costs, useful lives or if federal or state regulators enact new guidance on the removal of such assets.

The requirements of SFAS No. 143 are similar to the Group’s policy under UK GAAP and result in no material differences to be quantified in the reconciliation to US GAAP net income in fiscal 2002. However, there are certain technical differences between UK GAAP and SFAS No. 143. For example, accretion expense is classified as an operating item under SFAS 143 whereas it is classified at interest under UK GAAP. In addition, SFAS No. 143 measures the liability based on the discount rate when the liability is incurred, whereas UK GAAP generally re-measures the liability using a current discount rate. As such, differences may arise in the future that need to be quantified.

In fiscal 2001, the reconciliation effectively reports the adoption of SFAS No. 143, under which the BHP Billiton Limited Group (as predecessor) recorded a discounted liability of US$439 million, derecognized the previously recorded liability of US$390 million, increased net property and equipment by US$152 million, increased the provision for resources rent tax by US$53 million, established a deferred tax liability of US$22 million and recognized a one-time cumulative effect credit of US$28 million after tax. The effect of the change in fiscal 2001 was to increase net income by US$28 million or US 1 cent per share. Pro forma net income under US GAAP for the year ended June 30, 2000, assuming the adoption of SFAS No. 143 as of July 1, 1999, would have been US$357 million, or US 10 cents per share.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

In fiscal 2000, an adjustment of US$61 million was credited in determining net income under US GAAP. This adjustment reflects higher impairment charges under UK GAAP than US GAAP related to Western Australia HBI as the asset base under UK GAAP is higher due to capitalised asset retirement costs, increased asset retirement charges on mature assets under UK GAAP relative to US GAAP, and an increased gain on sale of a business under US GAAP as the asset retirement obligation extinguished on sale was higher under US GAAP than under UK GAAP.

A reconciliation of the Group’s liability, for the combined BHP Billiton Group, for the three years ended June 30, 2002, is included in note 21. Refer note 18 (b) for details of assets that are restricted for purposes of settling asset retirement obligations.

(V) Asset write-downs

The BHP Billiton Group determines the recoverable amount of fixed assets on a discounted basis when assessing impairments. The discount rate is a risk adjusted market rate which is applied both to determine impairment and to calculate the write-down.

Under US GAAP, where an asset is reviewed for impairment, an impairment test is required utilising undiscounted cash flows. Only if the asset’s carrying value exceeds the sum of undiscounted future cash flows, the asset is considered impaired and it is written down to its fair value (based on discounted cashflows).

These differences create adjustments to the profit and loss account in prior years representing the lower charge to profit and resultant higher asset values for the write-downs calculated under US GAAP. In subsequent financial periods, the difference in asset carrying values is reduced through the inclusion of additional depreciation charges in the profit and loss account.

The charge to profit for the period ended 30 June 2000 reflects the additional write-off of the West Australian HBI plant for US GAAP.

(W) Consolidation of Tubemakers of Australia Ltd (TOA)

Prior to consolidation, TOA was accounted for as an associated entity and included in the equity accounting calculations. Under US GAAP equity accounting is included in the consolidated results, while prior to the year ended 30 June 1999 only disclosure by way of note to the accounts was permitted. Thus the carrying value of the original equity interest in TOA is higher under US GAAP, and this is reflected in higher goodwill capitalised and amortised in accordance with US GAAP. The spin-off of OneSteel Limited eliminated this reconciling item.

(X) Investments

As part of its exploration strategy, the Group makes use of junior exploration companies (junior) to leverage its exploration spend. This generally involves the Group receiving shares in the junior and an option to enter into a joint venture over specific properties the junior is exploring, in exchange for the Group contributing cash, exploration properties or other interests to the junior. Usually there is an agreement for the cash to be spent only on exploration of the specified properties. Under UK GAAP, cash contributions (which usually take the form of subscription for shares in the junior) are expensed as exploration costs and no gain is recorded when properties are contributed to the joint venture. The US GAAP treatment is similar to UK GAAP except that investments in

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

juniors with publicly traded shares are carried at their fair value as available for sale securities with unrealized changes in value recorded in other comprehensive income until realised or an other-than-temporary impairment occurs.

(Y) Taxation adjustments

UK GAAP requires tax liabilities and assets to be measured at the amounts expected to apply using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date. US GAAP requires the measurement of tax liabilities and assets using tax rates based on enacted tax law. The effect of a change in the UK corporate tax rate for petroleum companies was recognised in June 2002 for UK GAAP on the basis that the legislation was substantively enacted. This tax rate change will not be recognised for US GAAP purposes until the legislation is enacted. For 2002, an adjustment of US$61 million is reported in the item ‘taxation adjustments’. Previously published financial statements in respect of the year ended 30 June 2002 incorrectly recognised this adjustment as a charge to US GAAP net income. The correct treatment, reflected herein, is the recognition of this adjustment as a credit to US GAAP net income. This change in the year ended 30 June 2002 increased US GAAP net income by US$122 million and increased US GAAP earnings per share by US$0.02 per share.

In these accounts, potential tax expense of US$47 million has not been recognised in 2002, mainly relating to the tax impact of unrealised foreign exchange gains or losses on US dollar net debt held by subsidiaries which retain local currency records for tax purposes. For US GAAP, a tax expense is recognised reflecting the existence of the foreign exchange gains or losses in the accounts of the respective entity. This adjustment is reported in the item ‘taxation adjustments’.

(Z) Secondary share issuance

During September 2000, BHP Billiton Plc undertook a secondary issuance of shares on the London Stock Exchange. The shares were issued in pounds sterling, however to fix the proceeds received on the share issuance in US dollars, BHP Billiton Plc utilised a number of hedging instruments to lock in the exchange rate between pounds sterling and US dollars. This hedging activity gave rise to a loss being realised due to the movement in the pound sterling against the US dollar. BHP Billiton Plc reported this loss as an offset against the share proceeds, which was then credited to called up capital.

Under US GAAP, the loss would not qualify as a hedged item under SFAS 133. As such, the loss is recognised in the profit and loss in the period the loss was realised. This is reflected as an adjustment from called up capital to retained profits.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(B) Employee compensation costs

The BHP Billiton Group has applied the principles of US Accounting Principles Board Opinion No. 25 in the determination of employee compensation costs arising from the various employee ownership plans. Had the fair value basis of accounting in US Statement of Financial Accounting Standards No. 123 (SFAS 123) been used to account for compensation costs, the following net income and earnings per share amounts would result:

	2002 US$M	2001 US$M	2000 US$M
Net income
As reported	1 249	882	400
Proforma	1 224	897	400

Basic earnings per share(a)(b)
As reported	0.21	0.24	0.11
Proforma	0.20	0.24	0.11

Diluted earnings per share(b)(c)
As reported	0.21	0.24	0.11
Proforma	0.20	0.24	0.11

(a)	Based on net profit attributable to members of BHP Billiton Group.
(b)	Comparative data has been adjusted to take into account the bonus share issue effective 29 June 2001. Refer note 23.
(c)	Refer note 12.

Refer to note 23 “Employee share ownership plans” for significant assumptions used in applying the Black-Scholes option pricing model to calculate the employee compensation expense under SFAS 123.

(C) Impact of new accounting standards

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141: Business Combinations (SFAS 141) and Statement of Financial Accounting Standards No. 142: Goodwill and Other Intangible Assets (SFAS 142). In August 2001, the FASB also issued Statement of Financial Accounting Standards No. 144: Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146: Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146).

For the purpose of deriving US GAAP financial information of the BHP Billiton Group, SFAS 141 applies to purchase business combinations entered into after 30 June 2001. SFAS 142 and SFAS 144 will apply for the year ending 30 June 2003 while SFAS146 is effective for exit or disposal activities initiated after 31 December 2002. The BHP Billiton Group has not adopted any of these standards early for the purpose of the June 2002 financial statements.

SFAS 141 changes the accounting for business combinations to a single purchase accounting method. SFAS 141 also changes the recognition criteria for intangible assets other than goodwill, and expands disclosure requirements in relation to business combinations. SFAS 142 changes the accounting for acquired goodwill and other intangible assets by requiring that goodwill and intangible assets with indefinite useful lives not be amortised. Under SFAS 142, the carrying amount of such assets will be subject to impairment tests at least on an

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

annual basis. SFAS 144 requires one accounting model to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and will broaden the presentation of discontinued operations to include more disposal transactions. SFAS 146 requires that costs associated with exit or disposal activities be recognised when they are incurred rather than at the date of a commitment to an exit or disposal plan.

The BHP Billiton Group will implement SFAS 142 and SFAS 144 with effect from 1 July 2002 but has not evaluated the potential impact of any of the other new standards on its future financial performance or financial position.

(D) Pensions and post-retirement benefit schemes

The BHP Billiton Group’s pension and other post-retirement benefit plans are discussed in note 28. The disclosures below include the additional information required by SFAS 132. The pension costs of the BHP Billiton Group’s significant defined benefit plans have been restated in the following tables in accordance with US GAAP.

The disclosures for 2002 are provided in relation to the employees of the BHP Billiton Group. For 2001 the income statement disclosures are provided in relation to the employees of the BHP Billiton Limited Group only and the balance sheet disclosures are provided on a combined basis in relation to the employees of the BHP Billiton Limited Group and the BHP Billiton Plc Group. The disclosures for 2000 are provided in relation to employees of the BHP Billiton Limited Group only.

Pensions

	BHP Billiton Group
	2002 US$M	2001 US$M	2000 US$M
The net periodic pension cost for the significant pension plans comprised:
Service costs	67	63	102
Interest costs	85	77	97
Expected return on plan assets	(105)	(108)	(146)
Amortisation of prior service cost	1	2	2
Amortisation of net transition asset	(12)	(12)	(17)
Termination benefits and curtailment costs	1	(2)	35
Recognised net actuarial loss/(gain)	1	(8)	(9)

Net periodic pension cost under US GAAP	38	12	64

	BHP Billiton Group
	2002 %pa	2001 %pa	2000 %pa
The major weighted average assumptions used in computing the above pension cost/income were:
Rates of future pay increases	3.4%	3.6%	3.4%
Discount rate	6.2%	6.4%	6.4%
Expected long term rates of return on plan assets	8.0%	8.1%	8.1%

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	BHP Billiton Group
	2002 US$M	2001 US$M
Change in benefit obligation
Projected benefit obligation at the beginning of the year	1 468	1 458
Amendments	1	—
Service costs	67	63
Interest costs	85	77
Plan participants’ contributions	9	25
Actuarial loss	18	46
Benefits paid	(218)	(440)
Acquisitions	—	374
Subsidiary schemes transferred to joint venture	(110)	—
Termination benefits and curtailment costs	(2)	6
Exchange variations	69	(141)

Projected benefit obligation at the end of the year	1 387	1 468

Projected benefit obligation at the end of the year for plans with accumulated benefit obligations in excess of plan assets	599	132

Accumulated benefit obligation at the end of the year for plans with accumulated benefit obligations in excess of plan assets	520	97

Change in plan assets
Fair value of plan assets at the beginning of the year	1 483	1 567
Actual return on plan assets	(54)	(22)
Employer contribution	68	61
Plan participants’ contributions	9	25
Benefits paid	(218)	(440)
Termination benefits and curtailment costs	(2)	—
Acquisitions	—	430
Subsidiary schemes transferred to joint venture	(113)	—
Exchange variations	38	(138)

Fair value of plan assets at the end of the year	1 211	1 483

Fair value of plan assets at the end of the year for plans with accumulated benefit obligations in excess of plan assets	418	52

Plan assets consist primarily of bonds and equities. Further details are given in note 28.
Funded status
Funded status	(176)	15
Unrecognised net actuarial loss	270	78
Unrecognised prior service cost	7	8
Unrecognised net transition asset	(8)	(20)

Net amount recognised	93	81

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	BHP Billiton Group
Analysis of net amount recognised	2002 US$M	2001 US$M
Prepaid benefit obligation	150	170
(Accumulated) benefit obligation	(138)	(89)
Intangible asset	7	—
Accumulated other comprehensive income	74	—

Net amount recognised	93	81

	BHP Billiton Group
Post-retirement medical benefits	2002 US$M	2001 US$M	2000 US$M
Net Medical Cost
Service cost	3	1	1
Interest cost	17	8	8
Recognised actuarial loss	1	1	1
Termination benefits and curtailment costs	(5)	—	—
Amortisation of prior service credit	(1)	—	—

Net medical cost	15	10	10

The major weighted average assumptions used in calculating the net medical cost were:
Rate of future medical inflation	6.1%	6.1%	5.5%
Discount rate	8.4%	8.9%	7.5%

The rate of future medical inflation rate reflects the fact that the benefits of certain groups of participants are capped.

	BHP Billiton Group
	2002 US$M	2001 US$M
Change in accumulated post-retirement benefit obligation
Accumulated post-retirement benefit obligation at the beginning of the year	281	112
Amendments	(19)	—
Service costs	3	1
Interest costs	17	8
Actuarial loss	9	—
Benefits paid	(13)	(8)
Acquisitions	—	168
Subsidiary schemes transferred to joint venture	(30)	—
Curtailments	(8)	—
Exchange variations	(20)	—

Accumulated post-retirement benefit obligation at the end of the year	220	281

Change in plan assets
Fair value of plan assets at the beginning of the year	—	—
Employer contributions	13	8
Benefits paid	(13)	(8)

Fair value of plan assets at end of year	—	—

Funded status
Funded status	(220)	(281)
Unrecognised net actuarial loss	16	10
Unrecognised prior service cost	(18)	—

Accrued post-retirement medical cost	(222)	(271)

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	1% decrease US$M	1% increase US$M
The impact of a 1% variation in the rate of future medical inflation on the 2002 results would be:
Effect on total service and interest cost	(3)	3
Effect on accumulated post-retirement benefit obligation	(26)	26

NOTE 36.    SUPPLEMENTARY OIL AND GAS INFORMATION (UNAUDITED)

Oil and gas reserves and production

Reserves

The table below details our oil, condensate, LPG and gas reserves, estimated at 30 June 2002, 30 June 2001 and 30 June 2000 with a reconciliation of the changes in each year. Our reserves have been calculated using the economic interest method and represent our net interest volumes after deduction of applicable royalty, fuel and flare volumes. Our reserves have been subjected to economic tests specified in Statement of Financial Accounting Standard 69 to demonstrate their commerciality under prices and costs existing at the time of the estimates. Our reserves include certain quantities of oil, condensate and LPG which will be produced under arrangements that involve us in upstream risks and rewards but do not transfer ownership of the products to us. Our reserves also include volumes calculated by probabilistic aggregation of certain fields that share common infrastructure. These aggregation procedures result in enterprise-wide proved reserves volumes, which may not be realised upon divestment an individual property basis.

	Australia/Asia	Americas	UK/Middle East	Total
	(millions of barrels)
Proved developed and undeveloped oil, condensate and LPG reserves(a)
Reserves at 30 June 1999	475.5	23.3	85.2	584.0
Improved recovery	—	—	—	—
Revisions of previous estimates	26.0	(0.1)	4.3	30.2
Extensions and discoveries	19.9	9.4	11.4	40.7

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Australia/Asia	Americas	UK/Middle East	Total
	(millions of barrels)
Purchase/sales of reserves	(8.7)	(0.1)	—	(8.8)
Production(b)	(74.4)	(3.9)	(10.8)	(89.1)

Total changes	(37.2)	5.3	4.9	(27.0)

Reserves at 30 June 2000	438.3	28.6	90.1	557.0
Improved recovery	0.4	—	—	0.4
Revisions of previous estimates	5.3	0.5	0.5	6.3
Extensions and discoveries	4.4	67.6	74.1	146.1
Purchase/sales of reserves	(0.9)	3.8	(18.3)	(15.4)
Production(b)	(70.7)	(4.2)	(12.2)	(87.1)

Total changes	(61.5)	67.7	44.1	50.3

Reserves at 30 June 2001	376.8	96.3	134.2	607.3
Improved recovery	—	—	—	—
Revisions of previous estimates	12.1	3.2	(11.0)	4.3
Extensions and discoveries	3.4	70.2	—	73.6
Purchase/sales of reserves	—	—	—	—
Production(b)	(63.3)	(9.0)	(14.3)	(86.6)

Total changes	(47.8)	64.4	(25.3)	(8.7)

Reserves at 30 June 2002(c)	329.0	160.7	108.9	598.6

Proved developed oil, condensate and LPG reserves(a)
Reserves at 1 July 1999	335.8	14.5	48.5	398.8
Reserves at 30 June 2000	334.2	11.3	46.3	391.8
Reserves at 30 June 2001	268.6	9.4	40.9	318.9

Reserves at 30 June 2002	233.1	15.9	30.2	279.2

(a)	In Bass Strait, the North West Shelf and the North Sea, LPG is extracted separately from crude oil and natural gas.
(b)	Production for reserves reconciliation differs slightly from marketable production due to timing of sales and corrections to previous estimates.
(c)	Total proved oil, condensate and LPG reserves include 20.5 million barrels derived from probabilistic aggregation procedures.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Australia/Asia(a)	Americas	UK/Middle East	Total
	(billions of cubic feet)
Proved developed and undeveloped natural gas reserves
Reserves at 30 June 1999	3 828.9	125.2	844.7	4 798.8
Improved recovery	—	—	—	—
Revisions of previous estimates	280.5	—	7.3	287.8
Extensions and discoveries	206.6	35.2	—	241.8
Purchases/sales of reserves	—	(2.7)	(79.1)	(81.8)
Production(b)	(173.1)	(15.3)	(67.9)	(256.3)

Total changes	314.0	17.2	(139.7)	191.5

Reserves at 30 June 2000	4 142.9	142.4	705.0	4 990.3
Improved recovery	—	—	—	—
Revisions of previous estimates	72.8	(26.4)	(43.9)	2.5
Extensions and discoveries	32.9	38.5	—	71.4
Purchases/sales of reserves	—	6.1	—	6.1
Production(b)	(170.2)	(21.5)	(67.1)	(258.8)

Total changes	(64.5)	(3.3)	(111.0)	(178.8)

Reserves at 30 June 2001	4 078.4	139.1	594.0	4 811.5
Improved recovery	—	—	—	—
Revisions of previous estimates	3.9	2.7	(35.8)	(29.2)
Extensions and discoveries	605.9	37.3	—	643.2
Purchases/sales of reserves	—	—	—	—
Production(b)	(187.4)	(25.1)	(69.0)	(281.5)

Total changes	422.4	14.9	(104.8)	332.5

Reserves at 30 June 2002(c)	4 500.8	154.0	489.2	5 144.0

Proved developed natural gas reserves
Reserves at 1 July 1999	2 349.7	116.5	612.8	3 079.0
Reserves at 30 June 2000	2 437.0	125.9	522.4	3 085.3
Reserves at 30 June 2001	2 303.2	84.6	550.2	2 938.0

Reserves at 30 June 2002	2 455.1	79.9	481.9	3 016.9

(a)	Production for Australia includes gas sold as LNG.
(b)	Production for reserves differs slightly from marketable production due to timing of sales and corrections to previous estimates.
(c)	Total proved natural gas reserves include 185.4 billion cubic feet derived from probabilistic aggregation procedures.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Capitalised costs incurred relating to oil and gas producing activities

The following table shows the aggregate capitalised costs relating to oil and gas producing activities and related accumulated depreciation, depletion and amortisation and impairments.

	2002 US$M	2001 US$M
Capitalised cost
Unevaluated properties	234	272
Production properties	7 576	6 253

Total costs(a)(b)	7 810	6 525
less Accumulated depreciation, depletion and amortisation and impairments(a)(b)	(3 944)	(3 052)

Net capitalised costs(c)	3 866	3 473

(a)	Includes US$286 million (2001: US$286 million; 2000: US$336 million) attributable to prior year revaluations of fixed assets above historical costs and related accumulated amortisation thereof of US$222 million (2001: US$217 million).
(b)	Includes US$125 million (2001: US$118 million) attributable to capitalised exploration, evaluation and development expenditures which would be expensed under US GAAP and related accumulated amortisation thereof of US$87 million (2001: US$86 million).
(c)	Net capitalised costs include capitalised pre-production costs of US$479 million (2001: US$338 million), comprising exploration expenditure of US$137 million (2001: US$61 million), development expenditure of US$317 million (2001: US$277 million) and investments of US$25 million (US$nil).

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Costs incurred relating to oil and gas producing activities

The following table shows costs incurred relating to oil and gas producing activities (whether charged to expense or capitalised). Amounts shown include interest capitalised.

Property acquisition costs represent costs incurred to purchase or lease oil and gas properties. Exploration costs include costs of geological and geophysical activities and drilling of exploratory wells. Development costs were all expended to develop booked proved undeveloped reserves.

	Australia/Asia US$M	Americas US$M	UK/Middle East US$M	Total US$M
2002
Acquisitions of proved property	—	—	—	—
Acquisitions of unevaluated property	—	20	—	20
Exploration(a)	28	194	46	268
Development	236	186	289	711

	264	400	335	999

2001
Acquisitions of proved property	—	59	—	59
Acquisitions of unevaluated property	—	19	—	19
Exploration(a)	36	125	26	187
Development	114	110	177	401

	150	313	203	666

2000
Acquisitions of proved property	—	—	—	—
Acquisitions of unevaluated property	—	2	—	2
Exploration(a)	21	108	26	155
Development	192	52	55	299

	213	162	81	456

(a)	Represents gross exploration expenditure.

Results of operations from oil and gas producing activities

The following information is similar to the disclosures in note 4 ‘Analysis by business segment’ but differs in several respects as to the level of detail and geographic presentation. Amounts shown in the following table exclude interest income and borrowing costs, general corporate administrative costs and downstream processing of oil and gas into other products for resale. Petroleum general and administrative costs relating to oil and gas activities are included.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Income taxes were determined by applying the applicable statutory rates to pre-tax income with adjustments for permanent differences and tax credits. Certain allocations of tax provisions among geographic areas were necessary and are based on management’s assessment of the principal factors giving rise to the tax obligation.

Revenues are reflected net of royalties but before reduction for windfall profit taxes (these are included in operating costs). Revenues include sales to affiliates but amounts are not significant.

	Australia/Asia US$M	Americas US$M	UK/Middle East US$M	Total US$M
2002
Oil and gas sales	1 888	262	538	2 688
Production costs	(204)	(37)	(80)	(321)
Exploration expenses(a)	(24)	(87)	(41)	(152)
Depreciation, depletion, amortisation(a)	(230)	(142)	(199)	(571)
Production taxes	(446)	(12)	(5)	(463)
Other, net(b)	—	—	—	—

	984	(16)	213	1 181
Income taxes	(301)	12	(50)	(339)

Results of oil and gas producing activities(c)	683	(4)	163	842

2001
Oil and gas sales	2 269	214	663	3 146
Production costs	(84)	(76)	(164)	(324)
Exploration expenses(a)	(32)	(106)	(27)	(165)
Depreciation, depletion and amortisation(a)	(269)	(65)	(187)	(521)
Production taxes	(745)	—	(4)	(749)
Other, net(b)	181	15	2	198

	1 320	(18)	283	1 585
Income taxes	(424)	34	(89)	(479)

Results of oil and gas producing activities(c)	896	16	194	1 106

2000
Oil and gas sales	2 053	127	461	2 641
Production costs	(253)	(42)	(109)	(404)
Exploration expenses(a)	(25)	(79)	(17)	(121)
Depreciation, depletion and amortisation(a)	(293)	(35)	(186)	(514)
Production taxes	(481)	—	(4)	(485)
Other, net(b)	67	—	36	103

	1 068	(29)	181	1 220
Income taxes	(361)	9	(45)	(397)

Results of oil and gas producing activities(c)	707	(20)	136	823

(a)

Exploration expenses exclude capitalised exploration, evaluation and development expenditures of US$6 million (2001: US$5 million; 2000: US$5 million) which would have been expensed under US GAAP. In a related manner, depreciation is higher in 2002 by US$1 million (2001: US$2 million; 2000: US$2 million) than that required under US GAAP.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

(b)	Predominantly includes the effect of a change in policy for providing expenditure for restoration and rehabilitation. At 30 June 2001, this policy was changed such that a provision for full cost expected to be incurred at the end of the life of each asset on a discounted to net present value basis is recognised at the beginning of each project and capitalised as part of the cost of the asset. The capitalised cost is amortised over the life of the operation and the annual increase in the net present value of the provision for the expected cost is included in expenses from ordinary activities.
(c)	Amounts shown exclude general corporate overheads, interest income and borrowing costs, and downstream processing of oil and gas into products for resale and, accordingly, do not represent all of the operations attributable to the petroleum segment presented in note 4. There are no equity minority interests.

Standardised Measure of discounted future net cash flows relating to proved oil and gas reserves (‘Standardised Measure’) (unaudited)

The purpose of this disclosure is to provide data with respect to the estimated future net cash flows from future production of proved developed and undeveloped reserves of crude oil, condensate, natural gas liquids and natural gas.

The Standardised Measure is based on the BHP Billiton Group’s estimated proved reserves, (as presented in the section ‘Reserves’) and this data should be read in conjunction with that disclosure, which is hereby incorporated by reference into this section. The Standardised Measure is prepared on a basis which presumes that year end economic and operating conditions will continue over the periods in which year end proved reserves would be produced. The effects of future inflation, future changes in exchange rates and expected future changes in technology, taxes and operating practices have not been included.

The Standardised Measure is prepared by projecting the estimated future annual production of proved reserves owned at period end and pricing that future production at prices in effect at period end to derive future cash inflows. Future price increases may be considered only to the extent that they are provided by fixed contractual arrangements in effect at period end and are not dependent upon future inflation or exchange rate changes.

Future cash inflows are then reduced by future costs of producing and developing the period end proved reserves based on costs in effect at period end without regard to future inflation or changes in technology or operating practices. Future development costs include the costs of drilling and equipping development wells and construction of platforms and production facilities to gain access to proved reserves owned at period end. They also include future costs, net of residual salvage value, associated with the abandonment of wells, dismantling of production platforms and restoration of drilling sites. Future cash inflows are further reduced by future income taxes based on tax rates in effect at period end and after considering the future deductions and credits applicable to proved properties owned at period end. The resultant annual future net cash flows (after deductions of operating costs including resource rent taxes, development costs and income taxes) are discounted at 10 per cent per annum to derive the Standardised Measure.

There are many important variables, assumptions and imprecisions inherent in developing the Standardised Measure, the most important of which are the level of proved reserves and the rate of production thereof. The Standardised Measure is not an estimate of the fair market value of the BHP Billiton Group’s oil and gas reserves. An estimate of fair value would also take into account, among other things, the expected recovery of

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

reserves in excess of proved reserves, anticipated future changes in prices, costs and exchange rates, anticipated future changes in secondary tax and income tax rates and alternative discount factors representing the time value of money and adjustments for risks inherent in producing oil and gas.

	Australia/Asia US$M	Americas US$M	UK/Middle East US$M	Total US$M
Standardised Measure of discounted future net cash flows (unaudited)
2002
Future cash inflows	19 439	4 489	4 020	27 948
Future production costs	(7 209)	(975)	(1 067)	(9 251)
Future development costs(a)(b)	(2 484)	(1 342)	(450)	(4 276)
Future income taxes	(2 909)	(695)	(620)	(4 224)

Future net cash flows	6 837	1 477	1 883	10 197
Discount at 10% per annum	(3 363)	(757)	(597)	(4 717)

Standardised Measure	3 474	720	1 286	5 480

2001
Future cash inflows	19 533	2 637	3 173	25 343
Future production costs	(6 174)	(750)	(954)	(7 878)
Future development costs(a)(b)	(2 586)	(649)	(220)	(3 455)
Future income taxes	(3 148)	(415)	(551)	(4114)

Future net cash flows	7 625	823	1 448	9 896
Discount at 10% per annum	(3 792)	(293)	(402)	(4 487)

Standardised Measure	3 833	530	1 046	5 409

2000
Future cash inflows	21 243	985	3 822	26 050
Future production costs	(7 558)	(182)	(1 023)	(8 763)
Future development costs(a)(b)	(1 385)	(128)	(304)	(1 817)
Future income taxes	(3 717)	(223)	(635)	(4 575)

Future net cash flows	8 583	452	1 860	10 895
Discount at 10% per annum	(4 667)	(130)	(578)	(5 375)

Standardised Measure	3 916	322	1 282	5 520

(a)	Total future dismantlement, abandonment and rehabilitation obligations at 30 June 2002 are estimated to be US$402 million (2002) and this amount has been included in the Standardised Measure calculation.
(b)	Future costs to develop our proved undeveloped reserves over the next three years are expected to be US$1 052 million (2003), US$988 million (2004) and US$587 million (2005).

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

Changes in the Standardised Measure are presented in the following table. The beginning of year and end of year totals are shown after reduction for income taxes and these, together with the changes in income tax amounts, are shown in discounted amounts (at 10 per cent per annum). All other items of change represent discounted amounts before consideration of income tax effects.

	2002 US$M	2001 US$M	2000 US$M
Changes in the Standardised Measure of discounted future net cash flows (unaudited)
Standardised Measure—beginning of period	5 409	5 520	2 767
Revisions:
Prices, net of production costs	342	(201)	4 086
Revisions of quantity estimates(a)	599	(27)	424
Accretion of discount	781	772	429
Changes in production timing and other(b)	(1 136)	427	(236)

	5 995	6 491	7470
Sales of oil and gas, net of production costs	(1 941)	(2 096)	(1 463)
Acquisitions of reserves-in-place	—	70	—
Sales of reserves-in-places(c)(d)	—	(24)	(60)
Development costs incurred which reduced previously estimated development costs	656	323	207
Extensions and discoveries, net of future costs	778	464	430
Changes in future income taxes	(8)	181	(1 064)

Standardised Measure—end of period	5 480	5 409	5 520

(a)	Changes in reserves quantities are shown in the Oil & Gas Reserves on pages F-148 to F-150. Reserve quantities are discussed under ‘Business Description—Petroleum’.
(b)	Includes the effect of foreign exchange.
(c)	Reflects the sale of Buffalo oil field in Northern Australia on 30 March 2001.
(d)	Reflects the sale of PNG assets in December 1999.

Production

The table below details the Petroleum businesses’ historical net crude oil and condensate, natural gas, LNG, LPG and ethane production by region for the two years ended 30 June 2002 and 2001. Volumes and tonnages of marketable production are shown after deduction of applicable royalties, fuel and flare. Included in the table average production are costs per unit of production and average sales prices for oil and condensate and natural gas for each of those periods.

	2002	2001
Crude oil and condensate production (millions of barrels)
Australia/Asia	56.2	64.3
Americas	9.0	3.7
Europe/Middle East	13.3	11.1

Total	78.5	79.1

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO FINANCIAL STATEMENTS—(Continued)

	2002	2001
Natural gas production(a) (billions of cubic feet)
Australia/Asia	126.0	115.5
Americas	25.2	21.3
Europe/Middle East	72.7	68.3

Total	223.9	205.1

Liquefied natural gas (LNG) production(b) (thousand tonnes)
Australia/Asia (leasehold production)	1 298.8	1 241.8

Liquefied petroleum gas (LPG) production(c) (thousand tonnes)
Australia/Asia (leasehold production)	551.4	582.1
Europe/Middle East (leasehold production)	85.6	91.5

Total	637.0	673.6

Ethane production (thousand tonnes)
Australia/Asia (leasehold production)	87.1	67.4

Average sales price
Oil and Condensate (US$ per barrel)(d)	22.58	29.39
Natural gas (US$ per thousand cubic feet)	1.84	1.73

Average production cost(e)
US$ per barrel of oil equivalent (including resource rent tax and other indirect taxes)	5.83	8.19
US$ per barrel of oil equivalent (excluding resource rent tax and other indirect taxes)	2.38	2.48

(a)	Natural gas production figures exclude gas sold as LNG or ethane.
(b)	LNG consists primarily of liquefied methane.
(c)	LPG consists primarily of liquefied propane and butane.
(d)	Oil and condensate prices net of commodity hedging were US$22.58 (2001: US$28.04; 2000: US$22.86).
(e)	Average production costs include direct and indirect production costs relating to the production and transportation of hydrocarbons to the point of sale. This includes shipping where applicable. Average production costs have been shown including and excluding resource rent tax and other indirect taxes and duties.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

BHP Billiton Group

Unaudited Interim Financial Information

31 December 2002

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

UNAUDITED INTERIM FINANCIAL INFORMATION

The unaudited condensed interim financial information set out on pages F-160 to F-200 has been prepared on the same basis and using the same accounting policies as were applied in drawing up the financial information contained in the accounts of BHP Billiton Plc for the year ended 30 June 2002. The interim financial information should be read in conjunction with the accounts of BHP Billiton Plc for the year ended 30 June 2002 and does not include all information normally contained within the notes to annual accounts. Where applicable, comparatives have been adjusted to disclose them on the same basis as current period figures.

The Australian Federal Government has introduced Consolidations tax law, which enables an Australian group of companies to be treated as a single entity and to lodge a single tax return, if the Group makes an election, which is voluntary.

The election to consolidate can be made from the 2003 financial year and to be eligible the Head company of the wholly-owned group of entities will need to make an irrevocable choice to consolidate with its wholly-owned Australian subsidiaries for income tax purposes. This election needs to be made to the Australian Taxation Office (ATO) by the time the Group lodges its first consolidated income tax return (being 1 December for the prior year ending 30 June). All of the wholly-owned subsidiaries will become “subsidiary members” of the consolidated group and together with the Head company will constitute the members of the group.

The new Consolidations tax law rules also provide the means for pooling of Group franking credits and disregarding intra-group transactions in calculating tax liabilities. Groups that do not elect to form a consolidated group will not be able to use existing grouping rules, including grouping of tax losses and rollover of capital gains tax assets. Complex rules applicable upon election restrict the ability to bring tax losses into a consolidated group and permit reset of the tax cost base of assets in certain limited circumstances.

The Group has yet to decide whether or not to elect under the Consolidations regime, so any impact on the Financial Statements has not yet been determined. It is anticipated the Group will be able to determine this position at the completion of the 2003 financial year. In the event that the Group elects to consolidate, there is not expected to be any adverse effect on recorded tax assets.

The financial information for the half years ended 31 December 2002 and 31 December 2001 is unaudited. In the opinion of the Directors, the financial information for these periods presents fairly the financial position, results of operations and cash flows for the periods in conformity with UK generally accepted accounting principles (GAAP).

The financial information for the year ended 30 June 2002 has been derived from the audited financial statements of BHP Billiton Plc for that period as filed with the UK Registrar of Companies and does not constitute the statutory accounts of BHP Billiton Plc for that period. The auditors’ report on the statutory accounts for the year ended 30 June 2002 was unqualified and did not contain statements under Section 237 (2) (regarding adequacy of accounting records and returns) or under Section 237 (3) (provision of necessary information and explanations) of the United Kingdom Companies Act 1985.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

Unaudited Condensed Consolidated Profit and Loss Account

		Half year ended 31 December 2002
	Notes	Continuing Operations US$M	Discontinued Operations/ Exceptional items US$M	Total US$M
Turnover (including share of joint ventures and associates)		8 048	—	8 048
less Share of joint ventures’ and associates’ turnover included above		(977)	—	(977)

Group turnover		7 071	—	7 071
Net operating costs	1	(5 618)	—	(5 618)

Group operating profit/(loss)		1 453	—	1 453
Share of operating profit/(loss) of joint ventures and associates		184	—	184

Operating profit/(loss) (including share of profit of joint ventures and associates)		1 637	—	1 637
Income from other fixed asset investments		14	—	14
Profit/(loss) on sale of fixed assets		8	—	8
Profit/(loss) on sale of subsidiaries		—	—	—
Loss on termination of operations	1	—	—	—
Loss on sale of discontinued operations	1	—	(19)	(19)

Profit/(loss) before net interest and similar items payable and taxation		1 659	(19)	1 640
Net interest and similar items payable
Group	4	(199)	—	(199)
Joint ventures and associates	4	(46)	—	(46)

Profit/(loss) before taxation		1 414	(19)	1 395
Taxation	1	(466)	—	(466)

Profit/(loss) after taxation		948	(19)	929
Equity minority interests		(17)	—	(17)

Profit/(loss) for the financial period (attributable profit)		931	(19)	912
Dividends to shareholders		(434)	—	(434)

Retained profit/(loss) for the financial period		497	(19)	478

Earnings/(loss) per ordinary share (basic) (US cents)(a)		15	(0)	15
Earnings/(loss) per ordinary share (diluted) (US cents)(a)		15	(0)	15
Dividend per ordinary share (US cents)				7.0

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

		Half year ended 31 December 2001
	Notes	Continuing Operations US$M	Discontinued Operations US$M	Total US$M
Turnover (including share of joint ventures and associates)		7 649	1 245	8 894
less Share of joint ventures’ and associates’ turnover included above		(723)	(92)	(815)

Group turnover		6 926	1 153	8 079
Net operating costs	1	(5 566)	(1 113)	(6 679)

Group operating profit/(loss)		1 360	40	1 400
Share of operating profit/(loss) of joint ventures and associates		171	(2)	169

Operating profit/(loss) (including share of profit of joint ventures and associates)		1 531	38	1 569
Income from other fixed asset investments		17	1	18
Profit/(loss) on sale of fixed assets		(21)	16	(5)
Profit on sale of subsidiaries		69	—	69
Loss on termination of operations	1	—	—	—
Loss on sale of discontinued operations	1	—	—	—

Profit/(loss) before net interest and similar items payable and taxation		1 596	55	1 651
Net interest and similar items payable
Group	4	(37)	(1)	(38)
Joint ventures and associates	4	14	(5)	9

Profit/(loss) before taxation		1 573	49	1 622
Taxation	1	(399)	(3)	(402)

Profit/(loss) after taxation		1 174	46	1 220
Equity minority interests		(19)	(3)	(22)

Profit/(loss) for the financial period (attributable profit)		1 155	43	1 198
Dividends to shareholders		(392)	—	(392)

Retained profit/(loss) for the financial period		763	43	806

Earnings per ordinary share (basic) (US cents)(a)		19	1	20
Earnings per ordinary share (diluted) (US cents)(a)		19	1	20
Dividend per ordinary share (US cents)				6.5

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

		Year ended 30 June 2002
	Notes	Continuing Operations US$M	Exceptional Items US$M	Continuing Operations Including Exceptional Items US$M	Discontinued Operations US$M	Total US$M
Turnover (including share of joint ventures and associates)		15 228	—	15 228	2 550	17 778
less Share of joint ventures’ and associates’ turnover included above		(1 666)	—	(1 666)	(206)	(1 872)

Group turnover		13 562	—	13 562	2 344	15 906
Net operating costs	1	(10 907)	(111)	(11 018)	(2 285)	(13 303)

Group operating profit/(loss)		2 655	(111)	2 544	59	2 603
Share of operating profit/(loss) of joint ventures and associates		329	—	329	11	340

Operating profit/(loss) (including share of profit/(loss) of joint ventures and associates)		2 984	(111)	2 873	70	2 943
Income from other fixed asset investments		37	—	37	1	38
Profit/(loss) on sale of fixed assets		13	—	13	15	28
Profit on sale of subsidiaries		68	—	68	—	68
Loss on termination of operations	1	—	(101)	(101)	—	(101)
Loss on sale of discontinued operations	1	—	—	—	—	—

Profit/(loss) before net interest and similar items payable and taxation		3 102	(212)	2 890	86	2 976
Net interest and similar items payable
Group	4	(208)	—	(208)	(4)	(212)
Joint ventures and associates	4	(28)	—	(28)	(9)	(37)

Profit/(loss) before taxation		2 866	(212)	2,654	73	2 727
Taxation	1	(961)	(32)	(993)	3	(990)

Profit/(loss) after taxation		1 905	(244)	1,661	76	1 737
Equity minority interests		(39)	—	(39)	(8)	(47)

Profit/(loss) for the financial period (attributable profit)		1 866	(244)	1,622	68	1 690
Dividends to shareholders		(784)	—	(784)	—	(784)

Retained profit/(loss) for the financial period		1 082	(244)	838	68	906

Earnings/(loss) per ordinary share (basic) (US cents)(a)		31	(4)	27	1	28
Earnings/(loss) per ordinary share (diluted) (US cents)(a)		31	(4)	27	1	28
Dividend per ordinary share (US cents)						13.0

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

For the year ended 30 June 2002 BHP Steel’s results were reported as discontinued operations due to the demerger of the BHP Steel business in July 2002. The half year ended 31 December 2001 has been restated accordingly. There are no exceptional items in net operating costs of discontinued operations for the half year ended 31 December 2001 or the full year ended 30 June 2002. Net interest shown against discontinued operations includes that amount of net external interest that is directly attributable to the discontinued operations. Taxation is the nominal charge on the profit before taxation.

Under the terms of the DLC merger, the rights to dividends of a holder of an ordinary share in BHP Billiton Plc and a holder of an ordinary share in BHP Billiton Limited are identical. Consequently, earnings per share has been calculated on the basis of the aggregate number of ordinary shares ranking for dividend. The weighted average number of shares used for the purposes of calculating basic earnings per share is calculated after deduction of the shares held by the share repurchase scheme and the Billiton Employee Share Ownership Trust.

The calculation of basic earnings per ordinary share is based on earnings after tax and minority interest of US$912 million (31 December 2001: US$1,198 million; 30 June 2002: US$1,690 million) and the weighted average number of ordinary shares outstanding of 6,201 million (31 December 2001: 6,024 million; 30 June 2002: 6,029 million). The calculation of diluted earnings per share is based on earnings after tax and minority interest of US$912 million (31 December 2001: US$1,198 million; 30 June 2002: US$1,690 million) and the weighted average number of shares outstanding of 6,219 million (31 December 2001: 6,040 million; 30 June 2002: 6,042 million). The exceptional loss of US$19 million upon sale of the 6% interest in BHP Steel for US$75 million in July 2002 reduced basic and diluted earnings per share by 0.3 US cents for the half year ended 31 December 2002.

For the periods reported, one American Depositary Share (ADS) represents two shares. Earnings per ADS were 30 US cents for the half year ended 31 December 2002 (31 December 2001: 40 US cents; 30 June 2002: 56 US cents).

(a)	Whilst the presentation of earnings per share excluding exceptional items is acceptable under UK GAAP, this presentation is not permitted under US GAAP. Profit and earnings per share before exceptional items are not measures of financial performance under US GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by US GAAP as a measurement of the BHP Billiton Group’s profitability or liquidity. All registrants do not calculate profit and earnings per share before exceptional items in the same manner, and accordingly, profit and earnings per share before exceptional items may not be comparable with other registrants. Refer to note 1 for details of exceptional items excluded.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

Unaudited Condensed Consolidated Balance Sheet

at 31 December 2002

	Notes	As at 31 December 2002 US$M	As at 31 December 2001 US$M	As at 30 June 2002 US$M
Fixed assets
Intangible assets
Goodwill		38	44	42
Negative goodwill		(32)	(35)	(33)

		6	9	9

Tangible assets		18 931	19 279	20 179
Investments
Joint ventures—share of gross assets		2 799	3 084	2 902
Joint ventures—share of gross liabilities		(1 361)	(1 830)	(1 434)

		1 438	1 254	1 468

Associates		100	63	85
Loans to joint ventures and associates and other investments		868	1 108	987

		21 343	21 713	22 728

Current assets
Stocks		1 253	1 507	1 457
Debtors
Amounts due within one year		2 254	2 388	2 554
Amount due after one year		1 149	869	1 197

		3 403	3 257	3 751

Investments		107	175	117
Cash including money market deposits		874	661	1 499

		5 637	5 600	6 824
Creditors—amounts falling due within one year		(4 397)	(3 738)	(6 229)

Net current assets		1 240	1 862	595

Total assets less current liabilities		22 583	23 575	23 323
Creditors—amounts falling due after more than one year		(6 569)	(7 297)	(5 987)
Provisions for liabilities and charges		(4 256)	(3 777)	(4 654)

Net assets		11 758	12 501	12 682
Equity minority interests		(302)	(322)	(326)

Attributable net assets		11 456	12 179	12 356

Capital and reserves
Called up share capital—BHP Billiton Plc		1 235	1 160	1 160
Share premium account		517	592	592
Contributed equity—BHP Billiton Limited		1 759	3 065	3 143
Profit and loss account		7 945	7 362	7 461

Equity shareholders’ funds	5	11 456	12 179	12 356

Effective July 2002, the BHP Steel business was demerged from the BHP Billiton Group. The Consolidated Balance Sheets as at 31 December 2001 and 30 June 2002 include BHP Steel assets and liabilities accordingly.

Unaudited Condensed Consolidated Statement of Total Recognised Gains and Losses

for the half year ended 31 December 2002

	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
Attributable profit for the period	912	1 198	1 690
Exchange gains and losses on foreign currency net investments	39	26	25

Total recognised gains for the period	951	1 224	1 715

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

Effective July 2002, the BHP Steel business was demerged from the BHP Billiton Group. The Consolidated Statement of Total Recognised Gains and Losses for the half year ending 31 December 2001 and year ending 30 June 2002 includes gains and losses pertaining to BHP Steel.

Unaudited Condensed Consolidated Statement of Cash Flows

	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
Net cash inflow from Group operating activities(a)	1 899	2 065	4 641

Dividends received from joint ventures and associates	70	44	149

Interest paid	(158)	(288)	(496)
Dividends paid on redeemable preference shares	(12)	(16)	(35)
Interest received	6	46	156
Other dividends received	14	18	38
Dividends paid to minorities	(20)	(4)	(20)

Net cash outflow from returns on investments and servicing of finance	(170)	(244)	(357)

Taxes paid	(540)	(400)	(606)
Refund of taxes paid	—	—	91

Taxation	(540)	(400)	(515)

Available cash flow	1 259	1 465	3 918

Purchases of tangible fixed assets	(1 216)	(1 081)	(2 481)
Exploration expenditure	(130)	(202)	(390)
Disposals of tangible fixed assets	33	144	200
Purchase of investments and funding of joint ventures	(52)	(5)	(182)
Sale of investments and repayments by joint ventures(a)	165	36	232

Net cash outflow from capital expenditure and financial investment	(1 200)	(1 108)	(2 621)

Investment in subsidiaries	—	(45)	(45)
Sale of subsidiaries(a)	358	150	190
Cash transferred on disposal(a)	(86)	(26)	(45)
Investment in joint ventures	—	(42)	(208)
Disposal of joint venture	—	6	70

Net cash inflow/(outflow) from acquisitions and disposals	272	43	(38)

Net cash flow before equity dividends paid, management of liquid resources and financing	331	400	1 259

Equity dividends paid	(835)	(811)	(811)

Net cash flow before management of liquid resources and financing	(504)	(411)	448

Net cash (outflow)/inflow from management of liquid resources	(6)	236	157

Redeemable preference shares	—	(355)	(423)
Finance lease obligations	—	(4)	(28)
Debt due within one year—repayment of loans	(1 657)	(924)	(1 344)
Debt due within one year—drawdowns	1 264	723	1 657
Debt due after one year—repayment of loans	(1 038)	(2 074)	(2 722)
Debt due after one year—drawdowns	1 614	2 688	2 318

Net cash inflow/(outflow) from debt and finance leases	183	54	(542)

Share buy-back scheme—BHP Billiton Limited	—	(19)	(19)
Issue of shares	72	26	104

Net cash inflow/(outflow) from financing	255	61	(457)

(Decrease)/Increase in cash in the period	(255)	(114)	148

(a)	The impact on the BHP Billiton Group’s cash flows of the demerger of BHP steel business in July 2002, was a cash inflow of US$347 million, representing US$294 million from the settlement by BHP Steel of intercompany loans, less US$22 million demerger transaction costs paid. US$75 million from the sale of the 6% interest in BHP Steel is included in the sale of investments and repayments by joint ventures.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

Effective July 2002, the BHP Steel business was demerged from the BHP Billiton Group. The Consolidated Statement of Cash Flows for the half year ending 31 December 2001 and year ending 30 June 2002 include cash flows pertaining to BHP Steel.

	Notes	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
Reconciliation of net cash flow to movement in net debt
(Decrease)/increase in cash in the period		(255)	(114)	148
Cash flow from debt and finance leases		(183)	(54)	542
Cash flow from management of liquid resources		6	(236)	(157)

(Increase)/decrease in net debt arising from cash flows		(432)	(404)	533
Other non-cash movements	6	232	—	—
(Increase)/decrease in net debt from exchange adjustments	6	(41)	178	(34)

(Increase)/decrease in net debt		(241)	(226)	499
Net debt at beginning of period	6	(6 822)	(7 321)	(7 321)

Net debt at end of period	6	(7 063)	(7 547)	(6 822)

(a)	Net cash inflow from Group operating activities

	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
Operating profit	1 453	1 400	2 603
Depreciation and amortisation	792	863	1 727
Impairment of assets	—	—	119
Employee share awards	15	8	28
Net exploration charge	83	172	243
(Increase) in stocks	(124)	(112)	(11)
(Increase)/decrease in debtors	(118)	202	(346)
(Decrease)/increase in creditors	(152)	(332)	292
(Decrease) in provisions	(36)	(157)	(49)
Other movements	(14)	21	35

Net cash inflow from Group operating activities	1 899	2 065	4 641

Effective July 2002, the BHP Steel business was demerged from the BHP Billiton Group. The Consolidated Statement of Cash Flows for the half year ending 31 December 2001 and year ending 30 June 2002 include cash flows pertaining to BHP Steel.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION

NOTE 1.    EXCEPTIONAL ITEMS

Half year ended 31 December 2002	Gross US$M	Tax US$M	Net US$M
Loss on sale of 6% interest in BHP Steel	(19)	—	(19)

Total by category	(19)	—	(19)

Discontinued operations	(19)	—	(19)

Total by Customer Sector Group	(19)	—	(19)

There were no exceptional items in the half year ended 31 December 2001.

Year ended 30 June 2002	Gross US$M	Tax US$M	Net US$M
Termination of operations (net increase in impairment and other provisions for South West Copper business in US)	(101)	—	(101)
Taxation (restatement of deferred taxation balances due to increase of corporation taxation rate for petroleum operations in the UK)	—	(56)	(56)
Suspension of Tintaya sulphide operations	(31)	9	(22)
Merger related restructuring costs	(80)	15	(65)

Total by category	(212)	(32)	(244)

Petroleum	(4)	1	(3)
Aluminium	(4)	—	(4)
Base Metals	(145)	10	(135)
Carbon Steel Materials	(6)	1	(5)
Diamonds and Specialty Products	(6)	2	(4)
Energy Coal	(5)	1	(4)
Stainless Steel Materials	(3)	—	(3)
Group and unallocated items	(39)	(47)	(86)

Total by Customer Sector Group	(212)	(32)	(244)

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

NOTE 2.    ANALYSIS BY BUSINESS SEGMENT

Turnover	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
Petroleum	1 511	1 434	2 815
Aluminium	1 535	1 371	2 857
Base Metals	897	817	1 821
Carbon Steel Materials	1 747	1 660	3 306
Diamonds and Specialty Products	716	752	1 480
Energy Coal	947	1 045	1 919
Stainless Steel Materials	491	449	868
Group and unallocated items	424	378	730
Intersegment	(220)	(257)	(568)

Total Continuing Operations	8 048	7 649	15 228
Discontinued Operations(a)	—	1 245	2 550

Total BHP Billiton Group	8 048	8 894	17 778

Profit before taxation
Petroleum	660	576	1 073
Aluminium	266	191	492
Base Metals	83	69	200
Carbon Steel Materials	506	565	1 084
Diamonds and Specialty Products	150	138	272
Energy Coal	124	350	536
Stainless Steel Materials	61	(36)	3
Group and unallocated items	(191)	(257)	(558)
Exceptional items	—	—	(212)

Total Continuing Operations	1 659	1 596	2 890
Discontinued Operations(a)	(19)	55	86

Profit before net interest and taxation	1 640	1 651	2 976
Net interest	(245)	(29)	(249)

Total BHP Billiton Group	1 395	1 622	2 727

Trading activities included above
Turnover
Petroleum	33	35	72
Aluminium	557	518	1 006
Base Metals	6	1	24
Carbon Steel Materials	11	14	22
Diamonds and Specialty Products	374	431	823
Energy Coal	145	63	108
Stainless Steel Materials	3	3	9
Group and unallocated	217	16	112

Total BHP Billiton Group	1 346	1 081	2 176

Profit before taxation
Petroleum	—	1	1
Aluminium	4	1	1
Base Metals	1	—	—
Carbon Steel Materials	(2)	—	—
Diamonds and Specialty Products	7	(6)	(6)
Energy Coal	3	3	3
Stainless Steel Materials	—	—	—
Group and unallocated	(3)	—	(5)

Total BHP Billiton Group	10	(1)	(6)

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

Net operating assets	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
Petroleum	3 227	2 722	2 865
Aluminium	4 907	4 773	4 727
Base Metals	4 116	4 149	4 077
Carbon Steel Materials	2 583	2 407	2 573
Diamonds and Specialty Products	1 484	1 672	1 620
Energy Coal	2 172	1 780	2 092
Stainless Steel Materials	1 709	1 747	1 663
Group and unallocated items	602	956	529

Total Continuing Operations	20 800	20 206	20 146
Discontinued Operations(a)	—	2 039	2 248

Total BHP Billiton Group	20 800	22 245	22 394

(a)	For the year ended 30 June 2002 BHP Steel’s results were reported as discontinued operations due to the demerger of the BHP Steel business in July 2002. The half year ended 31 December 2001 has been restated accordingly.

NOTE 3.    ANALYSIS BY GEOGRAPHICAL SEGMENT

Turnover by geographical market	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 (a)US$M
Continuing operations
Australia	935	670	1 442
Europe	2 272	2 198	4 430
Japan	1 087	997	2 078
South Korea	585	428	1 068
Other Asia	958	1 121	1 998
North America	1 295	1 250	2 344
Southern Africa	418	407	936
Rest of World	498	578	932

Total from continuing operations	8 048	7 649	15 228

Discontinued operations
Australia	—	682	1 339
Europe	—	41	112
Japan	—	9	17
South Korea	—	17	42
Other Asia	—	141	328
North America	—	195	391
Rest of World	—	160	321

Total from discontinued operations	—	1 245	2 550

Total by geographical market	8 048	8 894	17 778

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

Turnover by geographical origin	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002(a) US$M
Continuing operations
Australia	3 048	2 925	5 842
Europe	1 046	1 052	2 049
North America	1 011	1 072	2 143
South America	1 228	1 031	2 255
Southern Africa	1 503	1 340	2 696
Rest of World	212	229	243

Total from continuing operations	8 048	7 649	15 228

Discontinued operations
Australia	—	920	1 887
Europe	—	19	31
North America	—	92	208
Rest of World	—	214	424

Total from discontinued operations	—	1 245	2 550

Total by geographical origin	8 048	8 894	17 778

Profit before taxation
Continuing operations
Australia	930	872	1 549
Europe	108	115	233
North America	85	66	22
South America	216	128	301
Southern Africa	323	339	712
Rest of World	(3)	76	73

Total from continuing operations	1 659	1 596	2 890

Discontinued operations
Australia	(19)	30	25
Europe	—	—	3
North America	—	1	21
Rest of World	—	24	37

Total from discontinued operations	(19)	55	86

Net interest	(245)	(29)	(249)

Total by geographical origin	1 395	1 622	2 727

(a)	Certain re-allocations have been made in the geographic splits for the year ended 30 June 2002 to align reporting with that of the half year ended 31 December 2002.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

NOTE 4.    NET INTEREST AND SIMILAR ITEMS (PAYABLE)/RECEIVABLE

	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
On bank loans and overdrafts	(30)	(122)	(161)
On all other loans	(151)	(136)	(311)
Finance lease and hire purchase interest	(2)	(4)	(5)

	(183)	(262)	(477)
Dividends on redeemable preference shares	(12)	(18)	(39)
Discounting on provisions	(38)	(18)	(42)
less Amounts capitalised(a)	51	15	58

	(182)	(283)	(500)
Share of interest of joint ventures and associates	(34)	(36)	(71)

	(216)	(319)	(571)
Interest received/receivable	29	48	142

	(187)	(271)	(429)

Exchange differences on net debt(b)
Group	(46)	197	146
Joint ventures and associates	(12)	45	34

	(58)	242	180

Net interest and similar items payable(c)	(245)	(29)	(249)

(a)	Interest has been capitalised at the rate of interest applicable to the specific borrowings financing the assets under construction or, where financed through general borrowings, at a capitalisation rate representing the average borrowing cost of the Group. For the half-year ended 31 December 2002 the capitalisation rate was 5.26 per cent.
(b)	Net exchange (losses)/gains primarily represent the effect on borrowings of the (appreciation)/depreciation of the South African rand against the US dollar.
(c)	Disclosed in the consolidated profit and loss account as:

	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
Net interest and similar items payable
Group	(199)	(38)	(212)
Joint ventures and associates	(46)	9	(37)

Net interest and similar items payable	(245)	(29)	(249)

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

NOTE 5.    RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS’ FUNDS

	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
Profit for the financial period	912	1 198	1 690
Other recognised gains and losses	39	26	25

Total recognised gains and losses	951	1 224	1 715
Dividends	(434)	(392)	(784)
Issue of ordinary shares	72	26	104
BHP Steel demerger(a)	(1 489)	—	—
Share buy-back program—BHP Billiton Limited	—	(19)	(19)

Net movement in shareholders’ funds	(900)	839	1 016
Shareholders’ funds at beginning of period	12 356	11 340	11 340

Shareholders’ funds at end of period	11 456	12 179	12 356

(a)	Includes costs associated with the BHP Steel demerger of US$17 million net of tax (US$24 million before tax). Additional costs of US$1 million net of tax (US$2 million before tax) have been charged against profit. Of the total, US$22 million has been paid at 31 December 2002.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

NOTE 6.    ANALYSIS OF MOVEMENTS IN NET DEBT

	As at 1 July 2002 US$M	Acquisitions & disposals US$M	Cash flow US$M	Other non-cash movements(a) US$M	Exchange movements US$M	As at 31 December 2002 US$M
Cash at bank and in hand	1 199	(86)	(570)	—	24	567
Overdrafts	(509)	—	401	—	(8)	(116)

	690	(86)	(169)	—	16	451

Redeemable preference shares	(450)	—	—	—	—	(450)
Finance lease obligations	(35)	—	—	(11)	—	(46)
Other debt due within one year	(2 276)	—	393	165	(19)	(1 737)
Other debt due after one year	(5 051)	—	(576)	78	(39)	(5 588)

	(7 812)	—	(183)	232	(58)	(7 821)

Money market deposits(b)	300	—	6	—	1	307

Net debt(c)	(6 822)	(86)	(346)	232	(41)	(7 063)

The balance sheet movement in cash including money market deposits is as follows:
Cash at bank and in hand	1 199	(86)	(570)	—	24	567
Money market deposits(b)	300	—	6	—	1	307

	1 499	(86)	(564)	—	25	874

(a)	Net other non-cash movements represent debt transferred on demerger of BHP Steel.
(b)	Money market deposits with financial institutions have a maturity of up to three months.
(c)	The breakdown of net debt by currency is as follows:

	US$M As at 31 December 2002	As at 31 December 2001	US$M As at 30 June 2002
Net debt is denominated in:
US dollars	6 793	5 322	4 631
South African rand	337	358	348
Australian dollars	20	1 341	1 451
Canadian dollars	(68)	223	301
Other currencies	(19)	303	91

Net debt	7 063	7 547	6 822

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

NOTE 7.    NET OPERATING COSTS

	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M	Year ended 30 June 2002 US$M
Change in stocks of finished goods and work in progress	(97)	(128)	(99)
Raw materials and consumables	1 195	1 330	3 240
Staff costs	769	1 000	2 035
Amortisation of goodwill and negative goodwill	3	2	3
Depreciation of tangible fixed assets	789	861	1 724
Impairment charge	—	—	119
Loss on sale of fixed assets and joint ventures	—	—	—
Other operating income	(68)	(37)	(163)
Other operating charges	3 027	3 651	6 444

Group	5 618	6 679	13 303
Joint ventures and associates	793	646	1 532

Operating costs including joint ventures and associates	6 411	7 325	14 835

Operating expenses and cost of sales	4 767	5 743	11 421
Group centre, general and administration charges	59	73	155
Amortisation of goodwill and negative goodwill	3	2	3
Depreciation of tangible fixed assets	789	861	1 724

Group	5 618	6 679	13 303
Joint ventures and associates	793	646	1 532

Operating costs including joint ventures and associates	6 411	7 325	14 835

NOTE 8.    TAXATION

The tax charge was US$466 million, representing an effective rate of 33.0%. Excluding the impacts on tax of non tax-effected foreign currency, translation of tax balances and other functional currency translation adjustments, the effective rate was 32.4%.

NOTE 9.    STOCKS

	As at 31 December 2002 US$M	As at 31 December 2001 US$M	As at 30 June 2002 US$M
Raw materials and consumables	318	461	349
Work in progress	338	367	434
Finished goods	597	679	674

	1 253	1 507	1 457

NOTE 10.    US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

RECONCILIATION TO US GAAP

The financial information of the BHP Billiton Group included in this interim report is prepared in accordance with UK Generally Accepted Accounting Principles (GAAP). The reconciliations presented in this note set out the significant differences between US GAAP and UK GAAP that affect the BHP Billiton Group’s net income and shareholders’ equity.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

The following is a summary of the estimated adjustments to net income for the half years ended 31 December 2002 and 2001 which would be required if US GAAP had been applied instead of UK GAAP. Certain items in the comparative period have been reclassified to conform to current period disclosures.

		Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M
Reconciliation of net income
Attributable profit as reported under UK GAAP		912	1,198
add/(deduct)
Estimated adjustment required to accord with US GAAP:
Fair value adjustment on acquisition of BHP Billiton Plc Group—Depreciation, amortisation and other asset movements	(A)	(91)	(305)
BHP Steel demerger	(B)	17	—
Employee compensation costs	(C)	(13)	—
Depreciation—write-downs	(D)	(1)	(8)
—revaluations	(E)	5	2
—reserves	(F)	(7)	—
Restructuring and employee provisions	(G)	(5)	(38)
Fair value accounting for derivatives	(H)	(118)	38
Synthetic debt	(I)	(9)	12
Realised net exchange (losses)/gains on sale of assets/closure of operations	(J)	—	3
Exploration, evaluation and development expenditures	(K)	(15)	(5)
Start-up costs	(L)	(2)	(16)
Profit on asset sales	(M)	1	1
Pension plans	(N)	5	11
Other post-retirement benefits	(O)	3	4
Mozal expansion rights	(P)	—	22
Goodwill	(Q)	6	—
Tax adjustments (including the tax effect of above adjustments)	(R)	37	63

Total adjustment		(187)	(216)

Net income of BHP Billiton Group under US GAAP		725	982

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

The following is a summarised income statement prepared in accordance with US GAAP:

	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M
Consolidated Income Statement
Sales revenue	7 071	6 926
Other revenue	91	130

Deduct	7 162	7 056
Cost of sales	5 110	4 540
Depreciation and amortisation	879	951
General and administrative expenses	79	107

Operating income	1 094	1 458
Add
Interest Income	29	48
Deduct
Interest expense	146	261

Income/(loss) before tax, minority interests and equity in net earnings of affiliated companies	977	1 245
Deduct/(add)
Taxation expense/(benefit)	338	432
Add
Share of profits of joint ventures and associated undertakings	91	143
Deduct/(add)
Minority interests	10	19

Net income from continuing operations	720	937

Discontinued operations
Income from discontinued operations	—	51
Deduct/(add)
Taxation expense/(benefit) from discontinued operations	—	3
Deduct
Net profit on disposal of operations	5	—
Deduct
Minority interest in discontinued operations	—	3

Net (loss)/income from discontinued operations	5	45

Net income	725	982

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

	Half year ended 31 December 2002 US$	Half year ended 31 December 2001 US$
Earnings per share—US GAAP(a)(b)
Basic—continuing operations	0.12	0.16
Diluted—continuing operations	0.12	0.16
Basic—discontinued operations	0.00	0.00
Diluted—discontinued operations	0.00	0.00
Basic—net income	0.12	0.16
Diluted—net income	0.12	0.16

(a)	Based on the weighted average number of shares on issue for the period.
(b)	For the periods indicated, each American Depository Share (ADS) represents two ordinary shares. Therefore the earnings per ADS under US GAAP is a multiple of two from the above earnings per share disclosures.

The following reconciliation of comprehensive income reports changes in shareholders’ equity excluding those resulting from investments by shareholders and distributions to shareholders.

		Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M
Reconciliation of comprehensive income
Total changes in equity other than those resulting from transactions with owners under UK GAAP		951	1 224
Adjustments to reflect comprehensive income in accordance with US GAAP, net of income tax:
Total adjustment to net income per above reconciliation		(187)	(216)
Reclassification adjustment for net exchange gains		(92)	(3)
Net transfer to earnings on maturity of cash flow hedging instruments		158	127
Change in fair value of listed investments	(T)	3	—

Comprehensive income—under US GAAP		833	1 132

Accumulated other comprehensive income comprises:
Exchange fluctuation account		334	469
Qualifying cash flow hedging instruments		(113)	(292)
Other items		8	—

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

The following is a summary of the estimated adjustments to shareholders’ equity as at 31 December 2002 and 30 June 2002 that would be required if US GAAP had been applied instead of UK GAAP. Certain items in the comparative period have been reclassified to conform to current period disclosures.

		As at 31 December 2002 US$M	As at 30 June 2002 US$M
Reconciliation of Shareholders’ Equity
Shareholders’ equity under UK GAAP		11 456	12 356
add/(deduct)
Estimated adjustment required to accord with US GAAP:
Fair value adjustments on acquisition of BHP Billiton Plc Group(a)
Investments	(A)(ii)	1 020	1 039
Property, plant and equipment	(A)(iii)	2 017	2 072
Undeveloped properties	(A)(iv)	673	687
Long-term contracts	(A)(v)	38	39
Goodwill	(A)(vi)	3 174	3 174
Long-term debt	(A)(vii)	11	13
BHP Steel demerger	(B)	—	(264)
Write-downs	(D)	46	87
Property, plant and equipment revaluations	(E)	(58)	(63)
Reserves	(F)	(22)	(15)
Restructuring and employee provisions	(G)	6	11
Fair value accounting for derivatives	(H)	(18)	(127)
Synthetic debt	(I)	22	31
Exploration, evaluation and development expenditures	(K)	(141)	(126)
Start-up costs	(L)	(57)	(55)
Profit on asset sales	(M)	(19)	(20)
Pension plans	(N)	(104)	(109)
Other post-retirement benefits	(O)	(12)	(15)
Mozal expansion rights debtor	(P)	(39)	(39)
Goodwill	(Q)	6	—
Employee Share Plan loans	(S)	(62)	(135)
Change in fair value of listed investments	(T)	13	10
Deferred taxation effect of fair value adjustment on acquisition of BHP Billiton Plc Group	(A)(viii)	(1 506)	(1 557)
Deferred taxation adjustments (including the deferred taxation effect of other adjustments)	(R)	64	153

Total adjustment		5 052	4 791

Shareholders’ equity under US GAAP		16 508	17 147

(a)	In addition to fair value adjustments on acquisition of the BHP Billiton Plc Group indicated, various adjustments to the net assets of the BHP Billiton Plc Group to reflect US GAAP were also reported. These adjustments have been disclosed in aggregate with similar items related to the BHP Billiton Limited Group.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

The following are the variations in the balance sheet as at 31 December 2002 and 30 June 2002 that would be required if US GAAP had been applied instead of UK GAAP.

The column headed ‘Unadjusted’ represents a US GAAP format presentation of the assets, liabilities and shareholders’ equity which have been measured in accordance with UK GAAP. The column headed ‘Adjustments’ represents the allocation of those measurement differences (presented in the Reconciliation of Shareholders’ Equity), which are required to derive a balance sheet in accordance with US GAAP. Certain items in the comparative period have been reclassified to conform to current period disclosures.

	Unadjusted 31 December 2002 US$M	Adjustments 31 December 2002 US$M	US GAAP 31 December 2002 US$M	Unadjusted 30 June 2002 US$M	Adjustments 30 June 2002 US$M	US GAAP 30 June 2002 US$M
Balance Sheet
Assets
Current Assets
Cash	874	—	874	1 413	—	1 413
Receivables	2 086	(40)	2 046	2 131	(251)	1 880
Other financial assets	107	—	107	116	—	116
Inventories	1 294	—	1 294	1 160	—	1 160
Other assets	163	—	163	100	93	193

Total current assets—continuing operations	4 524	(40)	4 484	4 920	(158)	4 762

Total current assets—discontinued operations	—	—	—	748	—	748

Total current assets	4 524	(40)	4 484	5 668	(158)	5 510

Non-current Assets
Receivables	804	(60)	744	882	(64)	818
Investments accounted for using the equity method	1 538	1 020	2 558	1 505	1 037	2 542
Other financial assets	480	26	506	489	10	499
Inventories	51	—	51	45	—	45
Property, plant and equipment	18 298	2 459	20 757	17 692	2 192	19 884
Intangible assets	—	38	38	—	39	39
Goodwill	6	3 183	3 189	9	3 180	3 189
Deferred tax assets	434	36	470	462	67	529
Other assets	834	(97)	737	796	(100)	696

Total non-current assets—continuing operations	22 445	6 605	29 050	21 880	6 361	28 241

Total non-current assets—discontinued operations	—	—	—	1 984	40	2 024

Total non-current assets	22 445	6 605	29 050	23 864	6 401	30 265

Total assets	26 969	6 565	33 534	29 532	6 243	35 775

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

	Unadjusted 31 December 2002 US$M	Adjustments 31 December 2002 US$M	US GAAP 31 December 2002 US$M	Unadjusted 30 June 2002 US$M	Adjustments 30 June 2002 US$M	US GAAP 30 June 2002 US$M
Liabilities and shareholders’ equity
Current liabilities
Payables	2 032	21	2 053	2 143	100	2 243
Interest bearing liabilities	1 269	—	1 269	1 884	(141)	1 743
Tax liabilities	354	(20)	334	498	—	498
Other provisions	609	(4)	605	1 009	(9)	1 000

Total current liabilities—continuing operations	4 264	(3)	4 261	5 534	(50)	5 484

Total current liabilities—discontinuing operations	—	—	—	448	—	448

Total current liabilities	4 264	(3)	4 261	5 982	(50)	5 932

Non-current liabilities
Payables	112	—	112	121	16	137
Interest bearing liabilities	6 668	(23)	6 645	6 329	(33)	6 296
Tax liabilities	1 365	1 498	2 863	1 364	1 471	2 835
Other provisions	2 802	33	2 835	2 661	33	2 694

Total non-current liabilities—continuing operations	10 947	1 508	12 455	10 475	1 487	11 962

Total non-current liabilities—discontinuing operations	—	—	—	393	—	393

Total non-current liabilities	10 947	1 508	12 455	10 868	1 487	12 355

Total liabilities	15 211	1 505	16 716	16 850	1 437	18 287

Equity minority interests	302	8	310	326	15	341

Shareholders’ equity
BHP Billiton Limited—contributed equity	1 759	(523)	1 236	3 143	(609)	2 534
BHP Billiton Plc—called up share capital	1 752	5 697	7 449	1 752	5 697	7 449
Other equity items	334	(105)	229	471	(266)	205
Retained profits	7 611	(17)	7 594	6 990	(31)	6 959

Total shareholders’ equity	11 456	5 052	16 508	12 356	4 791	17 147

Total liabilities and shareholders’ equity	26 969	6 565	33 534	29 532	6 243	35 775

The BHP Billiton Group Statement of Consolidated Cash Flows has been prepared in accordance with UK accounting standard FRS 1, the objectives and principles of which are similar to those set out in US accounting standard SFAS 95, Statement of Cash Flows. The principal differences between the standards relate to the classification of items within the cash flow statement as well as the definition of cash and cash equivalents.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

The statement below shows the adjustments to be made to the UK GAAP cash flow statement to reclassify it to comply with US GAAP:

	Half year ended 31 December 2002 US$M	Half year ended 31 December 2001 US$M
Reconciliation of Cash Flows
Net cash inflow/outflow from operating activities in accordance with UK GAAP	1 899	2 065
Reclassified to financing activities	(64)	(20)
Dividends received	84	62
Returns on investments and servicing of finance	(164)	(258)
Tax paid	(540)	(400)
Exploration and other capital expenditure	(155)	(202)

Net cash provided by operating activities in accordance with US GAAP	1 060	1 247

Capital expenditures	(1 158)	(937)
Acquisitions and disposals	272	43
Net (purchase)/sale of investments	113	31

Net cash used in investing activities in accordance with US GAAP	(773)	(863)

Proceeds from issuance of ordinary shares	147	12
(Decrease)/increase in interest bearing liabilities	(218)	(211)
Equity Dividend paid	(855)	(815)
Other	(11)	15

Net cash provided by financing activities in accordance with US GAAP	(937)	(999)

Exchange translation effects	25	(9)

Net (decrease)/increase in cash and cash equivalents in accordance with US GAAP	(625)	(624)
Cash and cash equivalents at beginning of period	1 499	1 285

Cash and cash equivalents at end of period	874	661

At year end cash and cash equivalents is made up of:
Cash at bank and in hand	567	445
Money market deposits*	307	216

Cash and cash equivalents at end of period	874	661

*	Money market deposits with financial institutions have a maturity up to but not more than three months.

Basis of presentation under US GAAP

DLC merger

On 29 June 2001, BHP Billiton Plc (formerly Billiton Plc) consummated the Dual Listed Companies (DLC) merger with BHP Billiton Limited (formerly BHP Limited). In accounting for this transaction, the most significant difference between UK GAAP and US GAAP is that, under UK GAAP the DLC merger has been accounted for as a merger (pooling of interests) in accordance with UK Financial Reporting Standard 6: Acquisitions and Mergers, whereas under US GAAP the DLC merger is accounted for as a purchase business

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

combination with the BHP Billiton Limited Group acquiring the BHP Billiton Plc Group. The BHP Billiton Limited Group has been identified as the acquirer because of the majority ownership interest of BHP Billiton Limited shareholders in the DLC structure. In a merger, the assets, liabilities and equity of the BHP Billiton Plc Group and of the BHP Billiton Limited Group are combined at their respective book values as determined under UK GAAP. The reconciliation of shareholders’ equity includes the purchase adjustments required under US GAAP to recognise the BHP Billiton Plc Group assets and liabilities at their fair values, and to record goodwill.

Debtors

In accordance with UK GAAP, certain debtors are included on the balance sheet, which are considered to have been sold and are not included on the balance sheet under US GAAP. The value of debtors at 31 December 2002 which were the subject of such treatment was US$nil (30 June 2002: US$141 million).

Joint ventures and joint arrangements

Under US GAAP, all investments classified as joint ventures are accounted for under the equity method of accounting in accordance with APB 18. All joint arrangements are also proportionally accounted for in accordance with Emerging Issues Task Force Opinion (‘EITF’) 00-01 Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures.

The BHP Billiton Group’s investment in the Richards Bay Minerals (RBM) joint venture is comprised of two legal entities, Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited. Although the BHP Billiton Group owns 51 per cent of Tisand (Pty) Limited, it has not been consolidated under US GAAP in accordance with EITF 96-16 Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights. The substantive participating rights of the minority interests holder in Tisand (Pty) Limited are embodied in the shareholder agreement between the BHP Billiton Group and Rio Tinto, the co-venturer. The shareholder agreement ensures that the RBM joint venture functions as a single economic entity. The overall profit of the RBM joint venture is also shared equally between the venturers. The shareholders agreement also states that the parties agree that they shall as their first priority seek the best interests of the project as an autonomous commercial operation rather than seek to service the individual interests of any of the other parties.

The BHP Billiton Group holds a 57.5 per cent ownership interest in Minera Escondida, a joint arrangement in which three other participants hold ownership interests of 30%, 10% and 2.5%, respectively. The rights of the participants are governed by a Participant’s Agreement and a Management Agreement. A manager provides management and support services to the Project and the compensation of the manager is set forth in the Management Agreement. The Management Agreement establishes an Owner’s Council, consisting of members appointed by each participant to represent their interest in Escondida. Each member on the Owner’s Council holds voting rights equal to the ownership interest of the participant they represent, although certain matters require the affirmative vote of members of the Owner’s Council having in aggregate voting rights equal to or greater than 75% of the total ownership interest. Such matters generally include capital expenditure in excess of prescribed limits, sales of copper concentrate to a single customer, capacity expansions, the termination of construction, mining or production of copper concentrates, and indebtedness. The Agreement also stipulates that certain matters shall require the affirmative vote of all members of the Owner’s Council having an ownership interest of 10% or more. Those matters generally relate, within prescribed limits, to changes in the project, changes in the construction budget, the sale or transfer of any Escondida concessions, asset dispositions,

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

agreements between the Escondida and a participant, share or other equity interest issuances in Escondida. In accordance with EITF 96-16, the BHP Billiton Group has not consolidated this investment.

Cash Flows

Under US GAAP, dividends from joint ventures and associates, cash flows from returns on investments and servicing of finance, and tax paid are included in operating activities. In addition, capital expenditure and acquisitions and disposals are included as investing activities. Proceeds from the issuance of shares, increases and decreases in debt, and dividends paid, are included as financing activities. Under UK GAAP, cash is defined as cash in hand and deposits repayable on demand, less overdrafts repayable on demand. Under US GAAP, cash is defined as cash in hand and deposits but also includes cash equivalents, which are short term investments with original maturities of less than three months.

US GAAP adjustments

(A) Acquisition of BHP Billiton Plc

On 29 June 2001, BHP Billiton Limited and BHP Billiton Plc established a DLC merger. Under US GAAP, the DLC merger is accounted for as a purchase business combination of the BHP Billiton Plc Group by the BHP Billiton Limited Group.

The total assumed purchase consideration of US$11 529 million was calculated by multiplying the number of shares held by BHP Billiton Plc shareholders of 2 319 147 885 on 29 June 2001 by the US$4.9559 adjusted average share price of BHP Billiton Limited’s ordinary shares. The average share price was calculated over a period of three days prior to, and subsequent to, the announcement of the DLC merger on 19 March 2001. The average share price is adjusted for the 1:1 equalisation ratio, which is achieved by BHP Billiton Limited’s bonus share issue of 1 912 154 524 million shares in the ratio of 1.0651 additional bonus shares for every existing share held—prior to the bonus share adjustment the average share price would be US$10.2344 (i.e. by a factor of 2.0651). The 2 319 147 885 shares held by BHP Billiton Plc shareholders on 29 June 2001 reflect the exercise of rights under the Restricted Share Scheme and the Co-Investment Plan. As such, there were no outstanding stock options, stock appreciation rights or similar issuances of BHP Billiton Plc, and no purchase consideration is attributable to such securities. The cost of acquisition was therefore US$11 529 million, including direct external acquisition costs of US$36 million. The direct external acquisition costs have been expensed as incurred for  UK GAAP purposes.

Under US GAAP purchase accounting, the cost of the acquisition is allocated to the fair values of identifiable assets acquired and liabilities assumed. As a result of the fair value exercise, increases in the values of the BHP Billiton Plc Group’s inventory, investments, long-term contracts and long-term debt were recognised and fair market values attributed to their other tangible assets mainly property, plant and equipment and undeveloped properties, together with appropriate deferred taxation effects. The difference between the cost of acquisition and the fair value of the assets and liabilities of the BHP Billiton Plc Group has been recorded as goodwill. Fair value adjustments to the recorded amount of inventory and long-term contracts are expensed in the period the inventory is utilised and the long-term contracts are delivered into, and additional amortisation and depreciation are recorded in respect of the fair value adjustments of intangible and tangible assets and until  30 June 2002, the resulting goodwill over the periods of their respective useful economic lives. With effect from 1 July 2002, goodwill is no longer amortised and is tested for impairment on an annual basis (refer to Impact of New Accounting Standards below).

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

The adjustments to the assets and liabilities of the BHP Billiton Plc Group to reflect the fair values and allocation of the excess purchase consideration over the fair value of net assets acquired, based on management’s best estimates of fair value, are summarised in the shareholders’ equity reconciliation and are discussed below:

(i)	The increase in fair value of inventory was determined based on the difference between the carrying value and the market value of these assets.

(ii)	The increase in investments relates to increases to the BHP Billiton Plc Group’s equity investments. These equity investments have been measured at fair value and any excess of the fair value over the underlying tangible assets and liabilities has been attributed to mineral reserves within the underlying investments. These uplifts to mineral properties are being amortised over their estimated useful lives on a unit of production and, on an investment-by-investment basis. The estimated useful lives are not expected to exceed 30 years.

(iii)	The increase in property, plant and equipment relates to increases in the carrying value of the BHP Billiton Plc Group’s property, plant and equipment to their estimated fair value. The increase in carrying value of the property, plant and equipment is to be amortised over the estimated useful life of the property, plant and equipment, primarily on a unit of production basis. The estimated useful lives range between one year and 33 years. During December 1998, the BHP Billiton Plc Group acquired certain assets from the BHP Billiton Limited Group. The BHP Billiton Plc Group recognised certain fair value adjustments as a result of this acquisition, which are being amortised over their useful lives. As a result of the application of merger accounting under UK GAAP, the fair value adjustments are reversed. For US GAAP these fair value adjustments are reinstated.

(iv)	The amount of total consideration allocated to the BHP Billiton Plc Group’s developed and undeveloped properties has been estimated by the BHP Billiton Group management using current estimates of the status and prospects of the BHP Billiton Plc Group’s developed and undeveloped property portfolio as contained in the BHP Billiton Plc Group’s strategic plans. The undeveloped properties include only those identified properties where management believes reasonable estimates of projected cash flows can be prepared and proven and probable reserves exist. The value allocated to the developed and undeveloped properties was determined utilising a risk adjusted income approach that included earnings discounted by the appropriate cost of capital for the investment. Estimates of futurecash flows related to individual developed and undeveloped properties were based on existing estimates of revenues and contribution margin for the project. The increase in developed properties is being amortised over their estimated exploitable useful lives on a project-by-project basis. Amortisation for each project is deferred until such time as production commences.

(v)	The long-term contracts were attributed a fair value.

(vi)	Goodwill represents the remainder of unallocated purchase consideration. Amortisation of goodwill ceased on application of FAS 142 “Goodwill and Other Intangible Assets” and is now subject to periodic impairment tests.

(vii)	The decrease in long-term debt was as a result of attributing a fair value to fixed interest rate long-term loans which were not recorded at fair value in the BHP Billiton Plc Group’s financial statements.

(viii)	Deferred taxes have been computed on the excess of fair value over book value, other than for goodwill, using the applicable statutory tax rates.

Preliminary fair value assessments of the assets and liabilities of the BHP Billiton Plc Group were undertaken through the quantification of the purchase price and the preliminary allocation of this to individual

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

businesses and to the underlying assets and liabilities of the individual businesses. Minor revisions to the provisional fair values were undertaken in the year ended 30 June 2002. Prior period fair value adjustments have not been restated for the revisions.

(B) BHP Steel demerger

Under UK GAAP, the BHP Steel demerger was recorded as two components in the half year ended  31 December 2002—a distribution to BHP Billiton Limited shareholders of 94 per cent of BHP Steel shares (accounted for as a capital reduction) and a sale of 6 per cent of BHP Steel shares (accounted for as a sale of assets).

Under US GAAP, the BHP Steel demerger is classified as a non pro-rata distribution to shareholders and is required to be accounted for as a 100 per cent sale of assets. The implied consideration for the sale of the additional 94 per cent of BHP Steel shares is based on the market price of BHP Steel shares used in determining the bonus issue of BHP Billiton Plc shares to BHP Billiton Plc shareholders. The remaining 6 per cent is measured at the respective sale price. The implied consideration, when compared to the book value of the BHP Steel net assets to be demerged, indicates a shortfall, which was recognised in the result for the period ended  30 June 2002 for US GAAP. The calculation of the book value of the BHP Steel net assets to be demerged includes US GAAP net asset adjustments attributable to BHP Steel. Costs associated with completion of the demerger of BHP Steel Limited have been recognised directly in equity for UK GAAP but have been charged as expenses for US GAAP in the year ended 30 June 2002.

The adjustment to net income for the period ended 31 December 2002 primarily represents the loss on sale of the 6 per cent holding included in the period ended 31 December 2002 for UK GAAP, which was recorded in net income in the year ended 30 June 2002 for US GAAP purposes.

(C) Employee compensation costs

In these accounts, the expected cost of awards under various employee ownership plans is charged to the profit and loss account over the vesting period. Under US GAAP, compensation expense arising from variable equity award plans is recognised based on movements in their intrinsic value.

(D) Write downs

The BHP Billiton Group determines the recoverable amount of fixed assets on a discounted basis when assessing impairments. The discount rate is a risk adjusted market rate, which is applied both to determine impairment and to calculate the write-down. Under US GAAP, where an asset is reviewed for impairment, an impairment test is required utilising undiscounted cash flows. If the asset’s carrying value exceeds the sum of undiscounted future cash flows, the asset is considered impaired and it is written down to its fair value (based on discounted cashflows). These differences create adjustments to the profit and loss account in prior years representing the lower charge to profit and resultant higher asset values for the write-downs calculated under  US GAAP. In subsequent financial periods, the difference in asset carrying values is reduced through the inclusion of additional depreciation charges in the profit and loss account.

(E) Depreciation—revaluations

Revaluations of property, plant and equipment and investments have resulted in upward adjustments to the historical cost values reflected in a revaluation reserve, which is part of total equity. In the case of property, plant

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

and equipment, the depreciation charged against income increases as a direct result of such a revaluation. Since US GAAP does not permit property, plant and equipment to be valued at above historical cost, the depreciation charge has been restated to reflect historical cost depreciation.

(F) Depreciation—reserves

The BHP Billiton Group prepares mineral reserve statements based on the Australasian Code for reporting of Mineral Resources and Ore Reserves, September 1999 (the JORC Code). The information contained in these statements differs in certain respects from that reported to the US Securities and Exchange Commission (SEC) which is prepared with reference to the SEC’s Industry Guide 7. This adjustment reflects the impact on depreciation of the difference.

(G) Restructuring and employee provisions

These accounts include provisions for redundancies associated with organisational restructuring that can be recognised where positions have been identified as being surplus to requirements, provided the circumstances are such that a constructive liability exists. Under US GAAP, a provision for redundancies involving voluntary severance offers is restricted to employees who have accepted these offers. The adjustment is reversed over subsequent periods as the offers are accepted.

(H) Fair value accounting for derivatives

Under UK GAAP, when undertaking risk mitigation transactions, hedge accounting principles are applied, whereby derivatives are matched to the specifically identified commercial risks being hedged. These matching principles are applied to both matured and unmatured transactions. Derivatives undertaken as hedges of anticipated transactions are recognised when such transactions are recognised. Upon recognition of the underlying transaction, derivatives are valued at the appropriate market spot rate.

When an underlying transaction can no longer be identified, gains or losses arising from a derivative that has been designated as a hedge of a transaction will be included in the profit and loss account whether or not such derivative is terminated. When a hedge is terminated, the deferred gain or loss that arose prior to termination is:

(a)	Deferred and included in the measurement of the anticipated transaction when it occurs; or

(b)	Included in the profit and loss account where the anticipated transaction is no longer expected to occur.

The premiums paid on interest rate options and foreign currency put and call options are included in other assets and are deferred and included in the settlement of the underlying transaction. When undertaking strategic or opportunistic financial transactions, all gains and losses are included in the profit and loss account at the end of each reporting period. The premiums paid on strategic financial transactions are included in the profit and loss account at the inception of the contract.

For the purpose of deriving US GAAP information, Statement of Financial Accounting Standards No. 133: Accounting for Derivative Instruments and Hedging Activities (SFAS 133) requires that each derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. On initial application of this Standard the BHP Billiton Limited Group recognised an accumulated loss of US$268 million in respect of the fair value of derivative instruments held on 1 July 2000, which qualified as cash flow hedge transactions. This amount was reported as a component of other comprehensive income. An accumulated gain of US$11 million was recognised in respect of the fair value of derivative instruments which qualified as fair value hedge transactions, offset by a corresponding loss on their associated hedged liabilities held at 1 July 2000.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

In the year ended 30 June 2001, subsequent gains and losses on cash flow hedges were taken to other comprehensive income and reclassified to profit and loss in the same period the hedged transaction was recognised. Gains and losses on fair value hedges continue to be taken to profit and loss in subsequent periods, as are offsetting gains and losses on hedged liabilities. In both cases, these gains and losses are not recognised under UK GAAP until the hedged transaction is recognised.

Effective 1 July 2001, for US GAAP purposes, the BHP Billiton Limited Group de-designated existing derivative instruments as hedges of underlying transactions. Amounts previously included in other comprehensive income in relation to those derivative instruments previously designated as cash flow hedges will remain until the transactions originally being hedged are recognised, at which time the amounts will be taken to the profit and loss account. Movements in the fair value of derivative instruments since 30 June 2001 are taken to the profit and loss account.

The BHP Billiton Plc Group does not apply hedging principles in accordance with SFAS 133 and marks to market all derivative instruments, taking movements in the fair value of derivative instruments to the profit and loss account.

(I) Synthetic debt

An operating subsidiary, whose functional currency is the US dollar, has obtained financing in various foreign currencies. The operating subsidiary entered into forward exchange contracts to fix the exchange rate between the rand and the various foreign currencies. In these accounts, the arrangement is treated as a synthetic rand debt, which at each period end is retranslated into US dollars at the spot rate with the exchange gain or loss that is recognised being included in the profit and loss account.

Under US GAAP, synthetic debt accounting is not permitted. As a result, the foreign currency loan amounts and forward exchange contracts are accounted for separately. Foreign currency loans are initially recorded at the exchange rate in effect on the date of the borrowing, with gains and losses arising from currency movements taken to the profit and loss account. The forward exchange contracts are marked to market annually with the resulting gain or loss also taken to the profit and loss account.

(J) Realised net exchange gains on sale of assets/closure of operations

Net exchange gains or losses reported in shareholders’ equity, which relate to assets that have been sold, closed or written down are transferred to retained earnings. US GAAP requires these net exchange gains or losses be recognised in the profit and loss account reflecting that they have, in substance, been realised.

(K) Exploration, evaluation and development expenditures

The BHP Billiton Group follows the ‘successful efforts’ method under UK GAAP in accounting for petroleum exploration, evaluation and development expenditures. This method differs from the ‘successful efforts’ method followed by some US companies, and adopted in this reconciliation to US GAAP, in that it permits certain exploration costs in defined areas of interest to be capitalised. Such expenditure capitalised by the BHP Billiton Group is amortised in subsequent years. In respect of Minerals properties, the BHP Billiton Group capitalises exploration and evaluation expenditure where it is expected that the expenditure will be recouped by future exploitation or sale or where a mineral resource has been identified but activities have not reached a stage, which permits a reasonable assessment of the existence of commercially recoverable reserves. Under US GAAP,

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

a final feasibility study indicating the existence of commercially recoverable reserves at new exploratory “greenfield” properties serves as the trigger point for capitalisation. US GAAP permits expenditure to be capitalised for the purposes of extending or further delineating existing reserves. In subsequent financial periods, amortisation of expenditure previously capitalised under UK GAAP, which would have been expensed for  US GAAP purposes will be added back when determining the profit result according to US GAAP.

(L) Start-up costs

The BHP Billiton Group capitalises as part of property, plant and equipment, costs associated with start-up activities at new plants or operations which are incurred prior to commissioning date. These capitalised costs are depreciated in subsequent years. Under US GAAP, costs of start-up activities should be expensed as incurred.

(M) Profit on asset sales

Under US GAAP, profits arising from the sale of assets cannot be recognised in the period in which the sale occurs where the vendor has a significant continuing association with the purchaser. In such circumstances, any profit arising from a sale is recognised over the life of the continuing arrangements.

(N) Pension plans

Under UK GAAP, the net periodic pension cost assessed on an actuarial basis is charged to profit and loss so as to allocate the costs systematically over the employees’ service lives. Under UK GAAP, this policy has been adopted for all periods presented.

Consequently, the BHP Billiton Group recognises periodic pension cost based on actuarial advice in a manner generally consistent with US GAAP. However, differences in the actuarial method used and the timing of recognition of expense components results in different periodic costs and pension assets or liabilities. In addition, any associated foreign exchange gains or losses are required to be eliminated from net income.

(O) Other post-retirement benefits

In these accounts, post-retirement benefits other than pensions have been accounted for in accordance with the provisions of SSAP 24, which are generally consistent with the provisions of SFAS 106 for the purposes of US GAAP except for certain scenarios such as in accounting for plan amendments.

Under UK GAAP, amendments to post-retirement benefits provided are taken into account from the date upon which plan amendments are announced. Under US GAAP, plan amendments are only taken into account from the date upon which the plan amendments become effective.

(P) Mozal expansion rights

In June 2001, BHP Billiton announced an agreement to sell-down a portion of its preferential rights in the Mozal Phase II project to two of its project partners. In the year ended 30 June 2001, the consideration was recognised as revenue. A portion of the consideration will be paid in cash and another portion will be delivered to BHP Billiton via a marketing arrangement once production has commenced. This deferred portion will be amortised to the profit and loss account over the period of the sales contract. Under US GAAP, the consideration paid in cash will be recognised as profit from asset sales when received and the deferred consideration portion is considered a derivative and has been recognised on the balance sheet and marked to market with movements in

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

fair value being taken to the profit and loss account. The deferred portion is included in the adjustment “Fair value accounting for derivatives”.

(Q) Goodwill

Under UK GAAP, the BHP Billiton Group amortises goodwill over a period not exceeding 20 years. Under US GAAP, Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142), which became effective from 1 July 2002, replaces the requirement to amortise goodwill with annual impairment testing. The current period adjustment reflects the goodwill amortisation charge under  UK GAAP, which is reversed for US GAAP. This adjustment includes US$3 million amortisation of goodwill in joint ventures accounted for using the equity method under UK GAAP.

(R) Taxation adjustments

UK GAAP requires tax liabilities and assets to be measured at the amounts expected to apply using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date. US GAAP requires the measurement of tax liabilities and assets using tax rates based on enacted tax law. The effect of a change in the UK corporate tax rate for petroleum companies was recognised in June 2002 for UK GAAP on the basis that the legislation was substantively enacted. This tax rate change was not recognised for US GAAP purposes until the legislation was enacted. The positive reconciling item of US$61 million reported in the item ‘taxation adjustments’ in the year ended 30 June 2002 was reversed during the half year ended 31 December 2002 when the tax rate change was enacted.

For UK GAAP, potential tax expense of US$3 million has not been recognised in the half year ended  31 December 2002, mainly relating to the tax impact of unrealised foreign exchange gains or losses on US dollar net debt held by subsidiaries which retain local currency records for tax purposes. For US GAAP, a tax expense is recognised reflecting the existence of the foreign exchange gains or losses in the accounts of the respective entity. This adjustment is reported in the item ‘taxation adjustments’. The cumulative effect of this adjustment at 31 December 2002 is a credit to tax liabilities of US$50 million.

(S) Employee Share Plan loans

Under the Employee Share Plan, loans have been made to employees for the purchase of shares in BHP Billiton Limited. Under US GAAP, the amount outstanding as an obligation to the BHP Billiton Limited Group, which has financed equity, is required to be eliminated from total shareholders’ equity. In addition, any foreign exchange gains or losses on the outstanding loan balances are required to be eliminated from net income.

(T) Investments

Under UK GAAP certain investments in marketable securities are classified as exploration assets and are carried at estimated recoverable amount. Under US GAAP, such investments are classified as available for sale and are marked to market with changes in value recognised as a component of comprehensive income.

(U) Secondary Share Issuance

During September 2000, BHP Billiton Plc undertook a secondary issuance of shares on the London Stock Exchange. The shares were issued in pounds sterling, however to fix the proceeds received on the share issuance in US dollars, BHP Billiton Plc utilised a number of hedging instruments to lock in the exchange rate between

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

pounds sterling and US dollars. This hedging activity gave rise to a loss being realised due to movement in the pound sterling against the US dollar. BHP Billiton Plc reported this loss as an offset against the share proceeds, which was then credited to share capital.

Under US GAAP, the loss would not qualify as a hedged item under SFAS 133. As such, the loss is recognised in the profit and loss in the period the loss was realised. This is reflected as an adjustment from called up capital to retained profits.

(V) Expenses on spin-off of OneSteel Limited

During the year ended 30 June 2001, the costs associated with completion of the spin-off of  OneSteel Limited were recognised directly in equity for UK GAAP but were charged as expenses for US GAAP. This is reflected as an adjustment from contributed equity to retained profits.

CONTINGENT LIABILITIES

As at 31 December 2002 US$M(a)
Contingent liabilities at balance date, not otherwise provided for in these accounts, are categorised as arising from:
Joint ventures and associates—guarantees of borrowings (unsecured)
Bank Guarantees	440

440

Other (unsecured, including guarantees)
Bank Guarantees(a)	57
Performance Guarantees(b)	115
Letter of Credit	13
Other(b)	243

428

Total contingent liabilities	868

(a)	The BHP Billiton Group has entered into various counter indemnities of bank and performance guarantees related to its own future performance in the normal course of business.
(b)	Other contingent liabilities relate predominantly to actual or potential litigation of the Group for which amounts are reasonably estimable but the liability is not probable and therefore the Group has not provided for such amounts in these accounts. The amounts relate to a number of actions against the Group, none of which are individually significant. Additionally, there are a number of legal claims or potential claims against the Group, the outcome of which cannot be foreseen at present, and for which no amounts have been included in the table above. Details of the principal legal claims are set out below. Other contingent liabilities also include US$70 million for site restoration and rehabilitation that the BHP Billiton Group believes is reasonably possible that it may have to undertake (see below).

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

Significant Guarantees

The following outlines the details of significant guarantees held by the company at 31 December 2002 and included in the table above.

Name	Approximate term of the guarantee and maximum exposure	Details on how the guarantee arose	Events or circumstances that require BHP Billiton to perform under the terms of the guarantee
Bank Guarantees of Joint Ventures and Associates
Antamina SA Senior Debt

Following the satisfaction of several pre-agreed completion tests expected to occur between 2002 and
June 2003, the guarantee will terminate.

The Group currently includes US$429 million as guarantees of borrowings of joint ventures and associates relating to its 33.75% share of Antamina SA’s senior debt. The guarantee will increase to a maximum of
US$445 million as Antamina draws fully on its senior debt facility.

Rio Algom, a wholly owned subsidiary of the BHP Billiton Group, provided a several pre-completion guarantee of its share of Antamina SA’s project financing senior debt.

Failure to meet all requirements for the issuance of the completion certificates will result in the financing having recourse to the guarantee issued by the Rio Algom. To date no completion certificates have been issued. Completion of all certificates is scheduled for the 2nd half of fiscal 2003.

Other—Bank Guarantees
Workcover Bank Guarantees

The term of these guarantees are ongoing as they cover all current and long tail liability claims associated with former Steel businesses and continuing BHP Billiton businesses.

Included within the Group’s contingent liabilities are
US$57 million in bank guarantees that are indemnified in full by BHP Steel.

These guarantees predominantly relate to guarantees in favour of Workcover authorities in various States throughout Australia. Each State’s Workcover authority requires that a self-insurer put in place guarantees equivalent to the actuarially assessed potential liability.

Failure to meet the financial obligations required under each State’s relevant Workcover Act. BHP Steel has indemnified the BHP Billiton Group for any liabilities or loss arising out of or in connection with such guarantees. Due to the indemnification provided by BHP Steel the Group considers the risk of transfer of economic benefit to be remote and has therefore included them in note (a) of the table above.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

Name	Approximate term of the guarantee and maximum exposure	Details on how the guarantee arose	Events or circumstances that require BHP Billiton to perform under the terms of the guarantee
Other—Performance guarantees
Mozal SARL guarantees

Following the satisfaction of several pre-agreed completion tests expected to occur between December 2003 and May 2004, the guarantees will terminate. The project is progressing on schedule with full production estimated to occur by December 2003.

The estimated maximum exposure for this guarantee is US$43 million based on the incremental obligation between the Group’s ownership interest and the guaranteed amount.

The guarantee arose as part of the funding arrangements for Mozal I. The expiry of the guarantee was extended as a result of the Mozal II expansion project.

The Group has an obligation to provide funding to Mozal SARL for any deficiencies arising for the following three reasons:

•      50% of any cash shortfalls to meet the financial obligations of Mozal SARL;

•      49% of any financing shortfalls where funds have not been provided under the financial plan for the Mozal II expansion; and

•      49% of any cost overruns in excess of the projected cost set out in the financial plan for the Mozal II expansion.

Charter guarantees of ocean going transportation vessels	The guarantees extend over a charter period of fifteen years. The maximum exposures under these guarantees is US$49 million but reduces over time as the time charter obligations are met.	The Group has guaranteed the time charter obligations for ocean going transportation vessels entered into by parties related to the Group.	These guarantees would be called should the related party fail to honour their obligations under the time charter arrangements.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

Current Litigation

Ok Tedi Mining Limited

On 7 June 1996, Rex Dagi, Alex Maun and the remaining plaintiffs to Victorian Supreme Court proceedings against BHP Billiton Limited and Ok Tedi Mining Limited (‘OTML’) entered into a Settlement Agreement. The principal terms of the agreement included the following:

•	Each of the parties was required to make public announcements in terms agreed among the parties, to commit to the obligations in the public announcements and to support a process to reach agreement with the Lower Ok Tedi village communities.

•	BHP Billiton Limited agreed to commit as soon as practicable to the implementation of any tailings option recommended by the independent enquiry or review to be conducted by the State (‘the tailings option’) providing BHP Billiton Limited bona fide considers that option to be economically and technically feasible.

•	BHP Billiton Limited’s commitment to implement the tailings option is subject to unexpected or unforeseen circumstances which may render the tailings option economically or technically unfeasible; and obtaining all necessary leases and other approvals required from the landowners and the State.

On 11 April 2000, two legal actions were commenced in the Victorian Supreme Court against OTML and BHP Billiton Limited. Rex Dagi is plaintiff in the first action, Gabia Gagarimabu is plaintiff in the second action on his own behalf and on behalf of the remaining parties to the Settlement Agreement. Both actions seek specific performance of the Settlement Agreement and/or an injunction to require the implementation by BHP Billiton Limited and OTML of a tailings pipeline and storage system and damages. BHP Billiton and OTML deny that there has been any recommendations regarding a tailings option by an independent inquiry conducted by the State. OTML and BHP Billiton Limited also assert that there has been no breach of the Settlement Agreement and are defending the claims.

BHP Billiton Limited transferred its entire shareholding in OTML to PNG Sustainable Development Program Limited (‘Program Company’) in February 2002, completing BHP Billiton Limited’s withdrawal from the Ok Tedi copper mine. The Program Company will operate for the benefit of the Papua New Guinean people.

Legal arrangements for the withdrawal encompass a series of legal releases, indemnities and warranties that safeguard BHP Billiton’s interests following its exit from OTML.

The Victorian Supreme Court litigation continues, with numerous preliminary steps and preliminary hearings having occurred. Currently, pleadings are being amended and further discovery of documents is occurring. No date has been fixed for a trial.

No amounts have been included in contingent liabilities in respect of this item of litigation.

Bass Strait—Longford

Following the 25 September 1998 explosion and fire at Longford, a class action was commenced in the Federal Court of Australia on behalf of Victorian gas consumers and employees stood down by employers during

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

the shortage of gas following those events (together the ‘Applicants’). On 12 April 2001 the action was transferred to the Supreme Court of Victoria. The action is against Esso Australia Resources Pty Ltd (‘Esso’). Esso has joined the State of Victoria and various entities associated with the State (together the ‘State Entities’ ) as cross respondents alleging certain failures and contributory negligence on the part of the State Entities. In turn, following hearing of the claim against Esso the State Entities may join BHP Billiton Petroleum (Bass Strait) Pty Ltd (‘BHPBP’) as a further cross respondent, with the effect that if any sums are recovered against the State Entities they will seek contribution from BHPBP.

In addition to BHPBP’s potential liability to the State Entities under the cross claims, in certain circumstances Esso, as operator, is entitled to be indemnified by BHPBP as a 50 per cent joint venturer for certain categories of legal costs incurred by Esso and payments made in satisfaction of claims.

In turn, BHPBP may have rights against Esso as operator in relation to losses and costs BHPBP has incurred in relation to the incident, including under the cross claim by the State Entities.

On 20 February 2003 the Victorian Supreme Court found that Esso is not liable for economic loss. The court further found that Esso is liable to business users for property damage and any economic loss consequential upon property damage. The quantum of these losses is unknown and the court will need to approve a process for quantifying these losses.

Over the next few months the court will consider questions of appeal, and whether claims against the State and BHPBP should proceed.

No amounts have been included in contingent liabilities in respect of this item of litigation.

Reclamation and Remediation Obligations

The BHP Billiton Group’s activities are subject to various national, regional, and local laws and regulations governing the protection of the environment. Furthermore, the BHP Billiton Group has a policy of ensuring that reclamation is planned and financed from the early stages of any operation. Provision is made for the reclamation of the BHP Billiton Group’s mining and processing facilities along with the decommissioning of offshore oil platforms and infrastructure associated with petroleum activities. At 31 December 2002, US$1,344 million (30 June 2002: US$1,276 million) was accrued for reclamation and decommissioning costs relating to current operations in the provision for site rehabilitation. Although the BHP Billiton Group’s provisions have been accrued for currently, reclamation and decommissioning expenditures generally are expected to be paid over the next 30 years. As stated in the BHP Billiton Group’s accounting policy, the BHP Billiton Group’s provisions for reclamation and decommissioning are discounted to its net present value.

In addition, the BHP Billiton Group has certain obligations associated with maintaining several closed sites including remediation activities. At 31 December 2002, US$354 million (30 June 2002: US$337 million) and US$nil (30 June 2002: US$47 million) was provided for closed properties and remediation activities in the provisions for site rehabilitation and restructuring, respectively. Certain of the remediation activities are subject to legal dispute and depending on the ultimate resolution of these matters the final liability for these matters could vary. The amounts accrued for these matters are reviewed periodically based upon the facts and circumstances available at the time and the accruals are updated accordingly. The BHP Billiton Group believes

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

that it is reasonably possible that the liability for these matters could be as much as 20 per cent greater  (US$70 million) than the total amount of US$354 million accrued at 31 December 2002. The US$70 million has been included in the contingent liabilities itemised above. Details of the more significant remediation sites are discussed below.

Pinal Creek, Arizona, US

BHP Copper Inc (‘BHP Copper’) is involved in litigation concerning groundwater contamination resulting from historic mining operations near the Pinal Creek/Miami Wash area located in the State of Arizona.

On 2 April 1994, Roy Wilkes and Diane Dunn initiated a toxic tort class action lawsuit in the Federal District Court for the District of Arizona. The monitoring program set forth in the court approved settlement reached in 2000 between the parties has now concluded without generating additional exposure.

A State consent decree (‘the Decree’) was approved by the Federal District Court for the District of Arizona in August 1998. The Decree authorises and requires groundwater remediation and facility-specific source control activities, and the members of the Pinal Creek Group (which consists of BHP Copper, Phelps Dodge Miami Inc and Inspiration Consolidated Copper Co) are jointly liable for performing the non-facility specific source control activities. Such activities are currently ongoing. As of 31 December 2002 the Company has provided  US$57 million (30 June 2002: US$31 million) for its anticipated share of the planned remediation work, which represents the maximum likely share of the total estimated remaining remediation costs to be attributed to the company.

BHP Copper and the other members of the Pinal Creek Group filed a contribution action in November 1991 in the Federal District Court for the District of Arizona against former owners and operators of the properties alleged to have caused the contamination. The claim is for an undetermined amount but under current state and federal laws applicable to the case, BHP Copper should recover a significant percentage of the total remediation costs from the Defendants, based upon their operations’ proportionate contributions to the total contamination in the Pinal Creek drainage basin. Such action seeks recovery from these historical owners and operators for remediation and source control costs. BHP Copper’s predecessors in interest have asserted a counterclaim in this action seeking indemnity from BHP Copper based upon their interpretation of the historical transaction documents relating to the succession in interest of the parties. BHP Copper has also filed suit against a number of insurance carriers seeking to recover under various insurance policies for remediation, response, source control, and other costs noted above incurred by BHP Copper. The reasonable assessment of recovery in the various insurances cases has a range from US$7 million to about US$20 million, depending on many factors. Neither insurance recoveries nor other claims or offsets have been recognised in the financial statements and will not be recognised until such offsets are considered probable of realisation.

Hawaii, US

In May 1998, Petroleum pested its businesses in Hawaii. The BHP Billiton Limited Group indemnified the buyers for certain past liabilities and has capped this indemnification at less than US$10 million, some of which has now been spent. Following the divestment, the BHP Billiton Limited Group has retained some environmental liabilities for which it has indemnified the buyer and which are uncapped, as described below.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

The BHP Billiton Limited Group operated a petroleum terminal, now decommissioned, at a site that is within an area that has since been declared a Hawaii State Superfund site. The BHP Billiton Limited Group is currently participating in a voluntary effort with a number of other parties to undertake site assessment, to be followed by a risk assessment, and ultimately risk-based correction actions. Site assessment is expected to be completed in 2003 and risk assessment in 2004. Some corrective action is taking place while the assessments are progressing.

Also within the Superfund area is the site of a previous manufactured gas plant. Litigation over a claim brought by a neighbour, Castle & Cooke, asserting that contamination on its property arose from the  BHP Billiton Limited controlled site was settled in December 2000. Petroleum has engaged a contractor to remediate the former gas plant site to the satisfaction of the Hawaii Department of Health and to meet conditions of the Settlement Agreement. Remediation activities have commenced and are ongoing.

The State of Hawaii has previously requested information from the BHP Billiton Limited Group with respect to contaminated material unearthed in the vicinity of another former manufactured gas plant site, in Hilo.

In respect of these three sites, Petroleum’s liabilities including remediation costs and amounts paid to settle litigation, though uncapped, are currently assessed and accrued at US$12 million.

Newcastle, Australia

On 28 June 2002, the Company and the New South Wales (NSW) Government executed contracts for the transfer of four properties in the Newcastle area from the Company to the NSW Government. The properties covered by the land transfer are the 150-hectare former Newcastle Main Steelworks site, 230 hectares at Kooragang Island, 500 hectares at Belmont Sands and 1500 hectares at West Wallsend.

Pursuant to the terms of the contracts the NSW Government agreed to pay the Company US$19 million (net of GST) for the Main Steelworks site. The other properties are to be transferred to the NSW Government at no cost. The Company will pay the NSW Government the sum of US$68 million (net of GST) for environmental remediation and monitoring of the former Main Steelworks site and Kooragang Island, industrial heritage interpretation and rail infrastructure relocation on the former Main Steelworks site.

The transfer of the four properties was conditional, amongst other things, on an indemnity from the NSW Government against responsibility for the remediation of contamination on the Main Steelworks site and Kooragang Island and contamination, which migrates to or is transported off these sites after the date of completion. The Company will retain responsibility for any pre-completion environmental liabilities associated with Belmont Sands and West Wallsend and for pre-existing off-site contamination from the former Main Steelworks site and Kooragang Island.

The Company continues to be responsible for demolition at the Main Steelworks site at an estimated cost of approximately US$7 million at 31 December 2002 (30 June 2002: US$11 million).

The payments to the Government associated with the land transfers and the cost of demolition has been accounted for as part of the Newcastle Steelworks closure.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

The transfers of the four properties referred to above were completed on 31 July 2002 and the indemnity referred to above is now in place. The Company has also taken out pollution liability insurance to cover certain risks associated with pre-completion environmental liabilities referred to above.

Additionally the Company retains responsibility for certain sediment in the Hunter River adjacent to the former Main Steelworks site. A remediation options study has been completed.

The estimated total future costs provided at 31 December 2002 were approximately US$31 million (30 June 2002: US$75 million).

Ok Tedi, Papua New Guinea

The BHP Billiton Group completed its withdrawal from the Ok Tedi copper mine in Papua New Guinea in February 2002 with the transfer of its 52 per cent equity stake to PNG Sustainable Development Program Limited (Program Company), a development fund that will operate for the benefit of the Papua New Guinean people.

The Program Company will operate independently and will utilise future dividend payments arising from the BHP Billiton Group’s transferred shareholding in Ok Tedi Mining Limited (OTML) to fund current and long-term sustainable development projects in Papua New Guinea, particularly the Western Province.

Following the transfer of BHP Billiton’s shareholding, the equity participants in OTML are: PNG Sustainable Development Program Limited (52 per cent); the State of Papua New Guinea (30 per cent) and Inmet Mining Corporation (18 per cent). OTML will continue to operate the mine on behalf of the shareholders.

Additionally the withdrawal agreement requires cash provisioning by OTML for mine closure and provides a scheme for retention of a responsible and skilled mine management team including transfer of existing BHP Billiton Group Ok Tedi staff to OTML.

The BHP Billiton Group will also provide financial support to the Program Company by way of a fully repayable, interest free funding facility of US$100 million for a period of three years (until it has built up its own fund) with repayment arrangements if these are used. As any allocations from the funding facility are fully repayable, BHP Billiton’s assessment is that these arrangements do not require provisioning in the BHP Billiton Group’s accounts.

The financial support provided by the BHP Billiton Group will ensure the Program Company has immediate access to finance for environmental remediation or other capital requirements, in accordance with its shareholder obligations, prior to the accumulation of sufficient funds in the Program Company from future dividend flows.

Following the equity transfer, the BHP Billiton Group will no longer benefit financially from the Ok Tedi mine operations and, as a result, the BHP Billiton Group negotiated the agreement for its withdrawal to provide protection from any future liabilities including legal claims. The legal arrangements encompass a series of legal releases, indemnities and warranties that safeguard the BHP Billiton Group’s interests following its formal exit from the project.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

IMPACT OF NEW ACCOUNTING STANDARDS

The BHP Billiton Group has adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) effective 1 July 2002. In accordance with SFAS 142, the BHP Billiton Group ceased to amortise goodwill and instead adopted a policy whereby goodwill is tested for impairment on an annual basis by each reporting unit, or on a more regular basis should circumstances dictate. The Group completed its initial review of goodwill impairment as at 1 July 2002, in accordance with the transitional rules of SFAS 142, and determined at that date that there was no impairment of goodwill indicated. Notwithstanding this, the Group expects that the allocation of goodwill to reporting units that are fundamentally based on depleting reserves of minerals and finite lived assets will lead to regular computed impairments of goodwill. Such impairments will result in charges to income. The Group, in accordance with the provisions of SFAS 142, will be conducting annual impairment reviews. These are scheduled for completion in the fourth quarter of the year.

As required by SFAS 142, the balance of goodwill resulting from the initial application of SFAS 142 by Customer Sector Group is:

	Balance as of 1 July 2002 US$M	Balance as of 31 December 2002 US$M
Aluminium	1 426	1 426
Base Metals	597	597
Carbon Steel Materials	285	285
Diamonds and Specialty Products	154	154
Energy Coal	384	384
Stainless Steel Materials	343	343

	3 189	3 189

The following table summarises the effects of SFAS 142 on net income had it been applied retroactively to 2002:

	For the year ended 30 June 2002 US$M	For the half year ended 31 December 2001 US$M
Net income of the BHP Billiton Group for the purposes of US GAAP	1 249	982
Add back: Goodwill Amortisation	133	66

Adjusted net income of the BHP Billiton Group for the purposes of US GAAP	1 382	1 048

Earnings per share—US GAAP(a)(b) (US cents)
Basic —as reported	0.21	0.16
—goodwill amortisation(c)	0.02	0.01
—adjusted	0.23	0.17
Diluted —as reported	0.21	0.16
—goodwill amortisation(c)	0.02	0.01
—adjusted	0.23	0.17

(a)	Based on the weighted average number of shares on issue for the period.

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

(b)	For the period indicated, each American Depository Share (ADS) represents two ordinary shares. Therefore the earnings per ADS under US GAAP is a multiple of two from the above earnings per share disclosure.
(c)	All goodwill amortisation is attributable to continuing operations.

The following table summarises other intangible assets of the BHP Billiton Group at as 31 December 2002 and 30 June 2002.

Other Intangible Assets	As at 31 December 2002 US$M	As at 30 June 2002 US$M
Long term customer contracts at gross book value	40	40
deduct amounts amortised(a)(b)	2	1

	38	39

(a)	Gross amortisation expense for other intangible assets for the half year ended 31 December 2002 was US$0.65 million.
(b)	Estimated gross amortisation expense for other intangible assets for the next five financial years is US$1.3 million per annum.

In August 2001, the FASB also issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). While SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, it retains many of the fundamental provisions of that statement. SFAS 144 also supersedes the accounting and reporting provisions of APB 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The adoption of SFAS 144 on 1 July 2002 did not have a material impact on the operating results or financial position of the BHP Billiton Group.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). It is effective for exit or disposal activities initiated after 31 December 2002. SFAS 146 requires that costs associated with exit or disposal activities be recognised at fair value when they meet the definition of a liability rather than at the date of a commitment to an exit or disposal plan. The BHP Billiton Group has not adopted this standard early and has not evaluated the potential impact of any of this new standard on its future financial performance, financial position or financial statement disclosure.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FAS 123” (SFAS 148). SFAS 148 amends Statement of Financial Accounting Standards No. 123 “Accounting for Stock-based Compensation” (SFAS 123), to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based

BHP BILLITON GROUP INTERIM FINANCIAL INFORMATION

Unless otherwise indicated, this financial information is

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL INFORMATION—(Continued)

employee compensation. Finally, SFAS 148 amends APB Opinion No. 28 “Interim Financial Reporting”, to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending and for interim periods beginning after 15 December 2002.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective for financial statements of interim or annual periods ending after 15 December 2002 and are included in this note. The initial recognition and measurement provisions of FIN 45 apply to guarantees issued or modified after 31 December 2002. The Group does not expect any material impact of FIN 45 on its financial performance or position upon adoption.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust or any other legal structure used to conduct activities or hold assets in which either (a) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (b) the equity investors lack (i) the ability to make decisions about the entity’s activities, (ii) the obligation to absorb the losses of the entity if they occur, and (iii) the right to receive the expected residual returns of the entity if they occur. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46 changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the “primary beneficiary” of that entity. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The requirements of FIN 46 apply immediately to variable interest entities created after 31 January 2003 and to variable interest entities in which an enterprise obtains an interest after that date. The requirements of FIN 46 apply in the first fiscal year or interim period beginning after 15 June 2003 to entities in which an enterprise holds a variable interest that it acquired after 1 February 2003. The Group does not expect the adoption of FIN 46 to have a material effect on its financial position or results of operations.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

BHP Billiton Plc Group

Annual Financial Statements

28 June 2001

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Independent Auditors’ Report

We have audited the consolidated profit and loss accounts, statements of total recognised gains and losses, statements of cash flow and reconciliations of movements in shareholders’ funds for the period 1 July 2000 to 28 June 2001 and each of the years in the two-year period ended 30 June 2000 of BHP Billiton Plc and subsidiaries (“the BHP Billiton Plc Group”). These consolidated financial statements are the responsibility of the board of directors of BHP Billiton Plc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated profit and loss accounts, statements of total recognised gains and losses, statements of cash flow and reconciliations of movements in shareholders’ funds referred to above present fairly, in all material respects, the results of operations and cash flows of the BHP Billiton Plc Group for the period 1 July 2000 to 28 June 2001 and each of the years in the two-year period ended 30 June 2000, in conformity with applicable generally accepted accounting principles in the United Kingdom.

As explained in the accounting policies, these consolidated financial statements have been drawn up for the purpose of showing the results of operations and cash flows of the BHP Billiton Plc Group without giving effect to the merger with the BHP Billiton Limited Group which was completed on 29 June 2001. Accordingly, these financial statements do not include the results of operations or cash flows of BHP Billiton Limited and its subsidiaries.

As discussed in the note to the financial statements on accounting policies, the Company changed its method of accounting for income taxes in 2001.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected the BHP Billiton Plc Group results of operations for the period 1 July 2000 to 28 June 2001 and each of the years in the two-year period ended 30 June 2000 to the extent summarised in Note 24 to the consolidated financial statements referred to above.

/s/    PRICEWATERHOUSECOOPERS

PRICEWATERHOUSECOOPERS

London

3 September 2001

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Contents

Consolidated profit and loss account

Consolidated statement of total recognised gains and losses

Consolidated statement of cash flows

Notes to the financial statements

Notes to the financial statements

Accounting policies

1	Principal subsidiaries, joint ventures, associates and joint arrangements
2	Exceptional items
3	Segmental analysis by business
4	Geographical analysis
5	Operating costs
6	Net interest and similar items payable/(receivable)
7	Employees
8	Tax on profit on ordinary activities
9	Dividends
10	Earnings per share
11	Financial instruments
12	Reconciliation of movements in shareholders’ funds
13	Commitments
14	Pensions and post-retirement medical benefits
15	Reconciliation of operating profits to net cash inflow from operating activities
16	Returns on investments and servicing of finance
17	Capital expenditure and financial investment
18	Acquisitions and disposals
19	Management of liquid resources
20	Financing
21	Analysis of net debt
22	Related parties
23	Contingent liabilities
24	Summary of differences between UK and US generally accepted accounting principles (“GAAP”)
25	Subsequent events

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Consolidated Profit and Loss Account

		For the period 1 July 2000 to 28 June 2001
	Note	2001 excluding exceptional items US$m	2001 exceptional items (Note 2) US$m	2001 including exceptional items US$m	2000 restated US$m	1999 restated US$m
Turnover including share of joint ventures’ and associates’ turnover:
Group production	3	5,363	—	5,363	4,766	4,320
Trading and metals distribution		1,970	—	1,970	784	854

	3,4	7,333	—	7,333	5,550	5,174
Less: share of joint ventures’ and associates’ turnover included above	3,4	(673)	—	(673)	(559)	(552)

Group turnover	3,4	6,660	—	6,660	4,991	4,622

Turnover from Group production (excluding joint ventures and associates)	3	4,749	—	4,749	4,241	3,834

Continuing operations		4,573	—	4,573	4,241	3,734
Acquisitions	3	176	—	176	—	100

Related operating costs	5	(3,864)	35	(3,829)	(3,578)	(3,352)

Operating profit from Group production	3	885	35	920	663	482
Operating profit from trading and metals distribution		44	—	44	18	5

Group operating profit	3,4	929	35	964	681	487
Share of operating profit of joint ventures and associates	3,4	191	(114)	77	162	158

Operating profit including share of profits of joint ventures and associates	3,4	1,120	(79)	1,041	843	645

Continuing operations		1,032	(79)	953	843	634
Acquisitions	3	88	—	88	—	11

Merger transaction costs		—	(55)	(55)	—	—
Income from other fixed asset investments		18	—	18	8	12
Net interest and similar items payable
—Group	6	(117)	—	(117)	(11)	(62)
—Joint ventures and associates	6	(4)	—	(4)	(10)	(22)

Profit on ordinary activities before taxation	3,4	1,017	(134)	883	830	573
Tax on profit on ordinary activities	8	(311)	15	(296)	(223)	(143)

Profit on ordinary activities after taxation		706	(119)	587	607	430
Equity minority interests		(13)	34	21	(41)	(48)

Attributable profit		693	(85)	608	566	382
Dividends to shareholders	9	(278)	—	(278)	(232)	(218)

Retained profit for the financial year		415	(85)	330	334	164

Basic earnings per ordinary share (US cents)(a)	10	31		27	27	18
Diluted earnings per ordinary share (US cents)(a)	10	31		27	27	18
Dividend per ordinary share (US cents)	9			12.00	11.25	10.5

Attributable profit represents the profit for the financial period. All amounts are derived from continuing activities. There is no difference between the historical cost profits and losses and the profits and losses as presented in the profit and loss account above. Included within turnover and operating profit is US$1,146 million (2000: US$ nil; 1999: US$100 million) and US$88 million (2000: US$ nil; 1999: US$11 million) respectively attributable to acquisitions.

(a)	Whilst the presentation of earnings per share excluding exceptional items is acceptable under UK GAAP, this presentation is not permitted under US GAAP. Profit and earnings per share before exceptional items are not measures of financial performance under US GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by US GAAP as a measurement of the BHP Billiton Group’s profitability or liquidity. All registrants do not calculate profit and earnings per share before exceptional items in the same manner, and accordingly, profit and earnings per share before exceptional items may not be comparable with other registrants. Refer to note 2 for details of exceptional items excluded and to note 10 for details of the calculations.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Consolidated Statement of Total Recognised Gains & Losses

	For the period 1 July 2000 to 28 June 2001
	BHP Billiton Plc Group (excluding JVAs)			Joint ventures and associates (JVAs)			BHP Billiton Plc Group
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Attributable profit for the financial period	526	460	301	82	106	81	608	566	382
Exchange gains and losses on foreign currency net investments	—	(7)	(14)	—	—	—	—	(7)	(14)

Total recognised gains for the period	526	453	287	82	106	81	608	559	368

Prior year adjustments arising from the implementation of revised accounting policies (refer Accounting Policies):
—Deferred taxation	(171)	—	—	(29)	—	—	(200)	—	—
—Exploration	(15)	—	—	—	—	—	(15)	—	—
—Provisions	—	—	21	—	—	—	—	—	21

Total recognised gains since last annual report	340	453	308	53	106	81	393	559	389

Exchange gains and losses on foreign currency net investments include a related tax charge of US$ nil (2000: US$ nil; 1999: US$11 million).

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

Consolidated Statement of Cash Flows

	For the period 1 July 2000 to 28 June 2001
	Note	2001 US$m	2000 restated US$m	1999 restated US$m
Net cash inflow from Group operating activities	15	1,369	1,040	795
Dividends received from joint ventures		138	98	105
Returns on investments and servicing of finance	16	(216)	(145)	(126)
Taxation		(263)	(140)	(119)
Capital expenditure and financial investment	17	(2,400)	(896)	(579)
Acquisitions and disposals	18	(1,491)	(34)	(1,155)
Equity dividends paid		(246)	(223)	(223)

Net cash flow before management of liquid resources and financing		(3,109)	(300)	(1,302)
Management of liquid resources	19	365	(232)	1,394
Financing	20	2,853	643	(299)

—Issue of shares / Share Repurchase Scheme		850	(2)	(116)
—Debt		2,003	645	(183)

Increase in cash in the year	21	109	111	(207)

Reconciliation of net cash flow to movement in net debt
Increase in cash in the year	21	109	111	(207)
Cash flow from debt and lease financing	20	(2,003)	(645)	183
Cash flow from management of liquid resources	19	(365)	232	(1,394)

Change in net debt arising from cash flows		(2,259)	(302)	(1,418)
Loans acquired with subsidiaries	21	(665)	—	(42)
Other non-cash movements	21	—	7	(15)
Exchange adjustments	21	121	84	12

Movement in net debt		(2,803)	(211)	(1,463)
Net debt at start of year	21	(1,183)	(972)	491

Net debt at end of year	21	(3,986)	(1,183)	(972)

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS

Notes to the financial statements

Accounting Policies

Basis of accounting

On 29 June 2001, BHP Billiton Plc (previously known as Billiton Plc), a UK listed company, and BHP Billiton Limited (previously known as BHP Limited), an Australian listed company, entered into a Dual Listed Companies (“DLC”) merger. The consolidated financial statements set out herein have been drawn up for the purpose of showing the results of operations and cashflows of the BHP Billiton Plc Group as it was prior to the DLC merger (the BHP Billiton Plc pre-merger group) and so exclude BHP Billiton Limited and its subsidiaries. The consolidated financial statements have been prepared under the historical cost convention (except as discussed under tangible fixed assets below) and in accordance with applicable accounting standards and the United Kingdom Companies Act 1985 as applicable to the BHP Billiton Plc pre-merger group, except as described in the accounting policies note on foreign currencies.

The consolidated financial statements reflect the results of subsidiaries included in the BHP Billiton Plc  pre-merger group (and exclude BHP Billiton Limited and its subsidiaries for the reasons set out above). Where the BHP Billiton Plc pre-merger group’s interest is less than 100%, the share attributable to outside shareholders is reflected in minority interests. The accounting policies have been applied consistently in the preparation of the consolidated financial statements.

Application of new accounting standards and changes in accounting policies

The BHP Billiton Plc Group has adopted the transitional provisions of FRS 17 “Retirement Benefits” and has adopted FRS 18 “Accounting Policies” and FRS 19 “Deferred Tax”.

In accordance with the transitional arrangements under FRS 17 full implementation is only required for accounting periods ending after 22 June 2003. For the current year additional disclosures only are required prior to full implementation.

The adoption of FRS 18 has had no effect on the results for the period nor on amounts disclosed for prior periods.

FRS 19 has been adopted in advance of the mandatory effective date for all periods presented. Prior to the adoption of FRS 19, the BHP Billiton Plc Group provided for deferred taxation under the liability method, only to the extent that it was probable that a liability or asset would crystallise in the foreseeable future. As a result of FRS 19, the new policy requires that full provision is made for deferred taxation on all timing differences which have arisen but have not reversed at the balance sheet date, except as follows:

•	Tax payable on the future remittance of the past earnings of subsidiaries, associates and joint ventures is provided only to the extent that dividends have been accrued as receivable or a binding agreement to distribute all past earnings exists;

•	Deferred tax is not recognised on the difference between book values and fair values of non-monetary assets arising on acquisitions or purchased fixed assets which have subsequently been revalued unless there is a binding agreement to sell such an asset and the gain or loss expected to arise has been recognised; and

•	Deferred tax assets are recognised only to the extent that it is more likely than not that they will be recovered.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The adoption of the new policy, which has been made by way of an adjustment to previously published results as though the revised policy had always been applied by the BHP Billiton Plc Group, has had the following effects:

•	The previously published figures at 1 July 1999 and 30 June 2000 have been restated as follows:

(a)	the deferred tax balance has been increased by US$288 million and US$294 million respectively;

(b)	goodwill has been increased by US$111 million and US$104 million respectively due to increased deferred tax liabilities at the date of acquisition of businesses; and

(c)	investments in joint ventures have been reduced by US$49 million for both periods resulting in decreases in shareholders’ funds of US$189 million and US$200 million after taking account of the change in minority interests of US$37 million and US$39 million respectively;

•	Operating profit and the tax on profit on ordinary activities for the year ended 30 June 2000 have been decreased by US$7 million and increased by US$6 million respectively from the figures previously published, resulting in profit after tax and attributable profit being decreased by US$13 million and US$11 million respectively;

•	Operating profit and the tax on profit on ordinary activities for the year ended 30 June 1999 have been decreased by US$5 million and increased by US$11 million respectively from the figures previously published, resulting in profit after tax and attributable profit being decreased by US$16 million and US$1 million respectively; and

•	The impact on the current year operating profit and charge for taxation is a decrease of US$7 million and of US$58 million respectively, resulting in attributable profit being increased by US$37 million, of which US$18 million is attributable to exceptional items.

Prior to 28 June 2001 the BHP Billiton Plc Group’s policies for the treatment of exploration expenditure was that expenditure incurred prior to a project being considered to be commercially viable was recognised as a charge in the profit and loss account. Expenditure incurred subsequent to the determination of commercial viability was capitalised. Further, the BHP Billiton Plc Group’s policy required the write back of provisions established prior to a project being considered to be commercially viable, to the extent that the relevant costs were recoverable.

For the period 1 July 2000 to 28 June 2001 the BHP Billiton Plc Group’s policy has changed to preclude the write back of costs previously recognised in the profit and loss account when a project is considered to have become commercially viable.

The adoption of the new policy, which has been made by way of an adjustment to previously published results as though the revised policy had always been applied by the BHP Billiton Plc Group, has had the following effects:

•	Exploration expenditure at 1 July 1999 and 30 June 2000 and shareholders’ funds as at those dates have been reduced by US$15 million; and

•	The current year exploration cost has been reduced by US$5 million and profit after tax has been increased by the same amount.

Acquisitions, disposals and goodwill

On the acquisition of a business, fair values reflecting conditions at the date of acquisition are attributed to the identifiable separable assets and liabilities acquired. On the acquisition of a minority interest in a subsidiary

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

undertaking, attributable fair values are recognised in relation to the relevant proportion of the identifiable separable assets and liabilities of the subsidiary undertaking.

Mineral reserves and resources, which can be reliably valued are recognised in the assessment of fair values on acquisition. Other potential reserves and resources and mineral rights, for which, in the Directors’ opinion, values cannot reliably be determined, are not recognised. Accordingly, goodwill arising on acquisition may include amounts in respect of these items.

Where the fair value of the consideration paid exceeds the fair value of the separable assets and liabilities acquired, the difference is treated as purchased goodwill and any excess of the fair value of the separable assets and liabilities acquired over the fair value of the consideration given is treated as negative goodwill. Goodwill arising on acquisitions since 1 July 1998 is capitalised and amortised over its estimated useful economic life. Currently, useful economic lives range between 17 and 20 years. Negative goodwill arising on acquisitions since 1 July 1998 is capitalised and released to the profit and loss account in proportion to the realisation of the non-monetary assets acquired. Goodwill and negative goodwill arising on acquisitions prior to 1 July 1998 remain set off against reserves.

On the subsequent disposal or termination of a previously acquired business, the profit or loss on disposal or termination is calculated after charging or crediting the amount of any related goodwill previously taken directly to reserves or the unamortised balance of any goodwill capitalised.

Joint ventures

A joint venture is an entity in which the BHP Billiton Group holds a long-term interest and which is jointly controlled by the BHP Billiton Group and one or more other venturers. Decisions regarding the financial and operating policies essential to the activities, economic performance and financial position of that venture require the consent of each of the venturers that together jointly control the entity. A formal agreement between these venturers is not necessary to create joint control provided that in practice each relevant venturer’s consent is required for strategic decisions.

The results of joint ventures are accounted for using the gross equity method of accounting. Under the gross equity method, the cost of the investment in the venture is adjusted by BHP Billiton Group’s proportionate share of the results of operations of the venture.

Joint arrangements

The BHP Billiton Group has certain contractual arrangements with other participants to engage in joint activities where all significant matters of operating and financial policy are determined by the participants such that the entity itself has no significant independence to pursue its own commercial strategy. These contractual arrangements do not create an entity, such as a joint venture, due to the fact that the policies are those of the participants, not a separate entity carrying on a trade or business of its own.

The financial statements of the BHP Billiton Group include its share of the assets, liabilities and cash flows in such joint arrangements, measured in accordance with the terms of each arrangement, which is usually pro-rata to the BHP Billiton Group’s interest in the joint arrangement.

Foreign currencies

The BHP Billiton Plc Group’s reporting currency is US dollars as this is the dominant currency in which the BHP Billiton Plc Group companies operate.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Transactions denominated in foreign currencies are recorded using the exchange rate ruling at the date of the transaction or, if hedged forward, at the rate of exchange under the related forward currency contract. Foreign currency deposits held to meet known commitments for capital expenditure are translated at the rate of exchange at the date of the purchase of the deposit. Other monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the balance sheet date and the gains or losses on retranslation are included in the consolidated profit and loss account.

Subsidiaries and joint ventures which maintain their accounting records in a currency different to the currency of the primary economic environment in which they operate (“functional currency”) translate their accounts into the functional currency using the temporal method prior to consolidation. In effect this results in non-monetary assets and liabilities being recorded at their historical cost expressed in functional currency whilst monetary assets and liabilities are stated at the closing rate. Differences on translation are included in the profit and loss account.

Profit and loss accounts of subsidiaries and joint ventures which have functional currencies other than US dollars are translated to US dollars at average rates for the relevant reporting period, other than material exceptional items which are translated at the rate at the date of the transaction. Assets and liabilities are translated at exchange rates prevailing at the relevant balance sheet date. Exchange variations resulting from the retranslation at closing rate of the net investment in such subsidiaries and joint ventures, together with differences between their profit and loss accounts translated at average and closing rates, are shown as a movement in reserves and in the consolidated statement of total recognised gains and losses. Exchange differences arising on long-term foreign currency borrowings used to finance such investments, together with any related taxation, are also shown as a movement in reserves and in the consolidated statement of total recognised gains and losses.

The inclusion in the profit and loss account of exchange gains and losses on unsettled transactions is required by accounting standards in order to give a true and fair view of the BHP Billiton Plc Group’s results. Compliance with accounting standards overrides the requirement of the United Kingdom Companies Act 1985 that only profits realised at the balance sheet date be included in the profit and loss account. The effect is disclosed in Note 6.

Financial instruments

The accounting method used for derivative financial instruments (such as forward exchange contracts, currency swaps and commodity contracts) is determined by whether or not the instrument is designated as a hedge of an existing exposure or a firm commitment and, if so, by the accounting method used for the item being hedged.

Financial instruments used to hedge existing exposures are included at market value with the resulting gains and losses taken to income when the gains and losses on the underlying hedged transactions are recognised. Gains and losses on hedges of firm commitments are deferred and recognised when any gains or losses on the hedged transaction are recognised. Derivative financial instruments that are not designated as a hedge are valued at market at balance sheet date, and gains and losses are taken to the profit and loss account.

Tangible fixed assets

Mineral rights

Mineral rights acquired by the BHP Billiton Plc Group are accounted for at cost with provisions made where impairments in value have occurred. Exploitable mineral rights are capitalised and depreciated over the production life of the asset.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Mineral leases

The BHP Billiton Plc Group’s minerals leases are of sufficient duration (or convey a legal right to renew for sufficient duration) to enable all reserves on the leased properties to be mined in accordance with current production schedules.

Exploration, evaluation and development expenditure

In respect of minerals, exploration and evaluation expenditure is charged to the profit and loss account as incurred except in respect of cost centres where:

•	It is expected that the expenditure will be recouped by future exploitation or sale; or

•	Substantial exploration and evaluation activities have identified a mineral resource but these activities have not reached a stage which permits a reasonable assessment of the existence of commercially recoverable reserves, in which case the expenditure is capitalised.

Other tangible fixed assets

The cost of other tangible fixed assets includes financing and other appropriate direct and indirect costs incurred on major capital projects from the commencement of construction until the start of commercial production.

Depreciation, depletion and amortisation

The book value of tangible fixed assets (including the original capital expenditure on mines and any subsequent replacement expenditure) is depreciated over the useful economic lives of the specific assets concerned or the life of the mine or lease, if shorter. The major fixed assets are depreciated as follows:

Freehold land	Not depreciated

Freehold buildings	25-50 years straight line

Leasehold land and buildings	On a straight line basis over the life of the lease up to a maximum of 50 years

Other mining assets	Over the life of the proven and probable reserves

Plant and machinery	Economic useful life (4 to 30 years)

Vehicles	Economic useful life (3 to 5 years)

Computer systems	Up to 8 years

Changes in estimates are accounted for over the estimated remaining economic life or the remaining commercial reserves of each project as applicable.

Other investments

Fixed asset investments, other than joint ventures and associates, are stated individually at cost less provisions for impairments.

Current asset investments are valued at the lower of cost and net realisable value. In determining net realisable values, market values are used in the case of listed investments and Directors’ estimates are used in the case of unlisted investments.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Employee share awards

The estimated cost of share awards made by the BHP Billiton Plc Group are charged to profit over the period to the date of expected vesting or the performance period as appropriate. Where shares are acquired in advance of vesting, the cost of these share investments is included within other fixed asset investments offset by amounts charged to profit relating to those shares.

Stocks

Stocks and work in progress are valued at the lower of cost and net realisable value. Cost is determined primarily on the basis of average costs. In some cases, the first-in-first-out method or actual cost is used. For processed inventories, cost is derived on an absorption costing basis. Cost comprises cost of production, including attributable mining and manufacturing overheads.

Deferred taxation

Corporation tax

Full provision is made for deferred taxation on all timing differences, which have arisen but not reversed at the balance sheet date, except as follows:

•	Tax payable on the future remittance of the past earnings of subsidiaries, associates and joint ventures is provided only to the extent that dividends have been accrued as receivable or a binding agreement to distribute all past earnings exists;

•	Deferred tax is not recognised on the difference between book values and fair values of non-monetary assets arising on acquisitions or purchased fixed assets which have subsequently been revalued unless there is a binding agreement to sell such an asset and the gain or loss expected to arise has been recognised; and

•	Deferred tax assets are recognised only to the extent that it is more likely than not that they will be recovered.

Resource rent taxes and royalties

Resource rent taxes and royalties are charges to operating profit; full provision is made for all timing differences which have arisen but not reversed at the balance sheet date except that carried forward resource rent tax benefits are recognised only to the extent that it is more likely than not that they will be recovered.

Provision for employee benefits

Provision is made in the accounts for all employee benefits, including on-costs. In relation to industry-based long service leave funds, the BHP Billiton Plc Group’s share of debtors and creditors, including obligations for funding shortfalls, have been recognised.

Pension costs and other post-retirement benefits

The BHP Billiton Plc Group operates or participates in a number of pension schemes throughout the world. The funding of the schemes complies with local regulations. The assets of the schemes are generally held separately from those of the BHP Billiton Plc Group and are administered by trustees or management boards. For schemes of the defined-contribution type or those operated on an industry-wide basis where it is not possible to identify assets attributable to the participation by the BHP Billiton Plc Group’s employees, the pension charge is calculated on the basis of contributions payable. For defined-benefit schemes, the cost of providing pensions is charged to the profit and loss account so as to allocate the cost systematically over the employees’ service lives on the basis of independent actuarial advice.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Certain BHP Billiton Plc Group companies provide post-retirement medical benefits to qualifying pensioners. In some cases the benefits are provided through medical care schemes to which the company, the employees, the retirees and covered family members contribute. In some schemes, there is no funding of the benefits before retirement. For the unfunded schemes and for funded schemes where it is possible to identify assets that are attributable to current and future retirees of the BHP Billiton Plc Group companies, the cost of providing the post-retirement benefits is charged to the profit and loss account so as to allocate the cost systematically over the employees’ service lives on the basis of independent actuarial advice. For other funded schemes the charge to the profit and loss account is calculated on the basis of premiums payable.

Leases

Assets held under leases, which result in the BHP Billiton Plc Group receiving substantially all the risks and rewards of ownership of the asset (finance leases) are capitalised as tangible fixed assets at the estimated present value of underlying lease payments.

The corresponding finance lease obligation is included within creditors due within or after more than one year. The interest element is allocated to accounting periods during the lease term to reflect a constant rate of interest on the remaining balance of the obligation for each accounting period.

Rentals paid on operating leases are charged to the profit and loss account on a straight line basis over the lease term. Provision is made for future operating lease payments in relation to surplus lease space when it is first determined that the space will be of no probable future benefit. Operating lease incentives are recognised as a liability when received and subsequently reduced by allocating lease payments between rental expense and the liability.

Decommissioning, site restoration and environmental costs

BHP Billiton Plc Group companies are generally required to restore mine and processing sites at the end of their producing lives to a condition acceptable to the relevant authorities and consistent with the BHP Billiton Plc Group’s environmental policies. The expected cost of any approved decommissioning or restoration programme, discounted to its net present value, is provided and capitalised when the related environmental disturbance occurs, based on the BHP Billiton Plc Group’s interpretation of environmental and regulatory requirements and its own environmental policies where they are more onerous. The capitalised cost is amortised over the life of the operation and the increase in the net present value of the provision for the expected cost is included with interest and similar items. Expected decommissioning and restoration costs are based on the estimated current cost of detailed plans prepared for each site.

The provisions referred to above do not include any amounts related to remediation costs associated with unforeseen circumstances. Such costs are recognised where environmental contamination as a result of chemical spills, seepage or other contingent events gives rise to a loss which is probable and reliably estimable.

The cost of ongoing programs to prevent and control pollution and to rehabilitate the environment is charged to the profit and loss account as incurred.

Turnover

Turnover from the sale of goods and disposal of other assets is recognized when persuasive evidence, usually in the form of an executed sales agreement, of an arrangement exists indicating there has been a transfer of title, risks and rewards to the customer, no further work or processing is required by the BHP Billiton Group, the quantity and quality of the goods has been determined with reasonable accuracy, the price is fixed or determinable, and collectibility is reasonably assured.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

In the majority of sales for most commodities, sales agreements specify that title passes on the bill of lading date which is the date the commodity is delivered to the shipping agent. Revenue is recognized on the bill of lading date. For certain sales (principally coal sales to adjoining power stations), title passes and revenue is recognized when the goods have been received.

In cases where the terms of the executed sales agreement allows for an adjustment to the sales price based on a survey (eg. an assay for mineral content) of the goods by the customer, recognition as revenue of a portion of the sales price is deferred at the time of shipment until a final adjustment is determined. Historically these adjustments have been insignificant.

Exchange rates

The following exchange rates have been utilised in these financial statements

Versus US dollar	2001 average	2000 average	1999 average	28 June 2001	30 June 2000	30 June 1999
South African rand	7.16	6.34	6.05	8.08	6.82	6.04
Australian dollar	1.87	1.59	1.60	1.98	1.66	1.51
Brazilian real	2.01	1.83	1.46	2.30	1.80	1.77
Chilean peso	577	523	N/A	632	540	N/A
Colombian peso	2 233	1 957	1 547	2 297	2 148	1 547
Canadian dollar	1.52	1.48	1.51	1.52	1.48	1.51

The BHP Billiton Plc Group had no holdings in Chile throughout fiscal 1999 and therefore no exchange rate has been quoted above.

Net interest cost

Net interest cost is generally expensed as incurred except where it relates to the financing of construction or development of assets requiring a substantial period of time to prepare for their intended future use. Interest is capitalised up to the date when the asset is ready for its intended use. The amount of interest capitalised for the period is determined by applying the interest rate applicable to appropriate borrowings outstanding during the period to the average amount of accumulated expenditure for the assets during the period.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 1.    Principal Subsidiaries, Joint Ventures, Associates and Joint Arrangements

Subsidiary undertakings

The principal subsidiary undertakings of the BHP Billiton Plc Group, none of which are held directly by BHP Billiton Plc (parent entity), are as follows:

Name	Country of incorporation	Principal activity	BHP Billiton Plc Group’s effective interest
			28 June 2001%	30 June 2000%	30 June 1999%
Billiton Aluminium South Africa Limited	South Africa	Aluminium smelting	100	100	100
Rio Algom Limited	Canada	Holding company	100	—	—
Compania Minera Cerro Colorado Limitada	Chile	Copper	100	—	—
Pering Mine (Pty) Limited	South Africa	Lead and zinc mining	100	100	100
Billiton Metals Canada Inc	Canada	Copper and zinc mining	100	100	100
Ingwe Coal Corporation Limited	South Africa	Coal mining	100	100	100
Coal Operations Australia Limited	Australia	Coal mining	100	100	100
QNI Limited	Australia	Nickel refining	100	100	100
Cerro Matoso SA	Colombia	Nickel mining and ferro-nickel smelting	100	100	99
Samancor Limited	South Africa	Steel and Ferroalloys	60	60	60
Groote Eylandt Mining Co Pty Limited	Australia	Manganese mining	60	60	60
Tasmanian Electro Metallurgical CO Pty Limited	Australia	Manganese alloys	60	60	60
NAMD Inc	United States	Marketing and trading	100	—	—
Billiton Development BV	Netherlands	Exploration	100	100	100
Billiton Marketing BV	Netherlands	Marketing and trading	100	100	100
Billiton Marketing AG	Switzerland	Marketing and trading	100	100	—
Billiton Finance BV	Netherlands	Finance	100	100	100
Billiton International Services Limited	UK	Commercial and technical services	100	100	100
Billiton SA Limited	South Africa	Holding and service company	100	100	100
Billiton Company BV	Netherlands	Holding company	100	100	100
Billiton International Metals BV	Netherlands	Commercial and technical services	100	100	100

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The BHP Billiton Plc Group comprises a large number of companies, all unlisted. The list above only includes those companies which principally affect the profit or net assets of the BHP Billiton Plc Group together with the principal intermediate holding companies.

Until the acquisition of its remaining minority interest in October 1998, the BHP Billiton Plc Group exercised influence over the operating and financial policies of Trans-Natal Coal Corporation Limited equivalent to that which the holder of the majority of voting shares would be able to exercise and up to that date, Trans-Natal Coal Corporation Limited held more than 50% of the ordinary share capital and voting rights in Ingwe Coal Corporation Limited. Both companies were therefore subsidiary undertakings of BHP Billiton Plc (parent entity) throughout the period 1 July 2000 to 28 June 2001 and each of the two years ended 30 June 2000.

Joint ventures

The principal joint ventures of the BHP Billiton Plc Group are set out below. Where the BHP Billiton Plc Group’s interest in a joint venture was held by a subsidiary undertaking which was not wholly owned by the BHP Billiton Plc Group, the subsidiary undertaking is indicated below:

Name	Country of incorporation	Principal activity	BHP Billiton Plc Group’s effective interest
			28 June 2001%	30 June 2000%	30 June 1999%
Richards Bay Minerals(i)	South Africa	Titanium dioxide and mineral sands	50	50	50
Columbus Joint Venture(ii)	South Africa	Stainless steel production	20	20	20
Polyfos (Pty) Limited(ii)	South Africa	Manufacture of sodium tripolyphosphate	—	29	29
Carbones del Cerrejon SA	Colombia	Steaming coal	33	—	—
Cerrejon Zona Norte SA	Colombia	Steaming coal	17	—	—
Minera Antamina SA	Peru	Copper and zinc mining	34	—	—
Highland Valley Copper	Canada	Copper mining	34	—	—

Notes

(i)	Richards Bay Minerals comprises two legal entities as follows:

Name	Country of incorporation	Principal activity	BHP Billiton Plc Group’s effective interest
			28 June 2001%	30 June 2000%	30 June 1999%
Tisand (Pty) Limited	South Africa	Mineral sands mining	51	51	51
Richards Bay Iron and Titanium (Pty) Limited	South Africa	Titanium dioxide, zircon and rutile	49	49	49

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

In accordance with the shareholder agreement between the BHP Billiton Plc Group and Rio Tinto (which owns the shares of Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited not owned by the BHP Billiton Plc Group), Richards Bay Minerals functions as a single economic entity. The overall profit of Richards Bay Minerals is shared equally between the venturers.

(ii)	Held by Samancor Limited in which the BHP Billiton Group has a 60% interest.

Associates

The principal associate of the BHP Billiton Plc Group is as follows:

Name	Country of incorporation	Principal activity	BHP Billiton Plc Group’s effective interest
			28 June 2001%	30 June 2000%	30 June 1999%
Minera Alumbrera Limited	Argentina	Copper and gold mining	25	—	—

Proportionally included joint arrangements

The principal joint arrangements in which the BHP Billiton Plc Group has a participating interest and which are proportionally included in the financial statements are set out below. Where the BHP Billiton Plc Group’s interest was held by a subsidiary undertaking which was not wholly owned by the BHP Billiton Plc Group, the subsidiary undertaking is indicated below:

Name	Country of incorporation	Principal activity	BHP Billiton Plc Group’s effective interest
			28 June 2001%	30 June 2000%	30 June 1999%
Worsley	Australia	Bauxite mining and alumina refinery	86	30	30
Alumar	Brazil	—Alumina refinery	36	36	36
		—Aluminium smelter	46	46	46
NV Billiton Maatschappij Surinam	Surinam	—Bauxite mining	76	76	76
		—Alumina refinery	45	45	45
Valesul Aluminio SA(a)	Brazil	Aluminium smelting	41	41	41
Mozal S.A.R.L.	Mozambique	Aluminium smelter	47	47	47
Middelburg Mine(b)	South Africa	Coal mining	83	83	83
Douglas Colliery(b)	South Africa	Coal mining	83	83	83
Matla Colliery(b)	South Africa	Coal mining	—	50	50
Richards Bay Coal Terminal Company Limited(b)	South Africa	Coal exporting	40	40	42
Rietspruit Mine(b)	South Africa	Coal mining	50	50	50
Bayswater Colliery(c)	Australia	Coal mining	—	83	78
Wallarah Colliery	Australia	Coal mining	80	80	80

Notes:

(a)	The BHP Billiton Plc Group has a 45.5% economic interest in Valesul Aluminio SA.
(b)	Held by Ingwe Coal Corporation Limited.
(c)	During the year the outstanding interest was acquired by Coal Operations Australia Limited

The above joint arrangements are controlled jointly with one or more partners, generally with each partner supplying material, receiving processed resource and paying capital and operating costs in proportion to its interest.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 2.    Exceptional Items

Exceptional items analysed by category:

Write down in carrying value of assets	Gross 2001 US$m	Tax 2001 US$m	Net 2001 US$m
Coal: Lake mines assets	(26)	6	(20)
Stainless steel: Columbus joint venture assets(a)	(114)	30	(84)

	(140)	36	(104)

Sale of expansion rights
Aluminium: Mozal II(b)	61	(21)	40

	61	(21)	40

Merger transaction costs
Central items	(55)	—	(55)

	(55)	—	(55)

Exceptional items	(134)	15	(119)

Exceptional items analysed by business segment:
Aluminium	61	(21)	40
Coal	(26)	6	(20)
Steel and ferroalloys	(114)	30	(84)

Ferroalloys	—	—	—
Stainless steel	(114)	30	(84)

Central items	(55)	—	(55)

Exceptional items	(134)	15	(119)

(a)	The writedown has been presented on a gross investment basis and does not include US$34 million attributable to equity minority interests.
(b)	In addition to its 47% interest in the Mozal aluminium smelter, the BHP Billiton Plc Group owned 85% of any expansion rights. During the year it sold expansion rights of 38% to its partner for consideration valued at US$61 million (US$40 million net of tax). No expenditure had previously been specifically made to acquire the expansion rights and as such the net book value of the expansion rights was nil. Pursuant to the original shareholders agreement, under which the BHP Billiton Group entered into the Mozal joint venture with several other parties, the BHP Billiton Group was given 85% preferential rights in any future expansion phases of the development. These rights were granted to the BHP Billiton Group at no cost, that is without requiring the BHP Billiton Group to fund any special capital contributions or make any one-off payments.

There were no exceptional items for the years ending 30 June 2000 and 30 June 1999 respectively.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 3.    Segmental Analysis by Business

(a)	Turnover is attributable to the mining, refining, smelting, marketing and sale of metals, metal products, minerals and coal. Total turnover by business segment is as follows:

	BHP Billiton Plc Group (excluding JVAs)			Joint ventures and associates (JVAs)			BHP Billiton Plc Group
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Aluminium	2,939	2,323	2,073	32	34	87	2,971	2,357	2,160
Base metals	273	197	237	90	6	2	363	203	239
Coal	1,268	1,012	1,106	83	—	—	1,351	1,012	1,106
Nickel	457	497	287	—	—	—	457	497	287
Steel and ferroalloys	926	962	919	199	243	178	1,125	1,205	1,097

Ferroalloys	926	962	919	43	64	51	969	1,026	970
Stainless steel	—	—	—	156	179	127	156	179	127

Titanium minerals	—	—	—	269	276	285	269	276	285
Metals distribution	797	—	—	—	—	—	797	—	—

	6,660	4,991	4,622	673	559	552	7,333	5,550	5,174

Turnover from acquisitions included above:
Base metals	176	—	100	90	—	—	266	—	100
Coal	—	—	—	83	—	—	83	—	—
Metals distribution	797	—	—	—	—	—	797	—	—

Turnover attributable to associates of US$44 million (2000: nil; 1999: nil) is included in Base metals.

(b)	Profit on ordinary activities before taxation by business segment is as follows:

	BHP Billiton Plc Group (excluding JVAs)			Joint ventures and associates (JVAs)			BHP Billiton Plc Group
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Aluminium	571	430	273	1	1	2	572	431	275
Base metals	41	27	23	25	—	—	66	27	23
Coal	217	52	154	14	—	—	231	52	154
Nickel	81	140	(20)	—	—	—	81	140	(20)
Steel and ferroalloys	94	142	151	(125)	6	(12)	(31)	148	139

Ferroalloys	94	142	151	—	7	2	94	149	153
Stainless steel	—	—	—	(125)	(1)	(14)	(125)	(1)	(14)

Titanium minerals	—	—	—	162	155	168	162	155	168
Metals distribution	23	—	—	—	—	—	23	—	—
New business and technology	(40)	(52)	(59)	—	—	—	(40)	(52)	(59)
Central items	(23)	(58)	(35)	—	—	—	(23)	(58)	(35)

Operating profit	964	681	487	77	162	158	1,041	843	645
Merger transaction costs	(55)	—	—	—	—	—	(55)	—	—
Income from fixed asset investments	18	8	12	—	—	—	18	8	12
Net interest	(117)	(11)	(62)	(4)	(10)	(22)	(121)	(21)	(84)

Profit before taxation	810	678	437	73	152	136	883	830	573

Operating profit from acquisitions included above:
Base metals	24	—	11	25	—	—	49	—	11
Coal	—	—	—	16	—	—	16	—	—
Metals distribution	23	—	—	—	—	—	23	—	—

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Operating profit attributable to associates of US$22 million (2000: US$ nil; 1999: US$ nil) is included in Base metals.

Included above are exceptional items totaling US$189 million (2000: US$ nil; 1999: US$ nil) which are described in Note 2.

(c)	Turnover from Group production by business segment is as follows:

	BHP Billiton Plc Group (excluding JVAs)			Joint ventures and associates (JVAs)			BHP Billiton Plc Group
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Aluminium	1,957	1,664	1,422	—	6	23	1,957	1,670	1,445
Base metals	260	106	100	90	—	—	350	106	100
Coal	1,168	1,012	1,106	83	—	—	1,251	1,012	1,106
Nickel	457	497	287	—	—	—	457	497	287
Steel and ferroalloys	907	962	919	172	243	178	1,079	1,205	1,097

Ferroalloys	907	962	919	16	64	51	923	1,026	970
Stainless steel	—	—	—	156	179	127	156	179	127

Titanium minerals	—	—	—	269	276	285	269	276	285

	4,749	4,241	3,834	614	525	486	5,363	4,766	4,320

Turnover from acquisitions included above:
Base metals	176	—	100	90	—	—	266	—	100
Coal	—	—	—	83	—	—	83	—	—

Turnover attributable to associates of US$44 million (2000: US$ nil, 1999: US$ nil) is included in Base metals.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

(d)	Operating profit from Group production by business segment is as follows:

	BHP Billiton Plc Group (excluding JVAs)			Joint ventures and associates (JVAs)			BHP Billiton Plc Group
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Aluminium	558	409	267	—	1	2	558	410	269
Base metals	41	30	24	25	—	—	66	30	24
Coal	209	52	154	16	—	—	225	52	154
Nickel	81	140	(20)	—	—	—	81	140	(20)
Steel and ferroalloys	94	142	151	(126)	6	(12)	(32)	148	139

Ferroalloys	94	142	151	(1)	7	2	93	149	153
Stainless steel	—	—	—	(125)	(1)	(14)	(125)	(1)	(14)

Titanium minerals	—	—	—	162	155	168	162	155	168
New business and technology	(40)	(52)	(59)	—	—	—	(40)	(52)	(59)
Central items	(23)	(58)	(35)	—	—	—	(23)	(58)	(35)

	920	663	482	77	162	158	997	825	640

Operating profit from Group production by business segment is as follows:

	BHP Billiton Plc Group (excluding JVAs)			Joint ventures and associates (JVAs)			BHP Billiton Plc Group
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Operating profit from acquisitions included above:
Base metals	24	—	11	25	—	—	49	—	11
Coal	—	—	—	16	—	—	16	—	—

Operating profit attributable to associates of US$22 million (2000: US$ nil; 1999: US$ nil) is included in Base metals.

Included above are exceptional items totaling US$14 million (2000: US$ nil; 1999: US$ nil) which are described in Note 2.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 4.    Geographical Analysis

(a)	Turnover by geographical market is as follows:

	BHP Billiton Plc Group (excluding JVAs)			Joint ventures and associates (JVAs)			BHP Billiton Plc Group
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Southern Africa	749	721	674	60	87	86	809	808	760
Europe	2,723	2,007	1,918	213	133	133	2,936	2,140	2,051
Latin America	148	114	161	31	25	4	179	139	165
Australia	313	286	231	2	3	10	315	289	241
Japan	443	452	554	54	42	29	497	494	583
South Korea	242	249	187	26	12	11	268	261	198
South East Asia	381	428	301	65	44	30	446	472	331
North America	1,443	656	482	211	213	249	1,654	869	731
Rest of World	218	78	114	11	—	—	229	78	114

	6,660	4,991	4,622	673	559	552	7,333	5,550	5,174

(b)	Turnover by geographical origin is as follows:

	BHP Billiton Plc Group (excluding JVAs)			Joint ventures and associates (JVAs)			BHP Billiton Plc Group
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Southern Africa	2,666	2,794	2,679	441	525	486	3,107	3,319	3,165
Europe	1,399	706	871	—	—	—	1,399	706	871
Latin America	890	723	530	127	—	—	1,017	723	530
Australia	838	689	466	—	—	—	838	689	466
North America	867	79	76	105	34	66	972	113	142

	6,660	4,991	4,622	673	559	552	7,333	5,550	5,174

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

(c)	Profit on ordinary activities before taxation, analysed by geographical origin, is as follows:

	BHP Billiton Plc Group (excluding JVAs)			Joint ventures and associates (JVAs)			BHP Billiton Plc Group
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Southern Africa	460	322	413	38	161	157	498	483	570
Europe	156	51	31	—	1	—	156	52	31
Latin America	218	239	48	38	—	—	256	239	48
Australia	132	64	(9)	—	—	—	132	64	(9)
North America	18	22	24	3	—	1	21	22	25
Rest of World	(22)	(17)	(20)	—	—	—	(22)	(17)	(20)

Operating profit	964	681	487	77	162	158	1,041	843	645
Merger costs	(55)	—	—	—	—	—	(55)	—	—
Income from other fixed asset investments	18	8	12	—	—	—	18	8	12
Net interest	(117)	(11)	(62)	(4)	(10)	(22)	(121)	(21)	(84)

Profit before taxation	810	678	437	73	152	136	883	830	573

Note	5. Operating Costs

	2001 US$m	2000 restated US$m	1999 restated US$m
Change in stocks of finished goods and work in progress	(69)	(31)	5
Raw materials and consumables	999	827	832
Staff costs	689	627	604
Amortisation of goodwill and negative goodwill	5	3	(2)
Depreciation of tangible fixed assets	503	382	350
Impairment of tangible fixed assets	34	—	—
Net exploration charge	23	41	41
Loss on sale of fixed assets and joint ventures	21	2	2
Other income	(81)	(5)	(10)
Other operating charges	3,574	2,464	2,313

BHP Billiton Plc Group (excluding JV)	5,698	4,310	4,135
Joint ventures (JV)	594	397	394

Operating costs including joint ventures	6,292	4,707	4,529

Production units
—BHP Billiton Plc Group (excluding JV)	3,829	3,578	3,352
—Joint ventures (JV)	537	363	328
Trading
—BHP Billiton Plc Group (excluding JV)	1,869	732	783
—Joint ventures (JV)	57	34	66

Operating costs including joint ventures	6,292	4,707	4,529

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Other operating charges include the following:

	2001 US$m	2000 restated US$m	1999 restated US$m
Operating lease charges:
Land and buildings	9	10	5
Other lease charges	18	5	8

Audit fees for the period amounted to US$5 million (2000: US$3 million; 1999: US$4 million) and amounts paid to auditors for other services amounted to US$20 million (2000: US$9 million; 1999: US$6 million).

Operating costs for the period 1 July 2000 to 28 June 2001 include US$926 million in respect of subsidiaries acquired during the year, impacting as follows: change in stocks of finished goods and work in progress US$1 million, raw materials and consumables US$84 million, staff costs US$95 million, amortisation of goodwill and negative goodwill US$2 million, depreciation of tangible fixed assets US$55 million, net exploration charge US$2 million and other operating charges US$687 million.

Note 6.    Net Interest and Similar Items Payable/(Receivable)

	2001 US$m	2000 restated US$m	1999 restated US$m
On bank loans and overdrafts	207	132	111
On all other loans	95	49	49
Finance lease and hire purchase interest	6	6	6

	308	187	166
Dividends on subsidiary company preference shares	20	13	4
Discounting on provisions	11	12	15

	339	212	185
Less: amounts capitalized	(24)	(55)	(22)

	315	157	163
Share of interest of joint ventures	28	26	22
Share of interest of associates	7	—	—

	350	183	185
Other interest receivable	(86)	(68)	(85)
Exchange differences on net debt—BHP Billiton Plc Group (excluding JV)	(112)	(78)	(16)
—Joint ventures (JV)	(31)	(16)	—

Net interest and similar items payable	121	21	84

Net exchange gains primarily represent the effect on borrowings of the depreciation of the rand against the US dollar.

Cumulative unrealised exchange gains of US$383 million have been recognised as at 28 June 2001 (2000: US$309 million; 1999: US$237 million).

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 7.    Employees

The average number of employees, which excludes joint ventures’ employees and includes Executive Directors, during the period was as follows:

	2001 No.	2000 No.	1999 No.
Aluminium	5,045	4,615	4,658
Base metals	1,335	443	494
Coal	11,613	13,749	15,196
Nickel	1,342	1,203	1,139
Steel and ferroalloys	7,092	9,291	10,721
Metals distribution	1,807	—	—
Other	493	510	751

	28,727	29,811	32,959

The aggregate payroll costs of these employees were as follows:

	2001 US$m	2000 restated US$m	1999 restated US$m
Wages, salaries and redundancies	598	554	537
Social security costs	34	17	16
Pension and other post-retirement benefit costs (see Note 14)	48	46	51
Employee share awards	9	10	—

	689	627	604

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 8.    Tax on profit on ordinary activities

	2001 US$m	2000 restated US$m	1999 restated US$m
(a) Analysis of charge in the period
UK Taxation
Corporation tax at 30% (2000: 30%; 1999: 30.75%)
—Current	146	105	100
less double taxation relief	(127)	(100)	(99)

	19	5	1

Australian Taxation
Corporation tax at 34% (2000: 36%; 1999: 36%)
—Current	35	7	10
—Deferred	(44)	(31)	(3)

	(9)	(24)	7

South African taxation
Corporation tax at 30% (2000: 30%; 1999: 30%)
—Current	110	81	36
—Deferred	(40)	(25)	4

	70	56	40

Other overseas taxation
—Current	124	105	40
—Deferred	20	8	(4)

	144	113	36

Share of joint ventures’ tax charge
—Current	54	44	48
—Deferred	(31)	4	7

	23	48	55

Share of associate’s current tax charge	3	—	—
Withholding tax and secondary taxes on companies	46	24	2
Other taxation	—	1	2

	296	223	143

Made up of:
Aggregate current tax
—BHP Billiton Plc Group (excluding JVA)	334	223	91
—Joint ventures and associates (JVA)	57	44	48

	391	267	139

Aggregate deferred tax
—BHP Billiton Plc Group (excluding JVA)	(64)	(48)	(3)
—Joint ventures and associates (JVA)	(31)	4	7

	(95)	(44)	4

	296	223	143

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

	2001 US$m	2000 restated US$m	1999 restated US$m
(b) Factors affecting tax charge for the period
The tax assessed is different than the standard rate of corporation tax in the UK (30%)
The differences are explained below:
Profit on ordinary activities before tax	883	830	573
Tax on profit at UK rate of 30% (2000: 30%; 1999: 30.75%)	265	249	176
Permanent Differences
Amounts over provided in prior years	(4)	(4)	—
Recognition of prior year tax losses	(8)	(3)	—
Non-deductible accounting depreciation and amortisation	17	—	—
Non tax effected operating losses	53	4	27
Tax rate differential on non-UK income	(23)	(2)	(5)
Foreign expenditure including exploration not currently deductible	7	11	—
South African secondary tax on companies	46	24	—
Nondeductible merger costs	18	—	—
Tax rate changes	—	(31)	(21)
Income tax audit	—	(26)	—
Sale of tax certificates	—	—	(25)
BFBV tax ruling	—	—	(25)
Other	(75)	1	16
Total permanent differences	31	(26)	(33)
Deferred tax movements taken on profit and loss accounts
Capital allowances for the period less depreciation	87	(57)	6
Employee entitlements	2	2	(13)
Restoration and rehabilitation	7	12	(7)
Other provisions	2	10	5
Tax losses	(35)	48	(3)
Other	32	29	8
Total timing differences	95	44	(4)

Current tax charge	391	267	139
less deferred tax movements taken to the profit and loss account	(95)	(44)	4

Tax on profit on ordinary activities	296	223	143

The effective tax rate is lower than the UK statutory rate principally due to non-taxable income (particularly exchange gains), settlement of a tax dispute in Australia, the release of deferred tax arising from the rate change in Australia and partial provisioning for deferred taxation, net of secondary tax on companies payable on dividends paid from South African subsidiaries.

The BHP Billiton Plc Group’s effective rate of tax for the year increased in comparison to the prior year principally as a result of Secondary Tax on Companies offset by the incidence of large one-off adjustments.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

(c)	Factors that may affect future tax charges

Whilst the BHP Billiton Plc Group’s functional currency is the US dollar, the majority of its subsidiaries’ tax liabilities are calculated, and paid, in the relevant local currency. In recent periods, a number of these currencies—in particular the South African rand—have fallen in value against the dollar. This has had a significant impact on the BHP Billiton Plc Group’s effective rate of tax and it is anticipated that further movements in exchange will also impact on the future tax charge.

If expedient, for instance to crystallise some of the benefits of the rand weakening against the US dollar, dividends may be repatriated from the BHP Billiton Plc Group’s South African operations. This will result in a liability to secondary tax on companies, thereby increasing the BHP Billiton Plc Group’s overall tax charge.

No deferred tax is recognised on the unremitted earnings of overseas subsidiaries, joint ventures and associates as there are no specific plans for their remittance.

The BHP Billiton Plc Group has significant operations in areas where tax rates are higher than the UK tax rate of 30%. However, this is to some extent counterbalanced by certain tax incentives from which the BHP Billiton Plc Group benefits and some operations in low-taxed regimes. The future BHP Billiton Plc Group tax charge will be influenced by the geographical composition of its profits.

The BHP Billiton Plc Group holds a number of assets at values greater than their respective tax costs. Were some/all of these to be sold, there would be a tax liability. Currently, there are no specific plans for divestments and it is not possible to quantify the contingent liability as different methods of disposal would impact on the nature of the tax cost eg sale of a fixed asset may result in the recoupment of allowances while the sale of the company housing the same asset may result in a liability to capital gains tax.

Capital gains tax is to be introduced in South Africa with effect from 1 October 2001. This will have the effect of reducing the incidence of one-off tax-free gains in the future.

The BHP Billiton Plc Group has tax losses in various jurisdictions that have not been recognised for accounting purposes. The tax value of these is estimated to be approximately $88m. However, of these approximately $56m may be restricted or forfeited due to anti-avoidance measures triggered by the merger between BHP Ltd and Billiton Plc on 29 June 2001.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

	2001 US$m	2000 restated US$m	1999 restated US$m
(d) Provision for deferred income taxes
Accelerated capital allowances	535	538	507
Employee entitlements	(32)	(21)	(17)
Restoration and rehabilitation	(18)	(11)	(9)
Other provisions	(20)	(12)	(7)
Tax losses	(31)	(48)	—
Other	(1)	22	15

Provision for deferred tax	433	468	489

Provision at start of period	468	489	465
Acquisition of subsidiary	29	27	23
Deferred tax credit in profit and loss account for period (refer (a))	(64)	(48)	(3)
Exchange loss taken to reserves	—	—	4

Provision at end of period	433	468	489

This provision is included within:
Provision for liabilities and charges	433	468	489

Note 9.    Dividends

Preference shares
5.5% dividend on 50,000 preference shares of £1 each (2000 and 1999: 5.5%)	—	—	—
Ordinary shares
First interim dividend paid of 4 cents per share (2000: 3.75 cents; 1999: 3.5 cents)	92	78	73
Second interim, declared dividend of 8 cents per share (2000 and 1999: nil)	186	—	—
Proposed final dividend of nil cents per share (2000: 7.5 cents; 1999: 7.0 cents)	—	154	145

	278	232	218

Dividends payable in the consolidated profit and loss account are stated net of amounts which are not payable outside the BHP Billiton Plc Group, under the terms of the share repurchase scheme and the Billiton Employee Share Ownership Trust.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 10.    Earnings per share

	2001	2000 restated	1999 restated
Basic earnings per share (US$ cents)
Excluding exceptional items(a)	31	27	18
Including exceptional items	27	27	18
Diluted earnings per share (US$ cents)
Excluding exceptional items(a)	31	27	18
Including exceptional items	27	27	18
Earnings (US$ million)
excluding exceptional items	693	566	382
including exceptional items	608	566	382
Weighted average number of shares (millions)
basic earnings per share	2,255	2,076	2,108
diluted earnings per share	2,269	2,076	2,108

The weighted average number of shares used for the purpose of calculating diluted earnings per share can be reconciled to the number used to calculate basic earnings per share as follows:

Number of Shares (millions)	2001	2000 restated	1999 restated
Basic earnings per share	2,255	2,076	2,108
BHP Billiton Plc employee share awards	14	—	—

Diluted earnings per share	2,269	2,076	2,108

(a)	Whilst the presentation of earnings per share excluding exceptional items is acceptable under UK GAAP, this presentation is not permitted under US GAAP. Profit and earnings per share before exceptional items are not measures of financial performance under US GAAP and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by US GAAP as a measurement of the BHP Billiton Group’s profitability or liquidity. All registrants do not calculate profit and earnings per share before exceptional items in the same manner, and accordingly, profit and earnings per share before exceptional items may not be comparable with other registrants. Refer to note 2 for details of exceptional items excluded.

Note 11.    Financial Instruments

Primary responsibility for identification and control of financial risks rests with the Financial Risk Management Committee (“FRMC”) of the BHP Billiton Plc Group.

The FRMC, which meets monthly, receives reports on, amongst other matters: financing requirements for both existing operations and new capital projects; assessments of risks and rewards implicit in requests for financing; and reports on market forecasts for interest rates, currency movements and commodity prices, including analysis of sensitivities. In addition, the FRMC receives reports on the various risk exposures of the BHP Billiton Plc Group.

On the basis of this information, the FRMC determines the degree to which it is appropriate to use financial instruments, commodity contracts, other hedging instruments (or other methods such as insurance or risk sharing

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

arrangements) or other techniques to mitigate the identified risks. The main risks for which such instruments may be appropriate are interest rate risk, liquidity risk, foreign currency risk and commodity price risk, each of which is described below. In addition, where risks can be mitigated by insurance then the FRMC will decide whether such insurance is appropriate and cost-effective. Its decisions may be implemented directly by BHP Billiton Plc Group management or may be delegated from time to time to be implemented by the management of the production operations.

The BHP Billiton Plc Group’s projects are sufficiently diverse that their impact on the BHP Billiton Plc Group’s overall risk profile can be significant and it is not appropriate to establish umbrella policies in respect of risks. The BHP Billiton Plc Group’s objective therefore is to maintain a flexible and responsive approach to risk management to deal with this fluidity.

In addition, various financial instruments such as trade debtors, trade creditors and accruals arise directly from the BHP Billiton Plc Group’s operations.

It has been, throughout the period under review, the BHP Billiton Plc Group’s policy that no trading in financial instruments or commodity contracts shall be undertaken.

Interest rate risk

Corporate borrowing facilities and surplus funds have generally been at floating rates of interest. The benefits of fixing or capping interest rates on project financing to achieve greater predictability of cash flows have been considered and implemented on a project by project basis.

Liquidity risk

The BHP Billiton Plc Group raised a significant amount of cash in July 1997 and, in December 1997, secured a US$1.5 billion revolving credit facility which is to be repaid in a bullet payment on 19 December 2004. In September 2000 a new US$2 billion credit facility was arranged, of which US$750 million was later cancelled. The credit facility includes two tranches (A and B). Tranche A amounts to US$750 million for three years and is for general corporate expenses. Tranche B amounts to US$500 million and is for one year for the acquisition and the refinancing of the existing debt of Rio Algom. In January 2001 a further US$1 billion facility was arranged to finance the additional acquisition in Worsley. In this overall context it has not been necessary to actively manage the BHP Billiton Plc Group’s short-term liquidity risk and the BHP Billiton Plc Group has been able to balance the cost benefits of short-term borrowing against the need for securing further committed facilities. The prime consideration in the investment of cash is security over the asset and only counterparties of high credit standing are used. Sufficient liquid funds are maintained to meet daily cash requirements.

Currency risk

The BHP Billiton Plc Group has potential currency exposures in respect of items denominated in foreign currencies comprising:

•	transactional exposure in respect of operating costs, capital expenditures and, to a lesser extent, sales incurred in currencies other than the functional currency of operations and in respect of certain exchange control restrictions which require funds to be maintained in currencies other than the functional currency of operations; and

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

•	translational exposures in respect of investments in overseas operations which have functional currencies other than dollars. When not in conflict with exchange control requirements, the BHP Billiton Plc Group’s policy is to minimise translational exposure generally through borrowing in the relevant currency. On acquisition, the BHP Billiton Plc Group will generally look to ensure that this policy is followed as soon as possible, taking into account the cost of switching the currency of borrowings where necessary.

Currency risk in respect of non-functional currency expenditure is reviewed regularly by the FRMC and general guidance on the use of hedges, using foreign exchange contracts or options, is updated regularly for implementation at production unit level. No fixed policy applies and the FRMC takes all current factors into account in its updates. Any individually significant nonfunctional currency expenditure, such as major capital projects, is considered separately by the FRMC.

Commodity price risk

The BHP Billiton Plc Group is exposed to movements in the prices of the products it produces which are generally sold as commodities on the world market. The BHP Billiton Plc Group does, however, have a natural hedge against movements in the aluminium price, as a proportion of its operating costs are linked to the LME aluminium price.

Strategic hedging of the price of the BHP Billiton Plc Group’s production or operating costs is undertaken from time to time. All such hedging programmes are approved by the FRMC. In the past four years there have been two such significant programmes. Firstly, in anticipation of short-term weakness in the aluminium price, approximately 170,000 tonnes of aluminium (20 per cent of annual production) was sold forward in November 1997 at a price in excess of US$1,600/tonne for delivery between July 1998 and February 1999. Secondly, in anticipation of an increase in the aluminium price from historically low levels and in order to fix the price of a portion of input costs which are LME price related, 96,000 tonnes of aluminium was bought forward at a price of US$1,234/tonne for delivery between July 1999 and May 2000.

The following describes the BHP Billiton Plc Group’s financial instruments and how these policies have been applied during the period. Short-term debtors and creditors (other than short-term loans) are excluded from the numerical disclosures below with the exception of the currency risk disclosures.

Financial liabilities—interest rate and currency profile

The currency and interest rate profile of the financial liabilities of the BHP Billiton Plc Group as at 28 June 2001 is as follows:

	Fixed rate 2001 US$m	Floating rate 2001 US$m	Interest- free 2001 US$m	Total 2001 US$m	Fixed rate 2000 US$m	Floating rate 2000 US$m	Interest- free 2000 US$m	Total 2000 US$m	Fixed rate 1999 US$m	Floating rate 1999 US$m	Interest- free 1999 US$m	Total 1999 US$m
Currency
US $	602	3,142	—	3,744	252	845	10	1,107	162	324	12	498
SA Rand	195	367	108	670	310	312	210	832	435	339	45	819
Australian $	14	11	—	25	11	39	—	50	51	82	—	133
Canadian $	232	—	—	232	—	—	—	—	—	—	—	—
Other	5	4	—	9	6	4	—	10	4	10	—	14

	1,048	3,524	108	4,680	579	1,200	220	1,999	652	755	57	1,464

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The figures shown in the table above take into account various interest rate and currency swaps used to manage the interest rate and currency profile of financial liabilities. In particular, the financing for the construction of Billiton Aluminium South Africa’s Hillside smelter was raised in a variety of currencies, including the US dollar and the Deutschmark. In order to meet the then South African exchange control regulations, forward foreign currency contracts were entered into which resulted in the borrowings being, in effect, converted into South African rand.

The floating rate financial liabilities principally comprise bank loans and overdrafts bearing interest at various rates set with reference to the prevailing LIBOR or equivalent for that time period and country.

On 23 December 1994, the BHP Billiton Plc Group entered into an interest rate cap agreement maturing 21 September 2001. As at 28 June 2001 the notional amount of debt still covered by the cap was US$11 million. The interest is capped at 8.5%, and the value of the cap at the period end was zero.

Two further interest rate cap agreements, covering US$62.5 million of debt each and capping interest at 6.3%, matured in June 2001.

The weighted average interest rate of fixed rate liabilities and the weighted average maturity period of fixed rate and interest-free liabilities respectively are as follows:

	Weighted average fixed interest rate % 2001	Weighted average period for which rate is fixed Years 2001	Weighted average period to maturity of the interest- free liabilities Years 2001	Weighted average fixed interest rate % 2000	Weighted average period for which rate is fixed Years 2000	Weighted average period to maturity of the interest- free liabilities Years 2000	Weighted average fixed interest rate % 1999	Weighted average period for which rate is fixed Years 1999	Weighted average Period to maturity of the interest- free liabilities Years 1999
Currency
US $	8	6	—	9	7	7	7	4	8
SA Rand	13	7	14	12	6	1	13	6	1
Australian $	10	2	—	10	5	—	10	5	—
Canadian $	6	1	—	—	—	—	—	—	—
Other	7	10	—	7	9	—	7	10	—

	8	5	14	11	6	2	11	5	2

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Financial assets—interest rate and currency profile

The currency and interest rate profile of the BHP Billiton Plc Group’s financial assets is as follows:

	Fixed rate 2001 US$m	Floating rate 2001 US$m	Interest free 2001 US$m	Total 2001 US$m	Fixed rate 2000 US$m	Floating rate 2000 US$m	Interest free 2000 US$m	Total 2000 US$m	Fixed rate 1999 US$m	Floating rate 1999 US$m	Interest- free 1999 US$m	Total 1999 US$m
Currency
US $	71	762	428	1,261	—	726	60	786	37	394	6	437
SA Rand	27	107	242	376	25	132	227	384	—	150	234	384
Australian $	—	30	—	30	—	18	—	18	—	15	—	15
Canadian $	—	5	20	25	—	21	20	41	—	—	19	19
Other	—	9	—	9	—	18	—	18	—	29	1	30

	98	913	690	1,701	25	915	307	1,247	37	588	260	885

Included in the above interest rate profile is US$12 million (2000: US$25 million; 1999: US$ nil) of fixed interest bearing loans to joint ventures, US$110 million (2000: US$ nil; 1999: US$ nil) of floating interest bearing loans to joint ventures and US$67 million (2000: US$ nil; 1999: US$ nil) of floating interest bearing loans to associates. The remaining US$215 million (2000: US$210 million; 1999: US$224 million) of loans to joint ventures are interest free and have no redemption date. These loans and fixed asset investments of US$420 million (2000: US$78 million; 1999: US$74 million) are included in the above interest rate profile.

The floating rate financial assets earn interest at various rates set with reference to the prevailing LIBOR or equivalent.

Surplus funds have been invested on a fixed deposit/call basis in US dollars with banks which have a minimum A rating and which are members of the BHP Billiton Plc Syndicate of Banks. Limits are in place by bank and the maturity profile of the books was restricted to a maximum of three months.

The US$850 million proceeds from the equity fundraising in September 2000 was used to fund acquisitions during the current year. The cash received from the IPO of Billiton Plc (US$1.5 billion) in 1997 was utilised to fund Group companies and projects, with surpluses deposited in accordance with the investment policy approved by the Board.

Borrowing facilities

The maturity profile of the BHP Billiton Plc Group’s undrawn committed facilities is as follows:

	2001 US$m	2000 US$m	1999 US$m
Expiring in one year or less	52	76	97
Expiring between two and five years	1,350	1,172	1,358
Expiring in more than five years	98	—	—

	1,500	1,248	1,455

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Hedging of financing

Forward foreign currency swaps

Included in the book value of forward foreign currency contracts is US$62 million (2000: US$60 million; 1999: US$63 million) which are linked to short-term and long-term borrowings in respect of Billiton Aluminium South Africa’s Hillside smelter with a book value of US$218 million (2000: US$274 million;1999: US$341 million) which, as a result of South African exchange restrictions, are together treated as synthetic Rand borrowings. In future periods the profit and loss account will reflect exchange differences arising on the synthetic Rand borrowings. The fair value disclosures relating only to the forward currency contract element of the synthetic debt has been calculated by reference to the forward rates that may be available if similar contracts were to be negotiated today.

Finance lease swap

Included within the book value of short and long term liabilities are finance leases which have been swapped from a fixed interest rate to a floating interest rate and from a ten year term to a five year term. The book value of these leases is US$25 million (2000: US$38 million; 1999: US$52 million). The effect of the swap is to match the initial lease obligation by receiving payments over a ten year period at a fixed rate and making payments on a floating rate over five years. For the purpose of the disclosures, the book value of the finance leases is shown as it would be excluding the effect of the finance lease swap, the balance of the book value is allocated to the finance lease swap. The fair value disclosures relate only to the swapped components and reflect the fact that the swap receivable is subject to a fixed rate.

	Forward exchange contracts US$m	Finance lease swap US$m
Unrecognised gains at 1 July 1999	41	15
Gains arising in previous years recognised in the period	(4)	(2)

Gains arising before 30 June 1999 not included in the result for the year	37	13
Decrease in gains arising in previous years	(23)	(2)

Unrecognised gains at 1 July 2000	14	11
Gains arising in previous years recognised in the period	(4)	(2)

Gains arising before 30 June 2000 not included in the results for the period	10	9
Gains/losses arising in the period and not recognised	3	(1)

Unrecognised gains at 28 June 2001	13	8

of which:
Gains expected to be recognised within one year	3	2
Gains expected to be recognised after one year	10	6

	13	8

Other hedging

As described above, from time to time the BHP Billiton Plc Group hedges the following risks using derivative financial instruments:

•	Commodity sales prices. Strategic price hedges are taken out from time to time.

BHP BILLITON GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

•	Input costs. Operating companies hedge non-functional currency operating costs at varying degrees. In addition, strategic hedges of aluminium input costs are taken out from time to time.

•	Capital costs. Nonfunctional currency capital costs are hedged using forward foreign currency contracts to varying degrees.

•	Finance leases. The exposure arising from fluctuations in interest rates is hedged for some finance lease repayments.

The BHP Billiton Plc Group’s marketing and trading operation sells aluminium on the open market at prices which will be set based on the LME price in the month prior to delivery. To reduce the exposure to movements in the LME price, a matching forward sale contract is entered into on the LME, locking in the price at the date on which the sale is contracted.

On maturity, the gains and losses on forward currency contracts used to hedge capital expenditure will be included as part of the cost of the assets under construction. These gains and losses will be charged to the profit and loss account through the depreciation charge over the life of the relevant asset.

Under the BHP Billiton Plc Group’s accounting policy, foreign currency balances which are hedged using forward foreign currency contracts are translated at the exchange rate inherent in the contracts. Consequently, the relevant asset or liability effectively has the gain or loss on the hedging instrument embedded in its carrying value. Such gains and losses are treated as deferred until the underlying position matures.

Unrecognised gains and losses on the instruments used for hedging, and the movements therein, are as follows:

	Gains US$m	Losses US$m	Net gains/ (losses) US$m
Unrecognised gains/(losses) at 1 July 1999	21	(16)	5
(Gains)/losses arising in previous years recognised in the period	(18)	12	(6)
Gains arising in previous years recognised in fixed assets in the period	(3)	—	(3)

Gains/(losses) arising before 30 June 1999 not included in the result for the year	—	(4)	(4)
Gains/(losses) arising in the year and not recognised	2	(4)	(2)

Unrecognised gains/(losses) at 1 July 2000	2	(8)	(6)
(Gains)/losses arising in previous years recognised in the period	(1)	4	3

Gains/(losses) arising before 30 June 2000 not included in the result for the period	1	(4)	(3)
Gains/(losses) arising in the period and not recognised	7	(10)	(3)

Unrecognised gains/(losses) at 28 June 2001	8	(14)	(6)

of which:
Gains/(losses) expected to be recognised within one year	7	(11)	(4)
Gains/(losses) expected to be recognised after one year	1	(3)	(2)

	8	(14)	(6)

The unrecognised losses relate to currency hedges taken out by QNI predominantly prior to its acquisition by Billiton. These hedges were taken out to cover forward operating costs denominated in Australian dollars over a period of up to four years.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Deferred gains and losses on the instruments used for hedging, and the movements therein, are as follows:

Gains US$m
Deferred gains at 1 July 1999	8
Gains arising in previous years recognised in the period	(3)
Gains arising in previous years recognised in fixed assets in the period	(4)

Gains arising before 30 June 1999 not included in the result for the year	1
Gains arising in the year and not recognised	—

Deferred gains at 1 July 2000	1
Gains arising in previous years recognised in the period	(1)

Deferred gains at 28 June 2001	—

Note 12.    Reconciliation of movements in shareholders’ funds

	BHP Billiton Plc Group			BHP Billiton Plc (parent entity)
	2001 US$m	2000 restated US$m	1999 restated US$m	2001 US$m	2000 restated US$m	1999 restated US$m
Profit for the financial period	608	566	382	197	182	204
Other recognised gains and losses	—	(7)	(14)	—	—	—

Total recognised gains	608	559	368	197	182	204
Dividends	(278)	(232)	(218)	(278)	(240)	(224)
Issue of ordinary shares for cash	656	—	—	656	—	—
Share repurchase scheme	194	(2)	(116)	—	—	—
Transfer to profit and loss account for year (goodwill)	4	—	—	—	—	—

Net movement in shareholders’ funds	1,184	325	34	575	(58)	(20)
Shareholders’ funds at start of period as restated	4,759	4,434	4,400	2,302	2,360	2,380

Shareholders’ funds at end of period	5,943	4,759	4,434	2,877	2,302	2,360

The prior year adjustment arises from the implementation during the period of revised accounting policies for deferred tax and exploration.

The Company entered into an arrangement under which it contingently agreed to purchase its own shares from a special purpose vehicle (Strand Investment Holdings Limited) established for that purpose. During the period 1 July 2000 to 28 June 2001, 53,884,402 shares were disposed of for proceeds of US$194 million, At 30 June 2000, 53,884,402 (1999: 53,298,029) ordinary shares were held at an aggregate purchase price of  US$118 million (2000: US$118 million; 1999: US$116 million), which was funded by the Group. The cost of purchasing these shares was deducted from shareholders’ funds. There was no intention to trade these shares and no dividends were paid in respect of them outside the Group. Normally, the United Kingdom Companies Act 1985 requires that interests in own shares be included in the balance sheet as an asset. However, in this case the Directors considered that the arrangements are such that the shares owned by Strand Investment Holdings Limited were effectively repurchased by the Group and so did not constitute an asset of the Group and that to have shown them as such would have failed to show a true and fair view. During the period 1 July 2000 to 28 June 2001 these shares were reissued and no shares were held by Strand Investment Holdings Limited at that date. Strand Investment Holdings Limited was consolidated as part of the BHP Billiton Group in each of the years described.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 13.    Commitments

	2001 US$m	2000 restated US$m	1999 restated US$m
Contracted but not provided for	311	230	337

The BHP Billiton Plc Group has commitments under operating leases to make payments totaling $US25 million for the next year as follows:

	2001 US$m	2000 restated US$m	1999 restated US$m
Land and buildings
Leases which expire:
Within one year	3	4	4
Between two and five years	5	8	13
Over five years	1	3	13

	9	15	30

Other operating leases
Leases which expire:
Within one year	6	2	2
Between two and five years	6	4	4
Over five years	4	5	1

	16	11	7

Note 14.    Pensions and post-retirement medical benefits

The BHP Billiton Plc Group operates or participates in a number of pension schemes throughout the world. The more significant schemes relate to businesses in the Netherlands, South Africa, Canada and the US.

The pension charge for the year is as follows:

	2001 US$m	2000 restated US$m	1999 US$m
Defined contribution schemes	17	21	20
Industry-wide schemes	12	13	12
Defined benefit schemes
regular cost	12	8	11
variation cost	2	(1)	(2)

	43	41	41

To the extent that at any point in time there is a difference between pension cost and contributions paid, a prepayment or creditor is raised. The accumulated difference provided in the balance sheet at 28 June 2001 is US$ nil (2000: a creditor of US$8 million; 1999: a creditor of US$4 million).

The assets of the defined contribution schemes are held separately from BHP Billiton Plc (parent entity) in independently administered funds. The charge in respect of these schemes is calculated on the basis of contributions due in the financial year.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The industry-wide schemes in South Africa are accounted for on the basis of contributions due in the financial year.

The remaining pension schemes are defined benefit schemes. Some of the defined benefit schemes have their assets held separately from BHP Billiton Plc (parent entity) in independently administered funds and others are unfunded. The pension costs and funding for these schemes are assessed in accordance with the advice of professionally qualified actuaries based on the most recent actuarial valuations available.

The actuarial valuations for SSAP 24 purposes determined pension costs using the projected unit method for most schemes. There are exceptions for some schemes that are closed to new members where the attained age method was used. The assumptions used varied by scheme. For the purposes of calculating the accounting charge, surpluses or deficiencies will be recognised through the variation cost component in future accounting periods as a level percentage of payroll.

Of the significant funded schemes there were 11 with funding levels ranging from 71% to 167%. These funding levels are based on a mix of market values and actuarial values of the assets. At the dates of the most recent actuarial valuations, the combined market value of these schemes’ assets was US$449 million.

For the three largest schemes, the main economic assumptions used, market and actuarial value of assets and funding levels at the respective dates of the most recent formal actuarial valuations are as follows:

	Rio Algom Salaried Plan	Rio Algom Inc Metals Distribution Retirement Plan	Billiton International Metals Pension Fund
Country	Canada	US	Netherlands
Date of valuation	31 December 1999	31 December 1999	31 December 2000
Investment return	6.5%	7.75%	4%
Salary growth	5.0%	5%	0%
Pension increases	0%	0%	0%
Asset valuation method	3 year trend value	Market value	Market value
Market value of fund (US$ million)	77	66	54
Actuarial value of fund (US$ million)	77	66	54
Funding level	135%	104%	115%

The BHP Billiton Plc Group provides healthcare benefits, which are not pre-funded, for retired employees and their dependants in South Africa, the US, Canada and Suriname. The post retirement benefit charge, net of employees’ and retirees’ contributions paid, in respect of these benefits was US$5m including exchange differences (2000: US$5m) net of exchange gains of US$9m (2000: US$11m). The charge has been calculated in accordance with UK applicable accounting standards. Where there is a surplus or deficiency between the accrued liability and the provision recorded, the resulting amount is spread forward over future working lifetimes through the variation cost component as a level percentage of payroll. The main actuarial assumptions used in the most recent actuarial valuations of these benefits are as follows:

	South Africa	US	Canada	Suriname
Ultimate healthcare inflation rate	8%	5.5%	3%	5%
Discount rate	12%	7.75%	6.5%	6.5%

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

FRS 17 Retirement Benefits

Whilst the SSAP 24 disclosure and measurement principles have been applied in accounting for pensions and post-retirement medical benefits in these financial statements FRS 17 “Retirement benefits” introduces new disclosure requirements for the first time. The aim of FRS 17 is to move from a long term approach under SSAP 24 to a market-based approach in valuing the assets and liabilities arising from an employer’s retirement benefit obligations and any related funding.

The changes in accounting required to move from a SSAP 24 basis to a market value basis under FRS 17 are substantial. FRS 17 permits these new disclosure and measurement principles to be phased in over a three year period such that this year BHP Billiton Plc (parent entity) is required to solely provide balance sheet disclosures illustrating the pensions assets and liabilities that would have been booked had the measurement principles of FRS 17 been applied. The new disclosure requirements under FRS 17 are as follows.

The BHP Billiton Plc Group operates a number of defined benefit schemes in Canada, US, Europe and South Africa. Full actuarial valuations were carried out as at 28 June 2001 for many of them by local actuaries. For a minority of plans it has been necessary to roll forward liabilities calculated using earlier data. The major assumptions used by the actuary ranged from:

	Canada	US	Europe	South Africa
Salary increases	3.5%	5%	2% to 6%	7%
Pension increases	0%	0%	2% to 2.75%	3.25% to 3.5%
Discount rate	6.5%	7.75%	6%	8.25% to 8.5%
Inflation	2%	4%	2% to 2.75%	6%

The fair market values of the assets of the main defined benefit schemes at 28 June 2001 were (US$m):

	Canada	US	Europe	South Africa
Bonds	56	29	25	26
Equities	43	45	20	72
Property	0	0	0	0
Cash and net current assets	15	3	3	15

Total assets	114	77	48	113

Actuarial liabilities	86	81	75	71
Unrecognised surplus	12	0	0	0
Surplus (deficit) recognised	16	(4)	(27)	42
Related deferred tax (liability)/asset	(7)	1	8	(13)
Net pension asset (liability)	9	(3)	(19)	29

The BHP Billiton Plc Group also operates a number of other post retirement benefit arrangements in South Africa, the US, Canada and Suriname. Full actuarial valuations were carried out as at 28 June 2001 for many of them by local actuaries. For a minority of plans it has been necessary to roll forward liabilities calculated using earlier data. The major assumptions used by the actuary ranged from:

	South Africa	US	Canada	Suriname
Ultimate healthcare inflation rate	8%	5.5%	3%	5%
Discount rate	12%	7.75%	6.5%	6.5%

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The actuarial liabilities of the post-retirement schemes at 28 June 2001 were (US$m):

	South Africa	US	Canada	Suriname
Actuarial liabilities	94	29	27	18
(Deficit)	(94)	(29)	(27)	(18)
Related deferred tax asset	28	12	12	7
Net post-retirement (liability)	(66)	(17)	(15)	(11)

Note 15.    Reconciliation of operating profits to net cash inflow from operating activities

	2001 US$m	2000 restated US$m	1999 restated US$m
Operating profit	964	681	487
Merger costs	(55)	—	—
Depreciation and amortisation	542	385	351
Net exploration charge	23	41	41
Executive share award costs	9	10	4
Loss on sale of fixed assets	21	2	2
(Increase) in stocks	(5)	(13)	3
(Increase)/decrease in debtors	(39)	48	(23)
(Decrease) in creditors	(70)	(74)	(39)
(Decrease) in provisions	(21)	(40)	(31)

Net cashflow from BHP Billiton Plc Group operating activities	1,369	1,040	795

Note 16.    Returns on investments and servicing of finance

	2001 US$m	2000 restated US$m	1999 restated US$m
Interest paid	(279)	(192)	(176)
Dividends paid on subsidiary company preference shares	(10)	(11)	—
Interest received	79	60	78
Other Dividends received	25	10	12
Dividends paid to minorities	(31)	(12)	(40)

Net cashflow from returns on investments and servicing of finance	(216)	(145)	(126)

Note 17.    Capital expenditure and financial investment

	2001 US$m	2000 restated US$m	1999 restated US$m
Purchases of tangible fixed assets	(2,025)	(873)	(664)
Exploration expenditure	(65)	(45)	(51)
Disposals of tangible fixed assets	42	34	42
Purchase of investments	(374)	(42)	(61)
Sale of investments	22	30	155

Net cashflow for capital expenditure and financial investment	(2,400)	(896)	(579)

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Included within purchases of tangible fixed assets is US$1,482 million relating to the additional 56 per cent interest in Worsley alumina refinery and bauxite mine.

Note 18.    Acquisitions and disposals

	2001 US$m	2000 restated US$m	1999 restated US$m
Investment in subsidiaries	(1,187)	(8)	(1,116)
Sale of subsidiaries	4	—	33
Cash/overdraft acquired with subsidiary	102	—	(16)
Cash transferred on disposal	(4)	—	(25)
Investment in joint ventures	(418)	(34)	(32)
Disposal of joint venture	12	8	1

Net cashflow from acquisitions and disposals	(1,491)	(34)	(1,155)

Note 19.    Management of liquid resources

	2001 US$m	2000 restated US$m	1999 restated US$m
Decrease/(increase) in money market deposits	365	(232)	1,394

Net cash inflow/(outflow) from management of liquid resources	365	(232)	1,394

Note 20.    Financing

	2001 US$m	2000 restated US$m	1999 restated US$m
Debt due within one year—repayment of loans	(424)	(218)	(405)
Debt due within one year—drawdowns	763	275	136
Debt due after one year—repayment of loans	(378)	(38)	(466)
Debt due after one year—drawdowns	2,047	619	463
Capital element of finance lease payments	(5)	(9)	(10)
Subsidiary company preference shares	—	16	99

Net cash inflow from debt	2,003	645	(183)
Share repurchase scheme	194	(2)	(116)
Issue of shares	656	—	—

Net cashflow from financing	2,853	643	(299)

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 21.    Analysis of net debt

	At 30 June 1999 US$m	Cash flow US$m	Other non-cash movements US$m	Exchange movements US$m	At 30 June 2000 US$m
Cash at bank and in hand	202	104	—	(9)	297
Overdrafts	(109)	7	—	6	(96)

	93	111	—	(3)	201

Subsidiary company preference shares	(99)	(16)	—	13	(102)
Finance lease obligations	(52)	9	—	5	(38)
Other debt due within one year	(227)	(57)	(85)	6	(363)
Other debt due after one year	(965)	(581)	92	64	(1,390)

	(1,343)	(645)	7	88	(1,893)

Money market deposits	278	232	—	(1)	509

Total	(972)	(302)	7	84	(1,183)

The balance sheet movement in cash including money market deposits is as follows:
Cash at bank and in hand	202	104	—	(9)	297
Money market deposits	278	232	—	(1)	509

	480	336	—	(10)	806

	Acquisitions & disposals US$m	Cash flow US$m	Other non-cash movements US$m	Exchange movements US$m	At 28 June 2001 US$m
Cash at bank and in hand	127	136	—	(17)	543
Overdrafts	(29)	(125)	—	—	(250)

	98	11	—	(17)	293

Subsidiary company preference shares	—	—	—	16	(86)
Finance lease obligations	—	5	—	6	(27)
Other debt due within one year	(365)	(339)	(28)	40	(1,055)
Other debt due after one year	(300)	(1,669)	28	76	(3,255)

	(665)	(2,003)	—	138	(4,423)

Money market deposits	—	(365)	—	—	144

Total	(567)	(2,357)	—	121	(3,986)

The balance sheet movement in cash including money market deposits is as follows:
Cash at bank and in hand	127	136	—	(17)	543
Money market deposits	—	(365)	—	—	144

	127	(229)	—	(17)	687

Money market deposits with financial institutions have a maturity of up to three months.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Note 22.    Related parties

BHP Billiton Plc Group companies have trading relationships with a number of joint ventures of the  BHP Billiton Plc Group. In some cases there are contractual arrangements in place which require BHP Billiton Plc Group companies to source supplies from such undertakings or which require such undertakings to source supplies from BHP Billiton Plc Group companies. In the period 1 July 2000 to 28 June 2001, sales made by BHP Billiton Plc Group entities to such joint ventures amounted to US$266 million (2000: US$331 million; 1999: US$313 million) and purchases amounted to US$2 million (2000: US$2 million; 1999: US$17 million).

All transactions with joint ventures are undertaken in the normal course of business and under normal commercial terms and conditions.

Two Directors, Mr Gilbertson and Mr Davis (resigned 29 June 2001), were granted options to purchase properties owned by the BHP Billiton Plc Group, which they occupy rent free, at open market value at the time the option is exercised. The option period expired 6 October 2001.

Both Mr Gilbertson and Mr Davis have exercised the options granted to them.

Note 23.    Contingent liabilities

BHP Billiton Plc Group

Samancor, together with its joint venture partners, has guaranteed the external borrowings of the Columbus joint venture which, at 28 June 2001, amounted to US$193 million (2000: US$245 million; 1999:  US$288 million) in total. The BHP Billiton Plc Group has given guarantees to Compañía Minera Antamina joint venture and Minera Alumbrera Limited, an associate, at 28 June 2001 of US$370 million (2000: US$ nil; 1999: US$ nil) and US$5 million (2000: US$ nil; 1999: US$ nil) respectively. Other guarantees given by BHP Billiton Plc Group companies amounted to US$143 million (2000: US$90 million; 1999: US$80 million).

BHP Billiton Plc (parent entity)

BHP Billiton Plc (parent entity) has guaranteed financing facilities available to subsidiaries. As at 28 June 2001 such facilities totalled US$2,750 million (2000: US$1,500 million; 1999: US$1,500 million) of which US$1,400 million (2000: US$350 million; 1999: US$285 million) was drawn.

Under the terms of a deed poll guarantee the BHP Billiton Plc (parent entity) has guaranteed certain current and future liabilities of BHP Billiton Limited (parent entity). At 28 June 2001 the guaranteed liabilities amounted to US$3,267 million (2000: US$ nil; 1999: US$ nil).

Note 24.    Summary of differences between UK and US generally accepted accounting principles (“GAAP”)

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”).

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The following is a summary of the material adjustments to attributable profit (net income) and comprehensive income which would have been required to adjust for significant differences between UK and US GAAP.

Reconciliation of consolidated profit and loss account	Note		2001 US$m	2000 US$m	1999 US$m
Attributable profit as reported under UK GAAP(a)			608	566	382

US GAAP adjustments:
Business combinations	(i	)	(78)	(51)	(57)
Pensions	(ii	)	(17)	1	5
Post retirement benefits other than pensions	(iii	)	7	(10)	—
Hedge accounting	(iv	)	(13)	3	18
Synthetic accounting	(v	)	1	(29)	(40)
Investments	(vi	)	(1)	—	9
Start-up costs	(vii	)	(6)	7	1
Shares held by Billiton Employee Share Ownership Trust	(viii	)	—	4	—
Income taxes	(ix	)
• Secondary tax on companies			(15)	15	—
• Deferred taxation effect of US GAAP adjustments			59	13	24
Effect on minority interest of US GAAP adjustments			5	9	(4)
Sale of preferential rights	(x	)	(61)	—	—
Other	(xi	)	(2)	—	3

Net income under US GAAP before cumulative effect of change in accounting principle			487	528	341
Cumulative effect of change in accounting principle for derivatives and hedging activities, net of tax	(iv	)	(5)	—	—

Net income under US GAAP after cumulative effect of change in accounting principle			482	528	341
Other comprehensive income
Foreign currency translation adjustment			—	(7)	(10)
Investments	(vi	)	8	(3)	—

Comprehensive income under US GAAP			490	518	331

(a)	Comparative information for “Attributable profit as reported under UK GAAP” for 2000 and 1999 has been restated in accordance with our disclosure ‘Application of new accounting standards and changes in accounting policies’ as described on page F-207.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The BHP Billiton Plc Consolidated Statement of Cash Flows has been prepared in accordance with UK accounting standard FRS 1, the objectives and principles of which are similar to those set out in US accounting principle SFAS 95, Statement of Cash Flows. The principle differences between the standards relate to classification of items within the cash flow statement as well as the definition of cash and cash equivalents.

Under SFAS 95, dividends from joint ventures and associates, cash flows from returns on investments and servicing of finance, and tax paid are included in operating activities. In addition capital expenditure and acquisitions and disposals are included as investing activities and proceeds from issuance of shares, increases and decreases in debt and dividends paid are included as financing activities.

Under FRS 1, cash is defined as cash in hand and deposits repayable on demand, less overdrafts repayable on demand. Under SFAS 95, cash is defined as cash in hand and deposits but also includes cash equivalents, which are short term with original maturities of less than 3 months. The statement below shows the adjustments to be made to the UK GAAP cash flow statement to reclassify it to comply with US GAAP.

	2001 US$m	2000 US$m	1999 US$m
Net cash inflow/outflow from operating activities in accordance with UK GAAP	1,369	1,040	795
Dividends from joint ventures and associate undertakings	163	108	117
Returns on investments and servicing of finance	(210)	(143)	(98)
Tax paid	(263)	(140)	(119)

Net cash provided by operating activities in accordance with US GAAP	1,059	865	695

Capital expenditures	(2,048)	(884)	(673)
Acquisition and disposals	(1,491)	(34)	(1,155)
Net (purchase)/sale of investments	(352)	(12)	97

Net cash used in investing activities in accordance with US GAAP	(3,891)	(930)	(1,731)

Proceeds from issuance of ordinary shares	850	(2)	(116)
(Decrease)/increase in interest bearing liabilities	2,157	632	(183)
Equity dividends paid	(277)	(235)	(263)

Net cash provided by financing activities in accordance with US GAAP	2,730	395	(562)

Exchange translation effects	(17)	(4)	(1)

Net (decrease)/increase in cash and cash equivalents in accordance with US GAAP	(119)	326	(1,599)

Cash and cash equivalents at beginning of period	806	480	2,079

Cash and cash equivalents at end of period	687	806	480

At year end cash and cash equivalents is made up of:
Cash at bank and in hand	543	297	202
Money market deposits*	144	509	278

Cash and cash equivalents at end of period	687	806	480

*	Money market deposits with financial institutions have a maturity up to but not more than three months.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Earnings per share (US$ cents)	2001	2000	1999
Earnings per share before cumulative effect of change in accounting principle	21	25	16
Earnings per share after cumulative effect of change in accounting principle	21	25	16

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the estimates of revenue and expenses. Accounting estimates are employed to determine reported amounts, including realisability, useful lives of tangible and intangible assets, income taxes and other areas. Actual results could differ from those estimates.

A summary of the principal differences applicable to the BHP Billiton Plc Group is set out below:

(i)	Business combinations

Both UK and US GAAP require purchase consideration to be allocated to the net assets acquired at their fair value on the date of acquisition, with the difference between the consideration paid and the fair value of the identifiable net assets acquired recognised as goodwill. Under applicable UK GAAP, goodwill and negative goodwill arising on acquisitions subsequent to 1 July 1998 are capitalised and amortised or released to operating profit. Goodwill arising on acquisitions prior to that date remains set off against reserves. On the subsequent disposal or termination of a previously acquired business, the profit or loss on disposal is calculated after charging or crediting the amount of any related goodwill previously taken directly to reserves or the unamortised balance of any goodwill capitalised. Under US GAAP, goodwill, which was previously written off against reserves under UK GAAP is capitalised and amortised over its estimated useful life.

In cases where traded equity securities are exchanged as consideration, UK GAAP requires the fair value of consideration to be determined at the date the transaction is completed, while US GAAP requires the fair value of such consideration to be determined at the date the acquisition is announced. This difference involving purchase consideration gave rise to additional goodwill under US GAAP, which is capitalised and amortised over its estimated useful life.

Additional goodwill also arises under US GAAP due to the recognition of deferred taxation on US GAAP fair value adjustments, which is capitalised and amortised over its estimated useful life.

(ii)	Pensions

Under UK GAAP, the cost of providing pension benefits under defined benefit pension schemes is expensed over the average expected service lives of eligible employees in accordance with the provisions of SSAP 24. SSAP 24 aims to produce an estimate of cost based on long-term actuarial assumptions. Variations from the regular pension cost arising from, for example, experience deficiencies or surpluses, are charged or credited to the profit and loss account over the expected average remaining service lives of current employees in the schemes.

Under US GAAP, the annual pension cost for such schemes comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87, which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

(iii)	Post retirement benefits other than pensions

Prior to 1 July 1998, as permitted under UK GAAP, post retirement benefits other than pensions were accounted for in accordance with local accounting practice in the country where the respective subsidiary operates. Subsequent to that date, these benefits have been accounted for in accordance with the provisions of SSAP 24, which are consistent with the provisions of SFAS 106 for purposes of US GAAP, except for certain specific scenarios such as in accounting for plan amendments.

Under UK GAAP, amendments to post retirement benefits provided are taken into account from the date upon which plan amendments are announced. Under US GAAP, plan amendments are only taken into account from the date upon which the plan amendments become effective.

(iv)	Hedge accounting

Under UK GAAP, a derivative financial instrument qualifies for hedge accounting on the basis of whether or not the instrument is designated as a hedge of an existing exposure or a firm commitment. Under US GAAP, Statement of Financial Accounting Standard 133 (FAS 133) “Accounting for Derivative Instruments and Hedging Activities” has been issued and was adopted by the Company with effect from 1 July 2000. This standard establishes accounting and reporting standards for derivative instruments and for hedging activities. Previously under US GAAP, specific rules governed the application of hedge accounting and generally required the existence of an exposure arising from a firm commitment and the specific matching of the hedge to the hedged item. In the case of instruments, which effectively established minimum prices for designated future production, these instruments were recognised in revenue when the planned production was delivered. Instruments that did not meet these requirements were marked to market with gains and losses being recognised in the profit and loss account.

At the adoption date of FAS 133 on 1 July 2000, none of the Company’s derivatives qualified for hedge accounting and they were thus marked to market, resulting in recognition of the cumulative effect of a change in accounting principle of $5 million, net of tax. As at 28 June 2001, none of the derivatives held by the Company qualify for hedge accounting. They have therefore, been marked to market with the associated gains and losses recognised in the profit and loss account in the current period. In addition, FAS 133 does not permit the hedging of transactions involving a company’s shareholders equity as permitted under UK GAAP and, accordingly, the loss arising on the hedging of the Company’s share issue proceeds, which was recorded directly in reserves under UK GAAP, has been recognised in the profit and loss account under US GAAP.

(v)	Synthetic accounting

An operating subsidiary of the Company whose functional currency is the US dollar, has obtained financing in various foreign currencies. The operating subsidiary entered into forward exchange contracts to fix the exchange rate between the Rand and the foreign currencies. Under UK GAAP, all of the subsidiary’s debt is treated as synthetic Rand debt which at each period end is retranslated to US dollars at the spot rate with the exchange gain or loss being included in the profit and loss account.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Under US GAAP, synthetic accounting would not be permitted. As a result, the foreign currency loans and forward exchange contracts would be accounted for separately. Foreign currency loans would be recorded at the exchange rate in effect on the date of the borrowing with gains and losses arising from exchange rate movements versus the US dollar, taken to the profit and loss account. The forward exchange contracts would be marked to market annually with the resulting gain or loss also taken to the profit and loss account. Whilst over time the aggregate gains and losses recognised in the profit and loss account would be the same as those recognised under UK GAAP, the timing of recognition will vary.

(vi)	Investments

Under UK GAAP, certain investments in marketable securities are classified as exploration assets and carried at cost less provision for permanent impairment. Under US GAAP, such investments are classified as available for sale and marked to market with changes in fair value recognised as a component of comprehensive income. Upon disposal of any such investments, any realised gain or loss upon disposal is transferred from the component of other comprehensive income to income.

(vii)	Start-up costs

UK GAAP allows for certain direct and indirect costs attributable to an operating facility, which are incurred during the construction and pre-commercial production period to be capitalised. Such costs are written off over the estimated useful life of the associated asset. Certain of these costs would not be permitted to be capitalised under US GAAP, and would be expensed as incurred.

(viii)	Shares owned by Billiton Employee Share Ownership Trust

Under UK GAAP, shares in the Company held by the trust to satisfy contingent awards to shares arising from Billiton’s long term share incentive plan are recorded as fixed asset investments. The cost of acquiring shares is recognised in the profit and loss account over the performance period of the awards, based on an assessment of the likelihood of the awards vesting. Under US GAAP, in accordance with FAS 123, “Accounting for Stock Based Compensation” these shares are recorded at cost and reflected as a deduction from shareholders’ equity. In addition, under US GAAP, the fair value of each award made by the Billiton Employee Share Ownership Trust is charged to the profit and loss account over the vesting period of the respective award.

(ix)	Income taxes

Deferred taxation effect of US GAAP adjustments

The application of US GAAP gives rise to a related deferred taxation adjustment due to a different book value being recognised for the related asset or liability under US GAAP as compared to UK GAAP. The major component of this adjustment arises due to the deferred tax effecting of fair value adjustments arising in business combinations under US GAAP.

BHP BILLITON PLC GROUP ANNUAL FINANCIAL STATEMENTS

Unless otherwise indicated, these financial statements are

presented in US dollars and prepared in accordance with UK GAAP

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Secondary tax on companies

Under UK GAAP, the proposed final ordinary dividends are recognised in the financial year to which they relate. In certain countries where the BHP Billiton Plc Group subsidiaries operate, a taxation charge equal to 12.5% of the total dividend declared is payable.

Under US GAAP, such dividends and the related tax charge are not recognised until the period in which they are formally declared.

(x)	Sale of preferential rights

Under UK GAAP the Company recognised as a gain the disposal of a preferential interest in the expansion phase of a joint venture, which is yet to be constructed in which it has a continuing involvement. Under US GAAP, where a company has a continuing involvement in property being disposed of, the gain on sale is recognised via the percentage of completion method, as the asset is constructed.

(xi)	Other

Other consists of other differences between UK GAAP and US GAAP that are considered insignificant to be quantified individually.

Joint Ventures and Joint Arrangements

Under US GAAP, the treatment of all investments classified as joint ventures, are accounted for under the equity method of accounting in accordance with Staff Accounting Bulletin Opinion 18. All joint arrangements are also proportionally accounted for in accordance with Emerging Issues Task Force Opinion (“EITF”) 00-01 Investor Balance Sheet and Income Statement Display under the Equity Method for Investments in Certain Partnerships and Other Ventures.

The BHP Billiton Plc Group’s investment in the Richards Bay Minerals joint venture is comprised of two legal entities Tisand (Pty) Limited and Richards Bay Iron and Titanium (Pty) Limited. Although the BHP Billiton Group owns 51 per cent of Tisand (Pty) Limited, it has not been consolidated under US GAAP in accordance with EITF 96-16 Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights. The substantive participating rights of the minority interests holder in Tisand (Pty) Limited are embodied in the shareholder agreement between the BHP Billiton Plc Group and Rio Tinto which ensures that the Richards Bay Minerals joint venture functions as a single economic entity with the overall profit of the Richards Bay Minerals joint venture shared equally between the venturers. The shareholders agreement also states that the parties agree that they shall as their first priority seek the best interests of the project as an autonomous commercial operation rather than seek to service the individual interests of any of the other parties.

Note 25.    Subsequent Events—Dual Listed Companies (“DLC”) merger

On 29 June 2001, BHP Billiton Plc (previously known as Billiton Plc), a UK listed company, and BHP Billiton Limited (previously known as BHP Limited), an Australian listed company, entered into a Dual Listed Companies (“DLC”) merger. This was effected by contractual arrangements between the companies and amendments to their constitutional documents. Under UK generally accepted accounting principles (“GAAP”), the DLC merger is treated as a business combination because a single economic entity has been formed, even though BHP Billiton Plc and BHP Billiton Limited remain separate legal entities and is accounted for using the merger method of accounting (pooling-of-interests) whereby all periods are presented as though BHP Billiton Plc and BHP Billiton Limited had been combined throughout; this is the basis upon which the statutory financial statements of BHP Billiton Plc were prepared.

Issuer

BHP Billiton Finance (USA) Limited

600 Bourke Street

Melbourne, Victoria 3000

Australia

Guarantors

BHP Billiton Limited 600 Bourke Street Melbourne, Victoria 3000 Australia	BHP Billiton Plc Neathouse Place, Victoria, London SW1V 1BH United Kingdom

Joint Lead Managers

Citigroup Global Markets Inc. 390 Greenwich Street New York, New York 10013 USA	J.P. Morgan Securities Inc. 270 Park Avenue, 8th floor New York, New York 10017 USA

Trustee

Citibank, N.A.

111 Wall Street

14th Floor, Zone 3

New York, New York 10043

USA

Agents

Listing Agent

Dexia Banque Internationale à Luxembourg

69, Route d’Esch

L-2953 Luxembourg

Paying Agents

Dexia Banque Internationale à Luxembourg 69, Route d’Esch L-2953 Luxembourg	Citibank, N.A. 111 Wall Street 14th Floor, Zone 3 New York, New York 10043 USA

Transfer Agents

Dexia Banque Internationale à Luxembourg 69, Route d’Esch L-2953 Luxembourg	Citibank, N.A. 111 Wall Street 14th Floor, Zone 3 New York, New York 10043 USA

Legal Advisers

To the Issuer and Guarantors

Sullivan & Cromwell

101 Collins Street

Melbourne, Victoria 3000

Australia

To the Underwriters

Jones Day
Level 38, Governor Phillip Tower

1 Farrer Place

Sydney, New South Wales 2000

Australia

Auditors of

BHP Billiton Limited	BHP Billiton Plc

PricewaterhouseCoopers 215 Spring Street Melbourne, Victoria 3000 Australia	PricewaterhouseCoopers LLP 1 Embankment Place London WC2N 6RH United Kingdom

KPMG 161 Collins Street Melbourne, Victoria 3000 Australia	KPMG Audit Plc 8 Salisbury Square London EC4Y 8BB United Kingdom

PART II OF FORM F-1

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

Except as set forth below, there is no provision in any contract, arrangement or statute under which any director or officer of the issuer or the BHP Billiton Group is insured or indemnified in any manner against any liability which he may incur in this capacity as such.

Constitution and Articles of Association

BHP Billiton Limited’s Constitution provides that officers of BHP Billiton Limited will be indemnified out of the assets of BHP Billiton Limited, to the relevant extent, against any liability incurred by him in or arising out of the conduct of the business of BHP Billiton Limited, or in or arising out of the discharge of his duties as an officer of the company.

Where BHP Billiton Limited’s Board considers it appropriate, BHP Billiton Limited may execute a documentary indemnity in any form in favor of any of its officers.

Furthermore, where BHP Billiton Limited’s Board considers it appropriate, it may, if not precluded by law from doing so:

•	make payments of amounts by way of premium in respect of any contract effecting insurance on behalf or in respect of an officer of BHP Billiton Limited against any liability incurred by that officer in or arising out of the conduct of the business of BHP Billiton Limited, or in or arising out of the discharge of the duties of the officer; and

•	bind itself in any contract or deed with any officer of BHP Billiton Limited or BHP Billiton Plc, as the case may be, to make the payments.

BHP Billiton Plc’s Articles of Association provide that officers of BHP Billiton Plc will be indemnified, to the extent permitted by law, out of BHP Billiton Plc’s own funds against and/or exempted by BHP Billiton Plc from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported discharge of his duties and/or exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

BHP Billiton Plc may purchase insurance for or for the benefit of officers of BHP Billiton Plc against any liability incurred by the officer in respect of any act or omission in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

Australian Law

Corporations Act of Australia

Section 199A(1) of the Corporations Act 2001 (Commonwealth) (the “Corporations Act”) provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Corporations Act; or

•	a liability that is owed to someone other than the company or a related body corporate that did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•	in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of any duty in relation to the company; or

•	a contravention of the officer’s duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

UK Law

UK law prohibits a company from indemnifying a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding, whether civil or criminal, in which judgement is given in his favor or in which he is acquitted or in certain limited instances where, although he is liable, a court finds that such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court.

UK law permits a company to purchase insurance for the benefit of its directors and officers against any liability in respect of such company.

The relevant provision of the Statutes is Section 310 of the UK Companies Act 1985, as amended. Section 310 provides:

(1)

This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company—

(a)	from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)	from indemnifying any such officer or auditor against any liability incurred by him—

(i)	in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii)	in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

The directors and officers of the issuer, BHP Billiton Plc and BHP Billiton Limited and the duly authorized United States representative of each are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by the BHP Billiton Group.

The form of underwriting agreement filed as an exhibit to the registration statement provides that each underwriter, severally, will indemnify the issuer, BHP Billiton Plc and BHP Billiton Limited, or each of their respective directors, each of their respective officers who signed the registration statement and each person, if any, who controls the issuer, BHP Billiton Plc or BHP Billiton Limited within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against certain civil liabilities.

The issuer, BHP Billiton Plc and BHP Billiton Limited do not have indemnification agreements with PricewaterhouseCoopers and KPMG, the auditors of BHP Billiton Plc and BHP Billiton Limited. BHP Billiton Limited did not have indemnification agreements with Arthur Andersen, its auditors for the 2000 and 2001 fiscal years. Under FRC 602.02.i.i, an accountant who is indemnified against liability by his client cannot be considered independent for the purpose of certifying the financial statements. Any such indemnification agreement would be regarded as against public policy and unenforceable under United States securities laws.

Item 7.    Recent Sales of Unregistered Securities

In the three years preceding the filing of this Registration Statement, BHP Billiton Limited and BHP Billiton Plc have sold the following securities that were not registered under the Securities Act. The following issuances were not subject to the registration requirements of the Securities Act of 1933 because the securities were offered and sold outside the United States in a manner not requiring registration under the Securities Act.

April 2000—

454,000 options were issued under BHP Billiton Limited’s Employee Share Plan. The strike price for these options is A$15.69 (adjusted by A$0.66 as a result of the OneSteel capital reduction and a further A$1.43 as a result of the BHP Steel capital reduction). Bonus shares have accrued on each option. They are not exercisable before April 3, 2003 and are subject to performance hurdles. These options expire on April 2, 2010.

Included in the total above is the issue to Mr. C.W. Goodyear of 350,000 options on April 3, 2000 (A$15.69 strike price). Bonus shares have accrued on each option. They are not exercisable before April 3, 2003 and are subject to performance hurdles. These options expire on April 2, 2010.

September 2000—

181,115,598 new BHP Billiton Plc ordinary shares were issued as part of a placing of 235,000,000 ordinary shares with institutional investors at a price of 265 pence per ordinary share. The principal underwriters were Robert Fleming & Co. Ltd, Kleinwort Benson Ltd and Salomon Brothers International Ltd. The gross proceeds were £622,750,000 and the net proceeds were approximately £599,000,000. The net proceeds were used towards the financing of acquisitions, including the acquisition of Rio Algom Limited and an additional 56% stake in the Worsley alumina refinery and bauxite mine.

November 2000—

1,863,833 Performance Rights were issued under BHP Billiton Limited’s Performance Share Plan. They are not exercisable before July 1, 2003. Each Performance Right constitutes a right to acquire, after adjustment to take account of the bonus issue on July 5, 2001 and the Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfilment of performance conditions.

Included in the total above are issues to the following executives:

•	Mr. C.W. Goodyear was issued with 83,333 Performance Rights on November 1, 2000. They are subject to fulfilment of performance conditions. They are not exercisable before July 1, 2003.

•	Mr. K.C. Adams was issued with 50,000 Performance Rights on November 1, 2000. They are subject to fulfilment of performance conditions. They are not exercisable before July 1, 2003.

•	Mr. J.C. Fast was issued with 43,750 Performance Rights on November 1, 2000. They are subject to fulfilment of performance conditions. They are not exercisable before July 1, 2003.

•	Mr. P.S. Aiken was issued with 55,389 Performance Rights on November 1, 2000. They are subject to fulfilment of performance conditions. They are not exercisable before July 1, 2003.

•	Mr. M.C. Oppenheimer was issued with 20,500 Performance Rights on November 1, 2000. They are subject to fulfilment of performance conditions. They are not exercisable before July 1, 2003.

•	Mr. B.A. Mills was issued with 56,250 Performance Rights on November 1, 2000. They are subject to fulfilment of performance conditions. They are not exercisable before July 1, 2003.

•	Mr. R.W. Kirkby was issued with 40,500 Performance Rights on November 1, 2000. They are subject to fulfilment of performance conditions. They are not exercisable before July 1, 2003.

•	Mr. M.P. Randolph was issued with 33,500 Performance Rights on November 1, 2000. They are subject to fulfilment of performance conditions. They are not exercisable before July 1, 2003.

3,760,000 options were issued under BHP Billiton Limited’s Employee Share Plan. The strike price for these options is A$17.08 (adjusted by A$1.43 as a result of the BHP Steel capital reduction). Bonus shares have accrued on each option. They are not exercisable before July 1, 2003 and are subject to performance hurdles. These options expire on October 31, 2010.

832,500 options were issued under BHP Billiton Limited’s Employee Share Plan. The strike price for these options is A$17.09 (adjusted by A$1.43 as a result of the BHP Steel capital reduction). Bonus shares have accrued on each option. They are not exercisable before July 1, 2003 and are subject to performance hurdles. These options expire on October 31, 2010.

December 2000—

124,500 Performance Rights were issued under BHP Billiton Limited’s Performance Share Plan. They are not exercisable before July 1, 2003. Each Performance Right constitutes a right to acquire, after adjustments to take account of the bonus issue on July 5, 2001, and the Steel Demerger capital reduction, 2.2138 ordinary BHP Billiton Limited shares upon fulfilment of performance conditions.

Mr. C. Lynch was issued with 47,691 Performance Rights on December 18, 2000. 28,000 Performance Rights issued December 18, 2000 are subject to fulfilment of performance conditions (these are included in the total above) and 19,691 (these are not included in the total above) Performance Rights issued December 18, 2000 are subject to completion of service conditions. They are not exercisable before July 1, 2003.

1,121,500 options were issued under BHP Billiton Limited’s Employee Share Plan. The strike price for these options is A$17.99 (adjusted by A$1.43 as a result of the BHP Steel capital reduction). Bonus shares have accrued on each option. They are not exercisable before July 1, 2003 and are subject to performance hurdles. These options expire on December 17, 2010.

507,000 options were issued under BHP Billiton Limited’s Employee Share Plan. The strike price for these options is A$18.00 (adjusted by A$1.43 as a result of the BHP Steel capital reduction). Bonus shares have accrued on each option. They are not exercisable before July 1, 2003 and are subject to performance hurdles. These options expire on December 17, 2010.

October 2001—

385,092 Performance Rights were issued under BHP Billiton Limited’s Performance Share Plan. Each Performance Right constitutes a right to acquire, after adjustments to take account of the Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfilment of performance conditions.

Included in the total above are issues to the following executives:

•	Mr. P.S. Aiken of 123,000 Performance Rights on October 5, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2004.

•	Mr. J.C. Fast was issued with 37,939 Performance Rights on October 5, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2003.

•	Mr. M.C. Oppenheimer was issued with 23,712 Performance Rights on October 5, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2003.

•	Mr. R.W. Kirkby was issued with 23,712 Performance Rights on October 5, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2003.

November 2001—

4,081,400 Performance Rights were issued under BHP Billiton Limited’s Performance Share Plan. Each Performance Right constitutes a right to acquire, after adjustments to take account of the Steel Demerger capital reduction, 1.072 ordinary BHP Billiton Limited shares upon fulfilment of performance conditions. They are not exercisable before October 1, 2004.

Included in the total above are issues to the following executives:

•	Mr. C.W. Goodyear was issued with 127,400 Performance Rights on November 8, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2004.

•	Mr. J.C. Fast was issued with 99,900 Performance Rights on November 8, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2004.

•	Mr. C. Lynch was issued with 102,200 Performance Rights on November 8, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2004.

•	Mr. M.C. Oppenheimer was issued with 76,800 Performance Rights on November 8, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2004.

•	Mr. B.A. Mills was issued with 120,200 Performance Rights on November 8, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2004.

•	Mr. R.W. Kirkby was issued with 76,800 Performance Rights on November 8, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2004.

•	Mr. M.P. Randolph was issued with 76,800 Performance Rights on November 8, 2001. They are subject to fulfilment of performance conditions. They are not exercisable before October 1, 2004.

7,207,000 options were issued under BHP Billiton Limited’s Employee Share Plan. The strike price for these options is A$8.29 (adjusted by A$0.69 as a result of the BHP Steel capital reduction). They are not exercisable before October 1, 2004 and are subject to performance hurdles.

3,772,700 options were issued under BHP Billiton Limited’s Employee Share Plan. The strike price for these options is A$8.30 (adjusted by A$0.69 as a result of the BHP Steel capital reduction). They are not exercisable before October 1, 2004 and are subject to performance hurdles.

July 2002—

148,999,117 BHP Billiton Plc shares were issued to BHP Billiton Plc shareholders to reflect the value distributed to BHP Billiton Limited shareholders as a result of the spin-off of BHP Steel.

November 2002—

11,462,486 Performance Shares were issued on November 12, 2002 under the BHP Billiton Limited (7,495,718 Performance Shares) and BHP Billiton Plc (3,966,768 Performance Shares) Group Incentive Schemes. Each Performance Share is subject to performance conditions and is not exercisable before July 1, 2005. Each Performance Share constitutes a right to acquire one ordinary BHP Billiton Limited share (under the BHP Billiton Limited GIS) or one ordinary BHP Billiton Plc share (under the BHP Billiton Plc GIS) upon fulfillment of performance conditions. The Performance Shares have a zero exercise price.

Included in the total above are issues to the following executives:

•	Mr. P.S. Aiken was issued with 158,118 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme;

•	Mr. J.C. Fast was issued with 115,921 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme;

•	Mr. I.C. Fraser was issued with 108,424 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme;

•	Mr. R.W. Kirkby was issued with 110,391 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme;

•	Mr. M. Kloppers was issued with 119,485 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme;

•	Mr. C. Lynch was issued with 117,117 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme;

•	Mr. B.A. Mills was issued with 141,897 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme;

•	Mr. D. Munro was issued with 147,263 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme;

•	Mr. M.C. Oppenheimer was issued with 103,302 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme;

•	Mr. C. Pointon was issued with 88,239 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme;

•	Mr. M.P. Randolph was issued with 90,436 Performance Shares on November 12, 2002 under BHP Billiton Limited’s Group Incentive Scheme; and

•	Mr. M. Salamon was issued with 193,706 Performance Shares on November 12, 2002 under BHP Billiton Plc’s Group Incentive Scheme.

Item 8.    Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement relating to offering of notes by BHP Billiton Finance (USA) Limited.†

3.1

Constitution of BHP Billiton Limited incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

3.2

Articles of Association of BHP Billiton Plc incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

3.3	Memorandum and Articles of Association of BHP Billiton Finance (USA) Limited.**

4.1	Form of Indenture, among BHP Billiton Finance (USA) Limited, BHP Billiton Plc, BHP Billiton Limited and Citibank, N.A.**

4.2	Form of notes for BHP Billiton Finance (USA) Limited and guarantees relating thereto (included in Exhibit 4.1).**

5.1	Opinion of Sullivan & Cromwell, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of New York law.**

5.2	Opinion of James S. Lyons, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of Australian law.**

5.3	Opinion of Jeremy Thomas, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of English law.**

8.1	Opinion of Sullivan & Cromwell, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of United States taxation.†

8.2	Opinion of Allens Arthur Robinson, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of Australian taxation.**

8.3	Opinion of Linklaters, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of English and European taxation.†

10.1

DLC Merger Implementation Deed, dated March 19, 2001, between BHP Limited and Billiton Plc (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.2

DLC Structure Sharing Agreement, dated June 29, 2001, between BHP Limited and Billiton Plc (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.3

SVC Special Voting Shares Deed, dated June 29, 2001, among BHP Limited, BHP SVC Pty Limited, Billiton Plc, Billiton SVC Limited and The Law Debenture Trust Corporation p.l.c. (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.4

SVC Special Voting Shares Amendment Deed, dated August 13, 2001, among BHP Limited, BHP SVC Pty Limited, Billiton Plc, Billiton SVC Limited and The Law Debenture Trust Corporation p.l.c. (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.5

Deed Poll Guarantee, dated June 29, 2001, of BHP Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

Exhibit Number	Description of Document

10.6

Deed Poll Guarantee, dated June 29, 2001, of Billiton Plc (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.7

Implementation Deed, dated August 26, 2000, between The Broken Hill Proprietary Company Limited and OneSteel Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.8

Terms of Employment, dated November 2, 1998, between The Broken Hill Proprietary Company Limited and Paul M. Anderson (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.9

Letter agreement and terms of employment, dated November 17, 1998, between R. J. McNeilly and The Broken Hill Proprietary Company Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.10

Service Agreement, dated June 29, 2001, between Brian P. Gilbertson and Billiton Services Jersey Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.11

Service Agreement, dated June 29, 2001, between Brian P. Gilbertson and Billiton Plc (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.12

Service Agreement, dated June 29, 2001, between Brian P. Gilbertson and BHP Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.13

Service Agreement, dated July 12, 2001, between Brian P. Gilbertson and Billiton International Services Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.14

Contract of Employment dated March 23, 1999 between The Broken Hill Proprietary Company Limited and Charles W. Goodyear incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

10.15

Secondment Agreement dated December 21, 2001 between BHP Billiton Limited, Charles W. Goodyear and Billiton International Services Limited incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

10.16

Secondment Agreement dated December 21, 2001 between BHP Billiton Limited, Charles W. Goodyear and BHP Billiton Plc incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

10.17

Implementation Deed dated May 10, 2002 between BHP Billiton Limited and BHP Steel Limited incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

12.1	Calculation of ratio of earnings to fixed charges.**

21.1

List of subsidiaries of BHP Billiton Limited, BHP Billiton Plc and BHP Billiton Finance (USA) Limited incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

23.1	Consent of PricewaterhouseCoopers LLP, PricewaterhouseCoopers, KPMG Audit Plc and KPMG.†

23.2	Consent of PricewaterhouseCoopers LLP.†

Exhibit Number	Description of Document

23.3	Consent of Arthur Andersen.*

23.4	Consent of Sullivan & Cromwell, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibits 5.1 and 8.1 above).

23.5	Consent of Allens Arthur Robinson, Australian taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.2 above).**

23.6	Consent of Linklaters, English taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.3).†

23.7	Consent of James S. Lyons, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.2).**

23.8	Consent of Jeremy Thomas, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.3).**

23.9	Consent of PricewaterhouseCoopers LLP.†

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.**

*	Arthur Andersen has not consented to the incorporation by reference of their report in this registration statement, and we have dispensed with the requirement to file their consent in reliance upon rule 437a of the Securities Act of 1933. Because Arthur Andersen has not consented to the incorporation by reference of their report in this registration statement, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.
**	Previously filed.
†	Filed herewith.

Item 9.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 6 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants, of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BHP Billiton Plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia on April 10, 2003.

BHP BILLITON PLC

By:	/S/ NIGEL CHADWICK
Name:	Nigel Chadwick
Title:	Vice President, Corporate Accounting/Controller

Pursuant to the requirements of the Securities Act of 1933, this amendment to BHP Billiton Plc’s registration statement has been signed below by the following persons in the capacities indicated on April 10, 2003.

Signature	Title

* Don R. Argus	Chairman

John Buchanan	Director

* David A. Crawford	Director

* Michael A. Chaney	Director

* David A. Jenkins	Director

Signature	Title

* John M. Schubert	Director

* David C. Brink	Director

* Cornelius A. Herkströter	Director

* Lord Renwick of Clifton	Director

* Miklos Salamon	Director and Senior Minerals Executive

* Charles W. Goodyear	Director and Chief Executive Officer (Principal Executive Officer)

* Christopher J. Lynch	Chief Financial Officer (Principal Financial and Accounting Officer)

* Earl K. Moore	(Authorized Representative in the United States)

*By:	/s/ NIGEL CHADWICK
Nigel Chadwick
Attorney-in -fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BHP Billiton Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia on April 10, 2003.

BHP BILLITON LIMITED

By:	/s/ NIGEL CHADWICK
Name:	Nigel Chadwick
Title:	Vice President, Corporate Accounting/Controller

Pursuant to the requirements of the Securities Act of 1933, this amendment to BHP Billiton Limited’s registration statement has been signed below by the following persons in the capacities indicated on April 10, 2003.

Signature	Title

* Don R. Argus	Chairman

John Buchanan	Director

* David A. Crawford	Director

* Michael A. Chaney	Director

* David A. Jenkins	Director

Signature		Title

* John M. Schubert		Director

* David C. Brink		Director

* Cornelius A. Herkströter		Director

* Lord Renwick of Clifton		Director

* Miklos Salamon		Director and Senior Minerals Executive

* Charles W. Goodyear		Director and Chief Executive Officer (Principal Executive Officer)

* Christopher J. Lynch		Chief Financial Officer (Principal and Financial Accounting Officer)

* Earl K. Moore		(Authorized Representative in the United States)

*By:	/s/ NIGEL CHADWICK Nigel Chadwick Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BHP Billiton Finance (USA) Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia on April 10, 2003.

BHP BILLITON FINANCE (USA) LIMITED

By:	/s/ NIGEL CHADWICK
Name: Title:	Nigel Chadwick Vice President, Corporate Accounting/Controller

Pursuant to the requirements of the Securities Act of 1933, this amendment to BHP Billiton Finance (USA) Limited’s registration statement has been signed below by the following persons in the capacities indicated on April 10, 2003.

Signature		Title

* Christopher J. Lynch		Director (Principal Executive, Financial and Accounting Officer)

Willie Murray		Director

* Trevor Boyle		Director

* Earl K. Moore		(Authorized Representative in the United States)

*By:	/s/ NIGEL CHADWICK Nigel Chadwick Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement relating to offering of notes by BHP Billiton Finance (USA) Limited.†

3.1

Constitution of BHP Billiton Limited incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

3.2

Articles of Association of BHP Billiton Plc incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

3.3	Memorandum and Articles of Association of BHP Billiton Finance (USA) Limited.**

4.1	Form of Indenture, among BHP Billiton Finance (USA) Limited, BHP Billiton Plc, BHP Billiton Limited and Citibank, N.A.**

4.2	Form of notes for BHP Billiton Finance (USA) Limited and guarantees relating thereto (included in Exhibit 4.1).**

5.1	Opinion of Sullivan & Cromwell, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of New York law.**

5.2	Opinion of James S. Lyons, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of Australian law.**

5.3	Opinion of Jeremy Thomas, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of English law.**

8.1	Opinion of Sullivan & Cromwell, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of United States taxation.†

8.2	Opinion of Allens Arthur Robinson, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of Australian taxation.**

8.3	Opinion of Linklaters, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of English and European taxation.†

10.1

DLC Merger Implementation Deed, dated March 19, 2001, between BHP Limited and Billiton Plc (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.2

DLC Structure Sharing Agreement, dated June 29, 2001, between BHP Limited and Billiton Plc (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.3

SVC Special Voting Shares Deed, dated June 29, 2001, among BHP Limited, BHP SVC Pty Limited, Billiton Plc, Billiton SVC Limited and The Law Debenture Trust Corporation p.l.c. (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.4

SVC Special Voting Shares Amendment Deed, dated August 13, 2001, among BHP Limited, BHP SVC Pty Limited, Billiton Plc, Billiton SVC Limited and The Law Debenture Trust Corporation p.l.c. (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.5

Deed Poll Guarantee, dated June 29, 2001, of BHP Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

Exhibit Number	Description of Document

10.6

Deed Poll Guarantee, dated June 29, 2001, of Billiton Plc (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.7

Implementation Deed, dated August 26, 2000, between The Broken Hill Proprietary Company Limited and OneSteel Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.8

Terms of Employment, dated November 2, 1998, between The Broken Hill Proprietary Company Limited and Paul M. Anderson (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.9

Letter agreement and terms of employment, dated November 17, 1998, between R. J. McNeilly and The Broken Hill Proprietary Company Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.10

Service Agreement, dated June 29, 2001, between Brian P. Gilbertson and Billiton Services Jersey Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.11

Service Agreement, dated June 29, 2001, between Brian P. Gilbertson and Billiton Plc (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.12

Service Agreement, dated June 29, 2001, between Brian P. Gilbertson and BHP Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.13

Service Agreement, dated July 12, 2001, between Brian P. Gilbertson and Billiton International Services Limited (incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001 as filed with the Commission on November 19, 2001).**

10.14

Contract of Employment dated March 23, 1999 between The Broken Hill Proprietary Company Limited and Charles W. Goodyear incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

10.15

Secondment Agreement dated December 21, 2001 between BHP Billiton Limited, Charles W. Goodyear and Billiton International Services Limited incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

10.16

Secondment Agreement dated December 21, 2001 between BHP Billiton Limited, Charles W. Goodyear and BHP Billiton Plc incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

10.17

Implementation Deed dated May 10, 2002 between BHP Billiton Limited and BHP Steel Limited incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

12.1	Calculation of ratio of earnings to fixed charges.**

21.1

List of subsidiaries of BHP Billiton Limited, BHP Billiton Plc and BHP Billiton Finance (USA) Limited incorporated by reference to BHP Billiton Limited’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, as filed with the Commission on December 23, 2002.**

Exhibit Number	Description of Document

23.1	Consent of PricewaterhouseCoopers LLP, PricewaterhouseCoopers, KPMG Audit Plc and KPMG.†

23.2	Consent of PricewaterhouseCoopers LLP.†

23.3	Consent of Arthur Andersen.*

23.4	Consent of Sullivan & Cromwell, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibits 5.1** and 8.1 above).

23.5	Consent of Allens Arthur Robinson, Australian taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.2 above).**

23.6	Consent of Linklaters, English taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.3).

23.7	Consent of James S. Lyons, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.2).**

23.8	Consent of Jeremy Thomas, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.3).**

23.9	Consent of PricewaterhouseCoopers LLP.†

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.**

*	Arthur Andersen has not consented to the incorporation by reference of their report in this registration statement, and we have dispensed with the requirement to file their consent in reliance upon rule 437a of the Securities Act of 1933. Because Arthur Andersen has not consented to the incorporation by reference of their report in this registration statement, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.
**	Previously filed.
†	Filed herewith.